Registration No. 333-233637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPG Pace Holdings Corp.

(Exact Name of Registrant as Specified in its Articles of Association)

Cayman Islands	7011	98-1350261
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

301 Commerce St., Suite 3300

Fort Worth, TX 76102

(212) 405-8458

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Jerry Neugebauer

c/o

TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Telephone: (212) 405-8458

Facsimile: (512) 533-6601

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

James R. Griffin, Esq. Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 (214) 746-7779	Douglas Warner, Esq. Christopher Machera, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000	Mark Stevens, Esq. Ken Myers, Esq. Scott Behar, Esq. Nicolas Dumont, Esq. Fenwick & West LLP 902 Broadway, Suite 14 New York, NY 10010 (212) 430-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A-1 common stock to be exchanged in the Pace Domestication(1)	41,752,733	(2)	N/A	$429,218,095.24(3)	$55,985.31(4)
Class A-1 common stock to be issued in the Business Combination	23,712,594	(5)(6)	N/A	$243,409,779.88(7)	$29,501.27(8)
Class A-2 common stock to be issued in the Business Combination	3,000,000	(8)	N/A	$30,795,000(9)(10)	$3,732.35(11)
Warrants to purchase Class A-1 common stock to be issued in the Business Combination	2,444,444	(12)	N/A	$28,111,106(13)	$3,407.07(14)
Aggregate Fee					$92,626.00(15)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)

Prior to the consummation of the transactions described in this proxy statement/prospectus forming part of this registration, the registrant (together with such entity following the Pace Domestication, “Pace”), intends to effect a deregistration of Pace as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2018 Revision), and domestication as a corporation incorporated under the laws of the State of Delaware under Section 388 of the DGCL, pursuant to which Pace’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Pace Domestication”). All securities being registered will be issued by Pace (after the Pace Domestication), the continuing entity following the Pace Domestication.

(2)

Represents the number of shares of Class A-1 common stock (“Class A-1 Shares”), par value $0.0001 per share, of Pace to be issued to holders of Class A ordinary shares, par value $0.0001 per share, of Pace (the “Public Shares”) in the Pace Domestication.

(3)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) $10.28 (the average of the high and low prices of Public Shares as reported on NYSE on October 4, 2019) multiplied by (ii) 41,752,733 Class A-1 Shares to be registered.

(4)

Computed in accordance with Rule 457(f) under the Securities Act to be $55,985.31, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of Class A-1 Shares of $429,218,095.24.

(5)

Represents the estimated maximum number of shares of Class A-1 Shares to be issued to Sellers that are not Business Combination Private Placement Sellers (as defined herein) upon completion of the Business Combination (defined herein), estimated solely for the purpose of calculating the registration fee and assuming that all Sellers (as defined herein) do not make any Cash Elections (as defined herein), and is based on an amount equal to (a) the sum of (i) 490,130 shares of Class A common stock, no par value, of Accel Entertainment, Inc. (“Accel”), (ii) 639,228 shares of Class B common stock, no par value, of Accel, (iii) 314,881 shares of Class C(1) preferred stock, no par value, of Accel, (iv) 637,929 shares of Class C(2) preferred stock, no par value, of Accel, (v) 482,339 shares of Class C(3) preferred stock, no par value, of Accel, (vi) 4,280 shares of Class C(4) preferred stock, no par value, of Accel, (vii) 944,925 shares of Class D preferred stock, no par value, of Accel, (viii) warrants to purchase 91,350 shares of Class C(1) preferred stock, no par value, of Accel, and (ix) options to purchase 148,030 shares of Class A common stock, no par value, of Accel, in each case, outstanding as of June 13, 2019, less (b) the sum of (i) 389,275 shares of Class A common stock, no par value, of Accel, (ii) 639,228 shares of Class B common stock, no par value, of Accel, (iii) 263,628 shares of Class C(1) preferred stock , no par value, of Accel, (iv) 543,806 shares of Class C(2) preferred stock, no par value, of Accel, (v) 362,731 shares of Class C(3) preferred stock, no par value, of Accel, (vi) 2,140 shares of Class C(4) preferred stock, no par value, of Accel, (vii) no shares of Class D preferred stock, no par value, of Accel, (viii) warrants to purchase 75,600 shares of Class C(1) preferred stock, no par value, of Accel and (ix) options to purchase 97,826 shares of Class A common stock, no par value, of Accel, in each case, held by Business Combination Private Placement Sellers as of June 13, 2019 and estimated to be exchanged by Business Combination Private Placement Sellers in connection with the Business Combination Private Placement, pursuant to the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement (each, as defined herein) multiplied by (c) 17.20, the estimated exchange ratio under the Transaction Agreement, equal to (x) $177 divided by (y) the quotient equal to $429,749,274, the balance in the Trust Account as of October 4, 2019, divided by 41,752,733 outstanding Public Shares.

(6)

Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(7)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) $10.28 (the average of the high and low prices of Public Shares as reported on NYSE on October 4, 2019) multiplied by (ii) 23,712,514 Class A-1 Shares to be registered.

(8)

Computed in accordance with Rule 457(f) under the Securities Act to be $29,501.27, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of Class A-1 Shares of $243,409,779.88.

(9)

Represents the estimated maximum number of shares of Class A-2 common stock, par value $0.0001 per share, of Pace (“Class A-2 Shares”) to be issued to Sellers in connection with the Business Combination pursuant to the Transaction Agreement and is equal to 3,000,000 Class A-2 Shares.

(10)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) $10.28 (the average of the high and low prices of Public Shares as reported on NYSE on October 4, 2019) multiplied by (ii) 3,000,000 Class A-2 Shares to be registered.

(11)

Computed in accordance with Rule 457(f) under the Securities Act to be $3,732.35, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of the Class A-2 Shares of $30,795,000.

(12)

Represents the estimated maximum number of warrants of Pace to be issued to Sellers in connection with the Business Combination and is equal to the 2,444,444 New Pace Warrants to be issued pursuant to the Transaction Agreement and the New Pace Warrant Agreement (as defined herein).

(13)

Pursuant to Rule 457(g), the proposed aggregate maximum offering price is the product of (i) $11.50 (the price at which each New Pace Warrant may be exercised) multiplied by (ii) 2,444,444 New Pace Warrants.

(14)

Computed in accordance with Rule 457(f) under the Securities Act to be $3,407.07, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of New Pace Warrants of $28,111,106.

(15)	Of this amount, $92,651.37 was previously paid on September 5, 2019.

EXPLANATORY NOTE

This proxy statement/prospectus relates to a Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019 and as it may be further amended from time to time, the “Transaction Agreement”), by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (together with such entity following the Pace Domestication, “Pace”), each of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”) named as Sellers therein (each a “Seller” and collectively, including those Accel shareholders joined to the Transaction Agreement pursuant to the Drag-Along Agreement (as defined below), the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (each of David W. Ruttenberg and John S. Bakalar in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”). Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

Pace will acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel (together, the “Accel Stock”) held by the Sellers (the “Stock Purchase”);

•

following the closing of the Stock Purchase, Accel will merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Pace (“NewCo”), with NewCo surviving such merger (the “Merger” and, together with the other transactions contemplated by the Transaction Agreement, the “Business Combination”);

•

immediately prior to the Stock Purchase, Pace will domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Pace Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), whereupon (i) each Class A ordinary share of Pace (each, a “Public Share”) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Pace (each, a “Class A-1 Share”), (ii) each Class F ordinary share of Pace (each, a “Founder Share”) shall be converted into one share of Class F common stock, par value $0.0001 per share, of Pace (each, a “Class F Share”) and (iii) the warrants held by TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company and the sponsor of Pace (“Pace Sponsor”) that were issued to Pace Sponsor in a private placement prior to the consummation of Pace’s initial public offering (the “Pace IPO”), each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms (the “Private Placement Warrants”) and the warrants that are included in the units sold in the Pace IPO (the “Public Units”), consisting of one Public Share and one-third of a Public Warrant of Pace, each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms (the “Public Warrants”), in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication;

•

immediately prior to the Stock Purchase and following the Pace Domestication, Pace Sponsor will, pursuant to a letter agreement dated as of June 13, 2019 (as amended on July 22, 2019 and as it may be further amended from time to time, the “Pace Sponsor Support Agreement”), by and among Pace Sponsor, Pace and the Shareholder Representatives, (i) surrender for cancelation 1,250,000 of its Class F Shares and any additional Class F Shares necessary to ensure its aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase), (ii) exchange 2,000,000 Class F Shares for an equal number of shares of Class A-2 common stock, par value $0.0001 per share, of Pace (each, a “Class A-2 Share” and together with the Class A-1 Shares, the “Pace Shares”), which shall be subject to terms set forth in the Restricted Stock Agreement (as defined below), (iii) exchange any remaining Class F Shares (up to 7,800,000) for an equal number of Class A-1 Shares (such cancelations and exchanges by Pace Sponsor referenced in clauses (i) through (iii) above, the “Sponsor Class F Share Exchange”), (iv) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor (the “Sponsor Warrant Cancelation”), and (v) contribute 500,000 Class A-1 Shares to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace

i

Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share) (the “Sponsor Contribution,” and collectively with the Sponsor Class F Share Exchange and the Sponsor Warrant Cancelation, the “Sponsor Transactions”);

•

following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to its members, TPG Pace II Sponsor Successor, LLC (“Pace Sponsor Successor”), TPG Pace Governance, LLC (“Pace Governance”) and Karl Peterson (collectively, the “Pace Sponsor Members”);

•

immediately prior to the Stock Purchase and following the Pace Domestication, the independent directors of Pace will exchange, pursuant to letter agreements, dated June 13, 2019, by and between such directors and Pace (the “Director Letter Agreement”), 200,000 Class F Shares for an equal number of Class A-1 Shares (such exchanges by such Pace directors, the “Director Class F Share Exchange,” and together with the Sponsor Class F Share Exchange, the “Class F Share Exchange”);

•

in connection with the Stock Purchase, each Seller will receive in exchange for their Accel Stock, (a) cash consideration equal to the number of shares of Accel Stock for which such Seller has elected to receive cash, in exchange for their shares of Accel Stock (a “Cash Election”), multiplied by $177 per share (the “Purchase Price”) and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by a per share price (the “Public Share Value”) equal to the aggregate balance of the Trust Account immediately prior to closing of the Stock Purchase and prior to any redemptions of Public Shares divided by the number of then outstanding Public Shares, and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain Sellers, being certain members of management of Accel, have made Cash Elections with respect to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis, pursuant to a key holder support agreement with Pace (the “Key Holder Support Agreement”);

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain other Sellers have made a non-binding Cash Election, pursuant to a holder support agreement (the “Holder Support Agreement”);

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 2,444,444 warrants to acquire Class A-1 Shares (the “New Pace Warrants”), which will be subject to the terms of the warrant agreement (the “New Pace Warrant Agreement”) to be entered into at the closing of the Stock Purchase, by and between Pace and each Seller that will receive New Pace Warrants, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 3,000,000 Class A-2 Shares, which shall have the terms set forth in the Restricted Stock Agreement (as defined below), with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•	holders of Founder Shares have agreed to waive, pursuant to a waiver agreement (the “Waiver Agreement”), any adjustment to the conversion ratio of Founder Shares set forth in Pace’s amended and restated memorandum and articles of association (the “Articles”) resulting from the Investment Private Placement (as described below);

•

Pace will, pursuant to Subscription Agreements (as defined below), with the Investors (as defined below) issue and sell to the Investors, and the Investors will subscribe for and purchase, Class A-1 Shares, as described below;

•

at the closing of the Stock Purchase, Pace, the Pace Sponsor Members and certain other persons, including members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) will be a stockholder of Pace immediately following the Business Combination, (2) either (A) makes a written request to Pace to enter into the Registration Rights Agreement or (B) will, immediately following the Business Combination, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elects to enter into a Registration Rights Agreement (such parties other than Pace, together with each other person who has executed and delivered a joinder to the Registration Rights Agreement, the “Registration Rights Holders”), will enter into a Registration Rights Agreement (the “Registration Rights Agreement”);

•

at the closing of the Stock Purchase, Pace, the Pace Sponsor Members and certain other persons, including Sellers that will receive Class A-2 Shares (such parties other than Pace, the “Restricted Stockholders”), will enter into a Restricted Stock Agreement (the “Restricted Stock Agreement”); and

•	Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement, vote in favor of the Business Combination.

In addition and in connection with the foregoing, Pace entered into a Support Agreement with Accel concurrently upon the execution of the Transaction Agreement (the “Support Agreement”), pursuant to which (i) Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and (ii) Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

In addition, and in connection with the foregoing, each of the Sellers who had duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019 (the “Dragging Shareholders”) being parties to the Drag-Along Agreement, (the “Drag-Along Agreement”) dated as of June 13, 2019, by and among Pace and the Dragging Shareholders, issued a written notice dated July 23, 2019 (including any such further notices as may be delivered in connection with any amendments to the Transaction Agreement, the “Drag-Along Notice”), to Accel and shareholders of Accel that are not Dragging Shareholders (the “Drag-Along Shareholders”). Pursuant to the Drag-Along Notice, the Dragging Shareholders exercised their drag-along rights under and in accordance with the Second Amended and Restated Statement of Designation of Preferred Shares of Accel Entertainment, Inc., dated as of March 7, 2016 (the “Accel Articles”), and in accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

In connection with the foregoing and pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement, Sellers party to either the Key Holder Support Agreement or the Holder Support Agreement, all of whom are “accredited investors” (as defined by Rule 501 of the Regulation D) (the “Business Combination Private Placement Sellers”), will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (the “Business Combination Private Placement”) as well as cash consideration as a result of their Cash Elections, in each case, in an amount calculated pursuant to the

Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

In addition, and in connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace entered into subscription agreements with certain investors (the “Original General Investors”) that are “accredited investors” (as defined by Rule 501 of Regulation D) and a subscription agreement with an affiliate of Pace that is an “accredited investor” (as defined by Rule 501 of Regulation D) (the “Pace Affiliate” and, together with the Original General Investors, the “Original Investors”) (the subscription agreement with the Pace Affiliate together with the subscription agreements with the Original General Investors, the “Original Subscription Agreements”). On August 13, 2019, Pace entered into an additional subscription agreement, on the same terms as the Original Subscription Agreements with the Original General Investors, with an “accredited investor” (as defined by Rule 501 of Regulation D) (such investor, the “Additional Investor,” and together with the Original General Investors, the “General Investors,” and the Additional Investor together with the Original Investors, the “Investors,” and such additional subscription agreement together with the Original Subscription Agreements, the “Subscription Agreements”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million (the “Investment Private Placement”). The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This proxy statement/prospectus serves as:

•

A proxy statement for the extraordinary general meeting of Pace in lieu of the 2019 annual general meeting of Pace being held on [●], 2019, where Pace shareholders will vote on, among other things, proposals to (i) adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination, (ii) change Pace’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, (iii) approve the issuance of the Class A-1 Shares and Class A-2 Shares in connection with the Business Combination and (iv) adopt the amended and restated certificate of incorporation of Pace under the DGCL to be effective upon the consummation of the Business Combination (the “Proposed Charter”);

•	A prospectus for the Class A-1 Shares that holders of Public Shares (the “public shareholders”) will receive in exchange for their Public Shares in the Pace Domestication; and

•	A prospectus for the Class A-1 Shares, Class A-2 Shares and New Pace Warrants that Sellers that are not Business Combination Private Placement Sellers will receive in the Business Combination.

This proxy statement/prospectus does not serve as a prospectus for (1) the Class A-1 Shares, Class A-2 Shares, Class F Shares that the Pace Initial Shareholders will receive in the Business Combination, (2) the Class A-1 Shares, the Class A-2 Shares or the New Pace Warrants that the Business Combination Private Placement Sellers will receive in the Business Combination Private Placement or (3) the Class A-1 Shares that Investors will receive in the Investment Private Placement.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 7, 2019

LETTER TO SHAREHOLDERS OF TPG PACE HOLDINGS CORP.

TPG Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Dear TPG Pace Holdings Corp. Shareholder:

You are cordially invited to attend an extraordinary general meeting of TPG Pace Holdings Corp., a Cayman Islands exempted company (together with such entity following the Pace Domestication, “Pace”) in lieu of the 2019 annual general meeting of Pace, which will be held on [●] at [●] local time at [●] (the “Extraordinary General Meeting”).

On June 13, 2019, Pace, each of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”) named as Sellers therein (each a “Seller” and collectively, including those Accel shareholders joined to the Transaction Agreement pursuant to the Drag-Along Agreement (as defined below), the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (each of David W. Ruttenberg and John S. Bakalar in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”) entered into a Transaction Agreement (as amended on July 22, 2019 and October 3, 2019, and as it may be further amended from time to time, the “Transaction Agreement”). Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•

Pace will acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel (together, the “Accel Stock”) held by the Sellers (the “Stock Purchase”);

•

following the closing of the Stock Purchase, Accel will merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Pace (“NewCo”), with NewCo surviving such merger (the “Merger” and, together with the other transactions contemplated by the Transaction Agreement, the “Business Combination”);

•

immediately prior to the Stock Purchase, Pace will domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Pace Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), whereupon (i) each Class A ordinary share of Pace (each, a “Public Share”) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Pace (each, a “Class A-1 Share”), (ii) each Class F ordinary share of Pace (each, a “Founder Share”) shall be converted into one share of Class F common stock, par value $0.0001 per share, of Pace (each, a “Class F Share”) and (iii) the warrants held by TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company and the sponsor of Pace (“Pace Sponsor”) that were issued to Pace Sponsor in a private placement prior to the consummation of Pace’s initial public offering (the “Pace IPO”), each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms (the “Private Placement Warrants”) and the warrants that are included in the units sold in the Pace IPO (the “Public Units”), consisting of one Public Share and one-third of a Public Warrant of Pace, each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms (such warrants, the “Public Warrants”), in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication;

•	immediately prior to the Stock Purchase and following the Pace Domestication, Pace Sponsor will, pursuant to a letter agreement dated as of June 13, 2019 (as amended on July 22, 2019 and

v

as it may be further amended from time to time, the “Pace Sponsor Support Agreement”) by and among Pace Sponsor, Pace and the Shareholder Representatives, (i) surrender for cancelation 1,250,000 of its Class F Shares and any additional Class F Shares necessary to ensure its aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase), (ii) exchange 2,000,000 Class F Shares for an equal number of shares of Class A-2 common stock, par value $0.0001 per share, of Pace (each, a “Class A-2 Share” and together with the Class A-1 Shares, the “Pace Shares”), which shall be subject to terms set forth in the Restricted Stock Agreement (as defined below), (iii) exchange any remaining Class F Shares (up to 7,800,000) for an equal number of Class A-1 Shares (such cancelations and exchanges by Pace Sponsor referenced in clauses (i) through (iii) above, the “Sponsor Class F Share Exchange”), (iv) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor (the “Sponsor Warrant Cancelation”), and (v) contribute 500,000 Class A-1 Shares to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share) (the “Sponsor Contribution,” and collectively with the Sponsor Class F Share Exchange and the Sponsor Warrant Cancelation, the “Sponsor Transactions”);

•

following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to its members, TPG Pace II Sponsor Successor, LLC (“Pace Sponsor Successor”), TPG Pace Governance, LLC (“Pace Governance”) and Karl Peterson (collectively, the “Pace Sponsor Members”);

•

immediately prior to the Stock Purchase and following the Pace Domestication, the independent directors of Pace will exchange, pursuant to letter agreements, dated June 13, 2019, by and between such directors and Pace (the “Director Letter Agreements”), 200,000 Class F Shares for an equal number of Class A-1 Shares (such exchanges by such Pace directors, the “Director Class F Share Exchange,” and together with the Sponsor Class F Share Exchange, the “Class F Share Exchange”);

•

in connection with the Stock Purchase, each Seller will receive in exchange for their Accel Stock, (a) cash consideration equal to the number of shares of Accel Stock for which such Seller has elected to receive cash, in exchange for their shares of Accel Stock (a “Cash Election”), multiplied by $177 per share (the “Purchase Price”) and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by a per share price (the “Public Share Value”) equal to the aggregate balance of the Trust Account immediately prior to closing of the Stock Purchase and prior to any redemptions of Public Shares divided by the number of then outstanding Public Shares, and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain Sellers, being certain members of management of Accel, have made Cash Elections with respect to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis, pursuant to a key holder support agreement with Pace (the “Key Holder Support Agreement”);

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain other Sellers have made a non-binding Cash Election, pursuant to a holder support agreement (the “Holder Support Agreement”);

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 2,444,444 warrants to acquire Class A-1 Shares (the “New Pace Warrants”), which will be subject to the terms of the warrant agreement (the “New Pace Warrant Agreement”) to be entered into at the closing of the Stock Purchase, by and between Pace and each Seller that will receive New Pace Warrants, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 3,000,000 Class A-2 Shares, which shall have the terms set forth in the Restricted Stock Agreement (as defined below), with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

holders of Founder Shares have agreed to waive, pursuant to a waiver agreement (the “Waiver Agreement”), any adjustment to the conversion ratio of Founder Shares set forth in Pace’s amended and restated memorandum and articles of association (the “Articles”) resulting from the Investment Private Placement (as described below);

•

Pace will, pursuant to Subscription Agreements (as defined below) with the Investors (as defined below) issue and sell to the Investors, and the Investors will subscribe for and purchase, Class A-1 Shares, as described below;

•

at the closing of the Stock Purchase, Pace, the Pace Sponsor Members and certain other persons, including members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) will be a stockholder of Pace immediately following the Business Combination, (2) either (A) makes a written request to Pace to enter into the Registration Rights Agreement or (B) will, immediately following the Business Combination, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elects to enter into a Registration Rights Agreement (such parties other than Pace, the “Registration Rights Holders”), will enter into a Registration Rights Agreement (the “Registration Rights Agreement”);

•

at the closing of the Stock Purchase, Pace, the Pace Sponsor Members and certain other persons, including Sellers that will receive Class A-2 Shares (such parties other than Pace, the “Restricted Stockholders”), will enter into a Restricted Stock Agreement (the “Restricted Stock Agreement”); and

•	Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement, vote in favor of the Business Combination.

In addition and in connection with the foregoing, Pace entered into a Support Agreement with Accel concurrently upon the execution of the Transaction Agreement (the “Support Agreement”), pursuant to which (i) Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and (ii) Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

At the Extraordinary General Meeting, Pace shareholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to adopt the Transaction Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annexes A, A-1 and A-2, and approve the transactions contemplated thereby, including the Business Combination.

In addition, and in connection with the foregoing, each of the Sellers who had duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019 (the “Dragging Shareholders”) being parties to the Drag-Along Agreement, (the “Drag-Along Agreement”) dated as of June 13, 2019, by and among Pace and the Dragging Shareholders, issued a written notice dated July 23, 2019 (including any such further notices as may be delivered in connection with any amendments to the Transaction Agreement, the “Drag-Along Notice”), to

Accel and shareholders of Accel that are not Dragging Shareholders (the “Drag-Along Shareholders”). Pursuant to the Drag-Along Notice, the Dragging Shareholders exercised their drag-along rights under and in accordance with the Second Amended and Restated Statement of Designation of Preferred Shares of Accel Entertainment, Inc., dated as of March 7, 2016 (the “Accel Articles”), and in accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

In connection with the foregoing and pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement, Sellers party to either the Key Holder Support Agreement or the Holder Support Agreement, all of whom are “accredited investors” (as defined by Rule 501 of the Regulation D) (the “Business Combination Private Placement Sellers”), will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (the “Business Combination Private Placement”) as well as cash consideration as a result of their Cash Election, in each case, in an amount calculated pursuant to the Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

In addition, and in connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace entered into subscription agreements with certain investors (the “Original General Investors”) that are “accredited investors” (as defined by Rule 501 of Regulation D) and a subscription agreement with an affiliate of Pace that is an “accredited investor” (as defined by Rule 501 of Regulation D) (the “Pace Affiliate” and, together with the Original General Investors, the “Original Investors”) (the subscription agreement with the Pace Affiliate together with the subscription agreements with the Original General Investors, the “Original Subscription Agreements”). On August 13, 2019, Pace entered into an additional subscription agreement, on the same terms as the Original Subscription Agreements with the Original General Investors, with an “accredited investor” (as defined by Rule 501 of Regulation D) (such investor, the “Additional Investor,” and together with the Original General Investors, the “General Investors,” and the Additional Investor together with the Original Investors, the “Investors,” and such additional subscription agreement together with the Original Subscription Agreements, the “Subscription Agreements”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million (the “Investment Private Placement”). The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In addition to the Business Combination Proposal, Pace shareholders are being asked to (i) to consider and vote upon a proposal to approve by special resolution the change of Pace’s jurisdiction of incorporation (the “Pace Domestication”) by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, to occur immediately prior to the Stock Purchase (the “Domestication Proposal” or “Proposal No. 2”); (ii) consider and vote upon a proposal to approve, for purposes of complying with applicable provisions of New York Stock Exchange

(“NYSE”) Listing Rule 312.03, the issuance of more than 20% of Pace’s issued and outstanding common stock following the Pace Domestication to Accel shareholders in connection with the Business Combination (the “NYSE Proposal” or “Proposal No. 3”), (iii) consider and vote upon a proposal to adopt the amended and restated certificate of incorporation of Pace (the “Proposed Charter”) in the form attached hereto as Annex C, to be effective following the Pace Domestication but immediately prior to the Stock Purchase (the “Charter Proposal” or “Proposal No. 4”), (iv) consider and vote upon by ordinary resolution, on a non-binding advisory basis, separate proposals to approve certain governance provisions in the Proposed Charter that materially affect stockholder rights, which are being separately presented as required by the Securities and Exchange Commission (the “SEC”) (each of which is referred to individually as a “Governance Proposal” and collectively as the “Governance Proposals” or “Proposal No. 5”) and (v) to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Public Shares and Founder Shares (together, the “Pace Ordinary Shares”) represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (B) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (C) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied (the “Adjournment Proposal” or “Proposal No. 6”). The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied.

Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

Pursuant to the Articles, Pace is providing its public shareholders with the opportunity to redeem, upon the consummation of the Business Combination, Public Shares then held by them at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account of Pace that holds the proceeds from the Pace IPO (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Pace to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding Public Shares. Redemptions referred to herein shall take effect as repurchases under the Articles. The per-share amount Pace will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that Pace will pay to the underwriters of the Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of approximately $429,732,943 as of September 30, 2019 the estimated per share redemption price would have been approximately $10.29. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the Public Units sold in the Pace IPO (i.e., in excess of 6,750,000 Public Shares). Pace has no specified maximum redemption threshold under the Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Pace’s public shareholders will reduce the balance the Trust Account, which was approximately $429,732,943 as of September 30, 2019. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under that certain Third Amended and Restated Loan and Security Agreement, dated as of April 10, 2018, among, inter alios, Accel Entertainment Gaming, LLC, as borrower, the financial institutions party thereto as lenders and CIBC Bank USA, as administrative agent, as in effect on the date of the Transaction Agreement and/or as amended in accordance with the terms of the Transaction Agreement (as amended by that certain First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of August 22, 2019, the “Credit Agreement”) at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Public Shares by Pace’s public shareholders, this condition is not met and is not waived, then each of Pace and Accel may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Holders of outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of Pace’s public shareholders exercise their redemption rights with respect to their Public Shares.

Pace Sponsor and the current independent directors of Pace (collectively, including, following the Business Combination, the Pace Sponsor Members, the “Pace Initial Shareholders”), as well as Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any of Pace Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Pace Initial Shareholders own 20% of Pace’s issued and outstanding Pace Ordinary Shares, including all of the Founder Shares. The Pace Initial Shareholders, and the other directors and officers of Pace have agreed to vote any of Pace Ordinary Shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The Articles include a conversion adjustment which provides that the Founder Shares will automatically convert at the time of a business combination into a number of Public Shares one day after the completion of a business combination, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of Pace’s issued and outstanding Pace Ordinary Shares (including those deemed issued in connection with a business combination). However, the Pace Initial Shareholders have agreed to waive such conversion adjustment pursuant to a waiver agreement (the “Waiver Agreement”). Instead, in connection with the Pace Domestication, each Founder Share will be converted into one Class F Share, and, pursuant to the Pace Sponsor Support Agreement and in connection with the Sponsor Transactions, Pace Sponsor will (i) surrender for cancelation or exchange its Class F Shares in the Sponsor Class F Share Exchange, (ii) surrender for cancelation 2,444,444 Private Placement Warrants in the Sponsor Warrant Cancelation and (iii) make the Sponsor Contribution. Following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members. Further, pursuant to the Director Letter Agreements, the independent directors of Pace will exchange their Class F Shares in the Director

x

Class F Share Exchange. Accordingly, the Pace Initial Shareholders will hold approximately 8.96% of the total number of Pace Shares outstanding after the consummation of the Business Combination.

Pace is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Pace’s shareholders at the Extraordinary General Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all Pace shareholders are urged to read carefully this proxy statement/prospectus, including the Annexes and the accompanying financial statements of Pace and Accel, carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors ” beginning on page [61] of this proxy statement/prospectus.

After careful consideration, the board of directors of Pace (the “Pace Board”) has unanimously approved the Transaction Agreement and the transactions contemplated therein, and unanimously recommends that Pace shareholders vote “FOR” each of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals and the Adjournment Proposal. When you consider the Pace Board’s recommendation of these proposals, you should keep in mind that certain Pace directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors” for additional information.

Approval of the Business Combination Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Domestication Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the NYSE Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of the majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Charter Proposal requires (i) a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting and (ii) the Pace Ordinary Shares so voted constitute, upon conversion to Class A-1 Shares in connection with the Pace Domestication but excluding any conversions to be consummated pursuant to the Class F Share Exchange, a majority of outstanding stock entitled to vote thereon. Approval of each of the Governance Proposals requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting.

Your vote is very important. Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to ensure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Transaction Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal are approved at the Extraordinary General Meeting. Each of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal are cross-conditioned on the approval of each other. Each of the Governance Proposals is non-binding and is not conditioned on the approval of any individual Governance Proposal or any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PACE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Pace Board, I would like to thank you for your support of TPG Pace Holdings Corp. and look forward to a successful completion of the Business Combination.

Sincerely,

[●], 2019
David Bonderman
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], 2019, and is expected to be first mailed or otherwise delivered to Pace shareholders on or about [●], 2019.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Pace or Accel. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Pace or Accel since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF TPG PACE HOLDINGS CORP.

IN LIEU OF 2019 ANNUAL GENERAL MEETING OF TPG PACE HOLDINGS CORP.

TO BE HELD [●], 2019

To the Shareholders of TPG Pace Holdings Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of TPG Pace Holdings Corp., a Cayman Islands exempted company (together with such entity following the Pace Domestication, “Pace”) in lieu of the 2019 annual general meeting of Pace , will be held on [●] at [●] at [●] (the “Extraordinary General Meeting”). You are cordially invited to attend the Extraordinary General Meeting to conduct the following items of business:

1.

Business Combination Proposal — To consider and vote upon a proposal to adopt the Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019, and as it may be further amended from time to time, the “Transaction Agreement”), by and among Pace, each of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”) named as Sellers therein (each a “Seller” and collectively, including those Accel shareholders joined to the Transaction Agreement pursuant to the Drag-Along Agreement (as defined below), the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (each of David W. Ruttenberg and John S. Bakalar in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”), a copy of which is attached to this proxy statement/prospectus as Annexes A, A-1 and A-2, and approve the transactions contemplated thereby, including, among other things:

(i)

the acquisition by Pace, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel (together, the “Accel Stock”) held by the Sellers (the “Stock Purchase”);

(ii)

the merger of Accel with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Pace (“NewCo”) following the closing of the Stock Purchase, with NewCo surviving such merger (the “Merger” and, together with the other transactions contemplated by the Transaction Agreement, the “Business Combination”);

(iii)

the consummation of the Pace Domestication (as defined below) immediately prior to the Stock Purchase whereupon: (i) each Class A ordinary share of Pace (each, a “Public Share”) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Pace (each, a “Class A-1 Share”), (ii) each Class F ordinary share of Pace (each, a “Founder Share”) shall be converted into one share of Class F common stock, par value $0.0001 per share, of Pace (each, a “Class F Share”) and (iii) the warrants held by TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company and the sponsor of Pace (“Pace Sponsor”) that were issued to Pace Sponsor in a private placement prior to the consummation of Pace’s initial public offering (the “Pace IPO”), each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms (the “Private Placement Warrants”) and the warrants that are included in the units sold in the Pace IPO (the “Public Units”), consisting of one Public Share and one-third of a Public Warrant of Pace, each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms (such warrants, the “Public Warrants”), in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication;

(iv)

the surrender for cancelation by Pace Sponsor immediately prior to the Stock Purchase and following the Pace Domestication of 1,250,000 of its Class F Shares and any additional Class F Shares necessary to ensure its aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase);

(v)

the exchange by Pace Sponsor immediately prior to the Stock Purchase and following the Pace Domestication of 2,000,000 Class F Shares for an equal number of Class A-2 common stock, par value $0.0001 per share, of Pace (such shares, the “Class A-2 Shares”);

(vi)

the exchange by Pace Sponsor immediately prior to the Stock Purchase and following the Pace Domestication of any remaining Class F Shares (up to 7,800,000) for an equal number of Class A-1 Shares (such cancelations and exchanges by Pace Sponsor in (iv) through (vi), the “Sponsor Class F Share Exchange”);

(vii)

the surrender for cancelation by Pace Sponsor immediately prior to the Stock Purchase and following the Pace Domestication of 2,444,444 Private Placement Warrants held by Pace Sponsor (the “Sponsor Warrant Cancelation”);

(viii)

the contribution by Pace Sponsor immediately prior to the Stock Purchase and following the Pace Domestication of 500,000 Class A-1 Shares to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share) (the “Sponsor Contribution,” and collectively with the Sponsor Class F Share Exchange and the Sponsor Warrant Cancelation, the “Sponsor Transactions”);

(ix)

the distribution by Pace Sponsor, following the Sponsor Transactions but immediately prior to the Stock Purchase, of all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to its members, TPG Pace II Sponsor Successor, LLC (“Pace Sponsor Successor”), TPG Pace Governance, LLC (“Pace Governance”) and Karl Peterson (collectively, the “Pace Sponsor Members”); and

(x)

the exchange by the independent directors of Pace immediately prior to the Stock Purchase and following the Pace Domestication of 200,000 Class F Shares for an equal number of Class A-1 Shares (such exchanges by such Pace directors, the “Director Class F Share Exchange,” and together with the Sponsor Class F Share Exchange, the “Class F Share Exchange”); (the “Business Combination Proposal”) (Proposal No. 1);

2.

Domestication Proposal — To consider and vote upon a proposal to approve by special resolution the change of Pace’s jurisdiction of incorporation (the “Pace Domestication”) by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, to occur immediately prior to the Stock Purchase (the “Domestication Proposal”) (Proposal No. 2);

3.

NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable provisions of New York Stock Exchange (“NYSE”) Listing Rule 312.03, the issuance of more than 20% of Pace’s issued and outstanding common stock following the Pace Domestication to Accel shareholders in connection with the Business Combination (the “NYSE Proposal”) (Proposal No. 3);

4.

Charter Proposal — To consider and vote upon a proposal to adopt the amended and restated certificate of incorporation of Pace (the “Proposed Charter”) in the form attached hereto as Annex C, to be effective following the Pace Domestication and immediately prior to the Stock Purchase (the “Charter Proposal”) (Proposal No. 4);

5.

Governance Proposals — To consider and vote upon, on a non-binding advisory basis, separate proposals to approve certain aspects of the provisions of the Proposed Charter that materially affect stockholder rights, which are being separately presented in accordance with SEC requirements (each of which is referred to individually as a “Governance Proposal” and collectively as the “Governance Proposals”) (Proposal No. 5); and

6.

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Class A ordinary shares, par value $0.0001 per share, of Pace (the “Public Shares”) and Class F ordinary shares, par value $0.0001 per share, of Pace (the “Founder Shares,” and together with the Public Shares, the “Pace Ordinary Shares”) represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (iii) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied (the “Adjournment Proposal”) (Proposal No. 6).

In addition, and in connection with the foregoing, each of the Sellers who had duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019 (the “Dragging Shareholders”) being parties to the Drag-Along Agreement, (the “Drag-Along Agreement”) dated as of June 13, 2019, by and among Pace and the Dragging Shareholders, issued a written notice dated July 23, 2019 (including any such further notices as may be delivered in connection with any amendments to the Transaction Agreement, the “Drag-Along Notice”), to Accel and shareholders of Accel that are not Dragging Shareholders (the “Drag-Along Shareholders”). Pursuant to the Drag-Along Notice, the Dragging Shareholders exercised their drag-along rights under and in accordance with the Second Amended and Restated Statement of Designation of Preferred Shares of Accel Entertainment, Inc., dated as of March 7, 2016 (the “Accel Articles”), and in accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annexes A, A-1 and A-2, a copy of the Transaction Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of Pace and Accel.

The record date for the Extraordinary General Meeting is [●], 2019. Only Pace shareholders of record at the close of business on that date may vote at the Extraordinary General Meeting or any adjournment thereof.

Pace Sponsor and the current independent directors of Pace (collectively, including, following the Business Combination, the Pace Sponsor Members, the “Pace Initial Shareholders”) and the officers and other current directors of Pace have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Pace IPO in favor of the Business Combination. Currently, the Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares, including the issued and outstanding Founder Shares.

Pursuant to its amended and restated memorandum and articles of association (the “Articles”), Pace is providing its public shareholders with the opportunity to redeem, upon the consummation of the Business Combination, Public Shares then held by them at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account of Pace that holds the proceeds from the Pace IPO (the “Trust Account”) as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Pace to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding Public Shares. Redemptions referred to herein shall take effect as repurchases under the Articles. The per-share amount Pace will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $15,750,000 that Pace will pay to the underwriters of the Pace IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of approximately $429,732,943 as of September 30, 2019 the estimated per share redemption price would have been approximately $10.29. Public shareholders may elect to redeem their shares even if they vote for the Business Combination. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the Public Units sold in the Pace IPO (i.e., in excess of 6,750,000 Public Shares). Pace has no specified maximum redemption threshold under the Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Pace’s public shareholders will reduce the balance of the Trust Account, which was approximately $429,732,943 as of September 30, 2019. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the that certain Third Amended and Restated Loan and Security Agreement, dated as of April 10, 2018 (as amended by that certain First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of August 22, 2019), among, inter alios, Accel Entertainment Gaming, LLC, as borrower, the financial institutions party thereto as lenders and CIBC Bank USA, as administrative agent, as in effect on the date of the Transaction Agreement and/or as amended in accordance with the terms of the Transaction Agreement (the “Credit Agreement”) at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Public Shares by Pace’s public shareholders, this condition is not met and is not waived, then each of Pace and Accel may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Holders of outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of Pace’s public shareholders exercise their redemption rights with respect to their Public Shares.

The Pace Initial Shareholders, as well as Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any of Pace Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Pace Initial Shareholders own 20% of Pace’s issued and outstanding Pace Ordinary Shares, including all of the Founder Shares. The Pace Initial Shareholders, and the other directors and officers of Pace have agreed to vote any of Pace Ordinary Shares owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions. The Articles include a conversion adjustment which provides that the Founder Shares will automatically convert at the time of a business combination into a number of Public Shares one day after the completion of a business combination, at a conversion rate that entitles the holders of such Founder Shares to continue to own, in the aggregate, 20% of Pace’s issued and outstanding Pace Ordinary Shares (including those deemed issued in connection with a business combination). However, the Pace Initial Shareholders have agreed to waive such conversion adjustment pursuant to the Waiver Agreement. Instead, in connection with the Pace Domestication, each Founder Share will be converted into one Class F Share, and, pursuant to the letter agreement dated June 13, 2019, by and among Pace, the Pace Sponsor and the Shareholder Representatives (as amended on July 22, 2019 and as it may be further amended from time to time, the “Pace Sponsor Support Agreement”) and in connection with the Sponsor Transactions, Pace Sponsor will (i) surrender for cancelation or exchange its Class F Shares in the Sponsor Class F Share Exchange, (ii) surrender for cancelation 2,444,444 Private Placement Warrants in the Sponsor Warrant Cancelation and (iii) make the Sponsor Contribution. Following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members. Further, pursuant to the Director Letter Agreements, the independent directors of Pace will exchange their Class F Shares in the Director Class F Share Exchange. Accordingly, the Pace Initial Shareholders will hold approximately 8.96% of the total number of Pace Shares outstanding after the consummation of the Business Combination.

In connection with the foregoing and pursuant to the terms of the Transaction Agreement, a key holder support agreement, by and between Pace and certain Sellers who are management of Accel, pursuant to which such Sellers made a Cash Election with respect to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis (the “Key Holder Support Agreement”) and a holder support agreement, by and between certain Sellers and Pace, pursuant to which such Sellers agreed to make a non-binding Cash Election (the “Holder Support Agreement”), Sellers party to either the Key Holder Support Agreement or the Holder Support Agreement, all of whom are “accredited investors” (as defined by Rule 501 of the Regulation D) (the “Business Combination Private Placement Sellers”), will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (the “Business Combination Private Placement”) as well as cash consideration as a result of their Cash Election, in each case, in an amount calculated pursuant to the Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

In addition, and in connection with the foregoing and concurrently with the execution of the Transaction Agreement, Pace entered into subscription agreements with certain investors (the “Original General Investors”) that are “accredited investors” (as defined by Rule 501 of Regulation D) and a subscription agreement with an affiliate of Pace that is an “accredited investor” (as defined by Rule 501 of Regulation D) (the “Pace Affiliate” and, together with the Original General Investors, the “Original Investors”) (the subscription agreement with the Pace Affiliate together with the subscription agreements with the Original General Investors, the “Original Subscription Agreements”). On August 13, 2019, Pace entered into an additional subscription agreement, on the same terms as the Original Subscription Agreements with the Original General Investors, with an “accredited investor” (as defined by Rule 501 of Regulation D) (the “Additional Investor,” and together with the Original General Investors, the “General Investors,” and the Additional Investor together with the Original Investors, the “Investors”). Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million (the “Investment Private Placement”). The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Each of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal are cross-conditioned on the approval of each other. Each of the Governance Proposals is non-binding and is not conditioned on the approval of the Charter Proposal or any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Approval of the Business Combination Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Domestication Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the NYSE Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of the majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Charter Proposal requires (i) a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting and (ii) the Pace Ordinary Shares so voted constitute, upon conversion to Class A-1 Shares in connection with the Pace Domestication but excluding any conversions to be consummated pursuant to the Class F Share Exchange, a majority of outstanding stock entitled to vote thereon. Approval of each of the Governance Proposals requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. The Pace Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

David Bonderman
Chairman of the Board of Directors

Fort Worth, Texas
[●], 2019

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“Accel” means Accel Entertainment, Inc., an Illinois corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

“Accel Articles” means the Second Amended and Restated Statement of Designation of Preferred Shares of Accel Entertainment, Inc., dated as of March 7, 2016.

“Accel Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Accel and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Accel to consummate the transactions contemplated by the Transaction Agreement; provided, that, in no event shall any of the following constitute an Accel Material Adverse Effect: (i) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where Accel and its subsidiaries operate or worldwide capital markets; (ii) any occurrence, condition, change, development, event or effect that affects the industries in which Accel and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (iii) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (iv) any change in applicable law, or the interpretation or enforcement policy thereof after the date of the Transaction Agreement; (v) any change in accounting requirements or principles imposed upon Accel or its subsidiaries or their respective businesses after the date of the Transaction Agreement; (vi) the announcement or pendency of the transactions contemplated by the Transaction Agreement; and (vii) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that the exceptions in clauses (i) through (iv) shall only apply to the extent that Accel and/or its subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Accel and its subsidiaries operate.

“Accel Shareholders Agreement” means the Shareholders Agreement, dated as of March 9, 2016, by and between Accel and the Shareholders named therein.

“Accel Stock” means the common stock and preferred stock of Accel.

“Additional Investor” means that certain investor that is an accredited investor (as defined by Rule 501 of Regulation D) and party to the additional subscription agreement, dated as of August 13, by and between Pace and such investor.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Articles” means the amended and restated memorandum and articles of association of Pace, effective June 27, 2017.

“ASC” means Accounting Standards Codification.

“Business Combination” means all of the transactions contemplated by the Transaction Agreement, including among other things: (i) the Stock Purchase; (ii) the Merger; (iii) the Pace Domestication, (iv) the Sponsor Transactions; (v) the distribution by Pace Sponsor of all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members and (vi) the Director Class F Share Exchange.

“Business Combination Private Placement” means the private placement of Class A-1 Shares and Class A-2 Shares with Business Combination Private Placement Sellers pursuant to Section 4(a)(2) of the Securities Act, pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement.

“Business Combination Private Placement Sellers” means those Sellers that are party to the Key Holder Support Agreement or the Holder Support Agreement, all of whom are “accredited investors” (as defined by Rule 501 of Regulation D).

“CAGR” means compounded annual growth rates.

“Cash Election” means an election by a Seller to receive, in exchange for its shares of Accel Stock, cash in lieu of Class A-1 Shares pursuant to the terms of the Transaction Agreement.

“Cash Election Agreement” means that certain Cash Election Agreement to be mailed or transmitted to record holders of Accel Stock, pursuant to which such holders of record of Accel stock make a Cash Election.

“Cayman Pace” means TPG Pace Holdings Corp., a Cayman Islands exempted company.

“Charter Filing” means the filing of the Proposed Charter with the Secretary of State of the State of Delaware.

“Clairvest” means Clairvest Group, Inc.

“Clairvest Investors” means collectively Clairvest Equity Partners V Limited Partnership, an Ontario limited partnership, Clairvest Equity Partners V-A Limited Partnership, an Ontario limited partnership, and CEP V Co-Investment Limited Partnership, a Manitoba limited partnership.

“Clairvest Litigation” means the lawsuit relating to the Business Combination, filed by the Clairvest Plaintiffs on July 16, 2019 in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, naming Accel, Jeffrey C. Rubenstein, Andrew Rubenstein, Gordon Rubenstein and David W. Ruttenberg, as defendants, and voluntarily dismissed without prejudice on August 20, 2019.

“Clairvest Plaintiffs” means Clairvest Equity Partners V Limited Partnership, acting through its general partner Clairvest GP Manageco Inc., Clairvest Equity Partners V-A Limited Partnership, and CEP V Co- Investment Limited Partnership, through their general partner Clairvest General Partner V L.P., through its general partner Clairvest GP (GPLP) Inc.

“Class A-1 Shares” means the shares of Class A-1 common stock, par value $0.0001 per share, of Pace.

“Class A-2 Shares” means the shares of Class A-2 common stock, par value $0.0001 per share, of Pace.

“Class F Shares” means the shares of Class F common stock, par value $0.0001 per share, of Pace.

“Class F Share Exchange” means the Sponsor Class F Share Exchange and the Director Class F Share Exchange.

“Common Stock” means the Class A-1 Shares, the Class A-2 Shares and the Class F Shares.

“Company Alternative Transaction” means any potential acquisition (whether by purchase of stock or assets or otherwise) of equity interests in Accel or its subsidiaries or of all or any material portion of the assets of Accel or its subsidiaries or any other transaction involving a change in ownership, or a debt or equity financing of Accel with any person (other than Pace, its subsidiaries and their respective representatives).

“Continental Warrant Agreement” means that certain Warrant Agreement, by and between Pace and Continental Stock Transfer & Trust Company, as warrant agent, dated as of June 27, 2017.

“Court of Chancery” means the court of chancery in the State of Delaware.

“Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of April 10, 2018 (as amended by that certain First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of August 22, 2019), among, inter alios, Accel Entertainment Gaming, LLC, as borrower, the financial institutions party thereto as lenders and CIBC Bank USA, as administrative agent, as in effect on the date of the Transaction Agreement and/or as amended in accordance with the terms of the Transaction Agreement.

“Deferred Discount” means the deferred discount of 3.50% of the gross proceeds of the Pace IPO, or $15,750,000, that Pace is committed to pay to the underwriters upon the completion of an initial business combination.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Class F Share Exchange” means the exchange by the independent directors of Pace, pursuant to the Director Letter Agreements, of an aggregate of 200,000 Class F Shares owned by such directors for an equal number Class A-1 Shares following the Pace Domestication but prior to the effectiveness of the Stock Purchase.

“Director Letter Agreements” means those certain Director Letter Agreements dated June 13, 2019, by and between Pace and each of the independent directors of Pace pursuant to which such directors agree that, following the Pace Domestication but prior to the effectiveness of the Stock Purchase, 200,000 Class F Shares owned by such directors shall be exchanged for an equal number Class A-1 Shares; and substantially in the form attached hereto as Annex H.

“Drag-Along Agreement” means that certain Drag-Along Agreement dated June 13, 2019, by and between the Dragging Shareholders and Pace, pursuant to which each Dragging Shareholder has agreed to exercise their drag-along rights pursuant to and in accordance with the Accel Articles and the Accel Shareholders Agreement, in a manner so as to facilitate consummation of the transactions contemplated by the Transaction Agreement.

“Drag-Along Notice” means the written notice dated July 23, 2019 together with any further notices as may be delivered in connection with any amendments to the Transaction Agreement, issued by the Dragging Shareholders to Accel and the Drag-Along Shareholder in connection with the Drag-Along Agreement and pursuant to the Accel Articles.

“Drag-Along Shareholders” means the shareholders of Accel that are not Dragging Shareholders.

“Dragging Shareholders” means each of the Sellers who had duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019, being parties to the Drag-Along Agreement.

“Excess Shares” means the Public Shares held in excess of 15% of the total Public Shares issued as part of the Public Units sold in the Pace IPO which any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, is restricted from seeking redemption rights with respect to.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Extraordinary General Meeting” means the extraordinary general meeting of Pace in lieu of the 2019 annual general meeting of Pace that is the subject of this proxy statement/prospectus.

“F Reorganization” means a “reorganization” within the meaning of section 368(a)(1)(F) of the U.S. Tax Code.

“FATCA” means The Foreign Account Tax Compliance Act, as reflected in Sections 1471 through 1474 of the U.S. Tax Code.

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Shares” means the Class F ordinary shares, par value $0.0001 per share, of Pace.

“FTC” means the U.S. Federal Trade Commission.

“General Investors” means the Original General Investors and the Additional Investor.

“hold-per-day” means post-acquisition net video gaming revenue per VGT per day.

“Holder Support Agreement” means that certain agreement dated June 13, 2019, by and between certain Sellers and Pace, pursuant to which such Sellers agreed to make a non-binding Cash Election; and attached hereto as Annex L.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IGB” means the State of Illinois Gaming Board.

“IL Operating Subsidiary” means Accel Entertainment Gaming, LLC, an Illinois limited liability company formed in 2009 for the purposes of providing video gaming services in Illinois.

“Illinois Gaming Act” means the Illinois Video Gaming Act and amendments thereto enacted by the Illinois state legislature.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Private Placement” means the private placement of 4,696,675 Class A-1 Shares with the Investors pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, for a purchase price of $10.22 per share or gross proceeds to Pace in an aggregate amount of approximately $48 million, pursuant to the Subscription Agreements.

“Investors” means the General Investors and the Pace Affiliate.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Holder Support Agreement” means that certain Key Holder Support Agreement, dated June 13, 2019, by and between Pace and certain Sellers pursuant to which such Sellers agreed to restrict the amount of Accel Stock for which they elect to receive cash (a “Cash Election”) to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis; and attached hereto as Annex K.

“KPMG” means KPMG LLP, an independent registered public accounting firm.

“licensed establishments” means, collectively, authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.

“Merger” means the merger of Accel with and into NewCo following the closing of the Stock Purchase, with NewCo surviving such merger.

“Morrow” means Morrow Sodali LLC, proxy solicitor to Pace.

“New Continental Warrant Agreement” means the warrant agreement to be entered into at the closing of the Stock Purchase, by and between Pace and Continental Stock Transfer & Trust Company as warrant agent, substantially in the form attached as Annex J.

“New Pace Warrants” means the 2,444,444 newly issued warrants of Pace, issued pursuant to the New Pace Warrant Agreement, each of which entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per Class A-1 Share in accordance with its terms.

“New Pace Warrant Agreement” means that certain Warrant Agreement to be entered into at the closing of the Stock Purchase, by and between Pace and Sellers who will receive New Pace Warrants pursuant to which 2,444,444 New Pace Warrants will be issued; and substantially in the form attached hereto as Annex I.

“NewCo” means New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Pace.

“NYSE” means the New York Stock Exchange.

“Original General Investors” means those certain investors, other than Pace Affiliate, that are accredited investors (as defined by Rule 501 of Regulation D) and party to the Original Subscription Agreements.

“Original Investors” means the Original General Investors and Pace Affiliate.

“Original Subscription Agreements” means those certain Subscription Agreements dated as of June 13, 2019 entered into by and between Pace and the Original Investors, pursuant to which such Investors agree to subscribe for and purchase, and Pace agrees to issue and sell to the Investor, on the terms and subject to the conditions and limitations set forth therein, Class A-1 Shares; and attached hereto as Annexes N and O.

“PA Board” means the Pennsylvania Gaming Control Board.

“Pace” means prior to the Pace Domestication, Cayman Pace and following the Pace Domestication, Pace Delaware.

“Pace Affiliate” means the affiliate of Pace who is party to a Subscription Agreement.

“Pace Board” means the board of directors of Pace.

“Pace Delaware” means the post-domestication corporation of Cayman Pace after Cayman Pace changes its jurisdiction of incorporation from the Cayman Islands to Delaware through the Pace Domestication.

“Pace Delaware Warrants” means the warrants to purchase Class A-1 Shares of Pace Delaware.

“Pace Domestication” means the intended deregistration of Pace as an exempted company in the Cayman Islands under the Cayman Islands Companies Law (2018 Revision), and domestication as a corporation incorporated under the laws of the State of Delaware under Section 388 of the DGCL, pursuant to which Pace’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.

“Pace Governance” means TPG Pace Governance, LLC, a Cayman Islands limited liability company and an affiliate of TPG.

“Pace Initial Shareholders” means Pace Sponsor, including, following the Business Combination, the Pace Sponsor Members, and Mr. Chad Leat, Miss Kathleen Philips, Mr. Robert Suss, Mr. Paul Walsh and Mr. Kneeland Youngblood, Pace’s independent directors.

“Pace IPO” means Pace’s initial public offering, consummated on June 30, 2017, through the sale of 45,000,000 Public Units (including 5,000,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Public Unit.

“Pace Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Pace and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Pace to consummate the transactions contemplated by the Transaction Agreement; provided, that, in no event shall any of the following constitute a Pace Material Adverse Effect: (i) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (ii) any occurrence, condition, change, development, event or effect that affects the industries in which Pace and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (iv) any change in applicable law, or the interpretation thereof; (v) any change in accounting requirements or principles imposed upon Pace, its subsidiaries or their respective businesses after the date of the Transaction Agreement; (vi) the announcement or pendency of the transactions contemplated by the Transaction Agreement; and (vii) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that, the exceptions in clauses (i) through (iv) shall only apply to the extent that Pace and/or its subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Pace and its subsidiaries operate.

“Pace Ordinary Shares” means the Public Shares and the Founder Shares.

“Pace Shares” means the Class A-1 Shares and Class A-2 Shares.

“Pace Sponsor” means TPG Pace II Sponsor, LLC, a Cayman Islands exempted company and an affiliate of TPG.

“Pace Sponsor Indemnified Parties” means Pace Sponsor and each of its directors, officers, managers, employees, affiliates, equityholders, agents, attorneys, representatives, successors and assigns, which Surviving NewCo has agreed to hold harmless from and against, and to pay the amount of, any and all losses based upon, attributable to or resulting from any actual or threatened action brought by any shareholder of Accel, or any of their respective directors, officers, managers, employees, affiliates, equityholders, agents, attorneys, representatives, successors and assigns in connection with any of the transactions contemplated by the Transaction Agreement.

“Pace Sponsor Members” means Pace Governance, Pace Sponsor Successor and Karl Peterson.

“Pace Sponsor Successor” means TPG Pace II Sponsor Successor, LLC, a Delaware limited liability company and a continuation of the Pace Sponsor.

“Pace Sponsor Support Agreement” means the letter agreement dated June 13, 2019 (as amended on July 22, 2019 and as it may be further amended from time to time), by and among Pace, the Pace Sponsor and the

Shareholder Representatives, pursuant to which Pace Sponsor will (i) surrender for cancelation 1,250,000 of its Class F Shares and any additional Class F Shares necessary to ensure its aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase), (ii) exchange 2,000,000 Class F Shares for an equal number of Class A-2 Shares which shall be subject to terms set forth in the Restricted Stock Agreement, (iii) exchange any remaining Class F Shares (up to 7,800,000) for an equal number of Class A-1 Shares, (iv) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor, (v) contribute 500,000 Class A-1 Shares to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share) and (vi) vote in favor of the Business Combination; and attached hereto as Annexes E and E-1.

“Pace Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

“Pennsylvania Gaming Act” means the Pennsylvania Race Horse Development and Gaming Act and amendments thereto enacted by the Pennsylvania legislature.

“Permitted Investments” means investments of certain of the net proceeds from the Pace IPO and the sale of the Private Placement Warrants held in the Trust Account in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the U.S. Tax Code.

“Preferred Stock” means the preferred stock, par value of $0.0001 per share, of Pace.

“Preferred Stock Designation” means any resolution or resolution adopted by the Pace Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation.

“Private Placement Warrants” means the warrants held by Pace Sponsor that were issued to Pace Sponsor in a private placement prior to the consummation of the Pace IPO, each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms.

“Proposed Charter” means the amended and restated certificate of incorporation of Pace under the DGCL that, assuming the Charter Proposal is approved and the Business Combination is to be consummated, will replace the Articles upon the consummation of the Business Combination; and attached hereto as Annex C.

“Public Securities” means the Public Shares and Public Warrants.

“Public Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pace.

“Public Share Value” means a per share price equal to the aggregate balance of the Trust Account immediately prior to closing of the Stock Purchase and prior to any redemptions of Public Shares divided by the number of then outstanding Public Shares.

“public shareholders” means holders of Public Shares, including the Pace Initial Shareholders and Pace’s other officers and directors to the extent they hold Public Shares or, following the Pace Domestication, Class A-1

Shares, as applicable, provided, that the Pace Initial Shareholders and Pace’s other officers and directors will be considered a “public shareholder” only with respect to any Public Shares or Class A-1 Shares (as applicable) held by them.

“Public Units” means one Public Share and one-third of a Public Warrant of Pace sold in the Pace IPO.

“Public Warrants” means the warrants included in the Public Units, each of which is exercisable for one Public Share at an exercise price of $11.50 per Public Share, in accordance with its terms.

“Purchase Price” means $177 per share.

“QEF Election” means a U.S. Holder’s timely and effective election to treat Pace as a “qualified electing fund” under Section 1295 of the U.S. Tax Code for the taxable year that is the first year of the U.S. Holder’s holding period of Public Securities during which Pace qualified as a PFIC.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into at the closing of the Stock Purchase, by and among Pace and the Registration Rights Holders; and in substantially the form attached hereto as Annex M.

“Registration Rights Holders” means the Pace Sponsor Members, certain founders of Accel, certain members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) will be a stockholder of Pace immediately following the Business Combination, (2) either (A) makes a written request to Pace to enter into the Registration Rights Agreement or (B) will, immediately following the Business Combination, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elects to enter into the Registration Rights Agreement.

“Related Agreements” means, collectively, the Drag-Along Agreement, the Pace Sponsor Support Agreement, the Restricted Stock Agreement, the Waiver Agreement, the Director Letter Agreements, the Subscription Agreements, the New Pace Warrant Agreement, the Key Holder Support Agreement, the Holder Support Agreements, the Registration Rights Agreement, the Cash Election Agreements and the Support Agreement.

“Restricted Stockholders” means the Pace Sponsor Members and certain holders of Accel Stock, including Sellers who will receive Class A-2 Shares, as named in the Restricted Stock Agreement.

“Restricted Stock Agreement” means that certain Restricted Stock Agreement to be entered into at the closing of the Stock Purchase, by and between Pace and the Restricted Stockholders setting forth, among other things, the terms governing the exchange of the Class A-2 Shares for Class A-1 Shares by the Restricted Stockholders; and in substantially the form attached hereto as Annex F.

“Rubenstein Family” means Mr. Andrew Rubenstein, together with his brother, Mr. Gordon Rubenstein and their father, Mr. Jeffrey Rubenstein.

“Rule 144” means Rule 144 of the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Request” means a request for additional information or documentary material issued by the Antitrust Division or the FTC, which will extend the initial waiting period under the HSR Act until 30 days after each of the parties has substantially complied with the Second Request.

“Section 203” means Section 203 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” means the shareholders of Accel named as Sellers in the Transaction Agreement, including those Sellers joined as parties to the Transaction Agreement pursuant to executed and delivered joinders to the Transaction Agreement.

“Shareholder Representatives” means David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), each in their capacity as a “Shareholder Representative”.

“Sponsor Class F Share Exchange” means, collectively: (i) the surrender for cancelation by Pace Sponsor of 1,250,000 of its Class F Shares and any additional Class F Shares necessary to ensure its aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase), (ii) the exchange by Pace Sponsor of 2,000,000 Class F Shares for an equal number of Class A-2 Shares, in each case pursuant to the Pace Sponsor Support Agreement and (iii) the exchange by Pace Sponsor of any remaining Class F Shares (up to 7,800,000) for an equal number of Class A-1 Shares.

“Sponsor Contribution” means the contribution by Pace Sponsor, pursuant to the Pace Sponsor Support Agreement, of 500,000 Class A-1 Shares to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share);

“Sponsor Warrant Cancelation” means the surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor pursuant to the Pace Sponsor Support Agreement.

“Sponsor Transactions” means the Sponsor Class F Share Exchange, the Sponsor Warrant Cancelation and the Sponsor Contribution.

“Sponsor Letter Agreement” means the letter agreement, dated as of June 27, 2017, by and between Pace Sponsor, Pace directors and officers and Pace.

“Stock Purchase” means the acquisition by Pace, directly or indirectly, all of the issued and outstanding shares of Accel Stock held by the Sellers.

“Subject Securities” means Accel Stock and any security convertible or exchangeable into Accel Stock.

“Subscription Agreements” means the Original Subscription Agreements and the additional subscription agreement dated August 13, 2019, by and between Pace and the Additional Investor.

“Support Agreement” means the support agreement, dated as of June 13, 2019, by and between Pace and Accel, pursuant to which Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein and Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement and attached hereto as Annex P.

“Surviving NewCo” means NewCo, in its capacity as surviving company of the Merger.

“Termination Date” means November 30, 2019.

“TPG” means TPG Global, LLC and its affiliates.

“Transaction Agreement” means that certain Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019 and as it may be further amended from time to time), by and among Pace, each of the Sellers and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), each in their capacity as a Shareholder Representative, which is attached hereto as Annexes A, A-1 and A-2.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of Pace that holds the proceeds from the Pace IPO.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S. Holder” means a beneficial owner of the Public Securities who or that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the U.S. Tax Code) have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“VGTs” means Video Gaming Terminals.

“Waiver Agreement” means that certain Waiver Agreement, dated as of June 13, 2019, by and among Pace and the Pace Initial Shareholders, pursuant to which holders of the Founder Shares waive any adjustment to the conversion ratio of Founder Shares set forth in the Articles and in substantially the form attached hereto as Annex G.

“Weil” means Weil, Gotshal & Manges LLP, counsel to Pace.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Extraordinary General Meeting and the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Pace shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held on [●], 2019 at [●] local time at [●].

Q:	Why am I receiving this proxy statement/prospectus?

A:

Pace shareholders are being asked to consider and vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, among other proposals. Pace has entered into the Transaction Agreement, providing for, among other things: (i) the Stock Purchase; (ii) the Merger; (iii) the Pace Domestication, (iv) the Sponsor Transactions; (v) the distribution by Pace Sponsor, following the Sponsor Transactions but immediately prior to the Stock Purchase, of all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members and (vi) the Director Class F Share Exchange. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annexes A, A-1 and A-2.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Extraordinary General Meeting?

A:	The Extraordinary General Meeting will be held on [●], 2019 at [●] local time at [●].

Q:	What are the specific proposals on which I am being asked to vote at the Extraordinary General Meeting?

A:	Pace shareholders are being asked to approve the following proposals:

1.

Business Combination Proposal — To consider and vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1);

2.	Domestication Proposal — To consider and vote upon a proposal to approve by special resolution the Pace Domestication, to occur immediately prior to the Stock Purchase (Proposal No. 2)

3.

NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable provisions of NYSE Listing Rule 312.03, the issuance of more than 20% of Pace’s issued and outstanding common stock following the Pace Domestication to Accel shareholders in connection with the Business Combination (Proposal No. 3);

4.

Charter Proposal — To consider and vote upon a proposal to adopt the Proposed Charter, to be effective following the Pace Domestication and immediately prior to the Stock Purchase (the “Charter Proposal”) (Proposal No. 4);

5.

Governance Proposals — To consider and vote upon, on a non-binding advisory basis, separate proposals to approve certain aspects of the provisions of the Proposed Charter that materially affect stockholder rights, which are being separately presented in accordance with SEC requirements (Proposal No. 5); and

6.

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (iii) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied (Proposal No. 6).

Q:	Are the proposals conditioned on one another?

A:

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal. Each of the Governance Proposals is non-binding and is not conditioned on the approval of the Charter Proposal or any other proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal does not receive the requisite vote for approval, then Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination and fails to complete an initial business combination by December 31, 2019, Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such Trust Account to its public shareholders.

Q:	Why is Pace proposing the Business Combination?

A:

Pace is a blank check company incorporated as a Cayman Islands exempted company on February 14, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. Pace’s acquisition plan is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that it is not, under the Articles, permitted to effect a business combination with a blank check company or a similar type of company with nominal operations.

Pace has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. These criteria and guidelines include, among others: attractive risk-adjusted equity returns for Pace shareholders; significant embedded and/or underexploited expansion opportunities; unrecognized value or other characteristics that Pace believes have been misevaluated by the marketplace; and being at an inflection point, such as requiring additional management expertise, innovation and development of new products or services or where Pace believes it can drive improved financial performance and where an acquisition may help facilitate growth. Based on its due diligence investigations of Accel and the industry in which it operates, including the financial and other information provided by Accel in the course of negotiations, Pace believes that Accel meets the criteria and guidelines listed above. Please see the section entitled “The Business Combination — The Pace Board’s Reasons for the Business Combination” for additional information.

Q:	Why is Pace providing shareholders with the opportunity to vote on the Business Combination?

A:

Under the Articles, Pace must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Pace has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Pace is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their Public Shares in connection with the consummation of the Business Combination. The approval of the Business Combination, the Pace Domestication and the adoption of the Proposed Charter is required under the Articles and under Cayman Islands law, and the approval of the issuance of Pace Shares in connection with the Business Combination is required under the rules and regulations of the NYSE. In addition, such approvals are also conditions to the closing of the Stock Purchase under the Transaction Agreement.

Q:	What revenues and profits/losses has Accel generated in the last two years?

A:

For the fiscal years ended December 31, 2018 and December 31, 2017, Accel had total net revenue of $331,992,692 and $248,434,919, and net income of $10,802,664 and $8,310,721, respectively. At the end of fiscal year 2018, Accel’s total assets were $335,174,215 and its total liabilities were $278,056,723. For additional information, please see the sections entitled “Selected Historical Financial Data of Accel and Non-GAAP Financial Measures” and “Accel Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What will happen in the Business Combination?

A:

Pursuant to the Transaction Agreement, and upon the terms and conditions set forth therein, Pace and Accel will effect a transaction through a series of equity purchases and mergers, referred to collectively as the “Business Combination,” which includes, among other things, (i) the Stock Purchase; (ii) the Merger; (iii) the Pace Domestication, (iv) the Sponsor Transactions; (v) the distribution by Pace Sponsor, following the Sponsor Transactions but immediately prior to the Stock Purchase, of all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members and (vi) the Director Class F Share Exchange.

Q:	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:

On June 12, 2019, the last trading date before the public announcement of the Business Combination, the Public Shares, Public Warrants and Public Units closed at $10.32, $1.39 and $10.81, respectively. On [●], 2019, the trading date immediately prior to the date of this proxy statement/prospectus, the Public Shares, Public Warrants and Public Units closed at $[●], $[●] and $[●], respectively.

Q:	Following the Business Combination, will Pace’s securities continue to trade on a stock exchange?

A:

Yes. The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. Pace does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Accel to access the U.S. public markets.

Q:	Will the management of Pace change in the Business Combination?

A:

The current executive officers of Accel, including Mr. Andrew Rubenstein, the Chief Executive Officer, Mr. Brian Carroll, the Chief Financial Officer, Mr. Derek Harmer, the General Counsel and Chief Compliance Officer, and a current executive officer of Pace, Mr. Karl Peterson, the President and Chief Executive Officer, will serve as Pace’s executive officers upon consummation of the Business Combination. Pace anticipates that the Pace Board will initially consist of seven directors, including three members jointly nominated by the parties to the Transaction Agreement and two members jointly nominated in writing by Pace and the Shareholder Representatives.

Please see the section entitled “Management of Pace after the Business Combination” for additional information.

Q:	What will Pace public shareholders receive in the Business Combination?

A:

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the Pace Domestication, each Public Share will be converted into the right to receive one Class A-1 Share.

Q:	What will Pace Warrant holders receive in the Business Combination?

A:

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the Pace Domestication, each Private Placement Warrant and Public Warrant, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

Q:	What will Pace unitholders receive in the Business Combination?

A:

Each Public Unit will be canceled in exchange for consideration consisting of (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant.

Q:	What will Accel shareholders receive in the Business Combination?

A:

Pursuant to the Transaction Agreement, at the closing of the Stock Purchase, each Seller will receive a mix of consideration comprised of (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes a Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value (the Public Share Value was approximately $10.29 per share as of September 30, 2019), and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000. In addition, each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock will receive its pro rata share, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election, of (a) 2,444,444 New Pace Warrants, subject to the conditions set forth in the New Pace Warrant Agreement and (b) 3,000,000 Class A-2 Shares, subject to the conditions set forth in the Restricted Stock Agreement.

The estimated aggregate purchase price for the Stock Purchase is approximately $651,505,494. If aggregate Cash Elections of all Sellers equal the maximum of $350,000,000, the total cash consideration to be paid would be approximately $350,000,000, resulting in stock consideration of approximately $301,505,494. If Cash Elections are only made by the Sellers who have made binding Cash Elections as of the date of this prospectus, the total cash consideration to be paid would be approximately $38,660,163, resulting in stock consideration of approximately $612,845,331. These estimates also assume (i) 3,680,822 outstanding shares of Accel Stock on a fully-diluted basis less unvested options as of September 30, 2019, (ii) a trust account balance of approximately $429,732,943 as of September 30, 2019 and (iii) 41,752,733 outstanding public shares as of September 30, 2019.

Q:	What is the Business Combination Private Placement?

A:

In connection with the Business Combination and pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement, the Business Combination Private Placement Sellers will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder in the Business Combination Private Placement, as well as cash consideration as a result of their Cash Elections, in each case, in an amount calculated pursuant to the Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

Q:	What is the Investment Private Placement?

A:

Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued in the Investment Private Placement pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Q:	What equity stake will the current shareholders of Pace, the Investors and the current shareholders of Accel hold in Pace after the consummation of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Investors) will own approximately 49.86% of the equity interests of Pace; (ii) the General Investors will own approximately 3.94% of Pace (such that public shareholders, including the General Investors, will own approximately 53.80% of the equity interests of Pace); (iii) the Pace Affiliate will own approximately 1.67% of the equity interests of Pace; (iv) the Pace Initial Shareholders will own approximately 8.96% of the equity interests of Pace, after giving effect to the conversion of all Public Shares and Founder Shares held by the Pace Initial Shareholders on a one-for-one basis to Class A-1 Shares and Class F Shares, respectively, in connection with the Pace Domestication, and the Class F Share Exchange; (v) Accel shareholders will own approximately 34.98% of the equity interests of Pace; and (vi) the donor advised fund will own approximately 0.60% of the equity interests of Pace.

The ownership percentages with respect to Pace following the Business Combination do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of

September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares, (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different. For more information, please see the section entitled “The Business Combination — Impact of the Business Combination on Pace’s Public Float.”

Q:	Will Pace obtain new financing in connection with the Business Combination?

A:

Yes. Pace will obtain new equity financing through a private placement of Class A-1 Shares in the Investment Private Placement. Pace will use the proceeds from the Investment Private Placement, together with a portion of the funds in the Trust Account, to fund a portion of the cash consideration required to effect the Business Combination. The Investment Private Placement is contingent upon, among other things, the consummation of the Business Combination.

Q:	Are there any arrangements to help ensure that Pace will satisfy the condition in the Transaction Agreement relating to the availability of sufficient funds?

A:

Unless waived by Pace or Accel, the Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel.

In determining the amount described in (ii) above, Pace will take into account the amount of proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace). Pursuant to the Transaction Agreement, such amount will not, unless otherwise mutually agreed between the Accel Board and Pace Sponsor, cause Surviving Newco to exceed a leverage ratio of 2.5x LTM EBITDA (as defined in the Transaction Agreement) of Accel as at September 30, 2019. In calculating the leverage ratio, Pace will exclude acquisitions undertaken by Accel prior to the closing of the Stock Purchase, including Accel’s acquisition of 100% of the outstanding membership interests of Grand River for approximately $100 million. As of September 30, 2019, proceeds available under the Credit Agreement within this limitation were approximately $30 million, which may be further expanded to the extent that Pace arranges for an alternative credit facility prior to closing of the Stock Purchase, subject to the leverage ratio limitations set forth in the Transaction Agreement.

In connection with the Investment Private Placement, Pace will issue and sell to the Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million.

Q:	Why is Pace proposing the Domestication Proposal?

A:

The Pace Board believes that it would be in the best interests of Pace to effect the Pace Domestication to enable Pace to avoid certain taxes that would be imposed on Pace if Pace were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, a Delaware corporation will provide Pace’s stockholders with certain rights not afforded to them by a Cayman

Islands company. The Pace Domestication will be completed immediately prior to the Stock Purchase. For additional information, please see the section entitled “Proposal No. 2 — The Domestication Proposal.”

Q:	Why is Pace proposing the NYSE Proposal?

A:

Pace is proposing the NYSE Proposal in order to comply with NYSE Listing Rule 312.03, which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power outstanding before the issuance of stock or securities.

Pace expects to issue no more than 72,542,939 Class A-1 Shares (assuming a trust account balance of $429,732,943 as of September 30, 2019), no more than 5,000,000 Class A-2 Shares and approximately 2,444,444 New Pace Warrants in connection with the Business Combination, including the Business Combination Private Placement. In connection with the Investment Private Placement, Pace expects to issue 4,696,675 Class A-1 Shares. Because Pace may issue 20% or more of the outstanding Class A-1 Shares when considering together the Business Combination, including the Business Combination Private Placement, and the Investment Private Placement, Pace is required to obtain stockholder approval of such issuance pursuant to NYSE Listing Rule 312.03. For additional information, please see the sections entitled “Proposal No. 3 — The NYSE Proposal.”

Q:	Why is Pace proposing the Charter Proposal?

A:

The Proposed Charter that will be effective upon the consummation of the Stock Purchase that Pace is asking Pace shareholders to approve in connection with the Business Combination provides for: (i) the change of Pace’s name to “Accel Entertainment, Inc.”, (ii) the increase of the total number of authorized shares of all classes of Common Stock from 220,000,000 shares of Common Stock (as converted from Pace Ordinary Shares in connection with the Business Combination) to 280,000,000 shares of Common Stock, which will consist of (x) increasing the post-Business Combination company’s Pace Shares from 200,000,000 to 260,000,000 (consisting of 250,000,000 Class A-1 Shares and 10,000,000 Class A-2 Shares and (y) decreasing the post-Business Combination company’s Class F shares from 20,000,000 to zero, (iii) the classification of the Pace Board into three separate classes, (iv) the removal of the ability of stockholders to act by written consent in lieu of a meeting, and (v) the selection of Delaware as the exclusive forum for certain stockholder litigation. It also eliminates certain provisions specific to Pace’s status as a blank check company, which the Pace Board believes are necessary to adequately address the needs of the post-Business Combination company.

Pursuant to Cayman Islands law and the Articles, Pace is required to submit the Charter Proposal to Pace’s shareholders for approval. For additional information, please see the section entitled “Proposal No. 4 — The Charter Proposal.”

Q:	Why is Pace proposing the Governance Proposals?

A:

As required by applicable SEC guidance, Pace is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Cayman Islands law separate and apart from Proposal No. 4, but pursuant to SEC guidance, Pace is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on Pace or the Pace Board (separate and apart from the approval of Proposal No. 4). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from the approval of Proposal No. 4). For additional information, please see the section entitled “Proposal No. 5 — The Governance Proposals.”

Q:	Why is Pace proposing the Adjournment Proposal?

A:

Pace is proposing the Adjournment Proposal to allow the Pace Board to adjourn the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (iii) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. Please see the section entitled “Proposal No. 6 — The Adjournment Proposal” for additional information.

Q:	What happens if I sell my Public Shares before the Extraordinary General Meeting?

A:

The record date for the Extraordinary General Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your Public Shares because you will no longer be able to deliver them for cancelation upon consummation of the Business Combination. If you transfer your Public Shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the proposals presented at the Extraordinary General Meeting?

A:

The approval of the Business Combination Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum. The Pace Initial Shareholders have agreed to vote their Founder Shares and any Public Shares purchased by them during or after the Pace IPO in favor of the Business Combination Proposal.

The approval of the Domestication Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Domestication Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the NYSE Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace

Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the NYSE Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the Charter Proposal requires (i) a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting and (ii) the Pace Ordinary Shares so voted constitute, upon conversion to Class A-1 Shares in connection with the Pace Domestication but excluding any conversions to be consummated pursuant to the Class F Share Exchange, a majority of outstanding stock entitled to vote thereon. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

The approval of each of the Governance Proposals, which is a non-binding advisory vote, requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting.

Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on a Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on a Governance Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved and Pace does not consummate a business combination by [●], 2019, Pace will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Extraordinary General Meeting?

A:

Pace shareholders are entitled to one vote on each proposal presented at the Extraordinary General Meeting for each Pace Ordinary Share held of record as of [●], 2019, the record date for the Extraordinary General Meeting. As of the close of business on the record date, there were [●] outstanding Pace Ordinary Shares.

Q:	What constitutes a quorum at the Extraordinary General Meeting?

A:

A majority of the issued and outstanding Pace Ordinary Shares entitled to vote as of the record date at the Extraordinary General Meeting must be present, in person or represented by proxy, at the Extraordinary General Meeting to constitute a quorum and in order to conduct business at the Extraordinary General Meeting. Broker non-votes and abstentions will be counted as present for the purpose of determining a quorum. The Pace Initial Shareholders, who currently own 20% of the issued and outstanding Pace Ordinary Shares, will count towards this quorum. In the absence of a quorum, the chairman of the Extraordinary General Meeting has power to adjourn the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting, [●] Pace Ordinary Shares would be required to achieve a quorum.

Q:	How will the Pace Initial Shareholders and Pace’s other current directors and officers vote?

A:

Prior to the Pace IPO, Pace entered into agreements with the Pace Initial Shareholders and each of its other directors and officers, pursuant to which each agreed to vote any Pace Ordinary Shares owned by them in favor of the Business Combination Proposal. None of the Pace Initial Shareholders nor any of Pace’s other current directors or officers has purchased any Pace Ordinary Shares during or after the Pace IPO and, as of the date of this proxy statement/prospectus, neither Pace nor the Pace Initial Shareholders or any of Pace’s other directors or officers have entered into agreements and are not currently in negotiations to purchase Pace Ordinary Shares prior to the consummation of the Business Combination. Currently, the Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares, including all of the Founder Shares, and will be able to vote all of such shares at the Extraordinary General Meeting.

Q:	What interests do the Pace Initial Shareholders and Pace’s other current officers and directors have in the Business Combination?

A:

The Pace Initial Shareholders and certain other members of the Pace Board and officers of Pace have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include the fact that:

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them (but not with respect to any Public Shares held by them) if Pace fails to complete an initial business combination by December 31, 2019;

•

Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 31, 2019;

•

if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has discussed entering into a transaction agreement or claims of any third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

Pace Sponsor paid an aggregate of $11,000,000 for its 7,333,333 Private Placement Warrants to purchase Public Shares (of which 2,444,444 will be surrendered for cancelation in the Sponsor Warrant Cancelation) and that such Private Placement Warrants will expire worthless if the Business Combination is not consummated by December 31, 2019;

•

with certain limited exceptions, the Private Placement Warrants and the underlying Public Shares will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination;

•

at the option of Pace Sponsor, any amounts outstanding under any working capital loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A-1 Shares;

•

the Founder Shares will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the completion of a business combination, (ii) subsequent to an initial business combination, if the last sale price of the Public Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination or (iii) following a business combination, the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•	Pace Sponsor will receive, in connection with the Sponsor Class F Share Exchange and pursuant to the Pace Sponsor Support Agreement, up to 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares;

•	the independent directors of Pace will receive, in connection with the Director Class F Share Exchange and pursuant to the Director Letter Agreements, 200,000 Class A-1 Shares;

•

the Pace Initial Shareholders may continue to hold Class A-1 Shares and the Class A-1 Shares to be issued to Pace Initial Shareholders upon exercise of Private Placement Warrants following the Business Combination, subject to certain lock-up periods. Specifically, with certain limited exceptions, the Class A-1 Shares to be received by the Pace Initial Shareholders will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the closing of the Stock Purchase, (ii) following the closing of the Stock Purchase, if the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Stock Purchase) and (iii) the date following the closing of the Stock Purchase on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•

the Pace Initial Shareholders paid an aggregate of $25,000 for the Founder Shares and a certain portion of such Founder Shares will be exchanged for up to 8,000,000 Class A-1 Shares in the Class F Share Exchange, which, if unrestricted and freely tradable, would be valued at approximately up to $80,496,000 assuming a Class A-1 Share price of $10.32 per share, based on the trading price of Public Shares as of June 12, 2019, the last trading day before the Business Combination was publicly announced, but, given the lock-up periods on Class A-1 Shares to be received the Pace Initial Shareholders in connection with the Business Combination as described above, Pace believes such shares have less value;

•

Pace and certain other parties to the Transaction Agreement will have the right to nominate to the Pace Board, five of its seven members, who are anticipated to serve on the Pace Board following the Business Combination;

•	Pace existing directors and officers will continue to be indemnified and the Pace’s directors’ and officers’ liability insurance will continue after the Business Combination;

•

the Pace Initial Shareholders have registration rights pursuant to a registration rights agreement with Pace, and that in connection with the Business Combination, the Pace Initial Shareholders will enter into the Registration Rights Agreement;

•

the Pace Affiliate has entered into a Subscription Agreement with Pace, pursuant to which the Pace Affiliate will purchase an aggregate of 1,399,212 Class A-1 Shares for a purchase price of $10.22 per share; and

•

none of the Pace officers or directors are required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

These interests may influence the Pace Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the Pace Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The Pace Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Pace’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Pace’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Pace’s officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Pace Board in valuing Accel’s business and assuming the risk that the Pace Board may not have properly valued such business.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Proposal, the NYSE Proposal and the Charter Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Transaction Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting, then the Business Combination Proposal will fail and Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination, it will likely not be able to complete a business combination with a different target business by December 31, 2019, and will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its public shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of Public Shares, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding Public Shares; provided that Pace will not redeem any Public Shares issued in the Pace IPO to the extent that such redemption would result in Pace having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the Public Units sold in the Pace IPO. Holders of outstanding Pace Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights with respect to any Pace Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares

will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the balance of the Trust Account of approximately $429,732,943 as of September 30, 2019 the estimated per share redemption price would have been approximately $10.29. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account, unless Pace completes an alternative business combination prior to December 31, 2019.

Q:	Can the Pace Initial Shareholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. The Pace Initial Shareholders, officers and directors have agreed to waive their redemption rights, with respect to their Founder Shares and any Public Shares they may hold, in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares sold in the Pace IPO. Accordingly, all Public Shares in excess of such 15% threshold owned by a holder will not be redeemed for cash. On the other hand, a public shareholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by such shareholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the Pace IPO) for or against the Business Combination restricted.

Pace has no specified maximum redemption threshold under the Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Pace public shareholders will reduce the balance of the Trust Account, which was approximately $429,732,943 as of September 30, 2019. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem to Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Public Shares by Pace’s public shareholders, this condition is not met and is not waived, then each of Pace and Accel may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:

Yes. The Articles provide that Pace may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Pace is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Transaction Agreement.

Other than this limitation, the Articles do not provide a specified maximum redemption threshold. The Transaction Agreement provides that, as a condition to each party’s obligation to consummate the Business Combination, Pace may not have net tangible assets less than $5,000,001 at the closing date of the Transaction Agreement. In addition, the Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. In the event the aggregate cash consideration Pace would be required to pay for all Public Shares that are validly submitted for redemption plus the amounts required to satisfy closing cash conditions pursuant to the terms of the Transaction Agreement exceeds the aggregate amount of cash available to Pace, it may not complete the Business Combination or redeem any shares, all Public Shares submitted for redemption will be returned to the holders thereof, and Pace instead may search for an alternate business combination.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Charter Proposal or any of the Governance Proposals or any other proposal described by this proxy statement/prospectus. As a result, the Transaction Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) check the box on the enclosed proxy card marked “Shareholder Certification,” (ii) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (iii) prior to 5:00 P.M., Eastern Time on [●], 2019 (two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that Pace redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to the Public Shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares included in the Public Units sold in the Pace IPO. Accordingly, all Public Shares in excess of the aforementioned 15% threshold beneficially owned by a Pace public shareholder or group will not be redeemed for cash.

Pace shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Pace’s understanding that Pace shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Pace does not have any control over this process and it may take longer than two weeks. Pace shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Pace shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not shareholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

As described more fully below, a U.S. Holder of Public Shares that exercises its redemption rights to receive cash in exchange for such shares may (subject to the application of the PFIC rules) be treated as selling ordinary shares resulting in the recognition of capital gain or capital loss (assuming such U.S. Holder holds its Public Shares as a capital asset). There may be certain circumstances in which the redemption may be treated as a distribution as an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of ordinary shares or common stock, as the case may be, that a U.S. Holder owns or is deemed to own by attribution (including through the ownership of warrants).

Please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences of the Pace Domestication?

A:

The Pace Domestication should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Tax Code. Assuming that the domestication so qualifies, subject to the discussion concerning PFICs and Section 367 of the U.S. Tax Code, a U.S. Holder will generally not recognize gain or loss with respect to the exchange of its Public Shares for Class A-1 Shares.

However, Pace believes it is a PFIC for U.S. federal income tax purposes and, if certain proposed Treasury Regulations are finalized in their current form, U.S. Holders may be required to recognize gain as a result of the Pace Domestication unless the U.S. Holder makes (or has made) certain elections discussed further below.

Additionally, Section 367 of the Code may apply to certain U.S. Holders which would require such taxpayers to recognize gain (but not loss) with respect to Class A-1 Shares received in the Pace Domestication unless a certain election is made to include the “all earnings and profits” amount attributable to the taxpayer’s Public Shares as discussed further below.

The Pace Domestication may cause non-U.S. Holders to become subject to U.S. federal withholding taxes on any dividends in respect of such non-U.S. Holder’s Class A-1 Shares subsequent to the Pace Domestication.

The tax consequences of the Pace Domestication are complex and will depend on a holder’s particular circumstances. You are urged to consult your tax advisors regarding the tax consequences of the Pace Domestication.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:	No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to holders of Pace Ordinary Shares (or, following the Pace Domestication, Class A-1 Shares) in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account (together with the proceeds from the Investment Private Placement) will be used to: (i) pay Pace public shareholders who properly exercise their redemption rights; (ii) pay $15,750,000 in deferred underwriting commissions to the underwriters of the Pace IPO, in connection with the Business Combination; (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Pace and other parties to the Transaction Agreement in connection with the transactions contemplated by the Transaction Agreement, including the Business Combination, and pursuant to the terms of the Transaction Agreement and (iv) pay the cash consideration payable to purchase shares of Accel Stock outstanding upon the closing of the Stock Purchase. Any remaining funds will be used by Pace for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Transaction Agreement, including the approval by Pace shareholders of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Transaction Agreement and Related Agreements.”

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Transaction Agreement may be terminated. Please see the section entitled “The Transaction Agreement and Related Agreements” for information regarding the parties’ specific termination rights.

Pace executed a letter of intent with Accel with respect to the Business Combination on May 23, 2019, and accordingly pursuant to the Sponsor Letter Agreement and the Articles, has until December 31, 2019 to complete a business combination. If Pace does not consummate the Business Combination, it is unlikely it will be able to complete a business combination with a different target business by December 31, 2019. If Pace fails to complete an initial business combination by December 31, 2019, then Pace will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account and not previously released to fund working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Pace public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pace’s remaining shareholders and the Pace Board, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the Pace IPO. Please see the section entitled “Risk Factors — Risks Related to Pace and the Business Combination” for additional information.

Holders of Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Public Warrants and Private Placement Warrants, which will expire worthless if Pace fails to complete an initial business combination by December 31, 2019.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Stock Purchase is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Transaction Agreement and Related Agreements — Conditions to Closing of the Stock Purchase.” Following the closing of the Stock Purchase, Accel will merge with and into NewCo, with NewCo surviving the Merger. The Merger will become effective at the time and on the date specified in the certificate of merger in accordance with the Delaware Limited Liability Company Act. The completion of the Business Combination is expected to occur in the fourth quarter of 2019. The Transaction Agreement may be terminated by Pace or Accel if the closing of the Stock Purchase has not occurred by November 30, 2019 (the “Termination Date”).

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Transaction Agreement and Related Agreements — Conditions to Closing of the Stock Purchase.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Pace Ordinary Shares on [●], 2019, the record date for the Extraordinary General Meeting, you may vote with respect to the proposals in person at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [●] on [●], 2019.

Voting in Person at the Meeting. If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “Extraordinary General Meeting of Pace.”

Q:	What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:

At the Extraordinary General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will be counted as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Charter Proposal and an abstention will have no effect on the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, each of the Governance Proposals or the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by Pace without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:	If I am not going to attend the Extraordinary General Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Pace believes that all of the proposals presented to the shareholders at this Extraordinary General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Extraordinary General Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum and for purposes of determining the number of votes cast on the Charter Proposal, but will not be counted for purposes of determining the number of votes cast on the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, each of the Governance Proposals or the Adjournment Proposal. For additional information, please see the section entitled “Proposal No. 4 — The Charter Proposal.” Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Pace’s Secretary at the address listed below so that it is received by Pace’s Secretary prior to the Extraordinary General Meeting or attend the Extraordinary General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Pace’s Secretary, which must be received by Pace’s Secretary prior to the Extraordinary General Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:

Pace will pay the cost of soliciting proxies for the Extraordinary General Meeting. Pace has engaged Morrow to assist in the solicitation of proxies for the Extraordinary General Meeting. Pace has agreed to pay Morrow a fee of $30,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Pace will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Pace Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Pace Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of Pace may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

TPG Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

(212) 405-8458

Email: Pace@tpg.com

You may also contact the proxy solicitor for Pace at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: TPGH.info@morrowsodali.com

To obtain timely delivery, Pace shareholders must request the materials no later than [●], 2019, or five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about Pace from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Pace and Accel, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Extraordinary General Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by Pace’s public shareholders; (ii) no inclusion of any Public Shares issuable upon the exercise of the Pace Warrants; (iii) the issuance of Pace Shares in connection with the Business Combination Private Placement and (iv) the issuance of Class A-1 Shares and approximately $48 million of gross proceeds from the Investment Private Placement that will fund a portion of the cash consideration required to effect the Business Combination.

Pace

Pace is a blank check company incorporated as a Cayman Islands exempted company on February 14, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. Pace consummated the Pace IPO on June 30, 2017, generating gross proceeds of approximately $461,000,000, which includes proceeds from the private placement of the Private Placement Warrants to Pace Sponsor.

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

The mailing address of Pace’s principal executive office is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

Accel

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” Accel also operates a small number of stand-alone ATMs in gaming and non-gaming locations. Accel has been licensed by the IGB since 2012 and holds a conditional license from the PA Board. As of June 30, 2019, Accel’s VGT operations comprised 8,082 VGTs in 1,762 licensed establishments, representing CAGR of 22% and 18%, respectively since December 31, 2016. Accel’s total revenue has increased from $173 million for the fiscal year ended December 31, 2016 to $332 million for the fiscal year ended December 31, 2018, representing a CAGR in revenue of 38% over such period. Accel’s net income has increased from $4.9 million for the fiscal year ended December 31, 2016 to $10.8 million for fiscal year ended December 31,

2018, a CAGR of 48% over such period. Accel’s Adjusted EBITDA increased from $33.3 million to $63.8 million over the same period, representing a 38% CAGR, and its Adjusted Net Income increased from $9.0 million to $23.1 million, representing a 61% CAGR, each over the same period. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should not be used as substitutes for net income. For a reconciliation of Adjusted EBITDA and Adjusted Net Income to net income and a further discussion of such measures see “Selected Historical Data of Accel and Non-GAAP Financial Measures.”

The mailing address of Accel’s principal executive office is 140 Tower Drive, Burr Ridge, Illinois 60527.

The Business Combination

General

On June 13, 2019, Pace, certain of the Sellers and the Shareholder Representatives entered into the Transaction Agreement. Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	Pace will acquire, directly or indirectly, all of the issued and outstanding shares of Accel held by the Sellers in the Stock Purchase;

•	following the closing of the Stock Purchase, Accel will merge with and into NewCo in the Merger, with NewCo surviving the Merger;

•

immediately prior to the Stock Purchase, Pace will domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation in the Pace Domestication in accordance with Section 388 of the DGCL, whereupon (i) each Public Share shall be converted into one Class A-1 Share, (ii) each Founder Share shall be converted into one Class F Share and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication;

•

immediately prior to the Stock Purchase and following the Pace Domestication, Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement and in connection with the Sponsor Transactions: (i) surrender for cancelation or exchange its Class F Shares in the Sponsor Class F Share Exchange, (ii) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor in the Sponsor Warrant Cancelation and (iii) make the Sponsor Contribution;

•

following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members;

•

immediately prior to the Stock Purchase and following the Pace Domestication, the independent directors of Pace will, pursuant to the Director Letter Agreements, exchange their Class F Shares in the Director Class F Share Exchange;

•

in connection with the Stock Purchase, each Seller will receive in exchange for their Accel Stock, (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes a Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value, and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000;

•	in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain Sellers, being certain members of management of Accel, have made Cash Elections with respect to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis, pursuant to the Key Holder Support Agreement;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain other Sellers have made a non-binding Cash Election, pursuant to the Holder Support Agreement;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 2,444,444 New Pace Warrants, which will be subject to the terms of the New Pace Warrant Agreement, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 3,000,000 Class A-2 Shares, which shall have the terms set forth in the Restricted Stock Agreement, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

holders of Founder Shares have agreed to waive, pursuant to the Waiver Agreement, any adjustment to the conversion ratio of Founder Shares set forth in the Articles resulting from the Investment Private Placement;

•	Pace will, pursuant to Subscription Agreements with the Investors issue and sell to the Investors, and the Investors will subscribe for and purchase, Class A-1 Shares, as described below;

•	at the closing of the Stock Purchase, Pace and the Registration Rights Holders will enter into the Registration Rights Agreement;

•	at the closing of the Stock Purchase, Pace and the Restricted Stockholders will enter into the Restricted Stock Agreement; and

•	Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement, vote in favor of the Business Combination.

In addition and in connection with the foregoing, Pace entered into the Support Agreement with Accel concurrently upon the execution of the Transaction Agreement, pursuant to which (i) Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and (ii) Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

In addition and in connection with the foregoing, on July 23, 2019, the Dragging Shareholders issued the Drag-Along Notice to Accel and the Drag-Along Shareholders, pursuant to which the Dragging Shareholders exercised their drag-along rights under and in accordance with the Accel Articles. In accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

In connection with the foregoing and pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement, the Business Combination Private Placement Sellers will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to the Business Combination Private Placement as well as cash consideration as a result of their Cash Elections, in each case, in an amount calculated pursuant to the Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

In addition, and in connection with the foregoing, Pace entered into the Subscription Agreements with the Original Investors concurrently with the execution of the Transaction Agreement and the Subscription Agreements with the Additional Investor on August 13, 2019. Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Organizational Structure

The following diagram shows the current ownership structure of Pace:

The following diagram shows the current ownership structure of Accel:

The following diagram illustrates the ownership percentages and structure of Pace immediately following the Business Combination(1):

(1)

Ownership percentages do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares; (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different. For more information, please see the section entitled “The Business Combination — Impact of the Business Combination on Pace’s Public Float.”

Consideration in the Business Combination

Consideration to Pace Shareholders and Warrant Holders in the Business Combination

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the Pace Domestication, (i) each Public Share will be converted into the right to receive one Class A-1 Share, (ii) each Founder Share will be converted into the right to receive one Class F Share, and (iii) each Private Placement Warrant and Public Warrant, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

Consideration to Accel Shareholders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, at the closing of the Stock Purchase, each Seller will receive a mix of consideration comprised of (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes a Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value (the Public Share Value was approximately $10.29 per share as of September 30, 2019), and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000. In addition, each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock will receive its pro rata share, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election, of (a) 2,444,444 New Pace Warrants, subject to the conditions set forth in the New Pace Warrant Agreement and (b) 3,000,000 Class A-2 Shares, subject to the conditions set forth in the Restricted Stock Agreement.

Conditions to Closing of the Stock Purchase

Conditions to Each Party’s Obligations

The respective obligations of Pace and the Sellers to consummate the transactions contemplated by the Transaction Agreement are subject to the satisfaction, or written waiver by both Pace and the Sellers, of each of the following conditions:

•

the required vote of Pace’s shareholders to approve the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal and any other proposals reasonably agreed upon by Pace and the Shareholder Representatives necessary or appropriate in connection with the Business Combination shall have been obtained;

•

the applicable waiting periods (and any extension thereof, including any timing agreements with any antitrust authority not to consummate the transactions contemplated by the Transaction Agreement) under the HSR Act shall have expired or been terminated;

•	the approval, either by formal action or written confirmation that no such formal action is required, of the PA Board shall have been obtained;

•

no governmental entity having jurisdiction over any party to the Transaction Agreement shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreement and no law shall have been adopted that makes consummation of the transactions contemplated by the Transaction Agreement illegal or otherwise prohibited;

•	this proxy statement/prospectus must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•

the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) must equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel;

•	the Class A-1 Shares to be issued pursuant to the Transaction Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

•	Pace must have at least $5,000,001 of net tangible assets remaining.

Conditions to Pace’s Obligations

The obligations of Pace to effect the transactions contemplated by the Transaction Agreement are subject to fulfillment, on or prior to the closing date of the Transaction Agreement , of each of the following conditions (any or all of which may be waived in writing by Pace):

•

the representations and warranties made with respect to Accel, in most instances disregarding qualifications contained therein relating to materiality or Accel Material Adverse Effect, must be true and correct as of the date of the Transaction Agreement and as of the closing date of the Transaction Agreement as if made on and as of the closing date of the Transaction Agreement (or, if given as of a specified date, as of such specified date), except where the failure of such representations and warranties of Accel to be so true and correct would not be reasonably likely to have an Accel Material Adverse Effect;

•

the representations and warranties of the Sellers must be true and correct in all material respects as of the date of the Transaction Agreement and as of the closing as if made on and as of the closing date of the Transaction Agreement (or, if given as of a specified date, as of such specified date);

•

the Sellers must have performed and complied in all material respects with all obligations required to be performed or complied with by the Sellers under the Transaction Agreement at or prior to closing date of the Transaction Agreement;

•	since the date of the Transaction Agreement, there must not have occurred an Accel Material Adverse Effect;

•

Pace must have received a certificate executed by the chief executive officer or chief financial officer of Accel, dated as of the closing date of the Transaction Agreement, confirming that the conditions set forth in the first, and two immediately preceding bullet points have been satisfied;

•

the Sellers must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Pace pursuant to the terms of the Transaction Agreement; and

•	Pace must have received evidence of Accel having obtained any required consent under the Credit Agreement.

Conditions to Sellers’ Obligations

The obligations of the Sellers to effect the transactions contemplated by the Transaction Agreement are subject to fulfillment, on or prior to the closing date of the Transaction Agreement, of each of the following conditions (any or all of which may be waived in writing by Accel):

•

the representations and warranties of Pace, in most instances disregarding qualifications contained therein relating to materiality or Pace Material Adverse Effect, must be true and correct as of the date of the Transaction Agreement and as of the closing date of the Transaction Agreement as if made on and as of the closing date of the Transaction Agreement (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Pace to be so true and correct, would not be reasonably likely to have, individually or in the aggregate, a Pace Material Adverse Effect;

•

Pace must have performed and complied in all material respects with all obligations required to be performed or complied with by it under the Transaction Agreement at or prior to the closing date of the Transaction Agreement;

•	since the date of the Transaction Agreement, there must not have occurred a Pace Material Adverse Effect;

•

Accel must have received a certificate executed by the chief executive officer or chief financial officer of Pace, dated as of the closing date of the Transaction Agreement, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•	Pace must have executed and delivered copies of all documents required to be delivered to Accel by Pace.

Related Agreements

Drag-Along Agreement

Concurrently with the execution of the Transaction Agreement, Pace and each of Dragging Shareholders entered into the Drag-Along Agreement, pursuant to which such Dragging Shareholders agreed to exercise their drag-along rights pursuant to and in accordance with the Articles of Incorporation of Accel and the Accel Shareholders Agreement, in a manner so as to facilitate the consummation of the transactions contemplated by the Transaction Agreement.

Pursuant to the Drag-Along Agreement, each Dragging Shareholder has agreed, with respect to (a) the shares of Accel Stock that the Dragging Shareholder owns, (b) any security convertible or exchangeable into Accel Stock (together with Accel Stock, the “Subject Securities”), and (c) any additional Subject Securities that the Dragging Shareholder may acquire following the date of the Drag-Along Agreement, to: (i) from the date of the execution of the Transaction Agreement until the earliest to occur of (a) the closing of the Stock Purchase, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms, not to transfer any such Subject Securities; (ii) exercise such Dragging Shareholder’s drag-along rights on the terms and conditions set forth in the Drag-Along Agreement; (iii) take any and all actions reasonably requested by Pace in connection with the exercise of their drag-along rights to consummate the transactions contemplated by the Transaction Agreement; (iv) following delivery of the Drag-Along Notice to the Drag-Along Shareholders, take any and all actions necessary to cause the Drag-Along Shareholders to comply with their respective obligations under the Articles of Incorporation of Accel and the Accel Shareholders Agreement (including to take all actions as may be reasonably necessary to consummate the transactions contemplated by the Transaction Agreement and to enter into agreements and deliver certificates and instruments on the same terms as the Dragging Shareholders); and (v) promptly after the Drag-Along Notice has been delivered, cause each Drag-Along Shareholder to deliver a joinder to the Transaction Agreement.

On July 23, 2019, the Dragging Shareholders issued the Drag-Along Notice to Accel and the Drag-Along Shareholders, pursuant to which the Dragging Shareholders exercised their drag-along rights under and in accordance with the Accel Articles. In accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

Pace Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace Sponsor, Pace and the Shareholder Representatives entered into the Pace Sponsor Support Agreement pursuant to which Pace Sponsor agreed to: (i) surrender for cancelation or exchange its Class F Shares in the Sponsor Class F Share Exchange; (ii) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor in the Sponsor Warrant Cancelation; (iii) contribute 500,000 Class A-1 Shares in the Sponsor Contribution, to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share); and (iv) vote in favor of the Business Combination.

Restricted Stock Agreement

In connection with the closing of the Stock Purchase, Pace, the Pace Sponsor Members and the Restricted Stockholders will enter into the Restricted Stock Agreement, which will set forth the terms upon which the Class A-2 Shares will be exchanged for an equal number of Class A-1 Shares. The exchange of Class A-2 Shares for Class A-1 Shares will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of the following triggers:

•

Tranche I, equal to 1,666,666 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period;

•

Tranche II, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $14.00 for at least twenty trading days in any thirty trading day period; and

•	Tranche III, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the

Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $16.00 for at least twenty trading days in any thirty trading day period.

The LTM EBITDA and LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the Pace Board from time to time following the closing of the Stock Purchase to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.

Notwithstanding the foregoing, Class A-2 Shares, if not previously exchanged for Class A-1 Shares pursuant to the triggers described above, will be exchanged for an equal number of Class A-1 Shares immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of Pace, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of Pace, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.

The Restricted Stock Agreement further provides that holders of Class A-2 Shares are not required to exchange such shares for Class A-1 Shares if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 Shares, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 Shares. However, notwithstanding the limitation described in the previous sentence, if and when a holder of Class A-2 Shares has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in excess of 4.99%, then the Class A-2 Shares held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 Shares without regard to the limitation.

The Class A-2 Shares may not be transferred, other than to certain permitted transferees as set forth in the Restricted Stock Agreement, and the rights and obligations under the Restricted Stock Agreement may not be assigned to any person or entity, other than to certain permitted transferees as set forth in the Restricted Stock Agreement.

Waiver Agreement

Concurrently with the execution of the Transaction Agreement, Pace and holders of Founder Shares entered into the Waiver Agreement, pursuant to which such holders agreed to waive any adjustment to the conversion ratio of Founder Shares set forth in the Articles resulting from the Investment Private Placement.

Director Letter Agreements

Concurrently with the execution of the Transaction Agreement, Pace and the independent directors of Pace entered into Director Letter Agreements pursuant to which such directors agreed that, following the Pace Domestication but prior to the effectiveness of the Stock Purchase, 200,000 Class F Shares held by such directors shall be exchanged for an equal number of validly issued, fully paid and non-assessable Class A-1 Shares.

New Pace Warrant Agreement

In connection with the closing of the Stock Purchase, Pace and the Sellers that will receive New Pace Warrants will enter into the New Pace Warrant Agreement, pursuant to which Pace will issue to each such Seller their respective pro rata share of 2,444,444 New Pace Warrants, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election. Each New Pace Warrant will entitle the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the Pace Warrants, at any time 30 days after the consummation of the Business Combination. Please see “Description of Pace Securities — Warrants — New Pace Warrants.”

Key Holder Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace and certain Sellers who are members of management of Accel entered into the Key Holder Support Agreement, pursuant to which such members agreed (i) to restrict the amount of Accel Stock for which they make a Cash Election to less than 20% of the number of shares of Accel Stock owned by such member and each of its affiliates on an aggregated basis (ii) not to transfer any of their Subject Securities (except to a permitted transferee or in furtherance of the transactions contemplated by the Transaction Agreement) and (iii) to enter into the Registration Rights Agreement.

Holder Support Agreement

Concurrently with the execution of the Transaction Agreement, certain Sellers, Pace, and NewCo entered into a Holder Support Agreement, pursuant to which such Sellers agreed (i) to make non-binding Cash Elections, (ii) not to transfer any of their Subject Securities (except to a permitted transferee or in furtherance of the transactions contemplated by the Transaction Agreement), and (iii) to enter into the Registration Rights Agreement if such Seller will receive New Pace Warrants and Class A-2 Shares.

Registration Rights Agreement

The Registration Rights Holders, which include the Pace Sponsor Members, certain founders of Accel, certain members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) will be a stockholder of Pace immediately following the Business Combination, (2) either (A) makes a written request to Pace to enter into the Registration Rights Agreement or (B) will, immediately following the Business Combination, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elects to enter into the Registration Rights Agreement, will be entitled to registration rights under the Registration Rights Agreement in respect of the Pace Shares held by or issuable upon the exercise of New Pace Warrants held by such Registration Rights Holders. Pursuant to the Registration Rights Agreement, at any time, and from time to time, after the consummation of the Business Combination and subject to the lock-up restrictions set forth therein, certain of the Registration Rights Holders, being the Pace Sponsor, Pace Governance, the Accel Founders or the Restricted Accel Stockholders set forth therein, may demand that Pace register for resale some or all of their Pace Shares for so long as they continue to meet certain ownership thresholds.

Subscription Agreements

In connection with the Investment Private Placement, Pace entered into the Subscription Agreements with the Original Investors concurrently with the execution of the Transaction Agreement and the Subscription Agreements with the Additional Investor on August 13, 2019. Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace

Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace entered into the Support Agreement with Accel, pursuant to which Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and the Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

Impact of the Business Combination on Pace’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Investors) will own approximately 49.86% of the equity interests of Pace; (ii) the General Investors will own approximately 3.94% of Pace (such that public shareholders, including the General Investors, will own approximately 53.80% of the equity interests of Pace); (iii) the Pace Affiliate will own approximately 1.67% of the equity interests of Pace; (iv) the Pace Initial Shareholders will own approximately 8.96% of the equity interests of Pace, after giving effect to the conversion of all Public Shares and Founder Shares held by the Pace Initial Shareholders on a one-for-one basis to Class A-1 Shares and Class F Shares, respectively, in connection with the Pace Domestication, and the Class F Share Exchange; (v) Accel shareholders will own approximately 34.98% of the equity interests of Pace; and (vi) the donor advised fund will own approximately 0.60% of the equity interests of Pace.

The ownership percentages with respect to Pace following the Business Combination do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares, (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different.

Pace Board’s Reasons for Approval of the Business Combination

The Pace Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Transaction Agreement, including but not limited to, the following material factors:

•	Highly Attractive Business, Financial Model and Prospects. Accel is one of the largest video gaming terminal operators in the United States, operating over 8,000 Video Gaming Terminals (“VGTs”) in more than 1,700 licensed establishments as of the date of the Transaction Agreement, including bars, restaurants, gaming cafes, convenience stores and truck stops. Accel’s operating model allows it to secure long-term contracts with licensed establishment owners, which provide predictable maturation curves, highly visible earnings growth and compelling free cash flow. In addition, Accel’s operations rely on a diversified revenue base, with Accel’s best-performing licensed establishments accounting for less than 1% of its gross revenue for the fiscal year ended December 31, 2018. Accel’s reliance on low-limit slot machines also provides a resilient business model, even in difficult economic climates. Further, newly-passed gaming regulations in Illinois have increased the maximum number of VGTs that may be operated at a given licensed establishment and higher limits on maximum wagers and payouts, which the Pace Board believes will further increase Accel’s growth prospects.

•

“Gaming-as-a-Service” Platform. Accel is a gaming-as-a-service provider, which allows Accel to benefit from several advantages over traditional gaming businesses, including a “business-to-business” model secured by long-term exclusive customer contracts, operations in fast-growing segments that are primarily served by fragmented, sub-scale providers and, when compared to casinos and other companies in the gaming space, has comparatively low capital expenditures and a comparatively asset-light operating model, driving high return on capital. In addition to installation, operation and maintenance of gaming equipment such as VGTs and redemption devices, Accel also installs, operates and services ancillary devices such as ATMs, payment devices, and amusement machines at licensed establishments, allowing it to operate as a value-added “one-stop shop” for licensed establishment partners. Accel’s best-in-class services also provide digital and data analytics to help customers capture gaming revenue, early access to cutting-edge games and state-of-the art technology, highly secure cash collection operations, proactive maintenance and technical capabilities and strong marketing, legal, compliance and other support systems.

•

Strong Revenue Growth and Visibility. As of the date of the Transaction Agreement, Accel had over 300 licensed establishments signed under contract but not yet live. When considering the expected annualized performance of recently added licensed establishments in light of predictable maturation trends evidenced by historical performance of licensed establishments previously added, the Pace Board believes there is high visibility into Accel’s expected licensed establishment and revenue growth for the near-term.

•

Strong Relationships with Licensed Establishment Partners. Accel prioritizes establishing strong, lasting relationships with licensed establishment partners from inception. Accel dedicates a relationship manager to each of its establishments, who oversee every aspect of customer relationship management and retention. Accel prides itself on providing prompt, reliable customer service and education, all of which helps to increase referral marketing by its partners. Accel’s relationship managers’ efforts to provide value-additive services to their licensed establishment partners result in consistent pre-renewals long before contracts expire and are a key element of its competitive differentiation. As a result, Accel has very high recurring revenue, and its voluntary contract renewal rate was over 99% for the three years ended December 31, 2018.

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Deep Industry and Vendor Relationships. Accel’s leading market position has led to strong relationships within its industry and with equipment suppliers. Accel has successfully integrated multiple other operators, adding more than 480 licensed establishments to its portfolio of over 1,700 licensed establishment partners as of the date of the Transaction Agreement. The Pace Board believes this successful roll-up strategy positions Accel well with potential additional local operators who could benefit from Accel’s gaming-as-a-service platform. In addition, Accel’s industry leadership permits it to seek and obtain favorable pricing and supply of gaming machines. Due to its ability to procure machines and parts easily, Accel is able to rotate machines quickly in response to partner demand and to where they are most needed across its operating footprint. This results in longer, more effective usage and greater lifetimes for Accel’s machines.

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Platform Opportunity to Drive Accretive Acquisitions. The Pace Board considered Accel’s opportunity for significant growth both organically and strategically. Accel has a proven track record in converting competitors’ licensed establishments as well as making accretive acquisitions. As of the date of the Transaction Agreement, Accel had added over 850 new licensed establishments to its portfolio since 2016, and, since becoming a licensed VGT Terminal Operator in 2012, Accel had acquired eight distributed gaming operators, adding more than 480 licensed establishment partners to its portfolio of over 1,700 licensed establishment partners. The Pace Board believes Accel’s scale and position as the industry leader in Illinois combined with a public currency through the Business Combination will make it the acquirer of choice.

•

Significant Optionality for Expansion into Additional States. The gaming industry in the United States is continuing to grow rapidly, bolstered by an increasing number of states approving additional forms of gaming as a means to increase tax revenues. Thus, the Pace Board believes there is a meaningful opportunity for additional expansion and penetration of video gaming across the country. Accel’s growth strategy in Illinois is focused on expanding its footprint, where its leading market position poises it to take advantage of favorable legislative changes including an increase in VGT per licensed establishment and increases in maximum wagers and payouts. Accel was also recently granted a provisional license in Pennsylvania where it expects to begin operations and position itself to take advantage of further gaming expansion in that state. The Pace Board believes Accel has the opportunity to expand and diversify into other states that currently permit VGTs. This potential expansion could occur either through a strategic entrance into nascent markets or through participation in states with more mature video gaming markets where Accel does not yet have a presence, such as Nevada, Georgia, and Montana. There are also an increasing number of states considering regulations that allow for the adoption of VGTs, such as Indiana, Missouri and Mississippi. As an established and transparent operator in its home market, the Pace Board believes Accel would be an attractive entrant into the new markets in these states.

•

Balance Sheet Strength. The Pace Board believes that the Business Combination will provide significant primary capital and financial flexibility for Accel to pursue value-additive growth opportunities. Accel’s strong initial balance sheet combined with its financial performance and access to the public markets through the Business Combination will enable Accel to expedite its growth strategy through both organic growth and strategic acquisitions. The Pace Board also expects that Accel can support additional levels of debt as a public entity in the medium term, which could support further acquisitions and organic growth. Accel is in a position to implement share repurchases, even at a premium to the deal price, which could be accretive due to its advantaged capitalization or pay regular and special dividends. Further, Accel’s low initial leverage and meaningful free cash flow generation capabilities reduces its credit risk and exposure to economic cycles.

•

Experienced and Proven Management Team. The Pace Board considered the fact that, post-Business Combination, Pace will be led by the senior management team of Accel which has successfully led the business of Accel as a high-quality gaming-as-a-service provider. In addition, the Pace Board considered the fact that Mr. A. Rubenstein, who oversaw the growth of Accel into one of the largest video game terminal operators in the United States, would continue as the Chief Executive Officer of the post-Business Combination Pace.

•

Other Alternatives. After a thorough review of other business combination opportunities reasonably available to Pace, the Pace Board’s believes that the proposed Business Combination represents the best potential business combination for Pace and the most attractive opportunity for Pace management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. The Pace Board also believes that such processes have not presented a better alternative.

•	Terms of the Transaction Agreement. The Pace Board considered the terms and conditions of the Transaction Agreement and the transactions contemplated thereby, including the Business Combination.

•

Independent Director Role. The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Ms. Kathleen Philips and Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood, took an active role in evaluating and guiding Pace management on the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and the governance of Pace post-Business Combination, including the Proposed Charter. Pace’s independent directors evaluated and unanimously approved, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

For more information about the Pace Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination — The Pace Board’s Reasons for the Business Combination.”

Independent Director Oversight

The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood and Ms. Kathleen Philips, took an active role in evaluating the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and the governance of Pace post-Business Combination, including the Proposed Charter. As part of their evaluation of the Business Combination, Pace’s independent directors were aware of the potential conflicts of interest with Pace Sponsor and its affiliates, including TPG, that could arise with regard to the proposed terms of the Transaction, the Investment Private Placement and Pace Charter and the governance of Pace following the Business Combination. The independent directors of Pace reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Articles and NYSE listing requirements that the business or assets acquired in Pace’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of June 13, 2019, the date of the execution of the Transaction Agreement, the balance of the Trust Account was approximately $445,802,899 (excluding $15,750,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $356,642,319. In reaching its conclusion that the Business Combination meets the 80% asset test, the Pace Board reviewed the enterprise value of Accel of approximately $763 million implied by adding a common equity value of approximately $651 million and approximately $112 million of net debt. In determining whether the enterprise value described above represents the fair market value of Accel, the Pace Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Transaction Agreement and Related Agreements” and the fact that the purchase price for Accel was the result of an arm’s length negotiation. As a result, the Pace Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

The Extraordinary General Meeting of Pace in lieu of the 2019 Annual General Meeting of Pace

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting of Pace will be held on [●], 2019, at [●] local time at [●].

Proposals

At the Extraordinary General Meeting, Pace shareholders will be asked to consider and vote on:

1.

Business Combination Proposal — To consider and vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1);

2.	Domestication Proposal — To consider and vote upon a proposal to approve by special resolution the Pace Domestication, to occur immediately prior to the Stock Purchase (Proposal No. 2);

3.

NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable provisions of NYSE Listing Rule 312.03, the issuance of more than 20% of Pace’s issued and outstanding common stock following the Pace Domestication to Accel shareholders in connection with the Business Combination (Proposal No. 3);

4.	Charter Proposal — To consider and vote upon a proposal to adopt the Proposed Charter, to be effective following the Pace Domestication and immediately prior to the Stock Purchase (Proposal No. 4);

5.

Governance Proposals — To consider and vote upon, on a non-binding advisory basis, separate proposals to approve certain aspects of the provisions of the Proposed Charter that materially affect stockholder rights, which are being separately presented in accordance with SEC requirements (Proposal No. 5); and

6.

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (iii) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied (Proposal No. 6).

Voting Power; Record Date

Only Pace shareholders of record at the close of business on [●], 2019, the record date for the Extraordinary General Meeting, will be entitled to vote at the Extraordinary General Meeting. Each Pace shareholder is entitled to one vote for each Pace Ordinary Share that such shareholder owned as of the close of business on the record date. If a Pace shareholder’s shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were [●] Pace Ordinary Shares outstanding, of which [●] are Public Shares and [●] are Founder Shares held by the Pace Initial Shareholders.

Vote of the Pace Initial Shareholders and Pace’s Other Directors and Officers

Prior to the Pace IPO, Pace entered into agreements with the Pace Initial Shareholders and the other current directors and officers of Pace, pursuant to which each agreed to vote any Pace Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Pace Initial Shareholders, including the Pace Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination. As of the record date, the Pace Initial Shareholders and the other current directors and officers own [●] Founder Shares, representing [●]% of the Pace Ordinary Shares then outstanding and entitled to vote at the Extraordinary General Meeting.

The Pace Initial Shareholders and the other current directors and officers of Pace have waived any redemption rights, including with respect to Public Shares purchased in the Pace IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Pace Initial Shareholders have no redemption rights upon the liquidation of Pace and will be worthless if no business combination is effected by Pace by December 31, 2019. However, the Pace Initial Shareholders, officers and directors are entitled to redemption rights upon the liquidation of Pace with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals at the Extraordinary General Meeting

The approval of the Business Combination Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum. The Pace Initial Shareholders have agreed to vote their Founder Shares and any Public Shares purchased by them during or after the Pace IPO in favor of the Business Combination Proposal.

The approval of the Domestication Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Domestication Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the NYSE Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the NYSE Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the Charter Proposal requires (i) a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting and (ii) the Pace Ordinary Shares so voted constitute, upon conversion to Class A-1 Shares in connection with the Pace Domestication but excluding any conversions to be consummated pursuant to the Class F Share Exchange, a majority of outstanding stock entitled to vote thereon. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

The approval of each of the Governance Proposals, which is a non-binding advisory vote, requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on a Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on a Governance Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

It is important for you to note that, in the event that Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal does not receive the requisite vote for approval, Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination, it is likely that it will fail to complete an initial business combination by December 31, 2019, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Pace Shareholders

The Pace Board believes that each of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors

In considering the recommendation of the Pace Board to vote in favor of the Business Combination, Pace shareholders should be aware that aside from their interests as shareholders, the Pace Initial Shareholders and certain other members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. The Pace Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Pace shareholders that they approve the Business Combination. Pace shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things, the fact that:

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them (but not with respect to any Public Shares held by them) if Pace fails to complete an initial business combination by December 31, 2019;

•

Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 31, 2019;

•

if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has discussed entering into a transaction agreement or claims of any third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

Pace Sponsor paid an aggregate of $11,000,000 for its 7,333,333 Private Placement Warrants to purchase Public Shares (of which 2,444,444 will be surrendered for cancelation in the Sponsor Warrant Cancelation) and that such Private Placement Warrants will expire worthless if the Business Combination is not consummated by December 31, 2019;

•

with certain limited exceptions, the Private Placement Warrants and the underlying Public Shares will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination;

•

at the option of Pace Sponsor, any amounts outstanding under any working capital loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A-1 Shares;

•

the Founder Shares will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the completion of a business combination, (ii) subsequent to an initial business combination, if the last sale price of the Public Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination or (iii) following a business combination, the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•	Pace Sponsor will receive, in connection with the Sponsor Class F Share Exchange and pursuant to the Pace Sponsor Support Agreement, up to 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares;

•	the independent directors of Pace will receive, in connection with the Director Class F Share Exchange and pursuant to the Director Letter Agreements, 200,000 Class A-1 Shares;

•

the Pace Initial Shareholders may continue to hold Class A-1 Shares and the Class A-1 Shares to be issued to Pace Initial Shareholders upon exercise of Private Placement Warrants following the Business Combination, subject to certain lock-up periods. Specifically, with certain limited exceptions, the Class A-1 Shares to be received by the Pace Initial Shareholders will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the closing of the Stock Purchase, (ii) following the closing of the Stock Purchase, if the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Stock Purchase) and (iii) the date following the closing of the Stock Purchase on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•

the Pace Initial Shareholders paid an aggregate of $25,000 for the Founder Shares and a certain portion of such Founder Shares will be exchanged for up to 8,000,000 Class A-1 Shares in the Class F Share Exchange, which, if unrestricted and freely tradable, would be valued at approximately up to $80,496,000 assuming a Class A-1 Share price of $10.32 per share, based on the trading price of Public Shares as of June 12, 2019, the last trading day before the Business Combination was publicly announced, but, given the lock-up periods on Class A-1 Shares to be received the Pace Initial Shareholders in connection with the Business Combination as described above, Pace believes such shares have less value;

•

Pace and certain other parties to the Transaction Agreement will have the right to nominate to the Pace Board, five of its seven members, who are anticipated to serve on the Pace Board following the Business Combination;

•	Pace existing directors and officers will continue to be indemnified and the Pace’s directors’ and officers’ liability insurance will continue after the Business Combination;

•

the Pace Initial Shareholders have registration rights pursuant to a registration rights agreement with Pace, and that in connection with the Business Combination, the Pace Initial Shareholders will enter into the Registration Rights Agreement;

•

the Pace Affiliate has entered into a Subscription Agreement with Pace, pursuant to which the Pace Affiliate will purchase an aggregate of 1,399,212 Class A-1 Shares for a purchase price of $10.22 per share; and

•

none of the Pace officers or directors are required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

Redemption Rights

Pursuant to the Articles, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Articles. As of September 30, 2019, this would have amounted to approximately $10.29 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own shares of Pace following the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Public Shares included in the Public Units sold in the Pace IPO. Accordingly, all Public Shares in excess of such 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash and will be converted to Class A-1 Shares on a one-for-one basis pursuant to the Business Combination.

Pace has no specified maximum redemption threshold under the Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Pace public shareholders will reduce the balance of the Trust Account, which was approximately $429,732,943 as of September 30, 2019. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Public Shares by Pace’s public shareholders, this condition is not met and is not waived, then each of Pace and Accel may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Pace shareholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pace — Redemption Rights” in order to properly redeem their Public Shares.

Certain Information Relating to Pace

Pace Board and Executive Officers before the Business Combination

Prior to the Business Combination, the following individuals serve as directors and executive officers of Pace:

Name	Age	Position
David Bonderman	76	Chairman
Chad Leat	63	Director
Kathleen Philips	52	Director
Robert Suss	48	Director
Paul Walsh	64	Director
Kneeland Youngblood	63	Director
Karl Peterson	48	President, Chief Executive Officer and Director
Martin Davidson	42	Chief Financial Officer
Eduardo Tamraz	35	Executive Vice President of Corporate Development, Secretary

Pace Board and Executive Officers Following the Business Combination

Pace is currently evaluating potential director nominees and executive officer appointments, but anticipates that the directors and executive officers of Pace upon consummation of the Business Combination will include the following:

Name	Age	Position
Andrew Rubenstein	50	Chief Executive Officer, President and Director
Karl Peterson	48	Chairman and Director
Brian Carroll	56	Chief Financial Officer
Derek Harmer	52	Secretary
Gordon Rubenstein	48	Director
Kathleen Philips	52	Director
David W. Ruttenberg	78	Director
Eden Godsoe	50	Director
[●]	[●]	Director

Listing of Securities

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

Comparison of Shareholder Rights

Until consummation of the Business Combination, Cayman Islands law and the Articles will continue to govern the rights of Pace shareholders. After consummation of the Business Combination, Delaware law and the Proposed Charter will govern the rights of Pace shareholders.

There are certain differences in the rights of the Pace shareholders prior to the Business Combination and after the Business Combination. See “Comparison of Shareholder Rights.”

Regulatory Approvals

Under the Transaction Agreement, the parties are required to make all pre-merger notification filings required under the HSR Act. The parties submitted filings required under the HSR Act in connection with the transactions contemplated by the Transaction Agreement on June 27, 2019, and received early termination of the waiting period under the HSR Act on July 10, 2019.

In addition, under the Transaction Agreement, the parties are required to make all filings and submissions with the PA Board and the IGB, or such successor governmental entity, as are required under any law applicable to such party or any of its affiliates. As of July 31, 2019, Pace had made all such filings with the PA Board and the IGB.

Material U.S. Federal Income Tax Consequences

Please see the section entitled “Material Tax Considerations.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pace will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Accel issuing stock for the net assets of Pace, accompanied by a recapitalization. The net assets of Pace will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of Pace Ordinary Shares in connection with the Business Combination.

Appraisal rights are not available to holders of Accel Stock in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Pace has engaged Morrow to assist in the solicitation of proxies.

If a Pace shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A Pace shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of Pace — Revoking Your Proxy.”

Risk Factor Summary

In evaluating the Business Combination and the proposals to be considered and voted on at the Extraordinary General Meeting, you should carefully review and consider the risk factors set forth under “Risk Factors.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Pace and Accel to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of Pace following consummation of the Business Combination.

Selected Financial Data

Selected Historical Financial Data of Pace

Statement of Operations Data:

	For the Six Months Ended June 30, 2019 (unaudited)	For the Six Months Ended June 30, 2018 (unaudited)	For the Year Ended December 31, 2018 (audited)	For the Period from February 14, 2017 (inception) to December 31, 2017 (audited)
Revenue	$—	$—	$—	$—
Professional fees, formation costs and other expenses	4,575,958	458,888	804,050	376,372

Loss from operations	(4,575,958)	(458,888)	(804,050)
Interest income	5,105,671	3,216,244	7,669,551

Net income (loss) attributable to ordinary shares	$529,713	$2,761,356	$6,865,501	$(376,372)

Net income (loss) per ordinary share:
Basic and diluted	$0.01	$0.05	$0.12	$(0.01)

Weighted average ordinary shares outstanding:
Basic and diluted	56,250,000	56,250,000	56,250,000	37,038,941

Consolidated Balance Sheet Data:

	As of June 30, 2019 (unaudited)	As of December 31, 2018 (audited)	As of December 31, 2017 (audited)
Assets
Current assets:
Cash	$692,097	$512,827	$372,073
Prepaid expenses	60,700	35,000	134,722

Total current assets	752,797	547,827	506,795
Investments held in Trust Account	461,275,222	456,919,551	450,000,000

Total assets	$462,028,019	$457,467,378	$450,506,795

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees, travel and other expenses	$4,283,400	$252,472	$157,390

Total current liabilities	4,283,400	252,472	157,390
Deferred underwriting compensation	15,750,000	15,750,000	15,750,000

Total liabilities	20,033,400	16,002,472	15,907,390
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 43,699,461, 43,646,490 and 42,959,940 shares at June 30, 2019, December 31, 2018 and December 31, 2017, respectively, at a redemption value of $10.00 per share	436,994,610	436,464,900	429,599,400
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,300,539 shares issued and outstanding (excluding 43,699,461 shares subject to possible redemption) at June 30, 2019, 1,353,510 shares and outstanding (excluding 43,646,490 shares subject to possible redemption) at December 31, 2018 and 2,040,060 shares issued and outstanding (excluding 42,959,940 shares subject to possible redemption) at December 31, 2017	130	135	204
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125	1,125
Additional paid-in capital	—	—	5,375,048
Retained earnings (accumulated deficit)	4,998,754	4,998,746	(376,372)

Total shareholders’ equity	5,000,009	5,000,006	5,000,005

Total liabilities and shareholders’ equity	$462,028,019	$457,467,378	$450,506,795

Selected Financial Information of Accel

The following selected financial data should be read in conjunction with “Accel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Accel’s consolidated financial statements and notes thereto contained elsewhere in this proxy statement/prospectus.

The consolidated statements of income data and consolidated statements of cash flows data for the years ended December 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from Accel’s audited consolidated financial statements contained herein. The consolidated statements of income data and consolidated statements of cash flows data for the six months ended June 30, 2019 and 2018 and the consolidated balance sheet data as of June 30, 2019 are derived from Accel’s unaudited consolidated financial statements contained herein. The unaudited consolidated financial statements and data have been prepared on the same basis as Accel’s audited consolidated financial statements and, in the opinion of Pace and Accel, reflect all adjustments, necessary for a fair presentation of this data. Historical results are not necessarily indicative of the results to be expected in the future.

Consolidated Statement of Income and Cash Flows Data

	Six months ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
			(As Restated)	(As Restated)	(As Restated)
Consolidated Statements of Income Data:
Total net revenues	$201,691,655	$159,355,521	$331,992,692	$248,434,919	$173,329,965
Operating income	17,974,949	14,500,740	24,868,526	18,170,065	13,777,943
Income before income tax expense	11,772,389	9,810,865	15,225,079	10,064,502	8,391,568
Net income	8,322,790	7,044,833	10,802,664	8,310,721	4,905,080
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$26,082,837	$23,755,419	$44,342,987	$33,097,094	$24,774,159
Net cash used in investing activities	(10,548,075)	(11,730,174)	(73,546,424)	(70,869,094)	(51,533,913)
Net cash provided by (used in) financing activities	(8,257,343)	(1,423,017)	46,121,721	59,080,982	49,314,673

Consolidated Balance Sheet Data

	As of June 30,	As of December 31,
	2019	2018	2017
		(As Restated)	(As Restated)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$99,506,812	$92,229,393	$75,311,109
Total current assets	113,698,058	102,010,712	83,165,649
Property and equipment, net	93,082,276	92,442,348	81,279,833
Total assets	339,755,453	335,174,215	263,374,226
Total current liabilities	80,929,915	85,882,584	82,957,539
Total long-term liabilities	191,278,861	192,174,139	135,881,823
Stockholders’ equity	67,546,677	57,117,492	44,534,864

Selected Historical Financial Data of Pace on a Pro Forma Basis

The selected unaudited pro forma condensed combined financial information for the six months ended June 30, 2019 and year ended December 31, 2018 combines the historical consolidated statements of operations of Pace and Accel giving effect to the Business Combination as if it had been completed on January 1, 2018, including Accel’s acquisition of 100% of the outstanding membership interest of Grand River. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical unaudited consolidated balance sheets of Pace and Accel giving effect to the Business Combination as if it had been completed on June 30, 2019. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined financial information is presented for informational purposes only. The summary unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would have been had the Business Combination actually occurred on the dates indicated and does not purport to project the combined company’s results of operations or financial condition for any future period or as of any future date. The summary unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the Business Combination or any potential changes in compensation plans. Additionally, the unaudited pro forma adjustments made in the summary unaudited pro forma condensed combined financial information, which are described in those notes, are preliminary and may be revised.

	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
	Year Ended December 31, 2018		Six Months Ended June 30, 2019
Pro Forma Condensed Combined Statement of Operations Data:
Total revenues	$388,182,355	$388,182,355	$231,944,114	$231,944,114
Operating income	$26,430,449	$26,430,449	$15,245,518	$15,245,518
Net income available to shareholders of Pace	$9,163,085	$7,677,568	$3,578,341	$2,761,086
Earnings per share — basic and diluted	$0.11	$0.13	$0.04	$0.05
Weighted-average number of shares outstanding during the period — basic and diluted	83,835,342	72,835,342	83,835,342	72,835,342

	Assuming No Additional Redemptions	Assuming Maximum Redemptions
	As of June 30, 2019
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$192,250,351	$109,494,185
Property and equipment	$114,258,276	$114,258,276
Total assets	$553,889,113	$471,132,948
Total liabilities	$406,519,407	$436,519,407
Total stockholders’ equity	$147,369,707	$34,613,541

Selected Comparative Per Share Information

Comparative Per Share Data of Pace

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the NYSE on June 12, 2019, the last trading day before the Business Combination was publicly announced, and on [●], 2019, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (TPGH.U)		Public Shares (TPGH)		Public Warrants (TPGH.WS)
June 12, 2019		$10.81		$10.32		$1.39
[●], 2019	$	[●]	$	[●]	$	[●]

The market prices of Pace securities could change significantly. Because the Pace conversion / exchange ratio will not be adjusted for changes in the market prices of the Public Shares, the value of the Pace Shares that Pace shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Transaction Agreement, the date of this proxy statement/prospectus, and the date on which Pace shareholders vote on adoption of the Transaction Agreement. Pace shareholders are urged to obtain current market quotations for Pace securities before making their decision with respect to the adoption of the Transaction Agreement.

Comparative Per Share Data of Accel

Historical market price information regarding Accel is not provided because there is no public market for Accel Stock.

Comparative Historical and Pro Forma Per Share Data

The following table sets forth:

•	historical per share information of Pace and Accel for the year ended December 31, 2018 and the six months ended June 30, 2019;

•	unaudited pro forma net income and cash dividends per share information giving effect to the Business Combination as if it had been completed on January 1, 2018; and

•

unaudited pro forma per share information of Pace for the year ended December 31, 2018 and the six months ended June 30, 2019, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Additional Redemptions: This scenario assumes that no additional Public Shares are redeemed other than the September 20, 2019 redemption of 3,247,267 Public Shares; and

•

Assuming Maximum Redemptions: This scenario assumes aggregate redemption payments of approximately $112.8 million. The maximum redemption amount is derived from the closing condition in the Transaction Agreement providing that the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22.5 million) and the Accel transaction expenses (which shall be deemed to be $17.0 million) must equal or exceed the lesser of (x) $350.0 million and (y) the aggregate Cash Elections of all the shareholders of Accel. Pursuant to the Transaction Agreement, such amount described in (ii) above will not, unless otherwise mutually agreed between the Accel Board and Pace Sponsor, cause Surviving Newco to exceed a leverage ratio of 2.5x LTM EBITDA (as defined in the Transaction Agreement) of Accel as at September 30, 2019, and, in calculating the leverage ratio, Pace will exclude acquisitions undertaken by Accel prior to the closing of the Stock Purchase, including Accel’s acquisition of 100% of the outstanding membership interests of Grand River for approximately $100.0 million. As of September 30, 2019, proceeds available under the Credit Agreement within this limitation were approximately $30.0 million, which may be further expanded to the extent that Pace arranges for an alternative credit facility prior to closing of the Stock Purchase, subject to the leverage ratio limitations set forth in the Transaction Agreement. The maximum redemption amount assumes maximum aggregate Cash Elections from Sellers of $350.0 million and available proceeds under the Credit Agreement of approximately $30.0 million, and is calculated based on the Trust Account balance of approximately $461.3 million as of June 30, 2019 less (a) September 20, 2019 redemptions of approximately $33.3 million and (b) minimum net tangible assets of $5.0 million as required by the Articles, approximately $30.0 million available proceeds under the Credit Agreement as of September 30, 2019 and approximately $48.0 million gross proceeds from the Investment Private Placement. The maximum redemption amount of $112.8 million represents the redemption of approximately 11 million public shares, calculated by dividing the maximum redemption amount of approximately $112.8 million by estimated per share redemption value of approximately $10.25 (equal to the Trust Account balance of approximately $461.3 million divided by 45.0 million outstanding Public Shares, in each case as of June 30, 2019).

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Pace, Accel and Grand River, and the accompanying notes to such financial statements, that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact Pace’s financial condition include risks that effect Accel’s operations, any failures of Pace to manage its growth effectively or to respond to the demand of licensed establishment partners following the consummation of the Business Combination, any inability to complete acquisitions and integrate acquired businesses, strict government regulation that is subject to frequent amendment, repeal or new interpretation and general economic uncertainty and the effect of general economic conditions on the gaming industry. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Historical(1)		Assuming No Additional Redemptions	Assuming Maximum Redemptions
	Accel	Pace
Book value per share(2)	$18.80	$0.09	$1.76	$0.48
Basic net income per share for the six months ended June 30, 2019	$2.47	$0.01	$0.04	$0.05
Basic net income per share for the year ended December 31, 2018	$3.22	$0.12	$0.11	$0.13
Diluted net income per share for the six months ended June 30, 2019	$2.32	$0.01	$0.04	$0.05
Diluted net income per share for the year ended December 31, 2018	$2.99	$0.12	$0.11	$0.13
Cash dividends per share	$—	$—	$—	$—

(1)

No Historical comparative data shown for Grand River as the entity is a two member LLC and no such data is disclosed in the historical financials. Refer to the historical financial statements included elsewhere in this proxy statement/prospectus.

(2)	Book value per share = (Total equity)/shares outstanding as of June 30, 2019.

Market Prices and Dividends

Pace

The Public Units, Public Shares and Public Warrants trade on the NYSE, under the symbols “TPGH.U,” “TPGH” and “TPGH.WS,” respectively. Each Public Unit consists of one Public Unit and one-third of a Public Warrant. The Public Units began trading on June 28, 2017, and the Public Shares and Public Units began trading on August 18, 2017.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on the NYSE for the periods presented:

	Public Units (TPGH.U)		Public Shares (TPGH)		Public Warrants (TPGH.WS)
	High	Low	High	Low	High	Low
Fiscal Year 2019:
Quarter ended March 31, 2019	$11.48	$10.32	$10.34	$9.98	$1.69	$1.00
Quarter ended June 30, 2019	$11.05	$10.50	$10.50	$10.11	$1.77	$1.20
Quarter ended September 30, 2019	$11.25	$10.60	$10.40	$10.25	$1.80	$1.43
Fiscal Year 2018:
Quarter ended March 31, 2018	$11.43	$10.10	$9.86	$9.67	$1.60	$1.49
Quarter ended June 30, 2018	$10.80	$10.25	$10.00	$9.76	$1.70	$1.42
Quarter ended September 30, 2018	$10.79	$10.10	$10.20	$9.84	$1.75	$1.59
Quarter ended December 31, 2018	$11.65	$10.30	$10.40	$9.98	$1.75	$0.97
Fiscal Year 2017:
Quarter ended June 30, 2017(1)	$10.35	$10.20	N/A	N/A	N/A	N/A
Quarter ended September 30, 2017(2)	$10.39	$10.15	$9.82	$9.75	$1.45	$1.40
Quarter ended December 31, 2017	$10.40	$10.16	$9.89	$9.69	$1.65	$1.50

(1)	Beginning on June 28, 2017 with respect to TPGH.U.
(2)	Beginning on August 18, 2017 with respect to TPGH and TPGH.WS.

On June 12, 2019, the trading date before the public announcement of the Business Combination, the Public Shares, Public Warrants and Public Units closed at $10.32, $1.39 and $10.81, respectively.

Pace has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Accel

Historical market price information regarding shares of Accel Stock is not provided because there is no public market for Accel Stock. Other than a one-time distribution in 2015, Accel has not paid any dividends on shares of Accel Stock and does not intend to pay dividends prior to the completion of the Business Combination.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Extraordinary General Meeting. Certain of the following risk factors apply to the business and operations of Accel and will also apply to the business and operations of Pace following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Pace following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Pace and Accel which later may prove to be incorrect or incomplete. Pace and Accel may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Pace and the Business Combination

If Pace is unable to complete an initial business combination by December 31, 2019, Pace will cease all operations except for the purpose of winding up and Pace will redeem the Public Shares and liquidate, in which case Pace’s public shareholders may only receive $10.00 per Public Share, or less than such amount in certain circumstances, and the Private Placement Warrants will expire worthless.

Pace executed a letter of intent with Accel with respect to the Business Combination on May 23, 2019, and accordingly pursuant to the Sponsor Letter Agreement and the Articles, has until December 31, 2019 to complete a business combination. If Pace has not completed an initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account and not previously released to fund Pace’s working capital requirements, subject to an annual limit of $750,000, net of tax (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pace’s remaining shareholders and the Pace Board, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law, in which case Pace’s public shareholders may only receive $10.00 per Public Share, or less than such amount in certain circumstances. In addition, if Pace fails to complete an initial business combination by December 31, 2019, there will be no redemption rights or liquidating distributions with respect to Pace Public Warrants or the Private Placement Warrants, which will expire worthless.

Because of Pace’s limited resources and the significant competition for business combination opportunities, if the Business Combination is not completed, it may be more difficult for Pace to complete an initial business combination. In addition, resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If Pace is unable to complete an initial business combination by December 31, 2019, Pace’s public shareholders may receive only approximately $10.00 per Public Share, on the liquidation of the Trust Account (or less than $10.00 per Public Share in certain circumstances where a third party brings a claim against Pace that Pace Sponsor is unable to indemnify), and the Public Warrants will expire worthless.

If Pace is unable to complete the Business Combination, Pace would expect to encounter intense competition from other entities having a business objective similar to its business objective, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Pace could acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Pace does and Pace’s financial resources will be relatively limited when contrasted with those of many of these competitors. While Pace believes there are numerous target businesses Pace could potentially acquire with the net proceeds of the Pace IPO and the sale of the Private Placement Warrants, Pace’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Pace’s available financial resources. This inherent competitive limitation may give others an advantage in pursuing the acquisition of certain target businesses. Furthermore, if Pace is obligated to pay cash for the Public Shares redeemed and, in the event Pace seeks shareholder approval of a business combination, Pace makes purchases of its Public Shares, potentially reducing the resources available to Pace for a business combination. Any of these obligations may place Pace at a competitive disadvantage in successfully negotiating a business combination.

Pace anticipates that, if Pace is unable to complete the Business Combination, the investigation of other specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If Pace decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if Pace reaches an agreement relating to a specific target business, Pace may fail to complete such business combination (including the Business Combination described in this proxy statement/prospectus) for any number of reasons including those beyond Pace’s control. Any such event will result in a loss to Pace of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

If Pace does not complete the Business Combination and is unable to complete an initial business combination by December 31, 2019, Pace’s public shareholders may receive only approximately $10.00 per Public Share on the liquidation of the Trust Account (or less than $10.00 per Public Share in certain circumstances where a third party brings a claim against Pace that Pace Sponsor is unable to indemnify) and the Public Warrants and Private Placement Warrants will expire worthless.

If the Business Combination is not completed, potential target businesses may have leverage over Pace in negotiating a business combination and Pace’s ability to conduct due diligence on a business combination as it approaches December 31, 2019 may decrease, which could undermine Pace’s ability to complete a business combination on terms that would produce value for Pace’s shareholders.

Any potential target business with which Pace enters into negotiations concerning a business combination will be aware that Pace must complete an initial business combination by December 31, 2019. Consequently, if Pace is unable to complete the Business Combination, a potential target may obtain leverage over Pace in negotiating a business combination, knowing that it is unlikely Pace will be unable to complete a business combination with another target business by December 31, 2019. This risk will increase as December 31, 2019 gets closer. In addition, Pace may have limited time to conduct due diligence and may enter into a business combination on terms that Pace would have rejected upon a more comprehensive investigation

TPG, through its affiliates, and members of the Rubenstein Family will own a significant portion of Pace Shares and will have representation on the Pace Board. TPG, through its affiliates, and members of the Rubenstein Family may have interests that differ from those of other shareholders.

Upon the completion of the Business Combination and Investment Private Placement and, when making the assumptions set forth under “The Business Combination — Impact of the Business Combination on Pace’s Public Float,” approximately 8.72% of Class A-1 Shares will be beneficially owned by the Pace Sponsor Members and approximately 1.67% of Class A-1 Shares will be beneficially owned by Pace Affiliate, all of which are affiliates of TPG. In addition, it is anticipated that three members of the Pace Board following the consummation of the Business Combination will be jointly nominated by Pace, an affiliate of TPG, the Sellers and the Shareholder Representatives, and another two members of the Pace Board following the consummation of the Business Combination will be jointly nominated by Pace, an affiliate of TPG, and the Shareholder Representatives. While Accel’s subsidiaries (including those holding gaming licenses) are expected to manage their respective operations in the ordinary course following the Business Combination, TPG may be able to significantly influence the outcome of matters submitted for action by directors of the Pace Board, subject to Pace’s directors’ obligation to act in the interest of all of Pace’s stakeholders, and for shareholder action, including the designation and appointment of the Pace Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. Following the Business Combination, so long as TPG continues to directly or indirectly own a significant amount of Pace’s outstanding equity interests and any individuals affiliated with TPG are members of the Pace Board and/or any committees thereof, TPG may be able to exert substantial influence on Pace and may be able to exercise its influence in a manner that is not in the interests of Pace’s other stakeholders. TPG’s influence over Pace’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Pace, which could cause the market price of Class A-1 Shares to decline or prevent public shareholders from realizing a premium over the market price for Class A-1 Shares. Additionally, TPG and its affiliates are in the business of making investments in companies and owning real estate, and may from time to time acquire and hold interests in businesses that compete directly or indirectly with Pace or that supply Pace with goods and services. TPG or its affiliates may also pursue acquisition opportunities that may be complementary to (or competitive with) Pace’s business, including Surviving NewCo, and as a result those acquisition opportunities may not be available to Pace. Prospective investors should consider that the interests of TPG may differ from their interests in material respects.

In addition, when making the assumptions set forth under “The Business Combination — Impact of the Business Combination on Pace’s Public Float,” approximately [●]% of Class A-1 Shares will be beneficially owned by Mr. A. Rubenstein, approximately [●]% of Class A-1 Shares will be beneficially owned by his brother, Mr. G. Rubenstein, and Mr. A. Rubenstein, together with Mr. G. Rubenstein and their father, Mr. Jeffrey Rubenstein (together, the “Rubenstein Family”) will collectively beneficially own approximately [●]% of Class A-1 Shares upon the completion of the Business Combination. Although each of Mr. A. Rubenstein, Mr. G. Rubenstein, and Mr. J. Rubenstein each disclaim legal or beneficial ownership of any Accel Stock owned or controlled by the others, the Rubenstein Family have and may exert significant influence over corporate actions requiring stockholder approval. In addition, Pace anticipates that each of Mr. A. Rubenstein and Mr. G. Rubenstein will be members of the Pace Board following the consummation of the Business Combination. As a result, the Rubenstein Family, including Mr. A. Rubenstein and Mr. G. Rubenstein may be able to significantly influence the outcome of matters submitted for director action, subject to Pace’s directors’ obligation to act in the interest of all of Pace’s stakeholders, and for shareholder action, including the designation and appointment of the Pace Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. Following the Business Combination, so long as the Rubenstein Family, including Mr. A. Rubenstein and Mr. G. Rubenstein continues to directly or indirectly own a significant amount of Pace’s outstanding equity interests and any individuals affiliated with members of the Rubenstein Family are members of the Pace Board and/or any committees thereof, and the Rubenstein Family, including Mr. A. Rubenstein and Mr. G. Rubenstein may be able to exert substantial influence on Pace and may be able to exercise its influence in a manner that is not in the interests of Pace’s other stakeholders. The Rubenstein Family, including Mr. A. Rubenstein’s and Mr. G. Rubenstein’s influence over Pace’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Pace, which could cause the market price of Class A-1 Shares to decline or prevent public shareholders from realizing a premium over the market price for Class A-1 Shares. Prospective investors should consider that the interests of the Rubenstein Family may differ from their interests in material respects.

In addition, pursuant to the Transaction Agreement and subject to certain limitations set forth in the Transaction Agreement, any person who will hold (together with such person’s affiliates) at least 8% of the outstanding Class A-1 Shares immediately following the closing of the Stock Purchase, will have the right to nominate an individual to be a member of the Pace Board immediately following the closing of the Stock Purchase. Please see “The Transaction Agreement and Related Agreements — The Transaction Agreement and Business Combination — Board of Directors.” Following the Business Combination, so long as any such shareholder with director nomination rights continues to directly or indirectly own a significant amount of Pace’s outstanding equity interests and any individuals affiliated with such shareholder are members of the Pace Board and/or any committees thereof, such major shareholder may be able to exert substantial influence on Pace and may be able to exercise its influence in a manner that is not in the interests of Pace’s other stakeholders. This influence over Pace’s management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Pace, which could cause the market price of Class A-1 Shares to decline or prevent public shareholders from realizing a premium over the market price for Class A-1 Shares.

The Pace Initial Shareholders and other officers and directors of Pace have agreed to vote in favor of the Business Combination, regardless of how Pace’s public shareholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Pace Initial Shareholders and the other officers and directors of Pace have agreed, and their permitted transferees will agree, pursuant to the terms of the Sponsor Letter Agreement entered into with Pace, to vote any Founder Shares held by them, as well as any Public Shares owned by them, in favor the Business Combination. As of the date hereof, the Pace Initial Shareholders and their permitted transferees own shares equal to 20% of the issued and outstanding Pace Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Pace Initial Shareholders agreed to vote any Pace Ordinary Shares owned by them in accordance with the majority of the votes cast by Pace’s public shareholders.

The Pace Initial Shareholders, certain other members of the Pace Board and Pace’s officers have interests in the Business Combination that are different from or are in addition to other Pace shareholders in recommending that Pace shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Pace Board’s recommendation that Pace shareholders vote in favor of the approval of the Business Combination Proposal, Pace shareholders should be aware that aside from their interests as shareholders, the Pace Initial Shareholders and certain other members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other Pace shareholders generally. These interests include the fact that:

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them (but not with respect to any Public Shares held by them) if Pace fails to complete an initial business combination by December 31, 2019;

•

Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 31, 2019;

•

if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has discussed entering into a transaction agreement or claims of any third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

Pace Sponsor paid an aggregate of $11,000,000 for its 7,333,333 Private Placement Warrants to purchase Public Shares (of which 2,444,444 will be surrendered for cancelation in the Sponsor Warrant Cancelation) and that such Private Placement Warrants will expire worthless if the Business Combination is not consummated by December 31, 2019;

•

with certain limited exceptions, the Private Placement Warrants and the underlying Public Shares will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination;

•

at the option of Pace Sponsor, any amounts outstanding under any working capital loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A-1 Shares;

•

the Founder Shares will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the completion of a business combination, (ii) subsequent to an initial business combination, if the last sale price of the Public Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination or (iii) following a business combination, the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•	Pace Sponsor will receive, in connection with the Sponsor Class F Share Exchange and pursuant to the Pace Sponsor Support Agreement, up to 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares;

•	the independent directors of Pace will receive, in connection with the Director Class F Share Exchange and pursuant to the Director Letter Agreements, 200,000 Class A-1 Shares;

•

the Pace Initial Shareholders may continue to hold Class A-1 Shares and the Class A-1 Shares to be issued to Pace Initial Shareholders upon exercise of Private Placement Warrants following the Business Combination, subject to certain lock-up periods. Specifically, with certain limited exceptions, the Class A-1 Shares to be received by the Pace Initial Shareholders will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the closing of the Stock Purchase, (ii) following the closing of the Stock Purchase, if the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Stock Purchase) and (iii) the date following the closing of the Stock Purchase on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•

the Pace Initial Shareholders paid an aggregate of $25,000 for the Founder Shares and a certain portion of such Founder Shares will be exchanged for up to 8,000,000 Class A-1 Shares in the Class F Share Exchange, which, if unrestricted and freely tradable, would be valued at approximately up to $80,496,000 assuming a Class A-1 Share price of $10.32 per share, based on the trading price of Public Shares as of June 12, 2019, the last trading day before the Business Combination was publicly announced, but, given the lock-up periods on Class A-1 Shares to be received the Pace Initial Shareholders in connection with the Business Combination as described above, Pace believes such shares have less value;

•

Pace and certain other parties to the Transaction Agreement will have the right to nominate to the Pace Board, five of its seven members, who are anticipated to serve on the Pace Board following the Business Combination;

•	Pace existing directors and officers will continue to be indemnified and the Pace’s directors’ and officers’ liability insurance will continue after the Business Combination;

•

the Pace Initial Shareholders have registration rights pursuant to a registration rights agreement with Pace, and that in connection with the Business Combination, the Pace Initial Shareholders will enter into the Registration Rights Agreement;

•

the Pace Affiliate has entered into a Subscription Agreement with Pace, pursuant to which the Pace Affiliate will purchase an aggregate of 1,399,212 Class A-1 Shares for a purchase price of $10.22 per share; and

•

none of the Pace officers or directors are required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

Since Pace Sponsor and officers and directors of Pace will lose their entire investment in Pace if an initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination, including the Business Combination, is appropriate for an initial business combination.

The Pace Initial Shareholders hold in the aggregate 11,250,000 Founder Shares, representing 20% of the total outstanding Pace Ordinary Shares upon completion of the Pace IPO. The Founder Shares will be worthless if Pace does not complete an initial business combination by December 31, 2019. In addition, Pace Sponsor holds an aggregate of 7,333,333 Private Placement Warrants, each exercisable to purchase one Public Share that will also be worthless if Pace does not complete an initial business combination by December 31, 2019.

The Founder Shares are identical to the Public Shares, except that (i) holders of the Founder Shares have the exclusive right to vote on the election of Pace directors prior to an initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, and (iii) the Pace Initial Shareholders, officers and directors have entered into the Sponsor Letter Agreement with Pace, pursuant to which they have agreed (A) to waive their redemption rights with respect to their Founder Shares and any Public Shares owned in connection with the completion of a business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete the Business Combination by December 31, 2019 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Pace fails to complete the Business Combination by December 31, 2019), (iv) the Founder Shares are subject to registration rights and (v) the Founder Shares are automatically convertible into Public Shares at the time of a business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to anti-dilution rights, as described herein. In connection with the Business Combination and pursuant to the Waiver Agreement, the holders of the Founder Shares have agreed to waive such conversion adjustment.

The personal and financial interests of Pace’s officers and directors may have influenced their motivation in identifying and selecting Accel, completing the Business Combination and may influence their operation of Pace following the Business Combination.

Since Pace Sponsor and Pace’s executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target, including the Business Combination, is appropriate for an initial business combination.

At the closing of Pace’s initial business combination, Pace Sponsor and Pace’s executive officers and directors, and any of their respective affiliates, will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on Pace’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of reasonable out-of-pocket expenses incurred in connection with activities on Pace’s behalf. These financial interests of Pace Sponsor and Pace’s executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination.

Pace’s public shareholders will not have the right to elect directors prior to the consummation of the Business Combination.

There is no requirement under the Companies Law of the Cayman Islands for Pace to hold annual or general meetings or elect directors. In addition, the holders of Founder Shares have the exclusive right prior to Pace’s initial business combination to elect Pace’s directors. Accordingly, holders of Public Shares will not have the right to vote on the election of directors prior to consummation of the Business Combination.

The Pace Initial Shareholders will control the election of the Pace Board until consummation of a business combination and hold a substantial interest in Pace. As a result, they will elect all of Pace’s directors and may exert a substantial influence on actions requiring shareholder vote, potentially in a manner that you do not support.

The Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares. In addition, the Founder Shares, all of which are held by the Pace Initial Shareholders, entitle the holders thereof to elect all of Pace’s directors prior to the initial business combination. Holders of Public Shares will have no right to vote on the election of directors during such time. These provisions of the Articles may only be amended by a special resolution passed by a majority of at least 90% of the issued and outstanding Pace Ordinary Shares voting in a general meeting. As a result, holders of Public Shares will not have any influence over the election of directors of Pace prior to an initial business combination.

In addition, as a result of their substantial ownership in Pace, the Pace Initial Shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that Pace shareholders do not support, including amendments to the Articles and approval of major corporate transactions, including the Business Combination. If the Pace Initial Shareholders purchase any additional Public Shares in the aftermarket or in privately negotiated transactions, this would increase their influence over these actions. Accordingly, the Pace Initial Shareholders will exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.

Pace Sponsor and Pace’s other directors, executive officers, advisors and their affiliates may elect to purchase Public Shares from Pace public shareholders, which may influence a vote on the Business Combination.

Pace Sponsor or Pace’s other directors, executive officers, advisors or their affiliates may purchase, in privately negotiated transactions or in the open market, Public Shares prior to the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Pace Sponsor or Pace’s other directors, executive officers, advisors or their affiliates purchase Public Shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the closing condition in the Transaction requiring that the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

During the pre-closing period, Pace is prohibited from entering and the Sellers have agreed to cause Accel not to enter into certain transactions that might otherwise be beneficial to Pace, Accel or their respective stockholders.

Until the earlier of consummation of the Business Combination or termination of the Transaction Agreement, Pace is subject to certain limitations on the operations of its business and the Sellers have agreed to cause Accel to be subject to certain limitations on the operations of its business, each as summarized under the “The Transaction Agreement and Related Agreements — Covenants of the Parties,” including, subject to specified exceptions, limitations on:

•	soliciting, negotiating or entering into transactions alternative to the Business Combination;

•

acquiring other entities and assets (whether by merger, asset purchase or other methods) that, in the case of Pace, are not pursuant to the Transaction Agreement, and, in the case of Accel, would result in costs in excess of certain thresholds or that would be outside the ordinary course of business and, in the case of Accel, disposing of any assets by any means (including through licenses) that would be outside the ordinary course of business or not pursuant to certain agreements in existence as of the date of the Transaction Agreement;

•	amending governing documents;

•	operating outside the ordinary course of business;

•	paying dividends;

•	reclassifying, repurchasing and, issuing securities; and

•	certain other business activities.

The limitations on Pace’s and Accel’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The need to obtain required regulatory approvals may delay or prevent consummation of the Business Combination or reduce the estimated benefits of the Business Combination.

Consummation of the Business Combination is conditioned upon, among other things, the receipt of any material governmental authorizations, consents, orders and approvals, as further described under “Regulatory Approvals Related to the Business Combination.” These regulatory conditions may not be satisfied for an extended period of time after the Extraordinary General Meeting, which may delay or prevent consummation of the Business Combination. If governmental bodies seek to impose conditions, lengthy negotiations may ensue among such governmental bodies, Pace and Accel. Such negotiations may delay or prevent consummation of the Business Combination and could result in additional costs.

Litigation may delay or prevent the completion of the Business Combination.

Although the Clairvest Litigation, which Pace believes has no merit, has been dismissed, additional litigation challenging the Business Combination could delay consummation of the Business Combination, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination. For more information about the Clairvest Litigation, see “Business of Accel and Certain Information About Accel — Legal Proceedings — Clairvest Litigation.” The existence of litigation relating to the Business Combination could also adversely impact the likelihood of obtaining approval for the Business Combination Proposal. Moreover, any future litigation could be time consuming and expensive and could divert Pace and Accel’s respective management’s attention away from their regular business.

Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.

Accel is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate their businesses and execute their business plans. Pace’s success following the Business Combination will depend in part upon its ability to retain Pace’s existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of Accel may experience uncertainty about their roles with Accel after the Business Combination, which may adversely affect the ability of Accel to retain or attract management personnel and other key employees.

Uncertainties about the Business Combination during the pre-closing period may cause suppliers to delay or defer decisions concerning Accel or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause suppliers to delay or defer decisions concerning Accel, which could negatively affect Accel’s business. Suppliers may seek to change existing agreements with Accel as a result of the Business Combination for these or other reasons.

Currently, the rights of Pace shareholders arise under Cayman Islands law as well as Pace’s existing organizational documents. Following the Pace Domestication, the rights of Pace’s shareholders will arise under Delaware law, which has anti-takeover implications or increase the likelihood that Pace is involved in costly litigation, as well as the proposed organizational documents of Pace, which could differ from the rights Pace shareholders currently possess.

In connection with the Pace Domestication, Pace’s organizational documents will change and it and its organizational documents will be governed by Delaware law rather than Cayman Islands law. The application of Delaware law to Pace as a result of the Pace Domestication may have the effect of deterring hostile takeover attempts or a change in control. Section 203 of the DGCL restricts certain “business combinations” with “interested shareholders” for three years following the date that a person becomes an interested shareholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested shareholder is approved by the board of directors prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested shareholder,” such interested shareholder holds at least 85% of the voting stock of Pace not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested shareholder,” the “business combination” is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested shareholder. A Delaware corporation may elect not to be governed by Section 203. Pace has not made such an election in its Proposed Charter. Further, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that Pace becomes involved in costly litigation, which could have a material adverse effect on Pace.

The Proposed Charter and the DGCL contain provisions that differ in some respects from those in the existing organizational documents and Cayman Islands law and, therefore, some rights of Pace shareholders following the Pace Domestication and the Business Combination could differ from the rights that Pace shareholders currently possess. For a more detailed description of the rights of Pace’s shareholders prior to the Pace Domestication and Business Combination and how they may differ from their rights following the Pace Domestication and Business Combination, please see the section entitled “Comparison of Shareholder Rights.”

Provisions in the Proposed Charter to be adopted in connection with the Business Combination designate the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain times of actions and proceedings that may be initiated by Pace shareholders, which could limit the ability of Pace shareholders to obtain a favorable judicial forum for disputes with Pace or with directors, officers or employees of Pace and may discourage stockholders from bringing such claims.

The Proposed Charter that will be in effect following completion of the Business Combination, provide that, to the fullest extent permitted by law, unless Pace consents to the selection of an alternative forum, and subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the parties named as defendants therein, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of Pace;

•	any action asserting a claim of breach of a fiduciary duty owed by any of Pace’s directors or officers to Pace or Pace’s stockholders, creditors or other constituents;

•

any action asserting a claim against Pace or any of Pace’s directors or officers arising pursuant to any provision of the DGCL or the Proposed Charter or post-Business Combination bylaws (as either may be amended and/or restated from time to time); or

•	any action asserting a claim against Pace that is governed by the internal affairs doctrine.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pace or any of Pace’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, stockholders will not be deemed to have waived Pace’s compliance with the federal securities laws and the rules and regulations thereunder and this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, this provision applies to Securities Act claims and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, Pace may incur additional costs associated with resolving such action in other jurisdictions, which could harm Pace’s business, results of operations and financial condition.

The Pace Domestication may result in taxes imposed on shareholders.

In connection with the Pace Domestication, Pace will reincorporate in the State of Delaware. The transaction may require a shareholder to recognize taxable income in the jurisdiction in which the shareholder is a tax resident or in which its members are resident if the shareholder is a tax transparent entity. Pace does not intend to make any cash distributions to shareholders to pay such taxes. Shareholders may be subject to withholding taxes or other taxes with respect to their ownership of Pace after the Pace Domestication.

Pace is likely a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

Because it is likely is a PFIC for the 2017 and 2018 taxable years and it is likely a PFIC for the current taxable year (which is expected to end on the date of the Pace Domestication), if the 2017, 2018 and current taxable year is included in the holding period of a beneficial owner of the Public Securities who or that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the U.S. Tax Code) have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person (a “U.S. Holder”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Moreover, Pace did not provide a PFIC annual information statement for 2017 or 2018 and does not expect to provide such statement for 2019. Please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Holders” for a more detailed discussion with respect to Pace’s PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the Public Securities.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

Pace has not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Pace to adverse U.S. federal income tax consequences that would be different than those described herein.

Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the Business Combination and the acquisition, ownership and disposition of Pace Delaware securities, including the applicability and effect of state, local, or non-U.S. tax laws, as well as U.S. federal tax laws.

Pace will incur significant transaction and transition costs in connection with the Business Combination, which raises substantial doubt about Pace’s ability to continue as a going concern.

Pace has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Pace’s transaction expenses as a result of the Business Combination are estimated at approximately $24,635,301 as of August 15, 2019, including $15,750,000 in deferred underwriting compensation to the underwriters of the Pace IPO.

As of June 30, 2019, Pace had current liabilities of $4,283,400 and negative working capital of $3,591,303 largely due to amounts owed for professional fees associated with the Business Combination. Pace has the ability to use annually up to $750,000 of interest earned from the Trust Account to fund working capital. Pace’s ability to continue as a going concern is dependent upon its ability to consummate an initial business combination or have access to sufficient interest income from the Trust Account to fund expenses and negative working capital balances. If there is insufficient interest income available to pay such amounts in full or if an initial business combination does not occur, Pace will need to obtain additional funds to meet its liabilities. Management’s options for obtaining additional working capital, to the extended needed, include potentially requesting loans from Pace Sponsor, affiliates of Pace Sponsor or certain of Pace’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that Pace will be able to raise such funds if they are needed. In addition, the successful completion of the Business Combination is contingent on customary closing conditions, including, but not limited to, approval by Pace’s public shareholders.

Pace will issue additional Pace Shares to complete the Business Combination. Such issuance will dilute the interest of Pace’s public shareholders and likely present other risks.

The issuance of the Pace Shares in connection with the Business Combination will dilute the equity interest of existing Pace shareholders and may adversely affect prevailing market prices for the Class A-1 Shares and/or Public Warrants.

Pace is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price Pace is paying for Accel is fair to Pace from a financial point of view.

Pace is not required to, and did not, obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”), or from an independent accounting firm, that the price Pace is paying under the Transaction Agreement is fair to Pace from a financial point of view. Pace’s public shareholders are therefore relying on the judgment of the Pace Board, who determined fair market value based on certain valuation measures, such as enterprise value divided by Adjusted EBITDA, enterprise value to Adjusted FCF and price divided by Adjusted Net Income.

Pace may waive one or more of the conditions to the Business Combination.

Pace may agree to waive, in whole or in part, one or more of the conditions to Pace’s obligations to complete the Business Combination, to the extent permitted by the Articles and applicable laws. For example, each party’s obligations to close the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. However, if Pace determines that a breach of this obligation is not material, then Pace may elect to waive that condition and close the Business Combination. Pace may not waive the condition that Pace public shareholders approve the Business Combination. Please see the section entitled “The Transaction Agreement and Related Agreements — Conditions to Closing of the Stock Purchase” for additional information.

Pace shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Pace’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Pace’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Articles to modify the substance or timing of

Pace’s obligation to redeem 100% of the Public Shares if Pace does not complete a business combination by December 31, 2019; and (iii) the redemption of all of the Public Shares if Pace is unable to complete a business combination by December 31, 2019, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

The exercise of discretion by Pace’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Transaction Agreement may result in a conflict of interest when determining whether such changes to the terms of the Transaction Agreement or waivers of conditions are appropriate and in the best interests of the public shareholders of Pace.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Transaction Agreement, would require Pace to agree to amend the Transaction Agreement, to consent to certain actions or to waive rights that Pace is entitled to under those agreements. Such events could arise because of changes in the course of Accel’s business, a request by the Accel shareholders or Accel to undertake actions that would otherwise be prohibited by the terms of the Transaction Agreement or the occurrence of other events that would have a material adverse effect on Accel’s business and would entitle Pace to terminate the Transaction Agreement. In any of such circumstances, it would be in the discretion of Pace, acting through the Pace Board, to grant its consent or waive its rights. The existence of the financial and personal interests of Pace’s directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Pace and the public shareholders of Pace and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Pace does not believe there will be any changes or waivers that Pace’s directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, Pace will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of the Pace public shareholders with respect to the Business Combination Proposal.

If Pace fails to maintain an effective system of internal control over financial reporting, Pace may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in Pace’s financial and other public reporting, which is likely to negatively affect Pace’s business and the market price of the Class A-1 Shares.

Effective internal control over financial reporting is necessary for Pace to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in Pace’s implementation could cause Pace to fail to meet its reporting obligations. In addition, any testing conducted by Pace, or any testing conducted by Pace’s independent registered public accounting firm, may reveal deficiencies in Pace’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to Pace’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in Pace’s reported financial information, which is likely to negatively affect Pace’s business and the market price of Class A-1 Shares.

Pace will be required to disclose changes made in its internal controls and procedures on a quarterly basis and its management will be required to assess the effectiveness of these controls annually. However, for as long as Pace is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of Pace’s internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Pace could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of Pace’s internal controls could detect problems that Pace’s management’s assessment might not. Undetected material weaknesses in Pace’s internal controls could lead to financial statement restatements and require Pace to incur the expense of remediation.

If third parties bring claims against Pace, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per Public Share.

Pace’s placing of funds in the Trust Account may not protect those funds from third-party claims against Pace. Although Pace will seek to have all third parties, service providers (other than Pace’s independent auditors), prospective target businesses or other entities with which Pace does business execute agreements with Pace waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of Pace’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Pace’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pace than any alternative.

Examples of possible instances where Pace may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Pace is unable to complete an initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against Pace within the ten years following redemption. Accordingly, the per-share redemption amount received by Pace’s public shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors.

Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace has not independently verified whether Pace Sponsor has sufficient funds to satisfy its indemnity obligations and believes that Pace Sponsor’s only assets are securities of Pace. Pace Sponsor may not have sufficient funds available to satisfy those obligations. Pace has not asked Pace Sponsor to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Pace may not be able to complete a business combination, and Pace shareholders would receive such lesser amount per share in connection with any redemption of Public Shares.

Pace’s directors may decide not to enforce the indemnification obligations of Pace Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Pace’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) other than due to the failure to obtain such waiver, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and Pace Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Pace’s independent directors would determine whether to take legal action against Pace Sponsor to enforce its indemnification obligations. While Pace currently expects that its independent directors would take legal action on its behalf against Pace Sponsor to enforce its indemnification obligations to Pace, it is possible that Pace’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Pace’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Pace’s public shareholders may be reduced below $10.00 per Public Share.

If, before distributing the proceeds in the Trust Account to Pace public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Pace’s shareholders and the per-share amount that would otherwise be received by Pace’s shareholders in connection with Pace’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Pace public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pace’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pace’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Pace’s shareholders in connection with its liquidation may be reduced.

Pace has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

Pace is a blank check company and has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Pace. The unaudited pro forma condensed combined statement of operations of Pace combines the historical audited results of operations of Pace for the year ended December 31, 2018 and unaudited results of Pace for the six months ended June 30, 2019 with the historical audited results of operations of Accel for the year ended December 31, 2018 and the unaudited results of Accel for the six months ended June 30, 2019, respectively, and gives pro forma effect to the Business Combination as if it had been consummated as of January 1, 2019. The unaudited pro forma condensed combined balance sheet of Pace combines the historical balance sheets of Pace and Accel as of June 30, 2019 and gives pro forma effect to the Business Combination as if it had been consummated on such date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Pace. Accordingly, Pace’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Pace’s public shareholders may be held liable for claims by third parties against Pace to the extent of distributions received by them upon redemption of their Public Shares.

If Pace is forced to enter into an insolvent liquidation, any distributions received by public shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Pace was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Pace’s shareholders. Furthermore, Pace’s directors may be viewed as having breached their fiduciary duties to Pace or its creditors and/or may have acted in bad faith, and thereby exposing themselves and Pace to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Pace cannot assure you that claims will not be brought against it for these reasons. Pace and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Pace’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $15,000 and to imprisonment for five years in the Cayman Islands.

If, after Pace distributes the proceeds in the Trust Account to its public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Pace Board may be viewed as having breached their fiduciary duties to Pace’s creditors, thereby exposing the members of the Pace Board and Pace to claims of punitive damages.

If, after Pace distributes the proceeds in the Trust Account to its public shareholders, Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pace’s shareholders. In addition, the Pace Board may be viewed as having breached its fiduciary duty to Pace’s creditors and/or having acted in bad faith, thereby exposing itself and Pace to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

Prior to the Pace Domestication, because Pace is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Prior to the Pace Domestication, Pace is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for Pace public shareholders to effect service of process within the United States upon Pace’s directors or executive officers, or enforce judgments obtained in the United States courts against Pace’s directors or officers. If the Domestication Proposal is approved pursuant to this proxy statement/prospectus, Pace will be a Delaware corporation following the closing.

Prior to the Pace Domestication, Pace’s corporate affairs will be governed by the Articles, the Companies Law of the Cayman Islands (as may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Pace’s directors to Pace under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Pace’s shareholders and the fiduciary responsibilities of Pace’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pace judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pace predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, prior to the Pace Domestication, Pace public shareholders may have more difficulty in protecting their interests in the face of actions taken by Pace management, members of the Pace Board or controlling shareholders of Pace than they would as public shareholders of a United States company.

Risks Related to Ownership of Pace Shares

Following the Business Combination, holders of Common Stock will be subject to certain gaming regulations, and if a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock.

Following the Business Combination, holders of Common Stock will be subject to certain gaming regulations. In Illinois, Pennsylvania and other regulated gaming jurisdictions, gaming laws can require any holder of Common Stock to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming laws in Illinois, Pennsylvania and other regulated gaming jurisdictions also require any person who acquires beneficial ownership of more than 5% of voting securities of a gaming company to notify the gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. If a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. For any cause deemed reasonable by the gaming authorities, subject to certain administrative proceeding requirements, gaming regulators in Illinois, Pennsylvania or elsewhere would have the authority to (i) deny any application; (ii) limit, condition, restrict, revoke, or suspend any license, registration, finding of suitability or approval, including revoking any licenses held by Pace following the Business Combination to conduct business in the state or (iii) fine any person licensed, registered, or found suitable or approved. Any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold, directly or indirectly, the beneficial ownership of any voting security or beneficial or record ownership of any non-voting security or any debt security of any public corporation that is registered with the gaming authority beyond the time prescribed by the gaming authority. A finding of unsuitability by a particular gaming authority in Illinois, Pennsylvania or elsewhere will impact that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Following the Business Combination, Pace will be a holding company and will depend on the ability of its subsidiaries to pay dividends.

Pace has never declared or paid any cash dividends, nor does it intend to pay cash dividends prior to the completion of the Business Combination. Following the Business Combination, Pace will be a holding company without any direct operations and will have no significant assets other than its ownership interest in Surviving NewCo. Accordingly, its ability to pay dividends will depend upon the financial condition, liquidity and results of operations of, and Pace’s receipt of dividends, loans or other funds from, Surviving NewCo and its subsidiaries. Pace’s subsidiaries are separate and distinct legal entities and have no obligation to make funds available to Pace. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which Pace’s subsidiaries may pay dividends, make loans or otherwise provide funds to Pace. For example, the ability of Surviving NewCo and its subsidiaries to make distributions, loans and other payments to Pace for the purposes described above and for any other purpose will be limited by the terms of the Credit Agreement.

The market price and trading volume of Class A-1 Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including the NYSE on which Pace intends to list the Class A-1 Shares to be issued in the Business Combination under the symbol “ACEL” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A-1 Shares following the Business Combination, the market price of Class A-1 Shares may be volatile and could decline significantly. In addition, the trading volume in Class A-1 Shares may fluctuate and cause significant price variations to occur. If the market price of Class A-1 Shares declines significantly, you may be unable to resell your shares at or above the market price of Class A-1 Shares as of the date of the consummation of the Business Combination. Pace cannot assure you that the market price of Class A-1 Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•

actual or anticipated differences in Pace’s estimates, or in the estimates of analysts, for Pace’s revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	changes to gaming laws, regulations or enforcement policies of applicable gaming authorities;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of Pace Shares;

•	publication of research reports about Pace or Surviving NewCo, its licensed establishments, the video gaming terminal industry generally;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving Pace, Accel or Surviving NewCo;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Pace’s management’s attention and resources, which could have a material adverse effect on Pace.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Pace, its share price and trading volume could decline significantly.

The market for Class A-1 Shares will depend in part on the research and reports that securities or industry analysts publish about Pace or its business, including Surviving NewCo. Securities and industry analysts do not currently, and may never, publish research on Pace, Accel or Surviving NewCo. If no securities or industry analysts commence coverage of Pace, the market price and liquidity for Class A-1 Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Pace downgrade their opinions about Class A-1 Shares, publish inaccurate or unfavorable research about Pace, or cease publishing about Pace regularly, demand for Class A-1 Shares could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect Pace, including the market price of Pace Shares and may be dilutive to existing shareholders.

In the future, Pace may incur debt or issue equity ranking senior to Pace Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that Pace issues in the future may have rights, preferences and privileges more favorable than those of Pace Shares. Because Pace’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond Pace’s control, it cannot predict or estimate the amount, timing, nature or success of Pace’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Pace Shares and be dilutive to existing shareholders.

The NYSE may delist Pace’s securities from trading on its exchange, which could limit investors’ ability to make transactions in Pace’s securities and subject Pace to additional trading restrictions.

The Public Shares, Public Warrants and Public Units are listed on the NYSE and Pace intends to list the Class A-1 Shares to be issued in connection with the Business Combination on the NYSE. There is no guarantee that Pace’s existing securities will remain listed on the NYSE or that the Class A-1 Shares to be issued in connection with the Business Combination will be listed or subsequently remain listed on the NYSE. Although Pace currently meet the minimum initial listing standards set forth in the NYSE listing standards, there can be no assurance that Pace’s securities will continue to be listed on the NYSE in the future or following the Business Combination. In order to continue listing Pace’s securities on the NYSE, Pace must maintain certain financial, distribution and share price levels. For instance, Pace must maintain a minimum number of holders of the Public Shares (300 public shareholders). On October 3, 2018, Pace received written notice from the NYSE that a NYSE Regulation review of the then-current distribution of Public Shares showed that Pace had fewer than 300 public shareholders and were therefore non-compliant with the relevant section of the NYSE Listed Company Manual. In accordance with the procedures set forth in the NYSE Listed Company Manual, Pace submitted a business plan demonstrating how Pace expected to return to compliance with the minimum public stockholders’ requirement within 18 months. In July 2019, Pace received a letter from the NYSE certifying its compliance as Pace now has more than 300 public shareholders. Additionally, in connection with an initial business combination, Pace will be required to demonstrate round lot compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of Pace’s securities on the NYSE. For instance, the Public Shares (or Class A-1 Shares, as applicable) would generally be required to be at least $4.00 per share and Pace must maintain a minimum of 400 round lot holders. There is no guarantee that Pace will be able to meet these initial listing requirements.

If the NYSE delists Pace’s securities from trading on its exchange and Pace is not able to list its securities on another national securities exchange, Pace expects its securities could be quoted on an over-the-counter market. If this were to occur, Pace could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Class A-1 Shares;

•	reduced liquidity for Class A-1 Shares;

•

a determination that Class A-1 Shares are a “penny stock” which will require brokers trading in Class A-1 Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pace’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Public Shares, Public Warrants and Public Units are listed on the NYSE, and, as a result, are covered securities and as Pace intends to list the Class A-1 Shares to be issued in connection with the Business Combination on the NYSE, and when so listed on the NYSE, they will, as a result, be covered securities. Although the states are preempted from regulating the sale of Pace’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Pace is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Pace were no longer listed on the NYSE, Pace’s securities would not be covered securities and Pace would be subject to regulation in each state in which it offers its securities.

Pace is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make the Pace Shares less attractive to investors, which could have a material and adverse effect on Pace, including its growth prospects.

Pace is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Pace will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following June 30, 2022, the fifth anniversary of the Pace IPO, (b) in which Pace has total annual gross revenue of at least $1.0 billion or (c) in which Pace is deemed to be a large accelerated filer, which means the market value of Pace Shares that is held by non-affiliates exceeds $700 million as of the last business day of the prior second fiscal quarter, and (ii) the date on which Pace has issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pace intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that Pace’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. Pace has not chosen to “opt out” of this extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pace, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pace’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used. Pace cannot predict if investors will find Pace Shares less attractive because Pace intends to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find Pace Shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for Pace Shares and the market price and trading volume of Pace Shares may be more volatile and decline significantly.

Risks Related to Pace’s Business Following the Business Combination

Unless the context requires otherwise, references to “Accel” in this section are to the business and operations of Accel prior to the Business Combination and the business and operations of Pace as directly or indirectly affected by Accel and its subsidiaries by virtue of Pace’s ownership of the business of Accel and its subsidiaries through its ownership of Surviving NewCo and its subsidiaries following the Business Combination.

If Accel fails to manage its growth effectively, Accel may be unable to execute its business plan or maintain high levels of service and customer satisfaction.

Accel has experienced, and expects to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on its management and its operational and financial resources. Since its inception, Accel has acquired 8 distributed gaming operators adding more than 480 licensed establishments to its portfolio of 1,762 total licensed establishments as of June 30, 2019. In addition, on September 17, 2019, Accel announced that it had completed the acquisition of 100% of the outstanding membership interests of Grand River Jackpot, LLC (“Grand River”) for approximately $100 million in cash. Grand River is a terminal operator in Illinois that operates over 1,800 video gaming terminals (“VGTs”) in over 450 licensed establishments. Further, on September 23, 2019, Accel closed a transaction to purchase from Illinois Gaming Systems, LLC terminal use agreements and equipment representing the operations of 139 VGTs in 29 licensed establishments for approximately $4.65 million. Accel has also experienced significant growth in the number of licensed establishment partners and players, and in the amount of data that it supports. Additionally, Accel’s organizational structure will become more complex as it scales its operational, financial and management controls to support additional jurisdictions as well as its reporting systems and procedures.

To manage growth in operations and personnel, Accel will need to continue to grow and improve its operational, financial, and management controls and reporting systems and procedures. Accel may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining its culture, which has been central to growth so far. Accel’s expansion has placed, and expected future growth will continue to place, a significant strain on management, customer experience, data analytics, sales and marketing, administrative, financial, and other resources. If Accel fails to manage its anticipated growth and change in a manner consistent with its reputation, the quality of its services may suffer, which could negatively affect its brand and reputation and harm its ability to attract licensed establishment partners and players.

Accel’s success depends on its ability to offer new and innovative products and services that respond to the demand of licensed establishment partners and create strong and sustained player appeal.

Accel’s success depends upon its ability to respond to the demands of licensed establishment partners and players by offering new and innovative products and services on a timely basis. Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful content remains popular for only limited periods of time, unless refreshed with new content or otherwise enhanced. If Accel fails to accurately anticipate the needs of licensed establishments and player preferences, it could lose business to competitors, which would adversely affect Accel’s results of operations, cash flows and financial condition following the Business Combination. Accel may not have the financial resources needed to introduce new products or services on a timely basis or at all.

Accel’s business depends on content for VGTs, stand-alone ATMs, redemption devices, amusement devices that is developed by third-party suppliers. Accel believes that creative and appealing game content results in more players visiting its licensed establishment partners, which offers more revenue for licensed establishment partners and provides them with a competitive advantage, which in turn enhances Accel’s revenue and ability to attract new business and to retain existing business. The success of such content is dependent on these suppliers’ ability to anticipate changes in consumer tastes, preferences and requirements and deliver to Accel in sufficient quantities and on a timely basis a desirable, high-quality and price-competitive mix of products. Accel’s suppliers’ products may fail to meet the expectations of licensed establishment partners due to changes in consumer preference or Accel’s suppliers may be unable to maintain a sufficient inventory to satisfy the demands of licensed establishment partners. In addition, suppliers must obtain regulatory approvals for new products, and such approvals may be delayed or denied. Accordingly, Accel may not be able to sustain the success of its existing game content or effectively obtain from third parties products and services that will be widely accepted both by licensed establishment partners and players.

Accel’s suppliers may also increase their prices due to increasing demand for their products from Accel’s competitors. Further, because there exists a limited number of suppliers in the distributed gaming business, an increase in supplier pricing may limit Accel’s ability to seek alternate sources of gaming content, and may result in increased operating expenses. See “— Accel is dependent on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms” for more information.

Accel is dependent on relationships with key manufacturers, developers and third parties to obtain VGTs, amusement machines, and related supplies, programs, and technologies for its business on acceptable terms.

The supply of Accel’s VGTs, stand-alone ATMs, redemption devices and amusement devices depends upon the manufacture, development, assembly, design, maintenance and repair of such products by certain key providers, as well as regulatory approval for these products. Accel’s operating results could be adversely affected by an interruption or cessation in the supply of these items, a serious quality assurance lapse, including as a result of the insolvency of any key provider, or regulatory issues related to key providers’ products or required licenses. Accel has achieved significant cost savings through centralized purchasing of equipment and non-equipment. However, as a result, Accel is exposed to the credit and other risks of having a small number of key suppliers. While Accel makes every effort to evaluate counterparties prior to entering into long-term and other significant procurement contracts, it cannot predict the impact on suppliers of the current economic environment and other developments in their respective businesses. Insolvency, financial difficulties, supply chain delays, regulatory issues or other factors may result in Accel’s suppliers not being able to fulfill the terms of their agreements. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to Accel, or may force them to seek to renegotiate existing contracts.

Failure of key suppliers to meet their delivery commitments could result in Accel being in breach of and subsequently losing contracts with key licensed establishment partners. Although Accel believes it has alternative sources of supply for the equipment and other supplies used in its business, the limited number of suppliers in the distributed gaming business could lead to delays in the delivery of products or components, and possible resultant breaches of contracts that it is party to with licensed establishment partners, increases in the prices it must pay for products or components, problems with product quality or components coming to the end of their life and other concerns. Accel may be unable to find adequate replacements for suppliers within a reasonable time frame, on favorable commercial terms or at all.

Certain of Accel’s products and services, including a Player Rewards Program that Accel intends to implement, include know-your-customer programs or technologies supplied by third parties. These programs and technologies could be an important aspect of products and services because they can confirm certain information with respect to players and prospective players, such as age, identity and location. Payment processing programs and technologies, typically provided by third parties, are also a necessary feature of Accel’s products and services. In the event that these products and technologies are not made available to Accel on acceptable terms, or in the event that they are defective, Accel’s results of operations, cash flows and financial condition may be materially adversely affected.

Accel’s future results of operations may be negatively impacted by slow growth in demand for VGTs and by the slow growth of new gaming jurisdictions.

Slow growth or declines in the demand for VGTs could reduce the demand for Accel’s services and negatively impact results of operations, cash flows and financial condition. Moreover, even with the expansion of gaming into new jurisdictions, the opening of new licensed establishments and the addition of new VGTs and amusement machines in existing licensed establishments, demand for Accel’s services could decline due to the desires of licensed establishment partners, unfavorable economic conditions, failure to obtain regulatory approvals and the availability of financing. Accordingly, Accel may not be successful in placing additional VGTs or amusement machines with additional licensed establishments.

Accel depends heavily on its ability to win, maintain and renew contracts with licensed establishment partners, and it could lose substantial revenue if it is unable to renew certain of its contracts on substantially similar terms or at all.

Accel’s contracts with its licensed establishment partners generally contain initial multi-year terms. Contracts entered into prior to February 2018 typically contain automatic renewal provisions that provide the individual partner with an option to terminate within a specified time frame. As a result of the Illinois Gaming Board (the “IGB”) rule changes, contracts entered into after February 2018 do not contain renewal provisions, automatic or otherwise. At the end of a contract term, licensed establishment partners may choose to extend their engagement by signing a new contract or may sign with a competitor terminal operator, in their sole discretion.

While Accel has historically experienced high rates of contract extension or renewal, these rule changes may lead to declines in contract extension or renewal. The termination, expiration or failure to renew one or more of its contracts with its licensed establishment partners could cause it to lose substantial revenue, which could have an adverse effect on its ability to win or renew other contracts or pursue growth initiatives.

In addition, Accel may not be able to obtain new or renewed contracts with licensed establishment partners that contain terms that are as favorable as Accel’s current terms in its current contracts, and any less favorable contract terms or diminution in scope could negatively impact Accel’s business.

Additionally, Accel’s revenue, business, result of operations, cash flows and financial condition could be negatively affected if its licensed establishment partners sell or merge themselves or their licensed establishments with other entities. Upon the sale or merger of such licensed establishments, Accel’s licensed establishment partners could choose to no longer partner with Accel and decide to contract with its competitors.

Unfavorable economic conditions, or decreased discretionary spending or travel due to other factors such as terrorist activity or threat thereof, civil unrest or other economic or political uncertainties, may adversely affect Accel’s business, results of operations, cash flows and financial condition.

Unfavorable economic conditions, including recession, economic slowdown, decreased liquidity in the financial markets, decreased availability of credit and relatively high rates of unemployment, could have a negative effect on Accel’s business. Unfavorable economic conditions could cause licensed establishment partners to shut down or ultimately declare bankruptcy, which could adversely affect Accel’s business. Unfavorable economic conditions may also result in volatility in the credit and equity markets. The difficulty or inability of licensed establishment partners to generate or obtain adequate levels of capital to finance their ongoing operations may cause some to close or ultimately declare bankruptcy. Accel cannot fully predict the effects that unfavorable social, political and economic conditions and economic uncertainties and decreased discretionary spending or travel could have on its business.

Accel’s revenue is largely driven by players’ disposable incomes and level of gaming activity. Unfavorable economic conditions may reduce the disposable incomes of players at licensed establishment partners and may result in fewer players visiting licensed establishment partners, reduced play levels, and lower amounts spent per visit, adversely affecting Accel’s results of operations and cash flows. Adverse changes in discretionary consumer spending or consumer preferences, which may result in fewer players visiting licensed establishment partners and reduced frequency of visits and play levels, could also be driven by an unstable job market, outbreaks of contagious diseases or other factors. Socio-political factors such as terrorist activity or threat thereof, civil unrest or other economic or political uncertainties that contribute to consumer unease may also result in decreased discretionary spending or travel by players and have a negative effect on Accel.

Accel’s revenue growth and future success depends on its ability to expand into new markets, including Pennsylvania, which may not occur as anticipated or at all.

Accel’s future success and growth depend in large part on the successful addition of new licensed establishments as partners (whether through organic growth, conversion from competitors or partner relationships) and on the entry into new markets, including other licensed jurisdictions such as Pennsylvania, where Accel was recently granted a conditional license as a VGT terminal operator. These markets are new to Accel and its success depends in part on displacing entrenched competitors who are familiar with these markets and are known to players. In many cases, Accel is attempting to enter into or expand its presence in these new markets and where the appeal and success of VGTs and other forms of entertainment has not yet been proven. In some cases, Accel may need to develop or expand its sales channels and leverage the relationships with its licensed establishment partners in order to execute this strategy. There can be no assurance that video gaming will have success with new licensed establishment partners or in new markets, or that it will succeed in capturing a significant or even acceptable market share in any new markets, including Pennsylvania. In addition, it is possible that Accel will not be able to enter the Pennsylvania market at all, due to regulatory or other concerns. See “— Accel is subject to strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on the ability to grow or may expose Accel to fines or other penalties.” If Accel fails to successfully expand into these markets, it may have difficulty growing its business and may lose business to its competitors.

Accel’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.

Accel currently supplies VGTs and amusement devices to licensed establishments solely in Illinois. Due to this geographic concentration, Accel’s results of operations, cash flows and financial condition are subject to greater risks from changes in local and regional conditions, such as:

•	changes in local or regional economic conditions and unemployment rates;

•	changes in local and state laws and regulations, including gaming laws and regulations;

•	a decline in the number of residents in or near, or visitors to, licensed establishment partners;

•	changes in the local or regional competitive environment; and

•	adverse weather conditions and natural disasters (including weather or road conditions that limit access to licensed establishments).

Licensed establishment partners largely depend on local markets for players. Local competitive risks and the failure of licensed establishment partners to attract a sufficient number of guests, players and other visitors in these locations could adversely affect Accel’s business. As a result of the geographic concentration of Accel’s businesses, it faces a greater risk of a negative impact on its results of operations, cash flows and financial condition in the event that Illinois is more severely impacted by any such adverse condition, as compared to other areas in the United States. If Accel is successful in expanding its operations into Pennsylvania or other gaming jurisdictions, it may face similar concentration risk there.

If Accel fails to offer a high-quality customer experience, its business and reputation may suffer.

Once Accel places VGTs and amusement machines with licensed establishment partners, those licensed establishment partners rely on support services to resolve any related issues. High-quality user and partner education and customer experience have been key to Accel’s brand and is important for the successful marketing and sale of its products and services and to increase the number of VGTs and amusement machines at licensed establishments. The importance of high-quality customer experience will increase as Accel expands its business and pursues new licensed establishment partners and potentially expands into new jurisdictions. For instance, if Accel does not help its licensed establishment partners quickly resolve issues, whether those issues are regulatory, technical, or data related, and provide an effective ongoing customer experience, its ability to retain or renew contracts with its licensed establishment partners could suffer and its reputation with existing or potential licensed establishment partners may be harmed. In some cases, Accel depends on third-parties to resolve such issues, the performance of which is out of Accel’s control. Further, Accel’s success is highly dependent on business reputation and positive recommendations from existing licensed establishment partners. Any failure to maintain high-quality customer experience, or a market perception that Accel does not maintain a high-quality customer experience, could harm its reputation, its ability to market or sell its services to existing and prospective licensed establishment partners, and Accel’s results of operations, cash flows and financial condition.

In addition, as Accel continues to grow its operations and expand into additional jurisdictions, Accel needs to be able to provide efficient customer support that meets the needs of its licensed establishment partners. The number of licensed establishments with Accel’s products has grown significantly and that may place additional pressure on its support organization. As Accel’s base of licensed establishment partners continues to grow, it may need to increase the number of relationship managers, customer service and other personnel it employs to provide personalized account management, assistance to its licensed establishment partners in navigating regulatory applications and ongoing compliance concerns, and customer service, training, and revenue optimization. If Accel is not able to continue to provide high levels of customer service, its reputation, as well as Accel’s results of operations, cash flows and financial condition, could be harmed.

Accel’s revenue growth and ability to achieve and sustain profitability will depend, in part on being able to expand its sales force and increase the productivity of its sales force.

As of June 30, 2019, most of Accel’s revenue has been attributable to the efforts of its sales force, which consists of both in-house personnel and independent agents. In order to increase Accel’s revenue and achieve and sustain profitability, Accel intends to increase the size of its sales force to generate additional revenue from new and existing licensed establishment partners.

Accel’s ability to achieve significant revenue growth will depend, in large part, on its success in recruiting, training, and retaining sufficient numbers of in-house and independent sales personnel to support growth. New sales personnel require significant training and can take a number of months to achieve full productivity. Accel’s recent hires and planned hires may not become productive as quickly as expected and if new sales employees and agents do not become fully productive on the timelines that have been projected or at all, Accel’s revenue may not increase at anticipated levels and its ability to achieve long-term projections may be negatively impacted. In addition, as Accel continues to grow, a larger percentage of its sales force will be new to Accel and its business, which may adversely affect Accel’s sales if it cannot train its sales force quickly or effectively. Attrition rates may increase, and Accel may face integration challenges as it continues to seek to expand its sales force. Accel also believes that there is significant competition for sales personnel with the skills that it requires in the industries in which it operates, and may be unable to hire or retain sufficient numbers of qualified individuals in the markets where it operates or plans to operate. If Accel is unable to hire and train sufficient numbers of effective sales personnel or agents, or if the sales personnel or agents are not successful in obtaining new licensed establishment partners or increasing sales to Accel’s existing licensed establishment partners, Accel’s business may be adversely affected.

Accel periodically changes and adjusts its sales organization in response to market opportunities, competitive threats, management changes, product and service introductions or enhancements, acquisitions, sales performance, increases in sales headcount, cost levels, and other internal and external considerations. Any future sales organization changes may result in a temporary reduction of productivity, which could negatively affect Accel’s rate of growth. In addition, any significant change to the way Accel structures the compensation of its sales organization may be disruptive and may affect revenue growth.

Accel’s inability to complete acquisitions and integrate acquired businesses successfully could limit its growth or disrupt its plans and operations.

Accel continues to pursue expansion and acquisition opportunities in gaming and related businesses. Accel’s ability to succeed in implementing its strategy will depend to some degree upon its ability to identify and complete commercially viable acquisitions. Accel may not be able to find acquisition opportunities on acceptable terms or at all, or obtain necessary financing or regulatory approvals to complete potential acquisitions.

Accel may not be able to successfully integrate any businesses that it acquires or do so within intended timeframes. Accel could face significant challenges in managing and integrating its acquisitions and combined operations, including acquired assets, operations and personnel. In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes or cost expectations, which could result in increased costs and have an adverse effect on Accel’s results of operations, cash flows and financial condition. Accel expects to incur incremental costs and capital expenditures related to its contemplated integration activities.

Acquisition transactions may disrupt Accel’s ongoing business. The integration of acquisitions will require significant time and focus from management and may divert attention from the day-to-day operations of the combined business or delay the achievement of strategic objectives. Accel’s business may be negatively impacted following the acquisitions if it is unable to effectively manage expanded operations.

Accel faces significant competition from other gaming and entertainment operations, and Accel’s success in part relies on maintaining Accel’s competitive advantages and market share in key markets.

Accel faces significant competition from suppliers and other operators of VGTs and dartboards, pool tables, pinball and other related non-gaming equipment at licensed establishment partners. Accel competes on the basis of the responsiveness of its services, and the popularity, content, features, quality, functionality, accuracy, reliability of its products. In order to remain competitive and maintain Accel’s existing market share, Accel must continuously offer popular, high-quality games in a timely manner and new services or enhancements to its existing services. These services or enhancements may not be well received by licensed establishment partners or consumers, even if well reviewed and of high quality. In addition, some of Accel’s current and future competitors may enjoy substantial competitive advantages over it, such as greater name recognition, longer operating histories, or greater financial, technical, and other resources. These companies may use these advantages to offer services that respond better to the needs of licensed establishment partners, spend more on advertising and brand marketing, expand their operations, or respond more quickly and effectively than Accel does or can to new or changing opportunities, technologies, standards, regulatory conditions or requirements, or player preferences. These competitors could use these advantages to capture additional market share to Accel’s detriment in key markets. Additionally, Accel could lose some or all of the competitive advantages that it currently enjoys over its current and potential competitors. Accel also faces high levels of competition in the supply of services for newly legalized gaming jurisdictions and for openings of new or expanded licensed establishments. Accel’s success depends on its ability to successfully enter new markets and compete successfully for new business, which is not certain to occur. Any of these developments could have an adverse effect on Accel’s results of operations, cash flows and financial condition and could result in a loss of market share in key markets.

Accel operates in the highly competitive gaming industry, and Accel’s success depends on its ability to effectively compete with numerous types of businesses in a rapidly evolving, and potentially expanding, gaming environment.

While Accel’s operations face competition from many forms of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts, and travel, Accel faces particularly robust competition from other forms of gaming. The gaming industry is characterized by an increasingly high degree of competition among a large number of participants on both a local and national level, including casinos, internet gaming, sports betting, sweepstakes and poker machines not located in casinos, horse racetracks, including those featuring slot machines and/or table games, fantasy sports, real money iGaming, and other forms of gaming, such as, Internet-based lotteries, sweepstakes, and fantasy sports, and internet-based or mobile-based gaming platforms, which allow their players to wager on a wide variety of sporting events and/or play casino games from home or in non-casino settings. This could divert players from using Accel’s products in licensed establishment partners, and adversely affect its business. Even internet wagering services that are illegal under federal and state law but operate from overseas locations, may nevertheless be accessible to domestic gamblers and divert players from visiting licensed establishment partners to play on Accel’s VGTs.

The availability of competing gaming activities could increase substantially in the future. Voters and state legislatures may seek to supplement traditional tax revenue sources of state governments by authorizing or expanding gaming in Illinois, adjacent states or jurisdictions where Accel plans to operate in the future, such as Pennsylvania. For example, on June 2, 2019, the Illinois legislature passed a significant gaming expansion bill authorizing the addition of multiple casinos to the state, including a casino in Chicago, permitting slot and table games at three horse racetracks, adding slot machines to two airports and creating licensing criteria for those eligible to provide sports betting services. In addition, other jurisdictions are considering or have already recently legalized, implemented and expanded gaming, and there are proposals across the country that would legalize internet poker and other varieties of internet gaming in a number of states and at the federal level. For example, Pennsylvania recently enacted legislation allowing regulated online poker and casino-style games within the commonwealth and legalizing sports betting in casinos. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations (including VGTs). See “— Accel’s revenue growth and future success depends on its ability to expand into new markets, including Pennsylvania, which may not occur as anticipated or at all” for more information. While Accel believes it is well positioned to take advantage of certain of these opportunities, expansion of gaming in other jurisdictions (both legal and illegal) could further compete with Accel’s VGTs, which could have an adverse impact on Accel’s results of operations, cash flows and financial condition.

The concentration and evolution of the VGT manufacturing industry could impose additional costs on Accel.

A majority of Accel’s revenue is attributable to VGTs and related systems supplied by it at licensed establishment partners. A substantial majority of the VGTs sold in the U.S. in recent years have been manufactured by a few select companies, and there has been extensive consolidation within the gaming equipment sector in recent years, including the acquisitions of Bally Technologies, Inc. (which had acquired SHFL Entertainment, Inc.) and WMS Industries, Inc. by Scientific Games Corporation (“Scientific Games”) and International Game Technology PLC by GTECH S.p.A, respectively.

Consolidation may force Accel to enter into purchase arrangements for new VGTs that are more expensive to operate than its existing VGTs. If the newer VGTs do not result in sufficient incremental revenues to offset the potential increased investment and costs, it could damage Accel’s profitability. In the event that Accel loses a supplier, it may be unable to replace such supplier, and Accel’s remaining suppliers may increase fees and costs. See “— An increase in Accel’s borrowing costs would negatively affect its financial condition, cash flow and results of operations”.

Accel’s operations are largely dependent on the skill and experience of its management and key personnel. The loss of management and other key personnel could significantly harm Accel’s business, and it may not be able to effectively replace members of management who may leave Accel.

Accel’s success and competitive position are largely dependent upon, among other things, the efforts and skills of its senior executives and management team, which is expected to include Andrew H. Rubenstein as the Chief Executive Officer and President, Karl Peterson as Chairman of the Board, Brian Carroll as Chief Financial Officer and Derek Harmer as Secretary following the consummation of the Business Combination. Although Accel has entered into employment agreements with senior executives and key personnel, there can be no assurance that these individuals will remain employed. If Accel loses the services of any members of its management team or other key personnel following the Business Combination, its business may be significantly impaired.

Accel relies on assumptions and estimates to calculate certain key metrics, and real or perceived inaccuracies in such metrics may harm its reputation and negatively affect its business.

Accel regularly reviews metrics, including the number of players and other measures, to evaluate growth trends, measure performance and make strategic decisions. Additionally, Accel commits significant amounts of resources and employee time to understanding the inherent historical patterns of gaming results within individual licensed establishment partners. Accel uses this pattern recognition process to recommend more optimal gaming layouts for licensed establishment partners, with the goal of generating increased gaming revenue.

Certain of Accel’s key metrics, including the average post-acquisition net video gaming revenue per VGT per day (“hold-per-day”) and a number of other measures to evaluate growth trends and the quality of marketing and player behaviors, are calculated using data from Scientific Games, a contractor of the IGB. Scientific Games and the IGB may calculate certain metrics differently, which could limit the comparability of Accel’s key metrics and those of its competitors, who may use a different methodology to calculate similar metrics. For example, the IGB calculates average hold-per-day and other metrics using the number of VGTs that are active at the end of a given month, while Scientific Games uses the number of VGTs that are active at least one day during a month. See “Accel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for more information. While Accel believe these figures to be reasonable and that its reliance on them is justified, there can be no assurance that such figures are reliable or accurate. Should Accel decide to review these or other figures following the Business Combination, it may discover material inaccuracies, including unexpected errors in its internal data that result from technical or other errors. If Accel determines that any of its metrics are not accurate, they may be required to revise or cease reporting such metrics and such changes may harm Accel’s reputation and business.

Accel is subject to strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on the ability to grow or may expose Accel to fines or other penalties.

Accel is subject to the rules, regulations, and laws applicable to gaming, including, but not limited to, the Illinois Video Gaming Act and amendments thereto enacted by the Illinois state legislature (the “Illinois Gaming Act”), and the Pennsylvania Race Horse Development and Gaming Act and amendments thereto enacted by the Pennsylvania legislature (the “Pennsylvania Gaming Act”). These gaming laws and related regulations are administered by the IGB and Pennsylvania Gaming Control Board (the “PA Board”), respectively, which are regulatory boards with broad authority to create and interpret gaming regulations and to regulate gaming activities. These gaming authorities are authorized to:

•	adopt additional rules and regulations under the implementing statutes;

•	investigate violations of gaming regulations;

•	enforce gaming regulations and impose disciplinary sanctions for violations of such laws, including fines, penalties and revocation of gaming licenses;

•	review the character and fitness of manufacturers, distributors and operators of gaming services and equipment and make determinations regarding their suitability or qualification for licensure;

•	review and approve transactions (such as acquisitions, material commercial transactions, securities offerings and debt transactions); and

•	establish and collect related fees and/or taxes.

Although Accel plans to maintain compliance with applicable laws as they evolve and to generally maintain good relations with regulators, there can be no assurance that Accel will do so, and that law enforcement or gaming regulatory authorities will not seek to restrict Accel’s business in their jurisdictions or institute enforcement proceedings if Accel is not compliant. There can be no assurance that any instituted enforcement proceedings will be favorably resolved, or that such proceedings will not have an adverse effect on its ability to retain and renew existing licenses or to obtain new licenses in other jurisdictions. Gaming authorities may levy fines against Accel or seize certain assets if Accel violates gaming regulations. Accel’s reputation may also be damaged by any legal or regulatory investigation, regardless of whether Accel is ultimately accused of, or found to have committed, any violation. A negative regulatory finding or ruling in one jurisdiction could have adverse consequences in other jurisdictions, including with gaming regulators.

In addition to regulatory compliance risk, Illinois, Pennsylvania or any other states or other jurisdiction in which Accel operates or may operate (including jurisdictions at the county, district, municipal, town or borough level), certain jurisdictions may amend or repeal gaming enabling legislation or regulations. Changes to gaming enabling legislation or new interpretations of existing gaming laws may hinder or prevent Accel from continuing to operate in the jurisdictions where it currently conducts business, which could increase operating expenses and compliance costs or decrease the profitability of operations. Repeal of gaming enabling legislation could result in losses of capital investments and revenue, limit future growth opportunities and have an adverse effect on Accel’s results of operations, cash flows and financial condition. If any jurisdiction in which Accel operates were to repeal gaming enabling legislation, there could be no assurance that Accel could sufficiently increase revenue in other markets to maintain operations or service existing indebtedness. In particular, the enactment of unfavorable legislation or government efforts affecting or directed at VGT manufacturers or gaming operators, such as referendums to increase gaming taxes or requirements to use local distributors, would likely have a negative impact on operations. For example, the Illinois legislature has recently approved a gaming expansion bill that, in addition to providing for an increased number of possible gaming venues, also increases Illinois state tax on gaming revenue. Additionally, membership changes within regulatory agencies could impact operations. The IGB in particular has experienced significant personnel changes since the commencement of Accel’s VGT operations in 2012. Changes in the composition of the IGB can impact current rules, regulations, policies, enforcement trends and overall agendas of the Board.

Accel’s ability to operate in existing markets or expand into new jurisdictions could be adversely affected by difficulties, delays, or failures by Accel or its stakeholders in obtaining or maintaining required licenses or approvals.

Accel operates only in jurisdictions where gaming is legal. The gaming industry is subject to extensive governmental regulation by federal, state, and local governments, which customarily includes some form of licensing or regulatory screening of operators, suppliers, manufacturers and distributors and their applicable affiliates, their major shareholders, officers, directors and key employees. In addition, certain gaming products and technologies must be certified or approved in certain jurisdictions in which Accel operates, and these regulatory requirements vary from jurisdiction to jurisdiction. The scope of the approvals required can be extensive. Regulators review many facets of an applicant or holder of a license, including its financial stability, integrity and business experience. While the regulatory requirements vary by jurisdiction, most require:

•	licenses and/or permits;

•	documentation of qualifications, including evidence of financial stability;

•	other required approvals for companies who design, assemble, supply or distribute gaming equipment and services; and

•	individual suitability of officers, directors, major equity holders, lenders, key employees and business partners

Accel may not be able to obtain or maintain all necessary registrations, licenses, permits or approvals, or could experience delays related to the licensing process which could adversely affect its operations and ability to retain key employees. If Accel fails to obtain a license required in a particular jurisdiction for games and VGTs, hardware or software or have such license revoked, it will not be able to expand into, or continue doing business in, such jurisdiction. Any delay, difficulty or failure by Accel to obtain or retain a required license or approval in one jurisdiction could negatively impact the ability to obtain or retain required licenses and approvals in other jurisdictions, or affect eligibility for a license in other jurisdictions, which can negatively affect opportunities for growth. For example, if Accel’s license to operate in Illinois is not renewed as a result of a failure to satisfy suitability requirements or otherwise, its ability to obtain or maintain a license in Pennsylvania may be harmed. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay. The necessary permits, licenses and approvals may not be obtained within the anticipated time frames, or at all. Additionally, licenses, approvals or findings of suitability may be revoked, suspended or conditioned at any time. If a license, approval or finding of suitability is required by a regulatory authority and Accel fails to seek or does not receive the necessary approval, license or finding of suitability, or if it is granted and subsequently revoked, it could have an adverse effect on Accel’s results of operations, cash flows and financial condition.

While Accel has received a conditional terminal operator license from the PA Board, there can be no assurance that the final license will be obtained on terms necessary to achieve its objectives, or at all. While Accel does not expect that the composition of the PA Board will change prior to the next Pennsylvania gubernatorial election in 2022, there can be no assurances with respect thereto, and any changes in composition to the PA Board could alter existing interpretations or enforcement of the Pennsylvania Gaming Act, or otherwise affect the status of Accel’s pending final license before the PA Board. In Illinois, Accel was granted its original license to conduct business as a terminal operator of VGTs by the IGB in 2012, and have most recently had its license renewed in April 2019, retroactive to March 2019 for a period of one year. Renewal is subject to, among other things, continued satisfaction of suitability requirements.

In addition to any licensing requirements, all of Accel’s licensed establishment partners are required to be licensed, and delays in or failure to obtain approvals of these licenses may adversely affect results of operations, cash flows and financial condition.

Accel and certain of its affiliates, major stockholders (generally persons and entities beneficially owning a specified percentage (typically 5% or more) of equity securities), directors, officers and key employees are subject to extensive background investigations, personal and financial disclosure obligations and suitability standards in its businesses. Certain jurisdictions may require the same from Accel’s lenders or key business partners. The failure of these individuals and business entities to submit to such background checks and provide required disclosure, or delayed review or denial of application resulting from such submissions, could jeopardize Accel’s ability to obtain or maintain licensure in such jurisdictions. Any delay, difficulty, or failure any of Accel’s major stockholders, directors, officers, key employees, products or technology, to obtain or retain a required license or approval in one jurisdiction could negatively impact its licensure in other jurisdictions, which can ultimately negatively affect opportunities for growth. In addition, the failure of Accel’s officers, directors, key employees or business partners, equity holders, or lenders to obtain or maintain licenses in one or more jurisdictions may require Accel to modify or terminate its relationship with such officers, directors, key employees or business partners, equity holders, or lenders, or forego doing business in such jurisdiction. The licensing procedures and background investigations of the authorities that regulate Accel’s businesses may inhibit potential investors from becoming significant stockholders, inhibit existing stockholders from retaining or increasing their ownership, or inhibit existing stockholders from selling their shares to potential investors who are found unsuitable to hold Accel stock by gaming authorities or whose stock ownership may adversely affect Accel’s ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.

Failure to maintain adequate internal control over financial reporting could adversely affect Accel’s reputation and business.

Accel is responsible for establishing and maintaining adequate internal control over financial reporting. If Accel cannot maintain and execute adequate internal control over financial reporting or when necessary implement new or improved controls that provide reasonable assurance of the reliability of the financial reporting and preparation of its financial statements for external use, Accel may suffer harm to its reputation, fail to meet its public reporting requirements on a timely basis or be unable to properly report on its business and results of operations, cash flows and financial condition. Additionally, the inherent limitations of internal controls over financial reporting may not prevent or detect all misstatements or fraud, regardless of the adequacy of those controls. In addition, the adoption of any new accounting standards may require Accel to add new or change existing internal controls, which may not be successful. Each of the preceding changes could materially impact Accel’s internal control over financial reporting. Accel has identified three material weaknesses in its internal control over financial reporting as of December 31, 2018, each of which remains unremediated. While efforts are underway to remediate these identified material weaknesses, these efforts will take time. While these material weaknesses remain unremediated, an increased risk of material misstatement of the consolidated financial statements exists.

Following the consummation of the Business Combination, Accel will be obligated to develop and maintain proper and effective internal control over financial reporting. Accel has identified three material weaknesses in its internal control over financial reporting as of December 31, 2018, and if remediation of these material weaknesses is not effective, or if Accel fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

Pace is currently a public company and is required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting on its annual report on Form 10-K. Following the Business Combination, Accel will be subject to the same requirements. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause Accel to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of Class A-1 Shares.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as Accel is an “emerging growth company” under the JOBS Act following the consummation of the Business Combination, its independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by Accel’s auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require Accel to incur the expense of remediation. Accel is required to disclose changes made in its internal control and procedures on a quarterly basis. To comply with the public company requirements, Accel may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

In connection with the preparation of its consolidated financial statements, Accel has identified a number of adjustments to its consolidated financial statements that resulted in a restatement of previously issued financial statements. These adjustments relate to accounting for business acquisitions and subsequent accounting, accounting for route and customer acquisition costs and related liabilities, classification of items on the consolidated statements of stockholders’ equity and cash flows, accounting for income taxes, and other miscellaneous adjustments. Accel identified the cause of these adjustments was due to three material weaknesses in internal controls. A material weakness is a deficiency or combination of deficiencies in its internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its consolidated financial statements would not be prevented or detected on a timely basis. This deficiency could result in additional misstatements to its consolidated financial statements that would be material and would not be prevented or detected on a timely basis.

The following three material weaknesses in internal control over financial reporting have been identified, which are not remediated as of December 31, 2018, or currently:

•

A material weakness related to review of the consolidated financial statements and certain of the associated accounting analyses, journal entries and accounting reconciliations due, in part, to the lack of formally documented accounting policies and procedures, as well as headcount necessary to support consistent, timely and accurate financial reporting in accordance with U.S. GAAP;

•

A material weakness in the design and implementation of internal controls relating to business combination accounting and route and customer acquisition cost accounting due to the absence of formalized internal controls surrounding the determination of the fair value for assets acquired and liabilities assumed in business combinations, the accounting for initial route and customer acquisition costs and the accounting for such assets; and

•	A material weakness related to general information technology controls including the design and implementation of access and change management internal controls.

Accel has begun evaluating and implementing additional procedures in order to remediate these material weaknesses, however, it cannot assure you that these or other measures will fully remediate the material weaknesses in a timely manner. As part of the remediation plan to address the material weakness identified above, Accel has hired additional accounting and finance employees with the specific technical accounting and financial reporting experience necessary for a public company. Accel has hired these personnel after considering the appropriateness of each individual’s experience and believe that these personnel are qualified to serve in their current respective roles. As of June 30, 2019, Accel had 11 accounting and finance employees. In addition, Accel has begun to implement more formal accounting policies and procedures to support timely and accurate financial reporting in accordance with GAAP. Accel will continue to assess the adequacy of its accounting and finance personnel and resources, and will add additional personnel, as well as adjust its resources, as necessary, commensurate with any increase in the size and complexity of its business. Accel also increased the depth and level of review procedures with regard to financial reporting and internal control procedures. If Accel is unable to remediate these material weaknesses, or otherwise maintain effective internal control over financial reporting, it may not be able to report its financial results accurately, prevent fraud or file its periodic reports in a timely manner. If Accel’s remediation of these material weaknesses is not effective, or if it experiences additional material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Accel and, as a result, the value of Class A-1 Shares. There can be no assurance that all existing material weaknesses have been identified, or that additional material weaknesses will not be identified in the future.

Accel is in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. It may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if it identifies material weaknesses in its internal control over financial reporting, it will be unable to assert that its internal control over financial reporting is effective.

If Accel is unable to assert that its internal control over financial reporting is effective, or if Accel’s independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, Accel could lose investor confidence in the accuracy and completeness of its financial reports, which would cause the price of its common stock to decline, and Accel may be subject to investigation or sanctions by the SEC. In addition, if Accel is unable to continue to meet these requirements following the consummation of the Business Combination, it may not be able to remain listed on the NYSE.

Accel’s products and services may be subject to complex revenue recognition standards, which could materially affect its financial results.

Accel’s products and services may be subject to complex revenue recognition standards and Accel may enter into transactions to acquire new products and services that may include multiple performance obligations, and applicable accounting principles or regulatory approval delays could impact when Accel recognizes revenue with respect to such products and services and could adversely affect financial results for any given period. For example, the IGB has approved “progressive” games (i.e., games where the jackpot continues to increase until someone wins), but such games have not yet been implemented by licensed establishments and it remains unclear how payouts from such games will be accounted for under applicable accounting principles. See “Accel Management’s Discussion and Analysis of Financial Condition and Reality of Operations — Critical Accounting Policies and Estimates — Revenue Recognition” elsewhere in this proxy statement/prospectus.

Accel may be liable for product defects or other claims relating to its products that it provides to its licensed establishment partners.

The products that Accel provides to its licensed establishment partners could be defective, fail to perform as designed or otherwise cause harm to players or licensed establishment partners. If any of the products Accel provides are defective, Accel may be required to recall the products and/or repair or replace them, which could result in substantial expenses and affect profitability. In the event of any repair or recall, Accel could be dependent on the services, responsiveness or product stock of key suppliers, and any delay in their ability to resupply or assist in servicing key products could affect its ability to service licensed establishment partners. Any problem with the performance of Accel’s products could harm its reputation, which could result in a loss of existing or potential licensed establishment partners. In addition, the occurrence of errors in, or fraudulent manipulation of, Accel’s products or software may give rise to claims by licensed establishment partners or by players, including claims by licensed establishment partners for lost revenues and related litigation that could result in significant liability. Any claims brought against Accel by licensed establishment partners or players may result in the diversion of management’s time and attention, expenditure of large amounts of cash on legal fees and payment of damages, lower demand for products or services, or injury to reputation. Accel’s insurance or recourse against other parties may not sufficiently cover a judgment against it or a settlement payment, and any insurance payment is subject to customary deductibles, limits and exclusions. In addition, a judgment against Accel or a settlement could make it difficult for it to obtain insurance in the coverage amounts necessary to adequately insure its businesses, or at all, and could materially increase insurance premiums and deductibles. Software bugs or malfunctions, errors in distribution or installation of Accel’s software, failure of products to perform as approved by the appropriate regulatory bodies or other errors or malfunctions, may subject Accel to investigation or other action by gaming regulatory authorities, including fines.

Accel may incur impairment charges.

Accel reviews its amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may indicate a change in circumstances, such that the carrying value of Accel’s assets may not be recoverable, include a decline in stock price and market capitalization, reduced future cash flow estimates, and slower growth rates in the gaming industry. Accel may be required to record a significant charge in its consolidated financial statements during the period in which any impairment is determined, which could negatively affect its results of operations.

Accel’s results of operations fluctuate due to seasonality and other factors and, therefore, its periodic operating results are not guarantees of future performance.

Accel’s results of operations can fluctuate due to seasonal trends and other factors. VGT play at licensed establishment partners is generally strongest in the spring and slowest in the summer. Certain other seasonal trends and factors that may cause Accel’s results to fluctuate include the geographies where it operates, holiday and vacation seasons, climate, weather, economic and political conditions, changes in applicable legislation and/or the rules and policies of governing regulatory bodies, timing of the release of new products, significant equipment sales or the introduction of gaming activities in new jurisdictions or to new licensed establishment partners, and other factors. In light of the foregoing, results for any quarter are not necessarily indicative of the results that may be achieved in another quarter or for the full fiscal year.

Litigation may adversely affect Accel’s business, results of operations, cash flows and financial condition.

Accel may become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, alleged product and system malfunctions, alleged intellectual property infringement and claims relating to contracts, licenses and strategic investments. Accel may incur significant expense defending or settling any such litigation. Additionally, adverse judgments that may be decided against Accel could result in significant monetary damages or injunctive relief that could adversely affect Accel’s ability to conduct business, its results of operations, cash flows and financial condition. See “Business — Legal Proceedings” for more information.

Accel’s results of operations, cash flows and financial condition could be affected by natural events in the locations in which it or its licensed establishment partners, suppliers or regulators operate.

Accel may be impacted by severe weather and other geological events, including hurricanes, tornados, earthquakes, floods or tsunamis that could disrupt operations or the operations of its licensed establishment partners, suppliers, data service providers and regulators. Natural disasters or other disruptions at any of Accel’s facilities or suppliers’ facilities may impair or delay the operation, development, provisions or delivery of its products and services. Additionally, disruptions experienced by Accel’s regulators due to natural disasters or otherwise could delay the introduction of new products or entry into new jurisdictions where regulatory approval is necessary. While Accel insures against certain business interruption risks, there can be no assurance that such insurance will adequately compensate for any losses incurred as a result of natural or other disasters. Any serious disruption to Accel’s operations, or those of its licensed establishment partners, suppliers, data service providers, or regulators, could have an adverse effect on Accel’s results of operations, cash flows and financial condition.

If Accel’s estimates or judgments relating to critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, its operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Accel bases its estimates on historical experience and on various other assumptions that management believes to be reasonable under the circumstances, as provided in “Accel Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing consolidated financial statements include among other things, the useful lives for depreciable and amortizable assets, income tax provisions, the evaluation of the future realization of deferred tax assets, projected cash flows in assessing the initial valuation of intangible assets in conjunction with business acquisitions, the initial selection of useful lives for depreciable and amortizable assets in conjunction with business acquisitions, contingencies, and the expected term of share-based compensation awards, stock price volatility and estimated stock prices when computing share-based compensation expense. Accel’s operating results may be adversely affected if assumptions change or if actual circumstances differ from assumed circumstances, which could cause its operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of its common stock.

Additionally, Accel regularly monitors compliance with applicable financial reporting standards and reviews relevant new accounting pronouncements and drafts thereof. As a result of new standards, changes to existing standards, and changes in interpretation, Accel may be required to change accounting policies, alter operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or it may be required to restate published financial statements. Such changes to existing standards or changes in their interpretation may cause an adverse deviation from Accel’s revenue and operating profit target, which may negatively impact results of operations, cash flows and financial condition.

Accel may not have adequate insurance for potential liabilities.

In the ordinary course of business, Accel has, and in the future may become the subject of, various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning its commercial operations, products, employees and other matters. Accel maintains insurance to cover these and other potential losses, and is subject to various self-retentions, deductibles and caps under its insurance. Accel faces the following risks with respect to insurance coverage:

•	Accel may not be able to continue to obtain insurance on commercially reasonable terms;

•	Accel may incur losses from interruptions of business that exceed insurance coverage;

•	Accel may be faced with types of liabilities that will not be covered by insurance;

•	Accel’s insurance carriers may not be able to meet their obligations under the policies; or

•	the dollar amount of any liabilities may exceed policy limits.

Even a partially uninsured claim, if successful and of significant size, could have an adverse effect on Accel’s results of operations, cash flows and financial condition. Even in cases where Accel maintains insurance coverage, its insurers may raise various objections and exceptions to coverage that could make uncertain the timing and amount of any possible insurance recovery.

Accel’s business depends on the protection of intellectual property and proprietary information.

Accel believes that its success depends, in part, on protecting its intellectual property. Accel’s intellectual property includes certain trademarks and copyrights relating to its products and services, and proprietary or confidential information that is not subject to patent or similar protection. As of June 30, 2019, Accel owned five registered trademarks and 83 registered domain names. Accel’s success may depend, in part, on its ability to obtain protection for the trademarks, trade dress, names, logos or symbols under which it markets products and to obtain copyright and patent protection for proprietary technologies, designs, software and innovations. There can be no assurance that Accel will be able to build and maintain consumer value in its trademarks, obtain patent, trademark or copyright protection or that any patent, trademark or copyright will provide competitive advantages.

Accel’s intellectual property protects the integrity of its systems, products and services. Competitors may independently offer similar or superior products, software or systems, which could negatively impact results of operations, cash flows and financial condition. In cases where Accel’s technology or product is not protected by enforceable intellectual property rights, such independent development may result in a significant diminution in the value of such technology or product.

Accel also relies on trade secrets and proprietary knowledge and enters into confidentiality agreements with employees and independent contractors regarding trade secrets and proprietary information, however, there can be no assurance that the obligation to maintain the confidentiality of trade secrets and proprietary information will be honored.

Accel may, in the future, make claims of infringement, invalidity or enforceability against third parties. This could:

•	cause Accel to incur greater costs and expenses in the protection of intellectual property;

•	potentially negatively impact its intellectual property rights;

•	cause one or more of its patents, trademarks, copyrights or other intellectual property interests to be ruled or rendered unenforceable or invalid; or

•	divert management’s attention and resources.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit the growth of operations.

There is significant debate over, and opposition to, the gaming industry. There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where it is presently prohibited, prohibiting or limiting the expansion of gaming where it is currently permitted or causing the repeal of legalized gaming in any jurisdiction. Such opposition could also lead these jurisdictions to adopt legislation or impose a regulatory framework to govern gaming that restricts Accel’s ability to advertise games or substantially increases costs to comply with these regulations. Accel continues to devote significant attention to monitoring these developments, however, Accel cannot accurately predict the likelihood, timing, scope or terms of any state or federal legislation or regulation relating to its business. Any successful effort to curtail the expansion of, or limit or prohibit, legalized gaming could have an adverse effect on Accel’s results of operations, cash flows and financial condition.

For example, the Illinois legislature has recently approved a gaming expansion bill that, in addition to providing for an increased number of possible gaming venues, also increases Illinois state tax on gaming revenue. Any tax increase by the state of Illinois, whether levied on licensed establishments or Accel, could have an adverse effect on Accel’s results of operations, cash flows and financial condition. Current and future appointees to the IGB may enact, change or rescind other rules and regulations in a way that negatively affects business.

Accel may not be able to capitalize on the expansion of gaming or other trends and changes in the gaming industries, including due to laws and regulations governing these industries, and other factors.

Accel participates in new and evolving aspects of the gaming industries. These industries involve significant risks and uncertainties, including legal, business and financial risks. The fast-changing environment in these industries can make it difficult to plan strategically and can provide opportunities for competitors to grow their businesses at Accel’s expense. Consequently, future results of operations, cash flows and financial condition are difficult to predict and may not grow at expected rates.

Part of Accel’s strategy is to take advantage of the liberalization of regulations covering these industries on a municipality and state basis, which can be a protracted process. To varying degrees, governments have taken steps to change the regulation of VGTs through the implementation of new or revised licensing and taxation regimes. For example, in addition to the State-issued gaming licenses, gaming licenses are also governed on a municipality-level in Illinois. While Accel has contracted for exclusive rights to operate in licensed establishments in over 600 different municipalities in Illinois, all of which have no prohibition or restriction with respect to gaming, there are many other municipalities that have “opt out” or “anti-gambling” ordinances which prohibit a range of activities characterized from “devices of chance” to “any gambling”. While a number of these municipalities have removed the ordinance or introduced an amendment to permit gaming activities germane to Accel’s business, they or other municipalities may choose to prohibit or limit gambling in the future. Additionally, Pennsylvania currently only permits the operation of VGTs at truck stops. While there are currently efforts to permit the expansion of VGTs into additional types of establishments, there can be no assurance that such efforts will succeed. Accel cannot predict the timing, scope or terms of the implementation or revision of any such state, federal or local laws or regulations, or the extent to which any such laws and regulations may facilitate or hinder its strategy.

Accel’s success depends on the security and integrity of the systems and products offered, and security breaches or other disruptions could compromise certain information and expose Accel to liability, which could cause Accel’s business and reputation to suffer.

Accel believes that success depends, in large part, on providing secure products, services and systems to licensed establishment partners, and on the ability to avoid, detect, replicate and correct software and hardware anomalies and fraudulent manipulation of products and services. Accel’s business sometimes involves the storage, processing and transmission of proprietary, confidential and personal information, and any future player program it may institute will also involve such information. Accel also maintains certain other proprietary and confidential information relating to its business and personal information of its personnel. All of Accel’s products, services and systems are designed with security features to prevent fraudulent activity. Despite these security measures, Accel’s products, services and systems may be vulnerable to attacks by licensed establishment partners, players, retailers, vendors or employees, or breaches due to cyber-attacks, viruses, malicious software, computer hacking, security breaches or other disruptions. Expanded use of the internet and other interactive technologies may result in increased security risks for Accel and its licensed establishment partners because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target and Accel may be unable to anticipate these techniques or to implement adequate preventative measures. Furthermore, hackers and data thieves are becoming increasingly sophisticated and could operate large-scale and complex automated attacks. Any security breach or incident could result in unauthorized access to, misuse of, or unauthorized acquisition of certain data, the loss, corruption or alteration of this data, interruptions in operations or damage to computers or systems or those of certain players or third-party platforms. Any of these incidents could expose Accel to claims, litigation, fines and potential liability. Accel’s ability to prevent anomalies and monitor and ensure the quality and integrity of its products and services is periodically reviewed and enhanced, and Accel regularly assesses the adequacy of security systems, including the security of its games and software, to protect against any material loss to licensed establishment partners and players, as well as the integrity of its products and services and its games. However, these measures may not be sufficient to prevent future attacks, breaches or disruptions.

There is a risk that Accel’s products, services or systems may be used to defraud, launder money or engage in other illegal activities at licensed establishments. Accel’s gaming machines have experienced anomalies in the past. Games and gaming machines may be replaced by licensed establishment partners and other gaming machine operators if they do not perform according to expectations, or they may be shut down by regulators. The occurrence of anomalies in, or fraudulent manipulation of, Accel’s gaming machines or other products and services, may give rise to claims from players or licensed establishment partners, may lead to claims for lost revenue and profits and related litigation by licensed establishment partners and may subject Accel to investigation or other action by regulatory authorities, including suspension or revocation of licenses or other disciplinary action. Additionally, in the event of the occurrence of any such issues with Accel’s products and services, substantial resources may be diverted from other projects to correct these issues, which may delay other projects and the achievement of strategic objectives.

Further, third party hosted solution providers that provide services to Accel, such as Rackspace or Salesforce, could also be a source of security risk in the event of a failure of their own security systems and infrastructure.

Accel’s level of indebtedness could adversely affect results of operations, cash flows and financial condition.

As of June 30, 2019, Accel had total indebtedness of $224 million, all of which was borrowed by Accel Entertainment Gaming, LLC, an Illinois limited liability company formed in 2009 for the purposes of providing video gaming services in Illinois (the “IL Operating Subsidiary”) and guaranteed by Accel. This indebtedness is governed by a Loan and Security Agreement with a bank group led by CIBC Bank USA, Fifth Third Bank and US Bank. As of June 30, 2019, there remained approximately $64 million of availability under Accel’s credit facility.

Accel’s level of indebtedness could affect its ability to obtain financing or refinance existing indebtedness; require Accel to dedicate a significant portion of its cash flow from operations to interest and principal payments on indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes, increase its vulnerability to adverse general economic, industry or competitive developments or conditions and limit its flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates or in pursuing its strategic objectives. In addition, Accel is exposed to the risk of higher interest rates as a significant portion of its borrowings are at variable rates of interest. If interest rates increase, the interest payment obligations would increase even if the amount borrowed remained the same, and results of operations, cash flows and financial condition could be negatively impacted. All of these factors could place Accel at a competitive disadvantage compared to competitors that may have less debt.

An increase in Accel’s borrowing costs could negatively affect its financial condition, cash flow and results of operations.

Certain of Accel’s VGTs and amusement machines acquisitions are financed using revolving credit facilities and bank loans. Accel’s financing agreements include variable interest rates and regular required interest, fee and amortization payments. If Accel is unable to generate sufficient revenue to offset the required payments, it could have an adverse effect on Accel’s results of operations, cash flows and financial condition. In addition, Accel is not currently involved in any interest rate hedging activities. Any such hedging activities could require Accel to incur additional costs, and there can be no assurance that Accel would be able to successfully protect itself from any or all negative interest rate fluctuations at a reasonable cost.

Accel may not have sufficient cash flows from operating activities, cash on hand and available borrowings under its credit agreement to finance required capital expenditures under new contracts and meet other cash needs.

Accel’s business generally requires significant upfront capital expenditures for VGTs and amusement machines, software customization and implementation, systems and equipment installation and telecommunications configuration. In connection with the signing or renewal of a gaming or amusement contract, a licensed establishment may seek to obtain new equipment or impose new service requirements, which may require additional capital expenditures in order to enter into or retain the contract. Historically, Accel has funded these upfront costs through cash flows generated from operations, available cash on hand and borrowings under the Credit Agreement.

In addition, since Accel is compensated based on a share of licensed establishment partners’ revenue rather than payment for expenses and services, Accel may incur upfront costs (which may be significant) prior to receipt of any revenue under such arrangements. Accel’s ability to generate revenue and to continue to procure new contracts will depend on, among other things, its then present liquidity levels or its ability to obtain additional financing on commercially reasonable terms.

If Accel does not have adequate liquidity or is unable to obtain financing for these upfront costs and other cash needs on favorable terms or at all, it may not be able to pursue certain contracts, which could result in the loss of business or restrict the ability to grow. Moreover, Accel may not realize the return on investment that it anticipates on new or renewed contracts due to a variety of factors, including lower than anticipated retail sales or amounts wagered, higher than anticipated capital or operating expenses and unanticipated regulatory developments or litigation. Accel may not have adequate liquidity to pursue other aspects of its strategy, including bringing products and services to new licensed establishment partners or new or underpenetrated geographies (including through equity investments) or pursuing strategic acquisitions. In the event Accel pursues significant acquisitions or other expansion opportunities, conducts significant repurchases of outstanding securities, or refinances or repays existing debt, it may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional borrowings under its existing financing arrangements, which sources of funds may not necessarily be available on acceptable terms, if at all.

Accel may not have sufficient cash flows from operating activities to service all of its indebtedness and other obligations, and may be forced to take other actions to satisfy obligations, which may not be successful.

Accel’s ability to make payments on and to refinance indebtedness and other obligations depends on its results of operations, cash flows and financial condition, which in turn are subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Accel may not be able to maintain a level of cash flows from operating activities sufficient to pay the principal, premium, if any, and interest on its indebtedness and other obligations.

Accel is required to make scheduled payments of principal in respect of the term loan under the Credit Agreement. Accel may also, from time to time, repurchase, or otherwise retire or refinance debt, through subsidiaries or otherwise. Such activities, if any, will depend on prevailing market conditions, contractual restrictions and other factors, and the amounts involved may or may not be material. If Accel needs to refinance all or part of its indebtedness at or before maturity, there can be no assurance that Accel will be able to obtain new financing or to refinance any of its indebtedness on commercially reasonable terms or at all.

Accel’s lenders, including the lenders participating in its revolving credit facilities under the Credit Agreement, may become insolvent or tighten their lending standards, which could make it more difficult for Accel to borrow under its revolving credit facilities or to obtain other financing on favorable terms or at all. Following the Business Combination, Pace’s results of operations, cash flows and financial condition could be adversely affected if Accel is unable to draw funds under its revolving credit facilities because of a lender default or to obtain other cost-effective financing. Any default by a lender in its obligation to fund its commitment under the revolving credit facilities (or its participation in letters of credit) could limit Accel’s liquidity to the extent of the defaulting lender’s commitment. If Accel is unable to generate sufficient cash flow in the future to meet commitments, it may be required to adopt one or more alternatives, such as refinancing or restructuring indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. In addition, borrowings under Accel’s existing revolving credit facilities may be subject to capacity under an available borrowing base.

Agreements governing Accel’s indebtedness impose certain restrictions that may affect the ability to operate its business. Failure to comply with any of these restrictions could result in the acceleration of the maturity of indebtedness and require Accel to make payments on indebtedness. Were this to occur, Accel would not have sufficient cash to pay accelerated indebtedness.

Agreements governing Accel’s indebtedness impose, and future financing agreements are likely to impose, operating and financial restrictions on activities that may adversely affect its ability to finance future operations or capital needs or to engage in new business activities. In some cases, these restrictions require Accel to comply with or maintain certain financial tests and ratios. Subject to certain exceptions, Accel’s credit facilities restrict its ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or purchase other debt;

•	grant liens;

•	make loans, guarantees, acquisitions and investments;

•	incur or guaranty additional indebtedness;

•	amend or otherwise alter debt and other material agreements;

•	engage in mergers, acquisitions or asset sales;

•	engage in transactions with affiliates;

•	make loans or transfer assets; and

•	alter the business as currently conducted.

In addition, the Credit Agreement contains financial covenants that are tested at the end of each calendar quarter and require Accel to:

•

maintain a ratio of (a) (1) EBITDA minus (2) (A) taxes, (B) unfinanced capital expenditures, (C) operator earnout payments, (D) dividends and distributions and (E) certain equity redemptions to (b) (1) scheduled payments of principal with respect to debt for borrowed money and capitalized lease obligations and (2) scheduled payments of cash interest with respect to debt for borrowed money, including capital lease obligations, plus fees owing in connection with any letter of credit of least 1.10 to 1.00,

•	maintain a ratio of (i) total debt (less certain vault cash) to (ii) EBITDA of not more than 3.50 (subject to periodic step-downs) to 1.00 and

•	maintain minimum EBITDA during for each trailing 12-month period ending on the last day of any calendar quarter of not less than $35 million.

Failure to comply with any of the covenants in Accel’s existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. Such a default would permit lenders to accelerate the maturity of the debt under these agreements and other agreements containing cross-default provisions and to foreclose upon any collateral securing the debt. Under these circumstances, Accel might not have, or be able to obtain, sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on Accel’s ability to incur additional debt, cause subsidiaries to guarantee certain debt, pay dividends or make other distributions, or take other actions might significantly impair its ability to obtain other financing.

There can be no assurance that Accel will be granted waivers or amendments to these agreements if for any reason it is unable to comply with these obligations or that it will be able to refinance its debt on terms acceptable or at all.

Risks Related to the Redemption

Pace does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Pace to complete a business combination with which a substantial majority of its shareholders do not agree.

The Articles do not provide a specified maximum redemption threshold, except that in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that Pace is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Transaction Agreement. In addition, the Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. As a result, Pace may be able to complete the Business Combination even though a substantial portion of its public shareholders do not agree with the transaction and have redeemed their Public Shares or have entered into privately negotiated agreements to sell their Public Shares to Pace Sponsor or Pace’s officers, directors, advisors or their affiliates.

In the event the aggregate cash consideration Pace would be required to pay for all Public Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Transaction Agreement exceed the aggregate amount of cash available to Pace, Pace will not complete the Business Combination or redeem any Public Shares, all Public Shares submitted for redemption will be returned to the holders thereof, and Pace instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than fifteen percent (15%) of the Public Shares issued in the Pace IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares issued in the Pace IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the Public Units sold in the Pace IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Pace will require each public shareholder seeking to exercise redemption rights to certify to Pace whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to Pace at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Pace makes the above-referenced determination. Your inability to redeem any such excess Public Shares will reduce your influence over Pace’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Pace if you sell such excess Public Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Pace consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the Pace IPO and, in order to dispose of such excess shares, would be required to sell your Public Shares (or Class A-1 Shares, as applicable) in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares (or Class A-1 Shares, as applicable) will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Pace’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Pace’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a Pace shareholder may be able to sell its Public Shares (or Class A-1 Shares, as applicable) in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Pace might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares (or Class A-1 Shares, as applicable) after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of Pace who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Pace public shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their Public Shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Extraordinary General Meeting. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because Pace does not have any control over this process or over the brokers, which is referred to herein as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their Public Shares.

Shareholders electing to redeem their Public Shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Pace — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Pace’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Pace will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite Pace’s compliance with these rules, if a public shareholder fails to receive Pace’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its Public Shares. In addition, the proxy materials, as applicable, that Pace will furnish to holders of its Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a shareholder fails to comply with these procedures, its Public Shares may not be redeemed.

The ability of Pace’s public shareholders to exercise redemption rights with respect to a large number of Public Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

Each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. In the event that Pace’s public shareholders exercise redemption rights with respect to a number of Public Shares such that this minimum cash condition is not met, the Business Combination is not likely to be successful. If the Business Combination is not completed in the required time set forth in the Transaction Agreement and Pace is unable to complete an initial business combination by December 31, 2019, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time such Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the redemption until Pace liquidates or you are able to sell your Public Shares in the open market.

If Pace is unable to consummate an initial business combination by December 31, 2019 the public shareholders may be forced to wait beyond such date before redemption from the Trust Account.

If Pace is unable to consummate an initial business combination by December 31, 2019, Pace will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the earned interest, net of taxes, thereon to pay dissolution expenses), pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of Pace’s affairs, as further described herein. Any redemption of public shareholders from the Trust Account shall be effected automatically by function of the Articles prior to any voluntary winding up. If Pace is required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Law of the Cayman Islands. In that case, Pace shareholders may be forced to wait beyond December 31, 2019 before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. Pace has no obligation to return funds to shareholders prior to the date of the redemption or liquidation unless it consummates a business combination prior thereto and only then in cases where shareholders have sought to redeem their Public Shares. Only upon the redemption or any liquidation will public shareholders be entitled to distributions if Pace is unable to complete a business combination.

GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

•

the audited consolidated financial statements of Pace as of and for the fiscal year ended December 31, 2018 and the period from February 14, 2017 (inception) to December 31, 2017, prepared in accordance with U.S. GAAP;

•	the unaudited condensed consolidated financial statements of Pace as of and for the six months ended June 30, 2019 and for the six months ended June 30, 2018, prepared in accordance with U.S. GAAP;

•

the audited consolidated financial statements of Accel as of and for the fiscal years ended December 31, 2018, December 31, 2017 and for the fiscal year ended December 31, 2016, prepared in accordance with U.S. GAAP;

•

the unaudited condensed consolidated financial statements of Accel as of and for the six months ended June 30, 2019 and for the six months ended June 30, 2018, prepared in accordance with U.S. GAAP; and

•

the unaudited pro forma condensed combined financial statements of Pace post-Business Combination for the year ended December 31, 2018 and as of and for the six months ended June 30, 2019, prepared in accordance with U.S. GAAP.

Unless indicated otherwise, financial data presented in this document has been taken from the audited and unaudited consolidated financial statements of Pace included in this document, and the audited and unaudited consolidated financial statements of Accel included in this document. Where information is identified as “unaudited,” it has not been subject to an audit.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements contained in this proxy statement/prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect Pace’s current views with respect to, among other things, Pace’s capital resources, portfolio performance and results of operations. Likewise, Pace’s consolidated financial statements and all of Pace’s statements regarding anticipated growth in its operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases.

The forward-looking statements contained in this proxy statement/prospectus reflect Pace’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Pace does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

possible delays in closing the Business Combination, whether due to the inability to obtain Pace shareholder or regulatory approval, litigation relating to the Business Combination, the failure of the condition requiring the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) to equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel, or failure to satisfy any of the other conditions to closing the Business Combination, as set forth in the Transaction Agreement;

•	any waivers of the conditions to closing the Business Combination as may be permitted in the Transaction Agreement;

•	any failures of Pace to manage its growth effectively or to respond to the demand of licensed establishment partners following the consummation of the Business Combination;

•	any inability to complete acquisitions and integrate acquired businesses;

•	strict government regulation that is subject to frequent amendment, repeal or new interpretation;

•	general economic uncertainty and the effect of general economic conditions on the gaming industry in particular;

•	changes in personnel and availability of qualified personnel;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	the volatility of the market price and liquidity of Pace Shares and other securities of Pace; and

•	the increasingly competitive environment in which Pace will operate.

While forward-looking statements reflect Pace’s good faith beliefs, they are not guarantees of future performance. Pace disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause Pace’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Pace (or to third parties making the forward-looking statements).

EXTRAORDINARY GENERAL MEETING OF PACE

IN LIEU OF THE 2019 ANNUAL GENERAL MEETING OF PACE

This proxy statement/prospectus is being provided to Pace shareholders as part of a solicitation of proxies by the Pace Board for use at the Extraordinary General Meeting of Pace in lieu of the 2019 annual general meeting of Pace to be held on [●], 2019, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Extraordinary General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●], 2019 to all shareholders of record of Pace as of [●], 2019, the record date for the Extraordinary General Meeting. Shareholders of record who owned Pace Ordinary Shares at the close of business on the record date are entitled to receive notice of, attend and vote at the Extraordinary General Meeting. On the record date, there were [●] Pace Ordinary Shares outstanding.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held at [●], on [●], 2019 at [●], or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Proposals at the Extraordinary General Meeting

At the Extraordinary General Meeting, Pace shareholders will vote on the following proposals:

1.

Business Combination Proposal — To consider and vote upon a proposal to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination (Proposal No. 1);

2.	Domestication Proposal — To consider and vote upon a proposal to approve the Pace Domestication, to occur immediately prior to the Stock Purchase (Proposal No. 2);

3.

NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable provisions of NYSE Listing Rule 312.03, the issuance of more than 20% of Pace’s issued and outstanding common stock following the Pace Domestication to Accel shareholders in connection with the Business Combination (Proposal No. 3);

4.	Charter Proposal — To consider and vote upon a proposal to adopt the Proposed Charter, to be effective following the Pace Domestication and immediately prior to the Stock Purchase (Proposal No. 4);

5.

Governance Proposals — To consider and vote upon, on a non-binding advisory basis, separate proposals to approve certain aspects of the provisions of the Proposed Charter that materially affect stockholder rights, which are being separately presented in accordance with SEC requirements (Proposal No. 5); and

6.

Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (iii) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied (Proposal No. 6).

THE PACE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a shareholder of Pace, you have a right to vote on certain matters affecting Pace. The proposals that will be presented at the Extraordinary General Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned Pace Ordinary Shares at the close of business on [●], 2019, which is the record date for the Extraordinary General Meeting. You are entitled to one vote for each Pace Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] Pace Ordinary Shares outstanding, of which [●] are Public Shares and [●] are Founder Shares held by the Pace Initial Shareholders.

Vote of the Pace Initial Shareholders and Pace’s Other Directors and Officers

Prior to the Pace IPO, Pace entered into agreements with the Pace Initial Shareholders and the other current directors and officers of Pace, pursuant to which each agreed to vote any Pace Ordinary Shares owned by them in favor of an initial business combination. These agreements apply to the Pace Initial Shareholders, including the Pace Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination. As of the record date, the Pace Initial Shareholders and the other current directors and officers own [●] Founder Shares, representing [●]% of the Pace Ordinary Shares then outstanding and entitled to vote at the Extraordinary General Meeting.

The Pace Initial Shareholders and the other current directors and officers of Pace have waived any redemption rights, including with respect to Public Shares purchased in the Pace IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by the Pace Initial Shareholders have no redemption rights upon the liquidation of Pace and will be worthless if no business combination is effected by Pace by December 31, 2019. However, the Pace Initial Shareholders, officers and directors are entitled to redemption rights upon the liquidation of Pace with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

The approval of the Business Combination Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum. The Pace Initial Shareholders have agreed to vote their Founder Shares and any Public Shares purchased by them during or after the Pace IPO in favor of the Business Combination Proposal.

The approval of the Domestication Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Domestication Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Domestication Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the NYSE Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the NYSE Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the Charter Proposal requires (i) a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting and (ii) the Pace Ordinary Shares so voted constitute, upon conversion to Class A-1 Shares in connection with the Pace Domestication but excluding any conversions to be consummated pursuant to the Class F Share Exchange, a majority of outstanding stock entitled to vote thereon. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

The approval of each of the Governance Proposals, which is a non-binding advisory vote, requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on a Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on a Governance Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

The approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting. Accordingly, a Pace shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting will not be counted towards the number of Pace Ordinary Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal. The holders of a majority of the Pace Ordinary Shares being present in person or by proxy shall be a quorum.

It is important for you to note that, in the event that Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal does not receive the requisite vote for approval, Pace will not consummate the Business Combination. If Pace does not consummate the Business Combination, it is likely that it will fail to complete an initial business combination by December 31, 2019, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to Pace Shareholders

The Pace Board believes that each of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals and the Adjournment Proposal to be presented at the Extraordinary General Meeting is in the best interests of Pace and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the Pace Board in favor of approval of the Business Combination Proposal, you should keep in mind that Pace Initial Shareholders and certain other members of the Pace Board and officers of Pace have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. These interests include, among other things, the fact that:

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them (but not with respect to any Public Shares held by them) if Pace fails to complete an initial business combination by December 31, 2019;

•

Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 31, 2019;

•

if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has discussed entering into a transaction agreement or claims of any third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

Pace Sponsor paid an aggregate of $11,000,000 for its 7,333,333 Private Placement Warrants to purchase Public Shares (of which 2,444,444 will be surrendered for cancelation in the Sponsor Warrant Cancelation) and that such Private Placement Warrants will expire worthless if the Business Combination is not consummated by December 31, 2019;

•

with certain limited exceptions, the Private Placement Warrants and the underlying Public Shares will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination;

•

at the option of Pace Sponsor, any amounts outstanding under any working capital loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A-1 Shares;

•

the Founder Shares will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the completion of a business combination, (ii) subsequent to an initial business combination, if the last sale price of the Public Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination or (iii) following a business combination, the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of

Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•	Pace Sponsor will receive, in connection with the Sponsor Class F Share Exchange and pursuant to the Pace Sponsor Support Agreement, up to 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares;

•	the independent directors of Pace will receive, in connection with the Director Class F Share Exchange and pursuant to the Director Letter Agreements, 200,000 Class A-1 Shares;

•

the Pace Initial Shareholders may continue to hold Class A-1 Shares and the Class A-1 Shares to be issued to Pace Initial Shareholders upon exercise of Private Placement Warrants following the Business Combination, subject to certain lock-up periods. Specifically, with certain limited exceptions, the Class A-1 Shares to be received by the Pace Initial Shareholders will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the closing of the Stock Purchase, (ii) following the closing of the Stock Purchase, if the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Stock Purchase) and (iii) the date following the closing of the Stock Purchase on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•

the Pace Initial Shareholders paid an aggregate of $25,000 for the Founder Shares and a certain portion of such Founder Shares will be exchanged for up to 8,000,000 Class A-1 Shares in the Class F Share Exchange, which, if unrestricted and freely tradable, would be valued at approximately up to $80,496,000 assuming a Class A-1 Share price of $10.32 per share, based on the trading price of Public Shares as of June 12, 2019, the last trading day before the Business Combination was publicly announced, but, given the lock-up periods on Class A-1 Shares to be received the Pace Initial Shareholders in connection with the Business Combination as described above, Pace believes such shares have less value;

•

Pace and certain other parties to the Transaction Agreement will have the right to nominate to the Pace Board, five of its seven members, who are anticipated to serve on the Pace Board following the Business Combination;

•	Pace existing directors and officers will continue to be indemnified and the Pace’s directors’ and officers’ liability insurance will continue after the Business Combination;

•

the Pace Initial Shareholders have registration rights pursuant to a registration rights agreement with Pace, and that in connection with the Business Combination, the Pace Initial Shareholders will enter into the Registration Rights Agreement;

•

the Pace Affiliate has entered into a Subscription Agreement with Pace, pursuant to which the Pace Affiliate will purchase an aggregate of 1,399,212 Class A-1 Shares for a purchase price of $10.22 per share; and

•

none of the Pace officers or directors are required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are considered present for the purposes of establishing a quorum, but will have no effect on the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals or the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Extraordinary General Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Extraordinary General Meeting.

Voting Your Shares — Shareholders of Record

If you are a Pace shareholder of record, you may vote by mail or in person at the Extraordinary General Meeting. Each Pace Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the Extraordinary General Meeting. Your one or more proxy cards show the number of Pace Ordinary Shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Pace Ordinary Shares will be voted as recommended by the Pace Board. The Pace Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the NYSE Proposal, “FOR” the Charter Proposal, “FOR” each of the Governance Proposals and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by [●] on [●], 2019.

Voting in Person at the Meeting. If you attend the Extraordinary General Meeting and plan to vote in person, you will be provided with a ballot at the Extraordinary General Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Extraordinary General Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Pace can be sure that the broker, bank or nominee has not already voted your Pace Ordinary Shares.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Extraordinary General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Extraordinary General Meeting, you will need to bring to the Extraordinary General Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “Extraordinary General Meeting of Pace — Attending the Extraordinary General Meeting.”

Attending the Extraordinary General Meeting

Only Pace shareholders on the record date or their legal proxyholders may attend the Extraordinary General Meeting. To be admitted to the Extraordinary General Meeting, you will need a form of photo identification and valid proof of ownership of Pace Ownership Shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the Extraordinary General Meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Extraordinary General Meeting or at the Extraordinary General Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify Pace’s Secretary in writing to TPG Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, before the Extraordinary General Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals and the Adjournment Proposal. Under the Articles, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your Pace Ordinary Shares, you may call Morrow, Pace’s proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to the Articles, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the Pace IPO and the sale of the Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on the balance of the Trust Account of approximately $429,732,943 as of September 30, 2019 the estimated per share redemption price would have been approximately $10.29.

In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•

check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Public Shares;

•

prior to 5:00 P.M., Eastern Time on [●], 2019 (two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that Pace redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and

•

deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Extraordinary General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.

While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of a Public Share by Pace’s public shareholders will reduce the balance of the Trust Account, which was approximately $429,732,943 as of September 30, 2019. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Public Shares by Pace’s public shareholders, this condition is not met and is not waived, then each of Pace and Accel may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement.

Prior to exercising redemption rights, Pace shareholders should verify the market price of the Public Shares, as shareholders may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Public Shares when you wish to sell your shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Pace Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Pace, if any. You will be entitled to receive cash for your Public Shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Pace does not consummate an initial business combination by December 31, 2019, Pace will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders and all of the Pace Warrants will expire worthless.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of Pace Ordinary Shares in connection with the Business Combination.

Appraisal rights are not available to holders of Accel Stock in connection with the Business Combination.

Proxy Solicitation Costs

Pace is soliciting proxies on behalf of the Pace Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Pace has engaged Morrow to assist in the solicitation of proxies for the Extraordinary General Meeting. Pace and its directors, officers and employees may also solicit proxies in person. Pace will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Pace will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Pace will pay Morrow a fee of $30,000, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Pace’s proxy solicitor. Pace will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Pace shareholders. Directors, officers and employees of Pace who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

General

On June 13, 2019, Pace, certain of the Sellers and the Shareholder Representatives entered into the Transaction Agreement. Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	Pace will acquire, directly or indirectly, all of the issued and outstanding shares of Accel held by the Sellers in the Stock Purchase;

•	following the closing of the Stock Purchase, Accel will merge with and into NewCo in the Merger, with NewCo surviving the Merger;

•

immediately prior to the Stock Purchase, Pace will domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation in the Pace Domestication in accordance with Section 388 of the DGCL, whereupon (i) each Public Share shall be converted into one Class A-1 Share, (ii) each Founder Share shall be converted into one Class F Share and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication;

•

immediately prior to the Stock Purchase and following the Pace Domestication, Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement and in connection with Sponsor Transactions: (i) surrender for cancelation or exchange its Class F Shares in the Sponsor Class F Share Exchange, (ii) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor in the Sponsor Warrant Cancelation and (iii) make the Sponsor Contribution;

•

following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members;

•

immediately prior to the Stock Purchase and following the Pace Domestication, the independent directors of Pace will, pursuant to the Director Letter Agreements, exchange their Class F Shares in the Director Class F Share Exchange;

•

in connection with the Stock Purchase, each Seller will receive in exchange for their Accel Stock, (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value, and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain Sellers, being certain members of management of Accel, have made Cash Elections with respect to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis, pursuant to the Key Holder Support Agreement;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain other Sellers have made a non-binding Cash Election, pursuant to the Holder Support Agreement;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 2,444,444 New Pace Warrants, which will be subject to the terms of the New Pace Warrant Agreement, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 3,000,000 Class A-2 Shares, which shall have the terms set forth in the Restricted Stock Agreement, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

holders of Founder Shares have agreed to waive, pursuant to the Waiver Agreement, any adjustment to the conversion ratio of Founder Shares set forth in the Articles resulting from the Investment Private Placement;

•	Pace will, pursuant to Subscription Agreements with the Investors issue and sell to the Investors, and the Investors will subscribe for and purchase, Class A-1 Shares, as described below;

•	at the closing of the Stock Purchase, Pace and the Registration Rights Holders will enter into the Registration Rights Agreement;

•	at the closing of the Stock Purchase, Pace and the Restricted Stockholders will enter into the Restricted Stock Agreement; and

•	Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement, vote in favor of the Business Combination.

In addition and in connection with the foregoing, Pace entered into the Support Agreement with Accel concurrently upon the execution of the Transaction Agreement, pursuant to which (i) Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and (ii) Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

In addition and in connection with the foregoing, on July 23, 2019, the Dragging Shareholders issued the Drag-Along Notice to Accel and the Drag-Along Shareholders, pursuant to which the Dragging Shareholders exercised their drag-along rights under and in accordance with the Accel Articles. In accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

In connection with the foregoing and pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement, the Business Combination Private Placement Sellers will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder in the Business Combination Private Placement, as well as cash consideration as a result of their Cash Election, in each case, in an amount calculated pursuant to the Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

In addition, and in connection with the foregoing, Pace entered into the Subscription Agreements with the Original Investors concurrently with the execution of the Transaction Agreement and the Subscription Agreements with the Additional Investor on August 13, 2019. Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase.

The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. Each Subscription Agreement will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written consent of each of the parties to such Subscription Agreement or (c) if any of the conditions set forth to the closing set forth in such Subscription Agreement are not satisfied on or prior to such closing and, as a result thereof, the transactions contemplated by the Subscription Agreements are not consummated at the closing of the Stock Purchase.

Organizational Structure

The following diagram shows the current ownership structure of Pace:

The following diagram shows the current ownership structure of Accel:

The following diagram illustrates the ownership percentages and structure of Pace immediately following the Business Combination(1):

(1)

Ownership percentages do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares; (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different. For more information, please see the section entitled “The Business Combination — Impact of the Business Combination on Pace’s Public Float.”

Consideration in the Business Combination

Consideration to Pace Shareholders and Warrant Holders in the Business Combination

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the Pace Domestication, (i) each Public Share will be converted into the right to receive one Class A-1 Share, (ii) each Founder Share will be converted into the right to receive one Class F Share, and (iii) each Private Placement Warrant and Public Warrant, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

Consideration to Accel Shareholders in the Business Combination

Subject to the terms and conditions of the Transaction Agreement, at the closing of the Stock Purchase, each Seller will receive a mix of consideration comprised of (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes a Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value (the Public Share Value was approximately $10.29 per share as of September 30, 2019), and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000. In addition, each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock will receive its pro rata share, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election, of (a) 2,444,444 New Pace Warrants, subject to the conditions set forth in the New Pace Warrant Agreement and (b) 3,000,000 Class A-2 Shares, subject to the conditions set forth in the Restricted Stock Agreement.

Conditions to Closing of the Stock Purchase

Conditions to Each Party’s Obligations

The respective obligations of Pace and the Sellers to consummate the transactions contemplated by the Transaction Agreement are subject to the satisfaction, or written waiver by both Pace and the Sellers, of each of the following conditions:

•

the required vote of Pace’s shareholders to approve the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal and any other proposals reasonably agreed upon by Pace and the Shareholder Representatives necessary or appropriate in connection with the Business Combination shall have been obtained;

•

the applicable waiting periods (and any extension thereof, including any timing agreements with any antitrust authority not to consummate the transactions contemplated by the Transaction Agreement) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated;

•	the approval, either by formal action or written confirmation that no such formal action is required, of the PA Board shall have been obtained;

•

no governmental entity having jurisdiction over any party to the Transaction Agreement shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreement and no law shall have been adopted that makes consummation of the transactions contemplated by the Transaction Agreement illegal or otherwise prohibited;

•	this proxy statement/prospectus must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•

the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) must equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel;

•	the Class A-1 Shares to be issued pursuant to the Transaction Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof; and

•	Pace must have at least $5,000,001 of net tangible assets remaining.

Conditions to Pace’s Obligations

The obligations of Pace to effect the transactions contemplated by the Transaction Agreement are subject to fulfillment, on or prior to the closing date of the Transaction Agreement, of each of the following conditions (any or all of which may be waived in writing by Pace):

•

the representations and warranties made with respect to Accel, in most instances disregarding qualifications contained therein relating to materiality or Accel Material Adverse Effect, must be true and correct as of the date of the Transaction Agreement and as of the closing date of the Transaction Agreement as if made on and as of the closing date of the Transaction Agreement (or, if given as of a specified date, as of such specified date), except where the failure of such representations and warranties of Accel to be so true and correct would not be reasonably likely to have an Accel Material Adverse Effect;

•

the representations and warranties of the Sellers must be true and correct in all material respects as of the date of the Transaction Agreement and as of the closing as if made on and as of the closing date of the Transaction Agreement (or, if given as of a specified date, as of such specified date);

•

the Sellers must have performed and complied in all material respects with all obligations required to be performed or complied with by the Sellers under the Transaction Agreement at or prior to closing date of the Transaction Agreement;

•	since the date of the Transaction Agreement, there must not have occurred an Accel Material Adverse Effect;

•

Pace must have received a certificate executed by the chief executive officer or chief financial officer of Accel, dated as of the closing date of the Transaction Agreement, confirming that the conditions set forth in the first, and two immediately preceding bullet points have been satisfied;

•

the Sellers must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Pace pursuant to the terms of the Transaction Agreement; and

•	Pace must have received evidence of Accel having obtained any required consent under the Credit Agreement.

Conditions to Sellers’ Obligations

The obligations of the Sellers to effect the transactions contemplated by the Transaction Agreement are subject to fulfillment, on or prior to the closing date of the Transaction Agreement, of each of the following conditions (any or all of which may be waived in writing by Accel):

•

the representations and warranties of Pace, in most instances disregarding qualifications contained therein relating to materiality or Pace Material Adverse Effect, must be true and correct as of the date of the Transaction Agreement and as of the closing date of the Transaction Agreement as if made on and as of the closing date of the Transaction Agreement (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Pace to be so true and correct, would not be reasonably likely to have, individually or in the aggregate, a Pace Material Adverse Effect;

•

Pace must have performed and complied in all material respects with all obligations required to be performed or complied with by it under the Transaction Agreement at or prior to the closing date of the Transaction Agreement;

•	since the date of the Transaction Agreement, there must not have occurred a Pace Material Adverse Effect;

•

Accel must have received a certificate executed by the chief executive officer or chief financial officer of Pace, dated as of the closing date of the Transaction Agreement, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•	Pace must have executed and delivered copies of all documents required to be delivered to Accel by Pace.

Impact of the Business Combination on Pace’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Investors) will own approximately 49.86% of the equity interests of Pace; (ii) the General Investors will own approximately 3.94% of Pace (such that public shareholders, including the General Investors, will own approximately 53.80% of the equity interests of Pace); (iii) the Pace Affiliate will own approximately 1.67% of the equity interests of Pace; (iv) the Pace Initial Shareholders will own approximately 8.96% of the equity interests of Pace, after giving effect to the conversion of all Public Shares and Founder Shares held by the Pace Initial Shareholders on a one-for-one basis to Class A-1 Shares and Class F Shares, respectively, in connection with the Pace Domestication, and the Class F Share Exchange; (v) Accel shareholders will own approximately 34.98% of the equity interests of Pace; and (vi) the donor advised fund will own approximately 0.60% of the equity interests of Pace.

The ownership percentages with respect to Pace following the Business Combination do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares, (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different.

Background of the Business Combination

Pace is a blank check company incorporated as a Cayman Islands exempted company on February 14, 2017 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential business combination over a nearly two-year period utilizing the global network and investing and operating experience of the Pace management team, Pace Board and its affiliate, TPG. The terms of the Business Combination were the result of arms-length negotiations between the Pace Board (including Pace’s independent directors) and management team, Pace Sponsor, and, at various junctures as further described below, the Accel shareholders, Accel’s management team, the Accel Board, and their respective advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

On June 30, 2017, Pace completed the Pace IPO of 45,000,000 Public Units at a price of $10.00 per Public Unit (which included the purchase of 5,000,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option), raising gross proceeds of $450,000,000 before underwriting discounts and expenses. Each Public Unit consists of one Public Share and one-third of a Public Warrant. Each whole Public Warrant entitles the holder to purchase one Public Share. Prior to the closing of the Pace IPO, Pace completed the private placement of 7,333,333 Private Placement Warrants, each exercisable to purchase one Public Share for $11.50 per share, subject to adjustment, to Pace Sponsor at a price of $1.50 per Private Placement Warrant for gross proceeds of $11,000,000.

Prior to the consummation of the Pace IPO, neither Pace, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with Pace.

Promptly following the Pace IPO, Pace’s officers and directors commenced an active search for prospective opportunities to acquire businesses and assets in North America and Europe using Pace’s and TPG’s network of investment bankers, private equity firms, consulting firms, legal and accounting firms, and numerous other business relationships. In evaluating potential businesses and assets to acquire, Pace, together with Pace Sponsor and TPG, surveys the landscape of potential acquisition opportunities based on their respective knowledge of, and familiarity with, the M&A marketplace. In general, Pace looks for acquisition targets that (i) are of a size relevant to the public marketplace, which Pace generally views as companies with an enterprise value of at least $700 million, (ii) are positioned, operationally and financially, to be successful as a publicly-held entity and (iii) it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. Pace also looks for those business combinations that it believes that, if entered into, would be received well by the public markets.

Representatives of Pace, Pace Sponsor and TPG contacted, and were contacted by, a number of individuals and entities with respect to acquisition opportunities. As part of this process, Pace management considered and conducted an analysis of over fifty potential acquisition targets (other than Accel) in a wide variety of industry sectors, entering into non-disclosure agreements with 20 potential acquisition targets.

From the date of the Pace IPO to June 2019, Pace engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of eight target businesses other than Accel (the “Other Potential Targets”). The eight Other Potential Target businesses comprised: (i) a company in the telecom services industry (‘‘Company A’’), (ii) a company in the aviation industry (“Company B”), (iii) a company in the technology industry (‘‘Company C’’), (iv) a company in the entertainment industry (“Company D”), (v) a company in the telecom services industry (“Company E”), (vi) a company in the consumer software as a service space (“Company F”), (vii) a company in the aviation services industry (“Company G”), and (viii) a company in the energy industry (“Company H”).

As part of its acquisition strategy, Pace did not typically pursue potential business combinations in competitive or auction situations, but instead focused on bilateral discussions with the key decision makers of each of the Other Potential Targets regarding a potential business combination. Both Pace management and the Pace Board reviewed each of the Other Potential Targets and analyzed the benefits of proceeding with a transaction with each of the Other Potential Targets. Pace engaged in discussions with Company A from August 2017 through December 2017, but could not reach a mutually acceptable valuation to pursue a transaction. Pace engaged in discussions with Company B from October 2017 through August 2018, and submitted a non-binding letter of intent to Company B, which was never executed. Thereafter, Pace terminated discussions with Company B when changes in the industry made the potential transaction less attractive. Pace engaged in discussions with Company C from April 2018 through May 2018, but could not reach a mutually acceptable valuation to pursue a transaction. Pace engaged in discussions with Company D from September 2018 through November 2018, but decided not to proceed with discussions following due diligence. Pace engaged in discussions with Company E from September 2018 through April 2019, and submitted a non-binding letter of intent to Company E which was never executed, because Pace terminated discussions with Company E when discussions with Accel progressed to the point that the Pace Board unanimously determined to focus its efforts towards due diligence and discussions with respect to a potential transaction with Accel in order to devote sufficient time and expense necessary to conduct appropriate diligence on Accel. Pace engaged in discussions with Company F from January 2019 through March 2019, but could not reach a mutually acceptable valuation to pursue a transaction. Pace engaged in discussions with Company G from January 2019 through April 2019, and submitted a non-binding letter of intent to Company G which was never executed, because Pace terminated discussions with Company G when discussions with Accel progressed to the point that the Pace Board unanimously determined to focus its efforts towards due diligence and discussions with respect to a potential transaction with Accel in order to devote sufficient time and expense necessary to conduct appropriate diligence on Accel. Pace engaged in discussions with Company H from February 2019 through April 2019, but terminated discussions with Company H when discussions with Accel progressed to the point that the Pace Board unanimously determined to focus its efforts towards due diligence and discussions with respect to a potential transaction with Accel in order to devote sufficient time and expense necessary to conduct appropriate diligence on Accel.

In mid-February 2019, Mr. Karl Peterson, President and CEO of Pace, met with Mr. Gordon Rubenstein, Co-Founder of Accel, who he knew socially. During that meeting, they discussed their respective business interests, including Pace and Accel, and Mr. Peterson noted that he was aware of the attractive economics of slot machines and how newer models of gaming outside casinos were growing quickly. Mr. G. Rubenstein inquired about Pace, how blank check company transactions were structured and consummated, and what types of acquisition targets Pace targeted. During this conversation, Mr. Peterson expressed an interest in learning more about Accel in order to determine whether or not Accel might be an attractive acquisition target for Pace.

In late March 2019, Mr. Peterson and Mr. G. Rubenstein reconnected, at which point Mr. G. Rubenstein expressed a willingness to share with Pace and Mr. Peterson preliminary information on Accel as requested in the mid-February meeting.

On April 5, 2019, Mr. Peterson and Mr. G. Rubenstein met to discuss Accel and what a potential transaction with Pace would entail. During that discussion, Mr. G. Rubenstein proposed that the parties enter into a non-disclosure agreement to facilitate the sharing of additional information on Accel and schedule a preliminary introduction call between senior members of Accel’s management team and representatives of Pace to further discuss Accel and its business.

On April 8, 2019, Pace forwarded a draft non-disclosure agreement to Accel, which was entered into on the same day.

On April 9, 2019, Mr. Andy Rubenstein, CEO of Accel, and members of Accel’s senior management team, along with Mr. G Rubenstein and Mr. Peterson, Mr. Eduardo Tamraz, Executive Vice President of Corporate Development and Secretary of Pace, and other representatives of Pace held a teleconference to learn more about Pace and Accel and to discuss the various ways the parties could work together, including evaluating a possible transaction between Pace and Accel. During that meeting, Mr. A. Rubenstein provided a comprehensive strategic and financial overview of Accel.

On April 10, 2019, Mr. Peterson and Mr. G. Rubenstein met to discuss an illustrative transaction structure. After some follow-up conversations, the parties agreed to proceed with further exploration of a possible transaction between Pace and Accel.

During the week of April 15, 2019, Mr. Peterson, Mr. Tamraz, other representatives of Pace and Accel management, together with their advisors, including Pace’s legal counsel, Weil, Pace’s regulatory counsel, Greenberg Traurig LLP (“Greenberg Traurig”), Accel’s legal counsel, Fenwick & West LLP (“Fenwick”), and Accel’s regulatory counsel, Emily Mattison, had numerous conference calls to further Pace’s understanding of Accel and the regulatory considerations for any possible transaction between Pace and Accel. The parties also discussed Accel’s growth plans and multi-state expansion, particularly Accel’s pending entry into Pennsylvania, further diligence topics, as well as financial and operational data that Pace had compiled. During this time, the parties also discussed potential structures for the possible transaction.

On April 15, 2019, Pace submitted a draft letter of intent to Accel that valued Accel at ten times its June 2019 LTM EBITDA (excluding fees, expenses and the value of securities in the post-transaction entity to be issued to Pace Sponsor), which represented per share consideration of approximately $164. This proposed letter of intent reflected a potential equity raise to be further discussed, a target aggregate cap of $350 million in cash consideration for Accel shareholders with an allocation to be further discussed, a proposed reduction of the Founder Shares, the issuance of 2,000,000 earn-out shares to Pace Sponsor of the post-transaction entity, which would vest subject to a share price target of $13.00, and the formation of a charitable foundation, but did not contemplate that Accel shareholders would receive any warrants from the post-transaction entity. The proposed letter of intent also contemplated a mutual exclusivity period through September 30, 2019.

On or about April 15, 2019, in a telephone call between Mr. Michael Wagman, President and Managing Director of Clairvest Group, Inc. (“Clairvest”), and Mr. A. Rubenstein, Mr. Wagman advised Mr. A. Rubenstein that Clairvest, an indirect minority shareholder of Accel through Accel Stock held by its affiliates, the Clairvest Investors, was not in favor of the potential transaction based on the price and other terms set forth in the initial draft letter of intent. As discussions relating to the potential transaction with Accel progressed, Pace consulted with counsel and made counsel available to the Pace Board to discuss Clairvest’s objections.

On April 17, 2019, representatives of Pace held a follow-up diligence call with Mr. A. Rubenstein, Mr. G. Rubenstein, Accel’s Chief Financial Officer, Mr. Brian Carroll, and Accel’s General Counsel, Mr. Derek Harmer, to discuss Accel’s anticipated expansion into Pennsylvania.

On April 18, 2019, Pace’s advisors, including Weil and Greenberg Traurig, commenced due diligence on Accel.

During the weekend of April 20, 2019, Mr. G. Rubenstein and Mr. A. Rubenstein had several calls with Mr. Peterson to further understand and explore the indicative letter of intent.

On April 22, 2019, Pace held a board meeting to update the Pace Board on the status of potential acquisition targets, including the progress of Pace’s diligence efforts on Accel, the terms of the letter of intent that was submitted on April 15, 2019 and the primary risks involved in the potential transaction with Accel. Due to the progression of the discussions with Accel, Pace management informed the Pace Board that it was devoting substantially all of its efforts to the potential transaction with Accel rather than other potential transactions with Company E, Company G and Company H. Because of this progress, the Pace Board unanimously determined that the potential transaction with Accel was the most attractive potential transaction for Pace to focus its efforts and, in order to devote sufficient time and expense necessary to conduct appropriate diligence, ceased discussions altogether with Company E, Company G and Company H.

On April 23 and 24, 2019, Mr. Peterson, Mr. Tamraz and representatives of Pace met with Accel’s management and Accel’s financial advisors, Raine Securities LLC (“Raine”), at Accel’s headquarters near

Chicago, Illinois to conduct additional diligence sessions and to facilitate customary legal and accounting diligence with Pace’s advisors. During these sessions, the Pace team held a number of conversations with Raine and Accel management on optimizing deal structure and potential structures for the proposed transaction.

On April 26, 2019, Mr. Peterson, Mr. Tamraz, Mr. A. Rubenstein and representatives of Raine discussed by telephone various issues with respect to the potential transaction, including the structure of the transaction, Pace’s ability to consummate a transaction, a potential equity raise through a potential investment private placement, Pace’s approach to investor marketing and the typical process in obtaining investor feedback in connection with the potential investment private placement. Pace did not consider financing arrangements other than the potential investment private placement, as it believes that cash generated from additional equity invested at the time of the consummation of the transaction is preferable to other financing arrangements, based on the experience of Pace, Pace Sponsor and TPG in transactions of this nature and such entities’ relationships with potential equity investors.

On April 29, 2019, Mr. Tamraz and other representatives of Pace held a diligence session with Mr. Carroll to discuss Accel’s financial outlook.

On April 30, 2019 and May 1, 2019, Mr. Peterson, Mr. Michael MacDougall, a partner at TPG, Mr. Tamraz, Accel management and Raine held diligence sessions and introductory meetings at TPG’s office in New York, New York with Deutsche Bank, J.P. Morgan and Goldman Sachs. Deutsche Bank, J.P. Morgan and Goldman Sachs acted as underwriters to Pace in the Pace IPO, and were consulted from time to time by Pace with respect to the potential transaction.

On May 2, 2019, Mr. Peterson and Mr. Tamraz discussed with current and potential Pace investors such investors’ perspectives and feedback on a potential transaction between Pace and Accel.

On May 3, 2019, Mr. Peterson, Mr. Tamraz and representatives of Pace held a call with Accel and Raine regarding financial diligence.

Also on May 3, 2019, Mr. Peterson and Mr. G. Rubenstein met in person to discuss the proposed transaction.

On May 6 and 7, 2019, Mr. Peterson and Mr. Tamraz held meetings in Chicago, Illinois with Accel and Raine to further advance the diligence process and to discuss the letter of intent. In addition, the parties discussed Pace’s willingness to raise additional equity capital from private investors through a private placement in connection with the potential transaction as a means to validate the additional support for such a potential transaction.

On May 8, 2019, the Pace Board held a board meeting, at which representatives of Weil were in attendance. During this meeting, the Pace Board authorized management to submit a revised letter of intent taking into account information gathered during Pace’s due diligence process. The revised letter of intent assumed a transaction structure involving the potential merger of Accel into a newly-formed subsidiary of Pace with a subsequent merger into a second newly-formed subsidiary of Pace. In addition, the revised letter of intent included a revised offer price of $175 per share, which implied an enterprise value of $766 million (excluding fees, expenses and the value of securities in the post-transaction entity to be issued to Pace Sponsor) and included Pace’s assumption of Raine’s fees as part of the consideration. The revised letter of intent continued to contemplate the issuance of 2,000,000 earn-out shares in the post-transaction entity to Pace Sponsor and 2,000,000 earn-out shares in the post-transaction entity to Accel shareholders that elect to exchange more than a certain threshold percentage of their Accel Stock holdings for shares in the post-transaction entity in lieu of cash. The earn-out shares would be equally split among two separate tranches, which would vest subject to the earlier to occur of an EBITDA threshold for 2021 and a share price target of $12.00, and the earlier to occur of an EBITDA threshold for 2022 and a share price target of $14.00 per share, respectively. The revised letter of intent also provided that Pace would issue warrants to purchase shares in the post-transaction entity (in an amount equal to one third of the Private Placement Warrants held by Pace Sponsor) to Accel shareholders with equal offset from the Private Placement Warrants held by Pace Sponsor and that Pace would target an equity raise of approximately $25 million from private investors. The revised letter of intent was distributed to Accel later that day.

Between May 8, 2019 and May 13, 2019, Mr. Tamraz, other representatives of Pace, members of Accel management and Raine negotiated the terms of the letter of intent, particularly with respect to the number of earn-out shares and warrants in the post-transaction entity to be issued to Accel shareholders.

On May 10, 2019, as part of these negotiations, Raine distributed a revised letter of intent to Pace, which contemplated the issuance of 1,000,000 earn-out shares in the post-transaction entity to Pace Sponsor and 3,000,000 earn-out shares in the post-transaction entity to Accel shareholders that elect to exchange more than a certain threshold percentage of their Accel Stock holdings for shares in the post-transaction entity in lieu of cash, and increased the number of warrants to be issued to Accel shareholders to an amount equal to one half of the Private Placement Warrants held by Pace Sponsor. The revised letter of intent also contemplated that the Transaction Agreement would include a condition under which Accel would not be required to close the transaction if the amount of leverage required to pay the cash component of the purchase price would exceed 2.5x LTM EBITDA of Accel.

On May 13, 2019, Mr. Tamraz held a meeting with Mr. A. Rubenstein, Mr. Carroll and other members of Accel’s management in Chicago, Illinois to continue diligence, conduct a follow-up in-person meeting with Goldman Sachs and other diligence sessions. Pace and Raine continued to negotiate major open points on the letter of intent. In particular, in light of the negotiations with respect to the letter of intent on the number of earn-out shares to be issued to Accel shareholders, Pace proposed a potential additional tranche of 1,000,000 earn-out shares (relative to Pace’s May 8 proposal) to be issued to Accel shareholders that elect to receive shares in the post-transaction entity in lieu of cash in excess of a certain threshold of their Accel Stock. Under this proposal, the additional tranche of earn-out shares would vest subject to a share price target of $16.00 per share, and the 2,000,000 earn-out shares to be issued to Pace Sponsor would vest in the same three tranches to be issued to Accel shareholders. At this time, Pace also proposed decreasing the number of warrants to be issued to Accel shareholders to an amount equal to one-third of the Private Placement Warrants held by Pace Sponsor.

On May 14, 2019, Pace held a financial diligence call with Accel and Raine.

On May 16, 2019, Accel and J.P. Morgan held an in-person meeting in Chicago, Illinois. In addition, Mr. Peterson, Mr. Tamraz, Fenwick, Raine and Weil held a telephone meeting to continue negotiating open points in the letter of intent. The mutual exclusivity period was shortened such that it would end on June 23, 2019.

On May 21, 2019, representatives of Pace, Accel, Raine, Weil and Fenwick discussed the documentation process of the potential transaction as well as remaining open points on the letter of intent.

Early on May 22, 2019, the parties agreed to revise the terms of the letter of intent so that it provided for 2,000,000 earn-out shares to be issued to Pace Sponsor and 3,000,000 earn-out shares to be issued to Accel shareholders that elect to receive shares in the post-transaction entity in lieu of cash with respect to more than 30% of their Accel Stock. The earn-out shares would be equally split among the three tranches, with the additional tranche of 1,000,000 earn-out shares to vest subject to the earlier to occur of an EBITDA threshold for 2023 and a share price target of $16.00 per share. Following that agreement, the letter of intent was submitted to the Accel Board for review and approval.

Later on May 22, 2019, in a telephone call between Mr. Angus Cole, Partner of Clairvest, and Mr. A. Rubenstein, Mr. Cole advised Mr. A. Rubenstein that Clairvest continued to oppose the potential transaction based on the terms of the revised letter of intent.

Later on May 22, 2019, the Accel Board approved Accel’s entry into the revised letter of intent, with one abstention from an Accel director who was a nominee of Clairvest (the other nominee of Clairvest was not in attendance at this meeting). Later in the day, Pace received approval from the Pace Board to execute the letter of intent and proceed towards definitive documentation for the potential transaction.

Later on May 22, 2019, Weil provided an initial draft of the Transaction Agreement to Fenwick. Between May 22 and June 12, 2019, representatives of Pace, the Shareholder Representatives, representatives of Accel, Weil and Fenwick negotiated the terms of the definitive Transaction Agreements and Related Agreements.

On May 23, 2019, Pace and Accel executed the letter of intent. Later that day, representatives of Pace discussed with Mr. A. Rubenstein and Mr. Carroll the latest financial projections of Accel.

On May 24, 2019, the Accel Board received a letter from Clairvest expressing its continued lack of support for the proposed transaction and reiterating previous objections that Mr. Wagman had allegedly expressed to Mr. A. Rubenstein in mid-April. The letter reiterated requests that Clairvest had made with respect to the transaction following the initial letter of intent that Clairvest believed had not been adequately addressed in the executed letter of intent, including an increased per share consideration for Accel Stock of $180 per share, a guarantee that all Accel shareholders could receive up to 100% cash consideration for their Accel Stock and the issuance of earn-out shares to all Accel shareholders regardless of their cash elections. In addition, the letter reiterated Clairvest’s views that it had contractual approval rights under the Shareholders Agreement, dated as of March 9, 2016, between Accel and the Shareholders named therein (the “Accel Shareholders Agreement”), with respect to certain transactions undertaken by Accel, including a public offering of Accel Stock.

On May 27, 2019, representatives of Pace, Raine, Accel, Fenwick and Weil held a call regarding documentation and structure of the potential transaction. These discussions explored potential structuring alternatives with respect to the potential transaction, including an alternative under which Pace would purchase a majority of Accel Stock directly from Accel shareholders who would thereafter exercise their drag-along rights under Accel’s Second Amended and Restated Statement of Designation of Preferred Shares (the “Accel Articles”) to require the remaining Accel shareholders to sell their shares of Accel Stock to Pace on the same terms and conditions. While the per share consideration offered to Accel shareholders would be the same under this alternative transaction structure, only Pace and the Accel shareholders holding a majority of Accel Stock would be initial parties to the Transaction Agreement, with the remaining Accel shareholders subsequently joining or dragged along to the transaction pursuant to the Accel Articles and joined as parties to the Transaction Agreement. Because Pace would purchase Accel Stock directly from Accel shareholders under this structure, Accel would not be party to the Transaction Agreement.

During the week of May 28, 2019, Pace continued to conduct financial, legal and regulatory due diligence. Pace was focused especially on monitoring and analyzing the potential financial modeling impact of developments in the Illinois state legislative session that was scheduled to end on May 31, 2019 to consider a bill that proposed to increase taxes on gaming but also expand the number of VGTs that may be authorized at a given licensed establishment and increase the maximum wager than may be placed on VGTs. At the close of business on Friday, May 31, 2019, the Illinois state legislature announced a special extension through June 2, 2019 in order to finalize the bill. The bill was passed on June 2, 2019.

During the week of May 28, 2019, representatives of Pace and Accel management conducted a series of meetings with existing and potential Pace investors to discuss their perspectives and feedback on a potential transaction between Pace and Accel and follow-up calls to solicit feedback on anticipated market reaction.

On May 29, 2019, Fenwick sent a letter to Clairvest, explaining that the Accel Board viewed the proposed transaction as beneficial to Accel shareholders for many reasons, including favorable valuation and consideration to shareholders. The letter also explained Accel’s view that Clairvest’s approval rights over a public offering of Accel Stock would not be implicated, as no public offering of Accel Stock would occur under the structure of the proposed transaction.

On May 31, 2019, Fenwick received a letter from legal counsel to Clairvest reiterating Clairvest’s views that it had approval rights with respect to certain transactions undertaken by Accel under the Accel Shareholders Agreement, including with respect to a public offering of Accel Stock, and threatening to seek an injunction against the potential transaction.

On June 3, 2019, Fenwick sent a letter to Clairvest in response to its May 31, 2019 letter, explaining Accel’s view that, under the structure of the proposed transaction, Clairvest had no rights that would enable it to enjoin the potential transaction under the Accel Shareholders Agreement. The letter cited certain drag-along rights of Accel shareholders under the Accel Articles and the Accel Shareholders Agreement, explaining that where a majority of Accel shareholders exercise their drag-along rights under the Accel Articles, such dragging shareholders may require the remaining Accel shareholders, including Clairvest, to consent to the transaction and sell their shares on the same terms and conditions.

Later during the week of June 3, 2019, representatives of Weil, Mr. Peterson and Mr. Tamraz, representatives of Fenwick and Accel management held various discussions with respect to structuring alternatives and the objections to the potential transaction expressed by Clairvest, one of Accel’s minority shareholders.

On June 4, 2019, Mr. Peterson, Mr. Wagman and representatives of Raine held a call to discuss the terms of the potential transaction, including Clairvest’s requests to modify the terms of the letter of intent.

On June 5, 2019, Pace held a special board meeting, at which representatives of Weil were in attendance, in order to update the Pace Board on the latest developments in the progress of the potential transaction with Accel.

On June 7, 2019, Clairvest submitted a proposal (the “Clairvest Proposal”) to recapitalize Accel. Under the terms of the proposal, Accel management and founders would be entitled to sell up to 20% of their Accel Stock and other shareholders to sell up to 70% of their stock, in each case for per share consideration of $180. The Clairvest Proposal would be funded by approximately $75 million of preferred equity from Clairvest and a proposed refinancing of Accel’s senior credit facility, increasing its leverage to 3.5x LTM EBITDA. Accel management promptly shared the Clairvest Proposal with the Accel Board and Raine. In light of the Clairvest Proposal, Accel’s management determined that it would be prudent to reschedule a meeting of the Accel Board that had previously been scheduled for June 9, 2019, to allow management and the Accel Board more time to consider the Clairvest Proposal and to discuss such proposal with its advisors.

During the week of June 10, 2019, representatives of Pace and Accel management conducted an additional series of meetings with both existing Pace investors and potential investors to discuss their perspectives and feedback on a potential transaction between Pace and Accel. During this time, Pace also received preliminary indications for the potential investment private placement in excess of the agreed $25 million target at $10.22 per Class A-1 Share.

Also during the week of June 10, 2019, representatives of Raine and Clairvest had several conversations in which Raine, at Accel’s direction, attempted to address Clairvest’s objections and gain their support for the proposed transaction.

Early on June 10, 2019, the Pace Board held a meeting, at which representatives of Weil were in attendance. During this meeting, the Pace Board discussed the outcome of final legal and financial due diligence, shareholder feedback and the potential equity raise of more than $25 million. The Pace Board authorized Pace’s management to submit a definitive offer that provided for a modest improvement in the Accel’s valuation, based on the latest outlook for Accel, including an improvement in its projected cash position. Following this meeting, Pace sent a letter to Accel indicating that it would increase its per share valuation of Accel to $177 per share (the “Price Increase Letter”), reflecting an increase of approximately $7 million in total consideration.

Later on June 10, 2019, Pace was informed that Mr. David W. Ruttenberg, a major shareholder in Accel, had discussed with Accel management the alternative of a sale transaction under which Accel shareholders holding a majority of Accel Stock would agree to sell their Accel Stock to Pace and thereafter exercise their drag-along rights under the Accel Articles to require the remaining Accel shareholders to sell their shares of Accel Stock to Pace on the same terms and conditions. After learning of Mr. Ruttenberg’s interest in this stock purchase alternative, Mr. Peterson held a phone call with Mr. Ruttenberg. During the call, Mr. Ruttenberg expressed his support for the potential transaction and offered to help coordinate efforts to arrange a direct stock purchase between Pace and Accel shareholders, if Pace was interested in pursuing such an alternative. Following those calls, Mr. Peterson contacted Mr. Ruttenberg to outline a stock purchase structure. Following this call, Pace sent Mr. Ruttenberg a letter indicating that Pace was prepared to offer $177 per share in a stock purchase transaction directly with Accel shareholders (the “Stock Purchase Letter”).

On June 11, 2019, Mr. Ruttenberg expressed his support of the potential transaction as outlined and restated his interest in helping facilitate the potential transaction. Weil then sent a revised Transaction Agreement that reflected the stock purchase structure to Fenwick, acting as counsel to Accel, and Much Shelist, P.C. (“Much Shelist”), acting as counsel to certain Accel shareholders: specifically, the Rubenstein Family, David W. Ruttenberg and the other Dragging Shareholders. The revised Transaction Agreement contemplated a transaction directly between Pace and Accel shareholders holding a majority of Accel Stock, and did not contemplate Accel as a party. Later that day, Accel management shared both the Price Increase Letter and the Stock Purchase Letter with the Accel Board.

Between June 11, 2019 and June 12, 2019, counsel for the parties negotiated the terms of a transaction agreement providing for the alternative stock purchase structure. Representatives of Weil and Fenwick also negotiated the terms of a support agreement pursuant to which Accel would agree to use certain efforts in connection with the proposed stock purchase transaction involving Accel shareholders.

On June 12, 2019, the Accel Board met to consider the proposals made by Clairvest and Pace and the alternative transaction structures available to consummate a transaction with Pace. At the beginning of the meeting, at the invitation of Mr. A. Rubenstein, Mr. Wagman made a presentation regarding the Clairvest Proposal. Mr. Wagman and Mr. Cole were then excused from the meeting so that the Accel Board could consider and discuss the Clairvest Proposal. On completion of this discussion, Mr. Wagman and Mr. Cole returned to the meeting and the full board of directors of Accel discussed the proposed transaction with Pace. Following these discussions, Mr. Ruttenberg briefed the Accel Board on his discussions with Mr. Peterson regarding the possibility of pursuing a stock purchase transaction directly between Pace and shareholders of Accel, and the Accel Board discussed the possibility of supporting such a transaction. Following these discussions, the board of directors of Accel determined that the potential transaction with Pace, in either the merger or stock purchase form, was preferable to the Clairvest Proposal. In reaching this determination, the Accel Board considered Accel’s ability to incur further indebtedness, including in order to complete future acquisitions, which would have been limited under the Clairvest Proposal as the majority of financing under the Clairvest Proposal would have been obtained by incurring additional indebtedness, instead of through an additional capital contribution. Further, Clairvest’s additional investment would have been structured as preferred equity, ranking pari passu with Clairvest’s existing investment in Accel and senior to all other classes of existing equity. In contrast, under the terms of the potential transaction with Pace, the shareholders of the post-transaction entity would all hold shares of the same class of equity in the form of registered securities, or otherwise hold securities that would be exchangeable or exercisable to purchase the same class of equity. The Accel Board also considered the fact that the Clairvest Proposal would require the cooperation of Mr. A. Rubenstein and other members of management, who, under the Clairvest Proposal, would be required to roll at least 80% of their Accel Stock, and that Mr. A. Rubenstein indicated that he was unwilling to proceed due to his concerns related to the additional indebtedness under the Clairvest Proposal. Finally, the Accel Board also considered the additional liquidity that would be available to the Accel shareholders under the Pace proposal (in which they would hold securities in a publicly traded entity) and the ability to use a liquid public security to facilitate acquisitions following the closing of the proposed transaction with Pace, which would not be available in connection with the Clairvest Proposal.

As a result of these and other factors, the Accel Board approved (with abstentions from the two directors who were nominees of Clairvest), in the alternative, entering into a transaction agreement with Pace providing for a merger structure, or supporting shareholders of Accel as necessary in entering into a transaction agreement with Pace providing for a stock purchase structure, in each case if supported by Accel shareholders holding a majority of the outstanding Accel Stock.

On June 13, 2019, Much Shelist notified the Accel Board that Accel shareholders holding a majority of the Accel Stock had chosen to proceed with a stock purchase structure under which they would sell their Accel Stock directly to Pace.

On June 13, 2019, the Pace Board unanimously approved each of the transactions contemplated by the Transaction Agreement, including the Pace Domestication, the Stock Purchase, the Investment Private Placement, the Transaction Agreement, each of the Related Agreements and any other ancillary documents necessary for the Business Combination. Pace and shareholders of Accel holding a majority of the Accel Stock then executed the Transaction Agreement and Pace and the Investors executed the Subscription Agreements. Early that morning, Pace and Accel jointly announced the execution of the Transaction Agreement and the Subscription Agreements, and the Business Combination.

On June 28, 2019, representatives of Pace, Fenwick and Much Shelist commenced discussions on an amendment to the Transaction Agreement.

On July 16, 2019, Clairvest Equity Partners V Limited Partnership, through its general partner Clairvest GP Manageco Inc., Clairvest Equity Partners V-A Limited Partnership, and CEP V Co- Investment Limited Partnership, through their general partner Clairvest General Partner V L.P., through its general partner Clairvest GP (GPLP) Inc. (together “Clairvest Plaintiffs”), filed a lawsuit (the “Clairvest Litigation”) relating to the Business Combination in the circuit court of Cook County, Illinois, County Department, Chancery Division, naming Accel, Jeffrey C. Rubenstein, Andrew Rubenstein, Gordon Rubenstein and David W. Ruttenberg, as defendants. The complaint in the Clairvest Litigation sought to enjoin the Business Combination. For more information, see “Business of Accel and Certain Information About Accel — Legal Proceedings — Clairvest Litigation.”

On July 22, 2019, Pace and shareholders of Accel holding a majority of the Accel Stock executed an amendment to the Transaction Agreement. Among other things, the amendment extended the Termination Date (as defined in the Transaction Agreement) to November 30, 2019, provided for certain registration rights to persons who will be stockholders of Pace immediately following the Stock Purchase and request those registration rights in connection with the Stock Purchase, and provided a right to appoint a director of Pace to any person who would own greater than 8% of Pace following the closing of the Stock Purchase (on the terms and subject to the conditions set forth in the amendment). The amendment also provided that the same terms and conditions concerning registration rights would be available to all shareholders as to the management shareholders that had executed the Transaction Agreement with Pace, and that any shareholder in a position to exchange its Accel Stock for over 8% of Pace would have the same ability to appoint a director to the initial post-closing Board of Pace.

On July 23, 2019, the Dragging Shareholders, being shareholders of Accel holding a majority of the Accel Stock, delivered the Drag-Along Notice to the Drag-Along Shareholders pursuant to which the Dragging Shareholders exercised their drag-along rights contained in the Accel Articles to facilitate the sale of all outstanding Accel Stock pursuant to the terms and conditions set forth in the Transaction Agreement.

On August 20, 2019, the Clairvest Litigation was voluntarily dismissed without prejudice.

On September 20, 2019, Pace held an extraordinary general meeting (the “Extension EGM”). At the Extension EGM, the following matters were submitted to holders of Ordinary Shares: (i) a proposal to amend the

Articles to extend the date by which Pace has to consummate a business combination from September 30, 2019 to December 31, 2019 (the “Extension Amendment Proposal”) and (ii) a proposal to amend Pace’s Investment Management Trust Agreement, dated as of June 27, 2017, by and between Pace and the Trustee, to extend the date on which to commence liquidating the Trust Account in the event Pace has not consummated a business combination prior to September 30, 2019, from September 30, 2019 to December 31, 2019 (the “Trust Amendment Proposal”). The Extension Amendment Proposal received “for” votes from holders of at least two-thirds of the Ordinary Shares represented in person or by proxy and entitled to vote thereon, and accordingly was approved. The Trust Amendment Proposal received “for” votes from holders of more than sixty five percent (65%) of the issued and outstanding Ordinary Shares, and accordingly was approved. In connection with this vote, the holders of 3,247,267 Public Shares indicated that they wished to exercise their right under the Articles to redeem their Public Shares for cash at a redemption price of approximately $10.29 per share, for an aggregate redemption amount of $33,416,715, in the event that the proposal was approved. These Public Shares were redeemed on September 25, 2019, in accordance with the Articles.

On October 3, 2019, Pace and the Shareholder Representatives executed an amendment to the Transaction Agreement. The amendment amended the forms of Restricted Stock Agreement, New Pace Warrant Agreement, Registration Rights Agreement, proposed Delaware certificate of incorporation, the Proposed Charter and post-Business Combination bylaws of Pace, attached as exhibits to the Transaction Agreement.

The Pace Board’s Reasons for the Business Combination

The Pace Board, in evaluating the transaction with Accel, consulted with its legal counsel, financial and accounting advisors and other advisors. In reaching its unanimous resolution (i) that Transaction Agreement and the Business Combination are in the commercial interests of Pace and (ii) to recommend that the shareholders adopt and approve the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination Proposal, the NYSE Proposal and the Charter Proposal, the Pace Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Pace Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Pace Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Pace’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “General Information —Cautionary Note Regarding Forward-Looking Statements.”

The Pace Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Transaction Agreement, including but not limited to, the following material factors:

•

Highly Attractive Business, Financial Model and Prospects. Accel is one of the largest video gaming terminal operators in the United States, operating over 8,000 VGTs in more than 1,700 licensed establishments as of the date of the Transaction Agreement, including bars, restaurants, gaming cafes, convenience stores and truck stops. Accel’s operating model allows it to secure long-term contracts with licensed establishment owners, which provide predictable maturation curves, highly visible earnings growth and compelling free cash flow. In addition, Accel’s operations rely on a diversified revenue base, with Accel’s best-performing licensed establishments accounting for less than 1% of its gross revenue for the fiscal year ended December 31, 2018. Accel’s reliance on low-limit slot machines also provides a resilient business model, even in difficult economic climates. Further, newly-passed gaming regulations in Illinois have increased the maximum number of VGTs that may be operated at a given licensed establishment and higher limits on maximum wagers and payouts, which the Pace Board believes will further increase Accel’s growth prospects.

•

“Gaming-as-a-Service” Platform. Accel is a gaming-as-a-service provider, which allows Accel to benefit from several advantages over traditional gaming businesses, including a “business-to-business” model secured by long-term exclusive customer contracts, operations in fast-growing segments that are primarily served by fragmented, sub-scale providers and, when compared to casinos and other companies in the gaming space, has comparatively low capital expenditures and a comparatively asset-light operating model, driving high return on capital. In addition to installation, operation and maintenance of gaming equipment such as VGTs and redemption devices, Accel also installs, operates and services ancillary devices such as ATMs, payment devices, and amusement machines at licensed establishments, allowing it to operate as a value-added “one-stop shop” for licensed establishment partners. Accel’s best-in-class services also provide digital and data analytics to help customers capture gaming revenue, early access to cutting-edge games and state-of-the art technology, highly secure cash collection operations, proactive maintenance and technical capabilities and strong marketing, legal, compliance and other support systems.

•

Strong Revenue Growth and Visibility. As of the date of the Transaction Agreement, Accel had over 300 licensed establishments signed under contract but not yet live. When considering the expected annualized performance of recently added licensed establishments in light of predictable maturation trends evidenced by historical performance of locations previously added, the Pace Board believes there is high visibility into Accel’s expected licensed establishment and revenue growth for the near-term. In particular, the Pace Board considered Accel’s revenue for the last three fiscal years as categorized by age of licensed establishments contributing to revenue for each such period as well as the estimated annualized run-rate revenue as of 1Q19 as categorized by age of licensed establishments contributing to run-rate revenue for such period, which was calculated by annualizing revenue attributable to licensed establishments added prior to January 1 2019 for the three months ended March 31, 2019 and adjusting for the annualized equivalent of revenue attributable to licensed establishments added during the three months ended March 31, 2019.

Source: Accel’s reported revenues by licensed establishments added each year per Scientific Games’ terminal operator portal. Pace’s estimated Accel run-rate revenue as of 1Q 2019 is based on annualized revenue from pre-2019 installed base and adjusted for full-year equivalent of 1Q 2019 licensed establishment contributions.

•

Strong Relationships with Licensed Establishment Partners. Accel prioritizes establishing strong, lasting relationships with licensed establishment partners from inception. Accel dedicates a relationship manager to each of its establishments, who oversee every aspect of customer relationship management and retention. Accel prides itself on providing prompt, reliable customer service and education, all of which helps to increase referral marketing by its partners. Accel’s relationship managers’ efforts to provide value-additive services to their licensed establishment partners result in consistent pre-renewals long before contracts expire and are a key element of its competitive differentiation. As a result, Accel has very high recurring revenue, and its voluntary contract renewal rate was over 99% for the three years ended December 31, 2018. The Pace Board also considered Accel’s strong segment share of new business in Illinois, as measured by new establishment licenses signed and shown below.

Source: Accel’s new establishment licenses signed versus total establishment licenses issued by the IGB.

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Deep Industry and Vendor Relationships. Accel’s leading market position has led to strong relationships within its industry and with equipment suppliers. Accel has successfully integrated multiple other operators, adding more than 480 licensed establishments to its portfolio of over 1,700 licensed establishment partners as of the date of the Transaction Agreement. The Pace Board believes this successful roll-up strategy positions Accel well with potential additional local operators who could benefit from Accel’s gaming-as-a-service platform. In addition, Accel’s industry leadership permits it to seek and obtain favorable pricing and supply of gaming machines. Due to its ability to procure machines and parts easily, Accel is able to rotate machines quickly in response to partner demand and to where they are most needed across its operating footprint. This results in longer, more effective usage and greater lifetimes for Accel’s machines.

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Platform Opportunity to Drive Accretive Acquisitions. The Pace Board considered Accel’s opportunity for significant growth both organically and strategically. Accel has a proven track record in converting competitors’ licensed establishments as well as making accretive acquisitions. As of the date of the Transaction Agreement, Accel had added over 850 new licensed establishments to its portfolio since 2016, and, since becoming a licensed VGT Terminal Operator in 2012, Accel had acquired eight distributed gaming operators, adding more than 480 licensed establishment partners to its portfolio of over 1,700 licensed establishment partners. The Pace Board believes Accel’s scale and position as the industry leader in Illinois combined with a public currency through the Business Combination will make it the acquirer of choice.

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Significant Optionality for Expansion into Additional States. The gaming industry in the United States is continuing to grow rapidly, bolstered by an increasing number of states approving additional forms of gaming as a means to increase tax revenues. Thus, the Pace Board believes there is a meaningful opportunity for additional expansion and penetration of video gaming across the country. Accel’s growth strategy in Illinois is focused on expanding its footprint, where its leading market position poises it to take advantage of favorable legislative changes including an increase in VGT per licensed establishment and increases in maximum wagers and payouts. Accel was also recently granted a provisional license in Pennsylvania where it expects to begin operations and position itself to take advantage of further gaming expansion in that state. The Pace Board believes Accel has the opportunity to expand and diversify into other states that currently permit VGTs. This potential expansion could occur either through a strategic entrance into nascent markets or through participation in states with more mature video gaming markets where Accel does not yet have a presence, such as Nevada, Georgia, and Montana. There are also an increasing number of states considering regulations that allow for the adoption of VGTs, such as Indiana, Missouri and Mississippi. As an established and transparent operator in its home market, the Pace Board believes Accel would be an attractive entrant into the new markets in these states.

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Balance Sheet Strength. The Pace Board believes that the Business Combination will provide significant primary capital and financial flexibility for Accel to pursue value-additive growth opportunities. Accel’s strong initial balance sheet combined with its financial performance and access to the public markets through the Business Combination will enable Accel to expedite its growth strategy through both organic growth and strategic acquisitions. The Pace Board also expects that Accel can support additional levels of debt as a public entity in the medium term, which could support further acquisitions and organic growth. Accel is in a position to implement share repurchases, even at a premium to the deal price, which could be accretive due to its advantaged capitalization or pay regular and special dividends. Further, Accel’s low initial leverage and meaningful free cash flow generation capabilities reduces its credit risk and exposure to economic cycles.

•

Experienced and Proven Management Team. The Pace Board considered the fact that, post-Business Combination, Pace will be led by the senior management team of Accel which has successfully led the business of Accel as a high- quality gaming-as-a-service provider. In addition, the Pace Board considered the fact that Mr. A. Rubenstein, who oversaw the growth of Accel into one of the largest video game terminal operators in the United States, would continue as the Chief Executive Officer of the post-Business Combination Pace.

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Other Alternatives. After a thorough review of other business combination opportunities reasonably available to Pace, the Pace Board’s believes that the proposed Business Combination represents the best potential business combination for Pace and the most attractive opportunity for Pace management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets. The Pace Board also believes that such processes have not presented a better alternative.

•	Terms of the Transaction Agreement. The Pace Board considered the terms and conditions of the Transaction Agreement and the transactions contemplated thereby, including the Business Combination.

•

Independent Director Role. The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Ms. Kathleen Philips and Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood, took an active role in evaluating and guiding Pace management on the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and the governance of Pace post-Business Combination, including the Proposed Charter. Pace’s independent directors evaluated and unanimously approved, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

The Pace Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of Pace. The risks and costs to Pace if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which will likely result in Pace being unable to effect a business combination by December 31, 2019 and force Pace to liquidate.

•

Exclusivity. The fact that the Transaction Agreement includes an exclusivity provision that prohibits Pace from soliciting other business combination proposals, which restricts Pace’s ability, so long as the Transaction Agreement is in effect, to consider other potential business combinations prior to the termination of the Transaction Agreement.

•

Shareholder Vote. The risk that Pace’s shareholders may fail to provide the respective votes necessary to effect the Business Combination, including approvals of the Domestication Proposal, the NYSE Proposal and the Charter Proposal.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Pace’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of Pace and the business of Accel described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Pace Board also considered that:

•

Interests of Certain Persons. Some officers and directors of Pace may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Pace’s shareholders (see “The Business Combination — Interests of Certain Persons in the Business Combination — Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors”). Pace’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pace Board, the Transaction Agreement and the Business Combination.

The Pace Board concluded that the potential benefits that it expected Pace and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Pace Board unanimously determined that the Transaction Agreement and the Business Combination were in the commercial interests of Pace.

Independent Director Oversight

The Pace Board is comprised of a majority of independent directors who are not affiliated with Pace Sponsor and its affiliates, including TPG. In connection with the Business Combination, Pace’s independent directors, Messrs. Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood and Ms. Kathleen Philips, took an active role in evaluating the proposed terms of the Business Combination, including the Transaction Agreement, the Related Agreements and the governance of Pace post-Business Combination, including the Proposed Charter. As part of their evaluation of the Business Combination, Pace’s independent directors were aware of the potential conflicts of interest with Pace Sponsor and its affiliates, including TPG, that could arise with regard to the proposed terms of the Transaction Agreement, the Investment Private Placement and Pace Charter and the governance of Pace following the Business Combination. The independent directors of Pace reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Pace Board, the Transaction Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Articles and NYSE listing requirements that the business or assets acquired in Pace’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of June 13, 2019, the date of the execution of the Transaction Agreement, the balance of the Trust Account was approximately $445,802,899 (excluding $15,750,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $356,642,319. In reaching its conclusion that the Business Combination meets the 80% asset test, the Pace Board reviewed the enterprise value of Accel of approximately $763 million implied by adding a common equity value of approximately $651 million and approximately $112 million of net debt. In determining whether the enterprise value described above represents the fair market value of Accel, the Pace Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Transaction Agreement and Related Agreements” and the fact that the purchase price for Accel was the result of an arm’s length negotiation. As a result, the Pace Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Certain Financial Projections Provided to the Pace Board

In connection with the Pace Board’s decision to enter into the Transaction Agreement, Pace’s management provided the Pace Board with internally prepared projections based on projections provided to Pace management by management of Accel for the fiscal years ending December 31, 2019, 2020 and 2021 taking into account the Business Combination and the other transactions contemplated by the Transaction Agreement. Neither Pace nor Accel make public projections as a matter of course as to future sales, earnings, or other results. However management of Pace provided the internally prepared projections to the Pace Board to present the projected revenue and EBITDA of Pace post-Business Combination for the fiscal years ending December 31, 2019, 2020 and 2021. The prospective financial information provided by Pace management to the Pace Board was not prepared with a view towards public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of Pace’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Pace post-Business Combination. These projections were prepared solely for internal use, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. However, this information is not fact and should not be relied upon as begin necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on prospective financial information.

The projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Pace and Accel’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections reflect the consistent application of the accounting policies of Accel and should be read in conjunction with the accounting policies included in Note 3 accompanying the historical audited consolidated financial statements of Accel included in this proxy statement/prospectus.

The financial projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Pace and Accel’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Pace or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections provided to the Pace Board by Pace’s management were used by the Pace Board as a component in its overall evaluation of Accel, and are included in this proxy statement/prospectus on that account.

Pace has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the Pace Board. Neither Pace’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Pace post-Business Combination compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as guidance of any sort. Pace post-Business Combination will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Neither Pace nor Accel’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information provided to the Pace Board or contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the projections are summarized below (in millions of dollars):

	Fiscal Year Ending December 31,
	2019E	2020E(1)	2021E(1)
	($ in millions)
Revenue	$423	$508-541	$589-625
Adjusted Projected EBITDA(2)	$83	$100-106	$118-125

(1)

Pace management’s projections are based on Accel’s financial statements. Pace management’s projections include the impact of Illinois state legislation passed on June 2, 2019 that: (i) increased applicable marginal tax rates on gaming from 30% to 33% effective July 1, 2019 and from 33% to 34% effective July 1, 2020, (ii) increased the maximum number of VGTs that may be operated at a given licensed establishment from five to six, with certain qualifying truck stop licensed establishments allowed to operate up to ten VGTs, and (iii) increased the maximum wager that may be placed on a VGT from $2.00 to $4.00 and the maximum win from a single play from $500 to $1,199. Pace management’s projections also assume 50 to 100 licensed establishments acquired annually in Illinois and certain annual new openings in Pennsylvania.

(2)

Adjusted Projected EBITDA is calculated as revenue less gaming taxes, revenue sharing, direct operating expenses and selling, general and administrative expenses (including anticipated public company costs).

Interests of Certain Persons in the Business Combination

Interests of the Pace Initial Shareholders and Pace’s Other Current Officers and Directors

In considering the recommendation of the Pace Board to vote in favor of the Business Combination, Pace shareholders should be aware that aside from their interests as shareholders, the Pace Initial Shareholders and certain other members of the Pace Board and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. The Pace Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Pace shareholders that they approve the Business Combination. Pace shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things, the fact that:

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the Pace Initial Shareholders and Pace’s other directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

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the Pace Initial Shareholders and Pace’s other directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them (but not with respect to any Public Shares held by them) if Pace fails to complete an initial business combination by December 31, 2019;

•

Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 31, 2019;

•

if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has discussed entering into a transaction agreement or claims of any third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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Pace Sponsor paid an aggregate of $11,000,000 for its 7,333,333 Private Placement Warrants to purchase Public Shares (of which 2,444,444 will be surrendered for cancelation in the Sponsor Warrant Cancelation) and that such Private Placement Warrants will expire worthless if the Business Combination is not consummated by December 31, 2019;

•

with certain limited exceptions, the Private Placement Warrants and the underlying Public Shares will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination;

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at the option of Pace Sponsor, any amounts outstanding under any working capital loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A-1 Shares;

•

the Founder Shares will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the completion of a business combination, (ii) subsequent to an initial business combination, if the last sale price of the Public Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination or (iii) following a business combination, the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•	Pace Sponsor will receive, in connection with the Sponsor Class F Share Exchange and pursuant to the Pace Sponsor Support Agreement, up to 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares;

•	the independent directors of Pace will receive, in connection with the Director Class F Share Exchange and pursuant to the Director Letter Agreements, 200,000 Class A-1 Shares;

•

the Pace Initial Shareholders may continue to hold Class A-1 Shares and the Class A-1 Shares to be issued to Pace Initial Shareholders upon exercise of Private Placement Warrants following the Business Combination, subject to certain lock-up periods. Specifically, with certain limited exceptions, the Class A-1 Shares to be received by the Pace Initial Shareholders will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the closing of the Stock Purchase, (ii) following the closing of the Stock Purchase, if the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Stock Purchase) and (iii) the date following the closing of the Stock Purchase on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•

the Pace Initial Shareholders paid an aggregate of $25,000 for the Founder Shares and a certain portion of such Founder Shares will be exchanged for up to 8,000,000 Class A-1 Shares in the Class F Share

Exchange, which, if unrestricted and freely tradable, would be valued at approximately up to $80,496,000 assuming a Class A-1 Share price of $10.32 per share, based on the trading price of Public Shares as of June 12, 2019, the last trading day before the Business Combination was publicly announced, but, given the lock-up periods on Class A-1 Shares to be received the Pace Initial Shareholders in connection with the Business Combination as described above, Pace believes such shares have less value;

•

Pace and certain other parties to the Transaction Agreement will have the right to nominate to the Pace Board, five of its seven members, who are anticipated to serve on the Pace Board following the Business Combination;

•	Pace existing directors and officers will continue to be indemnified and the Pace’s directors’ and officers’ liability insurance will continue after the Business Combination;

•

the Pace Initial Shareholders have registration rights pursuant to a registration rights agreement with Pace, and that in connection with the Business Combination, the Pace Initial Shareholders will enter into the Registration Rights Agreement;

•

the Pace Affiliate has entered into a Subscription Agreement with Pace, pursuant to which the Pace Affiliate will purchase an aggregate of 1,399,212 Class A-1 Shares for a purchase price of $10.22 per share; and

•

none of the Pace officers or directors are required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

These interests may influence Pace’s directors in making their recommendation that Pace shareholders vote in favor of the approval of the Business Combination.

Redemption Rights

Pursuant to the Articles, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Articles. As of September 30, 2019, this would have amounted to approximately $10.29 per share. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will not own shares of Pace following the consummation of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than fifteen percent (15%) of the Public Shares included in the Public Units sold in the Pace IPO. Accordingly, all Public Shares in excess of such 15% threshold beneficially owned by a public shareholder or group will not be redeemed for cash and will be converted to Class A-1 Shares on a one-for-one basis pursuant to the Business Combination.

Pace has no specified maximum redemption threshold under the Articles, other than the aforementioned 15% threshold. Each redemption of Public Shares by Pace public shareholders will reduce the balance of the Trust Account, which was approximately $429,732,943 as of September 30, 2019. The Transaction Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) equaling or exceeding the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel. The conditions to closing in the Transaction Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Public Shares by Pace’s public shareholders, this condition is not met and is not waived, then each of Pace and Accel may elect not to consummate the Business Combination. In addition, in no event will Pace redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the Articles and as required as a closing condition to each party’s obligation to consummate the Business Combination under the terms of the Transaction Agreement. Pace shareholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “Extraordinary General Meeting of Pace — Redemption Rights” in order to properly redeem their Public Shares.

Sources and Uses for the Business Combination

Sources & Uses

(No Redemption Scenario — Assuming No Redemptions of the Outstanding Public Shares

by Pace Shareholders)(1)

(in millions)

Sources		Uses
Trust Account(2)	$430	Transaction fees(3)	$43
Investment Private Placement	48	Cash consideration to Sellers(4)	350
Rollover Equity from Sellers(5)	302	Pace Shares to Sellers for Rollover Equity(5)	302
Class F Shares held by Pace Initial Shareholders in Class F Share Exchange(6)	83	Pace Shares to Pace Initial Shareholders in the Class F Share Exchange(6)	83
		Additional cash on balance sheet for general corporate purposes	85

Total Sources	$862	Total Uses	$862

(1)	Does not take into account Class A-2 Shares to be issued or Private Placement Warrants to be canceled in connection with the Business Combination.
(2)	Assumes trust account balance as of September 30, 2019 and reflects amounts paid for redemptions in connection with the Extension EGM.
(3)	Estimate as of August 5, 2019. Includes $15,750,000 in deferred underwriting commission from the Pace IPO.
(4)	Assumes Accel shareholders elect maximum Cash Elections under the Transaction Agreement equal to $350,000,000.
(5)

Assumes that all options and warrants to acquire Accel Stock are exercised prior to ten business days after the date of this proxy statement/prospectus, and is equal to (i) the product of (x) 3,680,222, the aggregate number of all outstanding shares of Accel Stock on a fully-diluted basis less unvested options as of September 30, 2019, multiplied by (y) the Purchase Price of $177 per share less (ii) cash consideration of $350,000,000.

(6)

Assumes Pace Initial Shareholders receive 8,000,000 Class A-1 Shares in the Class F share Exchange, and that each Class A-1 Share and has the value of one Public Share, and a Public Share price of $10.32 per share as of June 12, 2019, the closing price of Public Shares on the trading date before the public announcement of the Business Combination.

Sources & Uses

(Maximum Redemption Scenario — Assuming Redemptions of Approximately 11,000,000 Outstanding Public Shares by Pace Shareholders)(1)(2)

(in millions)

Sources		Uses
Trust Account(3)	$317	Transaction fees(4)	$43
Investment Private Placement	48	Cash consideration to Sellers(5)	350
Rollover Equity from Sellers(6)	302	Pace Shares to Sellers for Rollover Equity(6)	302
Class F Shares held by Pace Initial Shareholders in Class F Share Exchange(7)	83	Pace Shares to Pace Initial Shareholders in the Class F Share Exchange(7)	83
Credit facility borrowings	$28

Total Sources	$777	Total Uses	$777

(1)

Assumes that approximately 11,000,000 Public Shares, or 26% of outstanding public shares, are redeemed, resulting in an aggregate payment of approximately $113,000,000 out of the Trust Account. This maximum redemption is derived from the condition in the Transaction Agreement providing that the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) must equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel; and assumes maximum aggregate Cash Elections from Sellers of $350,000,000 and available proceeds under the Credit Agreement as of September 30, 2019 of approximately $30 million.

(2)	Does not take into account Class A-2 Shares to be issued or Private Placement Warrants to be canceled in connection with the Business Combination.
(3)	Assumes trust account balance as of September 30, 2019 and reflects amounts paid for redemptions in connection with the Extension EGM.
(4)	Estimate as of August 5, 2019. Includes $15,750,000 in deferred underwriting commission from the Pace IPO.
(5)	Assumes Accel shareholders elect maximum Cash Elections under the Transaction Agreement equal to $350,000,000.
(6)

Assumes that all options and warrants to acquire Accel Stock are exercised prior to ten business days after the date of this proxy statement/prospectus, and is equal to (i) the product of (x) 3,680,222, the aggregate number of all outstanding shares of Accel Stock on a fully-diluted basis less unvested options as of September 30, 2019, multiplied by (y) the Purchase Price of $177 per share less (ii) cash consideration of $350,000,000.

(7)

Assumes Pace Initial Shareholders receive 8,000,000 Class A-1 Shares in the Class F share Exchange, and that each Class A-1 Share and has the value of one Public Share, and a Public Share price of $10.32 per share as of June 12, 2019, the closing price of Public Shares on the trading date before the public announcement of the Business Combination.

Certain Information Relating to Pace

Pace Board and Executive Officers Before the Business Combination

Prior to the Business Combination, the following individuals serve as directors and executive officers of Pace:

Name	Age	Position
David Bonderman	76	Chairman
Chad Leat	63	Director
Kathleen Philips	52	Director
Robert Suss	48	Director
Paul Walsh	64	Director
Kneeland Youngblood	63	Director
Karl Peterson	48	President, Chief Executive Officer and Director
Martin Davidson	42	Chief Financial Officer
Eduardo Tamraz	35	Executive Vice President of Corporate Development, Secretary

Pace Board and Executive Officers Following the Business Combination

Pace is currently evaluating potential director nominees and executive officer appointments, but anticipates that the directors and executive officers of Pace upon consummation of the Business Combination will include the following:

Name	Age	Position
Andrew Rubenstein	50	Chief Executive Officer, President and Director
Karl Peterson	48	Chairman and Director
Brian Carroll	56	Chief Financial Officer
Derek Harmer	52	Secretary
Gordon Rubenstein	48	Director
Kathleen Philips	52	Director
David W. Ruttenberg	78	Director
Eden Godsoe	50	Director
[●]	[●]	Director

For more information on the directors and management of Pace following the Business Combination, please see the section entitled “Management of Pace after the Business Combination.”

Employment and Compensation Arrangements

Following the consummation of the Business Combination, Pace intends to develop employment and compensation arrangements that are consistent with Accel’s existing employment and compensation arrangements, which are described in additional detail in “Business of Accel and Certain Information About Accel — Executive Compensation Prior to the Business Combination” and “Management of Pace After the Business Combination — Director and Executive Officer Compensation After the Business Combination.”

Indemnification and Insurance Obligations of Pace Following the Business Combination

Following the consummation of the Business Combination, Pace intends to carry appropriate levels of insurance coverage for a business operating in the gaming industry in the United States, which Pace intends to be consistent with Accel’s existing insurance coverage.

Effective upon the completion of the Business Combination, the Proposed Charter will provide for certain indemnification rights for Pace’s directors and executive officers. In addition, Pace will enter into an indemnification agreement with each of Pace’s executive officers and directors providing for procedures for indemnification and advancements by Pace of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Pace or, at Pace’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.

Listing of Securities

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

Restrictions on Resales

All Pace Shares received by the Business Combination Private Placement Sellers in the Business Combination Private Placement will be received in a private placement and will be subject to certain resale restrictions. All Pace Shares and New Pace Warrants received by the Investors in the Investment Private Placement will be received in a private placement and will be subject to certain resale restrictions. See “The Transaction Agreement and Related Agreements — Related Agreements — Registration Rights Agreement” for more information. The Class A-2 Shares received by Accel shareholders in the Business Combination will be subject to transfer restrictions pursuant to the Restricted Stock Agreement. See “The Transaction Agreement and Related Agreements — Related Agreements — Restricted Stock Agreement” for more information. All other Class A-1 Shares and New Pace Warrants received by Accel shareholders in the Business Combination are expected to be freely tradable, except that Pace Shares and New Pace Warrants received in the Business Combination by persons who become affiliates of Pace for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Pace generally include individuals or entities that control, are controlled by or are under common control with, Pace and may include the directors and executive officers of Pace as well as its principal shareholders.

Comparison of Shareholder Rights

Until consummation of the Pace Domestication, Cayman Islands law and the Articles will continue to govern the rights of Pace shareholders. After consummation of the Pace Domestication, and subject to approval of the Charter Proposal, Pace intends to adopt the Proposed Charter upon the consummation of the Business Combination. Please see the section entitled “Proposal No. 4 — The Charter Proposal.” Accordingly, upon consummation of the Business Combination, Delaware law and the Proposed Charter will govern the rights of Pace shareholders.

There are certain differences in the rights of Pace shareholders prior to the Business Combination and after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”

Regulatory Approvals

Please see the section entitled “Regulatory Approvals Related to the Business Combination.”

Certain Tax Consequences of the Business Combination

Please see the section entitled “Material Tax Considerations.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Pace will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Accel issuing stock for the net assets of Pace, accompanied by a recapitalization. The net assets of Pace will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of Pace Ordinary Shares in connection with the Business Combination.

Appraisal rights are not available to holders of Accel Stock in connection with the Business Combination.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for beneficial owners of Public Shares and Public Warrants (collectively, the “Public Securities”) relating to the Business Combination. This discussion only applies to Public Securities held, and Pace Delaware securities that will be held, as capital assets for U.S. federal income tax purposes, and does not describe the tax considerations for beneficial owners of Class F Shares or Private Placement Warrants or all of the tax consequences that may be relevant to beneficial owners of Public Securities in light of their particular circumstances, including alternative minimum tax consequences, or beneficial owners who are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Public Securities;

•	persons holding the Public Securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons required under Section 451(b) of the U.S. Tax Code to conform the timing of income accruals to its financial statements;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are controlled foreign corporations or passive foreign investment companies;

•	U.S. Holders owning or considered as owning 10 percent (measured by the total vote or value of all stock) or more of the Public Shares; or

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the U.S. Tax Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Because Public Units (each of which consists of one Public Share and one-third of a Public Warrant of Pace sold in the Pace IPO) can be separated into their component parts at the option of the holder, a beneficial owner of a Public Unit should be treated as the owner of the underlying Public Securities for U.S. federal income tax purposes. The discussion below with respect to Public Securities should also apply to holders of Public Units (as the deemed owner of the underlying Public Securities).

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of Public Securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the U.S. Tax Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

ALL HOLDERS OF PUBLIC SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Consequences of the Business Combination

Redemption of Public Shares. In the event that a U.S. Holder’s Public Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “The Business Combination — Redemption Rights”, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under section 302 of the U.S. Tax Code. If the redemption qualifies as a sale of the Public Shares, the U.S. Holder will be treated in the same manner as described under “— U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants” below. If the redemption does not qualify as a sale of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution in an amount equal to the redemption proceeds with similar tax consequences to those described below under “— U.S. Holders — Taxation of Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of Public Shares and any other class of Pace stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder) relative to all of the outstanding Pace Ordinary Shares both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in the post-Pace Domestication corporation (“Pace Delaware”), (ii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder or (iii) is a “substantially disproportionate redemption” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also Public Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option (such as the Public Warrants). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to and does waive the attribution of shares owned by certain family members and does not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the pre-Pace Domestication company (“Cayman Pace”). Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Cayman Pace will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Pace Ordinary Shares actually and constructively owned by the U.S. Holder immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Pace Ordinary Shares actually and constructively owned by the U.S. Holder immediately before the redemption. A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— U.S. Holders — Taxation of Distributions,” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares constructively owned by it.

U.S. Holders who actually or constructively own 5 percent (or, if the Public Shares are not then publicly traded, 1 percent) or more of the outstanding Public Shares and Class F Shares (by vote or value) may be subject to special reporting requirements with respect to a redemption of shares of Public Shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

Pace Domestication. The discussion under this heading “— Pace Domestication” constitutes the opinion of Weil, Gotshal & Manges LLP, counsel to Pace (“Weil”), as to the material U.S. federal income tax consequences of the Pace Domestication to U.S. Holders of Public Securities. Pursuant to the Pace Domestication, Cayman Pace will change its jurisdiction of incorporation from the Cayman Islands to Delaware. In the opinion of Weil, the Pace Domestication should qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the U.S. Tax Code (an “F Reorganization”). If the Pace Domestication qualifies as an F Reorganization, for U.S. federal income tax purposes, (i) a U.S. Holder that exchanges its Public Shares and Public Warrants for Class A-1 Shares and warrants to purchase Class A-1 Shares of Pace Delaware (“Pace Delaware Warrants”) should not recognize any gain or loss on such exchange (subject to certain rules discussed under “— Passive Foreign Investment Company Rules” and “— Effects of Section 367”) and (ii) Cayman Pace should be treated as having (x) transferred all of its assets and liabilities to Pace Delaware in exchange for all of the outstanding Pace common stock and Pace Delaware Warrants and (y) distributed the Class A-1 Shares and Class F Shares and Pace Delaware Warrants to the shareholders and warrant holders of Cayman Pace in liquidation of Cayman Pace. The taxable year of Cayman Pace for U.S. federal income tax purposes should end on the date of the Pace Domestication. If the Pace Domestication qualifies as an F Reorganization, (i) the tax basis of a Class A-1 Share or Class F Share or a Pace Delaware Warrant received by a U.S. Holder in the Pace Domestication should equal the U.S. Holder’s adjusted tax basis in the Public Securities surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the U.S. Tax Code (subject to certain rules discussed under “— Passive Foreign Investment Company Rules” and “— Effects of Section 367” below) and (ii) the holding period for a Class A-1 Share and Class F Share or Pace Delaware Warrant received by a U.S. Holder should include such U.S. Holder’s holding period for the Public Securities surrendered in exchange therefor.

If the Pace Domestication fails to qualify as an F Reorganization, subject to certain rules with respect to PFICs discussed below, a U.S. Holder generally would recognize gain or loss with respect to its Public Securities in an amount equal to the difference between the fair market value of Pace Delaware securities received in the Pace Domestication and the U.S. Holder’s adjusted tax basis in its Public Securities surrendered in the Pace Domestication. In such event, such U.S. Holder’s basis in Pace Delaware securities would be equal to their fair market value on the date of the Pace Domestication, and such U.S. Holder’s holding period for Pace Delaware securities would begin on the day following the date of the Pace Domestication.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Pace Domestication.

Passive Foreign Investment Company Rules

General. A foreign corporation will be a PFIC for U.S. federal income tax purposes with respect to a particular U.S. Holder if (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of the value of its assets, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Once a foreign corporation is classified as a PFIC for any taxable year during which a U.S. Holder owns stock in such foreign corporation, the foreign corporation generally remains thereafter classified as a PFIC.

PFIC Status. Because Cayman Pace is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Cayman Pace believes that it likely was a PFIC for the 2017 and 2018 taxable years and likely will be considered a PFIC for its current taxable year (which is expected to end on the date of the Pace Domestication).

Consequences if a PFIC. Section 1291(f) of the U.S. Tax Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including for this purpose, by exchanging Public Warrants for newly issued Pace Delaware Warrants in the Pace Domestication) must recognize gain notwithstanding any other provision of the U.S. Tax Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the U.S. Tax Code. Treasury Regulations under Section 1291(f) were proposed in 1992, with a retroactive effective date once they become final. If finalized in their proposed form, those proposed Regulations may require taxable gain recognition by a U.S. Holder subject to the PFIC rules with respect to its exchange of Public Securities for Pace Delaware securities in the Pace Domestication if (i) Cayman Pace were classified as a PFIC at any time during such U.S. Holder’s holding period in such Public Securities and (ii) the U.S. Holder has not timely made either (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Cayman Pace was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such Public Securities. Any such gain would be treated as an “excess distribution” made in the year of the Pace Domestication and subject to special tax and interest charge rules. In addition, the regulations would provide coordinating rules with Section 367(b) of the U.S. Tax Code, whereby, if the gain recognition rule of the proposed Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the U.S. Tax Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the U.S. Tax Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b).

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Securities;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Cayman Pace was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or a portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest federal income tax rate applicable to such U.S. Holder in effect for such year; and

•	additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

It is difficult to predict whether, in what form and with what effective date, the proposed Regulations will become final. Therefore, U.S. Holders of Public Shares that have not made a timely QEF Election or mark-to-market election (or both, each as discussed below) and U.S. Holders of Public Warrants may, subject to the proposed Regulations, be subject to taxation on the Pace Domestication to the extent their Public Shares or Public Warrants have a fair market value in excess of their tax basis therein.

QEF Election. The impact of the PFIC rules on a U.S. Holder will depend on whether the U.S. Holder has made a timely and effective election to treat Cayman Pace as a “qualified electing fund” under Section 1295 of the U.S. Tax Code for the taxable year that is the first year of the U.S. Holder’s holding period of Public Securities during which Cayman Pace qualified as a PFIC (a “QEF Election”). The QEF Election is made by individual shareholders on IRS Form 8621 and requires the shareholder to include in income its pro rata share of Cayman Pace’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Cayman Pace’s taxable year ends. However, to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC annual information statement from Cayman Pace. Cayman Pace did not provide a PFIC annual information statement for 2017 or 2018 and does not expect to provide such statement for 2019. Without such statements a U.S. Holder would not be able to make a QEF Election with respect to Cayman Pace for 2017, 2018 and 2019.

Mark-to-Market Election. Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Public Shares and for which Cayman Pace is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Public Shares. Instead, in general, the U.S. Holder will include as ordinary income for each of the taxable years the excess, if any, of the fair market value of its Public Shares at the end of such taxable year over the adjusted basis in its Public Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Public Shares over the fair market value of its Public Shares at the end of such taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Public Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the New York Stock Exchange (on which Public Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Public Shares under their particular circumstances.

Reporting. A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF Election or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and the accompanying rules regarding QEF Elections and mark-to-market elections are very complex and are affected by various factors in addition to those described above, including the finalization of any applicable regulations. Accordingly, U.S. Holders of the Public Securities should consult their tax advisors concerning the application of the PFIC rules to such securities under their particular circumstances.

Effects of Section 367

Section 367 of the U.S. Tax Code applies to certain non-recognition transactions involving foreign corporations, including the domestication of a foreign corporation in an F Reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that otherwise generally would be tax-free. A U.S. Holder who, on the date of the Pace Domestication, beneficially owns (directly, indirectly or constructively, including by taking into account a U.S. Holder’s ownership of Public Warrants)

Public Shares and Class F Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of Public Shares and Class F Shares entitled to vote and less than 10% of the total value of all classes of Public Shares and Class F Shares, may elect to recognize gain with respect to the Pace Domestication or, in the alternative, recognize the net positive earnings and profits amount as described below. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Public Shares and Class F Shares entitled to vote or owns 10% or more of the total value of all classes of Public Shares and Class F Shares. All U.S. Holders are urged to consult their tax advisors with respect to those attribution rules.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Class A-1 Shares and Pace Delaware Warrants received in the Pace Domestication. Any such gain would be equal to the excess of the fair market value of the Class A-1 Shares and Pace Delaware Warrants received over the U.S. Holder’s adjusted basis in the Public Shares and Public Warrants surrendered in exchange therefor. Such gain would be capital gain, and would be long-term capital gain (subject to the suspension of the applicable holding period as described in “— U.S. Holder — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants” below) if the holder held the shares for longer than one year at the date of the Pace Domestication.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include the “all earnings and profits” amount attributable to the Public Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the Pace Domestication is a Section 367(b) exchange, (ii) a complete description of the Pace Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Pace Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Pace Delaware establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s shares and warrants, and (B) a representation that the U.S. Holder has notified Pace Delaware that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the U.S. Tax Code or the Treasury Regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Pace Domestication, and the U.S. Holder must send notice to Pace Delaware of the election no later than the date such tax return is filed. In connection with this election, Cayman Pace intends to provide each U.S. Holder eligible to make such an election with information regarding Cayman Pace’s earnings and profits upon request.

U.S. Holders are strongly urged to consult their tax advisors regarding this election and its applicable reporting requirements.

Taxation of Distributions

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the Class A-1 Shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Pace Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Pace Delaware to a corporate U.S. Holder would be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations so long as such corporate U.S. Holder satisfies the holding period requirement for the dividends-received deduction.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “— U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants”.

With respect to non-corporate U.S. Holders, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as such non-corporate U.S. Holder satisfies the holding period requirement of at least sixty days which begins within a certain number of days before the ex-dividend date (see “— U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants” below).

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants

Upon a sale, exchange or other taxable disposition of Class A-1 Shares or Pace Delaware Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such Class A-1 Shares or Pace Delaware Warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A-1 Shares or Pace Delaware Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Warrants described in this registration statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Redemption of Warrants

A redemption of Pace Delaware Warrants described in this registration statement under “Description of Pace Securities — Warrants — Pace Warrants” should be treated as a cashless exercise described under “— U.S. Holders — Exercise or Lapse of a Pace Delaware Warrant.”

If the Pace Delaware Warrants are redeemed for cash as described under “Description of Pace Securities — Warrants — Pace Warrants” or if the warrants are purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants.”

Exercise or Lapse of a Pace Delaware Warrant

Except as discussed below with respect to the cashless exercise of Pace Delaware Warrants, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Class A-1 Shares on the exercise of a Pace Delaware Warrant for cash. A U.S. Holder’s tax basis in a Class A-1 Share received upon exercise of a Pace Delaware Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in such Pace Delaware Warrant and the exercise price paid pursuant thereto. The U.S. Holder’s holding period for a Class A-1 Share received upon exercise of the Pace Delaware Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pace Delaware Warrants and will not include the period during which the U.S. Holder held the Pace Delaware Warrant. If a Pace Delaware Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Pace Delaware Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A-1 Shares received would equal the holder’s basis in the Pace Delaware Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Class A-1 Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pace Delaware Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A-1 Shares would include the holding period of the Pace Delaware Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Pace Delaware Warrants treated as surrendered to pay the exercise price of the Pace Delaware Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Class A-1 Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Class A-1 Shares warrant and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Class A-1 Shares received would equal the U.S. Holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Class A-1 Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant to purchase Class A-1 Shares.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Pace Delaware Warrant provide for an adjustment to the number of Class A-1 Shares for which such warrant may be exercised or to the exercise price of the Pace Delaware Warrant in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of Pace Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Pace Delaware Warrants would, however, be treated as receiving a constructive distribution from Pace Delaware if, for example, the adjustment increases the warrant holders’ proportionate interest in Pace Delaware’s assets or earnings and profits (e.g., through an increase in the number of Class A-1 Shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of the Class A-1 Shares which is taxable to the U.S. Holders of such shares as described under “— U.S. Holders — Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Pace Delaware equal to the fair market value of such increased interest.

Additional Medicare Tax

Certain non-corporate U.S. Holders of Public Securities whose income exceeds certain thresholds also may be subject to an additional 3.8% federal Medicare contribution tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in Pace Domestication will be includable in such holder’s net investment income for purposes of this tax. Non-corporate U.S. Holders should consult their own tax advisors regarding the possible effect of this tax.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Public Securities who or that is not a “U.S. Holder” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Generally, for U.S. federal income tax purposes, a non-U.S. Holder is treated as a U.S. Holder if the non-U.S. Holder is a non-resident alien individual, is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Pace Delaware securities.

Consequences of Business Combination

Redemption of Public Shares. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares generally will follow the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described under “— U.S. Holders — Consequences of the Business Combination — Redemption of Public Shares” above.

If the redemption of the Public Shares is treated as a dividend for a Non-U.S. Holder, such dividend (including constructive a dividend) paid or deemed paid to a Non-U.S. Holder in respect of the Public Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). If the redemption qualifies as a sale, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to such sale of Public Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Exercise or Lapse of Public Warrants. The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Pace Delaware Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the following paragraphs below for a Non-U.S. Holder’s gain on the sale or other disposition of the Public Shares and Public Warrants as described under “— Non U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants,” above.

Effects of the Pace Domestication on Non-U.S. Holders.

Pace does not expect the Pace Domestication to result in any U.S. federal income tax consequences to Non-U.S. Holders of Public Securities.

Taxation of Distributions. In general, any distributions (including constructive distributions) made to a Non-U.S. Holder of shares of Class A-1 Shares, to the extent paid out of Pace Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute dividends for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Non-U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of Class A-1 Shares will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. See also “— Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Exercise, Lapse or Redemption of a Pace Delaware Warrant. The U.S. federal income tax treatment of the exercise, redemption or lapse of a Pace Delaware warrant held by a Non-U.S. Holder, generally will follow the U.S. federal income tax treatment of the exercise, redemption or lapse of a Pace Delaware warrant by a U.S. Holder, as described under “— U.S. Holders — Redemption of Warrants — or — Exercise or Lapse of a Pace Delaware Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described below in “— Non-U.S. Holders — Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants.”

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Class A-1 Shares and Pace Delaware Warrants. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the sale, taxable exchange or other taxable disposition of Class A-1 Shares or Pace Delaware Warrants (including an expiration or redemption of the warrants), in each case, without regard to whether those securities were held as part of a unit, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

Pace Delaware is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period and either (i) the Class A-1 Shares cease to be traded on an established securities market or (ii) such Non U.S.-Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period, more than 5% of Pace Delaware’s outstanding Class A-1 Shares.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of Class A-1 Shares or Pace Delaware Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Class A-1 Shares or Pace Delaware Warrants from a Non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Pace Delaware will be classified as a U.S. real property holding corporation if the fair market value of Pace Delaware’s “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of Pace Delaware’s worldwide real property interests plus Pace Delaware’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Though no assurances can be made at this time, Pace Delaware does not currently expect to be classified as a U.S. real property holding corporation.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends on Class A-1 Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on Pace Delaware’s common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of Class A-1 Shares and Pace Delaware Warrants within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of Class A-1 Shares and Pace Delaware Warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Entities. The Foreign Account Tax Compliance Act (“FATCA”), as reflected in Sections 1471 through 1474 of the U.S. Tax Code, imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on Class A-1 Shares. Subject to the recently released proposed Treasury Regulations described below, withholding under FATCA will also generally apply to gross proceeds from sales or other dispositions of Class A-1 Shares after December 31, 2018. The U.S. Treasury Department recently released proposed regulations that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of Class A-1 Shares. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA.

Material Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of shares, as the case may be, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect to the issue of shares or on an instrument of transfer in respect of a share.

Pace has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

(2018 Revision)

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Law (2018 Revision) the Governor in Cabinet undertakes with TPG Pace Holdings Corp. (the “Company”).

(a)	that no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (2018 Revision).

These concessions shall be for a period of TWENTY years from 28 February 2017.

THE TRANSACTION AGREEMENT AND RELATED AGREEMENTS

This section of the proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annexes A, A-1 and A-2 hereto. You are urged to read carefully the Transaction Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Transaction Agreement are governed by the specific language of the Transaction Agreement, and not this summary.

The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Pace, the Sellers and the Shareholder Representatives do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Transaction Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Transaction Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Pace, Accel, the Sellers, the Shareholder Representatives or any other matter.

The Transaction Agreement and Business Combination

On June 13, 2019, Pace entered into the Transaction Agreement with certain of the Sellers and the Shareholder Representatives. Pursuant to the Transaction Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	Pace will acquire, directly or indirectly, all of the issued and outstanding shares of Accel held by the Sellers in the Stock Purchase;

•	following the closing of the Stock Purchase, Accel will merge with and into NewCo in the Merger, with NewCo surviving the Merger;

•

immediately prior to the Stock Purchase, Pace will domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation in the Pace Domestication in accordance with Section 388 of the DGCL, whereupon (i) each Public Share shall be converted into one Class A-1 Share, (ii) each Founder Share shall be converted into one Class F Share and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication;

•

immediately prior to the Stock Purchase and following the Pace Domestication, Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement and in connection with the Sponsor Transactions: (i) surrender for cancelation or exchange its Class F Shares in the Sponsor Class F Share Exchange, (iii) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor in the Sponsor Warrant Cancelation and (iii) make the Sponsor Contribution;

•

following the Sponsor Transactions but immediately prior to the Stock Purchase, Pace Sponsor will distribute all of its Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants to the Pace Sponsor Members;

•

immediately prior to the Stock Purchase and following the Pace Domestication, the independent directors of Pace will, pursuant to the Director Letter Agreements, exchange their Class F Shares in the Director Class F Share Exchange;

•

in connection with the Stock Purchase, each Seller will receive in exchange for their Accel Stock, (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value, and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain Sellers, being certain members of management of Accel, have made Cash Elections with respect to less than 20% of the number of shares of Accel Stock owned by such Seller and each of its affiliates on an aggregated basis, pursuant to the Key Holder Support Agreement;

•

in connection with the Stock Purchase and concurrently with entering into the Transaction Agreement, certain other Sellers have made a non-binding Cash Election, pursuant to the Holder Support Agreement;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 2,444,444 New Pace Warrants, which will be subject to the terms of the New Pace Warrant Agreement, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

in connection with the Stock Purchase, Pace will issue to each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock, its pro rata share of 3,000,000 Class A-2 Shares, which shall have the terms set forth in the Restricted Stock Agreement, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election;

•

holders of Founder Shares have agreed to waive, pursuant to the Waiver Agreement, any adjustment to the conversion ratio of Founder Shares set forth in the Articles resulting from the Investment Private Placement;

•	Pace will, pursuant to Subscription Agreements with the Investors issue and sell to the Investors, and the Investors will subscribe for and purchase, Class A-1 Shares, as described below;

•	at the closing of the Stock Purchase, Pace and the Registration Rights Holders will enter into the Registration Rights Agreement;

•	at the closing of the Stock Purchase, Pace and the Restricted Stockholders will enter into the Restricted Stock Agreement; and

•	Pace Sponsor will, pursuant to the Pace Sponsor Support Agreement, vote in favor of the Business Combination.

In addition and in connection with the foregoing, Pace entered into the Support Agreement with Accel concurrently upon the execution of the Transaction Agreement, pursuant to which (i) Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and (ii) Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

In addition and in connection with the foregoing, on July 23, 2019, the Dragging Shareholders issued the Drag-Along Notice to Accel and the Drag-Along Shareholders, pursuant to which the Dragging

Shareholders exercised their drag-along rights under and in accordance with the Accel Articles. In accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

In connection with the foregoing and pursuant to the terms of the Transaction Agreement, the Key Holder Support Agreement and the Holder Support Agreement, the Business Combination Private Placement Sellers will receive, in exchange for their shares of Accel Stock, Class A-1 Shares and Class A-2 Shares issued pursuant to a private placement and not registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder in the Business Combination Private Placement, as well as cash consideration as a result of their Cash Election, in each case, in an amount calculated pursuant to the Transaction Agreement. The closing of the Business Combination Private Placement will occur as part of the closing of the Stock Purchase.

In addition, and in connection with the foregoing, Pace entered into the Subscription Agreements with the Original Investors concurrently with the execution of the Transaction Agreement and the Subscription Agreements with the Additional Investor on August 13, 2019. Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Following the Business Combination, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

It is anticipated that, upon completion of the Business Combination: (i) Pace’s public shareholders (other than the Investors) will own approximately 49.86% of the equity interests of Pace; (ii) the General Investors will own approximately 3.94% of Pace (such that public shareholders, including the General Investors, will own approximately 53.80% of the equity interests of Pace); (iii) the Pace Affiliate will own approximately 1.67% of the equity interests of Pace; (iv) the Pace Initial Shareholders will own approximately 8.96% of the equity interests of Pace, after giving effect to the conversion of all Public Shares and Founder Shares held by the Pace Initial Shareholders on a one-for-one basis to Class A-1 Shares and Class F Shares, respectively, in connection with the Pace Domestication, and the Class F Share Exchange; (v) Accel shareholders will own approximately 34.98% of the equity interests of Pace; and (vi) the donor advised fund will own approximately 0.60% of the equity interests of Pace.

The ownership percentages with respect to Pace following the Business Combination do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted

Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares, (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different. For more information, please see the section entitled “The Business Combination — Impact of the Business Combination on Pace’s Public Float.”

Consideration Payable to Accel Shareholders in the Stock Purchase

Subject to the terms and conditions of the Transaction Agreement, at the closing of the Stock Purchase, each Seller will receive a mix of consideration comprised of (a) cash consideration equal to the number of shares of Accel Stock for which such Seller makes a Cash Election multiplied by the Purchase Price and (b) share consideration comprised of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such Seller does not make a Cash Election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Public Share Value (the Public Share Value was approximately $10.29 per share as of September 30, 2019), and subject to pro rata adjustment in the event that aggregate Cash Elections by the Sellers exceed $350,000,000. In addition, each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock will receive its pro rata share, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election, of (a) 2,444,444 New Pace Warrants, subject to the conditions set forth in the New Pace Warrant Agreement and (b) 3,000,000 Class A-2 Shares, subject to the conditions set forth in the Restricted Stock Agreement.

Consideration Payable to Pace shareholders and Pace Warrant holders in the Stock Purchase

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the Pace Domestication, (i) each Public Share will be converted into the right to receive one Class A-1 Share, (ii) each Founder Share will be converted into the right to receive one Class F Share, and (iii) each Private Placement Warrant and Public Warrant, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

Material Adverse Effect

Under the Transaction Agreement, certain representations and warranties of Accel are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations or warranties has occurred. Pursuant to the Transaction Agreement, an “Accel Material Adverse Effect” (which is referred to in the Transaction Agreement as a “Company Material Adverse Effect” and is referred to in this proxy statement/prospectus as an “Accel Material Adverse Effect”) means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Accel and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Accel to consummate the transactions contemplated by the Transaction Agreement; provided, that, in no event shall any of the following constitute an Accel Material Adverse Effect: (i) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where Accel and its subsidiaries operate or worldwide capital markets; (ii) any occurrence, condition, change, development, event or effect that affects the industries in which Accel and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (iii) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (iv) any change in applicable law, or the interpretation or enforcement policy thereof after the date of the Transaction Agreement; (v) any change in accounting requirements or principles imposed upon Accel or its subsidiaries or their respective businesses after the date of the Transaction Agreement; (vi) the announcement or pendency of the transactions contemplated by the Transaction Agreement; and (vii) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that the exceptions in clauses (i) through (iv) shall only apply to the extent that Accel and/or its subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Accel and its subsidiaries operate.

Under the Transaction Agreement, certain representations and warranties of Pace are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations or warranties has occurred. Pursuant to the Transaction Agreement, a Pace “Material Adverse Effect” (which is referred to in the Transaction Agreement as a “Parent Material Adverse Effect” and is referred to in this proxy statement/prospectus as a “Pace Material Adverse Effect”) means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Pace and its subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Pace to consummate the transactions contemplated by the Transaction Agreement; provided, that, in no event shall any of the following constitute a Pace Material Adverse Effect: (i) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (ii) any occurrence, condition, change, development, event or effect that affects the industries in which Pace and its subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (iv) any change in applicable law, or the interpretation thereof; (v) any change in accounting requirements or principles imposed upon Pace, its subsidiaries or their respective businesses after the date of the Transaction Agreement; (vi) the announcement or pendency of the transactions contemplated by the Transaction Agreement; and (vii) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that, the exceptions in clauses (i) through (iv) shall only apply to the extent that Pace and/or its subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Pace and its subsidiaries operate.

Closing of the Stock Purchase

The closing of the Stock Purchase is expected to occur simultaneously with respect to all Sellers and shall take place at 10:00 a.m., New York, New York time, on the third business day after the satisfaction (or waiver in accordance with the Transaction Agreement) of the last to occur of the conditions to closing, unless another date or place is agreed to in writing by the parties.

Effective Time and Effect of the Merger

Following the closing of the Stock Purchase and prior to the consummation of the Business Combination, NewCo and Accel will enter into a plan of merger, pursuant to which, the Merger will be effected. The Merger will become effective at the time and on the date specified in the certificate of merger in accordance with the Delaware Limited Liability Company Act. At the effective time of the Merger, the separate corporate existence of Accel will cease and NewCo will be the surviving company and a direct wholly-owned subsidiary of Pace.

Conditions to Closing of the Stock Purchase

Conditions to Each Party’s Obligations

The respective obligations of Pace and the Sellers to consummate the transactions contemplated by the Transaction Agreement are subject to the satisfaction, or written waiver by both Pace and the Sellers, of each of the following conditions:

•

the required vote of Pace’s shareholders to approve the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal and the Charter Proposal and any other proposals reasonably agreed upon by Pace and the Shareholder Representatives necessary or appropriate in connection with the Business Combination shall have been obtained;

•

the applicable waiting periods (and any extension thereof, including any timing agreements with any antitrust authority not to consummate the transactions contemplated by the Transaction Agreement) under the HSR Act shall have expired or been terminated;

•	the approval, either by formal action or written confirmation that no such formal action is required, of the PA Board shall have been obtained;

•

no governmental entity having jurisdiction over any party to the Transaction Agreement shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreement and no law shall have been adopted that makes consummation of the transactions contemplated by the Transaction Agreement illegal or otherwise prohibited;

•	this proxy statement/prospectus must have become effective in accordance with the Securities Act and no stop order issued by the SEC may be in effect or threatened;

•

the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) must equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel;

•	the Class A-1 Shares to be issued pursuant to the Transaction Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

•	Pace must have at least $5,000,001 of net tangible assets remaining.

Conditions to Pace’s Obligations

The obligations of Pace to effect the transactions contemplated by the Transaction Agreement are subject to fulfillment, on or prior to the closing date of the Transaction Agreement, of each of the following conditions (any or all of which may be waived in writing by Pace):

•	the representations and warranties made with respect to Accel, in most instances disregarding qualifications contained therein relating to materiality or Accel Material Adverse Effect, must be true and correct as of the date of the Transaction Agreement and as of the closing date of the Transaction Agreement as if made on and as of the closing date of the Transaction Agreement (or, if given as of a specified date, as of such specified date), except where the failure of such representations and warranties of Accel to be so true and correct would not be reasonably likely to have an Accel Material Adverse Effect;

•

the representations and warranties of the Sellers must be true and correct in all material respects as of the date of the Transaction Agreement and as of the closing as if made on and as of the closing date of the Transaction Agreement (or, if given as of a specified date, as of such specified date);

•

the Sellers must have performed and complied in all material respects with all obligations required to be performed or complied with by the Sellers under the Transaction Agreement at or prior to closing date of the Transaction Agreement;

•	since the date of the Transaction Agreement, there must not have occurred an Accel Material Adverse Effect;

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Pace must have received a certificate executed by the chief executive officer or chief financial officer of Accel, dated as of the closing date of the Transaction Agreement, confirming that the conditions set forth in the first, and two immediately preceding bullet points have been satisfied;

•

the Sellers must have executed and delivered copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered to Pace pursuant to the terms of the Transaction Agreement; and

•	Pace must have received evidence of Accel having obtained any required consent under the Credit Agreement.

Conditions to Sellers’ Obligations

The obligations of the Sellers to effect the transactions contemplated by the Transaction Agreement are subject to fulfillment, on or prior to the closing date of the Transaction Agreement, of each of the following conditions (any or all of which may be waived in writing by Accel):

•

the representations and warranties of Pace, in most instances disregarding qualifications contained therein relating to materiality or Pace Material Adverse Effect, must be true and correct as of the date of the Transaction Agreement and as of the closing date of the Transaction Agreement as if made on and as of the closing date of the Transaction Agreement (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Pace to be so true and correct, would not be reasonably likely to have, individually or in the aggregate, a Pace Material Adverse Effect;

•

Pace must have performed and complied in all material respects with all obligations required to be performed or complied with by it under the Transaction Agreement at or prior to the closing date of the Transaction Agreement;

•	since the date of the Transaction Agreement, there must not have occurred a Pace Material Adverse Effect;

•

Accel must have received a certificate executed by the chief executive officer or chief financial officer of Pace, dated as of the closing date of the Transaction Agreement, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•	Pace must have executed and delivered copies of all documents required to be delivered to Accel by Pace.

Representations and Warranties

Under the Transaction Agreement, the Sellers, severally, and not jointly and severally, made customary representations and warranties with respect to Accel relating to: organization, standing and power; capital structure; authority, no violations and consents and approvals; information supplied; absence of certain changes or events; financial statements and no undisclosed liabilities; transaction expenses, absence of defaults; compliance with applicable laws; anti-corruption matters; international trade matters; litigation; taxes; compensation and benefits; labor matters; intellectual property; owned and leased real properties; environmental matters; insurance; affiliate transactions; brokers; and certain contracts and arrangements.

Under the Transaction Agreement, each Seller, severally, and not jointly and severally, made customary representations and warranties with respect to such Seller relating to: organization, standing and power; authority, no violations and consents and approvals; ownership and transfer of Accel stock; information supplied; and brokers.

Under the Transaction Agreement, Pace made customary representations and warranties relating to: organization, standing and power; capital structure; authority, no violations and consents and approvals; transaction expenses; SEC documents; information supplied; absence of certain changes or events; absence of defaults; compliance with applicable laws; litigation; related party agreements; listing of existing Pace Ordinary Shares; and the Trust Account.

Covenants of the Parties

Covenants of the Sellers

The Sellers, severally, and not jointly and severally, made certain covenants under the Transaction Agreement, including, among others, that, subject to certain exceptions, prior to the closing of the Stock Purchase, the Sellers will cause Accel to:

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conduct its businesses in the ordinary course and use reasonable best efforts to preserve intact its present business organization and material permits, maintain all of the assets and properties of, or used by, Accel and its subsidiaries, in all material respects, in their current condition, ordinary wear and tear excepted, retain its current officers and key employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its and its subsidiaries’ ongoing business shall not be impaired in any material respect;

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except for transactions solely among Accel and its subsidiaries, Accel will not and will not permit any of its subsidiaries to: (i) split, combine, or reclassify any membership interests, capital stock or any other equity interests in Accel or any subsidiary of Accel; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests in Accel or any subsidiary of Accel, other than in connection with the forfeiture of equity-based incentive compensation awards outstanding as of the date of the Transaction Agreement solely in accordance with the terms of such awards; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock) in Accel or any subsidiary of Accel, other than in connection with the settlement or exercise of any company warrants or any equity-based incentive compensation awards outstanding as of the date of the Transaction Agreement solely in accordance with the terms of such awards; or (iv) declare, set aside or pay any dividend or make any other distribution;

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not amend or propose to amend Accel’s certificate of incorporation and not permit any of its subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or organizational documents;

•

not, and not permit any of its subsidiaries to, (i) merge, consolidate, combine or amalgamate with any person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any permits from or any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any person other than Accel or any wholly owned subsidiary or joint venture investment of Accel except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of the Transaction Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $500,000 individually or $5,000,000 in the aggregate;

•

not, and not permit any of its subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to certain existing agreements;

•	not, and not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

•	not, and not permit any of its subsidiaries to, change in any material respect their material accounting methods or policies, except as required under applicable U.S. accounting policies;

•

not (i) make or rescind any tax election or change any annual accounting period or method of accounting relating to taxes, (ii) amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Pace, Accel or Surviving NewCo in respect of any post-closing tax period, or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•

not, and not permit its subsidiaries to, enter into or amend any contract, agreement or commitment with any former or present director or officer of Accel or any of its subsidiaries or with any affiliate of any of the foregoing;

•

not, and not permit any of its subsidiaries to: (i) increase in any manner the compensation or benefits of any current or former officer, employee, director or individual independent contractor of Accel, except for increases required by the existing terms of an employee benefit plan in effect on the date of the Transaction Agreement or applicable law, (ii) merge, terminate or amend any employee benefit plan, or establish or adopt any arrangement that would be an employee benefit plan if in effect on the date of the Transaction Agreement, (iii) hire, engage or terminate any employee or individual independent contractor, or change the classification or status in respect of any employee or independent contractor, other than (A) terminations for cause and (B) new hires with annual base compensation no greater than $150,000 to fill non-executive vacancies occurring following the date of the Transaction Agreement, (iv) loan or advance any money or other property to any present or former director, officer, employee or consultant of Accel or any of its subsidiaries, (v) grant any severance, bonus, incentive equity or change in control benefits or (vi) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any employee benefit plan;

•

not, and not permit any of its subsidiaries to: (i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of Accel or any of its subsidiaries or guarantee any debt securities of another person, or (ii) except in the ordinary course of business consistent with past practice, create any material encumbrances on any material property or assets of Accel or any of its subsidiaries in connection with any indebtedness thereof other than permitted encumbrances, (iii) cancel or forgive any indebtedness in excess of $200,000 owed to Accel or any of its subsidiaries or (iv) make or incur any capital expenditures, except for capital expenditures (A) in the ordinary course of business consistent with past practice or (B) other capital expenditures in an amount not to exceed $500,000 individually or $5,000,000 in the aggregate;

•

not, and not permit its subsidiaries to: (i) enter into any lease of real property or modify or amend any lease, except in the ordinary course of business consistent with past practice, or (ii) amend in any materially adverse respect or terminate or extend any material contract except extensions, renewals and non-renewals of existing material contracts in the ordinary course of business consistent with past practice;

•

not, and not permit its subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to Accel or any of its subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $500,000, and (ii) would not prohibit or materially restrict Accel or its subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted; and

•

not, after the date of the Transaction Agreement until the earlier of the closing and the termination of the Transaction Agreement and cause its subsidiaries not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person (other than Pace, its subsidiaries and their respective representatives) or other entity or group, concerning any acquisition (whether by purchase of stock or assets or otherwise) of equity interests in Accel or its subsidiaries or of all or any material portion of the assets of Accel or its subsidiaries or any other transaction involving a change in ownership, or a debt or equity financing of Accel (“Company Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any non-public information with respect to any Company Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Company Alternative Transaction.

Covenants of Pace

Pace made certain covenants under the Transaction Agreement, including, among others, that subject to certain exceptions, prior to the closing of the Stock Purchase, Pace shall:

•	conduct its businesses in the ordinary course;

•

except for transactions solely among Pace and its subsidiaries, Pace will not and will not permit any of its subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Pace or its subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Pace; or (iii) other than in connection with any Ancillary Agreement or as otherwise required by Pace’s Organizational Documents in order to consummate the transactions contemplated by the Transaction Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Pace, except as required by the terms of any capital stock of, or other equity interests in, Pace or any of its Subsidiaries outstanding on the date of the Transaction Agreement, or (ii) to repurchase the stock of any director of Pace who, due to the ownership of stock of Pace following the closing of the Stock Purchase, may cause such director to have a conflict or be in violation of applicable Law and any applicable rules and regulations of the SEC and NYSE, in which event, Pace, or Pace Sponsor, shall be permitted to repurchase such director’s stock at a price of $10.22 per share;

•

will not, and will not permit any of its subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Pace or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

•

other than pursuant to the Transaction Agreement, will not amend or propose to amend the organizational documents of Pace and will not permit any of its subsidiaries to amend or propose to amend its organizational documents;

•

other than pursuant to the Transaction Agreement, will not, and will not permit any of its subsidiaries to, (i) merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Pace, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any person other than Pace or any wholly owned subsidiary;

•	will not, in any material respect, amend the trust agreement or any other agreement related to the Trust Account;

•	will not, and will not permit any of its subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

•	will not, and will not permit any of its subsidiaries to, change in any material respect their material accounting methods or policies, except as required under applicable U.S. accounting policies;

•

will not enter into or amend any contract, agreement or commitment with any former or present director or officer of Pace or any of its subsidiaries or with any affiliate of any of the foregoing persons, other than in connection with any Director Letter Agreement or any Pace Sponsor loan;

•

will not, and will not permit any of its subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of Pace or any of its subsidiaries or guarantee any debt securities of another person or (ii) create any material encumbrances on any material property or assets of Pace or any of its subsidiaries in connection with any indebtedness thereof other than permitted encumbrances or any Pace Sponsor loan; and

•

not, after the date of the Transaction Agreement until the earlier of the closing and the termination of the Transaction Agreement and will cause its subsidiaries not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any person (other than Pace, its subsidiaries and their respective representatives) or other entity or group, concerning any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding) relating to a Business Combination (as defined in Articles) (a “Pace Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any non-public information with respect to any Pace Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Pace Alternative Transaction.

Securities Law Filings and Listing Applications

Pace, the Sellers and the Shareholder Representatives agreed that Pace will file with the SEC, this registration statement on Form S-4 relating to the transactions contemplated by the Transaction Agreement. Pace agreed to, and the Sellers agreed to cause Accel to, use their reasonable best efforts to: (i) cause this registration statement to comply in all material respects with the applicable rules and regulations set out by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff within one business day of receipt of such comments, and promptly respond to such comments; (iii) have this registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (iv) within two business days after such declaration commence mailing this registration statement to the respective shareholders of each of Pace and Accel; and (v) keep this registration statement effective until closing of the Stock Purchase in order to permit the consummation of the transactions contemplated by the Transaction Agreement.

Antitrust and Other Regulatory Approvals

As promptly as practicable following the execution of the Transaction Agreement, but no later than ten business days following the date of the Transaction Agreement, the parties are required to make all pre-merger notification filings required under the HSR Act. The parties submitted filings required under the HSR Act in connection with the transactions contemplated by the Transaction Agreement on June 27, 2019, and received early termination of the waiting period under the HSR Act on July 10, 2019.

In addition, as promptly as practicable following the execution of the Transaction Agreement, the parties are required to make all filings and submissions with the PA Board (including, for the avoidance of doubt, all filings required to be made with respect to the approval, either by formal action or written confirmation that no such formal action is required, of the PA Board) and the IGB, or such successor governmental entity, as are required under any law applicable to such party or any of its affiliates. As of July 31, 2019, Pace had made all such filings with the PA Board and the IGB.

Board of Directors

Promptly following the closing of the Stock Purchase, the Pace Board shall consist of (i) three members jointly nominated by the parties to the Transaction Agreement, (ii) two members jointly nominated in writing by Pace and the Shareholder Representatives and (iii) additional members nominated by any person (excluding any person who nominates a member, or is nominated as a member, of the Pace Board pursuant to clause (ii)) who will hold (together with such person’s affiliates) at least 8% of the outstanding Class A-1 Shares immediately following the closing of the Stock Purchase, subject to certain limitations set forth in the Transaction Agreement; provided that, if the operation of clauses (i) through (iii) would result in fewer than a majority of the members of the Pace Board being “independent directors” within the meaning of New York Stock Exchange Listed Company Manual Section 303A.02, then such number of additional independent directors as is required to ensure that a majority of the members of the Pace Board are independent directors shall be appointed by the three members jointly nominated by the parties to the Transaction Agreement.

Accel Migration

The parties agreed to discuss in good faith a potential reincorporation of Accel to the State of Delaware prior to the closing of the Stock Purchase.

Survival of Representations and Warranties; Indemnification

The representations, warranties and agreements given by the parties to the Transaction Agreement in the Transaction Agreement or in any instrument delivered pursuant to the Transaction Agreement will terminate and be of no further force and effect as of the closing of the Stock Purchase and any liability for breach or violation thereof will terminate absolutely; provided, that from and after the closing of the Stock Purchase, Surviving NewCo has agreed to indemnify Pace Sponsor and will hold Pace Sponsor and each of its directors, officers, managers, employees, affiliates, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Pace Sponsor Indemnified Parties”) harmless from and against, and to pay to the applicable Pace Sponsor Indemnified Parties the amount of, any and all losses based upon, attributable to or resulting from any actual or threatened action brought by any shareholder of Accel, or any of their respective directors, officers, managers, employees, affiliates, equityholders, agents, attorneys, representatives, successors and assigns in connection with any of the transactions contemplated by the Transaction Agreement.

Consent Solicitation

The Sellers agreed to cause Accel to, and agreed to cause Accel to cause its subsidiaries to, use their respective reasonable best efforts to obtain any consent that may be required under the Credit Agreement. Pace agreed to take reasonable actions to cooperate with the Sellers, the Shareholder Representatives and Accel in connection with obtaining such consent, including participating in meetings with the lenders and providing documentation and other information with respect to Pace that may be reasonably requested by the lenders.

Termination

The Transaction Agreement may be terminated and the Business Combination may be abandoned any time prior to the effectiveness of the Stock Purchase, whether before or after the Pace shareholder approval of the Transaction Agreement, as follows:

•	by mutual written consent of the Shareholder Representatives and Pace;

•	by either the Shareholder Representatives or Pace:

•

if (i) any governmental entity having jurisdiction over any party to the Transaction Agreement shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated under the Transaction Agreement and such order, decree, ruling or injunction or other action shall have become final and non-appealable or if there shall be adopted any law that makes consummation of the transactions contemplated under the Transaction Agreement illegal or otherwise prohibited; provided, that the right to terminate the Transaction Agreement shall not be available to any party (x) whose failure to fulfill any obligation or condition under the Transaction Agreement proximately caused certain conditions set forth in the Transaction Agreement to not be or not be able to be satisfied on or prior to the closing of the Stock Purchase, or (y) in the event that the approval, either by formal action or written confirmation that no such formal action is required, of the PA Board has not been obtained on or prior to the closing of the Stock Purchase, or (B) the Pace shareholder approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Pace shareholders meeting;

•

if the Stock Purchase shall not have been consummated by November 30, 2019 (the “Termination Date”); provided, that the right to terminate the Transaction Agreement following the Termination Date shall not be available to any party in breach of the Transaction Agreement such that the conditions to closing of the Stock Purchase will not be satisfied on or prior to such closing;

•

in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Transaction Agreement which (i) would give rise to the failure of a condition to Accel’s or Pace’s obligation to close the Transaction Agreement, as applicable, and (ii) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach and the Termination Date; provided, that, the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Transaction Agreement; or

•

by either Pace or the Shareholder Representatives if the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) does not equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel.

Expenses

Under the Transaction Agreement, unless otherwise provided, each party to the Transaction Agreement will pay its own expenses incident to preparing for entering into and carrying out the Transaction Agreement and the consummation of the transactions contemplated thereby.

Transfer Taxes

The Transaction Agreement provides that Pace will pay any transfer, documentary, sales, use, stamp, registration and other similar taxes and fees incurred in connection with the Business Combination.

Further Assurances

Each of Pace and the Sellers will use their reasonable best efforts (except where a different efforts standard is specifically contemplated by the Transaction Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Agreement, which obligations shall specifically include the obligation to promptly consummate the transactions contemplated by the Transaction Agreement upon the satisfaction of each parties’ applicable conditions set forth therein.

At any time and from time to time after the closing of the Stock Purchase, at a party’s request and without further consideration, the other parties will execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated by the Transaction Agreement.

From the date of the Transaction Agreement until the earlier of the termination of the Transaction Agreement in accordance with its terms and the closing of the Stock Purchase, the Sellers will, or will cause Accel to, give prompt notice to Pace, and Pace will give prompt notice to the Shareholders Representatives and Accel, of (i) any notice or other communication received by such party or parties from any governmental entity in connection with the transactions contemplated by the Transaction Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Transaction Agreement, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its subsidiaries which relate to the transactions contemplated by the Transaction Agreement, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party or parties contained in the Transaction Agreement to be untrue or inaccurate, and (iv) any failure of such party or parties to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to the Transaction Agreement.

Choice of Law; Specific Performance

The Transaction Agreement, and any claim or cause of action thereunder based upon, arising out of or related to the Transaction Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of the Transaction Agreement, is governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

In the event of any breach or threatened breach by the Sellers or Accel, on the one hand, or Pace, on the other hand, of any of their respective covenants or obligations set forth in the Transaction Agreement, the Sellers or Accel, on the one hand, or Pace, on the other hand, are entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of the Transaction Agreement, and to specifically enforce the terms and provisions of the Transaction Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Transaction Agreement, in addition to any other remedy to which it is entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of the Transaction Agreement or to enforce specifically the terms and provisions of the Transaction Agreement are not required to provide any bond or other security in connection with any such order or injunction.

Amendments

The Transaction Agreement may be amended only by a written instrument signed (including by electronic means) by the parties to the Transaction Agreement, at any time before or after the receipt of the Pace shareholder approval, but, after any such adoption, no amendment shall be made which by law would require the further approval by such shareholders without first obtaining such further approval.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Transaction Agreement, which are referred to herein as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The Pace Sponsor Support Agreement is attached hereto as Annexes E and E-1, a form of the Restricted Stock Agreement is attached hereto as Annex F, the Waiver Agreement is attached hereto as Annex G, a form of the Director Letter Agreements is attached hereto as Annex H, a form of the New Pace Warrant Agreement is attached hereto as Annex I, the Key Holder Support Agreement is attached hereto as Annex K, the Holder Support Agreement is attached hereto as Annex L, a form of the Registration Rights Agreement is attached hereto as Annex M, a form of the Original Subscription Agreements are attached hereto as Annexes N and O and a form of the Support Agreement is attached hereto as Annex P. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.

Drag-Along Agreement

Concurrently with the execution of the Transaction Agreement, Pace and each of Dragging Shareholders entered into the Drag-Along Agreement, pursuant to which such Dragging Shareholders agreed to exercise their drag-along rights pursuant to and in accordance with the Articles of Incorporation of Accel and the Accel Shareholders Agreement, in a manner so as to facilitate the consummation of the transactions contemplated by the Transaction Agreement.

Pursuant to the Drag-Along Agreement, each Dragging Shareholder has agreed, with respect to (a) the shares of Accel Stock that the Dragging Shareholder owns, (b) any security convertible or exchangeable into Accel Stock (together with Accel Stock, the “Subject Securities”), and (c) any additional Subject Securities that the Dragging Shareholder may acquire following the date of the Drag-Along Agreement, to: (i) from the date of the execution of the Transaction Agreement until the earliest to occur of (a) the closing of the Stock Purchase, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms, not to transfer any such Subject Securities; (ii) exercise such Dragging Shareholder’s drag-along rights on the terms and conditions set forth in the Drag-Along Agreement; (iii) take any and all actions reasonably requested by Pace in connection with the exercise of their drag-along rights to consummate the transactions contemplated by the Transaction Agreement; (iv) following delivery of the Drag-Along Notice to the Drag-Along Shareholders, take any and all actions necessary to cause the Drag-Along Shareholders to comply with their respective obligations under the Articles of Incorporation of Accel and the Accel Shareholders Agreement (including to take all actions as may be reasonably necessary to consummate the transactions contemplated by the Transaction Agreement and to enter into agreements and deliver certificates and instruments on the same terms as the Dragging Shareholders); and (v) promptly after the Drag-Along Notice has been delivered, cause each Drag-Along Shareholder to deliver a joinder to the Transaction Agreement.

On July 23, 2019, the Dragging Shareholders issued the Drag-Along Notice to Accel and the Drag-Along Shareholders, pursuant to which the Dragging Shareholders exercised their drag-along rights under and in accordance with the Accel Articles. In accordance with the Drag-Along Agreement, the Dragging Shareholders will cause each Accel shareholder who had not entered into the Transaction Agreement on June 13, 2019, to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be admitted to the Transaction Agreement as a Seller and will agree to be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

Pace Sponsor Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace Sponsor, Pace and the Shareholder Representatives entered into the Pace Sponsor Support Agreement pursuant to which Pace Sponsor agreed to: (i) surrender for cancelation 1,250,000 of its Class F Shares and any additional Class F Shares necessary to ensure its aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase); (ii) exchange 2,000,000 Class F Shares for an equal number of Class A-2 Shares which shall be subject to terms set forth in the Restricted Stock Agreement; (iii) exchange any remaining Class F Shares for an equal number of Class A-1 Shares; (iv) surrender for cancelation 2,444,444 Private Placement Warrants held by Pace Sponsor in the Sponsor Warrant Cancelation; (v) contribute 500,000 Class A-1 Shares, in connection with the Sponsor Contribution, to a donor advised fund of its choice for purposes of participation in charitable efforts in the communities in which Pace Sponsor and its affiliates operate, or anticipate operating (provided that Pace Sponsor may, with the prior written consent of Accel, elect to contribute cash to such donor advised fund in lieu of some or all of such Class A-1 Shares at a rate of $10.22 per share and surrender for cancelation a number of Class A-1 Shares to Parent equal to the amount of cash contributed divided by $10.22 per share); and (vi) vote in favor of the Business Combination.

Restricted Stock Agreement

In connection with the closing of the Stock Purchase, Pace, the Pace Sponsor Members and the Restricted Stockholders will enter into the Restricted Stock Agreement, which will set forth the terms upon which the Class A-2 Shares will be exchanged for an equal number of Class A-1 Shares. The exchange of Class A-2 Shares for Class A-1 Shares will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of the following triggers:

•

Tranche I, equal to 1,666,666 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period;

•

Tranche II, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $14.00 for at least twenty trading days in any thirty trading day period; and

•

Tranche III, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $16.00 for at least twenty trading days in any thirty trading day period.

The LTM EBITDA and LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the Pace Board from time to time following the closing of the Stock Purchase to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.

Notwithstanding the foregoing, Class A-2 Shares, if not previously exchanged for Class A-1 Shares pursuant to the triggers described above, will be exchanged for an equal number of Class A-1 Shares immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of Pace, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of Pace, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.

The Restricted Stock Agreement further provides that holders of Class A-2 Shares are not required to exchange such shares for Class A-1 Shares if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 Shares, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 Shares. However, notwithstanding the limitation described in the previous sentence, if and when a holder of Class A-2 Shares has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in excess of 4.99%, then the Class A-2 Shares held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 Shares without regard to the limitation.

The Class A-2 Shares may not be transferred, other than to certain permitted transferees as set forth in the Restricted Stock Agreement, and the rights and obligations under the Restricted Stock Agreement may not be assigned to any person or entity, other than to certain permitted transferees as set forth in the Restricted Stock Agreement.

Waiver Agreement

Concurrently with the execution of the Transaction Agreement, Pace and holders of Founder Shares entered into the Waiver Agreement, pursuant to which such holders agreed to waive any adjustment to the conversion ratio of Founder Shares set forth in the Articles resulting from the Investment Private Placement.

Director Letter Agreements

Concurrently with the execution of the Transaction Agreement, Pace and the independent directors of Pace entered into Director Letter Agreements pursuant to which such directors agreed that, following the Pace Domestication but prior to the effectiveness of the Stock Purchase, 200,000 Class F Shares held by such directors shall be exchanged for an equal number of validly issued, fully paid and non-assessable Class A-1 Shares.

New Pace Warrant Agreement

In connection with the closing of the Stock Purchase, Pace and the Sellers that will receive New Pace Warrants will enter into the New Pace Warrant Agreement, pursuant to which Pace will issue to each such Seller their respective pro rata share of 2,444,444 New Pace Warrants, with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller made a Cash Election. Each New Pace Warrant will entitle the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the Pace Warrants, at any time 30 days after the consummation of the Business Combination. Please see “Description of Pace Securities — Warrants — New Pace Warrants.”

Key Holder Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace and certain Sellers who are members of management of Accel entered into the Key Holder Support Agreement, pursuant to which such members agreed (i) to restrict the amount of Accel Stock for which they make a Cash Election to less than 20% of the number of shares of Accel Stock owned by such member and each of its affiliates on an aggregated basis (ii) not to transfer any of their Subject Securities (except to a permitted transferee or in furtherance of the transactions contemplated by the Transaction Agreement) and (iii) to enter into the Registration Rights Agreement.

Holder Support Agreement

Concurrently with the execution of the Transaction Agreement, certain Sellers, Pace, and NewCo entered into a Holder Support Agreement, pursuant to which such Sellers agreed (i) to make non-binding Cash Elections, (ii) not to transfer any of their Subject Securities (except to a permitted transferee or in furtherance of the transactions contemplated by the Transaction Agreement), and (iii) to enter into the Registration Rights Agreement if such Seller will receive New Pace Warrants and Class A-2 Shares.

Registration Rights Agreement

The Registration Rights Holders, which include the Pace Sponsor Members, certain founders of Accel, certain members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) will be a stockholder of Pace immediately following the Business Combination, (2) either (A) makes a written request to Pace to enter into the Registration Rights Agreement or (B) will, immediately following the Business Combination, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elects to enter into the Registration Rights Agreement, will be entitled to registration rights under the Registration Rights Agreement in respect of the Pace Shares held by or issuable upon the exercise of New Pace Warrants held by such Registration Rights Holders. Pursuant to the Registration Rights Agreement, at any time, and from time to time, after the consummation of the Business Combination and subject to the lock-up restrictions set forth therein, certain of the Registration Rights Holders, being the Pace Sponsor, Pace Governance, the Accel Founders or the Restricted Accel Stockholders set forth therein, may demand that Pace register for resale some or all of their Pace Shares for so long as they continue to meet certain ownership thresholds. For a period of 24 months from the date of the Registration Rights Agreement, no demand registration may be made unless the Registration Rights Holder intends to distribute the registrable shares by means of an underwritten offering, in respect of which Pace shall have the right to select the underwriter or underwriters.

If a demanding Registration Rights Holder intends to distribute the registrable shares by means of an underwritten offering, they must so advise Pace as a part of their demand registration notice. A demanding Registration Rights Holder also may request that demand registration be made on a form of registration permitting the offer and sale of registrable shares under Rule 415 of the Securities Act (which, for a period of 24 months following the date of the Registration Rights Agreement, must be in connection with an underwritten offering, in respect of which Pace shall have the right to select the underwriter or underwriters, or a block trade, in respect of which the holders of a majority of registrable shares being sold shall select underwriters from an approved list) or that the applicable registration statement be filed on Form S-3 if Pace is eligible to file a registration on Form S-3.

Each demanding Registration Rights Holder, together with its respective permitted transferees, is entitled to continue to exercise the demand registration rights under the Registration Rights Agreement until such Registration Rights Holder no longer holds shares representing at least $5,000,000 of the outstanding registrable shares, and each exercise of a demand registration right under Registration Rights Agreement must be with respect to a minimum of $5,000,000 of the outstanding registrable shares (or all of the registrable shares of such

Registration Rights Holder or Registration Rights Holders, if less than $5,000,000 of the outstanding registrable shares are held by such Registration Rights Holder or Registration Rights Holders). In addition, all Registration Rights Holders have “piggy-back” registration rights to include such securities in other registration statements filed by Pace.

In connection with any underwritten public offering, the Registration Rights Holders have agreed not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any registrable shares or any other securities of Pace during the applicable lock-up period. The lock-up period occurs during the seven calendar days prior to the closing date of the underwritten sale of such securities pursuant to an effective registration statement, except as part of such registration, and during such period after the closing date of the underwritten sale of securities pursuant to an effective registration statement as is set by the managing underwriter (not to exceed 90 calendar days), except as part of such registration.

In addition to the lock-up period relating to an underwritten public offering, these additional lock-up restrictions apply, subject to certain waivers:

•

the registrable shares held by the Pace Sponsor Members and the Initial Holders named therein, will not be transferable, assignable or salable by until the earlier of (1) one year after the completion of the Business Combination, (2) the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of Pace’s shareholders having the right to exchange their Pace Shares for cash, securities or other property, and (3) the date on which the last sale price of Pace Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the Business Combination;

•

the registrable shares held by the major Accel shareholders to be named therein will not be transferable, assignable or salable for 180 calendar days after the completion of the Business Combination; and

•

each Registration Rights Holder agrees not to effect any sale or distribution of its registrable shares if such sale or distribution would, or would reasonably be expected to, constitute or result in a “change of control” or similar event under Pace’s or its subsidiaries’ credit facilities.

The Registration Rights Agreement includes customary indemnification and confidentiality provisions. Pace will bear the expenses of filing any such registration statements. The Registration Rights Agreement replaces the initial registration rights agreement, dated as of June 27, 2017, by and among Pace Sponsor and Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood.

Subscription Agreements

In connection with the Investment Private Placement, Pace entered into the Subscription Agreements with the Original Investors concurrently with the execution of the Transaction Agreement and the Subscription Agreements with the Additional Investor on August 13, 2019. Pursuant to the Subscription Agreements, the Investors agreed to subscribe for and purchase and Pace agreed to issue and sell to such Investors 4,696,675 Class A-1 Shares for a purchase price of $10.22 per share, or an aggregate of approximately $48 million in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase.

The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the

Securities Act and/or Regulation D promulgated thereunder. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. Each Subscription Agreement will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written consent of each of the parties to such Subscription Agreement or (c) if any of the conditions set forth to the closing set forth in such Subscription Agreement are not satisfied on or prior to such closing and, as a result thereof, the transactions contemplated by the Subscription Agreements are not consummated at the closing of the Stock Purchase.

Support Agreement

Concurrently with the execution of the Transaction Agreement, Pace entered into the Support Agreement with Accel, pursuant to which Accel will use commercially reasonable efforts to assist the Sellers in complying with certain covenants contained therein, and the Pace and Accel have agreed to certain expense reimbursement arrangements payable under certain circumstances upon termination of the Transaction Agreement.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Transaction Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval.

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or others could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of Pace, Accel or their respective subsidiaries or to impose restrictions on the operations of Pace or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

There can be no assurance that the Business Combination will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Transaction Agreement will be obtained or that the granting of these approvals will not involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized above in the section entitled “The Transaction Agreement and Related Agreements — Termination”) or any extensions thereof, which would give any party to the Transaction Agreement the right to terminate the Transaction Agreement without consummating the Business Combination.

Please see the sections entitled “The Transaction Agreement and Related Agreements — Covenants of the Parties,” “The Transaction Agreement and Related Agreements — Antitrust and Other Regulatory Approvals” and “The Transaction Agreement and Related Agreements — Conditions to Closing of the Stock Purchase —Conditions to Each Party’s Obligations” for information concerning Pace’s and Accel’s covenants and closing conditions related to antitrust filings and approvals.

United States Antitrust Clearance

The transactions contemplated by the Transaction Agreement, including the Business Combination, are subject to reporting under the HSR Act, which prevents transactions meeting certain size tests, and not otherwise exempt, from being completed until required premerger notification report forms are furnished to the Antitrust Division and the FTC and the related waiting period expires or is terminated early.

The initial waiting period under the HSR Act is 30 days, beginning on the date that both parties complete their filings. The waiting period can be terminated early by action of the Antitrust Division and the FTC. Either agency can extend the waiting period by issuing a request for additional information or documentary material (a “Second Request”). Such Second Request extends the waiting period until 30 days after each of the parties has substantially complied with the Second Request. The parties submitted filings required under the HSR Act in connection with the transactions contemplated by the Transaction Agreement on June 27, 2019, and received early termination of the waiting period under the HSR Act on July 10, 2019.

Even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government, state or private person, may challenge the transactions at any time before or after its completion. The parties cannot assure you that the Antitrust Division or the FTC will not try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of allowing the waiting period to expire. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions.

Pennsylvania Gaming Approval

Under the Transaction Agreement, Pace is required to make all filings and submissions with the PA Board and the IGB required under law. As of July 31, 2019, Pace had made all such filings. Pursuant to the Transaction Agreement, if the approval of the PA Board for the transactions contemplated by the Transaction Agreement is not obtained by September 15, 2019, the Sellers will take such actions as are reasonably necessary to consummate the transactions contemplated by the Transaction Agreement. Accel is currently conditionally licensed as a VGT Terminal Operator in Pennsylvania under the Pennsylvania Race Horse Development and Gaming Act.

As of July 10, 2019, Accel was one of fourteen terminal operators that had applied for licensure with the PA Board. Thirteen of such applicants have been issued a conditional or a final license. Final licenses must be renewed with the PA Board every five years.

Stock Exchange Listings

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

SELECTED HISTORICAL FINANCIAL DATA OF PACE

The following table contains selected historical financial data for Pace as of and for the six months ended June 30, 2019 and 2018 and as of and for the year ended December 31, 2018 and as of and for the period from February 14, 2017 (inception) through December 31, 2017. Such data for the year ended December 31, 2018 and for the period from February 14, 2017 (inception) through December 31, 2017 and as of December 31, 2018 and 2017 have been derived from the audited financial statements of Pace included elsewhere in this proxy statement/prospectus. Such data as of and for the six months ended June 30, 2019 and 2018 have been derived from the unaudited financial statements of Pace included elsewhere in this proxy statement/prospectus. The data derived from the unaudited interim financial statements of Pace for the six months ended June 30, 2019 has been prepared assuming that Pace will continue as a going concern. Management’s plans in regard to these matters are also described in the notes to the unaudited interim financial statements. The data derived from the unaudited interim financial statements does not include any adjustments that might result from the outcome of this uncertainty. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Pace’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

	For the Six Months Ended June 30, 2019 (unaudited)	For the Six Months Ended June 30, 2018 (unaudited)	For the Year Ended December 31, 2018 (audited)	For the Period from February 14, 2017 (inception) to December 31, 2017 (audited)
Revenue	$—	$—	$—	$—
Professional fees, formation costs and other expenses	4,575,958	458,888	804,050	376,372

Loss from operations	(4,575,958)	(458,888)	(804,050)
Interest income	5,105,671	3,216,244	7,669,551

Net income (loss) attributable to ordinary shares	$529,713	$2,761,356	$6,865,501	$(376,372)

Net income (loss) per ordinary share:
Basic and diluted	$0.01	$0.05	$0.12	$(0.01)

Weighted average ordinary shares outstanding:
Basic and diluted	56,250,000	56,250,000	56,250,000	37,038,941

Condensed Balance Sheet Data:

	As of June 30, 2019 (unaudited)	As of December 31, 2018 (audited)	As of December 31, 2017 (audited)
Assets
Current assets:
Cash	$692,097	$512,827	$372,073
Prepaid expenses	60,700	35,000	134,722

Total current assets	752,797	547,827	506,795
Investments held in Trust Account	461,275,222	456,919,551	450,000,000

Total assets	$462,028,019	$457,467,378	$450,506,795

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees, travel and other expenses	$4,283,400	$252,472	$157,390

Total current liabilities	4,283,400	252,472	157,390
Deferred underwriting compensation	15,750,000	15,750,000	15,750,000

Total liabilities	20,033,400	16,002,472	15,907,390
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 43,699,461, 43,646,490 and 42,959,940 shares at June 30, 2019, December 31, 2018 and December 31, 2017, respectively, at a redemption value of $10.00 per share	436,994,610	436,464,900	429,599,400
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,300,539 shares issued and outstanding (excluding 43,699,461 shares subject to possible redemption) at June 30, 2019, 1,353,510 shares and outstanding (excluding 43,646,490 shares subject to possible redemption) at December 31, 2018 and 2,040,060 shares issued and outstanding (excluding 42,959,940 shares subject to possible redemption) at December 31, 2017	130	135	204
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125	1,125
Additional paid-in capital	—	—	5,375,048
Retained earnings (accumulated deficit)	4,998,754	4,998,746	(376,372)

Total shareholders’ equity	5,000,009	5,000,006	5,000,005

Total liabilities and shareholders’ equity	$462,028,019	$457,467,378	$450,506,795

SELECTED FINANCIAL INFORMATION OF ACCEL AND NON-GAAP FINANCIAL MEASURES

The following selected financial data should be read in conjunction with “Accel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Accel’s consolidated financial statements and notes thereto contained elsewhere in this proxy statement/prospectus.

The consolidated statements of income data and consolidated statements of cash flows data for the years ended December 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from Accel’s audited consolidated financial statements contained herein. The consolidated statements of income data and consolidated statements of cash flows data for the six months ended June 30, 2019 and 2018 and the consolidated balance sheet data as of June 30, 2019 are derived from Accel’s unaudited consolidated financial statements contained herein. The unaudited consolidated financial statements and data have been prepared on the same basis as Accel’s audited consolidated financial statements and, in the opinion of Pace and Accel, reflect all adjustments, necessary for a fair presentation of this data. Historical results are not necessarily indicative of the results to be expected in the future. In addition, Accel presents below certain statistical data and comparative information commonly used in the gaming industry to monitor performance. Management uses this information for financial planning, strategic planning and employee compensation decisions.

Consolidated Statement of Income and Cash Flows Data

	Six months ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
			(As Restated)	(As Restated)	(As Restated)
Consolidated Statements of Income Data:
Total net revenues	$201,691,655	$159,355,521	$331,992,692	$248,434,919	$173,329,965
Operating income	17,974,949	14,500,740	24,868,526	18,170,065	13,777,943
Income before income tax expense	11,772,389	9,810,865	15,225,079	10,064,502	8,391,568
Net income	8,322,790	7,044,833	10,802,664	8,310,721	4,905,080
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$26,082,837	$23,755,419	$44,342,987	$33,097,094	$24,774,159
Net cash used in investing activities	(10,548,075)	(11,730,174)	(73,546,424)	(70,869,094)	(51,533,913)
Net cash provided by (used in) financing activities	(8,257,343)	(1,423,017)	46,121,721	59,080,982	49,314,673
Other Financial Data:
Adjusted EBITDA(1)	$40,668,801	$31,930,324	$63,815,190	$46,865,950	$33,290,098
Adjusted Net Income(2)	$15,070,685	$12,437,163	$23,136,805	$17,310,365	$8,950,485
Key Metrics:
Licensed establishments(3)	1,762	1,495	1,686	1,442	1,162
Video gaming terminals(4)	8,082	6,743	7,649	6,439	4,947
Average remaining contract term (years)(5)	7.4	7.9	7.6	8.3	7.1
Hold-per-day (6) (in whole dollars)	$137	$129	$125	$115	$105

(1)

Adjusted EBITDA is defined as net income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses (income); tax effect of adjustments; depreciation and amortization of property and equipment; interest expense; and provision for income taxes. For additional information on Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see “ —Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted Net Income.”

(2)

Adjusted Net Income is defined as net income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses (income); and tax effect of adjustments. For additional information on Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “ —Non-GAAP Financial Measures— Adjusted EBITDA and Adjusted Net Income.”

(3)

Based on Scientific Games third-party terminal operator portal data which is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

(4)

Based on Scientific Games third-party terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

(5)	Calculated by determining the average expiration date of all outstanding contracts, and then subtracting the applicable measurement date.
(6)

Calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then further dividing such quotient by the number of days in such period.

Consolidated Balance Sheet Data

	As of June 30,	As of December 31,
	2019	2018	2017
		(As Restated)	(As Restated)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$99,506,812	$92,229,393	$75,311,109
Total current assets	113,698,058	102,010,712	83,165,649
Property and equipment, net	93,082,276	92,442,348	81,279,833
Total assets	339,755,453	335,174,215	263,374,226
Total current liabilities	80,929,915	85,882,584	82,957,539
Total long-term liabilities	191,278,861	192,174,139	135,881,823
Stockholders’ equity	67,546,677	57,117,492	44,534,864

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and are key metrics used to monitor ongoing core operations. Management of Pace and Accel believe Adjusted EBITDA and Adjusted Net Income enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to-period comparisons, because these non-GAAP financial measures exclude the effects of certain non-cash items or represent certain nonrecurring items that are unrelated to core performance. Management of Accel and Pace also believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance.

In particular, Adjusted Net Income excludes the impact of non-cash items such as amortization of route and customer acquisition costs and location contracts acquired. Management of Pace and Accel believe that this adjustment enables better comparison of results as amortization of route and customer acquisition costs and location contracts acquired will not recur in future periods once such items have been fully amortized over the over the life of the respective contracts. Although Accel excludes amortization of route and customer acquisition costs and location contracts acquired from Adjusted Net Income and Adjusted EBITDA, Accel and Pace believe that it is important for investors to understand that these route, customer and location contract acquisitions contribute to revenue generation. Any future acquisitions may result in amortization of route and customer acquisition costs and location contracts acquired.

Adjusted EBITDA and Adjusted Net Income are not recognized terms under GAAP. These non-GAAP financial measures exclude some, but not all, items that affect net income, and these measures may vary among companies. These non-GAAP financial measures are unaudited and have important limitations as analytical tools, should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance. Some of these limitations are:

•

Adjusted EBTIDA and Adjusted Net Income exclude certain recurring, non-cash charges such as stock-based compensation expense, amortization of route and customer acquisition costs and location contracts acquired, in the case of Adjusted Net Income, and amortization of route and customer acquisition costs and location contracts acquired and depreciation and amortization of property and equipment, in the case of Adjusted EBTIDA;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted Net Income do not reflect changes in, or cash requirements for, Accel’s working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on Accel’s indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Accel; and

•

other companies, including other companies in the distributed gaming industry, may calculate Adjusted EBITDA and Adjusted Net Income differently, which reduces their usefulness as comparative measures.

Adjusted EBITDA and Adjusted Net Income

Adjusted Net Income is defined as net income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses (income); and tax effect of adjustments. Adjusted EBITDA is defined as net income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses (income); tax effect of adjustments; depreciation and amortization of property and equipment; interest expense; and provision for income taxes. Neither Adjusted Net Income nor Adjusted EBITDA should be considered in isolation or viewed as a substitute for net income or as an indicator of operating performance.

The following table sets forth the reconciliation of net income to Adjusted Net Income and Adjusted EBITDA:

	Six months ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
			(As Restated)	(As Restated)	(As Restated)
Net income	$8,322,790	$7,044,833	$10,802,664	$8,310,721	$4,905,080
Adjustments:
Amortization of route and customer acquisition costs and location contracts acquired(1)	8,926,713	6,322,691	14,681,495	9,792,488	5,906,173
Stock-based compensation(2)	255,510	95,227	452,916	804,355	821,804
Other expenses (income)(3)	1,370,616	1,091,617	3,030,398	1,331,059	(83,639)
Tax effect of adjustments(4)	(3,804,944)	(2,117,205)	(5,830,668)	(2,928,258)	(2,598,933)

Adjusted Net Income	$15,070,685	$12,437,163	$23,136,805	$17,310,365	$8,950,485
Depreciation and amortization of property and equipment	12,141,013	9,920,049	20,781,855	16,767,983	12,867,817
Interest expense	6,202,560	4,689,875	9,643,447	8,105,563	5,386,375
Provision for income taxes	7,254,543	4,883,237	10,253,083	4,682,039	6,085,421

Adjusted EBITDA	$40,668,801	$31,930,324	$63,815,190	$46,865,950	$33,290,098

(1)

Route and customer acquisition costs consist of upfront cash payments and future cash payments to third party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract. Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract. “Amortization of route and customer acquisition costs and location contracts acquired” aggregates the non-cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.

(2)	Stock-based compensation consists of options, restricted stock units and warrants.
(3)

Other expenses (income) consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities and write offs of route and customer costs payable, and (ii) non-recurring expenses including expenses relating to lobbying efforts and legal expenses in Pennsylvania, lobbying efforts in Missouri and a settlement in connection with a gaming acquisition.

(4)	Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 gives effect to the Business Combination as if it was completed on June 30, 2019. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2019 and the year ended December 31, 2018 give pro forma effect to the Business Combination as if it was completed on January 1, 2018.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on June 30, 2019, nor is it indicative of the financial condition of the combined company as of any future date.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

Pace’s audited financial statements as of and for the year ended, December 31, 2018 and unaudited financial statements as of, and for the six months ended, June 30, 2019, included elsewhere in this proxy statement/prospectus;

•

Accel’s audited financial statements as of and for the year ended, December 31, 2018 and unaudited financial statements as of, and for the six months ended, June 30, 2019, included elsewhere in this proxy statement/prospectus;

•

Grand River’s audited financial statements as of and for the year ended, December 31, 2018 and unaudited financial statements as of, and for the six months ended, June 30, 2019, included elsewhere in this proxy statement/prospectus; and

•

the sections entitled “Pace Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Accel Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Public Shares:

•	Assuming No Additional Redemptions: This scenario assumes that no additional Public Shares are redeemed other than the September 20, 2019 redemption of 3,247,267 Public Shares; and

•

Assuming Maximum Redemptions: This scenario assumes aggregate redemption payments of approximately $112.8 million. The maximum redemption amount is derived from the closing condition in the Transaction Agreement providing that the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22.5 million) and the Accel transaction expenses (which shall be deemed to be $17.0 million) must equal or exceed the lesser of (x) $350.0 million and (y) the aggregate Cash Elections of all the shareholders of Accel. Pursuant to the Transaction Agreement, such amount described in (ii) above will not, unless otherwise mutually agreed between the Accel Board and Pace Sponsor, cause Surviving Newco to exceed a leverage ratio of 2.5x LTM EBITDA (as defined in the Transaction Agreement) of Accel as at September 30, 2019, and, in calculating the leverage ratio, Pace will exclude acquisitions undertaken by Accel prior to the closing of the Stock Purchase, including Accel’s acquisition of 100% of the outstanding membership interests of Grand River for approximately $100.0 million. As of September 30, 2019, proceeds available under the Credit Agreement within this limitation were approximately $30.0 million, which may be further expanded to the extent that Pace arranges for an alternative credit facility prior to closing of the Stock Purchase, subject to the leverage ratio limitations set forth in the Transaction Agreement. The maximum redemption amount assumes maximum aggregate Cash Elections from Sellers of $350.0 million and available proceeds under the Credit Agreement of approximately $30.0 million, and is calculated based on the Trust Account balance of approximately $461.3 million as of June 30, 2019 less (a) September 20, 2019 redemptions of approximately $33.3 million and (b) minimum net tangible assets of $5.0 million as required by the Articles, approximately $30.0 million available proceeds under the Credit Agreement as of September 30, 2019 and approximately $48.0 million gross proceeds from the Investment Private Placement. The maximum redemption amount of $112.8 million represents the redemption of approximately 11 million public shares, calculated by dividing the maximum redemption amount of approximately $112.8 million by estimated per share redemption value of approximately $10.25 (equal to the Trust Account balance of approximately $461.3 million divided by 45.0 million outstanding Public Shares, in each case as of June 30, 2019).

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

				Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Accel (Historical)	Pace (Historical)	Grand River (Note 2)	Pro Forma Adjustments		Pro Forma	Redemption Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$99,506,812	$692,097	$10,634,920	$461,275,222	(4a)	$192,250,351	$(112,756,165	)(4t)	$109,494,185
				(350,000,000	)(4b)		30,000,000	(4u)
				(15,750,000	)(4c)
				(26,885,301	)(4d)
				48,000,019	(4e)
				(33,286,307	)(4f)
				(1,937,111	)(4g)
Prepaid expenses	2,933,101	60,700	380,837	—		3,374,638	—		3,374,638
Income taxes receivable	3,152,723	—	—	—		3,152,723	—		3,152,723
Other current assets	8,105,422	—	406,654	—		8,512,076	—		8,512,076

Total current assets	113,698,058	752,797	11,422,411	81,416,522		207,289,788	(82,756,165)		124,533,622

Investments held in Trust Account	—	461,275,222	—	(461,275,222	)(4a)	—	—		—
Property and equipment, net	93,082,276	—	10,643,667	10,532,333	(4h)	114,258,276	—		114,258,276
Route and customer acquisition costs, net	13,772,737	—	—	—		13,772,737	—		13,772,737
Location contracts acquired, net	118,432,098	—	2,612,417	50,287,583	(4i)	171,332,098	—		171,332,098
Goodwill	—	—	—	46,465,931	(4j)	46,465,931	—		46,465,931
Other assets	770,284	—	—	—		770,284	—		770,284

Total assets	$339,755,453	$462,028,019	$24,678,495	$(272,572,854)		$553,889,113	$(82,756,165)		$471,132,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$38,000,000	$—	$—	$—		$38,000,000	$—		$38,000,000
Current maturities of term loan	16,406,250	—	548,480	(548,480	)(4k)	16,406,250	—		16,406,250
Current portion of route and customer acquisition costs payable	1,756,273	—	—	—		1,756,273	—		1,756,273
Accounts payable	5,264,574	—	1,964,097	—		7,228,671	—		7,228,671
Accrued location gaming expense	3,049,288	—	—	—		3,049,288	—		3,049,288
Accrued state gaming expense	4,839,594	—	—	—		4,839,594	—		4,839,594
Other accrued expenses	9,479,364	—	2,970,166	—		12,449,530	—		12,449,530
Accrued professional fees, travel and other expenses	—	4,283,400	—	—		4,283,400	—		4,283,400
Current portion of consideration payable	2,134,572	—	46,168	2,242,000	(4l)	4,422,740	—		4,422,740
Related party accounts payable	—	—	608,961	(608,961	)(4m)	—	—		—

Total current liabilities	80,929,915	4,283,400	6,137,872	1,084,559		92,435,746	—		92,435,746

Long-term liabilities:
Term loan, less current maturities, net	95,197,332	—	48,603,418	(48,603,418	)(4k)	95,197,332	—		95,197,332
Contract draw loan	73,000,000	—	—	99,400,000	(4g)	172,400,000	30,000,000	(4u)	202,400,000
Route and customer acquisition costs payable, less current portion	4,899,949	—	—	—		4,899,949	—		4,899,949
Consideration payable, less current portion	9,286,498	—	108,825	5,050,000	(4l)	14,445,323	—		14,445,323
Deferred underwriting compensation	—	15,750,000	—	(15,750,000	)(4c)	—	—		—
Deferred income tax liability	8,895,082	—	—	18,245,975	(4n)	27,141,057	—		27,141,057
Other long-term related party payable	—	—	4,980,362	(4,980,362	)(4m)	—	—		—

Total liabilities	272,208,776	20,033,400	59,830,477	54,446,754		406,519,407	30,000,000		436,519,407

Commitments and contingencies:
Class A ordinary shares subject to possible redemption; 43,699,461 shares at a redemption value of $10.00 per share	—	436,994,610		(436,994,610	)(4o)	—	—		—

				Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Accel (Historical)	Pace (Historical)	Grand River (Note 2)	Pro Forma Adjustments		Pro Forma	Redemption Adjustments		Pro Forma
Stockholders’ equity (deficit):
Class D Preferred Stock; no par value; 1,500,000 shares authorized; 944,925 shares issued and outstanding (aggregate liquidation preference of $32,458,174)	39,590,222	—		(39,590,222	)(4b)	—	—		—
Class C Preferred Stock; no par value; 2,400,000 shares authorized; 1,439,429 shares issued and outstanding	19,685,938	—		(19,685,938	)(4b)	—	—		—
Class B Common Stock; no par value; 1,200,000 shares authorized; 662,228 shares issued and 639,228 shares outstanding	1,007,216	—		(1,007,216	)(4b)	—	—		—
Class A Common Stock; no par value; 1,700,000 shares authorized; 452,868 shares issued and 418,803 shares outstanding	15,481,469	—		(15,481,469	)(4b)	—	—		—
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—		—		—	—		—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,300,539 shares issued and outstanding (excluding 43,699,461 shares subject to possible redemption)	—	130		(130	)(4o)	—	—		—
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	—	1,125		(1,125	)(4p)	—			—
Class A-1 common stock, par value $0.0001 per share	—	—		2,939	(4b)	8,383	(1,100	)(4s)	7,283
				4,500	(4o)
				470	(4e)
				800	(4q)
				(325	)(4f)
Class A-2 common stock, par value $0.0001 per share	—	—		300	(4b)	500	—		500
				200	(4q)
Class F common stock, par value $0.0001	—	—		1,125	(4p)	—	—		—
				(1,125	)(4q)
Additional paid-in capital	6,181,729	—		(279,759,033	)(4b)	183,125,382	(112,755,065	)(4s)	70,370,317
				436,990,240	(4o)
				4,998,754	(4r)
				47,999,549	(4e)
				125	(4q)
				(33,285,982	)(4f)
Treasury stock, at cost	(5,520,639)	—		5,520,639	(4b)	—	—		—
(Accumulated deficit) / Retained earnings	(8,879,258)	4,998,754		(26,885,301	)(4d)	(35,764,559)	—		(35,764,559)
				(4,998,754	)(4r)
Members’ (deficit)	—	—	(35,151,982)	35,151,982	(4s)	—			—

Total stockholders’ equity	67,546,677	5,000,009	(35,151,982)	109,975,003		147,369,707	(112,756,165)		34,613,541

Total liabilities and stockholders’ equity	$339,755,453	$462,028,019	$24,678,495	$(272,572,854)		$553,889,113	$(82,756,165)		$471,132,948

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

				Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Accel (Historical)	Pace (Historical)	Grand River (Note 2)	Pro Forma Adjustments		Pro Forma	Redemption Adjustments		Pro Forma
Revenues:
Net video gaming	$321,710,501	$—	$54,754,771	$—		$376,465,272	$—		$376,465,272
Amusement	4,198,789	—	665,139	—		4,863,928	—		4,863,928
ATM fees and other revenue	6,083,402	—	769,753	—		6,853,155	—		6,853,155

Total net revenues	331,992,692	—	56,189,663	—		388,182,355	—		388,182,355

Operating expenses:
Video gaming expenses	210,507,050	—	37,667,994	—		248,175,044	—		248,175,044
General and administrative	58,157,368	—	8,749,532	—		66,906,900	—		66,906,900
Depreciation and amortization of property and equipment	20,781,855	—	6,354,531	(3,396,017	)(4aa)	23,740,369	—		23,740,369
Amortization of route and customer acquisition costs and location contracts acquired	14,681,495	—	2,102,017	2,306,316	(4bb)	19,089,828	—		19,089,828
Professional fees, formation costs and other expenses	—	804,050	—	—		804,050	—		804,050
Other operating expenses	2,996,398	—	39,316	—		3,035,714	—		3,035,714

Total operating expenses	307,124,166	804,050	54,913,390	(1,089,700)		361,751,906	—		361,751,906

Operating income (loss)	24,868,526	(804,050)	1,276,273	1,089,700		26,430,449	—		26,430,449
Interest expense (income)	9,643,447	(7,669,551)	5,668,489	7,669,551	(4cc)	13,835,704	1,142,706	(4gg)	14,978,410
				(1,476,232	)(4dd)

Income (loss) before income tax expense	15,225,079	6,865,501	(4,392,216)	(6,579,851)		12,594,745	(1,142,706)		11,452,040
Income tax expense	4,422,415	—	—	(990,755	)(4ee)	3,431,660	342,812	(4hh)	3,774,472

Net income (loss)	$10,802,664	$6,865,501	$(4,392,216)	$(5,589,096)		$9,163,085	$(1,485,517)		$7,677,568

Net income per share of stock — basic	$3.22	$0.12				$0.11			$0.13
Net income per share of stock — diluted	$2.99	$0.12				$0.11			$0.13
Weighted average shares of stock outstanding — basic	3,352,306	56,250,000		24,233,036	(4ff)	83,835,342	13,233,036	(4ff)	72,835,342
Weighted average shares of stock outstanding — diluted	3,617,625	56,250,000		23,967,717	(4ff)	83,835,342	12,967,717	(4ff)	72,835,342

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2019

				Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Accel (Historical)	Pace (Historical)	Grand River (Note 2)	Pro Forma Adjustments		Pro Forma	Redemption Adjustments		Pro Forma
Revenues:
Net video gaming	$195,168,399	$—	$29,458,013	$—		$224,626,412	$—		$224,626,412
Amusement	2,785,981	—	357,809	—		3,143,790	—		3,143,790
ATM fees and other revenue	3,737,275	—	436,637	—		4,173,912	—		4,173,912

Total net revenues	201,691,655	—	30,252,459	—		231,944,114	—		231,944,114

Operating expenses:
Video gaming expenses	127,703,073	—	20,045,544	—		147,748,617	—		147,748,617
General and administrative	33,600,191	—	4,687,063	—		38,287,254	—		38,287,254
Depreciation and amortization of property and equipment	12,141,013	—	2,297,421	(818,164	)(4aa)	13,620,270	—		13,620,270
Amortization of route and customer acquisition costs and location contracts acquired	8,926,713	—	916,566	1,287,601	(4bb)	11,130,880	—		11,130,880
Professional fees, formation costs and other expenses	—	4,575,958	—	—		4,575,958	—		4,575,958
Other operating expenses	1,345,716	—	(10,099)	—		1,335,617	—		1,335,617

Total operating expenses	183,716,706	4,575,958	27,936,495	469,437		216,698,596	—		216,698,596

Operating income (loss)	17,974,949	(4,575,958)	2,315,964	(469,437)		15,245,518	—		15,245,518
Interest expense (income)	6,202,560	(5,105,671)	2,946,940	5,105,671	(4cc)	8,289,789	628,658	(4gg)	8,918,447
				(859,711	)(4dd)

Income (loss) before income tax expense	11,772,389	529,713	(630,976)	(5,575,108)		6,955,729	(628,658)		6,327,072
Income tax expense	3,449,599	—	—	(72,211	)(4ee)	3,377,388	188,597	(4hh)	3,565,986

Net income (loss)	$8,322,790	$529,713	$(630,976)	$(5,502,897)		$3,578,341	$(817,255)		$2,761,086

Net income per share of stock — basic	$2.47	$0.01				$0.04			$0.04
Net income per share of stock — diluted	$2.32	$0.01				$0.04			$0.04
Weighted average shares of stock outstanding — basic	3,368,298	56,250,000		24,217,044	(4ff)	83,835,342	13,217,044	(4ff)	72,835,342
Weighted average shares of stock outstanding — diluted	3,592,061	56,250,000		23,993,281	(4ff)	83,835,342	12,993,281	(4ff)	72,835,342

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for as reverse recapitalization in accordance with GAAP. Under this method of accounting, Pace will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Accel issuing stock for the net assets of Pace, accompanied by a recapitalization. The net assets of Pace will be stated at historical cost, with no goodwill or other intangible assets recorded. All direct costs of the Business Combination will be recorded as an offset to additional-paid-in-capital, consistent with the accounting for a reverse recapitalization.

On September 17, 2019, Accel completed the acquisition of 100% of the outstanding membership interests of Grand River. The acquisition of Grand River by Accel was accounted for as a business combination under ASC Topic 805, Business Combinations (“ASC 805”) and Accel, as the accounting acquirer, recorded the assets acquired and liabilities assumed at fair value on a preliminary basis.

The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Accel.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination and the other related transactions include estimated fees related to advisory, legal and accounting fees.

The pro forma adjustments represent management’s estimates based on information available as of the date of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the business combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrently with the consummation of the business combination are not included in the unaudited pro forma condensed combined statements of operations.

Description of Business Combination

Pursuant to and in connection with the Transaction Agreement, the following transactions will occur:

•	the Stock Purchase, including the Business Combination Private Placement;

•	the Merger;

•	the Pace Domestication;

•	the Sponsor Transactions;

•	the distribution by Pace Sponsor to Pace Sponsor Members of all of Pace Sponsor’s Class A-1 Shares, Class A-2 Shares and remaining Private Placement Warrants;

•	the Director Class F Share Exchange; and

•	the Investment Private Placement.

The combined pro forma financial information was prepared assuming the aggregate consideration for the Business Combination will be approximately $651.2 million, amounts payable in the form of $350.0 million in cash, and newly issued Class A-1 Shares valued at $10.25 per share, for presentation purposes.

The following presents the aggregate consideration assuming no additional redemptions and assuming maximum redemptions:

	Pro Forma Assuming No Additional Redemptions	Pro Forma Assuming Maximum Redemptions
Shares transferred at closing	29,385,934	29,385,934
Value per share(1)	$10.25	$10.25

Total share consideration	$301,222,294	$301,222,294
Plus: Cash consideration(2)	350,000,000	350,000,000

Total consideration at closing	$651,222,294	$651,222,294

(1)

For illustrative purposes, based on the balance of the Trust Account of approximately $427,988,915 as of June 30, 2019 after September 20, 2019 redemptions, the estimated per share redemption price would have been approximately $10.25.

(2)	The voting and economic interest of Pace shareholders set forth in this proxy statement/prospectus assume the Sellers make aggregate Cash Elections of $350,000,000.

Note 2. Reclassifications

As described in Note 1, Accel completed its acquisition of Grand River on September 17, 2019. These unaudited pro forma condensed combined financial statements incorporate the financial statements of Grand River as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018. As part of preparing these unaudited pro forma condensed combined financial statements, certain reclassifications of Grand River’s historical financial statements were made to align to Accel’s financial statement presentation as detailed below.

Grand River Jackpot, LLC and Subsidiary

Unaudited Consolidated Balance Sheet

As of June 30, 2019

	Grand River	Presentation Adjustments		Grand River (as adjusted)
Current assets:
Cash	$10,634,920	$—		$10,634,920
Receivables	79,693	(79,693	)(2a)	—
Inventories	326,961	(326,961	)(2a)	—
Prepaid expenses	—	380,837	(2b)	380,837
Prepaid expenses and other assets	380,837	(380,837	)(2b)	—
Other current assets	—	406,654	(2a)	406,654

Total current assets	11,422,411	—		11,422,411

Property and equipment:
Land and land improvements	74,737	(74,737	)(2c)	—
Building and building improvements	901,774	(901,774	)(2c)	—
Furniture and equipment	45,754,866	(45,754,866	)(2c)	—
Vehicles	1,583,539	(1,583,539	)(2c)	—

	48,314,916	(48,314,916)		—
Less accumulated depreciation	(37,671,249)	37,671,249	(2c)	—

Net property and equipment	10,643,667	(10,643,667)		—
Property and equipment, net	—	10,643,667	(2c)	10,643,667
Location contracts acquired, net	—	2,612,417	(2d)	2,612,417
Intangible contract rights and noncompete agreements, net of accumulated amortization	2,612,417	(2,612,417	)(2d)	—

	24,678,495	—		24,678,495

Liabilities and Members’ (Deficit)

Current liabilities:
Current maturities of long-term debt	548,480			548,480
Current portion of consideration payable	—	46,168	(2e)	46,168
Current maturities of long-term debt for intangible contract rights	46,168	(46,168	)(2e)	—
Accounts payable	1,964,097			1,964,097
Related party accounts payable	608,961			608,961
Accrued expenses	2,970,166			2,970,166

Total current liabilities	6,137,872	—		6,137,872
Long-term debt, less current maturities, net	48,603,418			48,603,418
Consideration payable, less current portion	—	108,825	(2f)	108,825
Long-term debt for intangible contract rights, less current maturities	108,825	(108,825	)(2f)	—
Other long-term related party payable	4,980,362			4,980,362

	53,692,605	—		53,692,605
Members’ (deficit)	(35,151,982)	—		(35,151,982)

	24,678,495	—		24,678,495

Grand River Jackpot, LLC and Subsidiary

Unaudited Consolidated Statement of Operations

For the Six Months Ended June 30, 2019

	Grand River	Presentation Adjustments		Grand River (as adjusted)
Net revenue:
Gaming — video gaming terminals	$29,458,013	$—		$29,458,013
Amusement	357,809	—		357,809
ATM fee income	436,637	—		436,637

	30,252,459	—		30,252,459

Expenses:
Salaries and wages	2,235,919	(2,235,919	)(2g)	—
Payroll taxes	183,400	(183,400	)(2g)	—
Employee benefits	218,082	(218,082	)(2g)	—

Personnel costs	2,637,401	(2,637,401	)(2g)	—

Video gaming expenses	—	20,045,544	(2h)	20,045,544
General and administrative	—	4,687,063	(2g)	4,687,063
Earnout commissions	725,973	(725,973	)(2h)	—
Gaming taxes	8,837,492	(8,837,492	)(2h)	—
Video gaming terminals fees	10,482,079	(10,482,079	)(2h)	—
Amusement	33,322	(33,322	)(2g)	—
Supplies	115,667	(115,667	)(2g)	—
Advertising	171,882	(171,882	)(2g)	—
Contractual services	201,382	(201,382	)(2g)	—
Taxes and license fees	64,037	(64,037	)(2g)	—
Auto fuel and licenses	116,468	(116,468	)(2g)	—
Travel	47,465	(47,465	)(2g)	—
Repair and maintenance	413,928	(413,928	)(2g)	—
Rent	10,818	(10,818	)(2g)	—
Insurance	156,234	(156,234	)(2g)	—
Utilities and telephone	324,916	(324,916	)(2g)	—
Legal and professional fees	293,895	(293,895	)(2g)	—
Related party management service fee	99,648	(99,648	)(2g)	—
Amortization of intangible assets	916,566	(916,566	)(2i)	—
Amortization of route and customer acquisition costs and location contracts acquired	—	916,566	(2i)	916,566
Depreciation	2,297,421	(2,297,421	)(2j)	—
Depreciation and amortization of property and equipment	—	2,297,421	(2j)	2,297,421
Gain on sale of property and equipment	(62,335)	62,335	(2k)	—
Other	52,236	(62,335	)(2k)	(10,099)

Other operating expenses	25,299,094	2,637,401		27,936,495

Operating income	2,315,964	—		2,315,964
Other:
Amortization of debt issuance costs	60,600	(60,600	)(2I)	—
Interest	2,886,340	60,600	(2I)	2,946,940

	2,946,940	—		2,946,940

Net (loss)	$(630,976)	$—		$(630,976)

Grand River Jackpot, LLC and Subsidiary

Unaudited Consolidated Statement of Operations

For the Year Ended December 31, 2018

	Grand River	Presentation Adjustments		Grand River (as adjusted)
Net revenue:
Gaming — video gaming terminals	$54,754,771	$—		$54,754,771
Amusement	665,139	—		665,139
ATM fee income	769,753	—		769,753

	56,189,663	—		56,189,663

Expenses:
Salaries and wages	4,205,769	(4,205,769	)(2g)	—
Payroll taxes	327,267	(327,267	)(2g)	—
Employee benefits	451,764	(451,764	)(2g)	—

Personnel costs	4,984,800	(4,984,800	)(2g)	—

Video gaming expenses	—	37,667,994	(2h)	37,667,994
General and administrative	—	8,749,532	(2g)	8,749,532
Earnout commissions	1,762,901	(1,762,901	)(2h)	—
Gaming taxes	16,426,612	(16,426,612	)(2h)	—
Video gaming terminals fees	19,478,481	(19,478,481	)(2h)	—
Amusement	46,630	(46,630	)(2g)	—
Supplies	211,498	(211,498	)(2g)	—
Advertising	247,317	(247,317	)(2g)	—
Contractual services	439,867	(439,867	)(2g)	—
Taxes and license fees	100,869	(100,869	)(2g)	—
Auto fuel and licenses	254,180	(254,180	)(2g)	—
Travel	70,922	(70,922	)(2g)	—
Repair and maintenance	713,075	(713,075	)(2g)	—
Rent	15,636	(15,636	)(2g)	—
Insurance	269,791	(269,791	)(2g)	—
Utilities and telephone	636,284	(636,284	)(2g)	—
Legal and professional fees	559,367	(559,367	)(2g)	—
Related party management service fee	199,296	(199,296	)(2g)	—
Amortization of intangible assets	2,102,017	(2,102,017	)(2i)	—
Amortization of route and customer acquisition costs and location contracts acquired	—	2,102,017	(2i)	2,102,017
Depreciation	6,354,531	(6,354,531	)(2j)	—
Depreciation and amortization of property and equipment	—	6,354,531	(2j)	6,354,531
Gain on sale of property and equipment	(63,478)	63,478	(2k)	—
Other	102,794	(63,478	)(2k)	39,316

Other operating expenses	49,928,590	4,984,800		54,913,390

Operating income	1,276,273	—		1,276,273
Other:
Amortization of debt issuance costs	121,200	(121,200	)(2l)	—
Interest	5,547,289	121,200	(2l)	5,668,489

	5,668,489	—		5,668,489

Net (loss)	$(4,392,216)	$—		$(4,392,216)

Reclassification of Grand River’s Consolidated Balance Sheet

(a)	Other current assets — $79,693 in receivables and $326,961 in inventories were reclassified to “Other current assets.”

(b)	Prepaid expenses — $380,837 in prepaid expenses and other assets was reclassified to “Prepaid expenses.”

(c)

Property and equipment, net — Net property and equipment, consisting of $74,737 in land and land improvements, $901,774 in building and building improvements, $45,754,866 in furniture and equipment, $1,583,539 in vehicles, and $37,671,249 in accumulated depreciation were reclassified to “Property and equipment, net.”

(d)	Location contracts acquired, net — $2,612,417 in intangible contract rights and noncompete agreements, net of accumulated amortization was reclassified to “Location contracts acquired, net.”

(e)	Current portion of consideration payable — $46,168 in current maturities of long-term debt for intangible contract rights was reclassified to “Current portion of consideration payable.”

(f)	Consideration payable, less current portion — $108,825 in long-term debt for intangible contract rights, less current maturities was reclassified to “Consideration payable, less current portion.”

Reclassification of Grand River’s Consolidated Statements of Operations

(g)

General and administrative — For the six months ended June 30, 2019, $4,687,063 was reclassified to “General and administrative” from salaries and wages, payroll taxes, employee benefits, amusement, supplies, advertising, contractual services, taxes and license fees, auto fuel and licenses, travel, repair and maintenance, rent, insurance, utilities and telephone, legal and professional fees, and related party management service fees. For the year ended December 31, 2018, $8,749,532 was reclassified to “General and administrative” from salaries and wages, payroll taxes, employee benefits, amusement, supplies, advertising, contractual services, taxes and license fees, auto fuel and licenses, travel, repair and maintenance, rent, insurance, utilities and telephone, legal and professional fees, and related party management service fees.

(h)

Video gaming expenses — For the six months ended June 30, 2019, $20,045,544 was reclassified to “Video gaming expenses” from earnout commissions, gaming taxes, and video gaming terminals fees. For the year ended December 31, 2018, $37,667,994 was reclassified to “Video gaming expenses” from earnout commissions, gaming taxes, and video gaming terminals fees.

(i)

Amortization of route and customer acquisition costs and location contracts acquired — For the six months ended June 30, 2019, $916,566 in amortization of intangible assets was reclassified to “Amortization of route and customer acquisition costs and location contracts acquired.” For the year ended December 31, 2018, $2,102,017 in amortization of intangible assets was reclassified to “Amortization of route and customer acquisition costs and location contracts acquired.”

(j)

Depreciation and amortization of property and equipment — For the six months ended June 30, 2019, $2,297,421 in depreciation was reclassified to “Depreciation and amortization of property and equipment.” For the year ended December 31, 2018, $6,354,531 in depreciation was reclassified to “Depreciation and amortization of property and equipment.”

(k)

Other operating expenses — For the six months ended June 30, 2019, $62,335 in gain on sale of property and equipment was reclassified to “Other operating expenses.” For the year ended December 31, 2018, $63,478 in gain on sale of property and equipment was reclassified to “Other operating expenses.”

(l)

Interest — For the six months ended June 30, 2019, $60,600 in amortization of debt issuance costs was reclassified to “Interest.” For the year ended December 31, 2018, $121,200 in amortization of debt issuance costs was reclassified to “Interest.”

Note 3. Preliminary Allocation of Purchase Price

On September 17, 2019, Accel announced that it had completed its acquisition of 100% of the outstanding membership interests of Grand River for approximately $100 million in cash. Grand River is a terminal operator in Illinois with over 1,800 VGTs in over 450 licensed establishments.

The total consideration transferred, $108.6 million, includes the amount paid to Grand River’s members plus additional working capital and contingent consideration. The total purchase consideration for the business combination has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated fair values with the excess recorded as goodwill.

The purchase consideration was preliminarily allocated as follows:

Purchase Price
Cash consideration	$100,000,000
Working capital adjustment	1,337,111
Contingent consideration	7,292,000

$108,629,111

Purchase Price Allocation
Cash and cash equivalents	$10,634,920
Prepaid expenses	380,837
Other current assets	406,654
Goodwill	46,465,931
Property and equipment, net	21,176,000
Location contracts acquired	52,900,000

Total assets	$131,964,342

Accounts payable	1,964,097
Other accrued expenses	2,970,166
Consideration payable	154,993
Deferred tax liability	18,245,975

Total liabilities	$23,335,231

Total Preliminary Fair Value of Net Assets Acquired	$108,629,111

Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of Grand River following the business combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

Note 4. Unaudited Pro Forma Adjustments

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2019 consist of the following:

(a)	Represents release of cash held in the Trust Account that becomes available to fund the Business Combination.

(b)	Close out of the equity of Accel, which is replaced by Class A-1 shares, Class A-2 shares, and estimated cash consideration of $350.0 million in connection with the Business Combination.

(c)	To record payment of deferred underwriters’ fees from the Pace IPO, payable at the consummation of the Business Combination.

(d)	Represents an adjustment to record the payment of estimated costs related to the Business Combination, which are nonrecurring.

(e)	Issuance and sale of 4,696,675 Class A-1 Shares at a purchase price of $10.22 per share, or an aggregate of approximately $48 million, in the Investment Private Placement.

(f)

Represents actual redemption of 3,247,267 Public Shares on September 20, 2019 at the estimated per share redemption of $10.25 as of June 30, 2019, which is equal to $33.3 million. Actual shares were redeemed at a per share price of $10.29 resulting in a redemption payment of $33.4 million.

(g)	Represents the preliminary net adjustment to cash in connection with the acquisition of Grand River.

Cash consideration transferred	$(100,000,000)
Proceeds of new borrowings, net of issuance fees	99,400,000
Estimated working capital adjustment	(1,337,111)

Unaudited pro forma adjustment	$(1,937,111)

(h)	Represents the elimination of historical property and equipment, net of $10.6 million and recognition of new property and equipment of $21.2 million resulting from the Grand River acquisition.

(i)

Represents the elimination of historical location contracts acquired, net of $2.6 million and recognition of new location contracts acquired of $52.9 million resulting from the Grand River acquisition.

(j)	Represents the recognition of goodwill as a result of the Grand River acquisition.

(k)	Represents the extinguishment of Grand River’s existing debt of $49.2 million, which includes a current portion of $0.5 million and unamortized debt issuance costs of $0.3 million.

(l)	Represents contingent consideration payable to Grand River members based on the preliminary purchase price allocation.

(m)	Represents the extinguishment of Grand River’s related party payable of $5.6 million, which includes a current portion of $0.6 million.

(n)	Represents the estimated adjustment for deferred tax taxes as result of tax impact from changes in assets and liabilities due to the acquisition of Grand River.

(o)	Represents the reclassification of the redeemable portion of the Public Shares to permanent equity and conversion of Public Shares to Class A-1 Shares in connection with the Pace Domestication.

(p)	Represents the conversion of Founder Shares to Class F Shares in connection with the Pace Domestication.

(q)	Surrender of 1,250,000 Class F Shares and exchange of 10,000,000 Class F Shares for 8,000,000 Class A-1 Shares and 2,000,000 Class A-2 Shares in the Class F Share Exchange.

(r)	Elimination of historical retained earnings of Pace.

(s)	Elimination of historical equity of Grand River.

(t)

Represents the maximum redemption of 11,000,000 Public Shares at the estimated per share redemption of $10.25, which is equal to $112.8 million, being the balance of the Trust Account as of June 30, 2019, divided by 41,752,733 Public Shares held by Pace public shareholders after September 20, 2019 redemption.

(u)	Represents additional net debt of $30.0 million cash proceeds from the issuance of the new financing to fund the maximum redemptions as part of the Business Combination.

The pro forma adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 consist of the following:

(aa)

Represents the elimination of historical depreciation expense of Grand River, and recognition of depreciation expense in connection with fair value of property and equipment. The adjustment in depreciation is based on the estimated fair value and Accel’s historical useful lives of 7 years to 35 years and is calculated using the straight-line method. Grand River’s historic useful lives ranged between 3 to 40 years.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Estimated preliminary depreciation expense on property and equipment	$1,479,257	$2,958,514
Less: historical depreciation expense	(2,297,421)	(6,354,531)

Unaudited pro forma adjustment	$(818,164)	$(3,396,017)

(bb)

Represents the elimination of historical amortization expense of Grand River, and recognition of amortization expense in connection with fair value of intangibles related to location contracts acquired. The fair value of identifiable intangible asset is determined using the “income approach”. Amortization expense of fair value intangibles is calculated using the straight-line method over the estimated remaining useful lives of 12 years.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Estimated preliminary amortization expense on intangible assets	$2,204,167	$4,408,333
Less: historical amortization expense	(916,566)	(2,102,017)

Unaudited pro forma adjustment	$1,287,601	$2,306,316

(cc)	Elimination of interest income on the Trust Account. There is no related tax impact.

(dd)	Interest expense on the proceeds from the credit facilities drawn used to finance the acquisition of Grand River and the reversal of interest expense on historical Grand River debt.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Estimated preliminary interest expense on additional borrowings, including amortization of debt issuance costs	$2,087,229	$4,192,257
Less: historical interest expense and amortization of debt issuance costs	(2,946,940)	(5,668,489)

Unaudited pro forma adjustment	$(859,711)	$(1,476,232)

(ee)

Represents the net impact on income taxes resulting from an income tax benefit attributable to application of the statutory tax rate of 30% for the periods presented. The tax impacts of the Business Combination were estimated on the applicable law in effect on June 30, 2019, inclusive of the effects of the Tax Act.

(ff)

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the Pace Shares issuable relating to the Business Combination have been outstanding for the entire period presented.

Weighted average Pace Shares outstanding — basic and diluted is calculated as follows:

	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pace Public Shareholders	41,752,733	30,752,733
Pace Initial Shareholders	7,500,000	7,500,000
Private Placement Investors	4,696,675	4,696,675
Donor-Advised Fund	500,000	500,000
Accel Shareholders	29,385,934	29,385,934

Pro Forma Shares Outstanding — Basic & Diluted	83,835,342	72,835,342

(gg)

Represents additional interest and amortization of debt issuance costs of $0.6 million and $1.3 million for the six months ended June 30, 2019 and year ended December 31, 2018, respectively, associated with the additional debt drawn to fund maximum redemptions in connection with the Business Combination as described in note 4(u) above as if the debt had been issued as of the earliest period presented.

(hh)

Represents tax provision adjustment for additional debt as described in note 4(u) at a statutory rate of 30.0% related to the operating adjustments for the for the periods presented. The tax impacts of the Business Combination were estimated on the applicable laws in effect for the periods presented, inclusive of the effects of the Tax Act.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Comparative Per Share Data of Pace

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the NYSE on June 12, 2019, the last trading day before the Business Combination was publicly announced, and on [●], 2019, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (TPGH.U)	Public Shares (TPGH)	Public Warrants (TPGH.WS)
June 12, 2019	$10.81	$10.32	$1.39
[●], 2019	$[●]	$[●]	$[●]

The market prices of Pace securities could change significantly. Because the Pace conversion/exchange ratio will not be adjusted for changes in the market prices of the Public Shares, the value of the Pace Shares that Pace shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of Public Shares on the date of the Transaction Agreement, the date of this proxy statement/prospectus, and the date on which Pace shareholders vote on adoption of the Transaction Agreement. Pace shareholders are urged to obtain current market quotations for Pace securities before making their decision with respect to the adoption of the Transaction Agreement.

Comparative Per Share Data of Accel

Historical market price information regarding Accel is not provided because there is no public market for Accel Stock.

Comparative Historical and Pro Forma Per Share Data

The following table sets forth:

•	historical per share information of Pace for the year ended December 31, 2018 and the six months ended June 30, 2019;

•	historical per share information of Accel for the year ended December 31, 2018 and the six months ended June 30, 2019;

•	unaudited pro forma net income and cash dividends per share information giving effect to the Business Combination as if it had been completed on January 1, 2018; and

•

unaudited pro forma per share information of Pace for the year ended December 31, 2018 and the six months ended June 30, 2019, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Additional Redemptions: This scenario assumes that no additional Public Shares are redeemed other than the September 20, 2019 redemption of 3,247,267 Public Shares; and

•

Assuming Maximum Redemptions: This scenario assumes aggregate redemption payments of approximately $112.8 million. The maximum redemption amount is derived from the closing condition in the Transaction Agreement providing that the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22.5 million) and the Accel transaction expenses (which shall be deemed to be $17.0 million) must equal or exceed the lesser of (x) $350.0 million and (y) the aggregate Cash Elections of all the shareholders of Accel. Pursuant to the Transaction Agreement, such amount described in (ii) above will not, unless otherwise mutually agreed between the Accel Board and Pace Sponsor, cause Surviving Newco to exceed a leverage ratio of 2.5x LTM EBITDA (as defined in the Transaction Agreement) of Accel as at September 30, 2019, and, in calculating the leverage ratio, Pace will exclude acquisitions undertaken by Accel prior to the closing of the Stock Purchase, including Accel’s acquisition of 100% of the outstanding membership interests of Grand River for approximately $100.0 million. As of September 30, 2019, proceeds available under the Credit Agreement within this limitation were approximately $30.0 million, which may be further expanded to the extent that Pace arranges for an alternative credit facility prior to closing of the Stock Purchase, subject to the leverage ratio limitations set forth in the Transaction Agreement. The maximum redemption amount assumes maximum aggregate Cash Elections from Sellers of $350.0 million and available proceeds under the Credit Agreement of approximately $30.0 million, and is calculated based on the Trust Account balance of approximately $461.3 million as of June 30, 2019 less (a) September 20, 2019 redemptions of approximately $33.3 million and (b) minimum net tangible assets of $5.0 million as required by the Articles, approximately $30.0 million available proceeds under the Credit Agreement as of September 30, 2019 and approximately $48.0 million gross proceeds from the Investment Private Placement. The maximum redemption amount of $112.8 million represents the redemption of approximately 11 million public shares, calculated by dividing the maximum redemption amount of approximately $112.8 million by estimated per share redemption value of approximately $10.25 (equal to the Trust Account balance of approximately $461.3 million divided by 45.0 million outstanding Public Shares, in each case as of June 30, 2019).

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Accel, and the accompanying notes to such financial statements, that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact Pace’s financial condition include risks that effect Accel’s operations, any failures of Pace to manage its growth effectively or to respond to the demand of licensed establishment partners following the consummation of the Business Combination, any inability to complete acquisitions and integrate acquired businesses, strict government regulation that is subject to frequent amendment, repeal or new interpretation and general economic uncertainty and the effect of general economic conditions on the gaming industry. For more information on the risks, please see the section entitled “Risk Factors.”

	Historical(1)		Assuming No Additional Redemptions	Assuming Maximum Redemptions
	Accel	Pace
Book value per share(2)	$18.80	$0.09	$1.76	$0.48
Basic net income per share for the six months ended June 30, 2019	$2.47	$0.01	$0.04	$0.05
Basic net income per share for the year ended December 31, 2018	$3.22	$0.12	$0.11	$0.13
Diluted net income per share for the six months ended June 30, 2019	$2.32	$0.01	$0.04	$0.05
Diluted net income per share for the year ended December 31, 2018	$2.99	$0.12	$0.11	$0.13
Cash dividends per share	$—	$—	$—	$—

(1)

No Historical comparative data shown for Grand River as the entity is a two member LLC and no such data is disclosed in the historical financials. Refer to the historical financial statements included elsewhere in this proxy statement/prospectus.

(2)	Book value per share = (Total equity)/shares outstanding as of June 30, 2019.

BUSINESS OF PACE AND CERTAIN INFORMATION ABOUT PACE

General

Pace is a blank check company incorporated on February 14, 2017 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pace also has neither engaged in any operations nor generated any revenue to date. Based on its business activities, Pace is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Prior to the Pace IPO, on February 22, 2017, Pace Sponsor purchased 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On June 19, 2017, Pace Sponsor transferred 40,000 Founder Shares to each of Pace’s five independent directors at their original purchase price. On August 14, 2017, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. As of June 30, 2019, Pace Sponsor and five independent directors, collectively, held 11,250,000 Founder Shares.

On June 30, 2017, Pace consummated the Pace IPO of 45,000,000 Public Units (which included the purchase of 5,000,000 Public Units subject to the underwriters’ 6,000,000 Public Unit over-allotment option) at a price of $10.00 per Public Unit, generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each Public Unit consists of one Public Share and one-third of one Public Warrant. Each Public Warrant entitles the holder to purchase one-third of one Public Share for $11.50 per share. Simultaneous to the closing of the Pace IPO, Pace completed the private placement of an aggregate 7,333,333 Private Placement Warrants to Pace Sponsor, each exercisable to purchase one Public Share for $11.50 per share, at a price of $1.50 per Private Placement Warrant.

Pace received gross proceeds from the Pace IPO and the sale of the Private Placement Warrants of $450,000,000 and $11,000,000, respectively, for an aggregate of $461,000,000. $450,000,000 of the gross proceeds was deposited in the Trust Account with Continental Stock Transfer & Trust Company (the “Trustee”). At the closing of the Pace IPO, the remaining $11,000,000 was held outside of the Trust Account, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to Pace Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the Trust Account may be released to Pace to pay tax obligations. On January 2, 2018, Pace invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. On September 12, 2019, Pace transferred a portion of the funds held in the Trust Account to a non-interest bearing U.S.-based trust account at J.P. Morgan Chase Bank, N.A.

On September 20, 2019, at the Extension EGM, the holders of 3,247,267 Public Shares indicated that they wished to exercise their right under the Articles to redeem their Public Shares for cash at a redemption price of approximately $10.29 per share, for an aggregate redemption amount of approximately $33,416,715. These Public Shares were redeemed on September 25, 2019, in accordance with the Articles. As of September 30, 2019 proceeds and interest totaling approximately $429,732,943 were held in the Trust Account.

On August 17, 2017, Pace announced that, commencing August 18, 2017, holders of the 45,000,000 Public Units sold in the Pace IPO may elect to separately trade the Public Shares and Public Warrants included in the Public Units. Those Public Units not separated continue to trade on the NYSE under the symbol “TPGH.U” and the Public Shares and Public Warrants that are separated trade on the NYSE under the symbols “TPGH” and “TPGH.WS,” respectively.

Initial Business Combination

The NYSE rules require that Pace’s initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of Pace’s signing a definitive agreement in connection an initial business combination. The Pace Board has determined that the fair market value of the Business Combination meets the test.

Submission of Pace’s Initial Business Combination to a Shareholder Vote

The Extraordinary General Meeting of Pace to which this proxy statement/prospectus relates is to solicit your approval of, among other things, the Business Combination. The Pace public shareholders may exercise their redemption rights whether they vote for, against or abstain from voting on the Business Combination. If the Business Combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The Pace Initial Shareholders, including the Pace Sponsor, directors and officers, have agreed to vote any Founder Shares and any Public Shares purchased during or after the Pace IPO in favor of the Business Combination.

Redemption Rights for Public Shareholders

Pace is providing its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, which interest shall be net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.29 per Public Share as of September 30, 2019. The per-share amount Pace will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that Pace will pay to the underwriters. Redemptions referred to herein shall take effect as repurchases under the Articles. The Pace Initial Shareholders, officers and directors of Pace have entered into the Sponsor Letter Agreement with Pace, pursuant to which they have agreed to waive their redemption rights, with respect to their Founder Shares and any Public Shares they may hold, in connection with the completion of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, the Articles provide that any individual public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group,” as defined under Section 13 of the Exchange Act, is restricted from seeking redemption rights with respect to Public Shares held in excess of 15% of the total Public Shares issued as part of the Public Units sold in the Pace IPO (“Excess Shares”), or 6,750,000 Public Shares. However, Pace has not restricted public shareholders’ ability to vote all of their shares, including Excess Shares, for or against a business combination. Pace Initial Shareholders, officers and directors have, pursuant to the Sponsor Letter Agreement, waived their right to have any Founder Shares or Public Shares held by them redeemed in connection with a business combination. Unless any of Pace’s other affiliates acquires Founder Shares through a permitted transfer from a Pace Initial Shareholder, and thereby becomes subject to the Sponsor Letter Agreement, no such affiliate is subject to this waiver. However, to the extent any such affiliate acquires Public Shares, such affiliate would be a public shareholder and restricted from seeking redemption rights with respect to any Excess Shares.

Redemption of Public Shares and Liquidation if No Business Combination

Pace executed a letter of intent with Accel with respect to the Business Combination on May 23, 2019, and accordingly pursuant to the Sponsor Letter Agreement and the Articles, has until December 31, 2019 to complete a business combination. If Pace is unable to complete a business combination prior to December 31, 2019, Pace will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders, including the right to receive further liquidating distributions, if any, subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Pace shareholders and the Pace Board, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Public Warrants and Private Placement Warrants, which will expire worthless if Pace fails to complete a business combination by December 31, 2019.

The Pace Initial Shareholders, officers and directors have entered into the Sponsor Letter Agreement with Pace, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete a business combination by December 31, 2019. However, to the extent the Pace Initial Shareholders, directors or officers own Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Pace fails to complete a business combination prior to December 31, 2019.

The Pace Sponsor, officers and directors have agreed, pursuant to the Sponsor Letter Agreement with Pace, that they will not propose any amendment to the Articles that would affect the substance or timing of Pace’s obligation to redeem 100% of Public Shares if Pace does not complete a business combination prior to December 31, 2019, unless Pace provides its public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account and not previously released to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares. However, Pace may not redeem its Public Shares in an amount that would cause Pace’s net tangible assets to be less than $5,000,001 so that Pace is not subject to the SEC’s “penny stock” rules.

Pace expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from the $692,097 of cash held outside the Trust Account as of June 30, 2019, although Pace cannot assure that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing a plan of dissolution, to the extent that there is any earned interest in the Trust Account, net of any funds required to pay taxes, Pace may request the Trustee to release to Pace an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If Pace were to expend all proceeds of the Pace IPO and sale of Private Placement Warrants held outside of the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by public shareholders upon Pace’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Pace creditors which would have higher priority than the claims of Pace public shareholders. Pace cannot assure that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. While Pace intends to pay such amounts, if any, it cannot assure that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Pace will seek to have all third parties, service providers other than Pace’s independent auditors, prospective target businesses or other entities with which Pace does business execute agreements with Pace waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Pace assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Pace’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Pace than any alternative. Examples of possible instances where Pace may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Pace management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pace and will not seek recourse against the Trust Account for any reason. Upon redemption of Public Shares, if Pace is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, Pace will be required to provide for payment of claims of creditors that were not waived that may be brought against Pace within the 10 years following redemption. The Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace cannot assure, however, that the Pace Sponsor would be able to satisfy those obligations. None of Pace’s other officers will indemnify Pace for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, and the Pace Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Pace’s independent directors would determine whether to take legal action against the Pace Sponsor to enforce its indemnification obligations. While Pace currently expects that its independent directors would take legal action on Pace’s behalf against the Pace Sponsor to enforce its indemnification obligations to Pace, it is possible that Pace’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Pace cannot assure that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per Public Share.

Pace will seek to reduce the possibility that the Pace Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers other than Pace’s independent auditors, prospective target businesses or other entities with which Pace does business execute agreements with Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Pace Sponsor will also not be liable as to any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. In the event that Pace liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Pace’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Pace’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Pace cannot assure that it will be able to return $10.00 per share to public shareholders. Additionally, if Pace files a bankruptcy petition or an involuntary bankruptcy petition is filed against Pace that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Pace shareholders. Furthermore, the Pace Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Pace to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Pace cannot assure that claims will not be brought against Pace for these reasons.

Amended and Restated Memorandum and Articles of Association

The Articles contain certain requirements and restrictions that apply to Pace until the consummation of a business combination. If Pace seeks to amend any provisions of the Articles relating to shareholders’ rights or pre-business combination activity, Pace will provide public shareholders with the opportunity to redeem their Public Shares in connection with any such amendment. The Pace Initial Shareholders, officers and directors have agreed to waive any redemption rights with respect to their Founder Shares and any Public Shares held in connection with the completion of a business combination. Specifically, the Articles provide, among other things, that:

•

prior to the consummation of a business combination, Pace shall either (i) seek shareholder approval of the business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account and not previously released to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and net of taxes payable, or (ii) provide public shareholders with the opportunity to tender their shares to Pace by means of a tender offer, and thereby avoid the need for a shareholder vote, for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on funds held in the Trust Account and not previously released to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and net of taxes payable, in each case subject to the limitations described herein;

•

Pace will consummate a business combination only if it has net tangible assets of at least $5,000,001 upon such consummation and, solely if Pace seeks shareholder approval, a majority of the outstanding Pace Ordinary Shares voted are voted in favor of the business combination;

•

if Pace’s business combination is not consummated by December 31, 2019 but has not completed the initial business combination as of such date, then Pace will liquidate and distribute all funds held in the Trust Account to its public shareholders and Pace’s existence with terminate; and

•

prior to a business combination, Pace may not issue additional ordinary shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any business combination.

These provisions cannot be amended without the approval of holders of at least two-thirds of Pace Ordinary Shares. The Articles provide that Pace may consummate a business combination only if approved by holders of a majority of Pace Ordinary Shares voting at a duly held shareholders meeting.

Annual Meeting

In accordance with the NYSE corporate governance requirements, Pace is required to hold an annual meeting until no later than two years after the first full fiscal year end following Pace’s listing on the NYSE. There is no requirement under the Companies Law for Pace to hold annual or general meetings or elect directors. The Extraordinary General Meeting will be held in lieu of the 2019 annual general meeting of Pace. In addition, as holders of the Public Shares, Pace’s public shareholders will not have the right to vote on the election of directors prior to consummation of Pace’s initial business combination.

Conflicts of Interest

TPG manages several investment vehicles. Funds managed by TPG or its affiliates may compete with Pace for acquisition opportunities in the same industries and sectors as Pace may target for a business combination. If these funds decide to pursue any such opportunity, Pace may be precluded from procuring such opportunities. In addition, investment ideas generated within TPG, including by Mr. Peterson and other persons who may make decisions for Pace, may be suitable for both Pace and for a current or future TPG fund, and may be directed to such investment vehicle rather than to Pace, subject to applicable fiduciary duties. Neither TPG nor members of Pace’s management team who are also employed by TPG have any obligation to present Pace with any opportunity for a potential business combination of which they become aware solely in their capacities as officers or managing directors of TPG. TPG and/or Pace’s management, in their capacities as officers or managing directors of TPG or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future TPG investment vehicles, or third parties, before they present such opportunities to Pace.

Each of Pace’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Pace’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such a business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Pace does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect Pace’s ability to complete a business combination.

Indemnity

The Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a vendor (other than Pace’s independent auditors) for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. Claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account are also an exception to this agreement with the Pace Sponsor, as are any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace has not independently verified whether the Pace Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Pace Sponsor’s only assets are securities of Pace and, therefore, the Pace Sponsor may not be able to satisfy those obligations. Pace has not asked the Pace Sponsor to reserve for such eventuality as Pace believes the likelihood of the Pace Sponsor having to indemnify the Trust Account is limited because Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Employees

Pace currently has three executive officers. Members of the Pace management team are not obligated to devote any specific number of hours to Pace matters but they intend to devote as much of their time as they deem necessary to Pace’s affairs until it has completed an initial business combination. The amount of time that Mr. Peterson or any other members of Pace management will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the current stage of the business combination process.

Directors, Executive Officers and Corporate Governance

The current directors and executive officers of Pace are as follows:

Name	Age	Title
David Bonderman	76	Chairman
Chad Leat	63	Director
Kathleen Philips	52	Director
Robert Suss	48	Director
Paul Walsh	64	Director
Kneeland Youngblood	63	Director
Karl Peterson	48	President, Chief Executive Officer and Director
Martin Davidson	42	Chief Financial Officer
Eduardo Tamraz	35	Executive Vice President of Corporate Development, Secretary

David Bonderman has served as the Pace Chairman since June 30, 2017. Mr. Bonderman is a Founding Partner of TPG, one of the world’s largest private equity investment firms. He was also a co-founder of both Hotwire.com and CoStar Group, Inc., a leading data company for commercial real estate. From 1993 to 1996, Mr. Bonderman served as the chairman of Continental Airlines, Inc. in order to lead its emergence from bankruptcy. In addition, he has also played a leading role in many of TPG’s turnaround investments including Ducati Motor Holdings, S.p.A., Armstrong World Industries, Inc., Burger King Holdings, Inc. and Seagate Technology plc, among others.

Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (RMBG), now doing business as Keystone Group, L.P., in Fort Worth, Texas. Prior to joining RMBG in 1983, he was a partner in the law firm of Arnold & Porter in Washington, D.C. where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, he was a Fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, he was Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman graduated magna cum laude from Harvard Law School where he was a member of the Harvard Law Review and a Sheldon Fellow. He is a graduate of the University of Washington in Seattle, Washington.

In the past five years, Mr. Bonderman also serves or has served on the board of directors of several public companies, including: Allogene Therapeutics, Inc. of which he is Chairman; Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.); China International Capital Corporation Limited; CoStar Group, Inc. (formerly known as Realty Information Group); Energy Future Holdings, Corp.; General Motors Company; Kite Pharma, Inc.; Ryan Air Holdings, plc, of which he is Chairman; Univision Holdings, Inc.; VTB Group; and TPG Pace Energy Holdings Corp. Mr. Bonderman is well-qualified to serve as a director given his significant directorship experience and his previous role as the Chairman of Pace Holdings Corp., a blank check vehicle sponsored by TPG.

Chad Leat has served as a director of Pace since June 30, 2017. Mr. Leat is a retired Vice Chairman of Global Banking at Citigroup Inc., and has nearly thirty years of markets and banking experience on Wall Street.

He is a leader and innovator in corporate credit and M&A finance. Mr. Leat joined Salomon Brothers in 1997 as a partner in High Yield Capital Markets and then joined Citigroup in 1998 from where he retired in 2013 as Vice Chairman of Global Investment Banking. Over the years he served on the firm’s Investment Banking Management Committee, the Fixed Income Management Committee and the Capital Markets Origination Committee. From 1998 until 2005 he served as the Global Head of Loans and Leveraged Finance. He grew this business from a small second-tier position to one of the largest loan and high-yield businesses on Wall Street. During the financial crisis, Mr. Leat helped Citigroup work through many challenging risk, regulatory and client issues.

Mr. Leat began his career on Wall Street at The Chase Manhattan Corporation in their Capital Markets Group in 1985 where he ultimately became the head of their highly successful Syndications, Structured Sales and Loan Trading businesses. This group was on the cutting edge of the fast-developing loan market and Mr. Leat was one of a handful of market professionals associated with the development and creation of this now vibrant capital market.

Mr. Leat serves on the board of directors of Norwegian Cruise Lines Ltd and is the Chairman of the Audit Committee and also serves on the compensation committee. He is Chairman of the board of directors of MidCap Financial, PLC, a middle-market direct commercial lending business, and of J. Crew Group, Inc. He has previously served as Chairman of the board of directors of HealthEngine LLC, a healthcare technology company, a member of the board of directors of Global Indemnity, PLC, a Cayman-based provider of property and casualty insurance, TPG Pace Energy Holdings Corp. and Pace Holdings Corp., special purpose acquisition vehicles associated with TPG where he was Chairman of the Audit Committees and BAWAG P.S.K., one of the largest banks in Austria.

Mr. Leat is dedicated to many civic and philanthropic organizations. He is a member of the Economic Club of New York and has served on the boards of several charitable organizations. Currently, he is a member of the Board of Directors of The Hampton Classic Horse Show and is a Trustee of the Parrish Museum of Art. Mr. Leat is a graduate of the University of Kansas, where he received his Bachelors of Science degree. Mr. Leat is well-qualified to serve as a director because of his significant directorship experience and his previous role as a director of Pace Holdings Corp.

Kathleen Philips has served as a director of Pace since June 30, 2017. Ms. Philips has served as an advisor at Zillow Group, Inc. since January 2019. During her tenure with Zillow Group, Ms. Philips has held many leadership positions, including chief legal officer from September 2014 until December 2018, secretary from July 2010 until December 2018, chief financial officer and treasurer from August 2015 until May 2018, chief operating officer from August 2013 to August 2015 and general counsel from July 2010 to September 2014. Prior to joining Zillow Group, Ms. Philips served as general counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as general counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as general counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as general counsel at Hotwire, Inc. from 2001 to 2004 and as its corporate counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from the University of Chicago. Ms. Philips is well-qualified to serve as a director because of her senior management experience at a growth-oriented, publicly-traded company.

Robert Suss has served as a director of Pace since June 30, 2017. Mr. Suss is the Co-Chief Executive Officer of UK Agricultural Finance, a specialist lender in the UK serving the agricultural community as well as the founder of Global Tower Solutions, a privately held company based in the UK that focuses on delivering off grid energy solutions in developing countries where the need for clean energy is growing. Mr. Suss also sits as a Non-Executive Director for Tagsmart, an art authentication tagging and certification company, Chairs the Advisory Board for EG Capital an Emerging Market Debt Manager and he served as a director for Pace Holdings Corp.

Mr. Suss retired from his position as a Managing Director of Goldman Sachs & Co. LLC where he spent 18 years building and turning around a number of businesses in their Investment Management Division. His last role was as Head of Private Wealth Management in London from 2012 to 2015 where his responsibilities included managing UK, Ireland, Belgium, the Netherlands, Luxembourg, Scandinavia, South Africa, Turkey, Israel, NRI and their Charities’ business and developing growth strategies. Prior to this, Mr. Suss was the Head of UK and Ireland Private Wealth Management from 2008 to 2012 when his unit received the prestigious Euromoney peer voted award for Ultra High Net Worth Services for three consecutive years (2009 to 2011). From 2006 to 2008, Mr. Suss served as the Head of Wealth Management Solutions.

Mr. Suss is deeply involved with several philanthropic organizations, serving as Deputy Chair of the Royal Academy of the Arts, and as chair of both its patron committee and its schools’ annual auction and dinner.

Mr. Suss also sits on the advisory board of Global Angels and is a trustee of J.K. Rowling’s endeavour Lumos — both charity organizations work to aid and empower disadvantaged children. He is also a trustee of The Garden Bridge Trust. Mr. Suss received the accolade of being one of GQ’s Best Connected People in the UK in 2014 and 2016.

Mr. Suss graduated from the University of Leeds with a Joint Honours in Economics and Management. Mr. Suss is well-qualified to serve as a director because of his significant directorship experience, his broad experience in the finance sector and his previous role as a director of Pace Holdings Corp.

Paul Walsh has served as a director of Pace since June 30, 2017. Mr. Walsh is Chairman of Compass Group PLC, having been appointed to the role in 2014, and he recently served as Chairman of Ontex Group NV where he helped prepare the company for its initial public offering in June 2014. Mr. Walsh also serves as an advisor for LEK Consultants and TPG Capital LLP, positions he has held since 2014, and served as a director of Pace Holdings Corp.

Previously, Mr. Walsh had a long career with Diageo plc where he served as an advisor from July 2013 through 2014 and as Chief Executive Officer from 2000 to June 2013. Before Diageo plc was formed by the merger of Guinness PLC and Grand Metropolitan plc. Mr. Walsh joined Grand Metropolitan plc’s brewing division in 1982 and became its Finance Director in 1986. Mr. Walsh has also held financial and commercial positions with InterContinental Hotels Group and in Grand Metropolitan’s food business, becoming CEO of the Pillsbury Company, LLC in 1992. He was appointed to the Grand Metropolitan’s Board in 1995 and to the Diageo Board in 1997.

Mr. Walsh is Chairman of Avanti Communications Group PLC and a non-executive director of FedEx Corporation, McDonalds Corporation and Rm2 International Sa. Mr. Walsh previously served as a non-executive director of Unilever PLC and United Spirits Limited. Mr. Walsh is well-qualified to serve as a director because of his significant directorship experience, his broad experience in the retail and services sectors and his previous role as a director of Pace Holdings Corp.

Kneeland Youngblood has served as a director of Pace since June 30, 2017. Mr. Youngblood is a founding partner of Pharos Capital Group, a private equity firm that focuses on providing growth and expansion capital/buyouts in the health care service sector.

He is a director of Mallinckrodt Pharmaceuticals. He is Chairman of the Finance Committee of the President’s Advisory Board of the UT Southwestern Medical Center. He is a former director of Burger King Corporation, Starwood Hotels and Lodging, Gap Inc., Energy Future Holdings (formerly TXU), and Pace Holdings Corp.. He also serves on several private company and not for profit boards.

Mr. Youngblood graduated from Princeton University in 1978 with an A.B in Politics/Science in Human Affairs and earned an M.D. degree from the University of Texas, Southwestern Medical School. He is a member of the Council on Foreign Relations. Mr. Youngblood is well-qualified to serve as a director because of his significant directorship experience and his previous role as a director of Pace Holdings Corp.

Karl Peterson is a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies and other permanent capital solutions for companies. Mr. Peterson has served as a director, President and Chief Executive Officer of Pace since February of 2017. Previously, he served as a director, President and Chief Executive Officer of Pace Holdings Corp. from its inception in 2015 through its Business Combination with Playa Hotels & Resorts B.V. in March of 2017.

From 2010 through 2016, Mr. Peterson was Managing Partner of TPG Europe LLP. Since rejoining TPG in 2004, Mr. Peterson has led investments for TPG in technology, media, financial services, and travel sectors. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com and served as the company’s President and Chief Executive Officer. He led the business from its inception through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman Sachs & Co. LLC. Mr. Peterson is currently a director of Sabre Corporation and Playa Hotels & Resorts B.V.

Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration Degree with High Honors. Mr. Peterson is well-qualified to serve as a director because of his significant directorship experience, his broad experience in the technology, media, financial services and travel sectors and his previous role as a director of Pace Holdings Corp.

Martin Davidson has been Pace’s Chief Financial Officer since February 2017. Mr. Davidson is a Partner and Chief Accounting Officer of TPG. Mr. Davidson is responsible for all financial operations and reporting related to TPG Holdings, TPG’s parent company, accounting and operations for TPG’s private equity and real estate funds, as well as TPG’s firm-wide accounting policies. In addition, he holds the position of Chief Financial Officer of TPG’s broker/dealers, special purpose acquisition companies and served on the board of multiple special purpose investment vehicles of TPG’s investment funds.

Prior to joining TPG in 2005, Mr. Davidson was an audit manager at KPMG where he primarily served clients in the financial services industry including private equity funds and hedge funds. Mr. Davidson received a BBA in accounting from Texas Christian University and a Masters of Professional Accounting from The University of Texas at Austin. Mr. Davidson is a Certified Public Accountant and member of the AICPA Investment Companies Expert Panel.

Eduardo Tamraz has been Pace’s Executive Vice President of Corporate Development and Secretary since February 2017. Mr. Tamraz is a senior executive on the investment team for TPG Pace Group, TPG’s dedicated new initiative to provide permanent capital solutions for companies. Previously, he was a Vice President of TPG Capital in Europe from 2014 to early 2017. Since February 2017, Mr. Tamraz has served as Secretary and Executive Vice President of Corporate Development of TPG Pace Energy Holdings Corp. Since joining TPG, he has spent the majority of his time on Pace Holdings Corp. and has been responsible for leading the evaluation of several opportunities and the execution of the Magnolia Oil and Gas and Playa transaction. From 2008 until 2014, Mr. Tamraz was a senior member of the private equity team at Eton Park, a global alternative investment firm. He previously worked at BC Partners and Merrill Lynch. Mr. Tamraz received an MA in economics from the University of Cambridge. He is Co-Chair of Lincoln Center YP Education and Co-Chair of Young Glimmerglass Opera.

Number and Terms of Office of Officers and Directors

The Pace Board consists of seven members. Holders of Founder Shares have the right to elect all of Pace’s directors prior to the consummation of a business combination and holders of Public Shares will not have the right to vote on the designation of directors during such time. These provisions of the Articles may only be amended by a special resolution passed by a majority of at least 90% of Pace Ordinary Shares voting in a general meeting. Each of Pace’s directors holds office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on the Pace Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the Pace Board or by a majority of the holders of Founder Shares.

Pace’s officers are elected by the Pace Board and serve at the discretion of the Pace Board, rather than for specific terms of office. The Pace Board is authorized to appoint persons to the offices set forth in the Articles as it deems appropriate. The Articles provide that Pace’s officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Pace Board.

Committees of the Board of Directors

The Pace Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the Pace Board and are composed solely of independent directors.

Audit Committee

The Pace Board has established an audit committee of the Pace Board. Audit committee members include Messrs. Leat, Suss and Youngblood. Mr. Leat serves as chairman of the audit committee.

Each member of the audit committee is financially literate and the Pace Board has determined that Mr. Leat qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The primary purposes of Pace’s audit committee are to assist the board’s oversight of:

•	audits of financial statements;

•	the integrity of financial statements;

•	process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence and performance of Pace’s independent auditor; and

•	the performance of Pace’s internal audit function.

The audit committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee

The Pace Board has established a compensation committee of the Pace Board. Compensation committee members include Mr. Walsh, Ms. Philips and Mr. Youngblood. Mr. Walsh serves as chairman of the compensation committee.

The primary purposes of the compensation committee are to assist the Pace Board in overseeing Pace’s management compensation policies and practices, including:

•	determining and approving the compensation of Pace executive officers; and

•	reviewing and approving incentive compensation and equity compensation policies and programs.

The compensation committee is governed by a charter that complies with the rules of the NYSE.

Nominating and Corporate Governance Committee

The Pace Board has established a nominating and corporate governance committee of the Pace Board. Compensation committee members include Mr. Suss, Ms. Philips and Mr. Walsh. Mr. Suss serves as chairman of the nominating and corporate governance committee.

The primary purposes of Pace’s nominating and corporate governance committee are to assist the Pace Board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Pace Board candidates for nomination for election at the annual meeting or to fill vacancies on the Pace Board;

•	developing, recommending to the Pace Board and overseeing implementation of corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Pace Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis Pace’s overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

The Pace nominating and corporate governance committee will recommend to the Pace Board candidates for nomination for election at the annual general meeting.

Prior to a business combination, the Pace Board will also consider director candidates recommended for nomination by holders of Founder Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to a business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to the Pace Board.

Pace has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Pace Board considers educational background, diversity of professional experience, knowledge of Pace’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Pace’s shareholders.

Compensation Committee Interlocks and Insider Participation

None of Pace’s executive officers currently serves, and in the past year has not served, as a member of the Pace Board or compensation committee of any entity that has one or more executive officers serving on the Pace Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Pace’s officers, directors and persons who beneficially own more than ten percent of Pace Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Pace with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, Pace believes that during the year ended December 31, 2018 there were no delinquent filers.

Code of Business Conduct and Ethics

Pace has adopted a Code of Ethics that applies to all of its directors, executive officers and employees that complies with the rules and regulations of the NYSE. The Code of Ethics codifies the business and ethical principles that govern all aspects of Pace’s business. A copy of the Code of Business Conduct and Ethics is available on Pace’s website. Any amendments to or waivers of certain provisions of Pace’s Code of Business Conduct and Ethics will be disclosed on such website promptly following the date of such amendment or waiver. Pace has previously filed copies of its form of Code of Ethics, its form of Audit Committee Charter and its form of Compensation Committee Charter as exhibits to its registration statement in connection with the Pace IPO. You may review these documents by accessing Pace’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to Pace in writing at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or by telephone at (817) 871-4000.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles or alternatively by shareholder approval at general meetings.

Each of Pace’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of Pace’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Pace does not believe, however, that the fiduciary duties or contractual obligations of its officers and directors will materially affect its ability to complete a business combination.

Potential investors should also be aware of other potential conflicts of interest, including the fact that:

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed not to redeem any Pace Ordinary Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the Pace Initial Shareholders and Pace’s other directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them (but not with respect to any Public Shares held by them) if Pace fails to complete an initial business combination by December 31, 2019;

•

Pace Sponsor and Pace’s officers and directors will lose their entire investment in Pace and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 31, 2019;

•

if the Trust Account is liquidated, including in the event Pace is unable to complete an initial business combination within the required time period, Pace Sponsor has agreed to indemnify Pace to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Pace has discussed entering into a transaction agreement or claims of any third party (other than Pace’s independent auditors) for services rendered or products sold to Pace, but only if such third party or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

Pace Sponsor paid an aggregate of $11,000,000 for its 7,333,333 Private Placement Warrants to purchase Public Shares (of which 2,444,444 will be surrendered for cancelation in the Sponsor Warrant Cancelation) and that such Private Placement Warrants will expire worthless if the Business Combination is not consummated by December 31, 2019;

•

with certain limited exceptions, the Private Placement Warrants and the underlying Public Shares will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination;

•

at the option of Pace Sponsor, any amounts outstanding under any working capital loan made by Pace Sponsor or any of its affiliates to Pace in an aggregate amount up to $1,500,000 may be converted into warrants to purchase Class A-1 Shares;

•

the Founder Shares will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the completion of a business combination, (ii) subsequent to an initial business combination, if the last sale price of the Public Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination or (iii) following a business combination, the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•	Pace Sponsor will receive, in connection with the Sponsor Class F Share Exchange and pursuant to the Pace Sponsor Support Agreement, up to 7,800,000 Class A-1 Shares and 2,000,000 Class A-2 Shares;

•	the independent directors of Pace will receive, in connection with the Director Class F Share Exchange and pursuant to the Director Letter Agreements, 200,000 Class A-1 Shares;

•

the Pace Initial Shareholders may continue to hold Class A-1 Shares and the Class A-1 Shares to be issued to Pace Initial Shareholders upon exercise of Private Placement Warrants following the Business Combination, subject to certain lock-up periods. Specifically, with certain limited exceptions, the Class A-1 Shares to be received by the Pace Initial Shareholders will not be transferable, assignable or salable by the Pace Initial Shareholders until the earlier of (i) one year after the closing of the Stock Purchase, (ii) following the closing of the Stock Purchase, if the last sale price of the Class A-1 Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Stock Purchase) and (iii) the date following the closing of the Stock Purchase on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Pace’s shareholders having the right to exchange their Public Shares for cash, securities or other property;

•

the Pace Initial Shareholders paid an aggregate of $25,000 for the Founder Shares and a certain portion of such Founder Shares will be exchanged for up to 8,000,000 Class A-1 Shares in the Class F Share

Exchange, which, if unrestricted and freely tradable, would be valued at approximately up to $80,496,000 assuming a Class A-1 Share price of $10.32 per share, based on the trading price of Public Shares as of June 12, 2019, the last trading day before the Business Combination was publicly announced, but, given the lock-up periods on Class A-1 Shares to be received the Pace Initial Shareholders in connection with the Business Combination as described above, Pace believes such shares have less value;

•

Pace and certain other parties to the Transaction Agreement will have the right to nominate to the Pace Board, five of its seven members, who are anticipated to serve on the Pace Board following the Business Combination;

•	Pace existing directors and officers will continue to be indemnified and the Pace’s directors’ and officers’ liability insurance will continue after the Business Combination;

•

the Pace Initial Shareholders have registration rights pursuant to a registration rights agreement with Pace, and that in connection with the Business Combination, the Pace Initial Shareholders will enter into the Registration Rights Agreement;

•

the Pace Affiliate has entered into a Subscription Agreement with Pace, pursuant to which the Pace Affiliate will purchase an aggregate of 1,399,212 Class A-1 Shares for a purchase price of $10.22 per share; and

•

none of the Pace officers or directors are required to commit his or her full time to Pace’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

The conflicts described above may not be resolved in Pace’s favor.

Accordingly, as a result of multiple business affiliations, Pace’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which Pace’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
David Bonderman	TPG Global, LLC and certain affiliates	Alternative Investment Manager	Co-Founder
	RyanAir Holdings, PLC	Travel	Director
	Univision Holdings, Inc.	Entertainment	Director
	China International Capital Corporation	Financial	Director
	STX Filmworks, LLC	Media	Director
	XOJET, Inc.	Aviation	Director

Chad Leat	MidCap Financial, PLC	Commercial Lending	Director
	J. Crew Group Inc.	Retail	Director
	Norwegian Cruise Line Holdings Ltd.	Travel	Director

Kathleen Philips	Zillow Group, Inc.	Real Estate	Advisor

Robert Suss	None	None	None

Paul Walsh	Compass Group PLC	Food and Support Services	Director

Kneeland Youngblood	Pharos Capital Group, LLC	Alternative Investment Manager	Officer
	Mallinckrodt Pharmaceuticals	Pharmaceutical	Director

Individual	Entity	Entity’s Business	Affiliation

Karl Peterson	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner
	Sabre Corporation and related entities	Technology	Officer and/or Director

Martin Davidson	TPG Global, LLC (and affiliated entities)	Alternative Investment Manager	Partner and Chief Accounting Officer

Eduardo Tamraz	TPG Global, LLC (and affiliates entities)	Alternative Investment Manager	Principal, TPG Pace

Accordingly, if any of the above executive officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Pace if such entity rejects the opportunity, subject to their fiduciary duties under Cayman Islands law. Pace does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Pace’s ability to complete a business combination.

Pace is not prohibited from pursuing a business combination with a company that is affiliated with the Pace Sponsor, officers or directors. In the event Pace seeks to complete a business combination with such a company, Pace, or a committee of independent directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA, or from an independent accounting firm, that such a business combination is fair to Pace from a financial point of view.

The Pace Initial Shareholders, officers and directors have agreed, and their permitted transferees will agree, pursuant to the terms of the Sponsor Letter Agreement entered into with Pace, to vote any Pace Ordinary Shares held by them in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Articles provide for indemnification of Pace’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Pace has purchased a policy of directors’ and officers’ liability insurance that insures Pace’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pace against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Pace pursuant to the foregoing provisions, Pace has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

None of Pace’s executive officers or directors have received any cash compensation for services rendered to Pace. Commencing on June 30, 2017, through the earlier of the consummation of a business combination or

Pace’s liquidation, Pace pays monthly recurring expenses of $20,000 to an affiliate of the Pace Sponsor for office space, administrative and support services. The Pace Sponsor, executive officers, directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on Pace’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Pace’s independent directors will review on a quarterly basis all payments that were made to the Pace Sponsor, executive officers, directors and Pace’s or their affiliates. For more information about the interests of the Pace Sponsor in the Business Combination, please see the section entitled “The Business Combination —Interests of Certain Persons in the Business Combination.”

Pace is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment. After the completion of the Business Combination, directors or members of Pace’s management team who remain with Pace may be paid consulting, management or other fees from the post-combination Pace. For a discussion of executive compensation arrangements after the consummation of the Business Combination, please see the section entitled “Management of Pace after the Business Combination.”

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

Pace has no compensation plans under which equity securities are authorized for issuance.

The following table sets forth information available to Pace at September 30, 2019 with respect to Pace Ordinary Shares held by:

•	each person known by Pace to be the beneficial owner of more than 5% of outstanding Pace Ordinary Shares;

•	each of Pace’s executive officers and directors that beneficially own Pace Ordinary Shares; and

•	all Pace’s executive officers and directors as a group.

Unless otherwise indicated, Pace believes that all persons named in the table have sole voting and investment power with respect to all Pace Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Private Placement Warrants, as they are not exercisable within 60 days of September 30, 2019.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Outstanding Ordinary Shares
TPG Pace II Sponsor, LLC(3)	11,050,000	26.5%
TPG Group Holdings (SBS) Advisors, Inc.(3)	11,050,000	26.5%
David Bonderman(3)	11,050,000	26.5%
Chad Leat	40,000	*
Kathleen Philips	40,000	*
Robert Suss	40,000	*
Paul Walsh	40,000	*
Kneeland Youngblood	40,000	*
Martin Davidson	—	*
Karl Peterson	—	*
Eduardo Tamraz	—	*
All directors and executive officers as a group (9 individuals)(3)	11,250,000	26.9%

(*)	Less than 1%.
(1)

This table is based on 53,002,733 Pace Ordinary Shares outstanding at September 30, 2019, of which 41,752,733 were Public Shares and 11,250,000 were Founder Shares. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Pace believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102.
(2)	This table does not reflect record or beneficial ownership of the 7,333,333 Private Placement Warrants as they are not exercisable within 60 days of September 30, 2019.
(3)

Pace Sponsor holds an aggregate of 11,050,000 Founder Shares. The managing member of Pace Sponsor is TPG Pace Governance, LLC, a Cayman Islands limited liability company, whose sole member is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James Coulter are sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the securities held by Pace Sponsor. Messrs. Bonderman and Coulter disclaim beneficial ownership of the securities held by Pace Sponsor except to the extent of their pecuniary interest therein.

The Pace Initial Shareholders beneficially own 20% of Pace’s issued and outstanding Pace Ordinary Shares and have the right to elect all of Pace’s directors prior to a business combination as a result of holding all of the Founder Shares. Holders of Public Shares will not have the right to elect any directors to the Pace Board prior to a business combination. In addition, because of their ownership block, the Pace Initial Shareholders may be able to effectively influence the outcome of all other matters requiring approval by Pace’s shareholders, including amendments to the Articles and approval of significant corporate transactions.

Prior to the Pace IPO, on February 22, 2017, the Pace Sponsor purchased 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On June 19, 2017, the Pace Sponsor transferred 40,000 Founder Shares to each of Pace’s five independent directors at their original purchase price. On August 14, 2017, the Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. As of June 30, 2019, the Pace Sponsor and Pace’s five independent directors held, collectively, 11,250,000 Founder Shares.

On June 30, 2017, Pace consummated the Pace IPO of 45,000,000 Public Units (which included the purchase of 5,000,000 Public Units subject to the underwriters’ 6,000,000 Public Unit over-allotment option) at a price of $10.00 per Public Unit generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each Public Unit consists of one Public Share, par value $0.0001 per share, and one-third of one Public Warrant. Prior to June 30, 2017, Pace completed the sale of the Private Placement Warrants.

The Pace Sponsor and Pace’s executive officers and directors are deemed to be Pace’s “promoters” as such term is defined under the federal securities laws. Please see the section entitled “Certain Relationships and Related Transactions — Pace Relationships and Related Party Transactions” for additional information regarding Pace’s relationships with its promoters.

Director Independence

NYSE listing standards require that a majority of the directors on the Pace Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Pace Board has determined that Messrs. Leat, Suss, Walsh and Youngblood, and Ms. Philips are “independent directors” under applicable SEC and NYSE rules. Pace’s independent directors have regularly scheduled meetings at which only independent directors are present.

PACE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Pace included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Pace’s current expectations, estimates and assumptions concerning events and financial trends that may affect Pace’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information — Cautionary Note Regarding Forward-Looking Statements.”

Overview

Pace is a blank check company incorporated as a Cayman Islands exempted company on February 14, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses.

Pace intends to consummate an initial business combination using cash from the proceeds of the Pace IPO that closed on June 30, 2017 and the private placement of Private Placement Warrants that occurred on the same date, and from additional issuances of, if any, Pace’s capital stock and Pace’s debt, or a combination of cash, stock and debt.

As of June 30, 2019, Pace held cash of $692,097, current liabilities of $4,283,400 and deferred underwriting compensation of $15,750,000. Further, Pace expects to continue to incur significant costs in the pursuit of Pace’s acquisition plans. Pace cannot assure you that Pace’s plans to complete an initial business combination will be successful.

During the fourth quarter of 2018, Pace received written notice from the NYSE that a NYSE Regulation review of the then-current distribution of Pace Ordinary Shares showed that Pace had fewer than 300 public holders and was therefore non-compliant with the relevant section of the NYSE Listed Company Manual. In accordance with the procedures set forth in the NYSE Listed Company Manual, Pace submitted a business plan demonstrating how Pace expected to return to compliance with the minimum public stockholders’ requirement within 18 months. In July 2019, Pace received a letter from the NYSE certifying its compliance as Pace now has more than 300 public shareholders.

On June 13, 2019, Pace entered into the Transaction Agreement with respect to the Business Combination.

Going Concern

Pace executed a letter of intent with Accel with respect to the Business Combination on May 23, 2019, and accordingly pursuant to the Sponsor Letter Agreement and the Articles, has until December 31, 2019 to complete a business combination. If Pace does not complete an initial business combination by December 31, 2019, Pace will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem all of the Public Shares issued as part of the units in the Pace IPO at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the shareholder rights of owners of Public Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Pace Board, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution, including Trust Account assets, will be less than the initial public offering price per unit in the Pace IPO. In addition, if Pace fails to complete Pace’s initial business combination by December 31, 2019, there will be no redemption rights or liquidating distributions with respect to Pace Warrants to purchase the Public Shares, which will expire worthless. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about Pace’s ability to continue as a going concern.

As of June 30, 2019, Pace had current liabilities of $4,283,400 and negative working capital of $3,591,303 largely due to amounts owed for professional fees associated with the Business Combination. Pace has the ability to use annually up to $750,000 of interest earned from the Trust Account to fund working capital. Pace’s ability to continue as a going concern is dependent upon its ability to consummate an initial business combination or have access to sufficient interest income from the Trust Account to fund expenses and negative working capital balances. If there is insufficient interest income available to pay such amounts in full or if an initial business combination does not occur, Pace will need to obtain additional funds to meet its liabilities. Management’s options for obtaining additional working capital, to the extended needed, include potentially requesting loans from Pace Sponsor, affiliates of Pace Sponsor or certain of Pace’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that Pace will be able to raise such funds if they are needed. In addition, the successful completion of the Business Combination is contingent on customary closing conditions, including, but not limited to, approval by Pace’s public shareholders. The uncertainty regarding the need for and ability to obtain such funding raises substantial doubt about Pace’s ability to continue as a going concern.

The financial statements presented within this proxy statement/prospectus have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about Pace’s ability to continue as a going concern.

Results of Operations

For the three months ended June 30, 2019 and 2018, Pace incurred a net loss of $1,843,665 and earned net income of $1,634,971, respectively. For the six months ended June 30, 2019 and 2018, Pace earned net income of $529,713 and $2,761,356, respectively. Pace’s income consists solely of interest earned on investments held in the Trust Account. Pace’s business activities since the Pace IPO have consisted primarily of identifying and evaluating prospective acquisition targets for an initial business combination.

Liquidity and Capital Resources

On February 22, 2017, Pace Sponsor purchased an aggregate of 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On June 19, 2017, Pace Sponsor transferred 40,000 Founder Shares to each of Pace’s five independent directors at their original purchase price. On August 14, 2017, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the underwriters’ over-allotment option. As of June 30, 2019, the Pace Initial Shareholders held, collectively, 11,250,000 Founder Shares.

On June 30, 2017, Pace consummated the Pace IPO of 45,000,000 Public Units (which included the purchase of 5,000,000 Public Units subject to the underwriters’ 6,000,000 Public Unit over-allotment option) at a price of $10.00 per Public Unit generating gross proceeds of $450,000,000 before underwriting discounts and expenses. Each “Public Unit” consists of one Public Share and one-third of one Public Warrant. Each whole “Public Warrant” entitles the holder to purchase one Public Share at a price of $11.50 per share. Only whole Public Warrants may be exercised and no fractional Public Warrants will be issued upon separation of the Public Units and only whole Public Warrants may be traded. On June 30, 2017, Pace completed the private sale of an aggregate of 7,333,333 Private Placement Warrants, each exercisable to purchase one Public Share for $11.50 per share, to Pace Sponsor, at a price of $1.50 per Private Placement Warrant.

Pace received gross proceeds from the Pace IPO and the sale of the Private Placement Warrants of $450,000,000 and $11,000,000, respectively, for an aggregate of $461,000,000. $450,000,000 of the gross proceeds were deposited in the Trust Account. At June 30, 2017, the remaining $11,000,000 was held outside of the Trust Account, of which $9,000,000 was used to pay underwriting discounts and $300,000 was used to repay notes payable to Pace Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Interest income on the investments held in the Trust Account of up to $750,000 per year plus sufficient funds to pay tax obligations may be released to Pace.

On January 2, 2018, Pace invested the funds held in the Trust Account in a money market account invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. Following June 30, 2019, on September 12, 2019, Pace transferred a portion of the funds held in the Trust Account to a non-interest bearing U.S.-based trust account at J.P. Morgan Chase Bank, N.A.

During the three and six months ended June 30, 2019, Pace earned interest income of $2,571,416 and $5,105,671 on investments held in the Trust Account.

On June 28, 2019, Pace made a withdrawal of $750,000 from the Trust Account to pay operating expenses. On August 9, 2018, Pace made a withdrawal of $750,000 from the Trust Account to pay operating expenses.

Following June 30, 2019, on September 20, 2019, at the Extension EGM, the holders of 3,247,267 Public Shares indicated that they wished to exercise their right under the Articles to redeem their Public Shares for cash at a redemption price of approximately $10.29 per share, for an aggregate redemption amount of approximately 33,416,715. These Public Shares were redeemed on September 25, 2019, in accordance with the Articles.

As of June 30, 2019, Pace had cash held outside of the Trust Account of $692,097, which is available to fund working capital requirements.

At June 30, 2019, Pace had current liabilities of $4,283,400, primarily due to costs associated with the identification and evaluation of an initial business combination, including the Business Combination. The evaluation of the Business Combination is continuing after June 30, 2019, and Pace therefore expects to incur additional expenses, which may be significant. Pace expects some portion of these expenses to be paid upon consummation of an initial business combination. Pace may, however, need to raise additional funds in order to meet the expenditures required for operating its business prior to the completion of an initial business combination. Pace may request loans from Pace Sponsor, affiliates of Pace Sponsor or certain of Pace’s executive officers and directors to fund working capital requirements prior to completing an initial business combination. Pace may use working capital to repay such loans. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that Pace will be able to raise such funds.

Pace may also need to obtain additional financing either to complete an initial business combination or because Pace become obligated to redeem a significant number of Public Shares upon completion of an initial business combination, in which case Pace may issue additional securities or incur debt in connection with such initial business combination.

Pace executed a letter of intent with Accel with respect to the Business Combination on May 23, 2019, and accordingly pursuant to the Sponsor Letter Agreement and the Articles, has until December 31, 2019 to complete a business combination. If Pace does not complete an initial business combination within this period, Pace shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust

Account and not previously released to Pace to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay Pace’s taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to Pace’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Pace Initial Shareholders and Pace’s other officers and directors have entered into the Sponsor Letter Agreement with Pace, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete the initial business combination by December 31, 2019. However, if the Pace Initial Shareholders acquire Public Shares after the Pace IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Pace fails to complete an initial business combination by December 31, 2019.

Pace intends to use substantially all of the funds held in the Trust Account, including earned interest (which interest shall be net of taxes payable) to consummate an initial business combination. To the extent that Pace’s capital stock or debt is used, in whole or in part, as consideration to consummate an initial business combination, the remaining proceeds held in the Trust Account after completion of the initial business combination and redemptions of Public Shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Pace’s growth strategy.

Off-Balance Sheet Financing Arrangements

Pace has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Pace does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Pace has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

Pace does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $20,000 for office space, administrative and support services to an affiliate of Pace Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Pace.

Pace is committed to pay the deferred discount of 3.50% of the gross proceeds of the Pace IPO, or $15,750,000 (the “Deferred Discount”), to the underwriters upon the completion of an initial business combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. Upon the consummation of the Business Combination, the funds held in the Trust Account will be used, among other things, to pay the Deferred Discount.

The Business Combination

On June 13, 2019, Pace entered into the Transaction Agreement with respect to the Business Combination. Please see the section entitled “The Business Combination” for more information.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires Pace’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Pace has identified the following as Pace’s critical accounting policies:

Offering Costs

Pace complies with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Pace incurred offering costs in connection with the Pace IPO of $1,299,223, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $24,750,000, were charged to additional paid-in capital as of June 30, 2017.

Redeemable Pace Ordinary Shares

The 45,000,000 Public Shares sold as part of the Public Units in the Pace IPO contain a redemption feature as discussed above. In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within Pace’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of ASC 480. Although Pace did not specify a maximum redemption threshold, the Articles provide that in no event will Pace redeem Pace’s Public Shares in an amount that would cause Pace’s net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, as of June 30, 2019, 43,699,461 of Pace’s 45,000,000 Public Shares were classified outside of permanent equity.

Net (Loss) Income per Pace Ordinary Share

Pace complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. As of June 30, 2019, Pace had outstanding Pace Warrants to purchase up to 22,333,333 Public Shares. The weighted average of these shares was excluded from the calculation of diluted net (loss) income per ordinary share since the exercise of the Pace Warrants is contingent upon the occurrence of future events. As of June 30, 2019, Pace did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in Pace’s earnings under the treasury stock method. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the period.

Recent Accounting Pronouncements.

Pace management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Pace financial statements.

Quantitative and Qualitative Disclosures about Market Risk

To date, Pace’s efforts have been limited to organizational activities and activities relating to the Pace IPO and the identification and evaluation of prospective acquisition targets for an initial business combination. Pace has neither engaged in any operations nor generated any revenues. As the net proceeds from the Pace IPO and the sale of the Private Placement Warrants held in the Trust Account have been either invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”) or held in a non-interest bearing trust account, Pace does not believe there will be any material exposure to interest rate risk. For each of the three and six months ended June 30, 2019, the effective annualized interest rate on Pace’s Permitted Investments was 2.3%.

As of June 30, 2019 and September 30, 2019, initial proceeds and interest earned of approximately $461,275,222 and $429,732,943, respectively, were held in the Trust Account for the purposes of consummating an initial business combination. If Pace completes an initial business combination by December 31, 2019, funds in the Trust Account will be used to pay for the initial business combination, redemptions of Public Shares, if any, the deferred underwriting compensation of $15,750,000 and accrued expenses related to the initial business combination. Any funds remaining will be made available to Pace to provide working capital to finance Pace’s operations.

Pace has not engaged in any hedging activities since Pace’s inception. Pace does not expect to engage in any hedging activities with respect to the market risk to which Pace is exposed.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in Pace’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including Pace’s Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, Pace’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of Pace’s disclosure controls and procedures as of June 30, 2019. Based upon their evaluation, Pace’s Chief Executive Officer and Chief Financial Officer concluded that Pace’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

During the most recently completed fiscal quarter, there has been no change in Pace’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Pace’s internal control over financial reporting.

BUSINESS OF ACCEL AND CERTAIN INFORMATION ABOUT ACCEL

Overview

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” Accel also operates a small number of stand-alone ATMs in gaming and non-gaming locations. Accel has been licensed by the IGB since 2012 and holds a conditional license from the PA Board. As of June 30, 2019, Accel’s VGT operations comprised 8,082 VGTs in 1,762 licensed establishments, representing compounded annual growth rates (“CAGR”) of 22% and 18%, respectively since December 31, 2016. Accel’s total revenue increased from $173 million for the fiscal year ended December 31, 2016 to $332 million for the fiscal year ended December 31, 2018, representing a CAGR in revenue of 38% over such period. Accel’s net income increased from $4.9 million for the fiscal year ended December 31, 2016 to $10.8 million for fiscal year ended December 31, 2018, a CAGR of 48% over such period. Accel’s Adjusted EBITDA increased from $33.3 million to $63.8 million over the same period, representing a 38% CAGR, and its Adjusted Net Income increased from $9.0 million to $23.1 million, representing a 61% CAGR, each over the same period. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should not be used as substitutes for net income. For a reconciliation of Adjusted EBITDA and Adjusted Net Income to net income and a further discussion of such measures see “Selected Historical Financial Data of Accel and Non-GAAP Financial Measures.”

Source: Scientific Games’ terminal operator portal.

Accel’s gaming-as-a-service platform provides local businesses with turnkey, capital efficient gaming solutions. By owning all of its VGT equipment and managing the entire operating process on behalf of its licensed establishment partners, Accel offers its licensed establishment partners VGT solutions that appeal to players who patronize those businesses. Accel devotes significant resources to licensed establishment partner retention, and seeks to provide prompt, personalized customer service and support, which it believes is unparalleled among other distributed gaming operators. Dedicated relationship managers assist licensed establishment partners with regulatory applications and compliance onboarding, train licensed establishment partners on how to engage with players and potential players, monitor individual gaming areas for compliance, cleanliness and comfort and recommend potential changes to improve both player gaming experience and overall revenue for each licensed establishment. Accel also provides weekly gaming revenue reports to its licensed establishment partners and analyzes and compares gaming results within individual licensed establishment partners. This information is used to recommend an optimal selection of games, layouts and other ideas to generate foot traffic for Accel’s licensed establishment partners with the goal of generating increased gaming revenue. Further, Accel’s in-house collections and security personnel provide highly secure cash transportation and vault management services. Accel’s best-in-class technicians ensure minimal downtime through proactive service and routine maintenance.

In addition to its VGT business, Accel also installs, operates and services redemption devices that have ATM functionality, stand-alone ATMs and amusement devices, including jukeboxes, dartboards, pool tables, pinball machines and other related entertainment equipment. These operations provide a complementary source of lead generation for Accel’s VGT business by offering a “one-stop” source of additional equipment for its licensed establishment partners. For the fiscal year ended December 31, 2018, amusement revenue from amusement devices and ATM fees and other revenue collectively comprised 3% of total revenue.

Accel believes that its gaming-as-a-service offerings and customer service record have translated into high customer retention rates and strong market share. As of June 30, 2019, Accel’s exclusive contracts with its licensed establishment partners have remaining terms averaging approximately 7.4 years. Under IGB regulations enacted in February 2018, the current maximum contract term (initial or renewal) is eight years. In addition, Accel’s voluntary contract renewal rate for the three-year period ended December 31, 2018 was over 99%. Accel believes its efforts and capabilities in creating a superior gaming experience for its licensed establishment partners’ clientele allows it to generate strong same-store sales, which in turn enables it to increase its VGT segment share in the areas where it operates. As of June 30, 2019, Accel has achieved a 25% share in the VGT segment in its core video gaming market of Illinois, as measured by number of establishments. Accel seeks to consistently build and maintain a pipeline of agreements with licensed establishment partners that provide significant visibility with respect to near term revenue growth.

Source: Accel VGTs based on Scientific Games International’s terminal operator portal versus total Illinois VGTs based on monthly video gaming reports from the IGB.

With its economies of scale, best-in-class service, leading market position and strong references from licensed establishment partners, Accel is a partner of choice for both new licensed establishments and other distributed gaming operators considering a strategic sale of their businesses. As of June 30, 2019, Accel has added over 850 new licensed establishments to its portfolio since 2016. Since June 30, 2019, Accel has entered into an agreement to purchase from another terminal operator, up to $30,000,000 of promissory notes that are convertible into equity following the satisfaction of certain conditions. In addition, on September 17, 2019, Accel announced that it had completed the acquisition of 100% of the outstanding membership interests of Grand River Jackpot, LLC (“Grand River”) for approximately $100 million in cash. Grand River is a terminal operator in Illinois with over 1,800 VGTs in over 450 licensed establishments. Further, on September 23, 2019, Accel closed a transaction to purchase from Illinois Gaming Systems, LLC terminal use agreements and equipment representing the operations of 139 VGTs in 29 licensed establishments for approximately $4.65 million. Since becoming a licensed terminal operator in 2012, Accel has acquired eight distributed gaming operators, adding more than 480 licensed establishment partners to its portfolio of 1,762 licensed establishment partners as of June 30, 2019.

Accel has a history of successfully integrating acquired licensed establishment partners into its business through best-in-class operation and execution capabilities. For example, the hold-per-day of these licensed establishment partners increased by approximately 22% on a weighted-average basis compared with the pre-acquisition hold-per-day, as measured from the last twelve months prior to acquisition to the last twelve months ended December 31, 2018. Accel calculates hold-per-day by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then further dividing such quotient by the number of days in such period. Accel’s proven ability to source proprietary acquisition opportunities at attractive prices and subsequently improve acquired licensed establishment partner economics through operating efficiencies provides a path for continued growth in Illinois and expansion into other markets where distributed gaming is currently legal such as Louisiana, Montana, Nevada, Oregon, Pennsylvania, South Dakota and West Virginia.

Accel’s Value Proposition

Accel believes that its services provide many advantages to its licensed establishment partners, who benefit from improved visibility and appeal of their businesses, higher in-store foot traffic, increased operating margins and alternate stable sources of income. Players of Accel’s games appreciate the flexible and localized footprint that provides access to gaming and other entertainment without having to travel to a casino. In addition, Accel’s operations provide meaningful tax revenue and valuable employment opportunities to the communities in which Accel operates.

Accel’s Industry

Accel operates within the U.S. distributed gaming industry, which consists of the installation and service of slot machines at non-casino licensed establishments. Generally, a VGT or slot machine is any electronic video game machine that, upon insertion of cash, electronic cards or vouchers, or any combination thereof, is available to play or simulate the play of a video gaming, including but not limited to video poker and slots, and utilizes a video display and microprocessors in which players may receive free games or credits that can be redeemed for cash. Currently, all VGTs operated by Accel only accept cash.

Distributed gaming is currently legal in Illinois, Louisiana, Montana, Nevada, Oregon, Pennsylvania, South Dakota and West Virginia. Other states such as Georgia have a similar but separately regulated coin-operated amusement machine market. Accel believes that the distributed gaming industry is supported by generally favorable trends, including an increasing number of states approving, or contemplating approving, gaming to increase tax revenues, broader acceptance in the U.S. of gaming generally, including online and digital gaming, an aging population that appreciates the convenience of gaming entertainment close to home, expected resilience through economic downturns and attractive revenue and return on invested capital profiles when compared to traditional gaming venues, such as casinos. Accel believes that, as an increasing number of jurisdictions have legalized distributed gaming, the industry has witnessed both a growing player base and increased variety of higher quality game profiles available through VGTs.

Source: Monthly video gaming reports from the IGB.

Accel’s operations are based primarily in Illinois. Accel has been licensed as a terminal operator in Illinois under Illinois Gaming Act since 2012. Accel was one of the first VGT operators licensed in Illinois. The Illinois distributed gaming industry has grown significantly since 2012, with 6,992 licensed establishments operating a total of 32,033 VGTs as of June 30, 2019, according to the Video Gaming Revenue Reports published by the IGB. According to the IGB, approximately 1,100 out of approximately 1,500 municipalities in Illinois currently permit the operation of VGTs. VGTs in Illinois can be played in licensed bars, restaurants, gaming cafes, truck stops, fraternal organizations, veterans’ organizations, and other retail establishments, including some convenience stores, in areas accessible only to players who are 21 years of age or older. Gaming revenue in Illinois from VGTs generates significant tax revenue, amounting to approximately $450 million in fiscal year 2018, according to IGB Video Gaming Report showing Statewide Allocation Summary from January 2018 to December 2018. The Illinois state legislature has recently increased applicable marginal tax rates on gaming from 30% to 33% effective July 1, 2019 and from 33% to 34% effective July 1, 2020. While the increase in gaming tax rates could negatively impact the distributed gaming industry, Accel believes other recent legislative changes, such as an increase in the number of permitted VGTs at a given location, an increase in maximum wager limits and maximum win payouts are expected to drive overall video gaming demand upward.

The IGB generally oversees gambling and video gaming operations in the state of Illinois. The IGB is authorized to issue licenses to distributed gaming operators and has broad disciplinary authority over Illinois’s distributed gaming industry which includes the power to fine operators and licensed establishments for non-compliance with IGB regulations. As enforcement efforts and incidents of discipline among licensees increase, fine amounts for noncompliance have also increased. While the IGB has licensed a significant number of new video gaming establishments in recent years, it has also experienced an increase in its application backlog. In addition, Illinois’ governor is empowered to appoint board members to the IGB and select its administrator for the IGB to ultimately approve. Not only do new appointments have the potential to change the composition of the IGB, they can impact current rules, regulations, policies and agendas of the IGB, which may result in increased enforcement measures or further delays in licensing new establishments.

The IGB dictates the maximum bet, maximum win, and approves payout percentages for games played on VGTs which are required by regulation to exceed 80%. Generally, suppliers have designed VGTs to include between 6 and 49 games. Currently, payout percentages for VGTs across Illinois average approximately 92%, according to the Video Gaming Revenue Reports published by the IGB. Accel’s payouts range from 88% to 94%, with an average of 92%. Additionally, newly-passed Illinois legislation has increased the maximum number of VGTs that may be operated at a given licensed establishment from five to six, with certain qualifying truck stop licensed establishments allowed to operate up to ten VGTs. This newly-passed legislation has also increased the maximum wager that may be placed on a VGT from $2.00 to $4.00 and the maximum win from a single play from $500 to $1,199. All VGTs are monitored and controlled by the IGB through a central communications system. The IGB has recently established minimum standards that licensed establishment partner contracts must meet, including limiting the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

Accel has made substantial investments in regulatory training and compliance for its staff and licensed establishment partners. Accel has designed and implemented systems and controls that facilitate compliance with applicable regulatory requirements in Illinois and is working on implementing similar systems and controls for the anticipated start of live gaming in Pennsylvania.

As of May 15, 2019, Accel holds a conditional license as a terminal operator in Pennsylvania under the Pennsylvania Gaming Act, although Accel has not yet commenced any gaming operations in Pennsylvania. In November 2017, Pennsylvania’s governor signed the Pennsylvania Gaming Act. The law authorized, among other forms of gaming, VGT gaming at qualified truck stops. Accel believes that Pennsylvania is a natural choice for its expansion outside of Illinois when compared to other states due to gaming industry similarities with Illinois, including similar regulatory requirements, similar VGT suppliers and truck stops as a type of licensed establishment partner in both jurisdictions. Accel believes the current total addressable market in Pennsylvania consists of approximately 104 truck stop establishments although municipalities are able to individually opt out from authorizing distributed gaming. These establishments consist of corporate truck stops and individual and corporate convenience stores that meet current regulatory requirements for VGT installation. As of July 30, 2019, 75 truck stops have applied for licensure with the PA Board. Of those 75 applicants, 47 have been issued a conditional license, which permits the grantee to operate until a final license is issued, eight have been issued final licenses, and seven have surrendered their conditional licenses. As of July 30, 2019, 15 terminal operators had applied for licensure with the PA Board. Of those 15, 13 have been either issued a conditional license, including Accel, or a final license, with two applications remaining pending with the PA Board. While Accel has not yet commenced any gaming operations in Pennsylvania, Accel has entered into a binding agreement to install VGTs with a partner truck stop establishment in Pennsylvania that has received a conditional license from the PA Board and has started construction on its gaming location. Accel is also in discussions with other potential partners who have not yet applied for licensure.

In addition, Accel’s marketing and sales efforts are subject to the rules and regulations of the regulatory gaming bodies and municipal laws and regulations in the jurisdictions where it does business, including rules promulgated by the IGB, the PA Board and local municipalities in Illinois. These rules generally require sales agent registration, include prohibitions related to inducements and restrict certain advertising and promotional activities.

Accel may also enter states other than Pennsylvania that currently permit or may consider permitting VGTs. Indiana, Missouri and Mississippi have proposed legislation permitting VGTs or other forms of gaming in the past, and VGTs are currently legal in Louisiana, Montana, Nevada, Oregon, South Dakota and West Virginia. Other states, counties or municipalities facing tax revenue shortfalls or other fiscal pressure may adopt similar measures. Georgia’s coin-operated amusement machine market may offer another possible expansion market.

Accel’s Core Strengths

Accel believes that the following competitive strengths contribute to its industry leading position:

•	Gaming-as-a-service platform . When compared with traditional gaming businesses such as casinos, Accel believes its platform benefits from the following advantages:

•	a “business-to-business” model secured by long-term, exclusive customer contracts that are typically renewed, allowing for predictable, highly recurring revenue streams with low churn;

•	operating a scalable business in fast-growing gaming segments that are primarily served by fragmented, sub-scale providers;

•	data reporting solutions and analytics, offering insight and advice to help licensed establishment partners maximize revenues and ultimately grow their businesses;

•	state-of-the-art technology-enabled slot machines from leading manufacturers who provide the most captivating titles in slots entertainment;

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comparatively low capital expenses and a comparatively asset-light operating model, in each case, when compared to casinos, which typically provide significantly higher capital intensive offerings such as hotel accommodations, restaurants and stage-based entertainment;

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highly localized footprint that provides more access to gaming and convenience for consumers, as compared to regional casinos that market to players who may live up to several hours away and are thus prone to disruption of their feeder markets; and

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strong marketing, legal, compliance, cash management, financial and technical support systems, all of which remain in-house to boost efficiency and enhance the ability to serve as a premier gaming-as-a-service provider.

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Strong relationships with licensed establishment partners. Accel has prioritized establishing strong, lasting relationships with its licensed establishment partners since its inception. Accel dedicates a relationship manager to each of its licensed establishment partners, who, with support from other personnel, oversees every aspect of customer relationship management and retention. Accel prides itself on providing prompt, reliable customer service and education, all of which helps to increase referral marketing by its partners. Accel’s relationship managers’ efforts to provide value-additive services to their licensed establishment partners result in consistent pre-renewals long before contracts expire and are a key element of its competitive differentiation.

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Proven track record in executing and integrating acquisitions. Accel continuously evaluates strategic acquisition opportunities. Accel has a successful track record of identifying, acquiring and integrating competitive operators at favorable terms. Since becoming a licensed terminal operator in 2012, Accel has acquired eight operator companies, adding more than 480 licensed establishments to its portfolio of 1,762 licensed establishment partners as of June 30, 2019. Accel believes that its industry reputation, scale, proven track record of driving revenue synergies, and public acquisition currency enhances its ability to acquire other operators or licensed establishments on favorable terms and makes Accel a preferred partner of choice.

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Diversified revenue base with limited churn. Accel believes that gaming regulations in Illinois facilitate a low revenue concentration per licensed establishment partner, and that its low-limit slots are more resilient to economic downturn as consumers typically continue to engage in locally convenient, lower cost forms of entertainment in such circumstances. Accel’s best-performing licensed establishments accounted for approximately $1 million, or less than 1% of gross revenue for the six months ended June 30, 2019, its top 20 licensed establishments represented only 5% of gross revenue for the six months ended June 30, 2019 and Accel’s licensed establishment partners each contributed an average of approximately $109,000 of gross revenue for the six months ended June 30, 2019. Accel’s voluntary contract renewal rate was over 99% for the three years ended December 31, 2018.

While Accel experiences minor business disruptions each year due to business failures or natural disasters affecting licensed establishment partners, many of these sites reopen in subsequent years under new owners, and Accel believes it is best-positioned to reengage with those establishments as new licensed establishment partners because of its reputation and leading market position. Accel’s VGTs are geographically diversified across the state of Illinois, limiting systemic risk due to local weather patterns or regional economic downturns. Accel’s plans to expand into other states may further help to diversify its portfolio.

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Deep industry and vendor relationships. Accel’s leading market position has led to strong relationships within its industry and with equipment suppliers. Accel has successfully integrated multiple other operators, adding more than 480 licensed establishments to its portfolio of 1,762 licensed establishment partners as of June 30, 2019 and believes this successful roll-up strategy positions it well with potential additional local operators who could benefit from Accel’s gaming-as-a-service platform. In addition, Accel’s industry leadership permits it to seek and obtain favorable pricing and supply of key gaming machines. Due to its ability to procure machines and parts easily, Accel is able to rotate machines quickly in response to partner demand and to where they are most needed across its operating footprint. This results in longer, more effective usage and greater lifetimes for Accel’s machines.

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Management team. Accel’s management team has deep experience and industry knowledge, with an average of 12 years of gaming industry experience. Accel’s President, Chief Executive Officer and co-founder, Andy Rubenstein, has led the Company since its inception in 2009, and its general counsel, Derek Harmer, and chief financial officer, Brian Carroll, have been with Accel since 2012 and 2014, respectively. Accel believes that its industry-leading management team has a reputation for integrity and compelling customer service.

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Company culture and training. Accel believes that it is an employer of choice for talented candidates. Accel’s corporate culture is strong and Accel invests heavily in employees’ success, including devoting significant resources to training and other development programs. Currently, 17% of Accel’s employees have family members who also work for Accel, which is a testament to the strength of Accel’s culture. Accel also experiences relatively low levels of employee turnover.

Accel’s Growth Opportunities

Accel’s key growth strategies include its plans to:

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Maintain competitive advantage in Illinois and increase VGT segment share. Accel believes that there is substantial potential for further growth in Illinois. Accel has been successful in the past in signing competitors’ licensed establishments, and has identified approximately 800 such prospects for engagement after current contracts with other partners expire. In particular, Accel sees opportunities for expansion in key local markets, such as Springfield, Bloomington and Decatur, where its VGT segment share is below its share in other regions. Accel also strives to further optimize revenues for VGTs it currently operates through refined data analysis, marketing and other initiatives. Accel seeks to increase distribution possibilities through corporate partners who operate multiple licensed establishments such as chain stores. Accel believes that these corporate businesses tend to favor larger operators who have substantial compliance infrastructures in addition to leading service capabilities. While such licensed establishments have been “second movers” in choosing to adopt video gaming, partnering with reputable operators such as Accel could render deployment of VGTs more attractive. Accel’s leadership position also creates an opportunity for it to take advantage of recent legislative changes in Illinois such as an increased number of allowed VGTs per establishment, higher bet limits, higher win amounts, and larger jackpots. Additionally, Accel may realize the benefits of potential municipal ordinance changes that would permit its business to operate in new municipalities.

•	Expand operations into Pennsylvania. In November 2017, Pennsylvania’s governor signed the Pennsylvania Gaming Act. The law authorized, among other forms of gaming, VGT gaming at qualified truck stops. Accel estimates that the total potential VGT market in Pennsylvania is approximately 104 truck stops as of June 30, 2019, although municipalities are able to individually opt out from authorizing distributed gaming. Accel believes this market opportunity is attractive and has obtained a conditional terminal operator license from the PA Board. To qualify for gaming, a truck stop must meet requirements that are similar to those in Illinois. Accel has a binding agreement to install VGTs with a partner truck stop establishment in Pennsylvania that has received a conditional license from the PA Board and has started construction on its gaming area. Accel is also in discussions with other potential partners who have not yet applied for licensure. Accel believes that Pennsylvania is a natural choice for its expansion outside of Illinois when compared to other states due to industry similarities with Illinois. See “— Accel’s Industry” for more information.

•

Establish Player Rewards Program to further drive growth. As part of its gaming-as-a-service suite of offerings, Accel has considered offering a Player Rewards Program for players. The anticipated terms of the program will provide for players to accumulate points each time they use Accel’s products, and may provide points that can be redeemed for rewards. Accel believes this program will result in increased brand loyalty from licensed establishment partners by rewarding players for using Accel’s VGTs. This opt-in program is expected to allow data analysis with respect to each player, location and machine, which will in turn permit Accel to better assess performance and serve its partners. Although player rewards programs are not specifically prohibited in Illinois, applicable regulations have not been enacted, and the IGB has not approved any player rewards programs for any terminal operator. Accel has not applied to the IGB to establish any such program, but expects to apply in the event of applicable regulation changes.

•	Expand operations to other states.

•

Georgia. The operation of coin-operated amusement machines in Georgia has been regulated by the Georgia Lottery Corporation since April 2013. Games are skill-based with winnings paid in points that may be redeemed for noncash merchandise, prizes, toys, gift certificates, or novelties. The most common type of establishment licensees are convenience stores, although none of the larger chain stores currently participate. Licensed establishments are limited to a maximum of nine machines, unless a municipality specifically limits licensed establishments to a maximum of six machines. In addition, any local governing authority may vote to remove coin operated amusement machines from its jurisdiction upon 60 days’ advance notice. As of June 30, 2019, Accel has not submitted an application to purchase a license or otherwise apply for a license in the state, and Accel has no binding agreements or commitments to install VGTs or other equipment in Georgia.

•

Other states. Although Accel does not expect any additional relevant gaming legislation to be passed in the remainder of 2019, various states and other jurisdictions have proposed legislation permitting VGTs or other forms of gaming in the past. These include Indiana, Missouri and Mississippi. Accel may also choose to expand operations through strategic acquisitions or otherwise in other, more mature gaming jurisdictions where VGTs are currently legal, such as Louisiana, Montana, Nevada, Oregon, South Dakota and West Virginia. Accel may attempt to seek approval to operate in additional jurisdictions that authorize video gaming. Accel believes it would be a favored entrant into any such markets given its track record of success and compliance.

•

Expand ancillary service offerings to licensed establishments. While distributing and servicing amusement devices such as jukeboxes, dartboards, pool tables, pinball machines and other ancillary equipment, such as redemption devices and stand-alone ATMs, is not the primary focus of its business, Accel believes that this service provides a key point for ongoing customer contact and enhances its image as a “one-stop shop” for entertainment devices. Accel has observed that licensed establishment partners appreciate these services and continue to rely on Accel to provide them. Providing these services can also serve as a point of initial contact with potential partners who may decide to avail themselves later of Accel’s primary gaming services. As a result, Accel intends to continue prioritizing the installation of these devices and equipment.

Business Model and Capabilities

Accel provides a full suite of services and capabilities to enhance its business. These include:

•

Sales team that drives the initial acquisition of licensed establishment partners. Accel has a dedicated internal sales team that drives sourcing of new licensed establishment partners. Accel also uses external independent sales agents. When seeking to sign a new licensed establishment partner, Accel’s marketing team employs a data-driven sales process to identify and nurture leads using a variety of digital and traditional strategies to drive organic VGT partnerships and preference. Accel’s marketing team uses email, social media, blogs, search engine optimization, paid search and display advertising to create a robust pipeline of leads. Sales teams are incentivized based on a competitive commission-based structure, which has driven performance. Accel believes that it can continue to attract talented sales employees.

•

Dedicated on-boarding process that works with new licensed establishments to provide quick access to VGTs and other equipment. Accel engages with licensed establishment partners through every step of the VGT installation process. This process begins with providing assistance with preparation and submission of a license application to the applicable gaming regulatory board, and educating each customer on legal and regulatory topics to minimize compliance issues. Accel assists in the design and construction of gaming areas in licensed establishments, including advising with respect to Illinois Video Gaming Act requirements that restrict access to persons under 21 years of age. Accel then delivers VGTs to the licensed establishment partner after receipt of the proper state and municipal licenses, which typically takes between two and six months from submission to receipt of approval to operate VGTs.

•

Relationship management team that offers value to licensed establishment partners. Each of Accel’s licensed establishment partners has a dedicated relationship manager who works with the licensed establishment partner in maximizing revenue, based upon the licensed establishment’s unique characteristics. Services provided include compliance support to assist the licensed establishment partner with understanding gaming regulations, optimizing services that analyze video gaming data against established benchmarks to assess and improve performance, offering marketing advice ranging from traditional advertising and signage to social media advice, providing industry tracking and reporting measured against Accel’s industry data, and delivering ongoing training for licensed establishment partner staff.

•

Digital and data analytics team that helps licensed establishment partners capture gaming revenue. Accel’s digital and data analytics team studies the VGT market and licensed establishment partner performance to provide insight and advice to maximize gaming revenue. The team actively monitors machine optimization, service analytics, video game popularity analytics, marketing and player behavior to identify new opportunities and provide insights to maximize gaming revenues. Typical suggestions might involve adding new games, switching machines, adding machines or changing machine location within a licensed establishment. The digital and data analytics team also seeks to improve the quality of customer service and satisfaction by monitoring service calls to identify trends and solutions with the goal of optimizing response time to decrease periods of machine inoperability.

•

Dedicated legal and compliance function that assists licensed establishment partners to remain in regulatory compliance. Accel’s legal and compliance team provides support and resources related to licensed establishment regulatory compliance, which includes sending compliance reminders and industry updates to licensed establishment partners on a regular basis. It does not dispense legal advice to licensed establishment partners but may recommend that licensed establishment partners obtain legal counsel in certain instances. In addition, the legal and compliance team participates in lobbying measures, which includes working with gaming regulators and trade associations to encourage legislation and regulation which may be favorable to the distributed gaming industry. Accel also regularly works with regulators in other states as they explore the legalization of VGTs.

•

Strong relationships with equipment manufacturers to provide top-flight machines and software that help attract players. Accel partners and has entered into purchase agreements with many industry-leading manufacturers of VGTs. Accel benefits from favorable pricing and other terms with respect to its supplier partners. Accel believes that by providing world-class premium equipment, it can assist licensed establishment partners in securing competitive advantages. By using high-quality equipment, Accel aims to limit downtime and help maximize revenue and player retention.

•

Cash collection and analytics. Accel offers cash collection and analytics services at multiple strategic locations across Illinois to help ensure secure, fast and accurate collection of revenue for licensed establishment partners. Additionally, Accel’s data team provides information to its treasury department enabling it to deliver efficient, secure, and optimized collection services. These cash collection locations function as a key point of customer contact, and Accel believes that this service differentiates it from most of its competitors.

•

Marketing services that aid in player awareness and gameplay. In addition to its B2B focus, Accel’s marketing team uses a variety of player marketing strategies to drive player preference, loyalty, and increase play at Accel locations. Player marketing initiatives include a dedicated player website, AEPlayer.com, a statewide player sweepstakes including a tablet based in-location entry option as well as a mobile app, player email and text messaging communications, indoor and outdoor signage, cooperative location advertising and other media to increase awareness and encourage gameplay. Accel believes that these initiatives increase Accel’s branding at each location. Accel believes that it has the most extensive and accomplished marketing team in the Illinois VGT segment.

•

Best-in-class technicians who assist licensed establishment partners in the event of any mechanical or software issues with the devices Accel provides. Accel leverages technology and data-driven algorithms to enable a 24/7 call center to direct service technicians all across Illinois. These technicians serve to prevent and solve technical issues with VGTs at licensed establishment partners in a timely manner. Accel’s service tracking process begins when a licensed establishment partner identifies an issue at their licensed establishment and contacts the service center. As of June 30, 2019, 20% of service issues are resolved by the call center directly without the need to dispatch any technician. In the event a technician is required, 92% of customer service issues are addressed on a first-time technician dispatch, with an average response time of 50 to 60 minutes. Replacement parts for VGTs, if required, are sourced from Accel’s offices and warehouses located across the state. Accel uses system analytics across its gaming-as-a-service platform to keep track of parts used and, if necessary, order new parts for delivery to various warehouses. A similar system is being designed for anticipated live gaming operations in Pennsylvania.

•

Sports betting. Accel believes it is well positioned to participate in the fast-growing sports betting segment that has recently been legalized in Illinois. While Accel expects to remain focused on video gaming in the near future and has not applied to the IGB or otherwise to engage in these activities, it may consider doing so in the future.

Licensed Establishments and VGTs

As of June 30, 2019, Accel operates more than 8,082 VGTs in over 1,762 licensed establishments. Licensed establishments typically include bars, restaurants, gaming cafes, truck stops, fraternal organizations, veterans’ organizations, and other retail establishments.

The table below sets forth the number of VGTs and licensed establishments by Illinois county as of June 30, 2019:

County	VGTs	Licensed Establishments
Cook	1503	310
Will	489	104
Peoria	445	104
Kane	398	85
Winnebago	338	70
Madison	345	75
St. Clair	281	64
Tazewell	257	57
McHenry	228	50
LaSalle	202	47
Lake	189	39
Vermilion	173	38
Knox	146	34
Whiteside	138	29
DuPage	136	28
Kankakee	132	29
Jo Daviess	125	28
Champaign	114	24
Bureau	114	27
Ogle	104	24
All other counties(1)(2)	2,225	496

Total	8082	1762

(1)

Includes the following counties: McDonough, Boone, Stephenson, DeKalb, Lee Carroll, Kendall, Grundy, Putnam, Henry, Rock Island, Mercer, Iroquois, Ford, Livingston, McLean, Marshall, Woodford, Stark, Fulton, Warren, Henderson, Piatt, Macon, Logan, Mason, Menard, Cass, Adams, Edgar, Douglas, Coles, Moultrie, Shelby, Christian, Sangamon, Montgomery, Macoupin, Morgan, Scott, Greene, Jersey, Calhoun, Crawford, Richland, Clay, Effingham Fayette, Marion, Bond, Clinton, Monroe, Wayne, Jefferson, Washington, White, Hamilton, Franklin, Perry, Randolph, Saline, Williamson, Jackson, Hardin, Johnson, Union, Alexander, Lawrence, Clark, Cumberland, De Witt, Jasper, Schuyler, Brown, Hancock, Wabash, Edwards, Gallatin, Pike, Pope, Massac, Pulaski.

(2)	Accel has no VGTs or Licensed Establishments in the following counties: Lawrence, Clark, Cumberland, De Witt, Jasper, Schuyler, Brown, Hancock, Wabash, Edwards, Gallatin, Pike, Pope, Massac, Pulaski.

Accel enters into long-term exclusive location and VGT use agreements with its licensed establishment partners, or master exclusive VGT use agreements with licensed establishment partners who have several licensed establishments. Under those agreements, Accel has the exclusive right to place VGTs and redemption devices in such licensed establishments. Once proper licenses are received, Accel experiences minimal delay in delivering VGTs to licensed establishment partners. As of June 30, 2019, the average remaining term on Accel’s agreements is 7.4 years. In addition, Accel’s voluntary contract renewal rate for the three-year period ended December 31, 2018 was over 99%. Services addressed by these agreements typically include providing hardware and related software, accounting and reporting functions as required by the Illinois Video Gaming Act and/or Pennsylvania Gaming Act, and placement of devices such as stand-alone ATMs and redemption devices.

Under IGB regulations, tax and administrative fees in Illinois are required to be split evenly between VGT operators and licensed establishments. Accordingly, Accel shares the responsibility with its licensed establishment partners of the payment of a 33% tax on gross gaming revenue, with such tax to increase to 34% beginning on July 1, 2020. In accordance with IGB regulations, Accel further splits evenly with its customers a 0.8513% administrative fee payable to Scientific Games International, the company that maintains the central communications system to which all VGTs across Illinois are connected. The remainder of gross gaming revenue, which is defined as money inserted into a VGT after subtracting credits paid to a player, is split evenly between Accel and its licensed establishment partners in accordance with Illinois state law. Accel typically remits the amount to licensed establishment partners on a weekly basis. Accel’s agreements with licensed establishment partners are typically not subject to termination rights by licensed establishment partners in the event of a sale or relocation of the licensed establishments during the term of the agreements, though termination may occur upon closure of the business or if the licensed establishment partner chooses to terminate at the end of a term.

In addition, Accel has a very limited number of revenue-share agreements with other licensed terminal operators in Illinois, which provide splitting gross gaming revenue. For the six months ended June 30, 2019, revenue shared with other terminal operators accounted for less than 1% of gross revenue.

Suppliers

Accel offers licensed establishment partners cutting-edge software and multi-game VGTs from leading manufacturers such as Scientific Games International, WMS (owned by Scientific Games International), IGT, Bally (owned by Scientific Games International) and Novomatic. Under agreements with these manufacturers, Accel is able to provide 19 different types of VGT models and 197 different games to licensed establishment partners. Accel believes its efforts to procure VGTs from various sources better enables it to meet the needs of licensed establishment partners and players.

Accel purchases VGTs in upright and slant varieties. Games include different varieties of slots, poker, and keno games. Accel routinely meets with existing and potential manufacturers in the market to discuss performance, service trends, and feedback from licensed establishment partners and players. Accel purchases VGTs from certain suppliers under master purchase agreements and purchase orders. Under these master purchase agreements with certain suppliers, pricing is determined by purchased commitments made for delivery over defined periods. Accel generally pays its suppliers within 90 days after the date of invoice.

The table below sets forth VGT manufacturers, the approximate share of Accel’s VGTs that such manufacturer comprises, and the numerical range of games installed on each VGT by manufacturer across all equipment model types that Accel offers to licensed establishment partners, each as of June 30, 2019:

Manufacturers	Approximate Share (% of Accel’s VGTs)	Number of Games
Bally	24%	9 – 20
IGT	23%	8 – 49
Novomatic	1%	21 – 36
Scientific Games International	1%	6 – 9
Spielo	23%	22 – 30
WMS	28%	8 – 13

Accel also purchases redemption devices, amusement devices and stand-alone ATMs from reputable suppliers such as NRT, Touch Tunes, Arachnid, and Diamond.

Competition

Accel competes on the basis of the responsiveness of its services, and the popularity, content, features, quality, functionality, accuracy and reliability of its products. Accel generally does not consider pricing to be a factor in its VGT business as all revenue splits are mandated by the IGB and by law. Accel believes most establishments focus on player appeal, customer service and reputation when making their decisions to collaborate with terminal operators.

In Illinois, Accel currently competes with 53 terminal operators that operate in 5,241 gaming establishments as of June 30, 2019. The top five terminal operators with which Accel principally competes are J&J Ventures Gaming, LLC, Gold Rush Amusements, Inc., Illinois Gaming Investors LLC and Gaming & Entertainment Management-Illinois LLC. Together with Accel, they operate in almost 60% of all licensed establishments in Illinois, and the top 10 terminal operators in Illinois operate in more than 80% of all licensed establishments. Accel currently operates VGTs and/or amusement devices at more than 25% of all establishments licensed to operate VGTs in Illinois.

Accel faces particularly robust competition from other forms of gaming. The distributed gaming industry is characterized by an increasingly high degree of competition among a large number of participants on both a local and national level, including casinos, internet gaming, sports betting, sweepstakes and poker machines not located in casinos, horse racetracks, including those featuring slot machines and/or table games, fantasy sports, real money iGaming, and other forms of gaming. In addition, Internet-based lotteries, sweepstakes, and fantasy sports, and internet-based or mobile-based gaming platforms, which allow their customers to wager on a wide variety of sporting events and/or play casino games from home or in non-casino settings and could divert players from using Accel’s products in its licensed establishments. Even internet wagering services that may be illegal under federal and state law but operate from overseas locations, may nevertheless sometimes be accessible to domestic gamblers and divert players from visiting licensed establishment partners to play on Accel’s VGTs.

The availability other forms of gaming could increase substantially in the future. Voters and state legislatures may seek to supplement traditional sources of tax revenue by authorizing or expanding gaming. For example, on June 2, 2019, the Illinois legislature passed a significant gaming expansion bill authorizing the addition of more casinos to the state, including a casino in Chicago, permitting slot and table games at three horse racetracks, adding slot machines to two Illinois airports, and sports betting at a variety of approved establishments throughout the state. In addition, jurisdictions are considering or have already recently legalized, implemented and expanded gaming, and there are proposals across the country that would legalize internet poker and other varieties of internet gaming in a number of states and at the federal level. Pennsylvania enacted legislation allowing regulated online poker and casino-style games within the commonwealth and legalizing sports betting in casinos. Established gaming jurisdictions could also award additional gaming licenses or permit the expansion or relocation of existing gaming operations, including VGTs. See “Risk Factors — Accel’s revenue growth and future success depends on its ability to expand into new markets, including Pennsylvania, which may not occur as anticipated or at all.” While Accel believes it is well positioned to take advantage of certain of these opportunities, expansion of gaming in other jurisdictions, both legal and illegal, could further compete with its VGTs.

In addition to competition from other forms of gaming and entertainment and the expansion thereof, Accel’s business faces significant competition from suppliers and other terminal operators, stand-alone ATMs, jukeboxes, dartboards, pool tables, pinball machines and related entertainment machines. Accel’s operations also face competition from many forms of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts, and travel.

Intellectual property

Accel owns or has rights to use the trademarks, service marks or trade names that it uses or will use in conjunction with the operation of its business. In the highly competitive gaming industry, trademarks, service marks, trade names and logos are important to the success of its business.

As of June 10, 2019, Accel owned five registered trademarks and 83 registered domain names. Accel also relies on software or technologies that it licenses from third parties. These licenses may not continue to be available to Accel on commercially reasonable terms in the future and as a result, Accel may be required to obtain substitute software or technologies.

Seasonality

Accel’s results of operations can fluctuate due to seasonal trends and other factors. For example, the gross revenue per machine per day is typically lower in the summer when players will typically spend less time indoors at licensed establishment partners, and higher in cold weather between February and April, when players will typically spend more time indoors at licensed establishment partners. Holiday and vacation seasons may also cause Accel’s results to fluctuate.

Corporate Information

Accel was formed as a corporation under Illinois law on December 8, 2010. It is the sole owner of the IL Operating Subsidiary, and Accel Entertainment Gaming (PA), LLC, a Pennsylvania limited liability company formed in 2018 for the purposes of providing video gaming services in Pennsylvania. Accel’s principal facility and headquarters office building are located at 140 Tower Drive, Burr Ridge, Illinois 60527 and its telephone number is (630) 972-2235. Accel’s website address is https://www.accelentertainment.com/. The parties to the Transaction Agreement may also enter into good faith discussions with respect to Accel becoming a Delaware entity prior to the closing of the Stock Purchase. The information contained on, or that can be accessed through, Accel’s website is not incorporated by reference into, and is not a part of, this proxy statement/prospectus.

Employees

As of June 30, 2019, Accel employed 594 people in Illinois, consisting of 337 in service and collection roles, 106 in sales and marketing roles, and 151 in other roles. None of Accel’s employees are represented by a labor union or covered by a collective bargaining agreement. Accel believes its current staffing levels to be adequate for its needs and operations, and that relations with employees are generally good.

Facilities

Accel owns its principal facility and headquarters office building which encompasses approximately 58,000 square feet. This building houses services, support, and sales functions for the Chicagoland region. It also houses the executive management team, as well as several other business units and shared services such as compliance, human resources, information technology, security, fleet, finance/accounting, data digital, sales, service, amusements, and marketing and service units. The facility supports Accel’s 24/7 Service Solutions Call Center, as well as onsite route management and collection processing. This facility also contains Accel’s largest warehouse, from which equipment installations, preparation, programming, and repairs occur, as well as VGT quality assurance processes and general storage. In this facility there is an IGB-approved secured storage site for sensitive video gaming equipment and materials. Accel believes its facilities are adequate and suitable for its current needs.

Accel also leases and operates an additional eight satellite offices and warehouses located throughout Illinois. Accel believes its facilities are adequate and suitable for its current needs.

Legal Proceedings

Accel has been involved in a series of related litigated matters stemming from claims that Accel wrongly contracted with 10 different licensed establishments (the “Defendant Establishments”) in 2012 in violation of the contractual rights held by J&J Ventures Gaming, LLC (“J&J”), as further described below. In addition, Accel has been named as a defendant in a lawsuit filed by a competitor regarding a current employee.

Action Gaming LLC et. al. v. Action Amusement Co., LLC, et al.

On August 21, 2012, one of Accel’s operating subsidiaries entered into certain agreements with Jason Rowell (“Rowell”), a member of Action Gaming LLC (“Action Gaming”), which was an unlicensed terminal operator that had exclusive rights to place and operate VGTs within a number of establishments, including the Defendant Establishments. Under agreements with Rowell, Accel agreed to pay him for each licensed establishment which decided to enter into exclusive location agreements with Accel. In late August and early September 2012, each of the Defendant Establishments signed separate location agreements with Accel, purporting to grant it the exclusive right to operate VGTs in those Establishments. Separately, on August 24, 2012, Action Gaming sold and assigned its rights to all its location agreements to J&J, including its exclusive rights with the Defendant Establishments (the “J&J Assigned Agreements”). At the time of the assignment of such rights to J&J, the Defendant Establishments were not yet licensed by the IGB.

Action Gaming, J&J, and other parties, collectively, the Plaintiffs, filed a complaint against Accel, Rowell, and other parties in the Circuit Court of Cook County (the “Circuit Court”), on August 31, 2012, as amended on November 1, 2012, December 19, 2012, and October 3, 2013, alleging, among other things, that Accel aided and abetted Rowell in breaches of his fiduciary duties and contractual obligations with Action Gaming and tortiously interfered with Action Gaming’s contracts with Rowell and agreements assigned to J&J. The complaint seeks damages and injunctive and equitable relief. On January 24, 2018, Accel filed a motion to dismiss for lack of subject matter jurisdiction, as further described below. On May 14, 2018, the Circuit Court denied Accel’s motion to dismiss and granted a stay to the case, pending a ruling from the IGB on the validity of the J&J Assigned Agreements.

Petitions with the Illinois Gaming Board

From 2013 to 2015, the Plaintiffs filed additional claims, including J&J Ventures Gaming, LLC et al. v. Wild, Inc. (“Wild”), in various circuit courts seeking declaratory judgements with a number of establishments, including each of the Defendant Establishments, requesting declarations that, among other things, J&J held the exclusive right to operate VGTs at each of the Defendant Establishments as a result of the J&J Assigned Agreements. Accel was granted leave to intervene in all of the declaratory judgements. The circuit courts found that the J&J Assigned Agreements were valid because each of the underlying location agreements were between an unlicensed establishment and an unlicensed terminal operator, and therefore did not constitute use agreements that were otherwise precluded from assignment under the IGB’s regulations. Upon Accel’s appeal, the Illinois Appellate Court, Fifth District (the “District Court”), vacated the circuit courts’ judgements and dismissed the appeals, holding that the IGB had exclusive jurisdiction over the matter that formed the basis of the parties’ claims, and declined to consider the merits of the parties’ disputes. On September 22, 2016, and after the IGB intervened, the Supreme Court of Illinois issued a judgment in Wild, affirming the District Court’s decision vacating the circuit courts’ judgments for lack of subject matter jurisdiction and dismissing the appeals, determining that the IGB has exclusive jurisdiction to decide the validity and enforceability of VGT use agreements.

Between May 2017 and September 2017, both Accel and J&J filed petitions with the IGB seeking adjudication of the rights of the parties and the validity of the use agreements. Those petitions have been fully briefed and remain pending. There is no indication as to when the IGB will rule on the petitions. Accel does not have a present estimate regarding the potential damages, if any, that could potentially be awarded in this litigation and, accordingly, have established no reserves relating to such matters. There are also petitions pending with the IGB which could lead to Accel obtaining new locations.

Illinois Gaming Investors, LLC v. Accel, et.al.

This pending lawsuit in the Circuit Court was filed by a competitor. The lawsuit alleges that a current employee of Accel violated his non-competition agreement, and together with Accel, wrongfully solicited prohibited licensed establishments. The complaint on its face seeks damages of $10 million. No responsive pleading has been filed so far, and Accel intends to vigorously defend this matter. Accel does not have a present estimate regarding the potential damages, if any, that could potentially be awarded in this litigation and, accordingly, have established no reserves relating to such matters.

In addition to this series of related litigation, Accel is, from time-to-time, subject to litigation in the ordinary course of business, including claims regarding employee matters and claims relating to contracts, services, and strategic investments. Accel may incur significant expense defending or settling any such litigation. Additionally, adverse judgments against Accel could result in monetary damages or injunctive relief that could adversely affect its ability to conduct business. There is no guaranty that any litigation will be resolved in Accel’s favor. At this time, Accel does not believe that any such litigation would have a material impact on its business, results, financial condition or prospects.

Clairvest Litigation

On July 16, 2019, Pace was notified that Clairvest Equity Partners V Limited Partnership, through its general partner Clairvest GP Manageco Inc., Clairvest Equity Partners V-A Limited Partnership, and CEP V Co- Investment Limited Partnership, through their general partner Clairvest General Partner V L.P., through its general partner Clairvest GP (GPLP) Inc. (together “Clairvest Plaintiffs”), filed a lawsuit (the “Clairvest Litigation”) relating to the Business Combination in the circuit court of Cook County, Illinois, County Department, Chancery Division, naming Accel, Jeffrey C. Rubenstein, Andrew Rubenstein, Gordon Rubenstein and David W. Ruttenberg, as defendants. The complaint in the Clairvest Litigation sought to enjoin the Business Combination, based on allegations that it (i) violates the drag-along provisions of the Accel Articles by purportedly failing to offer the Clairvest Plaintiffs the same terms and conditions as the Dragging Shareholders and (ii) would violate Clairvest’s approval rights under the Accel Shareholders Agreement. The complaint also sought an award of the Clairvest Plaintiffs’s costs and legal fees and unspecified further relief that the court deems fair and proper. On August 20, 2019, the Clairvest Litigation was voluntarily dismissed without prejudice.

Executive Compensation Prior to the Business Combination

Pace is, and immediately following the Business Combination will continue to be, an emerging growth company. Accordingly, Pace has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in rules promulgated under the Securities Act.

2018 and 2017 Summary Compensation Table

Accel’s “named executive officers” for the fiscal years ended December 31, 2018 and December 31, 2017, were Andrew Rubenstein, Chief Executive Officer, Brian Carroll, Chief Financial Officer and Derek Harmer, General Counsel and Chief Compliance Officer (collectively, the “NEOs”).

The following table sets forth the annual base salary and other compensation paid to each of the NEOs for the fiscal years ended December 31, 2018 and December 31, 2017.

Name and Principal Position	Fiscal Year	Salary	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	All Other Compensation(4)	Total ($)
Andrew Rubenstein	2018	$522,596	$650,000	$1,140,978	$—	$12,178	$2,325,752
Chief Executive Officer	2017	$481,346	$300,000	$1,438,900	$—	$1,365	$2,221,611

Brian Carroll	2018	$256,025	$55,000	$—	$112,500	$11,843	$435,368
Chief Financial Officer	2017	$242,962	$125,000	$—	$87,500	$11,408	$466,870

Derek Harmer	2018	$274,683	$100,000	$—	$180,000	$8,648	$563,331
General Counsel and Chief Compliance Officer	2017	$290,308	$105,000	$—	$140,000	$480	$535,788

(1)

The amount reported in the “Bonus” column represents the annual cash discretionary bonuses, which were approved by the Accel Board, earned by the NEOs pursuant to the achievement of certain Accel and individual performance objectives.

(2)

The amounts reported in the “Stock Awards” column represent grant date fair value of the restricted stock granted to the NEOs during the fiscal years ended December 31, 2018 and December 31, 2017 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the restricted stock.

(3)

The amounts reported in the “Option Awards” column represent the grant date fair value of the stock options granted to the NEOs during the fiscal years ended December 31, 2018 and December 31, 2017 as computed in accordance with FASB Accounting Standards Codification Topic 718. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the NEOs from the stock options.

(4)	“Other Compensation” consists of Accel’s matching contributions to the 401(k) Plan or other retirement plan, health insurance premiums, vehicle allowances and travel expenses.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options for each of the NEOs outstanding as of December 31, 2018.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Andrew Rubenstein	12/8/2015	(1)(2)	10,000	—	34.35	1/8/2025	—	—
	5/9/2016	(3)(4)	20,000	30,000	40.00	8/30/2021	—	—
	12/13/16	(5)	—	—	—	—	16,656	$749,187
	12/13/16	(5)	—	—	—	—	12,158	$1,094,220

Brian Carroll	10/1/2014	(1)(6)	4,000	—	14.35	6/30/2019	—	—
	5/9/2016	(1)(4)	6,000	9,000	40.00	8/30/2021	—	—
	12/12/2017	(3)(4)	250	1,000	70.00	12/12/2023	—	—
	12/19/2018	(3)(4)	—	1,250	90.00	12/11/2024	—	—

Derek Harmer	6/1/2014	(1)(4)	—	1,326	17.80	8/31/2019	—	—
	5/9/2016	(1)(4)	6,000	9,000	40.00	8/30/2021	—	—
	12/12/2017	(3)(4)	400	1,600	70.00	12/12/2023	—	—
	12/19/2018	(3)(4)	—	2,000	90.00	12/11/2024	—	—

(1)

Granted under Accel’s 2011 Equity Incentive Plan. The shares subject to the stock option vest over a five-year period, with 20% of the shares vesting on each annual anniversary of the vesting commencement date, subject to continued service with Accel through each vesting date. The options may be exercised for three months after the termination of the grantee’s employment with Accel.

(2)	Vesting commenced on the grant date.
(3)

Granted under Accel’s 2016 Equity Incentive Plan. The shares subject to the stock option vest over a four-year period, with 25% of the shares vesting on each annual anniversary of the vesting commencement date, subject to continued service with Accel through each vesting date. The options may be exercised for three months after the termination of the grantee’s employment with Accel.

(4)	Vesting commenced on the date that is one year after the grant date.
(5)	Granted under Accel’s 2016 Equity Incentive Plan. The shares subject to the RSU award vest on an annual basis, subject to Accel meeting certain annual performance goals.
(6)	Vesting commenced on March 15, 2015.

Employment Agreements

Andrew Rubenstein

On January 28, 2013, Accel entered into an employment agreement with Andrew Rubenstein (as amended on April 7, 2017 (with an effective date of December 12, 2016) and January 31, 2019). Under the terms of his employment agreement, Mr. Rubenstein is employed as the Chief Executive Officer of Accel, reporting to the board of directors of Accel (the “Accel Board”). Mr. Rubenstein is entitled to receive an annual salary of $650,000 starting January 27, 2019, subject to annual 6% increases, and, subject to Accel meeting certain performance objectives, is eligible to receive an annual bonus and earn a number of restricted shares of Accel common stock, of which 24,469 remain outstanding and eligible for vesting as of the date of this proxy statement/prospectus (the “Restricted Shares”). Accel or Mr. Rubenstein may terminate the employment at any time. In the event that Mr. Rubenstein is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended by Accel after the expected completion date of January 27, 2024, and the reason for such non-renewal or extension is not related to a termination for cause, disability or his death, Mr. Rubenstein will be entitled to receive an amount equal to two times the average of his base salary and cash bonus received during the two fiscal years prior to the date of termination. Under the employment agreement, Mr. Rubenstein is subject to non-competition and non-solicitation restrictions during his employment and for a period of five years thereafter. Mr. Rubenstein’s Restricted Shares will vest in connection with the closing of the Business Combination with performance deemed satisfied at target levels.

Brian Carroll

On March 18, 2014, Accel entered into an employment agreement with Brian Carroll (as amended on November 9, 2017 and July 9, 2018). Under the terms of his employment agreement, Mr. Carroll is employed as the Chief Financial Officer of Accel, reporting to the Chief Executive Officer. Mr. Carroll is entitled to receive an annual salary of $247,000, subject to annual 3-10% increases based on the performance of Mr. Carroll and Accel, and is eligible to receive sales commissions and, subject to discretion of the Accel Board, long- term equity incentives and an annual bonus. Accel or Mr. Carroll may terminate the employment at any time upon giving prior written notice to the other party. In the event that Mr. Carroll is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended by Accel and the reason for such non-renewal or extension is not related to a termination for cause, disability or his death, Mr. Carroll will be entitled to receive an amount equal to one-half of the base salary and target cash bonus he received during the 360 days prior to the date of termination. Under the employment agreement, Mr. Carroll is subject to non-competition and non-solicitation restrictions during his employment and for a period of two and five years thereafter, respectively.

Derek Harmer

On July 9, 2012, Accel entered into an employment agreement with Derek Harmer (as amended on November 8, 2017 and July 9, 2018). Under the terms of his employment agreement, Mr. Harmer is employed as the General Counsel and Chief Compliance Officer of Accel, reporting to the Chief Executive Officer. Mr. Harmer is entitled to receive an annual salary of $265,000, subject to annual 3-10% increases based on the performance of Mr. Harmer and Accel, and is eligible to receive sales commissions and, subject to discretion of the Accel Board, long-term equity incentives and an annual cash bonus. Accel or Mr. Harmer may terminate the employment at any time upon giving thirty days prior written notice to the other party. In the event that Mr. Harmer is terminated by Accel for any reason other than cause, death or disability, he resigns for good reason, or the employment agreement is not renewed or otherwise extended and the reason for such non-renewal is not related to a termination for cause, disability or his death, Mr. Harmer will be entitled to receive an amount equal to two-thirds of the base salary and target bonus he received during the 360 days prior to the date of termination. Under the employment agreement, Mr. Harmer is subject to non-competition and non-solicitation restrictions during his employment and for a period of five years thereafter.

Equity Incentive Plans of Accel

Accel Entertainment, Inc. 2011 Equity Incentive Plan

On April 13, 2011, the Accel Board approved the Accel Entertainment, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which was subsequently approved by the Accel majority stockholders on December 2, 2011. The Accel Board, or a committee thereof appointed by the Accel Board, administers the 2011 Plan and the awards granted under it.

A total of 270,000 shares of Class A common stock, no par value, of Accel (the “Accel Class A Common Stock”) were initially reserved for issuance pursuant to future awards under the 2011 Plan.

The 2011 Plan provided for the grant of incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, nonqualified stock options, restricted stock awards, and stock appreciation rights. Such awards may be granted under the 2011 Plan to Accel’s employees, directors and consultants.

The Accel Board has the power to amend, modify, suspend or terminate the 2011 Plan at any time. No options may be granted pursuant to the 2011 Plan following April 13, 2021. Accel no longer issues any awards under the 2011 Plan.

Accel Entertainment, Inc. 2016 Equity Incentive Plan

On June 20, 2016, the Accel Board approved the Accel Entertainment, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), which was subsequently approved by Accel stockholders on December 13, 2016. The Accel Board, or a committee thereof appointed by the Accel Board, administers the 2016 Plan and the awards granted under it.

A total of 305,724 shares of Accel Class A Common Stock were initially reserved for issuance pursuant to future awards under the 2016 Plan.

The 2016 Plan provides for the grant of incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, nonqualified stock options, restricted stock awards, and stock appreciation rights. Such awards may be granted under the 2016 Plan to Accel’s employees, directors and consultants.

The Accel Board has the power to amend, modify, suspend or terminate the 2016 Plan at any time. No options may be granted pursuant to the 2016 Plan following June 20, 2026.

In connection with the Business Combination, any option under the 2011 Plan or the 2016 Plan that has vested but not been exercised prior to the date that is ten business days following the date of this proxy statement/prospectus, shall be cancelled for no consideration and shall cease to exist upon the consummation of the Business Combination. In addition, any option under the 2011 Plan or the 2016 Plan that is outstanding but has not yet vested immediately prior to the Business Combination shall be converted into a stock option that will be exercisable in accordance with the same vesting schedule prior to the Business Combination for a number of Class A-1 Shares equal to the product of (i) the number of shares of Accel Stock underlying such option immediately prior to the Business Combination, multiplied by (ii) an exchange ratio equal to the Purchase Price divided by the Public Share Value, subject to certain adjustments in set forth in therein. The total number of options subject to such vesting following the Business Combination is 71,467.

Retirement and Other Benefits

Accel maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including the NEOs. Each participant in the 401(k) plan can elect to defer from 0% to 90% of compensation, subject to limitations under the Internal Revenue Code and Employee Retirement Income Security Act. Accel matches up to 50% of its employees’ contributions to the 401(k) plan, so long as the employee contributes at least 5% of their annual compensation (not including any bonus, severance or legal settlements). Accel does not provide any pension benefits. Accel maintains various other employee benefit plans, including medical, dental and life insurance.

Compensation of Directors

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, and lodging expenses. Accel does not pay fees to directors for attendance at meetings of its board of directors or its committees.

Bankruptcies

Brian Carroll was the Chief Executive Officer of Calumet Holdings International and its principal U.S. operating subsidiary, Calumet Photographic Inc., until November 2013. In addition to Calumet Photographic Inc., Calumet Holdings International also consisted of an operating company in China and five operating companies in Europe. In March of 2014, Calumet Photographic Inc. filed for Chapter 13 Bankruptcy Protection.

ACCEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of Accel Entertainment, Inc.’s financial condition and results of operations should be read in conjunction with Accel’s consolidated financial statements and unaudited consolidated financial statements, and their related notes included elsewhere in this proxy statement/prospectus. Accel’s future results could differ materially from the historical results discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors — Risks Relating to Pace’s Business Following the Business Combination” included elsewhere in this proxy statement/prospectus.

Company Overview

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” Accel also operates a small number of stand-alone ATMs in gaming and non-gaming locations. Accel has been licensed by the Illinois Gaming Board since 2012 and holds a conditional license from the PA Board. As of June 30, 2019, Accel’s VGT operations comprised 8,082 VGTs in 1,762 licensed establishments, representing compounded annual growth rates of 22% and 18%, respectively since December 31, 2016. Accel’s total revenue has increased from $173 million for the fiscal year ended December 31, 2016 to $332 million for the fiscal year ended December 31, 2018, representing a CAGR of 38% over such period. Accel’s net income has increased from $4.9 million for the year ended December 31, 2016 to $10.8 million for year ended December 31, 2018, a CAGR of 48% over such period. Accel’s Adjusted EBITDA increased from $33.3 million to $63.8 million over the same period, representing a 38% CAGR, and its Adjusted Net Income increased from $9.0 million to $23.1 million, representing a 61% CAGR, each over the same period. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should not be used as substitutes for net income. For a reconciliation of Adjusted EBITDA and Adjusted Net Income to net income and a further discussion of such measures see “Selected Historical Financial Data of Accel and Non-GAAP Financial Measures.”

Components of Performance

Revenues

Net video gaming

Net video gaming revenue represents net cash received from gaming activities, which is the difference between gaming wins and losses. Net video gaming revenue includes the amounts earned by the licensed establishments and is recognized at the time of gaming play.

Amusement

Amusement revenue represents amounts collected from amusement devices operated at various licensed establishments and is recognized at the point the amusement device is used.

ATM fees and other revenue

ATM fees and other revenue represents fees charged for the withdrawal of funds from Accel’s redemption devices and stand-alone ATMs and is recognized at the time of the ATM transaction.

Operating Expenses

Video gaming expenses

Gaming expenses consist of (i) a 30% tax on net video gaming revenue (with such tax increasing to 33% beginning on July 1, 2019) that is payable to the IGB, (ii) an administrative fee (0.8513% currently, 0.7275% prior to July 23, 2018) payable to Scientific Games International, the third-party contracted by IGB to maintain the central system to which all VGTs across Illinois are connected and (iii) establishment revenue share, which is defined as 50% of gross gaming revenue after subtracting the tax and administrative fee.

General and administrative

General and administrative expenses consist of operating expense and general and administrative (“G&A”) expense. Operating expense includes payroll and related expense for service technicians, route technicians, route security, and preventative maintenance personnel. Operating expense also includes vehicle fuel and maintenance, ATM and amusement commissions and fees, and non-capitalizable parts expenses. Operating expenses are generally proportionate to the number of licensed establishments and VGTs. G&A expense includes payroll and related expense for account managers, business development managers, marketing, and other corporate personnel. In addition, G&A includes marketing, information technology, insurance, rent and professional fees.

Depreciation and amortization of property and equipment

Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease. Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets.

Amortization of route and customer acquisition costs and location contracts acquired

Route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow Accel to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to Accel’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the estimated life of the contract.

Location contracts acquired in a business combination are recorded at fair value and then amortized as an intangible asset on a straight-line basis over the expected useful life of 10 years.

Interest expense

Interest expense consists of interest on Accel’s credit facility, amortization of financing fees, and accretion of interest on route and customer acquisitions. Interest on the credit facility is payable monthly on unpaid balances at the variable per annum LIBOR rate plus an applicable margin, as defined under the terms of the credit facility, ranging from 1.70% to 2.50% depending on the ratio of total net debt to EBITDA. Additionally, Accel imputes interest on its third-party partner operations liabilities at a rate of 4.5%, 5%, 5% and 5% for 2016, 2017, 2018 and first half of 2019, respectively.

Income tax expense

Income tax expense consists mainly of taxes payable to national, state and local authorities. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Accel evaluates whether any uncertain tax positions exist at each balance sheet date.

Results of Operations

Six months Ended June 30, 2019 and 2018

The following table summarizes Accel’s results of operations on a consolidated basis for the six months ended June 30, 2019 and 2018:

	Six Months Ended June 30,		Increase / Decrease
	2019	2018	Change	Change%
Revenues:
Net video gaming	$195,168,399	$154,413,461	$40,754,938	26.4%
Amusement	2,785,981	2,016,021	769,960	38.2%
ATM fees and other revenue	3,737,275	2,926,039	811,236	27.7%

Total revenues	201,691,655	159,355,521	42,336,134	26.6%

Operating expenses:
Video gaming expenses	127,703,073	100,938,950	26,764,123	26.5%
General and administrative	33,600,191	26,581,474	7,018,717	26.4%
Depreciation and amortization of property and equipment	12,141,013	9,920,049	2,220,964	22.4%
Amortization of route and customer acquisition costs and location contracts acquired	8,926,713	6,322,691	2,604,022	41.2%
Other expense (income)	1,345,716	1,091,617	254,099	23.3%

Total operating expenses	183,716,706	144,854,781	38,861,925	26.8%

Operating income	17,974,949	14,500,740	3,474,209	24.0%
Interest expense	6,202,560	4,689,875	1,512,685	32.3%

Income before income tax expense	11,772,389	9,810,865	1,961,524	20.0%
Income tax expense	3,449,599	2,766,032	683,567	24.7%

Net income	$8,322,790	$7,044,833	$1,277,957	18.1%

Revenues

Total revenues for the six months ended June 30, 2019 was $201.7 million, an increase of $42.3 million, or 26.6%, compared to the six months ended June 30, 2018. This growth was driven by an increase in net video gaming revenue of $40.8 million, or 26.4%, an increase in amusement revenue of $0.8 million, or 38.2% and an increase in ATM fees and other revenue of $0.8 million, or 27.7%. The increase in revenues is partially attributable to the acquisitions of Skyhigh Gaming on August 1, 2018, Quad B on September 1, 2018, G3 Gaming on October 16, 2018, Mike’s Amusements on October 16, 2018, Family Amusements on October 31, 2018 (collectively, the “2018 Acquisitions”), which collectively contributed $15.6 million in net video gaming revenue to the above comparative increase. Excluding all acquisitions, net video gaming revenue during such period increased by $24.8 million, or 22.4%, compared to the prior period, largely due to an increase in the number of licensed establishments and VGTs.

Video gaming expenses

Total video gaming expenses for the six months ended June 30, 2019 were $127.7 million, an increase of $26.8 million, or 26.5%, compared to the six months ended June 30, 2018. The components of video gaming expenses as a percentage of revenue remained consistent from 2018 to 2019 and, as a result, gaming expenses as a percentage of revenue were unchanged at 63.3% for the six months ended June 30, 2019 and the six months ended June 30, 2018, respectively, reflecting a proportional increase in revenues and gaming expenses. The increase of $26.8 million was the result of an increase in net video gaming revenue and corollary increase in gaming tax and establishment revenue share costs, along with required payments to the IGB’s third-party system administrator.

General and administrative

Total general and administrative expenses for the six months ended June 30, 2019 were $33.6 million, an increase of $7.0 million, or 26.4%, compared to the six months ended June 30, 2018. The increase was attributable to a $3.2 million increase in payroll and employee related expenses resulting from increases in employee headcount to support new licensed establishments and VGTs, as well as other expenses that increase variably based on the number of licensed establishments and VGTs.

Depreciation and amortization of property and equipment

Depreciation and amortization of property and equipment for the six months ended June 30, 2019 was $12.1 million, an increase of $2.2 million, or 22.4%, compared to the six months ended June 30, 2018. The increase in depreciation and amortization is the result of increased number of licensed establishments and VGTs. Depreciation and amortization as a percentage of revenue was 6.0% for the six months ended June 30, 2019 compared to 6.2% for the comparable prior year period.

Amortization of route and customer acquisition costs and location contracts acquired

Amortization of route and customer acquisition costs and location contracts acquired for the six months ended June 30, 2019 was $8.9 million, an increase of $2.6 million, or 41.2%, compared to the six months ended June 30, 2018. The increase is primarily attributable to the 2018 Acquisitions. Amortization of route and customer acquisition costs and location contracts acquired as a percentage of revenue increased to 4.4% from 4.0% for the six months ended June 30, 2019 and 2018, respectively.

Other expenses (income)

Other expenses for the six months ended June 30, 2019 were $1.3 million, an increase of $0.3 million, or 23.3%, compared to the six months ended June 30, 2018. The increase was largely attributed to lobbying efforts with respect to new legislation.

Interest expense

Interest expense for the six months ended June 30, 2019 was $6.2 million, an increase of $1.5 million, or 32.3%, compared to six months ended June 30, 2018 primarily due to a $43.5 million increase in Accel’s senior secured debt related to the 2018 Acquisitions. For the six months ended June 30, 2019, the weighted average interest rate was approximately 4.60%.

Income tax expense

Income tax expense for the six months ended June 30, 2019 was $3.4 million, an increase of $0.7 million, or 24.7%, compared to six months ended June 30, 2018. Income tax expense increased proportionally with Accel’s increase in income before income tax.

Years Ended December 31, 2018 and 2017

The following table summarizes Accel’s results of operations on a consolidated basis for the years ended December 31, 2018 and 2017:

	Year Ended December 31,		Increase / Decrease
	2018	2017	Change	Change %
	(As Restated)	(As Restated)
Revenues:
Net video gaming	$321,710,501	$240,234,854	$81,475,647	33.9%
Amusement	4,198,789	3,421,688	777,101	22.7%
ATM fees and other revenue	6,083,402	4,778,377	1,305,025	27.3%

Total revenues	$331,992,692	$248,434,919	$83,557,773	33.6%

Operating expenses:
Video gaming expenses	210,507,050	157,009,640	53,497,410	34.1%
General and administrative	58,157,368	45,363,684	12,793,684	28.2%
Depreciation and amortization of property and equipment	20,781,855	16,767,983	4,013,872	23.9%
Amortization of route and customer acquisition costs and location contracts acquired	14,681,495	9,792,488	4,889,007	49.9%
Other expenses (income)	2,996,398	1,331,059	1,665,339	125.1%

Total operating expenses	307,124,166	230,264,854	76,859,312	33.4%

Operating income	24,868,526	18,170,065	6,698,461	36.9%
Interest expense	9,643,447	8,105,563	1,537,884	19.0%

Income before income tax expense	15,225,079	10,064,502	5,160,577	51.3%
Income tax expense	4,422,415	1,753,781	2,668,634	152.2%

Net income	$10,802,664	$8,310,721	$2,491,943	30.0%

Revenues

Total revenues for the year ended December 31, 2018 was $332.0 million, an increase of $83.6 million, or 33.6%, compared to the year ended December 31, 2017. This growth was driven by an increase in net video gaming revenue of $81.5 million, or 33.9%, an increase in amusement revenue of $0.8 million, or 22.7%, and an increase in ATM fees and other revenue of $1.3 million, or 27.3%. The increase is partially attributable to the 2018 Acquisitions and Accel’s 2017 purchase of Fair Share Gaming, LLC and Fair Share Amusement Company, a licensed terminal operator in the state of Illinois and an operator of amusement games and ATMs for $60,000,000 (the “Fair Share Gaming Acquisition”), which collectively contributed $29.9 million of incremental net video gaming revenue to the above comparative increase. Excluding all acquisitions, net video gaming revenue for year ended December 31, 2018 increased by $48.6 million, or 20.2%, compared to the year ended December 31, 2017, largely due to an increase in the number of licensed establishments and VGTs.

Video gaming expenses

Total video gaming expenses for the year ended December 31, 2018 were $210.5 million, an increase of $53.5 million, or 34.1%, compared to the year ended December 31, 2017. The components of gaming expenses as a percentage of revenue remained relatively consistent from 2017 to 2018 and, as a result, gaming expenses as a percentage of revenue was 63.4% for the year ended December 31, 2018 compared to 63.2% the year ended December 31, 2017, reflecting proportional increases in revenue and gaming expenses. The increase of $53.5 million was the result of an increase in net video gaming revenue and corollary increase in gaming tax and establishment revenue share costs, along with required payments to the IGB’s third-party system administrator.

General and administrative

Total general and administrative expenses for the year ended December 31, 2018 were $58.2 million, an increase of $12.8 million, or 28.2%, compared to the year ended December 31, 2017. General and administrative expenses as a percentage of revenue improved to 17.5% in year ended December 31, 2018 compared to 18.3% for the prior year. This improvement was realized considering a $10.7 million increase in payroll and employee related expenses resulting from an increase in employee headcount to support new licensed establishments and VGTs, as well as expense related to the use of salesforce™ customer relationship management (“CRM”), a cloud-based system expected to improve the efficiency and effectiveness of Accel’s sales and operation teams.

Depreciation and amortization of property and equipment

Depreciation and amortization for the year ended December 31, 2018 was $20.8 million, an increase of $4.0 million, or 23.9%, compared to the year ended December 31, 2017. The increase was primarily attributable to additional gaming equipment for new licensed establishments and purchased licensed establishments. Depreciation and amortization as a percentage of revenue was 6.3% for the year ended December 31, 2018 compared to 6.7% for the year ended December 31, 2017.

Amortization of route and customer acquisition costs and location contracts acquired

Amortization of route and customer acquisition costs and location contracts acquired for the year ended December 31, 2018 was $14.7 million, an increase of $4.9 million, or 49.9%, compared to the year ended December 31, 2017. The increase is primarily attributable to the Fair Share Gaming Acquisition in 2017. These increases are offset by certain route acquisition liabilities that were extinguished related to prior periods. Amortization of route and customer acquisition costs and location contracts acquired as a percentage of revenue increased from 3.9% to 4.4% for the year ended December 31, 2017 and 2018, respectively.

Other expenses (income)

Other expenses for the year ended December 31, 2018 were $3.0 million, an increase of $1.7 million, or 125.1%, compared to the year ended December 31, 2017. The increase was largely attributed lobbying efforts in Pennsylvania to allow route gaming, and a revaluation of consideration payable in connection with the gaming acquisitions.

Interest expense

Interest expense for the year ended December 31, 2018 was $9.6 million, an increase of $1.5 million, or 19.0%, compared to year ended December 31, 2017 primarily due to a $50.1 million increase in Accel’s senior secured debt due to the 2018 Acquisitions.

Income tax expense

Income tax expense for the year ended December 31, 2018 was $4.4 million, an increase of $2.7 million, or 152.2%, compared to year ended December 31, 2017. Income tax expense increased due to Accel’s increase in income before income tax expense and the impact of the prior revaluation of deferred tax assets and liabilities offset by lower federal tax rates in 2018 resulting from the Tax Cuts and Jobs Act of 2017.

Years Ended December 31, 2017 and 2016

	Year Ended December 31,		Increase / Decrease
	2017	2016	Change	Change %
	(As Restated)	(As Restated)
Revenues:
Net video gaming	$240,234,854	$167,991,737	$72,243,117	43.0%
Amusement	3,421,688	2,222,689	1,198,999	53.9%
ATM fees and other revenue	4,778,377	3,115,539	1,662,838	53.4%

Total revenues	$248,434,919	$173,329,965	$75,104,954	43.3%

Operating expenses:
Video gaming expenses	157,009,640	109,828,870	47,180,770	43.0%
General and administrative	45,363,684	31,032,801	14,330,883	46.2%
Depreciation and amortization of property and equipment	16,767,983	12,867,817	3,900,166	30.3%
Amortization of route and customer acquisition costs and location contracts acquired	9,792,488	5,906,173	3,886,315	65.8%
Other expenses (income)	1,331,059	(83,639)	1,414,698	-1691.4%

Total operating expenses	230,264,854	159,552,022	70,712,832	44.3%

Operating income	18,170,065	13,777,943	4,392,122	31.9%
Interest expense	8,105,563	5,386,375	2,719,188	50.5%

Income before income tax expense	10,064,502	8,391,568	1,672,934	19.9%
Income tax expense	1,753,781	3,486,488	(1,732,707)	-49.7%

Net income	$8,310,721	$4,905,080	$3,405,641	69.4%

Revenues

Total revenues for the year ended December 31, 2017 were $248.4 million, an increase of $75.1 million, or 43.3%, compared to the year ended December 31, 2016. This growth was driven by an increase in net video gaming revenue of $72.2 million, or 43.0%, an increase in amusement revenue of $1.2 million, or 53.9% and an increase in ATM fees and other revenue of $1.7 million, or 53.4%. The increase is partially attributable to Accel’s 2017 Fair Share Gaming Acquisition and the acquisition on June 1, 2016 of certain assets and assumed liabilities of Abraham Gaming, LLC (the “Abraham Acquisition”) which collectively contributed $28.0 million of incremental net video gaming revenue to the above comparative increase. Excluding all acquisitions, net video gaming revenue increased $43.3 million, or 31.9%, for the year ended December 31, 2017 compared to the year ended December 31, 2016, largely due to an increase in the number of licensed establishments and VGTs.

Video gaming expenses

Total video gaming expenses for the year ended December 31, 2017 were $157.0 million, an increase of $47.2 million, or 43.0%, compared to the year ended December 31, 2016. The components of gaming expense as a percentage of revenue remained relatively consistent from 2016 to 2017 and as a result, gaming expense as a percentage of revenue was 63.2% for the year ended December 31, 2017 compared to 63.4% the year ended December 31, 2016 indicating a proportional increase in revenue and gaming expense. The increase of $47.2 million was the result of an increase in net video gaming revenue and corollary increase in gaming tax and establishment revenue share costs, along with required payments to the IGB’s third-party system administrator.

General and administrative

Total general and administrative expenses for the year ended December 31, 2017 were $45.4 million, an increase of $14.3 million, or 46.2%, compared to the year ended December 31, 2016. The increase was attributable to a $10.5 million increase in payroll and employee related expenses resulting from additional personnel to support new licensed establishments and VGTs. General and administrative expenses as a percentage of revenue was 18.3% for the year ended December 31, 2017 compared to 17.9% for the year ended December 31, 2016.

Depreciation and amortization of property and equipment

Depreciation and amortization of property and equipment for the year ended December 31, 2017 was $16.8 million, an increase of $3.9 million, or 30.3%, compared to the year ended December 31, 2016. The increase in depreciation and amortization is the result of increased number of licensed establishments and VGTs. Depreciation and amortization as a percentage of revenue was 6.7% for the year ended December 31, 2017 compared to 7.4% for the year ended December 31, 2016.

Amortization of route and customer acquisition costs and location contracts acquired

Amortization of route acquisition costs and location contracts acquired for the year ended December 31, 2017 was $9.8 million, an increase of $3.9 million, or 65.8%, compared to the year ended December 31, 2016. The increase is primarily attributable to the Fair Share Gaming Acquisition on July 1, 2017. Amortization of route and customer acquisition costs and location contracts acquired as a percentage of revenue increased to 3.9% from 3.4% for the year ended December 31, 2017 and 2016, respectively.

Other expenses (income)

Other expenses for the year ended December 31, 2017 were $1.3 million, an increase of $1.4 million compared to the year ended December 31, 2017. The increase was largely attributed to a one-time gain in 2016 related to an earn-out on an acquired business.

Interest expense

Interest expense for the year ended December 31, 2017 was $8.1 million, an increase of $2.7 million compared to the year ended December 31, 2016 primarily due to a $52.0 million increase in Accel’s senior secured debt due to drawdowns on Accel’s credit facility.

Income tax expense

Income tax expense for the year ended December 31, 2017 was $1.8 million, a decrease of $1.7 million or 49.7% compared to the year ended December 31, 2016. Income tax expense decreased due to the impact of changes in tax rates from the Tax Cuts and Jobs Act of 2017 including the revaluation of deferred tax asset and liabilities.

Key Business Metrics

Accel uses a variety of statistical data and comparative information commonly used in the gaming industry to monitor the performance of the business, none of which are prepared in accordance with GAAP, and therefore should not be viewed as indicators of operational performance. Accel’s management uses this information for financial planning, strategic planning and employee compensation decisions. The key indicators include:

•	Number of licensed establishments

•	Number of VGTs

•	Average remaining contract term (years)

•	Hold-per-day

Number of licensed establishments

The number of licensed establishments is calculated based on data provided by Scientific Games, a contractor of the IGB. Terminal operator portal data is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. Accel utilizes this metric to continually monitor growth from organic openings, purchased licensed establishments, and competitor conversions. Competitor conversions occur when a licensed establishment chooses to change terminal operators.

Number of video game terminals (VGTs)

The number of VGTs in operation is based on Scientific Games terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. Accel utilizes this metric to continually monitor growth from existing licensed establishments, organic openings, purchased licensed establishments, and competitor conversions.

Average remaining contract term

Average remaining contract term is calculated by determining the average expiration date of all outstanding contracts with Accel’s current licensed establishment partners, and then subtracting the applicable measurement date.

Hold-per-day

Hold-per-day is calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then dividing the calculated amount by the number of days in such period.

The following tables set forth information with respect to Accel’s licensed establishments, number of VGTs, average remaining contract term and hold-per-day as of and for the six months ended June 30, 2019 and 2018, and the fiscal years ended December 31, 2018, 2017 and 2016, respectively.

	As of and for the Six Months Ended June 30,		Increase / Decrease
	2019	2018	Change	Change %
Licensed establishments	1,762	1,495	267	17.9%
Video gaming terminals	8,082	6,743	1,339	19.9%
Average remaining contract term (years)	7.4	7.9	(0.5)	(6.3)%
Hold-per-day	$137	$129	$8	6.2%

	As of and for the Year Ended December 31,		Increase / Decrease
	2018	2017	Change	Change %
Licensed establishments	1,686	1,442	244	16.9%
Video gaming terminals	7,649	6,439	1,210	18.8%
Average remaining contract term (years)	7.6	8.3	(0.7)	(8.4)%
Hold-per-day	$125	$115	$10	8.7%

	As of and for the Year Ended December 31,		Increase / Decrease
	2017	2016	Change	Change %
Licensed establishments	1,442	1,162	280	24.1%
Video gaming terminals	6,439	4,947	1,492	30.2%
Average remaining contract term (years)	8.3	7.1	1.2	16.9%
Hold-per-day	$115	$105	$10	9.5%

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and are key metrics used to monitor ongoing core operations. Management of Pace and Accel believe Adjusted EBITDA and Adjusted Net Income enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to-period comparisons, because these non-GAAP financial measures exclude the effects of certain non-cash items or represent certain nonrecurring items that are unrelated to core performance. Management of Accel and Pace also believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements. For more information see “Selected Historical Financial Data of Accel and Non-GAAP Financial Measures”.

Adjusted Net Income and Adjusted EBITDA

	Six months ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
			(As Restated)	(As Restated)	(As Restated)
Net income	$8,322,790	$7,044,833	$10,802,664	$8,310,721	$4,905,080
Adjustments:
Amortization of route and customer acquisition costs and location contracts acquired(1)	8,926,713	6,322,691	14,681,495	9,792,488	5,906,173
Stock-based compensation(2)	255,510	95,227	452,916	804,355	821,804
Other Expenses (Income)(3)	1,370,616	1,091,617	3,030,398	1,331,059	(83,639)
Tax effect of adjustments(4)	(3,804,944)	(2,117,205)	(5,830,668)	(2,928,258)	(2,598,933)

Adjusted Net Income	$15,070,685	$12,437,163	$23,136,805	$17,310,365	$8,950,485
Depreciation and amortization of property and equipment	12,141,013	9,920,049	20,781,855	16,767,983	12,867,817
Interest expense	6,202,560	4,689,875	9,643,447	8,105,563	5,386,375
Provision for income taxes	7,254,543	4,883,237	10,253,083	4,682,039	6,085,421

Adjusted EBITDA	$40,668,801	$31,930,324	$63,815,190	$46,865,950	$33,290,098

(1)

Route and customer acquisition costs consist of upfront cash payments and future cash payments to third party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract. Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract. “Amortization of route and customer acquisition costs and location contracts acquired” aggregates the non-cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.

(2)	Stock-based compensation consists of options, restricted stock units and warrants.
(3)

Other expenses (income) consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities and accretion of interest on route and customer costs payable, and (ii) non-recurring expenses including expenses relating to lobbying efforts and legal expenses in Pennsylvania, lobbying efforts in Missouri and a settlement in connection with a gaming acquisition.

(4)	Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.

Adjusted EBITDA for the six months ended June 30, 2019 was $40.7 million, an increase of $8.8 million, or 27.4%, compared to six months ended June 30, 2018. The increase was primarily attributable to an increase in licensed establishments and VGTs.

Adjusted EBITDA for the year ended December 31, 2018 was $63.8 million, an increase of $16.9 million, or 36.1%, compared to year ended December 31, 2017. The increase in Adjusted EBITDA is attributable to both organic growth of the business as well as the 2018 Acquisitions. The increase was primarily attributable to an increase in licensed establishments and VGTs.

Adjusted EBITDA for the year ended December 31, 2017 was $46.9 million, an increase of $13.6 million, or 40.8%, compared to year ended December 31, 2016. The increase in Adjusted EBITDA is attributable to both organic growth of the business as well as the 2017 acquisitions. The increase was primarily attributable to an increase in licensed establishments and VGTs.

Liquidity and Capital Resources

Cash and cash equivalents

As of June 30, 2019, Accel had $101.9 million in cash and cash equivalents. Accel believes that its cash and cash equivalents, cash flows from operations and borrowing availability under its credit facility will be sufficient to meet its capital requirements during the next 12 months. Accel’s primary short-term cash needs are paying operating expenses, servicing outstanding indebtedness and funding near term acquisitions.

As of June 30, 2019, Accel’s $300 million senior secured first lien credit facility consisted of a $125.0 million term loan (the “Term Loan”), a contract draw loan facility of $90.0 million (the “Contract Draw Loan”) and a revolving credit facility of $85.0 million (the “Revolving Credit Facility”). Accel’s senior credit facility is with a syndicated group of banks (collectively, the “Lenders”) with CIBC Bank USA, as administrative agent for the Lenders. The senior credit facility matures on April 10, 2023. Included in the Revolving Credit Facility and Contract Draw Loan are swing line sub-facilities of $5.0 million each.

During 2018, the size of Accel’s senior credit facility increased from $210.0 million to $300.0 million, including an increase in the Term Loan from $90.0 million to $125.0 million, an increase in the Contract Draw Loan from $65.0 million to $90.0 million and an increase in the Revolving Credit Facility from $55.0 million to $85.0 million.

As of June 30, 2019, Accel had $23.0 million and $35.0 million of availability under the Contract Draw Loan and Revolving Credit Facility. Term Loan borrowings as of June 30, 2019 were $114.3 million. There were no letters of credit outstanding as of June 30, 2019.

On August 22, 2019, Accel entered into the First Amendment to Third Amended and Restated Loan and Security Agreement which increased the commitment on the Contract Draw Loan by $80 million. This increased the total loan facility to $380 million.

In order to maintain sufficient liquidity, Accel reviews its cash flow projections and available funds with its Board of Directors to consider modifying its capital structure and seeking additional sources of liquidity if needed. The availability of additional liquidity options will depend on the economic and financial environment, Accel’s credit, its historical and projected financial and operating performance, and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in Accel’s creditworthiness and potential non-compliance with financial covenants, Accel may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

Cash flows

The following table summarizes Accel’s net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with Accel’s unaudited and audited consolidated statements of cash flows and accompanying notes thereto included in this proxy statement/prospectus:

	Six Months Ended June 30,	Year Ended December 31,
	2019	2018	2017	2016
Net cash provided by operating activities	$26,082,837	$44,342,987	$33,097,094	$24,774,159
Net cash used in investing activities	(10,548,075)	(73,546,424)	(70,869,687)	(51,533,913)
Net cash provided by (used in) financing activities	(8,257,343)	46,121,721	59,080,982	49,314,673

Net cash provided by operating activities

For the six months ended June 30, 2019, net cash provided by operating activities was $26.0 million, an increase of $2.2 million over the comparable period of 2018. The increase was primarily attributable to an increase in gaming revenue from licensed establishments acquired from the 2018 Acquisitions.

For the year ended December 31, 2018, net cash provided by operating activities was $44.3 million, an increase of $11.2 million over the comparable period of 2017. The increase was primarily attributable to an increase in gaming revenue from new licensed establishments gained from the 2018 Acquisitions, and the full-year impact of licensed establishments from the Fair Share Gaming Acquisition in July 2017.

For the year ended December 31, 2017, net cash provided by operating activities was $33.1 million, an increase of $8.3 million over the comparable period of 2016. The increase was primarily attributable to an increase in gaming revenue from new licensed establishments and licensed establishments from the Fair Share Gaming Acquisition in July 2017.

For the year ended December 31, 2016, net cash provided by operating activities was $24.8 million.

Net cash used in investing activities

For the six months ended June 30, 2019, net cash used in investing activities was $10.5 million, a decrease of $1.2 million over the comparable period of 2018 and was primarily attributable to purchases of video gaming equipment and Salesforce implementation costs.

For the year ended December 31, 2018, net cash used in investing activities was $73.5 million, an increase of $2.7 million over the comparable period of 2017. Capital spending, net of disposal of property and equipment, was $22.1 million and primarily attributable to purchases of video gaming equipment. Cash used for the 2018 Acquisitions, net of cash acquired, totaled $51.4 million.

For the year ended December 31, 2017, net cash used in investing activities was $70.9 million, an increase of $19.3 million over the comparable period of 2016. The increase in cash used was primarily attributed to the Fair Share Gaming Acquisition and purchases of gaming equipment for new and existing licensed establishments. Capital spending, net of disposal of property and equipment, was $23.4 million and primarily attributable to purchases of video gaming equipment. Cash used for the Fair Share Gaming Acquisition, net of cash acquired, totaled $45.1 million.

For the year ended December 31, 2016, net cash used in investing activities was $51.5 million. Capital spending, net of proceeds from disposal of property and equipment, was $15.4 million and primarily attributable to purchases of video gaming equipment. Accel also invested approximately $7 million for the purchase and improvement of a new headquarters. Acquisition of businesses, net of cash acquired, totaled $36.1 million during year ended December 31, 2016.

Net cash provided by (used in) financing activities

For the six months ended June 30, 2019, net cash used in financing activities was $8.3 million, an increase of $6.8 million over the comparable period of 2018. The increase was due to increased paydowns on Accel’s credit facility. Cash from financing is primarily used to fund acquisitions, purchases of property and equipment, and for working capital requirements.

For the year ended December 31, 2018, net cash provided by financing activities was $46.1 million, a decrease of $13.0 million over the comparable period of 2017. The decrease was due to increased paydowns on Accel’s credit facility. Cash from financing is primarily used to fund acquisitions, purchases of property and equipment, and for working capital requirements.

For the year ended December 31, 2017, net cash provided by financing activities was $59.1 million, an increase of $9.8 million over the comparable period of 2016. The increase was due to additional borrowings on Accel’s credit facility for the Fair Share Gaming Acquisition. Cash from financing is primarily used to fund acquisitions, purchases of property and equipment, and for working capital requirements.

For the year ended December 31, 2016, net cash provided by financing activities was $49.3 million. Cash from financing is primarily used to fund acquisitions, purchases of property and equipment, and for working capital requirements.

Senior Secured Credit Facility

Accel’s senior credit facility consists of the Term Loan, Contract Draw Loan and Revolving Credit Facility. On November 15, 2016, Accel entered into a Second Amended and Restated Loan and Security Agreement with most of the same syndicated group of banks in prior loan agreements, with U.S. Bank National Association added as a joint lead arranger, joint bookrunner and syndication agent, CIBC (previously known as PrivateBank and Trust Company) as joint lead arranger, joint book runner and administrative agent, and Fifth Third Bank as documentation agent. On April 10, 2018, Accel entered into that certain Third Amended and Restated Loan and Security Agreement, which increased the loan facility from $210,000,000 to $300,000,000 and also extended the agreement maturity date from November 2021 to April 2023. Accel’s availability on the senior credit facility was $58 million and $64 million as of December 31, 2018 and June 30, 2019, respectively. Interest on the Term Loan, Contract Draw Loan and Revolving Credit Facility is payable monthly on unpaid balances at the variable per annum LIBOR rate (4.60% at June 30, 2019) plus an applicable margin, as defined, ranging from 1.70% to 2.50% depending on the ratio of Total Net Debt to EBITDA (each as defined under the terms of the Credit Agreement). As of June 30, 2019, the weighted average interest rate on short term borrowings was 4.60%.

Covenant compliance

Accel is in compliance with all debt covenants contained in its credit facility.

Contractual Obligations

The following table sets forth Accel’s obligations and commitments to make future payments under contracts and contingent commitments as of June 30, 2019:

	Less than 1 Year (1)	Due in 1 to 3 years	Due in 3 to 5 years	Due in over 5 years	Total
Credit facility principal payments(2)	$6,250,000	$48,437,000	$168,187,000	$—	$222,874,000
Interest payments on credit facility(3)	5,404,000	28,396,000	2,002,000	—	35,802,000
Operating lease obligations(4)	63,000	—	—	—	63,000

Total contractual obligations	$11,717,000	$76,833,000	$170,189,000	$—	$258,739,000

(1)	The period less than 1 year represents remaining obligations in 2019.
(2)	Term Loan requires quarterly principal payments of increasing amounts at March 31, 2020, 2022 and 2023.
(3)	Interest payable monthly on unpaid balances at variable per annum LIBOR rate plus applicable margin.
(4)	Represents leased office space under agreements expiring between May 2019 through December 2021.

Route acquisition costs payable

Accel enters into contracts with third parties and licensed establishments throughout the State of Illinois which allow Accel to install and operate VGTs. Payments are due over varying terms of the individual agreements and are discounted at Accel’s incremental borrowing cost at the time the contract is acquired. As of June 30, 2019 and December 31, 2018, route acquisition costs payable was $6.7 million and $7.2 million, respectively. The cost payable is included on Accel’s balance sheets as a liability as its deemed to be both probable and estimable based on all available information; however, contractual payments are contingent upon continued future operations of the licensed establishments including ongoing compliance with licensing requirements.

Consideration payable

Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future licensed establishment performance related to certain business acquisitions. The contingent consideration is measured at fair value on a recurring basis. Accel uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of licensed establishments at which Accel commences operations during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within Accel’s consolidated statements of income as other expenses. As of June 30, 2019 and December 31, 2018, the consideration payable balance was $11.4 million and $11.6 million, respectively.

Capital expenditures

Accel’s capital expenditures relate primarily to the purchase of VGTs, ATMs, redemption devices, amusement devices, and related accessories. The portion of capital expenditures deemed to be regular, routine maintenance is expensed as incurred. In Accel’s judgment, capital expenditures made for software upgrades in its VGTs enhance the functionality and extend the service life of equipment and is therefore deemed to be capitalizable. For the years ended December 31, 2018 and 2017, Accel incurred $22.1 million and $23.4 million, respectively, in capital expenditures related to VGTs, redemption devices, amusement devices, and related accessories. Accel expects that its capital expenditures for the year ended December 31, 2019 will be approximately $24 million.

Critical Accounting Policies and Estimates

Accel prepares its consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to Accel. Material changes in certain of the estimates that Accel uses could affect, by a material amount, its consolidated financial position and results of operations. Although results may vary, Accel believes its estimates are reasonable and appropriate. The following describes certain significant accounting policies that involve more subjective and complex judgments where the effect on Accel’s consolidated financial position and operating performance could be material.

Use of estimates

Significant estimates include, but are not limited to, determining the fair values of assets acquired and liabilities assumed through business combinations, the recoverability and useful lives of property and equipment, intangible assets and other long-lived assets, the valuation and realization of deferred income taxes, the fair value of common stock and stock option awards and subsequent re-measurement of acquisition-related contingent consideration. Actual results may differ from these estimates.

Revenue recognition

Video gaming revenue is the win from gaming activities, which is the difference between gaming wins and losses. Amusement revenue represents amounts collected from machines operated at various licensed establishments. ATM fees and other revenue represents fees charged for the withdrawal of funds from Accel’s redemption devices and stand-alone ATMs. The FASB has issued Accounting Standards Update (“ASU”) 2014 09, Revenue from Contracts with Customers (“Topic 606”). The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The provisions are effective for Accel on January 1, 2019 at which time Accel will adopt Topic 606 using the modified retrospective approach. The provisions will not be presented in the interim periods for the year ended December 31, 2019, as permitted for companies with Emerging Growth Company status, but will be presented for the year ended December 31, 2019 and for the interim periods beginning the year thereafter. For further information, see Note 3 “Summary of Significant Accounting Policies” in the notes to Accel’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Route and customer acquisition costs

Accel’s route and customer acquisition costs consist of fees paid, typically an upfront payment and future installment payments over the life of the contract, entered into with third parties and licensed establishments throughout the State of Illinois. These contracts are non-cancelable and allow Accel to install and operate VGTs in various establishments throughout the State of Illinois. The upfront payment and future installment payments are recorded at the net present value using a discount rate equal to Accel’s incremental borrowing costs. Route acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the specific life of the contract. Accel records the accretion of interest on the route installment payments in the consolidated statements of income as a component of interest expense, net. For locations that close prior to the end of the contractual term, Accel writes-off the net book value of the route and the related installment payables not yet paid and records a gain or loss in the consolidated statements of income as a component of general and administrative expense. Additionally, most of the route acquisition contracts allow Accel to clawback some upfront and installment payments over the first few years of a contract if the location is unable to secure the appropriate licensing or it goes out of business prior to the end of the contract term. In the case of instances where a clawback is triggered and Accel assesses it as recoverable, a receivable will be recorded. Upfront payments with a clawback prior to a location going live are capitalized and will not begin amortization until the respective licensed establishment commences operations.

Consideration payable

Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future licensed establishment performance related to certain business acquisitions. The contingent consideration is measured at fair value on a recurring basis. Accel uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of licensed establishments at which Accel commences operations during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within Accel’s consolidated statements of income as other expenses (income).).

Business combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which Accel obtains operating control over the acquired business.

The consideration paid is determined on the acquisition date and is the sum of the fair values of the assets acquired by Accel and the liabilities assumed by Accel, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any contingent consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in Accel’s consolidated statements of income as other expenses (income).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. Historically, the fair value determinations of net identifiable assets acquired and liabilities assumed for each of Accel’s business combinations did not result in the recognition of any goodwill. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in the income statement.

Property, plant, and equipment

Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Major additions, replacements and improvements are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are depreciated over the shorter of the useful life or the lease.

Estimated useful lives are as follows:

Years
Video game terminals and equipment	5 – 8
Building and improvements	7 – 39
Amusement and other equipment	3 – 7
Office equipment and furniture	7
Computer equipment and software	3 – 5
Leasehold improvements	3 – 9
Vehicles	2 – 5

Items affecting future comparability

Seasonality

Accel’s results of operations can fluctuate due to seasonal trends and other factors. For example, the gross revenue per machine per day is typically lower in the summer when players will typically spend less time indoors at licensed establishment partners, and higher in cold weather between February and April, when players will typically spend more time indoors at licensed establishment partners. Holiday and vacation seasons may also cause Accel’s results to fluctuate.

Commitments & Contingencies

Accel is subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. Accel records an estimated loss from a loss contingency with a corresponding charge to income, if it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred, Accel provides disclosure of such contingencies.

Future business combinations

On September 17, 2019 Accel announced that it had completed the acquisition of 100% of the membership interests in Grand River Jackpot, LLC for approximately $100 million in cash. The acquisition extends the scale of Accel’s operations and strengthens its position in southern Illinois by adding over 450 licensed establishments and over 1,800 VGTs. The business combination, which is expected to close by September 30, 2019 subject to due diligence and other approvals, will be accounted for using the acquisition method with the fair value of the assets acquired and liabilities assumed reflected in Accel’s consolidated financial statements as of and for the third quarter ending September 30, 2019.

Recently issued accounting pronouncements

See “Note 2. Summary of Significant Accounting Policies” to Accel’s consolidated financial statements included in this proxy statement/prospectus for a description of recently issued accounting pronouncements applicable to its consolidated financial statements.

Regulations and taxes

Accel’s operations are based primarily in Illinois. Accel has been licensed as a terminal operator in Illinois under the Illinois Gaming Act since 2012. The Illinois state legislature has recently increased applicable marginal tax rates on gaming from 30% to 33% effective July 1, 2019 and from 33% to 34% effective July 1, 2020. While the increase in gaming tax rates could negatively impact the distributed gaming industry, Accel believes other recent legislative changes, such as an increased number of permitted VGTs at a given licensed establishment, increased maximum wager limits and maximum win payouts are expected to drive overall video gaming demand upward.

Newly-passed Illinois legislation has also increased the maximum number of VGTs that may be operated at a given licensed establishment from five to six, with certain qualifying truck stop licensed establishments allowed to operate up to ten VGTs. This newly-passed legislation has also increased the maximum wager that may be placed on a VGT from $2.00 to $4.00 and the maximum win from a single play from $500 to $1,199. All VGTs are monitored and controlled by the IGB through a central communications system. The IGB has recently established minimum standards that licensed establishment partner contracts must meet, including limiting the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

Quantitative and qualitative disclosure about market risk

Market risk represents the risk of loss that may impact Accel’s financial position due to adverse changes in financial market prices and rates. Market risk exposure is primarily the result of fluctuations in interest rates as well as, to a lesser extent, inflation.

Interest rate risk

Accel is exposed to interest rate risk in the ordinary course of its business. As of June 30, 2019, Accel’s senior credit facility consisted of a $300 million senior secured first lien credit facility, with a syndicated group of banks, which matures on April 10, 2023. If the prime rate were to increase by 1.0%, or 100 basis points, the increase in interest expense on Accel’s floating rate debt would decrease Accel’s future earnings and cash flows by approximately $2.2 million annually, assuming the balance outstanding under Accel’s credit facility remained at $223.5 million. Cash and cash equivalents are held in highly liquid, readily available checking and money market accounts, VGTs, redemption terminals, ATMs, and amusement equipment. As a result, these amounts are not materially affected by changes in interest rates.

Inflation Risk

Accel does not believe that inflation has had a material effect on its results of operations, cash flows and financial condition in the last three years. Inflation may become a greater risk in the event of changes in current economic conditions and governmental fiscal policy.

Controls and Procedures

In connection with the audit of its consolidated financial statements as of and for the years ended December 31, 2018, 2017 and 2016, Accel has identified three material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Accel’s annual or interim financial statements will not be prevented or detected on a timely basis. As a private company, Accel was not previously subject to the requirements of Section 404 of the Sarbanes-Oxley Act and was therefore not required to assess the effectiveness of its internal control over financial reporting. Following the consummation of the Business Combination, Accel will be obligated to develop and maintain proper and effective internal control over financial reporting. Accel management is actively addressing the material weaknesses that have been identified and is developing a comprehensive plan of effective remediation which it expects to have fully implemented by the end of the first quarter of 2020. While these material weaknesses remain unremediated, an increased risk of material misstatement of the consolidated financial statements exists, and if remediation of these material weaknesses is not effective, or if Accel fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. Please see the section entitled “Risk Factors—Risks Relating to Pace’s Business Following the Business Combination” for additional information.

MANAGEMENT OF PACE AFTER THE BUSINESS COMBINATION

The following information concerning the management of Pace is based on the provisions of the Proposed Charter and post-Business Combination bylaws, the forms of which included as Annexes C and D to this proxy statement/prospectus), and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the Proposed Charter and post-Business Combination may be changed at any time prior to consummation of the Business Combination by mutual agreement of Pace and the Shareholder Representatives or after consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Charter or post-Business Combination bylaws are amended, the below summary may cease to accurately reflect the Proposed Charter and/or post-Business Combination bylaws as so amended.

Directors and Executive Officers

Pace is currently evaluating potential director nominees and executive officer appointments, but anticipates that the directors and executive officers of Pace upon consummation of the Business Combination will include the following:

Name	Age	Title
Andrew Rubenstein	50	Chief Executive Officer, President and Director
Karl Peterson	48	Chairman and Director
Brian Carroll	56	Chief Financial Officer
Derek Harmer	52	Secretary
Gordon Rubenstein	48	Director
Kathleen Philips	52	Director
David W. Ruttenberg	78	Director
Eden Godsoe	50	Director
[●]	[●]	Director

Following the consummation of the Business Combination, each of the Pace directors other than Mr. Rubenstein, the Chief Executive Officer and President, will serve as a non-executive director of the Pace Board. Each of the Pace directors will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death.

Directors

A brief biography of each of Pace’s directors (other than Karl Peterson and Kathleen Philips) is set forth below. Please see the section entitled “Business of Pace and Certain Information about Pace — Directors, Executive Officers and Corporate Governance” for biographical information about Karl Peterson and Kathleen Philips.

Andrew Rubenstein has served as Accel’s Chief Executive Officer, Chairman and a director since January 2013. Mr. A. Rubenstein is also a Manager of Accel Entertainment Gaming, LLC (“Accel Entertainment”), a subsidiary of Accel and a regulated gaming entity in the state of Illinois. In 2009, Mr. A. Rubenstein founded Accel and served as founding chairman of the Accel Board. Prior to serving as Accel’s founding chairman, Mr. A. Rubenstein was a co-owner and an executive of Seven, LLC and was an owner and operator of the largest liquor store chain in central Illinois by revenue, Super Liquors, Inc. Mr. A. Rubenstein is a graduate of Brandeis University where he earned a Bachelor of Arts degree, with honors, in Economics and Master of Arts degree in International Finance and Economics.

Gordon Rubenstein is Managing Partner of Raine Ventures where he leads the Raine Group’s venture capital platform. He is also the Co-Founder of Accel Entertainment, is one of the original and current Managers of Accel LLC, and serves on the Board of Directors and also has held the title of Vice Chairman. Prior to joining

Raine in 2013, Mr. G. Rubenstein founded and managed Pacific Partners, an operationally-focused venture capital partnership with backing from George Soros, Sam Zell, leading technology executives and entrepreneurs as well as partners from KKR, Silver Lake and Freeman Spogli. In addition, Mr. G. Rubenstein co-founded Astro Gaming (acquired by Skullcandy (Nasdaq: SKUL)), and Rave Digital Media (acquired by AMC Entertainment). Currently, Mr. G. Rubenstein serves on the boards of directors of Tastemade Inc., Happn and TVTime. Additionally, Mr. G. Rubenstein served on the board of directors of Cheddar until stepping down after its sale to Altice (ATUS). In addition, he is an observer to several other Raine Venture partner company boards. Mr. G. Rubenstein has an A.B. from the University of Michigan. He serves on the San Francisco Education Fund Leadership Counsel and lives in San Francisco with his wife and three children.

David W. Ruttenberg has served as Accel’s director and Chairman of the Compensation Committee since 2013. Mr. Ruttenberg founded and served as Chairman of Belgravia Group Limited, a real estate development company, since 2014. In addition, Mr. Ruttenberg is the founder and President of Lakewest, Inc. (a real estate investment company), President of Lakeden Ltd. (a real estate investment company), Partner of Lakewest Venture Partners (a venture investment company), Ruttenberg, Gilmartin and Reis LLC (law firm) and President of David C. & Sarajean Ruttenberg Arts Foundation (a private operating foundation). Mr. Ruttenberg received his Bachelor of Science degree in Economics from Cornell University and his Juris Doctor degree from Northwestern School of Law.

Eden Godsoe is currently the Vice President of Operations at Zeus Living. In this role, Ms. Godsoe manages all aspects of operations including customer experience, field operations and supply chain. Prior to joining Zeus Living, Ms. Godsoe served as Vice President of Strategy and Market Effectiveness at Sunrun where she was responsible for setting the corporate strategy and operating plan as well as implementing growth and margin initiatives. Prior to Sunrun, Ms. Godsoe was the Founder and CEO of two startups — FaveRave, an employee engagement and workforce insights platform, and SkinnyScoop, a consumer polling and social curation platform. Earlier in her career, Ms. Godsoe was the Director of Sales, Marketing and Customer Service at Comcast and Director of Product Management and Marketing at Covad Communications. Ms. Godsoe began her career as an M&A financial analyst at Morgan Stanley. Ms. Godsoe holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Economics and Philosophy from the University of Western Ontario. She currently serves on the board of SMART, a San Francisco non-profit, and has previously served on the board of the Stanford Business School Fund.

[●]

In addition, pursuant to the Transaction Agreement and subject to certain limitations set forth in the Transaction Agreement, any person who will hold (together with such person’s affiliates) at least 8% of the outstanding Class A-1 Shares immediately following the closing of the Stock Purchase, will have the right to nominate an individual to be a member of the Pace Board immediately following the closing of the Stock Purchase. Please see “The Transaction Agreement and Related Agreements—The Transaction Agreement and Business Combination—Board of Directors.”

Officers

A brief biography of each of Pace’s officers (other than Andrew Rubenstein and Karl Peterson) is set forth below. Please see the section entitled “Business of Pace and Certain Information about Pace — Directors, Executive Officers and Corporate Governance” for biographical information about Karl Peterson and the section entitled “ — Directors” for biographical information about Andrew Rubenstein.

Derek Harmer has served as Accel’s General Counsel, Chief Compliance Officer and Secretary since 2012. Mr. Harmer has served as Vice President and Secretary of the Illinois Gaming Machine Operators Association for the past four years. Prior to joining Accel in 2012, Mr. Harmer was the President of Stadium Technology Group, a software and systems company dedicated to creating race and sports book management systems for kiosk and mobile platforms. Prior to joining Stadium Technology Group, Mr. Harmer served as Senior Vice President of Progressive Gaming International Corporation where he oversaw a strategic business unit created to commercialize emerging gaming technologies. Prior to joining Progressive Gaming International Corporation, Mr. Harmer served in various management positions at WMS Gaming Inc. and as Deputy Attorney General in the state of Nevada, Gaming Division, where he was in house counsel to the Nevada Gaming Control Board and Nevada Gaming Commission. Mr. Harmer received his Bachelor of Arts degree in Criminal Justice from the University of Illinois-Chicago and his Juris Doctor degree from Drake University.

Brian Carroll has served as Accel’s Chief Financial Officer since 2014. Prior to joining Accel in 2014, Mr. Carroll has served as President of LCK & Associates, Inc., a financial and litigation consulting company. Prior to serving as President as LCK & Associates, Inc., Mr. Carroll was the President of Calumet Holdings, Inc. from 2012 to 2013 and the Chief Financial Officer of Calumet Holdings, Inc. from 2011 to 2012. Mr. Carroll holds a Bachelor of Arts degree in Finance from Loyola University Chicago, a Master of Business Administration degree from DePaul University and a Juris Doctor degree from John Marshall Law School.

Director and Executive Officer Qualifications

Pace has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the Pace Board to possess. However, Pace expects generally to evaluate the following qualities in evaluating candidates for director and officer positions: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Pace’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Pace’s stockholders.

Pace intends that a majority of the members of the Pace Board will meet the criteria for independence under applicable SEC and NYSE rules. The Nominating and Governance Committee of the Pace Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Pace Board following the Business Combination.

The above-mentioned attributes, along with the leadership skills and other experiences of Pace’s officers and the Pace Board members described above, are expected to provide Pace with a diverse range of perspectives and judgment necessary to facilitate Pace’s goals of stockholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

Upon the consummation of the Business Combination, the Pace Board will be divided into three classes with staggered three-year terms: Class 1, Class 2 and Class 3. The number of directors in each class shall be as nearly equal as possible. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of Pace stockholders, with the other classes continuing for the remainder of their respective three-year terms. The initial term of office of Class 1 directors, which Pace anticipates will consist of [●], [●] and [●], will expire at the 2020 annual meeting of stockholders. The initial term of office of Class 2 directors, which Pace anticipates will consist of [●] and [●], will expire at the 2021 annual meeting of stockholders. The initial term of office of Class 3 directors, which Pace anticipates will consist of [●] and [●], will expire at the 2022 annual meeting of stockholders.

The Proposed Charter and post-Business Combination bylaws that will be in effect upon the consummation of the Business Combination provide that only the Pace Board may fill vacancies on the Pace Board by a vote of the majority of the Pace Board then in existence. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so as to maintain the number of directors in each class as nearly equal as possible.

Upon the consummation of the Business Combination, Pace’s officers will be elected by the Pace Board and serve at the discretion of the Pace Board, rather than for specific terms of office. The Pace Board is authorized to appoint persons to the offices set forth in the Proposed Charter as it deems appropriate. The post-Business Combination bylaws that will be in effect upon the consummation of the Business Combination, provide that Pace’s officers may consist of a Chief Executive Officer, a Chief Financial Officer, Secretary, Chairman, Treasurer, Presidents, Vice Presidents, Assistant Secretaries and such other offices as may be determined by the Pace Board.

Director Independence

NYSE listing standards require that a majority of Pace’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that the Pace Board will affirmatively determine that each of [●], [●], [●], [●] and [●] are independent in accordance with the NYSE rules.

Board Committees

Upon the consummation of the Business Combination, the Pace Board will establish three standing committees, each of which will have the composition and responsibilities described below. NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. The Pace Board may from time to time establish other committees to facilitate Pace’s governance. Members serve on these committees until their resignation or until otherwise determined by the Pace Board. Each committee will operate under a written charter approved by the Pace Board that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Audit Committee

Upon the consummation of the Business Combination, Pace anticipates that the Audit Committee (the “Audit Committee”) will consist of [●], [●] and [●], with [●] serving as the chairperson. The chairperson of the Audit Committee is expected to qualify as an “audit committee financial expert” as that term is as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of Pace’s Audit Committee and the Pace Board. Each of the Audit Committee members must meet the requirements for independence under the current NYSE rules and SEC rules and regulations. Under Rule 10A-3 under the Exchange Act, in order to be considered independent, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Effective upon the consummation of the Business Combination, the Pace Board will adopt an Audit Committee Charter, pursuant to which the Audit Committee will be responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit Pace’s consolidated financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Pace’s interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of Pace’s internal controls and internal audit function;

•	reviewing proposed waivers of the global code of conduct for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the board of directors);

•	reviewing material related party transactions or those that require disclosure;

•	selecting a firm to serve as the independent registered public accounting firm to audit Pace’s consolidated financial statements; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Upon the consummation of the Business Combination, Pace anticipates that the Compensation Committee (the “Compensation Committee”) will consist of [●], [●] and [●], with [●] serving as the chairperson. The composition of the Compensation Committee must meet the requirements for independence under the current NYSE rules and SEC rules and regulations. Additionally, each member of the Compensation Committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Effective upon the consummation of the Business Combination, the Pace Board will adopt a Compensation Committee Charter, pursuant to which the Compensation Committee will be responsible for, among other things:

•	reviewing and approving the compensation of Pace’s executive officers, other than Pace’s chief executive officer;

•	evaluating the performance of Pace’s chief executive officer in light of Pace’s goals and objectives;

•	reviewing and recommending to the Pace Board the compensation of Pace’s directors;

•	administering Pace’s cash and equity incentive plans;

•	reviewing and approving, or making recommendations to the Pace Board with respect to, incentive compensation and equity plans; and

•	reviewing Pace’s overall compensation policies.

Nominating and Governance Committee

Upon the consummation of the Business Combination, Pace anticipates that the Nominating and Governance Committee (the “Nominating and Governance Committee”) will consist of [●], [●] and [●], with [●] serving as the chairperson. The composition of the Nominating and Governance Committee must meet the requirements for independence under the current NYSE rules and SEC rules and regulations. Effective upon the consummation of the Business Combination, the Pace Board will adopt a Nominating and Governance Committee Charter, pursuant to which the Nominating and Governance Committee will be responsible for, among other things:

•	identifying and recommending candidates for membership on the Pace Board;

•	recommending directors to serve on board committees;

•	reviewing and recommending Pace’s corporate governance guidelines and policies;

•	reviewing senior management succession, including with respect to the chief executive officer;

•	evaluating, and overseeing the process of evaluating, the performance of the Pace Board and individual directors; and

•	assisting the Pace Board on corporate governance matters.

Compliance Committee

Upon the consummation of the Business Combination, Pace anticipates that the Compliance Committee (the “Compliance Committee”) will consist of [●], [●] and [●], with [●] serving as the chairperson. Effective upon the consummation of the Business Combination, the Pace Board will adopt a Compliance Committee Charter, pursuant to which the Compliance Committee’s principal functions will be:

•	ensuring compliance with gaming laws, regulations, policies applicable to the operations of the Accel in all jurisdictions in which it conducts business;

•	providing appropriate reports to gaming authorities advising the authorities of the Accel’s compliance efforts;

•	performing due diligence in respect of proposed transactions and associations; and

•	collecting information from gaming authorities to help Accel maintain and enhance its compliance with gaming laws and regulations.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, the Pace Board will a adopt code of business conduct and ethics that applies to all of the employees, officers and directors of Pace. Among other matters, the code of business conduct and ethics requires the employees, officers and directors of Pace to adhere to the following principles:

•	honesty and candor in Pace’s activities, including observance of the spirit, as well as the letter of the law;

•	avoidance of conflicts between personal interests and the interests of Pace, or even the appearance of such conflicts;

•	avoidance of payments to candidates running for government posts or other government officials;

•	compliance with generally accepted accounting principles and controls;

•	maintenance of Pace’s reputation and avoidance of activities which might reflect adversely on Pace; and

•	integrity in dealing with Pace’s assets.

The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of Pace’s business.

Director and Executive Officer Compensation after the Business Combination

The Compensation Committee of the Pace Board will determine the compensation of the directors and executive officers of Pace following the Business Combination.

Salaries

It is expected that the Pace’s executive officer salaries will remain unchanged from their current levels, to the extent such officers are currently executive officers of Accel, and will be reviewed annually by the Compensation Committee of the Pace Board. The primary purpose of base salaries is to reflect job responsibilities and to provide competitive fixed pay to balance performance-based pay. Any subsequent changes to salaries will reflect external pay benchmarking from appropriate sources of compensation data.

Annual Bonuses

In order to directly tie a portion of each executive officer’s compensation to Pace’s financial and operational objectives of the applicable fiscal year, it is anticipated that annual cash incentives will be employed in Pace’s executive compensation plan. It is expected that the Compensation Committee will select the performance metrics, applicable performance targets for the metrics, target payout opportunities, and other terms and conditions of the annual cash incentives for the executive officers after the consummation of the Business Combination. Following the end of each year, the Compensation Committee will review Pace’s performance against the performance targets to recommend the final amount of the award that is payable to the executive officers.

Employment Agreements

Following the completion of the Business Combination, Pace will assume the obligations of Accel with respect to each employment agreement between Accel and its employees, and intends to amend certain of the employment agreements between Accel and members of its senior management, including those with the NEOs, to be competitive with relevant comparison companies that are publicly listed.

Other Compensation

The Compensation Committee expects that Pace will assume the obligations of Accel with respect to Accel’s current benefit plans, including health insurance, disability insurance, life insurance and 401(k) plans.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Pace expects its policy will consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of Pace and its stockholders. However, maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in Pace’s and its stockholders’ best interests.

Director Compensation

Following the completion of the Business Combination, the Compensation Committee will determine the annual compensation of outside directors. Pace anticipates that its director compensation program following the Business Combination will include both equity and cash components, be competitive with relevant comparison companies and support best practices in director compensation design.

REGULATORY AND LEGAL ENVIRONMENT

Video gaming operations in Illinois are governed by the IGB, a five-member Board appointed by the governor and confirmed by the Illinois senate. The IGB is led by an administrator and staffed with personnel in the areas of investigations, enforcement, financial analysis and legal. The IGB can investigate and issue disciplinary complaints for any noncompliance with the Illinois Gaming Act. The IGB can also order the disassociation by a licensee from any individual or entity with problematic character, reputation, experience, associations, business probity, and/or financial integrity with whom the licensee interacts in connection with its video gaming operation. The IGB can consider petitions regarding the validity of customer contracts with Accel and can determine whether a contract meets minimum requirements as set by the Illinois Gaming Act. They can also determine which terminal operator, among competing operators, has the proper authority to operate VGTs in a particular licensed establishment. This petition process, however, cannot award money damages. Accel has been a licensed terminal operator in the State of Illinois since 2012. The license must be renewed on an annual basis, and was most recently renewed in April 2019, retroactive to March 2019 for a period of one year.

Video gaming operations in Pennsylvania are governed by the PA Board, a seven-member board led by an executive director and staffed similarly to the IGB. The PA Board has similar rights and powers to the IGB relating to investigations and disciplinary action. Video gaming operations in Pennsylvania have only recently commenced; as a result, the policies and practices of the PA Board continue to evolve. Accel was granted a conditional terminal operator license by the PA Board in May 2019 and is continuing through the final investigation and licensing process. Once issued a final license, current law and regulation contemplates renewal every five years.

DESCRIPTION OF PACE SECURITIES

The following summary of the material terms of Pace’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Delaware certificate of incorporation, the Proposed Charter, post-Business Combination bylaws and the Restricted Stock Agreement are attached as Annex B, C, D and F, respectively to this proxy statement/prospectus. You are encouraged to read the Proposed Certificate and post-Business Combination bylaws in their entirety for a complete description of the rights and preferences of Pace’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of (a) 280,000,000 shares of common stock (the “Common Stock”), including three separate series of common stock consisting of (i) 250,000,000 Class A-1 Shares, (ii) 10,000,000 Class A-2 Shares and (iii) 20,000,000 Class F Shares and (b) 1,000,000 shares of preferred stock with a par value of $0.0001 per share (the “Preferred Stock”). The Pace Shares issuable in connection with the Business Combination pursuant to the Transaction Agreement, including the Business Combination Private Placement will be duly authorized, validly issued, fully paid and non-assessable.

As of [●], 2019, the record date, Pace’s issued and outstanding share capital consists of (a) [●] Public Shares; (b) [●] Founder Shares; (c) [●] Private Placement Warrants and (d) [●] Public Warrants. All outstanding Public Shares, Founder Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable. Upon the effective time of the Pace Domestication, each Public Share shall be converted into one Class A-1 Share and each Founder Share shall be converted into one Class F Share and the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

Common Stock

Class A-1 Shares

Upon the Pace Domestication, each Public Share shall be converted into one Class A-1 Share.

Class A-2 Shares

The Proposed Charter authorizes a new class of Class A-2 Shares. The Class A-2 Shares will be exchanged for an equal number of Class A-1 Shares on the terms set forth in the Restricted Stock Agreement, subject to the terms and conditions set forth therein, in three separate tranches upon satisfaction of the following triggers:

•

Tranche I, equal to 1,666,666 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period;

•

Tranche II, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $14.00 for at least twenty trading days in any thirty trading day period; and

•	Tranche III, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the

Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $16.00 for at least twenty trading days in any thirty trading day period.

The LTM EBITDA and LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the Pace Board from time to time following the closing of the Stock Purchase to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.

Notwithstanding the foregoing, Class A-2 Shares, if not previously exchanged pursuant to the triggers described above, will be exchanged for an equal number of Class A-1 Shares immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of Pace, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of Pace, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.

The Restricted Stock Agreement further provides that holders of Class A-2 Shares are not required to exchange such shares for Class A-1 Shares if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 Shares, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 Shares. However, notwithstanding the limitation described in the previous sentence, if and when a holder of Class A-2 Shares has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in excess of 4.99%, then the Class A-2 Shares held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 Shares without regard to the limitation.

The Class A-2 Shares may not be transferred, other than to certain permitted transferees as set forth in the Restricted Stock Agreement, and the rights and obligations under the Restricted Stock Agreement may not be assigned to any person or entity, other than to certain permitted transferees as set forth in the Restricted Stock Agreement.

Upon exchange of Class A-2 Shares to Class A-1 Shares, such Class A-2 Shares will be cancelled and the number of authorized Class A-2 Shares shall be reduced by a corresponding number.

The foregoing summary of the Proposed Charter and the Restricted Stock Agreement is not complete and is qualified in its entirety by reference to the complete text of the Proposed Charter as set forth in Annex C and the Restricted Stock Agreement as set forth in Annex F.

Class F Shares

Upon the Pace Domestication, each Founder Share shall be converted into one Class F-Share. Immediately prior to the closing of the Stock Purchase, the Class F Exchange will occur, in which: (i) 1,250,000 Class F Shares will be surrendered for cancelation by Pace Sponsor, (ii) additional Class F Shares necessary to ensure Pace Sponsor’s aggregate ownership of Class A-1 Shares would not exceed 10.25% of the aggregate ownership of all holders of Class A-1 Shares (after giving pro forma effect to the Stock Purchase) will be surrendered for cancelation by Pace Sponsor, (iii) up to 8,000,000 Class F Shares will be exchanged for an equal number of Class A-1 Shares by the Pace Initial Shareholders and (iv) 2,000,000 Class F Shares will be exchanged by Pace Sponsor for an equal number of Class A-2 Shares, and concurrently with such cancelation and exchanges, the number of authorized Class F Shares shall be reduced to zero.

Voting Power

Except as otherwise required by law or the Proposed Charter (including any resolution or resolution adopted by the Pace Board providing for the issuance of one or more series of Preferred Stock stating the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof and included in a certificate of designation (a “Preferred Stock Designation”)), holders of Class A-1 Shares will exclusively possess all voting power with respect to Pace, including with respect to the election of directors, and shall be entitled to one vote for each Class A-1 Share on each matter properly submitted to the stockholders on which holders of Class A-1 Shares are entitled to vote. However, except as otherwise required by law of the Proposed Charter (including any Preferred Stock Designation), holders of any series of Common Stock shall not be entitled to vote on any amendment to the Proposed Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any Preferred Stock Designation) or the DGCL.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of Class A-1 Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Pace) when, as and if declared thereon by the Pace Board from time to time out of any assets or funds of Pace legally available therefor and shall share equally on a per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pace, after payment or provision for payment of the debts and other liabilities of Pace, and subject to applicable law and to the rights, if any, of the holders of outstanding Preferred Stock in respect thereof, the holders of Class A-1 Shares shall be entitled to receive all the remaining assets of Pace available for distribution to its stockholders, ratably in proportion to the number of Class A-1 Shares held by them.

Preemptive or Other Rights

The holders of Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Shares

The Proposed Charter provides that the Pace Board is authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock, establish the number of shares to be included in each such series and fix the voting rights, designations, powers, preferences and relative, participating, optional, special and other rights, of each such series and any qualifications, limitations and restrictions thereof, as stated in the resolution or resolutions adopted by the Pace Board providing for the issuance of such series and included in a Preferred Stock Designation filed pursuant to the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding Class A-1 Shares, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the Proposed Charter, including any Preferred Stock Designation. As of [●], 2019, the record date, Pace has [●] shares of Preferred Stock outstanding. Although Pace does not currently intend to issue any Preferred Stock, it may do so in the future.

Rights and Options

The Proposed Charter provides that Pace has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from Pace any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Pace Board. The Pace Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Share Capital Prior to the Business Combination

Units

Each Public Unit consists of one Public Share and one-third of a Public Warrant. Each Public Warrant entitles the holder to purchase one Public Share for $11.50 per share. In connection with the Business Combination, each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant.

Pace Ordinary Shares

Public shareholders and holders of Founder Shares of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable rules of the NYSE then in effect; provided, that holders of Founder Shares will have the right to elect all of Pace’s directors prior to an initial business combination and holders of Public Shares will not be entitled to vote on the election of directors during such time.

Pursuant to the amended and restated memorandum and articles of association, Pace is providing its public shareholders with the opportunity to redeem, upon the consummation of the Business Combination, Public Shares then held by them at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Pace to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding Public Shares, and subject to limitations described herein.

The Founder Shares are identical to the Public Shares, except that (i) holders of the Founder Shares have the exclusive right to vote on the election of Pace directors prior to an initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, and (iii) the Pace Initial Shareholders, officers and directors have entered into the Sponsor Letter Agreement with Pace, pursuant to which they have agreed (A) to waive their redemption rights with respect to their Founder Shares and any Public Shares owned in connection with the completion of a business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete the Business Combination by September 30, 2019 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Pace fails to complete the Business Combination by September 30, 2019), (iv) the Founder Shares are subject to registration rights and (v) the Founder Shares are automatically convertible into Public Shares at the time of a business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to anti-dilution rights, as described herein. In connection with the Business Combination and pursuant to the Waiver Agreement, the holders of the Founder Shares have agreed to waive such conversion adjustment.

The Pace Initial Shareholders, as well as Pace’s officers and other current directors, have agreed to waive their redemption rights with respect to any of Pace Ordinary Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Pace Initial Shareholders own 20%

of Pace’s issued and outstanding Pace Ordinary Shares, including all of the Founder Shares. The Pace Initial Shareholders, and the other directors and officers of Pace have agreed to vote any of Pace Ordinary Shares owned by them in favor of the Business Combination.

Warrants

Pace Warrants

Each Public Warrant entitles the registered holder to purchase one Public Share at a price of $11.50 per share. Upon the Pace Domestication, each Public Share will convert to one Class A-1 Share, and each Public Warrant will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication. Following the Business Combination, each Public Warrant will entitle the registered holder to purchase one Class A-1 Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time 30 days after the completion of a business combination. Each Private Placement Warrant entitles the registered holder to purchase one Public Share at a price of $11.50 per share. Upon the Pace Domestication, each Public Share will convert to one Class A-1 Share, and each Private Placement Warrant will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants (the Private Placement Warrants and the Public Warrants together, the “Pace Warrants”).

Each Pace Warrant must be exercised for a whole Class A-1 Share. The Pace Warrants will expire five years after the completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pace will not be obligated to deliver any Class A-1 Shares pursuant to the exercise of a Pace Warrant and will have no obligation to settle such Pace Warrant exercise unless a registration statement under the Securities Act with respect to the Class A-1 Shares underlying the Public Warrant is then effective and a prospectus relating thereto is current, subject to Pace satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and Pace will not be obligated to issue any Class A-1 Shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will Pace be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Public Unit containing such Public Warrant will have paid the full purchase price for the Public Unit solely for the Class A-1 Share underlying such Public Unit.

Pace has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the consummation of the Business Combination, Pace will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A-1 Shares issuable upon exercise of the Pace Warrants. Pace will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Pace Warrants in accordance with the provisions of that certain Warrant Agreement, by and between Pace and Continental Stock Transfer & Trust Company, as warrant agent, dated as of June 27, 2017 (the “Continental Warrant Agreement”). Notwithstanding the above, if the Class A-1 Shares are at the time of any exercise of a Pace Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pace may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Pace so elects, Pace will not be required to file or maintain in effect a registration statement, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Pace Warrants for Cash. Once the Pace Warrants become exercisable, Pace may redeem such Pace Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Pace Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to registered holders of the Public Warrants; and

•

if, and only if, the reported last sale price of the Class A-1 Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Pace sends to the notice of redemption to the holders of the Pace Warrants.

If and when the Pace Warrants become redeemable by Pace, Pace may exercise its redemption right even if Pace is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Pace has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pace issues a notice of redemption of the Pace Warrants, each holder of a Pace Warrant will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A-1 Shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Pace Warrants for Class A-1 Shares. Ninety days after the Pace Warrants become exercisable, Pace may redeem the outstanding Pace Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at a price equal to a number of Class A-1 Shares to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A-1 Shares (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Class A-1 Shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which Pace sends the notice of redemption to the holders of Pace Warrants.

The numbers in the table below represent the “redemption prices,” or the number of Class A-1 Shares that a holder of Pace Warrants will receive upon redemption by Pace pursuant to this redemption feature, based on the “fair market value” of the Class A-1 Shares on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Pace Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Pace Warrants, each as set forth in the table below.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A-1 Shares
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A-1 Shares
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of Class A-1 Shares shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Pace Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A-1 Shares to be issued for each Pace Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants is $11 per share, and at such time there are 57 months until the expiration of the Pace Warrants, Pace may choose to, pursuant to this redemption feature, redeem the Pace Warrant at a “redemption price” of 0.277 Class A-1 Shares for each whole Pace Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of Class A-1 Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Pace Warrants, Pace may choose to, pursuant to this redemption feature, redeem the warrants of Pace at a “redemption price” of 0.298 Class A-1 Shares for each whole Pace Warrants. Finally, as reflected in the table above, Pace can redeem the Pace Warrants for no consideration in the event that the Pace Warrants are “out of the money” (i.e. the trading price of the Class A-1 Shares is below the exercise price of the Pace Warrants) and about to expire.

Any Public Warrants held by Pace’s officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by Pace’s officers or directors being defined as the last sale price of the Public Warrants on such redemption date).

Pace’s redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for Class A ordinary shares exceeds $18.00 per share for a specified period of time. Pace’s redemption feature is structured to allow for all of the outstanding Pace Warrants (other than Private Placement Warrants) be redeemed when the Class A-1 Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A-1 Shares is below the exercise price of the Pace Warrants. Pace has established this redemption feature to provide the Pace Warrants with an additional liquidity feature, which provides Pace with the flexibility to redeem the Pace Warrants for Class A-1 Shares, instead of cash, for

“fair value” without the warrants of Pace having to reach the $18.00 per share threshold set forth above under “— Redemption of Pace Warrants for Cash.” Holders of the Pace Warrants will, in effect, receive a number of shares having a value reflecting a premium for their Pace Warrants, based on the “redemption price” as determined pursuant to the above table. Pace has calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the Pace Warrants would be expected to trade. This redemption right provides Pace not only with an additional mechanism by which to redeem all of the outstanding Pace Warrants, in this case, for Class A-1 Shares, and therefore have certainty as to (i) its capital structure as the Pace Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Pace Warrants and available to Pace, and also provides a ceiling to the theoretical value of the warrants of Pace as it locks in the “redemption prices” Pace would pay to holders of Pace Warrants if Pace chose to redeem Pace Warrants in this manner. While Pace will effectively be required to pay a “premium” to holders of Pace Warrants if Pace chooses to exercise this redemption right, it will allow Pace to quickly proceed with a redemption of the warrants of Pace for Class A-1 Shares if Pace determines it is in its best interest to do so. As such, Pace would redeem the Pace Warrants in this manner when Pace believes it is in its best interest to update its capital structure to remove the Pace Warrants and pay the premium to the holders of Pace Warrants. In particular, it would allow Pace to quickly redeem the Pace Warrants for Class A-1 Shares, without having to negotiate a redemption price with the holders of Pace Warrants, which in some situations, may allow Pace to more quickly and easily close an initial business combination. And for this right, Pace is effectively agreeing to pay a premium to the holders Pace Warrants. In addition, the holders of Pace Warrants will have the ability to exercise their Pace Warrants prior to redemption if they should choose to do so.

As stated above, Pace can redeem the Pace Warrants when the Class A-1 Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Pace’s capital structure and cash position while providing holders of Pace Warrants with a premium (in the form of Class A-1 Shares). If Pace chooses to redeem the Pace Warrants when the Class A-1 Shares are trading at a price below the exercise price of the Pace Warrants, this could result in the holders of Pace Warrants receiving fewer Class A-1 Shares than they would have received if they had chosen to wait to exercise their Pace Warrants for Class A-1 Shares if and when such Class A-1 Shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A-1 Shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, Pace will round down to the nearest whole number of the number of Class A-1 Shares to be issued to the holder.

Redemption procedures and cashless exercise. If Pace calls the Pace Warrants for redemption as described above, Pace’s management will have the option to require any holder that wishes to exercise his, her or its Pace Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Pace Warrants on a “cashless basis,” Pace’s management will consider, among other factors, its cash position, the number of Pace Warrants that are outstanding and the dilutive effect on Pace’s stockholders of issuing the maximum number of Class A-1 Shares issuable upon the exercise of Pace Warrants. If Pace’s management takes advantage of this option, all holders of Pace Warrants would pay the exercise price by surrendering their Pace Warrants for that number of Class A-1 Shares equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Shares underlying such Pace Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of such warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Pace Warrants. If Pace’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A-1 Shares to be received upon exercise of the Pace Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Pace believes this feature is an attractive option to it if Pace does not need the cash from the exercise of the Pace Warrants after an initial business combination. If Pace calls the Pace Warrants for redemption and its management does not take advantage of this option, Pace Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other holders of Pace Warrants would have been required to use had all holders of Pace Warrants been required to exercise their warrants of Pace on a cashless basis, as described in more detail below.

A holder of a Pace Warrant may notify Pace in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pace Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A-1 Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A-1 Shares is increased by a capitalization or share dividend payable in Class A-1 Shares, or by a split-up of Class A-1 Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A-1 Shares issuable on exercise of each Pace Warrant will be increased in proportion to such increase in the outstanding Class A-1 Shares. A rights offering to holders of Class A-1 Shares entitling holders to purchase Class A-1 Shares at a price less than the fair market value will be deemed a share dividend of a number of Class A-1 Shares equal to the product of (i) the number of Class A-1 Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A-1 Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A-1 Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A-1 Shares, in determining the price payable for Class A-1 Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A-1 Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A-1 Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pace, at any time while the Pace Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A-1 Shares on account of such Class A-1 Shares (or other ordinary shares into which the Pace Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A-1 Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A-1 Shares in connection with a stockholder vote to amend Pace’s amended and restated memorandum and articles of association to modify the substance or timing of Pace’s obligation to redeem 100% of the Class A-1 Shares if Pace does not complete an initial business combination by September 30, 2019, or (e) in connection with the redemption of the Public Shares upon Pace’s failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A-1 Share in respect of such event.

If the number of outstanding Class A-1 Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A-1 Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A-1 Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A-1 Shares.

Whenever the number of Class A-1 Shares purchasable upon the exercise of the Pace Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A-1 Shares purchasable upon the exercise of the warrants of Pace immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A-1 Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A-1 Shares (other than those described above or that solely affects the par value of such Class A-1 Shares), or in the case of any merger or consolidation of Pace with or into another corporation (other than a consolidation or merger in which Pace is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Class A-1 Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pace as an entirety or substantially as an entirety in connection with which Pace is dissolved, the holders of the warrants of Pace will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pace Warrants and in lieu of the Class A-1 Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pace Warrants would have received if such holder had exercised their Pace Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Pace Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Class A-1 Shares, the holder of a Pace Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such holder of Pace Warrants had exercised their Pace Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A-1 Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Continental Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of Class A-1 Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Pace Warrant properly exercises such Pace Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the per share consideration minus the Black-Scholes Warrant Value (as defined in the Continental Warrant Agreement) of such Pace Warrant.

The Pace Warrants were issued in registered form under the Continental Warrant Agreement. You should review a copy of the Continental Warrant Agreement, the form of which was filed as an exhibit to Pace’s registration statement on June 7, 2017, for a complete description of the terms and conditions applicable to the Pace Warrants. The Continental Warrant Agreement provides that the terms of the Pace Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Pace Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pace, for the number of Pace Warrants being exercised. The holders of Pace Warrants do not have the rights or privileges of holders of Class A-1 Shares and any voting rights until they exercise their warrants and receive Class A-1 Shares. After the issuance of Class A-1 Shares upon exercise of the Pace Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants;

The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, except that:

•

The Private Placement Warrants (including the Class A-1 Shares issuable upon exercise of the Private Placement Warrants) are subject to lock-up that provisions provide that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination and will not be redeemable by Pace so long as they are held by Pace Sponsor or its permitted transferees, except that the Private Placement Warrants (including the Class A-1 Shares issuable upon exercise of the Private Placement Warrants) may be transferred by such holders (a) to Pace’s officers or directors, any affiliates or family members of any of Pace’s officers or directors, any members of Pace Sponsor, or any affiliates of Pace Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial business combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of Pace’s liquidation prior to its completion of an initial business combination; (g) by virtue of the laws of the Cayman Islands or Pace Sponsor’s limited liability company agreement upon dissolution of Pace Sponsor; or (h) in the event of Pace’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Pace’s stockholders having the right to exchange their Public Shares for cash, securities or other property subsequent to Pace’s completion of an initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

•

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A-1 Shares equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

New Pace Warrants;

In connection with the Business Combination, each Seller that makes a Cash Election with respect to less than 70% of its shares of Accel Stock shall be entitled to receive its pro rata share of 2,444,444 New Pace Warrants. Each New Pace Warrant will entitle the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the Pace Warrants, at any time 30 days after the consummation of the Business Combination. The New Pace Warrants have terms and provisions that are identical to those of the Public Warrants, except:

•	The New Pace Warrants will expire five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

•

The New Pace Warrants (including the Class A-1 Shares issuable upon exercise of the New Pace Warrants) are subject to lock-up provisions that provide that so long as the New Pace Warrants are held by a Seller receiving New Pace Warrants in connection with the Business Combination or its permitted transferees, such securities are not transferable, assignable or salable until 30 days after the consummation of the Business Combination and will not be redeemable by Pace, except that the New Pace Warrants (including the Class A-1 Shares issuable upon exercise of the New Pace Warrants) may be transferred by such holders (a) to Pace’s officers or directors, any affiliates or family members of any of Pace’s officers or directors, any members of the Accel holder, or any affiliates of the Accel Holder, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the event of Pace’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Pace’s stockholders having the right to exchange their Public Shares for cash, securities or other property subsequent to Pace’s completion of the Business Combination; provided, however, that in the case of clauses (a) through (d) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

•

If holders of the New Pace Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A-1 Shares equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A-1 Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

•

The New Pace Warrants may not be exercised if (a) prior to giving effect to the exercise, the holder of the New Pace Warrant beneficially owns less than 4.99% of the total number of Class A-1 Shares issued and outstanding at such time and (b) after giving effect to such exercise, the holder of such New Pace Warrant would beneficially own in excess of 4.99% of the total number of shares of Class A-1 Shares issued and outstanding at such time. However, notwithstanding the foregoing limitation, the New Pace Warrants held by a holder that has obtained all required gaming approvals from applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in an amount in excess of 4.99% of the total number of Class A-1 Shares issued and outstanding at such time shall immediately be exercisable without regard to such limitation.

The New Pace Warrants will be issued in registered form under a warrant agreement to be entered into at the closing of the Stock Purchase, by and between Pace and Continental Stock Transfer & Trust Company as warrant agent, substantially in the form attached as Annex J (the “New Continental Warrant Agreement”). You should review a copy of the New Continental Warrant Agreement for a complete description of the terms and conditions applicable to the New Pace Warrants.

Dividends and Other Distributions

Pace has not paid any cash dividends on its shares to date, nor does it intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pace’s s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Pace Board at such time. Further, if Pace incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for the Pace Ordinary Shares and warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company. Pace has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Gaming and Regulatory Matters

Illinois and Pennsylvania Gaming Laws

Following the Business Combination, holders of Common Stock will be subject to certain gaming regulations. In Illinois, Pennsylvania and other regulated gaming jurisdictions, gaming laws can require any holder of Common Stock to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming laws in Illinois, Pennsylvania and other regulated gaming jurisdictions also require any person who acquires beneficial ownership of more than 5% of voting securities of a gaming company to notify the gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. If a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock.

Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. For any cause deemed reasonable by the gaming authorities, subject to certain administrative proceeding requirements, gaming regulators in Illinois, Pennsylvania or elsewhere would have the authority to (i) deny any application; (ii) limit, condition, restrict, revoke, or suspend any license, registration, finding of suitability or approval, including revoking any licenses held by Pace following the Business Combination to conduct business in the state or (iii) fine any person licensed, registered, or found suitable or approved. Any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold, directly or indirectly, the beneficial ownership of any voting security or beneficial or record ownership of any non-voting security or any debt security of any public corporation that is registered with the gaming authority beyond the time prescribed by the gaming authority. A finding of unsuitability by a particular gaming authority in Illinois, Pennsylvania or elsewhere will impact that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Compliance with Gaming Laws

The Proposed Charter provides that all capital stock of Pace shall be held subject to restrictions and requirements of all applicable gaming laws. All persons owning or controlling Pace capital stock shall comply with all applicable gaming laws, including any provisions of such gaming laws that require such person to file applications for gaming licenses with, and provide information to, the applicable gaming authorities. Any transfer of Pace capital stock may be subject to the prior approval of the gaming authorities and/or Pace, and any purported transfer thereof in violation of such requirements shall be void ab initio.

Ownership Restrictions

The Proposed Charter provides that any person who owns or controls 5% or more of any class or series of the capital stock of Pace shall promptly notify Pace of such fact. In addition, any person who owns or controls any shares of any class or series of the capital stock of Pace may be required by gaming law to (a) provide to the gaming authorities in each gaming jurisdiction in which Pace or any of its subsidiaries either conducts gaming or has a pending application for a gaming license all information regarding such person as may be requested or required by such gaming authorities and (b) respond to written or oral questions or inquiries from any such gaming authorities. Any person who owns or controls any shares of any class or series of the capital stock of Pace, by virtue of such ownership or control, consents to the performance of any personal background investigation that may be required by any gaming authorities. In the event any person who owns or controls any of the capital stock of Pace fails to comply with the obligations set forth in this paragraph, then Pace may (i) redeem, in accordance with the Proposed Charter, such number of the capital stock of Pace which such person owns or controls, but only in the amount necessary to reduce such person’s ownership or control of the capital stock of Pace to a level to cause such person to be in compliance with, or not subject to, gaming law or the regulatory requirements of the gaming authorities (as the case may be) or (ii) prohibit the transfer of such person’s capital stock of Pace until such time as such person has complied with their obligations described in this paragraph.

Redemption

The Proposed Charter provides that any capital stock of Pace owned or controlled by a person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any capital stock of Pace, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of Pace or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes Pace or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non -renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and/or non -appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Pace Board, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held or desired to be held by Pace or any affiliated company or Pace’s or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license, or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of Pace or any affiliated company (each of such persons, an “Unsuitable Person”) or its affiliates shall be redeemable by Pace, out of funds legally available therefore, as directed by a gaming authority and if not so directed, as and to the extent deemed necessary or advisable by the Pace Board, in which event Pace shall deliver a redemption notice to the Unsuitable Person or its affiliate and shall redeem or purchase or cause one or more of its affiliated companies to purchase the capital stock by the date set forth in the notice, which subject to certain exceptions, shall not be fewer than 45 calendar days following the notice. An Unsuitable Person includes any individual or entity that (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any capital stock of Pace, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of Pace or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes Pace or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non -renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and/or non -appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Pace Board, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held or desired to be held by Pace or any affiliated company or Pace’s or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of Pace or any affiliated company.

The Proposed Charter provides that, from and after delivery of the notice of redemption, such capital stock of Pace shall no longer be deemed to be outstanding, such Unsuitable Person, or such person’s affiliate, shall cease to be a stockholder, member, partner or owner, as applicable, of Pace with respect to such capital stock, and all rights of such Unsuitable Person, or such person’s affiliate, in such capital stock, other than the right to receive the fair market value of such capital stock, or such other redemption price (if any) as may be required by a gaming authority making a finding of unsuitability, shall cease. In accordance with the requirements of the notice of redemption, such Unsuitable Person, or such person’s affiliate, shall surrender the certificate(s), if any, representing the capital stock to be so redeemed. In addition, from and after delivery of the notice of redemption, such Unsuitable Person, or such person’s affiliates, holding capital stock of Pace to be redeemed in accordance with the foregoing shall not: (i) receive any dividend, payment, distribution or interest with regard to such capital stock, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such capital stock, and such capital stock shall not for any purposes be included in the capital stock of Pace entitled to vote, (iii) receive any remuneration that may be due to such person, accruing after the date of delivery of such notice of redemption, in any form from Pace for services rendered or otherwise or (iv) be or continue as a manager, officer, partner or director of Pace or any affiliated company.

Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and post-Business Combination Bylaws

Upon the completion of the domestication, Pace will, as a corporation incorporated under the laws of the State of Delaware, be subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent or more of Pace’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent of Pace’s assets. However, the above provisions of Section 203 do not apply if:

•	the Pace Board approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Pace’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the Pace Board and authorized at a meeting of Pace’s stockholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

In addition, the Proposed Charter will not provide for cumulative voting in the election of directors. The Pace Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the advance notice provisions will require that stockholders must comply with certain procedures in order to nominate candidates to the Pace Board or to propose matters to be acted upon at a stockholders’ meeting.

Pace’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of Pace by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection

Subject to certain limitations, the Proposed Charter provides that unless Pace consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of Pace; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of Pace to Pace or Pace’s stockholders, creditors or other constituents; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Proposed Charter or the post-Business Combination bylaws; or (iv) any action asserting a claim against Pace governed by the internal affairs doctrine.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of Pace’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Pace is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pace was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock outstanding as shown on the most recent report or statement published by Pace; or

•	the average weekly reported trading volume of trading in such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Pace’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pace.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, Pace had 53,002,733 Pace Ordinary Shares outstanding, of which 41,752,733 are Public Shares and 11,250,000 are Founder Shares held by the Pace Initial Shareholders. The 41,752,733 Public Shares are freely tradable without restriction or further registration under the Securities Act, except for any Public Shares purchased by one of Pace’s affiliates within the meaning of Rule 144. All of the 11,250,000 Founder Shares owned by the Pace Initial Shareholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the Pace Shares issued to the Accredited Investor Accel Investors in connection with the Business Combination Private Placement and the Investors in connection with the Investment Private Placement will be restricted securities for purposes of Rule 144 and the remaining Pace Shares and New Pace Warrants issued to the Sellers as in the Stock Purchase pursuant to the Transaction Agreement will be freely tradable without restriction or further registration under the Securities Act, except for any such shares and warrants issued to one of Pace’s affiliates within the meaning of Rule 144.

As of the date of this proxy statement/prospectus, there are warrants of Pace outstanding, consisting of 15,000,000 Public Warrants originally sold as part of the Public Units issued in the Pace IPO and 7,333,333 Private Placement Warrants that were sold to Pace Sponsor in a private sale prior to the IPO. In connection with the Business Combination and pursuant to the Pace Sponsor Support Agreement, Pace Sponsor will surrender for cancelation 2,444,444 Private Placement Warrants to Pace. Each warrant entitles the holder to purchase one Public Share at an exercise price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. Of the warrants, 15,000,000 are Public Warrants and are freely tradable. In addition, Pace will be obligated to file no later than 15 business days after the consummation of the Business Combination a registration statement under the Securities Act covering the Class A-1 Shares that may be issued upon the exercise of the Pace Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Pace anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

At the consummation of the Business Combination, Pace will enter into the Registration Rights Agreement with the Registration Rights Holders, substantially in the form attached as Annex M.

The Registration Rights Holders, which include the Pace Sponsor Members, certain founders of Accel, certain members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement, including any person who (1) will be a stockholder of Pace immediately following the Business Combination, (2) either (A) makes a written request to Pace to enter into the Registration Rights Agreement or (B) will, immediately following the Business Combination, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elects to enter into the Registration Rights Agreement, will be entitled to registration rights under the Registration Rights Agreement in respect of the Pace Shares held by or issuable upon the exercise of New Pace Warrants held by such Registration Rights Holders. Pursuant to the Registration Rights Agreement, at any time, and from time to time, after the consummation of the Business Combination and subject to the lock-up restrictions set forth therein, certain of the Registration Rights Holders, being the Pace Sponsor, Pace Governance, the Accel Founders or the Restricted Accel Stockholders set forth therein, may demand that Pace register for resale some or all of their Pace Shares for so long as they continue to meet certain ownership thresholds. For a period of 24 months from the date of the Registration Rights Agreement, no demand registration may be made unless the Registration Rights Holder intends to distribute the registrable shares by means of an underwritten offering, in respect of which Pace shall have the right to select the underwriter or underwriters

If a demanding Registration Rights Holder intends to distribute the registrable shares by means of an underwritten offering, they must so advise Pace as a part of their demand registration notice. A demanding Registration Rights Holder also may request that demand registration be made on a form of registration permitting the offer and sale of registrable shares under Rule 415 of the Securities Act (which, for a period of 24 months following the date of the Registration Rights Agreement, must be in connection with an underwritten offering, in respect of which Pace shall have the right to select the underwriter or underwriters, or a block trade, in respect of which the holders of a majority of registrable shares being sold shall select underwriters from an approved list) or that the applicable registration statement be filed on Form S-3 if Pace is eligible to file a registration on Form S-3.

Each demanding Registration Rights Holder, together with its respective permitted transferees, is entitled to continue to exercise the demand registration rights under the Registration Rights Agreement until such Registration Rights Holder no longer holds shares representing at least $5,000,000 of the outstanding registrable shares, and each exercise of a demand registration right under Registration Rights Agreement must be with respect to a minimum of $5,000,000 of the outstanding registrable shares (or all of the registrable shares of such Registration Rights Holder or Registration Rights Holders, if less than $5,000,000 of the outstanding registrable shares are held by such Registration Rights Holder or Registration Rights Holders). In addition, all Registration Rights Holders have “piggy-back” registration rights to include such securities in other registration statements filed by Pace.

In connection with any underwritten public offering, the Registration Rights Holders have agreed not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any registrable shares or any other securities of Pace during the applicable lock-up period. The lock-up period occurs during the seven calendar days prior to the closing date of the underwritten sale of such securities pursuant to an effective registration statement, except as part of such registration, and during such period after the closing date of the underwritten sale of securities pursuant to an effective registration statement as is set by the managing underwriter (not to exceed 90 calendar days), except as part of such registration.

In addition to the lock-up period relating to an underwritten public offering, these additional lock-up restrictions apply, subject to certain waivers:

•

the registrable shares held by the Pace Sponsor Members and the Initial Holders named therein, will not be transferable, assignable or salable by until the earlier of (1) one year after the completion of the Business Combination, (2) the date on which Pace consummates a liquidation, merger, share exchange, reorganization, or other similar transaction after a business combination that results in all of Pace’s shareholders having the right to exchange their Pace Shares for cash, securities or other property, and (3) the date on which the last sale price of Pace Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days following the Business Combination;

•

the registrable shares held by the major Accel shareholders to be named therein will not be transferable, assignable or salable for 180 calendar days after the completion of the Business Combination; and

•

each Registration Rights Holder agrees not to effect any sale or distribution of its registrable shares if such sale or distribution would, or would reasonably be expected to, constitute or result in a “change of control” or similar event under Pace’s or its subsidiaries’ credit facilities.

The Registration Rights Agreement includes customary indemnification and confidentiality provisions. Pace will bear the expenses of filing any such registration statements. The Registration Rights Agreement replaces the initial registration rights agreement, dated as of June 27, 2017, by and among Pace Sponsor and Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood.

In addition, the Investors have certain registration rights under the Subscription Agreements. For additional detail on the Subscription Agreements, see “The Transaction Agreement and Related Agreements — Related Agreements — Subscription Agreements.”

Listing of Securities

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “TPGH,” “TPGH.U” and “TPGH.WS,” respectively. Following the Pace Domestication, the Public Shares that are converted into Class A-1 Shares will continue to be listed on the NYSE under the symbol “ACEL,” and the Public Warrants, which will entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication, will continue to be listed on the NYSE under the symbol “ACEL.WS.” Each Public Unit will be canceled in exchange for (i) the right to receive one validly issued fully paid and non-assessable Class A-1 Share and (ii) one-third of a Public Warrant. It is anticipated that the Class A-1 Shares to be issued in the Business Combination will be listed on the NYSE upon the consummation of the Business Combination under the symbol “ACEL.”

COMPARISON OF SHAREHOLDER RIGHTS

This section describes the material differences between the rights of Pace shareholders before the consummation of the Business Combination, and the rights of Pace stockholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Delaware law and the amended governing documents of Pace (including the Proposed Charter).

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Pace shareholders are urged to carefully read the relevant provisions of the Companies Law (2018 Revision) of the Cayman Islands, the DGCL, the Articles and the Proposed Charter and post-Business Combination bylaws that will be in effect as of consummation of the Business Combination (included as Annexes C and D to this proxy statement/prospectus). References in this section to the Proposed Charter and post-Business Combination bylaws are references thereto as they will be in effect upon consummation of the Business Combination. However, the Proposed Charter and post-Business Combination bylaws may be amended at any time prior to consummation of the Business Combination by mutual agreement of Pace and Accel or after the consummation of the Business Combination by amendment in accordance with their terms. If the Proposed Charter or post-Business Combination bylaws are amended, the below summary may cease to accurately reflect the Proposed Charter and post-Business Combination bylaws as so amended.

Rights Before the Business Combination	Rights After the Business Combination
Authorized Capital

Pace is authorized to issue up to 221,000,000 shares, each with a par value of $0.0001 per share, consisting of (a) 220,000,000 Pace Ordinary Shares, including (i) 200,000,000 Public Shares, and (ii) 20,000,000 Founder Shares; and (b) 1,000,000 preference shares. As of [●], 2019, there were 41,752,733 Public Shares, 11,250,000 Founder Shares, and no preference shares issued and outstanding. The Articles do not provide that shareholders have a preemptive right or other subscription rights to acquire authorized and unissued shares of Pace.

Pace’s authorized share capital will consist of (a) 280,000,000 shares of Common Stock, each with a par value of $0.0001 per share, including three separate series of common stock consisting of (i) 250,000,000 Class A-1 Shares, (ii) 10,000,000 Class A-2 Shares and (iii) 20,000,000 Class F Shares and (b) 1,000,000 shares of Preferred Stock with a par value of $0.0001 per share.

Class A-2 Shares. The number of authorized Class A-2 Shares may be increased or decreased (but not below the number of Class A-2 Shares then outstanding or reserved for issuance) by the affirmative vote or written consent of the holders of a majority of the Class A-1 Shares without a vote or action by holders of the Class A-2 Shares. The Class A-2 Shares will be exchanged for Class A-1 Shares upon the terms set forth in the Restricted Stock Agreement. Upon such exchange such Class A-2 Shares will be cancelled and the number of authorized Class A-2 Shares shall be reduced by a corresponding number.

Rights Before the Business Combination	Rights After the Business Combination

Class F Shares. Immediately prior to the closing of the Stock Purchase, the Class F Share Exchange will occur and any uncanceled Class F Shares will be canceled, concurrently with which, the number of authorized Class F Shares shall be reduced to zero.

Preferred Stock. The Pace Board is authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock, establish the number of shares to be included in each such series and fix the voting rights, designations, powers, preferences and relative, participating, optional, special and other rights, of each such series and any qualifications, limitations and restrictions thereof, as stated in a Preferred Stock Designation filed pursuant to the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding Class A-1 Shares, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to any Preferred Stock Designation.

Rights and Options. Pace has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from Pace any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Pace Board. The Pace Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Voting Rights
The Articles of Pace provide that the holders of shares of Pace shall have one vote for every share of which he is the holder on each matter properly submitted to the shareholders on which the holders are entitled to vote.	Except as otherwise required by law or any Preferred Stock Designation, holders of Class A-1 Shares shall (i) exclusively possess all voting power with respect to Pace, (ii) be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of Class A-1 Shares are entitled to vote, and (iii) have the exclusive right to vote for the election of directors and all other matters properly submitted for a stockholder vote. Notwithstanding the foregoing,

Rights Before the Business Combination	Rights After the Business Combination

except as otherwise required by law or any Preferred Stock Designation, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the Proposed Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any Preferred Stock Designation) or the DGCL. Holders of Class A-2 Shares shall have no voting rights, except for such rights as may be required by law.

Appraisal/Dissenters Rights

There are no appraisal rights under Cayman Islands law.

Under the Companies Law (2018 Revision), minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Under the DGCL, a stockholder of a corporation who has not voted in favor of certain types of mergers or consolidations involving the corporation nor consented in writing to such transactions and has complied with the procedures set forth in Section 262 may be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. After determination by the Court of Chancery of the State of Delaware that the dissenting stockholders to a merger or consolidation are entitled to an appraisal, such dissenters are entitled to receive the fair value of their shares (excluding any element of value arising from the accomplishment or expectation of the merger or consolidation), together with interest, if any. However, appraisal rights are not always available to dissenting stockholders, including if the stock received in such transaction is listed on a national securities exchange or held of record by more than 2,000 holders.
Dividends
The directors of Pace may resolve to declare and pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions. Dividends may be paid out of profits, share premium or any other sources permitted under Cayman Islands law.	Subject to applicable law and the rights of the holders of any outstanding series of Preferred Stock, the holders of Class A-1 Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Pace) when, as and if declared thereon by the Pace Board from time to time out of any assets or funds of Pace legally available therefor and shall share equally on a

Rights Before the Business Combination	Rights After the Business Combination
per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.
Purchase and Repurchase of Shares
Subject to the Companies Law of the Cayman Islands or applicable stock exchange or other regulatory rules, Pace may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant member.	Subject to the DGCL or applicable stock exchange or other regulatory rules, Pace may purchase its own shares (including any redeemable shares) in such manner and on such other terms as the directors may agree with the relevant member.
Compliance with Gaming Laws
None.	The Proposed Charter provides that all capital stock of Pace shall be held subject to the restrictions and requirements of all applicable gaming laws. All persons owning or controlling capital stock of Pace shall comply with all applicable gaming laws, including any provisions of such gaming laws that require such person to file applications for gaming licenses with, and provide information to, the applicable gaming authorities. Any transfer of Pace capital stock may be subject to the prior approval of the gaming authorities and/or Pace, and any purported transfer thereof in violation of such requirements shall be void ab initio.
Ownership Restrictions
None.	Any person who owns or controls 5% or more of any class or series of the capital stock of Pace shall promptly notify Pace of such fact. In addition, any person who owns or controls any shares of any class or series of the capital stock of Pace may be required by gaming law to (a) provide to the gaming authorities in each gaming jurisdiction in which Pace or any of its subsidiaries either conducts gaming or has a pending application for a gaming license all information regarding such person as may be requested or required by such gaming authorities and (b) respond to written or oral questions or inquiries from any such gaming authorities. Any person who owns or controls any shares of any class or series of the capital stock of Pace, by virtue of such ownership or control, consents to the performance of any personal background investigation that may be required by any gaming authorities. In the event any person who owns or controls any of the capital stock of Pace fails to comply with the obligations set forth in this paragraph, then Pace may (i) redeem, in accordance with the Proposed Charter, such number

Rights Before the Business Combination	Rights After the Business Combination
of the capital stock of Pace which such person owns or controls, but only in the amount necessary to reduce such person’s ownership or control of the capital stock of Pace to a level to cause such person to be in compliance with, or not subject to, gaming law or the regulatory requirements of the gaming authorities (as the case may be) or (ii) prohibit the transfer of such person’s capital stock of Pace until such time as such person has complied with their obligations described in this paragraph.
Redemption Rights

Upon consummation of the initial business combination, the holders of the Public Shares will have the opportunity to redeem their Public Shares at a per-share price, equal to their pro rata share of the Trust Account. If Pace seeks to amend any provision of the Articles relating to shareholders’ rights or pre-business combination activity, Pace must provide public shareholders with the opportunity to redeem their Public Shares in connection with such vote. Pace will redeem the public shareholders’ Public Shares and liquidate if it does not complete an initial business combination by September 30, 2019.

After consummation of the initial business combination, holders of Public Shares are not entitled to redemption rights with respect to their Public Shares.

Redemption rights are not applicable following the Business Combination except as provided below.

The Proposed Charter provides that the capital stock of Pace owned or controlled by a person or such person’s affiliate shall be redeemable by Pace, out of funds legally available therefor, as directed by a gaming authority and, if not so directed, as and to the extent deemed necessary or advisable by the Pace Board, in the event that such person is an Unsuitable Person. In the event such capital stock of Pace become subject to redemption for any of the foregoing reasons, Pace shall deliver a notice of redemption to the Unsuitable Person, or such person’s affiliate holding such capital stock of Pace, and shall redeem or purchase or cause one or more affiliated companies to purchase the capital stock by the date set forth in the notice, which, subject to certain exceptions, shall not be fewer than 45 calendars days following the notice. From and after delivery of the notice of redemption, such capital stock of Pace shall no longer be deemed to be outstanding, such Unsuitable Person, or such person’s affiliate, shall cease to be a stockholder, member, partner or owner, as applicable, of Pace with respect to such capital stock, and all rights of such Unsuitable Person, or such person’s affiliate, in such capital stock, other than the right to receive the fair market value of such capital stock, or such other redemption price (if any) as may be required by a gaming authority making a finding of unsuitability, shall cease. In accordance with the requirements of the notice of redemption, such Unsuitable Person, or such person’s affiliate, shall surrender the certificate(s), if any, representing the capital stock to be so redeemed.

From and after delivery of the notice of redemption, such Unsuitable Person, or such person’s affiliates,

Rights Before the Business Combination	Rights After the Business Combination
holding capital stock of Pace to be redeemed in accordance with the foregoing shall not: (i) receive any dividend, payment, distribution or interest with regard to such capital stock, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such capital stock, and such capital stock shall not for any purposes be included in the capital stock of Pace entitled to vote, or (iii) receive any remuneration that may be due to such person, accruing after the date of delivery of such notice of redemption, in any form from Pace for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner or director of Pace or any affiliated company of Pace.
Preemptive Rights
None.	None.
Amendments to Governing Documents

Amendment of any provision of the Articles requires a special resolution, meaning a resolution passed by holders of at least two-thirds of the issued and outstanding Pace Ordinary Shares attending and voting in a general meeting. Pace Sponsor and Pace’s executive officers and directors have agreed that they will not propose any amendment to the Articles that would affect the substance or timing of Pace’s obligation to redeem 100% of its public shares if Pace does not complete an initial business combination by September 30, 2019 (27 months after the closing of the Pace IPO), unless Pace provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment. The provisions of the Articles relating to the election of directors prior to the business combination may only be amended by a special resolution passed by at least 90% of the Pace Ordinary Shares voted in a general meeting. Pace may, by an ordinary resolution, being a vote of a majority of the Pace Ordinary Shares attending and voting in a general meeting:

•  Increase its share capital by such sum as the ordinary resolution of Pace shall prescribe and with such rights, priorities and privileges annexed thereto, as Pace in general meeting may determine;

•  Consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

Except as otherwise required by law or any Preferred Stock Designation, at any annual or special meeting of the stockholders of Pace, holders of Class A-1 Shares shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or any Preferred Stock Designation, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the Proposed Charter (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any Preferred Stock Designation) or the DGCL.

Pace may at any time and from time to time amend, alter, change or repeal any provision in the Proposed Charter (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time that may be added or inserted, in the manner now or as may be prescribed by the Proposed Charter and the DGCL; and except for certain provisions of the Proposed Charter related to limitation of director liability and indemnification and advancement of expenses, all rights, preferences

Rights Before the Business Combination	Rights After the Business Combination

•  Convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

•  By subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of Pace or into shares without par value; and

•  Cancel any shares that at the date of the passing of the ordinary resolution of Pace have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

In all other instances, the Articles may be amended by a special resolution of holders of two-thirds of the Pace Ordinary Shares attending and voting in a general meeting or by unanimous written consent of all holders entitled to vote.

and privileges of whatever nature conferred upon stockholders, directors or any other persons by and pursuant to the Proposed Charter in its present form or as amended are granted subject to the right reserved in this paragraph.

Number of Directors
The Articles provide that the number of directors of Pace shall consist of not less than one person provided that Pace may increase or reduce the limits in the number of directors by an ordinary resolution, being a vote of a majority of the Pace Ordinary Shares attending and voting in a general meeting.	Subject to the Proposed Charter, the number of directors shall be fixed exclusively by resolution adopted by a majority of the total number of authorized directors of the Pace Board. The Pace Board shall be comprised of directors divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as the then total number of directors constituting the entire Pace Board permits.
Nominations of Directors
The Articles provide that members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of Pace not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.	The Proposed Charter provides that advance notice of stockholder nominations for the election of directors of Pace shall be given in the manner provided in the post-Business Combination bylaws of Pace, which, among other things, provides that for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Pace. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Pace (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after

Rights Before the Business Combination	Rights After the Business Combination
such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Pace; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting or special meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in the post-Business Combination bylaws of Pace.
Election of Directors
The Articles provide that prior to the initial business combination, an ordinary resolution of the holders of the Founder Shares issued and outstanding will be required to appoint any person as director of Pace. After the closing of a business combination, an ordinary resolution of the holders of the Ordinary Shares outstanding will be required to appoint any person as director of Pace. The directors of Pace may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.	The Proposed Charter provides that the Pace Board shall be comprised of directors divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as the then total number of directors constituting the entire Pace Board permits. The Pace Board is permitted to determine which directors it will place into the three classes. Each director shall serve a staggered three-year term, and the initial directors in Class 1 shall be appointed to hold office until the first annual meeting of stockholders occurring after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware (the “Charter Filing”), the initial directors in Class 2 shall be appointed to hold office until the second annual meeting of stockholders occurring after the date of the Charter Filing and the initial directors in Class 3 shall be appointed to hold office until the third annual meeting of stockholders occurring after the date of the Charter Filing. At each succeeding annual meeting of the stockholders of Pace, beginning with the first annual meeting following the date of the effectiveness of the Proposed Charter, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall

Rights Before the Business Combination	Rights After the Business Combination

be apportioned by the Pace Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been duly elected and qualified subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Preferred Stock Directors. Notwithstanding certain provisions of the Proposed Charter related to the Pace Board, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in the Proposed Charter (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to those certain provisions of the Proposed Charter related to the Pace Board mentioned above unless expressly provided by such terms.

Removal of Directors
The Articles provide that a director may be removed if the director absents himself from three consecutive meetings of the Pace Board and the directors pass a resolution that he has vacated office, if the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally or is found to be of unsound mind; or if all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the Pace Board duly convened or by a resolution in writing signed by all of the other directors. The Articles provide that prior to the initial business combination, an ordinary resolution of the holders of the Founder Shares will be required to remove a director. After the business combination, an ordinary resolution of the holders of the Pace Ordinary Shares outstanding will be required to remove any person as director of Pace.

The Proposed Charter provides that, subject to certain rights of the holders of Preferred Stock, any or all of the directors may be removed from office at any time for cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Pace entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock Directors. The Proposed Charter provides that notwithstanding certain provisions of the Proposed Charter related to the Pace Board, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to vote on the removal from office and other features of such directorships, such right shall be governed by the terms of such series of the Preferred Stock as set forth in the Proposed Charter (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to those certain provisions of the Proposed

Rights Before the Business Combination	Rights After the Business Combination
Charter related to the Pace Board mentioned above unless expressly provided by such terms.
Filling of Board Vacancies
The Articles provide that the directors may appoint any person as director of Pace to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Articles as the maximum number of directors.

The Proposed Charter provides that, subject to certain rights of the holders of Preferred Stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the Pace Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Preferred Stock Directors. The Proposed Charter provides that, notwithstanding certain provisions of the Proposed Charter related to the Pace Board, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to vote on the filling of vacancies on the Pace Board, such right shall be governed by the terms of such series of the Preferred Stock as set forth in the Proposed Charter (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to those certain provisions of the Proposed Charter related to the Pace Board mentioned above unless expressly provided by such terms.

Compensation of Directors
The Articles provide the remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no remuneration shall be paid to any director prior to the consummation of an initial business combination.	The post-Business Combination bylaws of Pace and Proposed Charter provide that the Pace Board shall have the authority to fix the compensation of directors, including for service on a committee of the Pace Board and may be paid either a fixed sum for attendance at each meeting of the Pace Board or other compensation as a director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Pace Board. No such payment shall preclude any director from serving Pace in any other capacity and receiving compensation therefor.

Rights Before the Business Combination	Rights After the Business Combination
Members of committees of the Pace Board may be allowed like compensation and reimbursement of expenses for service on the committee.
Manner of Acting by Board
The Articles provide that questions arising at any meeting of the directors shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.	The post-Business Combination bylaws of Pace and the Proposed Charter provide that a majority of the total number of authorized directors of the Pace Board shall constitute a quorum for the transaction of business at any meeting of the Pace Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Pace Board, in each case except as may be otherwise specifically provided by applicable law. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Special Meetings of the Board
The Articles provide that a director may, and an officer of Pace on the direction of a director shall, call a meeting of the directors by at least two days’ notice in writing to every director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before or after the meeting is held.	The post-Business Combination bylaws of Pace provide that special meetings of the Pace Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Pace Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Pace Board shall be given in the manner specified in the post-Business Combination bylaws of Pace, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Pace Board

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may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Proposed Charter, or the post-Business Combination bylaws of Pace, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with the procedures set forth in the post-Business Combination bylaws of Pace.
Director Action by Written Consent
The Articles provide that a resolution in writing (in one or more counterparts) signed by all the directors or all the members of a committee of the directors or, in the case of a resolution in writing relating to the removal of any director or the vacation of office by any director, all of the directors other than the director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the directors, or committee of directors as the case may be, duly convened and held.	The post-Business Combination bylaws of Pace provide that, unless otherwise restricted, any action required or permitted to be taken at any meeting of the Pace Board or any committee thereof may be taken without a meeting if all members of the Pace Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Pace Board, or any committee thereof, in the same paper or electronic form as the minutes are maintained.
Annual Shareholder Meetings
The Articles do not impose an obligation for Pace to hold an annual general meeting of Pace.	The post-Business Combination bylaws of Pace provide that the annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Pace Board and stated in the notice of the meeting, provided that the Pace Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to certain procedures set forth in the post-Business Combination bylaws of Pace. At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of Pace to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Special Shareholder Meetings
The Articles provide that an extraordinary general meeting may be called by the directors, the chief	The Proposed Charter and the post-Business Combination bylaws of Pace provide that, subject to

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executive officer or the chairman of the Pace Board and shall be called by a requisition of the members of Pace in accordance with the terms of the Articles.	the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of Pace may be called only by the Chairman of the Pace Board, Chief Executive Officer of Pace, or the Secretary of Pace pursuant to a resolution adopted by a majority of the total number of authorized directors of the Pace Board, and may not be called by another person or persons. The post-Business Combination bylaws of Pace state that special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Pace Board and stated in Pace’s notice of the meeting, provided that the Pace Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to procedures set forth in the post-Business Combination bylaws of Pace.
Advance Notice Requirements for Shareholder Nominations and Other Proposals

The Articles provide that members holding not less than 10% in par value of the issued shares of Pace may provide a requisition to hold an extraordinary general meeting. Such members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of Pace.

The Articles provide that members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of Pace not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

The Proposed Charter provides that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Pace shall be given in the manner provided in the post-Business Combination bylaws of Pace. For business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to limitations set forth in the post-Business Combination bylaws of Pace, a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of Pace not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which

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public announcement of the date of the annual meeting is first made by Pace. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.
Notice and Record Date of Shareholder Meetings
The Articles require that notice of a general meeting be given not less than five days before the date of the meeting. The notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at the meeting called.	The post-Business Combination bylaws of Pace provide that notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by the procedures set forth in the post-Business Combination bylaws of Pace to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Pace not less than ten nor more than sixty days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in Pace’s notice of the meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Pace Board upon a public announcement by press release reported by certain national news services and filed with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act given before the date previously scheduled for such meeting.
Quorum and Actions
The Articles of Pace provide that business may only be transacted at a general meeting if a quorum is present, such quorum being holders of a majority of the Pace Ordinary Shares.	The post-Business Combination bylaws of Pace provide that, except as otherwise provided by applicable law, the Proposed Charter, as the same may be amended or restated from time to time or the post-Business Combination bylaws of Pace, the presence, in person or by proxy, at a stockholders meeting of the holders of the shares of outstanding capital stock of Pace representing a majority of the

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voting power of all outstanding shares of capital stock of Pace entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of Pace, the chairman of the meeting may adjourn the meeting from time to time in the manner according to certain procedures set forth in the post-Business Combination bylaws of Pace until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to Pace or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by Pace, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of Pace or any such other corporation to vote shares held by it in a fiduciary capacity.
Shareholder Action Without Meeting
The Articles provide that a resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the members of Pace for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of Pace duly convened and held.	The Proposed Charter provides that, except as may be otherwise provided for or fixed therein (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pace must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.
Indemnification of Directors and Officers
The Articles provide that each current and former director and officer of Pace (which does not include auditors of Pace) shall be indemnified out of the assets of Pace against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may	The Proposed Charter provides that to the fullest extent permitted by applicable law, as the same exists or may be amended, Pace shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for the purposes of

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incur by reason of their own actual fraud, willful neglect or willful default.

this “Indemnification of Directors and Officers” section, a “proceeding”) by reason of the fact that he or she is or was a director or officer of Pace or, while a director or officer of Pace, is or was serving at the request of Pace as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (for the purposes of this “Indemnification of Directors and Officers” section, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Pace shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this paragraph or otherwise. The rights to indemnification and advancement of expenses conferred by the Proposed Charter shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this paragraph, except for proceedings to enforce rights to indemnification and advancement of expenses, Pace shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Pace Board.

The rights to indemnification and advancement of expenses conferred on any indemnitee by the Proposed Charter shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the Proposed Charter, the post-

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Business Combination bylaws of Pace, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of the provisions of the Proposed Charter providing for indemnification and advancement of expenses by the stockholders of Pace or by changes in law, or the adoption of any other provision of the Proposed Charter inconsistent with the Proposed Charter, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits Pace to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The provisions of the Proposed Charter providing for indemnification and advancement of expenses shall not limit the right of Pace, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Limitation on Liability of Directors
The Articles provide that each current and former director and officer of Pace (which does not include auditors of Pace) shall not be liable to Pace for any loss or damage incurred by Pace as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.	The Proposed Charter provides that a director of Pace shall not be personally liable to Pace or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for any liability (i) for any breach of the director’s duty of loyalty to Pace or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Pace shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of Pace or by law shall

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not adversely affect any right or protection of a director of Pace existing at the time of such repeal or modification.
Dissolution/Liquidation
The Articles provide that in the event that Pace does not consummate a business combination by twenty-four months after the closing of the Pace IPO Pace shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the Pace IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Pace to fund its working capital requirements, subject to an annual limit of $750,000 and/or to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares issued in the Pace IPO, which redemption will completely extinguish public members’ rights as members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Pace’s remaining members and the Pace Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Proposed Charter provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of Pace, after payment or provision for payment of the debts and other liabilities of Pace, and subject to applicable law and to the rights, if any, of the holders of outstanding Preferred Stock in respect thereof, the holders of Class A-1 Shares shall be entitled to receive all the remaining assets of Pace available for distribution to its stockholders, ratably in proportion to the number of Class A-1 Shares held by them.

Whenever a compromise or arrangement is proposed between Pace and its creditors or any class of them and/or between Pace and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of Pace or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for Pace under Section 291 the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for Pace under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Pace, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of Pace, as the case may be, agree to any compromise or arrangement and to any reorganization of Pace as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of Pace, as the case may be, and also on Pace.

Rights of Inspection
The Articles provide that the directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts	Under Section 220 of the DGCL, a stockholder or his or her agent has a right to inspect the corporation’s stock ledger, a list of all of its stockholders and its

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and books of Pace or any of them shall be open to the inspection of members not being directors and no member (not being a director) shall have any right of inspecting any account or book or document of Pace except as conferred by the Companies Law of the Cayman Islands or authorized by the director or by Pace in general meeting.

other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Chancery Court for an order to compel such inspection.

The post-Business Combination bylaws of Pace provide that before due presentment for registration of transfer of a certificate representing shares of Pace or of an instruction requesting registration of transfer of uncertificated shares, Pace may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of Pace, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, also so inspect the books and records of Pace.

Derivative Shareholder Suits

Pace’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) Pace’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•  those who control the company are perpetrating a “fraud on the minority.”

Under the DGCL, a stockholder may bring a derivative suit subject to procedural requirements, including a corporation’s adoption of Delaware as the exclusive forum for such suits. The Proposed Charter adopts Delaware as the exclusive forum for any derivative action or proceeding brought on behalf of Pace, unless Pace consents in writing to the selection of an alternative forum.

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A shareholder may have a direct right of action against Pace where the individual rights of that shareholder have been infringed or are about to be infringed.
Conflict of Interest Transactions
The Articles provide that no person shall be disqualified from the office of director or prevented by such office from contracting with Pace, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of Pace in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to Pace for any profit realized by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Under Section 144 of the DGCL, no contract or transaction between Pace and one or more of its directors or officers, or between Pace and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Pace Board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•  The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Pace Board or the committee, and the Pace Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

•  The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of Pace entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders; or

•  The contract or transaction is fair as to Pace as of the time it is authorized, approved or ratified, by the Pace Board, a committee or the stockholders of Pace.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Pace Board or of a committee which authorizes the contract or transaction.

Anti-Takeover Provisions
The Articles provide that, commencing at the company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to	Business Combinations. Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets,

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succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. In addition, the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Companies Law of the Cayman Islands and the Articles) vary such rights, save that the directors shall not allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) to the extent that it may affect the ability of Pace to carry out a conversion of Founder Shares into Public Shares in connection with the closing of an initial business combination, which shall be on a one-to-one basis, subject to certain adjustments.

issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority- owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by the Pace Board; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Pace outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the Pace Board and the holders of at least two-thirds of Pace’s outstanding voting stock, excluding shares held by the interested stockholder.

Other. Certain of the other above-described provisions of the Proposed Charter or post-Business Combination bylaws of Pace, including the ability of the Pace Board to determine the designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to Preferred Stock, advance notice and other provisions regulating the manner in which stockholders can meet or take action, required supermajority vote of stockholders to amend certain provisions of the post-Business Combination bylaws of Pace, limitations on expanding the size of the Pace Board, and the availability for issuance of additional shares of common stock, could be viewed by some stockholders to be disadvantageous because they could potentially limit or preclude meaningful stockholder participation in certain transactions or discourage takeover attempts, proxy contests or other attempts to influence or replace the current Pace Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pace Relationships and Related Party Transactions

Investment Private Placement

In connection with the Business Combination and concurrently with the execution of the Transaction Agreement, Pace entered into the Subscription Agreements with the Investors. Pursuant to the Subscription Agreements, the Investors agreed to participate in the Investment Private Placement. The Subscription Agreement to which the Pace Affiliate is a party is substantially similar to the Subscription Agreements to which the General Investors are parties except that: (a) the Pace Affiliate may assign its rights under the Subscription Agreement, subject to compliance with the securities laws; and (b) the Pace Affiliate is not entitled to liquidated damages if there is a delay in the registration of the securities. The proceeds from the Investment Private Placement will be used to fund a portion of the cash consideration required to effect the Stock Purchase.

The Class A-1 Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The closing of the Investment Private Placement will occur immediately prior to the closing of the Stock Purchase and is conditioned thereon and on other customary closing conditions. Each Subscription Agreement will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written consent of each of the parties to such Subscription Agreement or (c) if any of the conditions set forth to the closing set forth in such Subscription Agreement are not satisfied on or prior to such closing and, as a result thereof, the transactions contemplated by the Subscription Agreements are not consummated at the closing of the Stock Purchase.

Founder Shares

On February 22, 2017, Pace Sponsor purchased 11,500,000 Founder Shares for $25,000, or approximately $0.002 per share. On June 19, 2017, Pace Sponsor transferred 40,000 Founder Shares to each of Pace’s five independent directors at their original purchase price. On August 14, 2017, Pace Sponsor forfeited 250,000 Founder Shares on the expiration of the unexercised portion of the underwriters’ over-allotment option. As of June 30, 2019, Pace Sponsor and Pace’s five independent directors held, collectively, 11,250,000 Founder Shares.

The Founder Shares are identical to the Public Shares included in the Public Units, except that (i) only holders of the Founder Shares have the right to vote on the election of directors prior to the initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, (iii) the Pace Initial Shareholders, officers and directors of Pace have entered into the Sponsor Letter Agreement with Pace, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Pace fails to complete an initial business combination by September 30, 2019 and agreed to vote their Founder Shares and any Public Shares purchased by them during or after the Pace IPO in favor of the Business Combination, (iv) the Founder Shares are subject to registration rights and (v) the Founder Shares are automatically convertible into Public Shares at the time of the initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in the Articles. In connection with the Business Combination and pursuant to the Waiver Agreement, the holders of the Founder Shares have agreed to waive such conversion adjustment.

Private Placement Warrants

On the closing date of the Pace IPO, Pace Sponsor purchased 7,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or $11,000,000 in the aggregate, in a private placement. Each

Private Placement Warrant entitles the holder to purchase one Public Share at a price of $11.50 per share. Private Placement Warrants may not be redeemed by Pace so long as they are held by Pace Sponsor or its permitted transferees. If any Private Placement Warrants are held by holders other than Pace Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by Pace and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the Pace IPO. Pace Sponsor or its permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. With certain limited exceptions, the Private Placement Warrants and the underlying Public Shares, will not be transferable, assignable or salable by the Pace Sponsor until 30 days after the completion of a business combination.

If Pace does not complete an initial business combination by September 30, 2019, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that Pace register the Public Shares issued or issuable upon conversion of any Founder Shares, the Private Placement Warrants and the Public Shares underlying the Private Placement Warrants. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by Pace subsequent to its completion of an initial business combination and rights to require Pace to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Pace will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. Pace will bear the expenses incurred in connection with the filing of any such registration statements.

At the consummation of the Business Combination, Pace will enter into the Registration Rights Agreement with the Registration Rights Holders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Restricted Shareholders will be entitled to certain registration rights. For more information about the Registration Rights Agreement, please see the section entitled “The Transaction Agreement and Related Agreements — Related Agreements — Registration Rights Agreement.”

Waiver Agreement

Concurrently with the execution of the Transaction Agreement, Pace and holders of Founder Shares entered into the Waiver Agreement, pursuant to which such holders agreed to waive any adjustment to the conversion ratio of Founder Shares set forth in the Articles resulting from the Investment Private Placement.

Related Party Notes

Between February 14, 2017 (inception) and June 30, 2017 (the closing date of the Pace IPO), Pace Sponsor loaned Pace $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Pace IPO. These notes were non-interest bearing and were repaid in full to Pace Sponsor on June 30, 2017.

The Pace Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on Pace’s behalf such as identifying potential target businesses and performing due diligence on suitable business combination opportunities. Pace’s audit committee reviews on a quarterly basis all payments that were made to the Pace Sponsor, officers, directors or Pace or their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Pace’s behalf.

In addition, in order to finance transaction costs in connection with an initial business combination, Pace Sponsor or an affiliate of Pace Sponsor or certain of Pace’s officers and directors may, but are not obligated to, loan Pace funds as may be required. On September 25, 2019, Pace Sponsor agreed to loan Pace unsecured promissory notes in an aggregate principal balance of up to $7,000,000, with advances and re-advances outstanding under the note to be updated from time to time. On September 25, 2019, Pace borrowed $3,000,000 against the note. The funds will be used to finance transaction costs in connection with the Business Combination. If Pace completes an initial business combination, Pace would repay such loaned amounts. In the event that an initial business combination does not close, Pace may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. The terms of such loans by Pace’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Pace does not expect to seek loans from parties other than the Pace Sponsor or an affiliate of the Pace Sponsor as Pace does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After the initial business combination, members of the Pace management team who remain with Pace may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to the Pace shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to the Pace shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider the Business Combination, as applicable, as it will be up to the directors of the post-Business Combination company to determine executive and director compensation.

Private Aircraft Travel

Pace reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of Pace, including the use of private aircraft. During the period from February 14, 2017 (inception) to June 30, 2019, travel related reimbursements for private aircraft use were $53,591. Private aircraft services are provided by independent third parties, coordinated by an affiliate of Pace and billed to Pace at cost.

Indemnity

The Pace Sponsor has agreed that it will be liable to Pace if and to the extent any claims by a vendor (other than Pace’s independent auditors) for services rendered or products sold to Pace, or a prospective target business with which Pace has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund Pace’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. Claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account are also an exception to this agreement with the Pace Sponsor, as are any claims under Pace’s indemnity of the underwriters of the Pace IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Pace Sponsor will not be responsible to the extent of any liability for such third-party claims. Pace has not independently verified whether the Pace Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Pace Sponsor’s only assets are securities of Pace and, therefore, the Pace Sponsor may not be able to satisfy those obligations. Pace has not asked the Pace Sponsor to reserve for such eventuality as Pace believes the likelihood of the Pace Sponsor having to indemnify the Trust Account is limited because Pace will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with Pace waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Administrative Services Agreement

On June 30, 2017, Pace entered into an agreement to pay monthly recurring expenses of $20,000 for office space, administrative and support services to an affiliate of Pace Sponsor. The agreement terminates upon the earlier of the completion of an initial business combination or the liquidation of Pace. For each of the three months ended June 30, 2019 and 2018, Pace incurred expenses of $60,000 under this agreement. For each of the six months ended June 30, 2019 and 2018, Pace incurred expenses of $120,000 under this agreement.

Expense Reimbursement Letter

On June 19, 2019, Accel entered into a letter agreement with KPMG (the “KPMG Engagement Letter”), pursuant to which Accel engaged KPMG to provide professional services to Accel. Pursuant to the KPMG Engagement Letter, any fee amounts to be paid for, and expenses reimbursed under, the Engagement Letter in excess of $750,000 in the aggregate will be paid solely by David W. Ruttenberg, a nominee to the post-Business Combination Pace Board, a shareholder of Accel and a Shareholder Representative under the Transaction Agreement. In connection with the KPMG Engagement Letter, on June 19, 2019, Pace entered into a letter agreement with David W. Ruttenberg, pursuant to which Pace agreed to reimburse David W. Ruttenberg for any and all fees and expenses paid by David W. Ruttenberg in connection with the KPMG Engagement Letter.

Accel Relationships and Related Party Transactions

The following is a summary of transactions since January 1, 2016 to which Accel has been a participant, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of its directors, executive officers, or holders of more than 5% of its capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Business of Accel and Certain Information of Accel — Executive Compensation Prior to the Business Combination” or that were approved by the Accel Board.

Accel believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Related Party Notes and Debts

On October 1, 2018, Brian Carroll, the Chief Financial Officer of Accel, entered into a promissory note with Accel Entertainment Gaming, LLC, a subsidiary of Accel, pursuant to which Mr. Carroll borrowed a principal amount of $172,200. As of June 30, 2019, the balance outstanding under the note was $172,000. Interest accrues under the note at a rate of 5% per annum. The original principal balance and any unpaid accrued interest due under the note are payable upon the earliest of (i) Mr. Carroll’s separation of employment with Accel, (ii) a liquidity event of Accel or (iii) October 1, 2023. The note is non-recourse and is collaterized by an option agreement. Accel anticipates that the promissory note will be satisfied in full prior to the consummation of the Business Combination.

On October 1, 2018, Derek Harmer, the General Counsel and Chief Compliance Officer of Accel, entered into a promissory note with Accel Entertainment Gaming, LLC, a subsidiary of Accel, pursuant to which Mr. Harmer borrowed a principal amount of approximately $154,397. As of June 30, 2019, the balance outstanding under the note was approximately $154,397. Interest accrues under the note at a rate of 5% per annum. The original principal balance and any unpaid accrued interest due under the note are payable upon the earliest of (i) Mr. Harmer’s separation of employment with Accel, (ii) a liquidity event of Accel or (iii) October 1, 2023. The note is non-recourse and is collaterized by an option agreement. Accel anticipates that the promissory note will be satisfied in full prior to the consummation of the Business Combination.

On September 30, 2018, Andrew Rubenstein, the Chief Executive Officer of Accel, entered into two promissory notes with Accel Entertainment Gaming, LLC, a subsidiary of Accel, pursuant to which Mr. A. Rubenstein borrowed principal amounts of approximately $95,354 and $325,000. As of June 30, 2019, the balance outstanding under each note was approximately $95,354 and $325,000, respectively. Interest accrues under each note at a rate of 5% per annum. The original principal balance and any unpaid accrued interest due under the notes are payable on September 30, 2023. The note is non-recourse and is collaterized by an option agreement. Accel anticipates that the promissory note will be satisfied in full prior to the consummation of the Business Combination.

As of December 31, 2018, Mr. A. Rubenstein, owed Accel $502,894 in connection with a federal tax liability arising from a grant of restricted stock that Accel paid on Mr. A. Rubenstein’s behalf. Accel anticipates that the debt will be satisfied in full prior to the consummation of the Business Combination.

Engagement of Raine Securities LLC

Accel has engaged Raine Securities LLC (“Raine”) to provide investment banking services to Accel in connection with the Business Combination. Prior to engaging Raine, Accel acknowledged that Gordon Rubenstein, a director of Accel, is the Managing Partner of Raine Ventures, an affiliate of Raine, where he leads the firm’s venture capital platform. Gordan Rubenstein is also the brother of Accel’s Chief Executive Officer, Andrew Rubenstein. Since January 1, 2016, Accel has reimbursed Raine approximately $40,000 of Raine’s out-of-pocket expenses related to the Business Combination. Under the terms of the agreement, Raine is entitled to $11,000,000 upon completion of the Business Combination.

Engagement of Much Shelist, P.C.

From time to time, Accel engages Much Shelist, P.C. (“Much Shelist”), as its legal counsel for general legal and business matters. Much Shelist has provided limited counsel to Accel with respect to the Business Combination. Jeffrey Rubenstein, an attorney at Much Shelist, is the father of Accel’s Chief Executive Officer, Andrew Rubenstein. Since January 1, 2016, Accel has paid Much Shelist approximately $1,393,000 in legal fees.

Asset Acquisition of Fair Share Gaming, LLC and Fair Share Amusement Company

On June 30, 2017, Accel purchased the assets of Fair Share Gaming, LLC and Fair Share Amusement Company, a licensed terminal operator in the state of Illinois and an operator of amusement games and ATMs, respectively, from Michael Pappas for approximately $60,000,000 (the “Fair Share Gaming Acquisition”). In connection with the Fair Share Gaming Acquisition, Michael Pappas joined the Accel Board, and is anticipated to continue to serve on the Accel Board until the consummation of the Business Combination.

Relationships with Certain Licensed Establishment Partners

Michael Pappas, a current director of Accel, is the father of William Pappas, a current equityholder of two licensed establishment partners with which Accel has binding agreements to provide VGTs. For the period from January 1, 2016 to June 30, 2019, Accel’s total revenue with respect to these two licensed establishment partners, Pinewoods, LLC and CC of OP, LLC was approximately $6,704,700 and $240,700, respectively.

Indemnification Agreements

The Proposed Charter, which will become effective upon the consummation of the Business Combination, will contain provisions limiting the liability of directors, and the post-Business Combination bylaws will provide that it will indemnify the directors and executive officers to the fullest extent permitted under applicable law. Pace’s post-Business Combination bylaws will also provide Pace with discretion to indemnify the other employees and agents of Pace when the Pace Board determines such indemnification is appropriate. In addition, Pace will enter into an indemnification agreement with each of its directors and executive officers, which requires Pace to indemnify its directors and executive officers.

Review, Approval or Ratification of Transactions with Related Persons

Pace Prior to the Business Combination

Pace has adopted a Code of Business Conduct and Ethics applicable to Pace’s directors, officers and employees that requires directors, officers and employees to avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Pace Board (or the appropriate committee of the Pace Board) or as disclosed in Pace’s public filings with the SEC.

Accel Prior to the Business Combination

Accel has no formal, written policy or procedure for the review and approval of related party transactions. However, Accel’s practice has been to have all related party transactions reviewed and approved by a majority of the disinterested members of Accel’s Board, including the transactions described in “— Accel Relationships and Related Party Transactions.”

Following the Business Combination

Effective upon the consummation of the Business Combination, the Pace Board will adopt a written related party transactions policy and charters of its Audit Committee and Nominating and Corporate Governance committee that require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by Pace’s audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by Pace’s nominating and corporate governance committee.

BENEFICIAL OWNERSHIP OF PACE SECURITIES

The following table sets forth information regarding the expected beneficial ownership of Pace Shares immediately following the consummation of the Business Combination, including the Business Combination Private Placement, and the Investment Private Placement, assuming that no Public Shares of Pace are redeemed, and alternatively the maximum number of shares of Pace are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding Pace Ordinary Shares;

•	each person who will become an executive officer or director of Pace post-Business Combination; and

•	all executive officers and directors of Pace as a group post-Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, Pace believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Pace’s knowledge, no Pace Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102.

Beneficial Ownership upon the Completion of the Business Combination, including Business Combination Private Placement, and the Investment Private Placement(1)
	Assuming No Redemption(2)		Assuming Maximum Redemption(3)
Beneficial Owner	Number of Pace Shares	Percentage of All Pace Shares	Number of Pace Shares	Percentage of All Pace Shares
Executive Officers, Directors and Director Nominees
Andrew Rubenstein	[●]	[●]%	[●]	[●]%
Karl Peterson(4)	[●]	[●]%	[●]	[●]%
Brian Carroll	[●]	[●]%	[●]	[●]%
Derek Harmer	[●]	[●]%	[●]	[●]%
Gordon Rubenstein	[●]	[●]%	[●]	[●]%
Kathleen Philips	[●]	[●]%	[●]	[●]%
David W. Ruttenberg	[●]	[●]%	[●]	[●]%
Eden Godsoe	[●]	[●]%	[●]	[●]%
[●]	[●]	[●]%	[●]	[●]%
All executive officers and directors as a group (9 persons)	[●]	[●]%	[●]	[●]%
Other 5% Shareholders
The Rubenstein Family	[●]	[●]%	[●]	[●]%
[●]	[●]	[●]%	[●]	[●]%

(*)	Less than 1%.
(1)

Ownership percentages with respect to Pace following the Business Combination do not take into account the Class A-2 Shares that will be exchanged for Class A-1 Shares pursuant to the terms of the Restricted Stock Agreement, Pace Warrants to purchase to Class A-1 Shares that will remain outstanding immediately following the Business Combination or options to purchase Accel Stock that had not vested as of September 30, 2019. The ownership percentages also assume (i) outstanding shares of Accel Stock as of September 30, 2019, (ii) a balance of the Trust Account equal to approximately $429,732,943, (iii) aggregate Cash Elections by the Accel shareholders of $350,000,000, including that holders of Class D preferred stock, no par value, of Accel elect to receive cash in respect of 100% of such shares, (iv) that no Public Shares are elected to be redeemed by Pace’s public shareholders, (v) that none of the Private Placement Warrants are exercised and (vi) that Pace Sponsor elects to contribute 500,000 Class A-1 Shares and no cash to the donor advised fund in connection with the Sponsor Contribution. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Pace’s existing shareholders in Pace will be different. For more information, please see the section entitled “The Business Combination — Impact of the Business Combination on Pace’s Public Float.”

(2)	Assumes [●] Pace Shares are outstanding immediately following the Business Combination assuming no redemptions.
(3)

Assumes that approximately 11,000,000 Public Shares, or 26% of outstanding public shares, are redeemed, resulting in an aggregate payment of approximately $113,000,000 out of the Trust Account. This maximum redemption is derived from the condition in the Transaction Agreement providing that the aggregate of (i) the amount in the Trust Account net of any amounts used to redeem Public Shares, plus (ii) an amount determined by Pace prior to closing which shall not exceed proceeds available under the Credit Agreement at the closing of the Stock Purchase (or any alternative credit facility arranged by Pace (which alternative credit facility shall be reasonably acceptable to Accel)) and subject to certain limitations and exceptions described in the Transaction Agreement, plus (iii) the proceeds from the Investment Private Placement, minus (iv) the Pace transaction expenses (which shall be deemed to be $22,500,000) and the Accel transaction expenses (which shall be deemed to be $17,000,000) must equal or exceed the lesser of (x) $350,000,000 and (y) the aggregate Cash Elections of all the shareholders of Accel; and assumes maximum aggregate Cash Elections from Sellers of $350,000,000 and available proceeds under the Credit Agreement as of September 30, 2019 of approximately $30 million.

(4)	Mr. Peterson will beneficially own [●] Class A-1 Shares through Peterson Capital Partners, LP. Peterson Capital Partners, LP’s address is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Pace

Price Range of Pace’s Securities

The Public Units, each of which consists of one Public Share and one-third of a Public Warrant, began trading on the NYSE under the symbol “TPGH.U” on June 28, 2017. On August 17, 2017, Pace announced that holders of the Public Units could elect to separately trade the Public Shares and Public Warrants included in the Public Units. On August 18, 2017, the Public Shares and Public Warrants began trading on NYSE under the symbols “TPGH” and “TPGH.WS,” respectively. Each Public Warrant entitles the holder to purchase one Public Share at a price of one-third of $11.50 per Public Share, subject to adjustment as described in Pace’s final prospectus dated June 27, 2017 which was filed with the SEC on June 28, 2017. Only whole Public Warrants will be issued on separation of Public Units, and only whole Public Warrants may be traded and be exercised for Public Shares. The Public Warrants will become exercisable 30 days after the completion of the Business Combination. Public Warrants expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per Public Unit, Public Share and Public Warrant as reported on the NYSE for the periods presented:

	Public Units (TPGH.U)		Public Shares (TPGH)		Public Warrants (TPGH.WS)
	High	Low	High	Low	High	Low
Fiscal Year 2019:
Quarter ended March 31, 2019	$11.48	$10.32	$10.34	$9.98	$1.69	$1.00
Quarter ended June 30, 2019	$11.05	$10.50	$10.50	$10.11	$1.77	$1.20
Quarter ended September 30, 2019	$11.25	$10.60	$10.40	$10.25	$1.80	$1.43
Fiscal Year 2018:
Quarter ended March 31, 2018	$11.43	$10.10	$9.86	$9.67	$1.60	$1.49
Quarter ended June 30, 2018	$10.80	$10.25	$10.00	$9.76	$1.70	$1.42
Quarter ended September 30, 2018	$10.79	$10.10	$10.20	$9.84	$1.75	$1.59
Quarter ended December 31, 2018	$11.65	$10.30	$10.40	$9.98	$1.75	$0.97
Fiscal Year 2017:
Quarter ended June 30, 2017(1)	$10.35	$10.20	N/A	N/A	N/A	N/A
Quarter ended September 30, 2017(2)	$10.39	$10.15	$9.82	$9.75	$1.45	$1.40
Quarter ended December 31, 2017	$10.40	$10.16	$9.89	$9.69	$1.65	$1.50

(1)	Beginning on June 28, 2017 with respect to TPGH.U.
(2)	Beginning on August 18, 2017 with respect to TPGH and TPGH.WS.

On June 12, 2019, the trading date before the public announcement of the Business Combination, the Public Shares, Public Warrants and Public Units closed at $10.32, $1.39 and $10.81, respectively.

Holders

At August 23, 2019, there was one holder of record of the Public Units, one holder of record of Pace’s separately traded Public Shares, and one holder of record of Pace’s separately traded Public Warrants.

Dividend Policy

Pace has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Accel

Price Range of Accel’s Securities

Historical market price information regarding shares of Accel Stock is not provided because there is no public market for Accel Stock.

Dividend Policy

Other than a one-time distribution in 2015, Accel has not paid any dividends on shares of Accel Stock and does not intend to pay dividends prior to the completion of the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Pace is asking its shareholders to adopt the Transaction Agreement and approve the transactions contemplated thereby, including the Business Combination. Pace shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Transaction Agreement, which is attached as Annexes A, A-1 and A-2 to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Transaction Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Transaction Agreement. Pace shareholders are urged to read carefully the Transaction Agreement in its entirety before voting on this proposal.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Transaction Agreement dated as of 13 June 2019 (as amended on 22 July 2019 and as it may be further amended from time to time, the “Transaction Agreement”) (in the form attached to the proxy statement/prospectus in respect of the meeting as Annexes A, A-1 and A-2) by and among, among others, the Company and each of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”), named as Sellers therein and the Company’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be confirmed, ratified, approved and adopted in all respects.”

Vote Required for Approval

The Business Combination Proposal (and consequently, the Transaction Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if Pace obtains an ordinary resolution as a matter of Cayman Islands law, meaning that the holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Pace Initial Shareholders have agreed to vote any Pace Ordinary Shares owned by them in favor of the Business Combination. As of the date hereof, the Pace Initial Shareholders own 20% of the issued and outstanding Pace Ordinary Shares and have not purchased any Public Shares, but may do so at any time.

The Business Combination Proposal is conditioned on the approval of the Domestication Proposal, the NYSE Proposal and the Charter Proposal. If any of those proposals is not approved, this Business Combination Proposal will have no effect, even if approved by Pace shareholders.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS

THAT PACE SHAREHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Overview

In connection with the Business Combination, the Pace Board has unanimously approved a change of Pace’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. The Pace Domestication will be completed immediately prior to the Stock Purchase. To effect the Pace Domestication, Pace will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and will file the proposed Delaware certificate of incorporation substantially in the form attached as Annex B and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Pace will be domesticated and continue as a Delaware corporation. Upon the Pace Domestication, each currently issued and outstanding Public Share will automatically, on a one-for-one basis, into Class A-1 Shares. Similarly, each currently issued and outstanding Founder Share will automatically convert, on a one-for-one basis, into a Class F Share. In addition, all Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Pace Domestication.

The Pace Board believes that it would be in the best interests of Pace to effect the Pace Domestication to enable Pace to avoid certain taxes that would be imposed on Pace if Pace were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, a Delaware corporation will provide Pace’s stockholders with certain rights not afforded to them by a Cayman Islands company.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that TPG Pace Holdings Corp. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of TPG Pace Holdings Corp. and be registered by way of continuation as a corporation in the State of Delaware.”

Vote Required for Approval

The Domestication Proposal will be approved only if Pace obtains a special resolution as a matter of Cayman Islands law, meaning that the holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Domestication Proposal. Failure to vote by proxy or in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the Domestication Proposal.

The Domestication Proposal is conditioned upon the approval of the Business Combination Proposal, the NYSE Proposal and the Charter Proposal. If any of those proposals is not approved, this Domestication Proposal will have no effect, even if approved by Pace shareholders.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS

THAT PACE SHAREHOLDERS VOTE “FOR”

THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3 — THE NYSE PROPOSAL

Overview

Pace is proposing the NYSE Proposal in order to comply with NYSE Listing Rule 312.03, which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power outstanding before the issuance of stock or securities.

Pace expects to issue no more than 72,542,939 Class A-1 Shares (assuming a trust account balance of $429,732,943 as of September 30, 2019), no more than 5,000,000 Class A-2 Shares and approximately 2,444,444 New Pace Warrants in connection with the Business Combination, including the Business Combination Private Placement. In connection with the Investment Private Placement, Pace expects to issue 4,696,675 Class A-1 Shares. Because Pace may issue 20% or more of the outstanding Class A-1 Shares when considering together the stock consideration, the Business Combination Private Placement and the Investment Private Placement, Pace is required to obtain stockholder approval of such issuance pursuant to NYSE Listing Rule 312.03.

At the consummation of the Business Combination, Pace and the Registration Rights Holders will enter into a Registration Rights Agreement in respect of the Class A-1 Shares, Class A-2 Shares and New Pace Warrants issued to the Restricted Shareholders in connection with the Business Combination, the Business Combination Private Placement and the Investment Private Placement, providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. See the section entitled “The Transaction Agreement and Related Agreements — Related Agreements — Registration Rights Agreement” for more information.

The terms of the stock consideration are complex and only briefly summarized above. For further information, please see the full text of the Transaction Agreement, attached as Annexes A, A-1 and A-2 hereto and the form of the Registration Rights Agreement, which is attached as Annex M hereto. The discussion herein is qualified in its entirety by reference to such documents.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for purposes of complying with applicable provisions of New York Stock Exchange Listing Rule 312.03, the issuance of more than 20% of the Company’s issued and outstanding voting power to Accel shareholders in connection with the Business Combination be confirmed, ratified, approved and adopted in all respects.”

Vote Required for Approval

The NYSE Proposal will be approved only if Pace obtains an ordinary resolution as a matter of Cayman Islands law, meaning that the holders of a majority of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the NYSE Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the NYSE Proposal.

The NYSE Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Domestication Proposal and the Charter Proposal. If any of those proposals is not approved, this NYSE Proposal will have no effect, even if approved by Pace shareholders.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS

THAT PACE SHAREHOLDERS VOTE “FOR”

THE NYSE PROPOSAL.

PROPOSAL NO. 4 — THE CHARTER PROPOSAL

Overview

In connection with the Business Combination and the Pace Domestication, Pace is asking its shareholders to adopt the Proposed Charter, in the form attached hereto as Annex C, to be effective following the Pace Domestication and as of the consummation of the Stock Purchase. In the judgment of the Pace Board, the adoption of the Proposed Charter is necessary to adequately address the needs of the post-Business Combination company.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, with effect immediately following the effectiveness of the resolution adopted by the board of directors of TPG Pace Holdings Corp. approving the Proposed Charter in the form attached to the proxy statement/prospectus in respect of the meeting as Annex C and declaring it advisable that the stockholders of TPG Pace Holdings Corp. should approve the Proposed Charter, that the Proposed Charter shall be adopted and approved.

RESOLVED, as a special resolution, that Eduardo Tamraz shall be granted a proxy, which will survive until the earlier of (i) the adoption of the Proposed Charter and (ii) December 31, 2019, to execute a written consent voting such shares of Common Stock (as converted from Pace Ordinary Shares in connection with the Pace Domestication) held by the signatories hereto, being holders of Pace Ordinary Shares voting in favor of the adoption of the Proposed Charter.”

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C.

•	change Pace’s name to “Accel Entertainment, Inc.”

•

increase total number of authorized shares of all classes of Common Stock from 220,000,000 shares of Common Stock (as converted from Pace Ordinary Shares in connection with the Business Combination) to 280,000,000 shares of Common Stock, which will consist of (i) increasing the post-Business Combination company’s Pace Shares from 200,000,000 to 260,000,000 (consisting of 250,000,000 Class A-1 Shares and 10,000,000 Class A-2 Shares and (ii) decreasing the post-Business Combination company’s Class F shares from 20,000,000 to zero;

•	classify the Pace Board into three separate classes;

•	remove the ability of stockholders to act by written consent in lieu of a meeting;

•	select Delaware as exclusive forum for certain stockholder litigation; and

•	eliminate certain provisions specific to Pace’s status as a blank check company.

Vote Required for Approval

Upon the Pace Domestication, Pace will become a Delaware corporation. To effect the adoption of the Proposed Charter under Delaware law, the board of directors of Pace (as a Delaware corporation) must approve the Proposed Charter and recommend the adoption of the Proposed Charter by the Pace stockholders. The stockholders of Pace (as a Delaware corporation), representing at least a majority of the outstanding stock entitled to vote thereon, must then adopt the Proposed Charter. To effect the required process under Delaware law to adopt the Proposed Charter, the current members of the Pace Board, being the initial members of the Pace Board following the Pace Domestication but prior to the closing of the Stock Purchase, have signed a written board consent (the “Delaware Resolution”), which will become effective following the Pace Domestication and prior to the closing of the Stock Purchase, approving the Proposed Charter and declaring it advisable that the stockholders of Pace should approve the Proposed Charter. To effect the required stockholder approval under Delaware law, the Pace Board is asking its shareholders to approve the Charter Proposal under Cayman law and, as part of that approval, to grant to Eduardo Tamraz a proxy (the “Delaware Proxy”) to execute a written stockholder consent voting such shareholders’ shares of Common Stock (as converted from Pace Ordinary Shares in connection with the Pace Domestication) in favor of the adoption of the Proposed Charter. The Delaware Proxy will survive the Pace Domestication until the earlier of (i) the adoption of the Proposed Charter and (ii) December 31, 2019. Upon receipt of the requisite stockholder approval, and immediately following the effectiveness of the Delaware Resolution but prior to the consummation of the Stock Purchase, Eduardo Tamraz will execute a written stockholder consent adopting the Proposed Charter under Delaware law. Upon execution of the written stockholder consent and the filing of the Proposed Charter with the Delaware Secretary of State, the Proposed Charter will be adopted.

The approval of the Charter Proposal requires that (i) the holders of at least two-thirds of the Pace Ordinary Shares that are entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Charter Proposal and (ii) the Pace Ordinary Shares so voted constitute, upon conversion to Class A-1 Shares in connection with the Pace Domestication but excluding any conversions to be consummated pursuant to the Class F Share Exchange, a majority of outstanding stock entitled to vote thereon. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

The Charter Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Domestication Proposal and the NYSE Proposal. If any of those proposals is not approved, these Charter Proposal will have no effect, even if approved by Pace shareholders.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS THAT PACE SHAREHOLDERS

VOTE “FOR” THE CHARTER PROPOSAL.

PROPOSAL NO. 5 — THE GOVERNANCE PROPOSALS

Overview

Pace’s shareholders are also being asked to vote on separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. In the judgment of the Pace Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Pace and Accel intend that the Proposed Charter in the form set forth on Annex C will take effect at the consummation of the Business Combination (assuming approval of Proposal No. 4).

Proposal 5A: Changes in Share Capital

Description of Amendment

The amendment would increase the total number of authorized shares of all classes of Common Stock from 220,000,000 shares of Common Stock (as converted from Pace Ordinary Shares in connection with the Business Combination) to 280,000,000 shares of Common Stock, which will consist of (i) increasing the post-Business Combination company’s Pace Shares from 200,000,000 to 260,000,000 (consisting of 250,000,000 Class A-1 Shares and 10,000,000 Class A-2 Shares) and (ii) decreasing the post-Business Combination company’s Class F Shares from 20,000,000 to zero.

Reasons for the Amendment

The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of Class A-1 Shares as part of the stock consideration in the Business Combination, including the Business Combination Private Placement, to the Sellers (including any Class A-1 Shares issuable upon the exchange of Class A-2 Shares for Class A-1 Shares in accordance with the Restricted Stock Agreement), (ii) accommodate the issuance of Class A-2 Shares as part of the stock consideration in the Business Combination to the Pace Sponsor and certain Sellers, (iii) accommodate the conversion of Class F Shares into Class A-1 Shares and Class A-2 Shares pursuant to the Pace Sponsor Support Agreement, (iv) accommodate the sale of Class A-1 Shares to the Investors in connection with the Investment Private Placement, and (v) to provide flexibility for future issuances of Class A-1 Shares if determined by the Pace Board to be in the best interests of Pace after the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. The number of authorized Class F Shares is reduced to zero following the Charter Filing to accommodate the fact that no Class F Shares will be outstanding following the cancelations and/or conversions to Class A-1 Shares or Class A-2 Shares as contemplated by the Pace Sponsor Support Agreement.

Proposal 5B: Classification of the Pace Board into Three Classes

Description of Amendment

The Proposed Charter provides that the Pace Board shall be comprised of directors divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as the then total number of directors constituting the entire Pace Board permits. The Pace Board is permitted to determine which directors it will place into the three classes. Each director shall serve a staggered three-year term, and the initial directors in Class 1 shall be appointed to hold office until the first annual meeting of stockholders occurring after the date of the Charter Filing, the initial directors in Class 2 shall be appointed to hold office until the second annual meeting of stockholders occurring after the date of the Charter Filing and the initial directors in Class 3 shall be appointed to hold office until the third annual meeting of stockholders occurring after the date of the Charter Filing. At each succeeding annual meeting of the stockholders of the company, beginning with the first annual meeting of the stockholders of the company following the date of the effectiveness of the Proposed Charter, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been duly elected and qualified subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

In addition, the Proposed Charter provides that directors of the Pace Board may only be removed for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.

Reasons for the Amendment

Pace was established as a special purpose acquisition company, with a two-year period to complete a business combination transaction. As a result of the consummation of the Business Combination, there will no longer be the necessity for two-year terms to ensure board continuity in evaluating proposed business combinations. Accordingly, the Pace Board believes it is in the best interests of Pace and its stockholders to change of the term of office of members of the Pace Board from a two-year term to a three-year term and to limit removal of directors for cause, as the Pace Board believes the classified board structure will enhance the likelihood of continued stability in the composition of the Pace Board and discourage certain types of transactions that may involve an actual or threatened hostile acquisition of Pace.

Proposal 5C: Removal of Ability to Act by Written Consent

Description of Amendment

As a blank check company formed under Cayman Islands law in order to effect a business combination with one or more entities, the current Articles provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution. Under Delaware law, stockholder action may be taken by written consent in lieu of a meeting unless the existing charter expressly prohibits action by consent. The Proposed Charter provides that, except as may be otherwise provided for or fixed therein (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of Pace must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Reasons for the Amendment

The Pace Board believes that removing the ability of stockholders to act by written consent is necessary to protect Pace from unwarranted attempts to gain corporate control as it enters into its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and post-Business Combination bylaws.

Proposal 5D: Selection of Delaware as Exclusive Forum

Description of Amendment

The Proposed Charter provides that a stockholder bringing a claim subject to Article XI of the Proposed Charter will be required to bring that claim in the court of chancery in the State of Delaware (the “Court of

Chancery”), provided that the Court of Chancery has personal jurisdiction over the defendants. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware. Pace may decide that it is in the best interests of Pace and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum. This proposal provides that any person who acquires an interest in the capital stock of Pace will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court. Article XI of the Proposed Charter would not apply to claims brought against the post-Business Combination company except for those enumerated in such Article and, potentially, certain other related claims.

Reasons for the Amendment

The Proposed Charter is intended to assist Pace in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Pace Board believes that the Delaware courts are best suited to address disputes involving such matters given that following the Business Combination, Pace will be incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and Pace with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Pace’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, the Pace Board believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of Pace and its stockholders. At the same time, the Pace Board believes that Pace should retain the ability to consent to an alternative forum on a case-by-case basis where Pace determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Proposal 5E: Ownership Restrictions on Certain Holders of Pace Capital Stock

Description of Amendment

The Proposed Charter provides that any person who owns or controls 5% or more of any class or series of the capital stock of Pace shall promptly notify Pace of such fact. In addition, any person who owns or controls any shares of any class or series of the capital stock of Pace may be required by gaming law to (a) provide to the gaming authorities in each gaming jurisdiction in which Pace or any of its subsidiaries either conducts gaming or has a pending application for a gaming license all information regarding such person as may be requested or required by such gaming authorities and (b) respond to written or oral questions or inquiries from any such gaming authorities. Any person who owns or controls any shares of any class or series of the capital stock of Pace, by virtue of such ownership or control, consents to the performance of any personal background investigation that may be required by any gaming authorities. In the event any person who owns or controls any of the capital stock of Pace fails to comply with the obligations set forth in this paragraph, then Pace may (i) redeem, in accordance with the Proposed Charter, such number of the capital stock of Pace which such person owns or controls, but only in the amount necessary to reduce such person’s ownership or control of the capital stock of Pace to a level to cause such person to be in compliance with, or not subject to, gaming law or the regulatory requirements of the gaming authorities (as the case may be) or (ii) prohibit the transfer of such person’s capital stock of Pace until such time as such person has complied with their obligations described in this paragraph.

Reasons for the Amendment

Following the consummation of the Business Combination, Pace will become subject to applicable gaming laws. These include requirements in Illinois, Pennsylvania and other regulated gaming jurisdictions providing that any person who acquires beneficial ownership of more than 5% of voting securities of a gaming company to notifying the gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. Please see “Description of Securities — Gaming Regulatory Matters.” The Pace Board believes that providing redemption rights for Pace capital stock owned or controlled by persons that fail to comply with applicable gaming laws, and otherwise prohibiting the transfer of Pace capital stock owned or controlled by persons that fail to comply with applicable gaming laws, is necessary to ensure Pace’s compliance with gaming laws.

Proposal 5F: Redemption Rights and Transfer Restrictions with respect to Pace Capital Stock held by Unsuitable Persons or their Affiliates

Description of Amendment

The Proposed Charter provides that any capital stock of Pace owned or controlled by an Unsuitable Person or its affiliates shall be redeemable by Pace, out of funds legally available therefore, as directed by a gaming authority and if not so directed, as and to the extent deemed necessary or advisable by the Pace Board, in which event Pace shall deliver a redemption notice to the Unsuitable Person or its affiliate and shall redeem or purchase or cause one or more of its affiliated companies to purchase the capital stock by the date set forth in the notice, which subject to certain exceptions, shall not be fewer than 45 calendar days following the notice. An Unsuitable Person includes any individual or entity that (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license when such finding of suitability or gaming license is required by gaming laws or gaming authorities, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any capital stock of Pace, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of Pace or any affiliated company to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes Pace or any affiliated company to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non -renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and/or non -appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Pace Board, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held or desired to be held by Pace or any affiliated company or Pace’s or any affiliated company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of Pace or any affiliated company.

The Proposed Charter provides that, from and after delivery of the notice of redemption, such capital stock of Pace shall no longer be deemed to be outstanding, such Unsuitable Person, or such person’s affiliate, shall cease to be a stockholder, member, partner or owner, as applicable, of Pace with respect to such capital stock, and all rights of such Unsuitable Person, or such person’s affiliate, in such capital stock, other than the right to receive the fair market value of such capital stock, or such other redemption price (if any) as may be required by a gaming authority making a finding of unsuitability, shall cease. In accordance with the requirements of the notice of redemption, such Unsuitable Person, or such person’s affiliate, shall surrender the certificate(s), if any, representing the capital stock to be so redeemed. In addition, from and after delivery of the notice of redemption, such Unsuitable Person, or such person’s affiliates, holding capital stock of Pace to be redeemed in accordance with the foregoing shall not: (i) receive any dividend, payment, distribution or interest with regard to such capital stock, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such capital stock, and such capital stock shall not for any purposes be included in the capital stock of Pace entitled to vote, (iii) receive any remuneration that may be due to such person, accruing after the date of delivery of such notice of redemption, in any form from Pace for services rendered or otherwise or (iv) be or continue as a manager, officer, partner or director of Pace or any affiliated company.

Reasons for the Amendment

Following the consummation of the Business Combination, Pace will become subject to applicable gaming laws. These include requirements in Illinois, Pennsylvania and other regulated gaming jurisdictions providing that any holder of Common Stock may be required to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. If a holder is found unsuitable by a gaming authority, that holder would not be able to, directly or indirectly, beneficially own Common Stock. Please see “Description of Securities — Gaming Regulatory Matters.” The Pace Board believes that providing redemption rights for Pace capital stock owned or controlled by Unsuitable Persons is necessary to ensure Pace’s compliance with gaming laws.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, on a non-binding advisory basis, the following proposals to approve certain provisions of the Proposed Charter that materially affect stockholder rights be confirmed, ratified, approved and adopted in all respects:

(A) Changes in Share Capital: the increase the total number of authorised shares of all classes of Common Stock from 220,000,000 shares of Common Stock (as converted from Pace Ordinary Shares in connection with the Business Combination) to 280,000,000 shares of Common Stock, which will consist of (i) increasing the post-Business Combination Company’s Pace Shares from 200,000,000 to 260,000,000 (consisting of 250,000,000 Class A-1 Shares and 10,000,000 Class A-2 Shares) and (ii) decreasing the post-Business Combination Company’s Class F Shares from 20,000,000 to zero.

(B) Classification of the Pace Board into Three Classes: the term of office of members of the Pace Board be increased from a two-year term to a three-year term and that members of the Pace Board shall only be removed for cause.

(C) Removal of Ability to Act by Written Consent: stockholders of the Company shall no longer be permitted to act by written consent.

(D) Selection of Delaware as Exclusive Forum: Delaware be the exclusive forum for lawsuits involving the Company.

(E) Ownership Restrictions for Certain Holders of Pace Capital Stock

(F) Redemption Rights and Transfer Restrictions with respect to Pace Capital Stock held by Unsuitable Persons or their Affiliates.”

Vote Required for Approval

The approval of each Governance Proposal requires an ordinary resolution as a matter of Cayman Islands law, meaning that the holders of a majority of the Pace Ordinary Shares entitled to vote and are voted at the

Extraordinary General Meeting vote “FOR” each of the Governance Proposals. Failure to vote by proxy in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on any Governance Proposal.

As discussed above, a vote to approve a Governance Proposal is an advisory vote, and therefore, is not binding on Pace or the Pace Board. Accordingly, regardless of the outcome of the non-binding advisory vote, Pace intends that the Proposed Charter in the form set forth on Annex C will take effect at the consummation of the Business Combination (assuming approval of Proposal No. 4).

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS THAT PACE SHAREHOLDERS

VOTE “FOR” THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Pace Board to adjourn the Extraordinary General Meeting to a later date or (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Pace shareholders or, if as of the time for which the Extraordinary General Meeting is scheduled, there are insufficient Pace Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Extraordinary General Meeting, (ii) in order to solicit additional proxies from Pace shareholders in favor of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or (iii) if Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied. The Adjournment Proposal will only be presented to Pace shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by the Company that more time is necessary or appropriate to approve one or more Shareholder Proposals at the meeting be confirmed, ratified, approved and adopted in all respects.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Pace shareholders, the Pace Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal or the Charter Proposal or any other proposal, or in the event that Pace shareholders redeem an amount of Public Shares such that the minimum proceeds condition to Pace’s obligation to consummate the Business Combination would not be satisfied.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, meaning that the holders of a majority of the Pace Ordinary Shares entitled to vote and are voted at the Extraordinary General Meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person at the Extraordinary General Meeting or an abstention from voting will have the no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Pace Board

THE PACE BOARD UNANIMOUSLY RECOMMENDS THAT PACE SHAREHOLDERS

VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

Weil, Gotshal and Manges LLP, counsel to Pace, has provided a legal opinion for Pace regarding the validity of the Pace Shares offered by this document.

EXPERTS

The consolidated financial statements of Accel Entertainment, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the consolidated financial statements of Accel Entertainment, Inc., and subsidiaries contains an explanatory paragraph that states that the 2018, 2017, and 2016 consolidated financial statements have been restated to correct misstatements.

The financial statements of TPG Pace Holdings Corp. as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and for the period from February 14, 2017 (inception) to December 31, 2017, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 financial statements of TPG Pace Holdings Corp. contains an explanatory paragraph that states that Pace’s limited amount of time to complete an initial business combination for which significant contingencies to completion exist raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Grand River Jackpot, LLC and Subsidiary as of and for the year ended December 31, 2018 included herein and in the registration statement have been audited by RSM US LLP, independent auditors, as stated in their report thereon which report expresses an unqualified opinion. Such consolidated financial statements have been included in this registration statement in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Pace is a Cayman Islands exempted company. If Pace does not change its jurisdiction of incorporation form the Cayman Islands to Delaware by effecting the Pace Domestication, you may have difficulty serving legal process within the United States upon Pace. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Pace in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Pace may be served with process in the United States with respect to actions against Pace arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Pace’s securities by serving Pace’s U.S. agent irrevocably appointed for that purpose.

APPRAISAL RIGHTS

Appraisal rights or dissenters’ rights are not available to holders of Pace Ordinary Shares in connection with the Business Combination.

Appraisal rights are not available to holders of Accel Stock in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless Pace has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Pace believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Pace shareholders will be “householding” this proxy statement/prospectus. Pace shareholders who participate in “householding” will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact Pace at its offices at TPG Pace Holdings Corp., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or by telephone at (212) 405-8458, to inform Pace of his or her request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Pace securities is Continental Stock Transfer & Trust Company.

FUTURE SHAREHOLDER PROPOSALS

The Extraordinary General Meeting to be held on [●] will be held in lieu of the 2019 annual general meeting of Pace. The next annual meeting of stockholders will be held in May 2020. For any proposal to be considered for inclusion in Pace’s proxy statement and form of proxy for submission to the stockholders at Pace’s 2020 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Pace’s post-Business Combination bylaws. Such proposals must be received by Pace at its executive offices a reasonable time before Pace begins to print and mail its 2020 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2020 annual meeting.

In addition, Pace’s post-Business Combination bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a shareholder’s notice must be delivered to Pace at the principal executive offices of Pace not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Pace. Nominations and proposals also must satisfy other requirements set forth in the post-Business Combination bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Pace files annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Pace’s public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of Pace’s filings with the SEC (excluding exhibits) at no cost by contacting Pace at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or Pace’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact Pace at the following address and telephone number:

TPG Pace Holdings Corp.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

(212) 405-8458

Email: Pace@tpg.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Pace’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: TPGH.info@morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Pace shareholder and would like to request documents, please do so by [●], 2019, or five business days prior to the Extraordinary General Meeting, in order to receive them before the Extraordinary General Meeting. If you request any documents from Pace, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Pace in addition to being a proxy statement of Pace for the Extraordinary General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Pace has been supplied by Pace, and all such information relating to Accel has been supplied by Accel. Information provided by either Pace or Accel does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Pace for the Extraordinary General Meeting. Pace has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Pace, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page

TPG Pace Holdings Corp. — Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018	F-3
Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2019 and June 30, 2018	F-4
Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six months ended June 30, 2019 and June 30, 2018	F-5
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2019 and June 30, 2018	F-6
Notes to Condensed Consolidated Financial Statements	F-7

TPG Pace Holdings Corp. — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017	F-20
Consolidated Statements of Operations for the fiscal years ended December 31, 2018 and the period from February 14, 2017 (inception) to December 31, 2017	F-21
Consolidated Statements of Shareholders’ Equity for the fiscal years ended December 31, 2018 and the period from February 14, 2017 (inception) to December 31, 2017	F-22
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2018 and the period from February 14, 2017 (inception) to December 31, 2017	F-23
Notes to Financial Statements	F-24

Accel Entertainment, Inc. — Unaudited Financial Statements
Consolidated Statements of Income for the six months ended June 30, 2019 and June 30, 2018	F-35
Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018	F-36
Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2019 and June 30, 2018	F-37
Consolidated Statements of Cash Flows for the six months ended June 30, 2019 and June 30, 2018	F-38
Notes to Consolidated Financial Statements	F-39

Accel Entertainment, Inc. — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-51
Consolidated Statements of Income for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016	F-52
Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017	F-53
Consolidated Statements of Stockholders’ Equity for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016	F-54
Consolidated Statements of Cash Flows for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016	F-55
Notes to Consolidated Financial Statements	F-57

Grand River Jackpot, LLC — Unaudited Financial Statements
Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018	F-96
Consolidated Statements of Operations for the six months ended June 30, 2019 and June 30, 2018	F-97
Consolidated Statements of Members’ Deficit for the six months ended June 30, 2019 and June 30, 2018	F-98
Consolidated Statements of Cash Flows for the six months ended June 30, 2019 and June 30, 2018	F-99
Notes to Consolidated Financial Statements	F-100

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

TPG Pace Holdings Corp.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$692,097	$512,827
Prepaid expenses	60,700	35,000

Total current assets	752,797	547,827
Investments held in Trust Account	461,275,222	456,919,551

Total assets	$462,028,019	$457,467,378

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued professional fees, travel and other expenses	$4,283,400	$252,472

Total current liabilities	4,283,400	252,472
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	20,033,400	16,002,472
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 43,699,461 and 43,646,490 shares at June 30, 2019 and December 31, 2018, respectively, at a redemption value of $10.00 per share	436,994,610	436,464,900
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,300,539 shares issued and outstanding (excluding 43,699,461 shares subject to possible redemption) at June 30, 2019, and 1,353,510 shares and outstanding (excluding 43,646,490 shares subject to possible redemption) at December 31, 2018	130	135
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Retained earnings	4,998,754	4,998,746

Total shareholders’ equity	5,000,009	5,000,006

Total liabilities and shareholders’ equity	$462,028,019	$457,467,378

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Holdings Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended June 30, 2019	For the Three Months Ended June 30, 2018	For the Six Months Ended June 30, 2019	For the Six Months Ended June 30, 2018
Revenue	$—	$—	$—	$—
Professional fees and other expenses	4,415,081	166,288	4,575,958	454,888

Loss from operations	(4,415,081)	(166,288)	(4,575,958)	(454,888)
Interest income	2,571,416	1,801,259	5,105,671	3,216,244

Net (loss) income attributable to ordinary shares	$(1,843,665)	$1,634,971	$529,713	$2,761,356

Net (loss) income per ordinary share:
Basic and diluted	$(0.03)	$0.03	$0.01	$0.05

Weighted average ordinary shares outstanding:
Basic and diluted	56,250,000	56,250,000	56,250,000	56,250,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Holdings Corp.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

(unaudited)

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	—	$—	2,040,060	$204	11,250,000	$1,125	$5,375,048	$(376,372)	$5,000,005
Change in shares subject to possible redemption	—	—	(276,136)	(28)	—	—	(2,761,332)	—	(2,761,360)
Net income attributable to ordinary shares	—	—	—	—	—	—	—	2,761,356	2,761,356

Balance at June 30, 2018	—	$—	1,763,924	$176	11,250,000	$1,125	$2,613,716	$2,384,984	$5,000,001

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings	Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	—	$—	1,353,510	$135	11,250,000	$1,125	$—	$4,998,746	$5,000,006
Redeemable equity adjustment	—	—	—	—	—	—	529,705	(529,705)	—
Change in shares subject to possible redemption	—	—	(52,971)	(5)	—	—	(529,705)	—	(529,710)
Net income attributable to ordinary shares	—	—	—	—	—	—	—	529,713	529,713

Balance at June 30, 2019	—	$—	1,300,539	$130	11,250,000	$1,125	$—	$4,998,754	$5,000,009

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months Ended June 30, 2019	For the Six Months Ended June 30, 2018
Cash flows from operating activities:
Net income attributable to ordinary shares	$529,713	$2,761,356
Changes in operating assets and liabilities:
Prepaid expenses	(25,700)	24,233
Accrued professional fees, travel and other expenses	4,030,928	290,025
Interest on Investments held in Trust Account	(5,105,671)	(3,216,244)
Withdrawal of interest from Trust Account to pay operating expenses	750,000	—

Net cash used in operating activities	179,270	(140,630)
Cash flows from financing activities:
Payment of accrued offering costs	—	(85,281)

Net cash used in financing activities	—	(85,281)
Net change in cash	179,270	(225,911)
Cash at beginning of period	512,827	372,073

Cash at end of period	$692,097	$146,162

Supplemental disclosure of non-cash financing activities:
Accrued offering costs	—	35,520

The accompanying notes are an integral part of these condensed consolidated financial statements.

TPG Pace Holdings Corp.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Business Operations

Organization and General

TPG Pace Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on February 14, 2017 (“Inception”). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

On June 9, 2019, the Company formed two new wholly-owned subsidiaries, New Pace LLC and Pace Merger Sub LLC, both Delaware limited liability companies, in contemplation of the Proposed Business Combination, as defined below in “Proposed Business Combination”.

All activity for the period from Inception to June 30, 2019 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s Class A ordinary shares and one-third of one warrant to purchase one Class A ordinary share (the “Public Offering”), the identification and evaluation of prospective acquisition targets for a Business Combination and the entry into the Transaction Agreement (as defined below) in connection with the Proposed Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

Going Concern

Pursuant to the provisions of the Company’s amended and restated memorandum and articles of association, it currently has until September 30, 2019 to complete an initial Business Combination. The Company is seeking shareholder approval to amend its amended and restated memorandum and articles of association and trust agreement governing the trust account with Continental Stock Transfer and Trust Company, acting as trustee (the “Trust Account”) to extend such date to December 31, 2019. If the Company does not complete an initial Business Combination by September 30, 2019 or by December 31, 2019, if the Company receives shareholder approval to amend its amended and restated memorandum and articles of association and the trust agreement to extend such date to December 31, 2019, the Company will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem all of the Class A ordinary shares issued as part of the units in the Public Offering at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution, including Trust Account assets, will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by September 30, 2019 or by December 31, 2019 if the Company receives shareholder approval to amend its amended and restated memorandum and articles of association and trust agreement to extend such date to December 31, 2019, there will be no redemption rights or liquidating distributions with respect to warrants to purchase the Company’s Class A ordinary shares, which will expire worthless.

At June 30, 2019, the Company had current liabilities of $4,283,400 and negative working capital of $3,591,303 largely due to amounts owed for professional fees associated with the Proposed Business Combination. As discussed below, the Company has the ability to use annually up to $750,000 of interest earned from the Trust Account to fund working capital. The Company’s ability to continue as a going concern is dependent upon its ability to consummate a Business Combination or have access to sufficient interest income from the Trust Account to fund expenses and negative working capital balances. If there is insufficient interest income available to pay such amounts in full or if a Business Combination does not occur, the Company will need to obtain additional funds to meet its liabilities. Management’s potential options for obtaining additional working capital, to the extent needed, include requesting loans from the Sponsor or affiliates of the Sponsor, or certain of the Company’s executive officers or directors. Additional funds could also be raised through a private offering of debt or equity. There can be no assurance that the Company will be able to raise such funds if they are needed. In addition, the Company’s successful completion of the Proposed Business Combination is contingent on customary closing conditions, including, but not limited to, approval by the Company’s shareholders, approval by Accel’s shareholders, expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act and approval by the Pennsylvania Gaming Control Board. The uncertainty regarding the need for and ability to obtain such funding raises substantial doubt about the Company’s ability to continue as a going concern. This mandatory liquidation and subsequent dissolution requirement raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 27, 2017. The Public Offering closed on June 30, 2017 (the “Close Date”). The Sponsor purchased an aggregate of 7,333,333 warrants at a purchase price of $1.50 per warrant, or $11,000,000 in the aggregate, in a private placement on the Close Date (the “Private Placement”). The warrants are included in additional paid-in capital at the balance sheet.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering (see Note 3) and $11,000,000 Private Placement (see Note 4). The proposed financing for the Proposed Business Combination is discussed below under “Proposed Business Combination.” At the Close Date, proceeds of $450,000,000, net of underwriting discounts of $9,000,000 and funds designated for operational use of $2,000,000, were deposited in the Trust Account as described below.

The Trust Account

On January 2, 2018, funds held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to fund working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Business Combination within the designated period, including extensions.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder used to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

As discussed below, the Company entered into a definitive agreement for a proposed Business Combination and will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company’s Sponsor and five independent directors (collectively, “Initial Shareholders”) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4) if we fail to complete a Business Combination by September 30, 2019 or by December 31, 2019 if the Company receives shareholder approval to amend its amended and restated memorandum and articles of association and trust agreement to extend such date to December 31, 2019.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s public shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s public shares will reduce the book value of the shares held by the Initial Shareholders, who will be the only remaining shareholders after such redemptions.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity on the balance sheet, in accordance with ASC 480, “Distinguishing Liabilities from Equity.”

Proposed Business Combination

On June 13, 2019, the Company entered into a Transaction Agreement (as it may be amended from time to time, the “Transaction Agreement”) with each of the person set forth on Schedule I thereto (collectively, the “Sellers”) and David Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (each in their capacity as shareholder representative, together the “Shareholder Representatives”) pursuant to which (i) the Company will acquire, directly or indirectly, all of the issued or outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (“Accel”) by the Sellers (the “Stock Purchase”); (ii) following the closing of the Stock Purchase, Accel will merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“NewCo”), with NewCo surviving such merger (the “Merger”, and together with the other transactions contemplated by the Transaction Agreement, the “Proposed Business Combination”). Accel is a gaming service provider located in the United States and operates approximately 8,000 video game terminals in more than 1,700 locations.

Pursuant to the Transaction Agreement, at the closing of the Stock Purchase, holders of Accel’s stock will receive a mix of consideration comprised of (a) cash consideration equal to the number of Accel shares for which such holder makes an election to receive cash (a “Cash Election”) multiplied by $177 per share (the “Purchase Price”) and (b) share consideration comprised of New Parent Class A-1 Stock equal to the number of Accel shares for which such holder does not make a Cash Election multiplied by the Purchase Price divided by approximately $10.22 per share (such price per share to be determined as set forth in the Transaction Agreement), subject to pro rata adjustment in the event that holders of Accel’s stock elect more than $350,000,000 in cash in the aggregate. In addition, holders of Accel’s stock who roll more than 30% of their shares of Accel common stock into the new structure will receive a pro-rata share (based upon the number of shares rolled in excess of the 30% threshold) of (a) 2,444,444 of our New Accel Warrants (as defined below) and (b) 3,000,000 shares of our Class A-2 Common Stock (as defined below) subject to vesting conditions that will be set forth in a restricted stock agreement. The New Parent Class A-1 Stock is expected to be listed on the NYSE upon consummation of the Proposed Business Combination.

On July 22, 2019, pursuant to Section 8.13 of the Transaction Agreement, the Company, the Sellers and the Shareholder Representatives entered into Amendment No. 1 to the Transaction Agreement (the “Amendment”), which provides for certain administrative amendments to the Transaction Agreement. On July 23, 2019, in connection with the Transaction Agreement, as amended by the Amendment, and pursuant to a drag-along agreement, dated as of June 13, 2019 (the “Drag-Along Agreement”), by and among the Company and the persons named as Dragging Shareholders thereto (the “Dragging Shareholders”), the Dragging Shareholders issued a written notice to Accel and certain shareholders of Accel, pursuant to which they agreed to exercise their right to cause each Accel shareholder who has not entered into the Transaction Agreement to deliver a joinder to the Transaction Agreement, pursuant to which such shareholder will be bound by all of the terms and conditions of the Transaction Agreement (as modified by such joinder).

For further discussion of the Proposed Business Combination, the Transaction Agreement and the Amendment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Proposed Business Combination.”

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at June 30, 2019 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for the full year or any future periods. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed by the Company on February 13, 2019 with the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents at June 30, 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Redeemable Ordinary Shares

All 45,000,000 Class A ordinary shares sold as part of the Units (as defined below) in the Public Offering contain a redemption feature as discussed above. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at June 30, 2019 and December 31, 2018, 43,699,461 and 43,646,490, respectively, of the Company’s 45,000,000 Class A ordinary shares were classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,299,223 in connection with the Public Offering. These costs, together with the underwriter discount and Deferred Discount (as defined below), totaling $24,750,000, were charged to additional paid-in capital upon completion of the Public Offering.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At June 30, 2019, the Company had outstanding warrants to purchase up to 22,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net (loss) income per ordinary share since the exercise of the warrants is contingent upon the occurrence of future events. At June 30, 2019, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the period.

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company at $0.0001 par value and one-third of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share (a

“Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination by September 30, 2019 or by December 31, 2019 if the Company receives shareholder approval to amend its amended and restated memorandum and articles of association and trust agreement to extend such date to December 31, 2019, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s public shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. Additionally, 90 days after the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, for Class A ordinary shares at a price based on the redemption date and “fair market value” of the Company’s Class A ordinary shares upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share on the trade date prior to the date on which the Company sends the notice of redemption to the Warrant holders. The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount has been recorded as a deferred liability on the balance sheet at June 30, 2019 as management has deemed the consummation of a Business Combination to be probable.

4. Related Party Transactions

Founder Shares

On February 22, 2017, the Sponsor purchased an aggregate of 11,500,000 Company’s Class F ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued by the Company.

On June 19, 2017, the Sponsor transferred 40,000 Founder Shares to each of the Company’s five independent directors at their original purchase price. On August 14, 2017, the Sponsor forfeited 250,000 Founder Shares on the expiration of the underwriters’ over-allotment option. At June 30, 2019, the Initial Shareholders held, collectively, 11,250,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•

the Initial Shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. If the Company submits the Business Combination to the public shareholders for a vote, the Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination; and

•

the Founder Shares are automatically convertible into Class A ordinary shares at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Shareholders have agreed not to transfer, assign or sell any of their respective Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 7,333,333 private placement warrants at a price of $1.50 per warrant, or approximately $11,000,000, in a private placement that occurred in the Private Placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination by September 30, 2019 or by December 31, 2019 if the Company receives shareholder approval to amend its amended and restated memorandum and articles of association and trust agreement to extend such date to December 31, 2019, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Administrative Services Agreement

On June 30, 2017, the Company entered into an agreement to pay $20,000 a month for office space, administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company. For the each of the three months ended Jun 30, 2019 and 2018, the Company incurred expenses of $60,000 under this agreement. For each of the six months ended Jun 30, 2019 and 2018, the Company incurred expenses of $120,000 under this agreement.

5. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On January 2, 2018, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the three months ended June 30, 2019 and 2018, the Permitted Investments generated interest income of $2,571,416 and $1,801,259, respectively, all of which was reinvested in Permitted Investments. For the six months ended June 30, 2019 and 2018, the Permitted Investments generated interest income of $5,105,671 and $3,216,244, respectively, all of which was reinvested in Permitted Investments.

On June 28, 2019, the Company made a withdrawal of $750,000 from the Trust Account to pay operating expenses. On August 9, 2018, the Company made a withdrawal of $750,000 from the Trust Account to pay operating expenses.

At June 30, 2019, the balance of funds held in the Trust Account was $461,275,222.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed by September 30, 2019 or by December 31, 2019 if the Company receives shareholder approval to amend its amended and restated memorandum and articles of association and the trust agreement to extend such date to December 31, 2019.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is currently authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At June 30, 2019, there were 45,000,000 Class A ordinary shares issued and outstanding, of which 43,699,461 shares were subject to possible redemption and are classified outside of shareholders’ equity at the balance sheet.

Class F Ordinary Shares

The Company is currently authorized to issue 20,000,000 Class F ordinary shares. At June 30, 2019, there were 11,250,000 Class F ordinary shares (Founder Shares) issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any; designations; powers; preferences; relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2019, there were no preferred shares issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

8. Subsequent Events

During the fourth quarter of 2018, the Company received written notice from the New York Stock Exchange (the “NYSE”) that a NYSE Regulation review of the then-current distribution of the ordinary shares of the

Company showed that it had fewer than 300 public holders and was therefore non-compliant with the relevant section of the NYSE Listed Company Manual. During the fourth quarter of 2018, the Company submitted a business plan demonstrating how it expected to return to compliance with the minimum public stockholders’ requirement within 18 months. In July 2019, the Company received a letter from the NYSE certifying that it is in compliance with the minimum public stockholders’ requirement as the Company now has more than 300 public holders.

On June 13, 2019, the Company entered into a Transaction Agreement pursuant to which the Company will acquire, directly or indirectly, all of the issued and outstanding shares of common and preferred stock of Accel. On July 22, 2019 the Company entered into an Amendment to the Transaction Agreement, which provides for certain administrative amendments to the Transaction Agreement including, among other things, amending the date by which the Transaction Agreement may be terminated if the closing of the Stock Purchase has not occurred from September 30, 2019 to November 30, 2019.

For further discussion of the Amendment to the Transaction Agreement, see Proposed Business Combination in Note 1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Proposed Business Combination.”

Management has performed an evaluation of subsequent events through August 2, 2019, the date the condensed consolidated financial statements were issued, noting no other items which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

TPG Pace Holdings Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TPG Pace Holdings Corp. (the Company) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2018 and for the period from February 14, 2017 (inception) to December 31, 2017, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from February 14, 2017 (inception) to December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s limited amount of time to complete an initial business combination for which significant contingencies to completion exist raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

Fort Worth, Texas

February 13, 2019

TPG Pace Holdings Corp.

Balance Sheets

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash	$512,827	$372,073
Prepaid expenses	35,000	134,722

Total current assets	547,827	506,795
Investments held in Trust Account	456,919,551	450,000,000

Total assets	$457,467,378	$450,506,795

Liabilities and shareholders’ equity
Current liabilities:
Accrued professional fees, travel and other expenses	$252,472	$157,390

Total current liabilities	252,472	157,390
Deferred underwriting compensation	15,750,000	15,750,000

Total liabilities	16,002,472	15,907,390
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 43,646,490 and 42,959,940 shares at December 31, 2018 and 2017, respectively, at a redemption value of $10.00 per share	436,464,900	429,599,400
Shareholders’ equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,353,510 shares issued and outstanding (excluding 43,646,490 shares subject to possible redemption) at December 31, 2018, and 2,040,060 shares issued and outstanding (excluding 42,959,940 shares subject to possible redemption) at December 31, 2017	135	204
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	—	5,375,048
Retained earnings (accumulated deficit)	4,998,746	(376,372)

Total shareholders’ equity	5,000,006	5,000,005
Total liabilities and shareholders’ equity	$457,467,378	$450,506,795

The accompanying notes are an integral part of these financial statements.

TPG Pace Holdings Corp.

Statements of Operations

	For the Year Ended December 31, 2018	For the Period from February 14, 2017 (Inception) to December 31, 2017
Revenue	$—	$—
Professional fees, formation costs and other expenses	804,050	376,372

Loss from operations	(804,050)	(376,372)

Interest income	7,669,551	—

Net income (loss) attributable to ordinary shares	$6,865,501	$(376,372)

Net income (loss) per ordinary share:
Basic and diluted	$0.12	$(0.01)

Weighted average ordinary shares outstanding:
Basic and diluted	56,250,000	37,038,941

The accompanying notes are an integral part of these financial statements.

TPG Pace Holdings Corp.

Statements of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at February 14, 2017 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Sale of Class F ordinary shares to Sponsor on February 22, 2017 at $0.002 per share	—	—	—	—	11,500,000	1,150	23,850	—	25,000
Proceeds from initial public offering of Units on June 30, 2017 at $10.00 per Unit	—	—	45,000,000	4,500	—	—	449,995,500	—	450,000,000
Sale of 7,333,333 Private Placement Warrants to Sponsor on June 30, 2017 at $1.50 per Private Placement Warrant	—	—	—	—	—	—	11,000,000	—	11,000,000
Underwriters discounts	—	—	—	—	—	—	(9,000,000)	—	(9,000,000)
Deferred offering costs charged to additional paid-in capital	—	—	—	—	—	—	(1,299,223)	—	(1,299,223)
Deferred underwriting compensation	—	—	—	—	—	—	(15,750,000)	—	(15,750,000)
Class F ordinary shares forfeited by Sponsor on August 14, 2017	—	—	—	—	(250,000)	(25)	25	—	—
Class A ordinary shares subject to possible redemption; 42,959,940 shares at a redemption value of $10.00 per share	—	—	(42,959,940)	(4,296)	—	—	(429,595,104)	—	(429,599,400)
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(376,372)	(376,372)

Balance at December 31, 2017	—	$—	2,040,060	$204	11,250,000	$1,125	$5,375,048	$(376,372)	$5,000,005

Change in shares subject to possible redemption	—	—	(686,550)	(69)	—	—	(6,865,431)	—	(6,865,500)
Redeemable equity adjustment	—	—	—	—	—	—	1,490,383	(1,490,383)	—
Net income attributable to ordinary shares	—	—	—	—	—	—	—	6,865,501	6,865,501

Balance at December 31, 2018	—	$—	1,353,510	$135	11,250,000	$1,125	$—	$4,998,746	$5,000,006

The accompanying notes are an integral part of these financial statements.

TPG Pace Holdings Corp.

Statements of Cash Flows

	For the Year Ended December 31, 2018	For the Period from February 14, 2017 (Inception) to December 31, 2017
Cash flows from operating activities:
Net income (loss) attributable to ordinary shares	$6,865,501	$(376,372)
Changes in operating assets and liabilities:
Prepaid expenses	99,722	(134,722)
Accrued professional fees, travel and other expenses	95,082	36,589
Accrued formation costs		—
Interest on investments held in Trust Account	(7,669,551)
Withdrawal of interest from Trust Account to pay operating expenses	750,000	—

Net cash provided by (used in) operating activities	140,754	(474,505)
Cash flows from investing activities:
Proceeds deposited into Trust Account	—	(450,000,000)

Net cash used in investing activities	—	(450,000,000)
Cash flows from financing activities:
Proceeds from sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	—	450,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	—	11,000,000
Proceeds of notes payable from Sponsor	—	300,000
Payment of underwriters discounts	—	(9,000,000)
Payment of accrued offering costs	—	(1,178,422)
Repayment of notes payable from Sponsor	—	(300,000)

Net cash provided by financing activities	—	450,846,578
Net change in cash	140,754	372,073
Cash at beginning of period	372,073	—

Cash at end of period	$512,827	$372,073

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$—	$15,750,000
Accrued offering costs	$—	$120,801

The accompanying notes are an integral part of these financial statements.

TPG Pace Holdings Corp.

Notes to Financial Statements

1. Organization and Business Operations

Organization and General

TPG Pace Holdings Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on February 14, 2017 (“Inception”). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), which is an affiliate of TPG Global, LLC.

All activity for the period from Inception to December 31, 2018 relates to the Company’s formation and the initial public offering of units, each consisting of one of the Company’s Class A ordinary shares (“Public Shares”) and one-third of one warrant to purchase one Class A ordinary share (the “Public Offering”), and the identification and evaluation of prospective acquisition targets for a Business Combination. The Company will not generate operating revenues prior to the completion of the Business Combination and will generate non-operating income in the form of interest income on Permitted Investments (as defined below) from the proceeds derived from the Public Offering. The Company has selected December 31st as its fiscal year end.

Going Concern

If the Company does not complete an initial Business Combination within 24 months from June 30, 2017 (the “Close Date”), or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date, the Company will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem all of the Class A ordinary shares issued as part of the units in the Public Offering at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”), including interest, net of taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish the shareholder rights of owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution, including Trust Account assets, will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination within 24 months of the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date, there will be no redemption rights or liquidating distributions with respect to warrants to purchase the Company’s Class A ordinary shares, which will expire worthless. This mandatory liquidation and subsequent dissolution requirement raises substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 27, 2017. The Public Offering closed on the Close Date. The Sponsor purchased an aggregate of 7,333,333 warrants at a purchase price of $1.50 per warrant, or $11,000,000 in the aggregate, in a private placement on the Close Date (the “Private Placement”). The warrants are included in additional paid-in capital at the balance sheet.

The Company intends to finance a Business Combination with proceeds from its $450,000,000 Public Offering (see Note 3) and $11,000,000 Private Placement (see Note 4). At the Close Date, proceeds of $450,000,000, net of underwriting discounts of $9,000,000 and funds designated for operational use of $2,000,000, were deposited in the Trust Account as described below.

The Trust Account

Prior to January 2018, funds held in the Trust Account were not invested and were held in a non-interest bearing account. On January 2, 2018, funds held in the Trust Account were invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations (collectively, “Permitted Investments”).

Funds will remain in the Trust Account except for the withdrawal of interest earned on the funds that may be released to the Company to fund working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. The proceeds from the Public Offering will not be released from the Trust Account until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the Business Combination within 24 months from the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date and (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date, subject to applicable law.

Of the remaining proceeds of $2,000,000 held outside the Trust Account, $300,000 was used to repay the loan from the Sponsor, with the remainder available to pay offering costs, business, legal and accounting due diligence on prospective acquisitions, listing fees and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a target business. As used herein, the target business must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the Company signing a definitive agreement.

After signing a definitive agreement for a Business Combination, the Company will provide the public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares either (i) in connection with a shareholder meeting to approve the Business Combination or (ii) by means of a tender offer. Each public shareholder may elect to redeem their shares irrespective of whether they vote for or against the

Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by any deferred underwriting commissions payable to underwriters. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval under the law or stock exchange listing requirements. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding Class A ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, after payment of the deferred underwriting commission. In such an instance, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company has 24 months from the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date, to complete its Business Combination. If the Company does not complete a Business Combination within this period, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Company’s Sponsor and five independent directors (collectively, “Initial Shareholders”) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (as defined in Note 4) if the Company fails to complete the Business Combination within 24 months from the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date. However, if the Initial Shareholders acquire Public Shares after the Close Date, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the allotted 24-month time period, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date.

The underwriters have agreed to waive their rights to any deferred underwriting commission held in the Trust Account in the event the Company does not complete the Business Combination and those amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares.

If the Company fails to complete the Business Combination, the redemption of the Company’s Public Shares will reduce the book value of the shares held by the Initial Shareholders, who will be the only remaining shareholders after such redemptions.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes. As a result, such ordinary shares are recorded at their redemption amount and classified as temporary equity on the balance sheet, in accordance with ASC 480, “Distinguishing Liabilities from Equity.”

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2018 and 2017, and the results of operations and cash flows for the periods presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Cash

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents at December 31, 2018.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet owing to their short-term nature.

Fair Value Measurement

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I measurements) and the lowest priority to unobservable inputs (Level III measurements).

Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level I—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level II—Pricing inputs are other than quoted prices included within Level I that are observable for the investment, either directly or indirectly. Level II pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level III—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Redeemable Ordinary Shares

All 45,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature as discussed above. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets, or total shareholders’ equity, to fall below $5,000,001. Accordingly, at December 31, 2018 and 2017, 43,646,490 and 42,959,940, respectively, of the Company’s 45,000,000 Class A ordinary shares were classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering”. The Company incurred offering costs of $1,299,223 in connection with the Public Offering. These costs, together with the underwriter discount and Deferred Discount (as defined below), totaling $24,750,000, were charged to additional paid-in capital upon completion of the Public Offering.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method. At December 31, 2018 and 2017, the Company had outstanding warrants to purchase up to 22,333,333 Class A ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the exercise of the warrants is contingent upon the occurrence of future events. At December 31, 2018 and 2017, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income and diluted net loss per ordinary share is the same as basic net income and basic net loss per ordinary share for the years ended December 31, 2018 and 2017, respectively.

Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2018 or December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, as there is no income that is susceptible to federal income tax.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 45,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share of the Company at $0.0001 par value and one-third of one warrant (a “Unit”). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share (a “Warrant”). Only whole Warrants may be exercised and no fractional Warrants will be issued upon separation of the Units and only whole Warrants may be traded. The Warrants will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the Close Date, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date, the Warrants will expire at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 45,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the agreement governing the Warrants.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. Additionally, 90 days after the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, for Class A ordinary shares at a price based on the redemption date and “fair market value” of the Company’s Class A ordinary shares upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Class A ordinary shares equals or exceeds $10.00 per share on the trade date prior to the date on which the Company sends the notice of redemption to the Warrant holders. The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of a Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $9,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount has been recorded as a deferred liability on the balance sheet at December 31, 2018 and December 31, 2017 as management has deemed the consummation of a Business Combination to be probable.

4. Related Party Transactions

Founder Shares

On February 22, 2017, the Sponsor purchased an aggregate of 11,500,000 Company’s Class F ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Prior to the Sponsor’s initial investment in the Company of $25,000, the Company had no assets. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued by the Company.

On June 19, 2017, the Sponsor transferred 40,000 Founder Shares to each of the Company’s five independent directors at their original purchase price. On August 14, 2017, the Sponsor forfeited 250,000 Founder Shares on the expiration of the underwriters’ over-allotment option. At December 31, 2018 and December 31, 2017, the Sponsor and the Company’s five independent directors (the “Initial Shareholders”) held, collectively, 11,250,000 Founder Shares.

The Founder Shares are identical to the Class A ordinary shares included in the Units sold in the Public Offering except that:

•	only holders of the Founder Shares have the right to vote on the election of directors prior to the Business Combination

•	the Founder Shares are subject to certain transfer restrictions, as described in more detail below;

•

the Initial Shareholders and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the Business Combination within 24 months from the Close Date. If the Company submits the Business Combination to the public shareholders for a vote, the Initial Shareholders have agreed, pursuant to such letter agreement, to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination; and

•

the Founder Shares are automatically convertible into Class A ordinary shares at the time of the Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Additionally, the Initial Shareholders agreed not to transfer, assign or sell any of their respective Founder Shares until the earlier of (i) one year after the completion of the Business Combination or (ii) subsequent to the Business Combination, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination and (iii) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Lock Up Period”).

Private Placement Warrants

On the Close Date, the Sponsor purchased from the Company an aggregate of 7,333,333 private placement warrants at a price of $1.50 per warrant, or approximately $11,000,000, in a private placement that occurred in conjunction with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Placement Warrants was placed in the Trust Account. The Private Placement Warrants will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination.

If the Company does not complete the Business Combination within 24 months from the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Public Offering. The holders of these securities are entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to other registration statements filed by the Company subsequent to its completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock Up Period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnity

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such eventuality as the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Related Party Note Payable

Between Inception and the Close Date, the Company’s Sponsor loaned the Company $300,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid in full to the Sponsor at the Close Date.

Administrative Services Agreement

On June 30, 2017, the Company entered into an agreement to pay $20,000 a month for office space, administrative and support services to an affiliate of the Sponsor, and will terminate the agreement upon the earlier of a Business Combination or the liquidation of the Company. For the year ended December 31, 2018 and the period from Inception to December 31, 2017, the Company incurred expenses of $240,000 and $120,000, respectively, under this agreement.

Private Aircraft Travel

The Company reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of the Company, including the use of private aircraft. During the period from Inception to December 31, 2017, travel related reimbursements for private aircraft use were $49,285. Private aircraft services are provided by independent third parties, coordinated by an affiliate of the Company and billed to the Company at cost.

5. Investments Held in Trust Account

Gross proceeds of $450,000,000 and $11,000,000 from the Public Offering and the sale of the Private Placement Warrants, respectively, less underwriting discounts of $9,000,000; and funds of $2,000,000 designated to pay the Company’s accrued formation and offering costs, ongoing administrative and acquisition search costs, plus repay notes payable of $300,000 to the Sponsor at the Close Date were placed in the Trust Account at the Close Date.

On January 2, 2018, all funds held in the Trust Account were invested in Permitted Investments, which are considered Level 1 investments under ASC 820. For the year ended December 31, 2018, the Permitted Investments generated interest income of $7,669,551, all of which was reinvested in Permitted Investments.

On August 9, 2018, the Company made a withdrawal of $750,000 from the Trust Account to pay operating expenses.

At December 31, 2018, the balance of funds held in the Trust Account was $456,919,551.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $15,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date, or 27 months from the Close Date if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months of the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is currently authorized to issue 200,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each share with the exception that only holders of Class F ordinary shares have the right to vote on the election of directors prior to the completion of a Business Combination, subject to adjustment as provided in the Company’s amended and restated memorandum and articles of association. At December 31, 2018 and December 31, 2017, there were 45,000,000 Class A ordinary shares issued and outstanding, of which 43,646,490 and 42,959,940 shares, respectively, were subject to possible redemption and are classified outside of shareholders’ equity at the balance sheet.

Class F Ordinary Shares

The Company is currently authorized to issue 20,000,000 Class F ordinary shares. At December 31, 2018 and December 31, 2017, there were 11,250,000 Class F ordinary shares (Founder Shares) issued and outstanding.

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors is able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2018 and December 31, 2017, there were no preferred shares issued or outstanding.

Dividend Policy

The Company has not paid and does not intend to pay any cash dividends on its ordinary shares prior to the completion of the Business Combination. Additionally, the Company’s board of directors does not contemplate or anticipate declaring any stock dividends in the foreseeable future.

8. Quarterly Financial Information (Unaudited)

Following are the Company’s unaudited quarterly statements of operations for the period from Inception to March 31, 2017 and the quarters ended June 30, 2017 through December 31, 2018. The Company has prepared the quarterly data on a consistent basis with the audited financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of the Company’s operating results for any future period.

	For the Period Three Months Ended March 31, 2018	For the Three Months Ended June 30, 2018	For the Three Months Ended September 30, 2018	For the Three Months Ended December 31, 2018
Operating expenses:
Professional fees, formation costs and other expenses	$288,600	$166,288	$137,687	$211,475

Loss from operations	(288,600)	(166,288)	(137,687)	(211,475)

Interest income	1,414,985	1,801,259	2,069,168	2,384,139

Net income attributable to ordinary shares	$1,126,385	$1,634,971	$1,931,481	$2,172,664

Net income per ordinary share:
Basic and diluted	$0.02	$0.03	$0.03	$0.04

Weighted average ordinary shares outstanding:
Basic and diluted	56,250,000	56,250,000	56,250,000	56,250,000

	For the Period from February 14, 2017 (Inception) to March 31, 2017	For the Three Months Ended June 30, 2017	For the Three Months Ended September 30, 2017	For the Three Months Ended December 31, 2017
Operating expenses:
Professional fees, formation costs and other expenses	$79,538	$45,000	$94,400	$157,434

Net loss attributable to ordinary shares	$(79,538)	$(45,000)	$(94,400)	$(157,434)

Net loss per ordinary share:
Basic and diluted	$(0.01)	$—	$—	$—

Weighted average ordinary shares outstanding:
Basic and diluted	9,500,000	11,994,505	56,369,565	56,250,000

9. Subsequent Events

Management has performed an evaluation of subsequent events through February 13, 2019, the date the financial statements were issued, noting no items which require adjustment or disclosure.

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

Six Months Ended June 30, 2019 and 2018

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Revenues:
Net video gaming	$195,168,399	$154,413,461
Amusement	2,785,981	2,016,021
ATM fees and other revenue	3,737,275	2,926,039

Total net revenues	201,691,655	159,355,521

Operating expenses:
Video gaming expenses	127,703,073	100,938,950
General and administrative	33,600,191	26,581,474
Depreciation and amortization of property and equipment	12,141,013	9,920,049
Amortization of route and customer acquisition costs and location contracts acquired	8,926,713	6,322,691
Other expenses	1,345,716	1,091,617

Total operating expenses	183,716,706	144,854,781

Operating income	17,974,949	14,500,740
Interest expense	6,202,560	4,689,875

Income before income tax expense	11,772,389	9,810,865
Income tax expense	3,449,599	2,766,032

Net income	$8,322,790	$7,044,833

Net income per share attributable to Class A and B Common Stock and Class C and D Preferred Stock:
Basic	$2.47	$2.09
Diluted	2.32	1.95
Weighted average number of shares outstanding:
Basic	3,368,298	3,369,110
Diluted	3,592,061	3,621,124

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2019 and December 31, 2018

	June 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash	$99,506,812	$92,229,393
Prepaid expenses	2,933,101	2,538,119
Income taxes receivable	3,152,723	2,102,322
Other current assets	8,105,422	5,140,878

Total current assets	113,698,058	102,010,712

Property and equipment, net	93,082,276	92,442,348

Other assets:
Route and customer acquisition costs, net	13,772,737	13,993,806
Location contracts acquired, net	118,432,098	126,038,312
Other assets	770,284	689,037

	132,975,119	140,721,155

Total assets	$339,755,453	$335,174,215

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$38,000,000	$50,000,000
Current maturities of term loan	16,406,250	12,500,000
Current maturities of capital leases	—	531,228
Current portion of route and customer acquisition costs payable	1,756,273	1,821,201
Accounts payable	5,264,574	4,492,105
Accrued location gaming expense	3,049,288	1,131,798
Accrued state gaming expense	4,839,594	4,929,053
Other accrued expenses	9,479,364	7,921,316
Current portion of consideration payable	2,134,572	2,555,883

Total current liabilities	80,929,915	85,882,584

Long-term liabilities:
Term loan, less current maturities, net	95,197,332	101,895,286
Contract draw loan	73,000,000	67,000,000
Route and customer acquisition costs payable, less current portion	4,899,949	5,363,593
Consideration payable, less current portion	9,286,498	9,020,178
Deferred income tax liability	8,895,082	8,895,082

Total long-term liabilities	191,278,861	192,174,139

Stockholders’ equity:
Class D Preferred Stock; no par value; 1,500,000 shares authorized; 944,925 shares issued and outstanding at June 30, 2019 and December 31, 2018 (aggregate liquidation preference of $32,458,174)	39,590,222	39,590,222
Class C Preferred Stock; no par value; 2,400,000 shares authorized; 1,439,429 shares issued and outstanding at June 30, 2019; 1,342,904 shares issued and 1,340,204 shares outstanding at December 31, 2018	19,685,938	18,146,433
Class B Common Stock; no par value; 1,200,000 shares authorized; 662,228 shares issued and 639,228 shares outstanding at June 30, 2019; 662,228 shares issued and 639,228 shares outstanding at December 31, 2018	1,007,216	1,007,216
Class A Common Stock; no par value; 1,700,000 shares authorized; 452,868 shares issued and 418,803 shares outstanding at June 30, 2019; 452,868 shares issued and 402,245 outstanding at December 31, 2018	15,481,469	15,481,469
Additional paid-in capital	6,181,729	5,926,219
Treasury stock, at cost	(5,520,639)	(5,832,019)
Accumulated deficit	(8,879,258)	(17,202,048)

	67,546,677	57,117,492

Total liabilities and equity	$339,755,453	$335,174,215

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Unaudited)

Six Months Ended June 30, 2019 and 2018

	Class D Preferred Stock		Class C Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-In Capital	Treasury Stock	Note Receivable, Stockholder	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2017	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	451,013	$15,437,146	$1,626,159	$—	$(3,267,600)	$(28,004,712)	$44,534,864
Repurchase of common and preferred stock	—	—	—	—	—	—	—	—	—	(72,000)	—	—	(72,000)
Exercise of common stock options	—	—	—	—	—	—	—	—	—	102,870	—	—	102,870
Settlement of note receivable issued	—	—	—	—	—	—	—	—	—	(3,267,600)	3,267,600	—	—
Employee stock option compensation	—	—	—	—	—	—	—	—	95,227	—	—	—	95,227
Net income	—	—	—	—	—	—	—	—	—	—	—	7,044,833	7,044,833

Balance, June 30, 2018	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	451,013	$15,437,146	$1,721,386	$(3,236,730)	$—	$(20,959,879)	$51,705,794

	Class D Preferred Stock		Class C Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-In Capital	Treasury Stock	Note Receivable, Stockholder	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2018	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	452,868	$15,481,469	$5,926,219	$(5,832,019)	$—	$(17,202,048)	$57,117,492
Exercise of common stock options	—	—	—	—	—	—	—	—	—	84,680	—	—	84,680
Exercise of warrants	—	—	96,525	1,539,505	—	—	—	—	—	226,700	—	—	1,766,205
Employee stock option compensation	—	—	—	—	—	—	—	—	255,510	—	—	—	255,510
Net income	—	—	—	—	—	—	—	—	—	—	—	8,322,790	8,322,790

Balance, June 30, 2019	944,925	$39,590,222	1,439,429	$19,685,938	662,228	$1,007,216	452,868	$15,481,469	$6,181,729	$(5,520,639)	$—	$(8,879,258)	$67,546,677

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2019 and 2018

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Cash flows from operating activities:
Net income	$8,322,790	$7,044,833
Non-cash items included in net income:
Depreciation and amortization of property and equipment	12,141,013	9,920,049
Amortization of route and customer acquisition costs and location contracts acquired	8,926,713	6,322,691
Amortization of debt issuance costs	333,296	241,431
Stock option compensation	255,510	95,227
(Gain) loss on disposal of property and equipment	(47,349)	44,767
Loss on write-off of route and customer acquisition costs and route and customer acquisition costs payable	171,113	235,192
Remeasurement of contingent consideration	227,181	441,545
Accretion of interest on route and customer acquisition costs payable, contingent consideration and contingent stock consideration	255,177	349,687
Deferred income taxes	—	(927,082)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(3,359,526)	(1,148,383)
Income taxes receivable	(1,050,401)	2,765,159
Route and customer acquisition costs	(1,270,543)	(1,405,828)
Route and customer acquisition costs payable	(713,921)	(585,506)
Accounts payable	(528,101)	(911)
Accrued expenses	2,501,132	294,942
Other assets	(81,247)	67,606

Net cash provided by operating activities	26,082,837	23,755,419

Cash flows from investing activities:
Purchase of property and equipment	(10,599,900)	(12,775,376)
Proceeds from the sale of property and equipment	51,825	1,045,202

Net cash used in investing activities	(10,548,075)	(11,730,174)

Cash flows from financing activities:
Payments on capital lease obligation	(531,228)	(1,503,887)
Net (payments) proceeds from line of credit	(12,000,000)	3,000,000
Proceeds from exercise of common stock options and preferred stock warrants	1,850,885	102,870
Payments for repurchase of common and preferred shares	—	(72,000)
Payments on consideration payable	(452,000)	(250,000)
Payments for debt issuance costs	—	(458,543)
Proceeds from term loan	—	46,008,543
Payments on term loan	(3,125,000)	(2,250,000)
Proceeds from contract draw line	10,750,000	8,500,000
Payments on contract draw line	(4,750,000)	(54,500,000)

Net cash used in financing activities	(8,257,343)	(1,423,017)

Net increase in cash	7,277,419	10,602,228
Cash
Beginning of period	92,229,393	75,311,109

End of period	$99,506,812	$85,913,337

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$5,263,410	$4,123,436

Income taxes paid	$1,759,000	$1,147,000

Supplemental schedules of noncash investing and financing activities:
Property and equipment acquired through accounts payable	$1,300,570	$853,809

Property and equipment received and not invoiced	$884,947	$635,587

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

References in these footnotes to “Accel,” the “Company,” “we,” “our” or “us” refer to Accel Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Note 1. Description of Business

Accel Entertainment, Inc. is a C corporation. The Company’s wholly owned subsidiary, Accel Entertainment Gaming LLC, is a terminal operator licensed by the State of Illinois Gaming Board. Accel received its license to operate in the State of Illinois on March 15, 2012. The terminal operator license allows the Company to install and operate video gaming terminals in licensed video gaming locations throughout the State of Illinois as approved by individual municipalities. The Company also operates redemption terminals which also function as automated teller machines (“ATMs”) at its licensed video gaming locations and amusement equipment at certain locations. The Company is subject to various federal, state and local laws and regulations in addition to gaming regulations. The terminal operator license, which is not transferable or assignable, requires compliance with applicable regulations and the license is renewable annually unless sooner cancelled or terminated. In May 2019, the Company received a conditional gaming license to operate in the Commonwealth of Pennsylvania.

The Company operates 8,082 and 7,649 video gaming terminals across 1,762 and 1,686 locations in the State of Illinois as of June 30, 2019 and December 31, 2018, respectively.

The Company has a single reportable segment as a result of the operations and management of the organization during the periods presented.

Note 2. Summary of Significant Accounting Policies

Basis of presentation and preparation: The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. These interim consolidated statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), which permit reduced disclosure for interim periods. The consolidated balance sheet as of December 31, 2018 was derived from audited financial statements for the year then ended, but does not include all necessary disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) with respect to annual financial statements. In the opinion of management, the unaudited consolidated financial statements include all recurring adjustments and normal accruals necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the dates and periods presented. These financial statements and accompanying notes should be read in conjunction with the Company’s audited annual consolidated financial statements for the year ended December 31, 2018 and notes thereto.

Concentration of credit risk: The Company’s operations are centralized primarily in the State of Illinois. Should there be favorable or unfavorable changes to the Illinois Gaming Act there may be an impact on the Company’s results of operations. Certain municipalities have high concentrations which could impact the Company if these municipalities changes their laws.

Fair value of financial instruments: The Company’s financial instruments consist principally of cash, accounts payable and bank indebtedness.

The Fair Value Measurements and Disclosures Topic of the Accounting Standards Codification (“ASC”) defines fair value, establishes a framework for measuring fair value and expands disclosure requirements around fair value measurements. This topic applies to all financial instruments that are being measured and reported on a fair value basis.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the various methods including market, income and cost approaches are used. Based on these approaches, certain assumptions are utilized that the market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, it is required to provide information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3: Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The carrying amount of cash, accounts payable and short-term borrowings approximates fair value because of the short-term maturity of these instruments. We estimate the fair value of our debt using level two and level three inputs by discounting the future cash flows using current interest rates at which we could obtain similar borrowings in consideration of the estimated enterprise value of the Company.

Contingent consideration, which is recorded within consideration payable on the accompanying consolidated balance sheets, is measured at fair value on a recurring basis based on Level 3 inputs. The fair value recorded at June 30, 2019 and December 31, 2018 was determined using a discounted cash flow analysis. Refer to consideration payable below for disclosure of unobservable Level 3 inputs used. A hypothetical 1% increase in the applicable discount rate would decrease other expenses approximately $136,000 while a hypothetical 1% decrease in the applicable discount rate would increase other expenses approximately $136,000.

Cash: Cash includes bank deposit accounts, uncollected cash in the Company’s video gaming terminals, ATMs, and redemption terminals.

The Company’s policy is to limit the amount of credit exposure to any one financial institution. The Company maintains its cash in accounts which may at times exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts.

Property and equipment: Property and equipment are stated at cost or fair value at the date of acquisition. Maintenance and repairs are charged to expense as incurred. Major additions, replacements and improvements are capitalized. Spare parts are capitalized when acquired and are expensed when used to repair equipment. Depreciation has been computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. During the six months ended June 30, 2019 and 2018, capitalized interest was $0 and $52,462, respectively.

Estimated useful lives are as follows:

Years
Video game terminals and equipment	5 - 8
Buildings and improvements	7 - 39
Amusement and other equipment	3 - 7
Office equipment and furniture	7
Computer equipment and software	3 - 5
Leasehold improvements	3 - 9
Vehicles	2 - 5

Route and customer acquisition costs: The Company’s route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow the Company to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to the Company’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the estimated life of the contract. The Company records the accretion of interest on route and customer acquisitions costs payable in the consolidated statements of income as a component of interest expense. For locations that close prior to the end of the contractual term, the Company writes-off the net book value of the route and customer acquisition cost and route and customer acquisition cost payable and records a gain or loss in the consolidated statements of income as other expenses. The Company’s route and customer acquisition cost also consist of prepaid commission costs to our internal sales force of employees. The commissions paid to internal sales employees are subsequently expensed once the respective licensed video gaming location goes live and the commission is earned by the employee.

Business acquisitions: We account for acquisitions using the acquisition method and record the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date. Recognized intangibles primarily include the value of location contracts. We estimate the fair value of the business acquired using a combination of the cost and income approaches, depending on the specific assets or liabilities acquired. Our valuation approaches for consideration payable and location contracts are discussed below. We estimate the value of property and equipment and other current assets and liabilities acquired based on their cost, which approximates fair value at acquisition.

Location contracts acquired: Location contracts acquired are accounted for as intangible assets and consist of expected cash flows to be generated from location contracts acquired through business combinations. Location contracts acquired are amortized on a straight-line basis over the expected useful life of 10 years.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Consideration payable: Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future location performance related to certain business acquisitions. Consideration payable, exclusive of contingent consideration, is discounted using the Company’s incremental borrowing rate associated with its long-term debt. The contingent consideration is measured at fair value on a recurring basis. We use a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and update this estimate on a recurring basis. The significant assumptions in our cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of locations that “go live” with the Company during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within the Company’s consolidated statements of income as other expenses.

Impairment of long-lived assets: Long-lived assets, which includes property and equipment, net and other assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. Impairment of the assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount of which the carrying amount of the asset exceeds the fair value of the asset. There was no recorded impairment of long-lived assets in 2019 or 2018.

Revenue recognition: Video gaming terminal revenue is the net cash from gaming activities, which is the difference between gaming wins and losses. Video gaming terminal revenue includes the amounts earned by the licensed video gaming locations and is recognized at the time of gaming play. Additionally, taxes and administrative expenses due to the State of Illinois are recorded as video gaming terminal revenue and video gaming expenses. Amusement revenue represents amounts collected from machines operated at various locations and is recognized at the time the amusement machine is used. ATM fees and other revenue represents fees charged for the withdrawal of funds from the Company’s redemption terminals and stand-alone ATM and is recognized at the time of the transaction.

Stock-based compensation: The Company grants common stock options to certain employees and officers. Stock option compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period.

Income taxes: The Company is organized as a C corporation and is taxable at the federal and state level. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the book basis of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax asset, will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates as of the date of enactment.

The Company follows Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, for accounting for uncertainty in income taxes. The consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Company files tax returns in all appropriate jurisdictions, which includes a federal tax return and an Illinois return. Open tax years for the federal and state returns are 2015 to 2018, which statutes expire in 2019 to 2022, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred with expenses recognized in general and administrative expenses in the consolidated statements of income. As of June 30, 2018 and December 31, 2018, the Company has not recorded a liability for unrecognized tax benefits.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Earnings per share: The Company determines earnings per share in accordance with the authoritative guidance in ASC Topic 260, Earnings Per Share. The Company computes basic earnings per share by dividing net income by the weighted average number of common shares outstanding for the applicable period. Diluted earnings per share are computed in the same manner as basic earnings per share, except that the number of shares is increased to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that the Company has not yet recognized are assumed to be used to repurchase shares.

Use of estimates in the preparation of consolidated financial statements: The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates used by us include, among other things, the useful lives for depreciable and amortizable assets, income tax provisions, the evaluation of the future realization of deferred tax assets, projected cash flows in assessing the initial valuation of intangible assets in conjunction with business acquisitions, the initial selection of useful lives for depreciable and amortizable assets in conjunction with business acquisitions, contingencies, and the expected term of share-based compensation awards, stock price volatility and estimated stock prices when computing share-based compensation expense. Actual results may differ from those estimates.

Note 3. Route and Customer Acquisition Costs

The Company enters into contracts with third parties and licensed video gaming locations throughout the State of Illinois which allow the Company to install and operate video gaming terminals. When video gaming operations commence, payments are due monthly. Gross payments due based on the number of live locations as of June 30, 2019 and December 31, 2018, respectively, are approximately $7,697,000 and $8,230,000. Payments are due over varying terms of the individual agreements and are discounted at the Company’s incremental borrowing rate associated with its long-term debt at the time the contract is acquired. The net present value of payments due are $6,656,000 and $7,185,000 as of June 30, 2019 and December 31, 2018, respectively, of which approximately $1,756,000 and $1,821,000 is included in current liabilities in the accompanying interim consolidated balance sheets as of June 30, 2019 and December 31, 2018, respectively. The route and customer acquisition cost asset is comprised of payments made on the contracts of $19,202,960 and $18,793,039 as of June 30, 2019 and December 31, 2018, respectively. The Company has upfront payments of commissions paid to the third parties for the acquisition of the customer contracts that are subject to a claw back provision if the customer cancels the contract prior to completion. The payments subject to a claw back are $2,392,074 and $2,587,857 as of June 30, 2019 and December 31, 2018, respectively.

Route and customer acquisition costs consist of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Cost	$28,400,858	$27,726,239
Accumulated amortization	(14,628,121)	(13,732,433)

Route and customer acquisition costs, net	$13,772,737	$13,993,806

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

The asset is amortized over the contractual term of the contract. Amortization of route and customer acquisition costs amounted to $1,320,499 and $1,771,278 for the six months ended June 30, 2019 and 2018, respectively.

Note 4. Location Contracts Acquired

Location contracts assets acquired in business combinations are recorded at acquisition at fair value based on an income approach consist of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Cost	$147,340,672	$147,340,672
Accumulated amortization	(28,908,574)	(21,302,360)

Location contracts acquired, net	$118,432,098	$126,038,312

Amortization of location contracts acquired, included within operating expenses, was $7,606,214 and $4,551,413, for the six months ended June 30, 2019 and 2018, respectively.

Note 5. Property and Equipment

Property and equipment consists of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Video game terminals and equipment	$133,349,433	$126,043,160
Amusement and other equipment	14,218,921	12,538,704
Office equipment and furniture	2,127,448	1,827,355
Computer equipment and software	7,425,625	5,092,195
Leasehold improvements	43,960	43,960
Vehicles	7,446,945	7,174,290
Buildings and improvements	9,688,614	9,364,540
Land	882,797	882,797
Construction in progress	1,714,966	1,339,320

Total property and equipment	176,898,709	164,306,321
Less accumulated depreciation and amortization	(83,816,433)	(71,863,973)

Property and equipment, net	$93,082,276	$92,442,348

Depreciation and amortization of property and equipment amounted to $12,141,013 and $9,920,049 for the six months ended June 30, 2019 and 2018, respectively.

Note 6. Debt

As of January 1, 2018, the Company was party to a Second Amended and Restated Loan and Security Agreement (“Second Amendment”) with most of the same syndicated group of banks in its prior loan agreements which provided for a total loan facility of $210,000,000 and includes term loan availability, contract draw availability, and line of credit availability. On April 10, 2018, the Company entered into a Third Amended and Restated Loan and Security Agreement (“Third Amendment”) with most of the same syndicated group of banks, and increased the loan facility from $210,000,000 to $300,000,000. The Third Amendment extended the agreement maturity date from November 2021 to April 2023.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Under the Third Amendment, interest on all credit facilities is payable monthly on unpaid balances at the variable per annum LIBOR rate (2.45% at June 30, 2019) plus an applicable margin, as defined, ranging from 1.70% to 2.50% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. As of June 30, 2019, the average interest rate was approximately 4.55%. An unused line fee of 0.25% is payable monthly on the difference between the total availability and the average daily balance of the line of credit and the contract draw loan outstanding.

The Third Amendment increased the term loan availability from $90,000,000 to $125,000,000 and requires quarterly principal payments of $3,125,000 through March 31, 2020, $3,906,250 through March 31, 2022, $4,687,500 through March 31, 2023, and the remaining balance due upon maturity in April 2023. The term loan balance at June 30, 2019 and December 31, 2018 was $112,500,000 and $115,625,000, respectively.

The Third Amendment increased the contract draw availability from $65,000,000 to $90,000,000 and changed from a borrowing draw loan to a revolving facility whereby the Company can borrow and repay throughout the term of the agreement with no required loan repayments until maturity in April 2023. As of June 30, 2019 and December 31, 2018, the contract draw loan balance was $73,000,000 and $67,000,000, respectively. As of June 30, 2019 and December 31, 2018, availability on the contract draw loan was $17,000,000 and $23,000,000, respectively.

The Third Amendment increased the maximum line of credit borrowings from $55,000,000 to $85,000,000 subject to a borrowing base which is defined as the sum of 90% of the Company’s vault cash outstanding, as defined; less payables owed to establishment owners, the State of Illinois and the Illinois Gaming Board. Payments can be made on demand at the Company’s election, and are only required if the balance exceeds the lesser of the total line of credit commitment of $85,000,000 or the revolving loan availability. As of June 30, 2019 and December 31, 2018, the line of credit balance was $38,000,000 and $50,000,000, respectively.

Additionally, the Company has the ability to utilize letters of credit. The Company had no outstanding letters of credit as of June 30, 2019 and December 31, 2018.

The credit facilities are collateralized by substantially all assets of the Company and includes defined financial covenants related to leverage, fixed charge and minimum EBITDA.

Unamortized debt issuance costs related to the facilities were $896,418 and $1,229,714 as of June 30, 2019 and December 31, 2018, respectively.

Note 7. Business Acquisitions

The following acquisitions were accounted for as business combinations and results of operations subsequent to the date of acquisition are included in the consolidated statements of income. Location contracts acquired for these acquisitions are to be amortized over an expected useful life of 10 years. The Company consummated the TAV Gaming, Abraham, Fair Share Gaming, Skyhigh Gaming, and G3 Gaming acquisitions primarily for the purpose of acquiring additional routes from competitors operating in the State of Illinois. The Company consummated the Quad B, Mike’s Amusements and Family Amusement acquisitions primarily to acquire non-gaming amusement equipment and amusement agreements from competitors operating in the State of Illinois.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

2018 Business Combinations

Quad B

On September 1, 2018, the Company acquired certain assets of B.B.B.B. Inc. (“Quad B”), an Illinois amusement operator. The Company acquired 61 locations that are or are expected to become operational.

Skyhigh Gaming

On August 1, 2018, the Company acquired certain assets of Skyhigh Gaming, LLC (“Skyhigh”), an Illinois licensed terminal operator. The Company initially acquired 23 locations that are or are expected to become operational.

G3 Gaming

On October 16, 2018, the Company acquired certain assets of G3 Gaming, LLC (“G3”), an Illinois licensed terminal operator. The Company initially acquired 87 locations that are or are expected to become operational.

Mike’s Amusements

On October 16, 2018, the Company acquired certain assets of Mike’s Amusements, Inc. (“Mike’s Amusements”), an Illinois amusement operator. The Company initially acquired 73 locations that are or are expected to become operational.

Family Amusement

On October 31, 2018, the Company entered into an agreement to acquire certain assets of Family Amusement, Inc. (“Family Amusement”), an Illinois amusement operator. The Company initially acquired 139 locations that are or are expected to become operational.

Pro Forma Results

The consolidated statements of income include $16.5 million of revenue and $3.8 million of net income attributable to operations of the 2018 business combinations for the six months ended June 30, 2019. The following presents unaudited pro forma revenues and net income for the six months ended June 30, 2018 as though the 2018 Quad B, Skyhigh, G3, Mike’s Amusements, and Family Amusement business acquisitions had occurred on January 1, 2017 for the six months ended June 30, 2018.

June 30, 2018
Revenue	$174,817,584
Net income	10,097,437

These amounts are based on available information of the revenues of the acquirees prior to the acquisition dates and are not necessarily indicative of what the revenues would have been had the acquisition been completed on January 1, 2017. This unaudited pro forma information does not project revenues and income before income tax expense post acquisition.

Consideration Payable

The Company has a contingent consideration payable related to certain locations, as defined, in the respective acquisition agreement which are placed into operation during a specified period after the acquisition date. The

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

fair value of contingent consideration is included in the consideration payable on the consolidated balance sheets as of June 30, 2019 and December 31, 2018. The contingent consideration accrued is measured at fair value on a recurring basis.

Current and long-term portions of consideration payable consist of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019		December 31, 2018
	Current	Long-Term	Current	Long-Term
TAV	$113,026	$1,261,718	$193,835	$1,231,917
Abraham	76,509	—	206,706	—
Fair Share	654,457	—	1,027,311	—
Family Amusement	383,015	3,054,644	357,095	3,010,736
Skyhigh	609,278	4,241,586	550,310	3,971,314
G3	298,287	728,550	220,626	806,211

Total	$2,134,572	$9,286,498	$2,555,883	$9,020,178

Note  8. Stockholders’ Equity

The Company from time to time repurchases shares, at its sole discretion, upon request by shareholders. Such repurchases are based on the estimated fair value of the underlying stock at each date of repurchase. Repurchased shares are typically held in treasury for future reissuances.

Treasury Stock

The following presents changes to the Company’s outstanding shares of capital stock, treasury shares and additional paid-in capital for the six months ended June 30, 2019 and 2018:

	Shares of Class C Preferred Stock Outstanding	Shares of Class B Common Stock Outstanding	Shares of Class A Common Stock Outstanding	Treasury Shares
				Shares of Class C Preferred Stock	Shares of Class B Common Stock	Shares of Class A Common Stock	Total Cost
Balance, December 31, 2017	1,342,904	662,228	451,013	—	—	—	$—
Repurchase of preferred stock	(1,000)	—	—	(1,000)	—	—	(72,000)
Exercise of common stock options	—	—	4,200	—	—	4,200	102,870
Settlement of note receivable issued	—	—	(46,667)	—	—	(46,667)	(3,267,600)

Balance, June 30, 2018	1,341,904	662,228	408,546	(1,000)	—	(42,467)	$(3,236,730)

Balance, December 31, 2018	1,340,204	639,228	402,245	(2,700)	(23,000)	(50,623)	$(5,832,019)
Exercise of common stock options	—	—	16,558	—	—	16,558	84,680
Exercise of warrants	99,225	—	—	2,700	—	—	226,700

Balance, June 30, 2019	1,439,429	639,228	418,803	—	(23,000)	(34,065)	$(5,520,639)

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9. Stock-based Compensation

The Company grants various types of stock-based awards including stock options. Stock compensation awards granted are valued on the date of grant and are expensed over the required service period.

The Company previously adopted the 2011 Equity Incentive Plan of Accel Entertainment, Inc., and in 2016 the Company adopted the 2016 Equity Incentive Plan of Accel Entertainment, Inc. (collectively, “the Plans”).

Stock-based compensation expense, which pertains to the Company’s stock options and other equity awards, for the six months ending June 30, 2019 and 2018 was $255,510 and $95,227, respectively, and is included within the unaudited consolidated statements of income under “General and administrative.”

Note 10. Income Taxes

The Company recognized income tax expense of $3,449,599 and $2,766,032 during the six months ended June 30, 2019 and 2018, respectively.

The Company calculates the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate to its year-to-date pretax book income or loss. The effective tax rate (income taxes as a percentage of income before income taxes) was 29.3% and 28.2% for the six months ended June 30, 2019 and 2018, respectively. The Company’s effective income tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings, changes to our state valuation allowance and the level of our tax credits.

Note 11. Related-Party Transactions

From time to time the Company enters into stock buy-back and cashless option conversion transactions in exchange for non-recourse stockholder notes for certain officers and employees of the Company. As of June 30, 2019 and December 31, 2018, stockholder notes receivable were $1,462,779. The notes mature at various dates through October 2023 and bear interest at rates from 3% to 5%. These notes are accounted for as outstanding options until the notes are repaid.

As of June 30, 2019 and December 31, 2018, an officer and shareholder owes the Company $502,894 for federal taxes paid by the Company on the shareholder’s behalf. This balance is recorded within other current assets on the interim consolidated balance sheets.

Subsequent to the Fair Share and G3 acquisitions, the sellers became employees of the Company. Consideration payable to the Fair Share seller was $654,457 and $1,027,311 as of June 30, 2019 and December 31, 2018, respectively. Payments of consideration payable under the acquisition agreement were $372,854 and $0 for the six months ended June 30, 2019 and 2018. Consideration payable to the G3 sellers was $1,026,837 as of June 30, 2019 and December 31, 2018, and there were no payments of consideration payable under the acquisition agreement during the six months ended June 30, 2019 or 2018. Subsequent to the Fair Share acquisition, the seller of Fair Share joined the Company’s Board of Directors.

The Company engaged Much Shelist, P.C. (“Much Shelist”) as its legal counsel for its general legal and business matters. An attorney at Much Shelist is a related party to management of the Company. For the six months ended June 30, 2019 and 2018, Accel has paid Much Shelist $186,335 and $173,198, respectively, in legal fees, which are included in general and administrative expenses within the consolidated statements of income.

Note 12. Earnings Per Share

As of June 30, 2019, the Company has Class A Common shares, Class B Common shares, Class C Preferred shares and Class D Preferred shares outstanding. According to the Articles of Incorporation amended in

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

March 2016, all four classes of shares have the same rights to the Company’s earnings. None of the shares have any prior or senior rights to dividends to other shares.

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of Class A, Class B, Class C and Class D shares outstanding during the period. Diluted EPS is computed based on the weighted average number of shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options for Class A Common shares and warrants for Class C Preferred shares.

The components of basic and diluted EPS were as follows:

	June 30, 2019	June 30, 2018
Net income	$8,322,790	$7,044,833
Net income attributable to preferred shareholders	5,736,887	4,782,457

Net income attributable to common shareholders	$2,585,903	$2,262,376

Weighted average outstanding shares of Class A Common shares	407,307	419,727
Weighted average outstanding shares of Class B Common shares	639,228	662,228
Weighted average outstanding shares of Class C Preferred shares	1,376,838	1,342,230
Weighted average outstanding shares of Class D Preferred shares	944,925	944,925

Total shares for basic EPS	3,368,298	3,369,110

Dilutive Shares
Dilutive effect of stock-based awards for Class A Common shares	64,963	93,398
Dilutive effect of stockholder notes receivable for Class A Common shares	55,164	13,175
Dilutive effect of warrants for Class C Preferred shares	103,636	145,441
Weighted average outstanding shares of Class A Common shares	527,434	526,300
Weighted average outstanding shares of Class B Common shares	639,228	662,228
Weighted average outstanding shares of Class C Preferred shares	1,480,474	1,487,671
Weighted average outstanding shares of Class D Preferred shares	944,925	944,925

Total shares for dilutive EPS	3,592,061	3,621,124

Basic earnings per share
Class A Common	$2.47	$2.09
Class B Common	2.47	2.09
Class C Preferred	2.47	2.09
Class D Preferred	2.47	2.09
Diluted earnings per share
Class A Common	$2.32	$1.95
Class B Common	2.32	1.95
Class C Preferred	2.32	1.95
Class D Preferred	2.32	1.95

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were 5,300 and 20,250 shares of stock options for the six months ended June 30, 2019 and 2018, respectively.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 13. Subsequent Events

On July 2, 2019 Illinois Gaming Investors, LLC filed a lawsuit against the Company. The lawsuit alleges that a current employee of the Company violated his non-competition agreement with Illinois Gaming Investors, LLC, and together with the Company, wrongfully solicited prohibited licensed video gaming locations. The lawsuit on its face seeks damages of $10,000,000. The Company is in the process of defending this lawsuit, and has not accrued any amounts as losses related to this suit are not probable or reasonably estimable.

On July 16, 2019, Clairvest, a shareholder, commenced litigation with respect to the June 13, 2019 agreement with TPG Pace Holdings Corp. to acquire all of the issued and outstanding shares of common stock and preferred stock of the Company. On August 20, 2019, the lawsuit was voluntarily withdrawn by the shareholder.

On July 19, 2019, the Company entered into an agreement to purchase up to $30,000,000 in convertible promissory notes that bear interest at 3% per annum from another terminal operator. The notes mature six months following the satisfaction of certain conditions. At closing, the Company purchased a $5,000,000 note. The Company may elect to purchase another $25,000,000 note no later than October 12, 2019, and, upon purchase, would have the option of converting the notes to common stock of the terminal operator prior to the maturity date.

On August 22, 2019, the Company entered into the First Amendment to Third Amended and Restated Loan and Security Agreement, which allowed for the contract draw loan availability to increase from $90,000,000 to $170,000,000. This amendment also included changes to borrowing base restrictions, as well as covenant definitions and calculations.

On August 26, 2019, the Company entered into an agreement to acquire all issued and outstanding membership interests in Grand River Jackpot, LLC (“Grand River”), a terminal operator licensed by the State of Illinois Gaming Board. Grand River operates approximately 1,893 video gaming terminals across 451 locations in the State of Illinois. The acquisition closed on September 16, 2019 for an aggregate purchase price of approximately $100,000,000, which was funded through the Company’s existing credit facilities.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Accel Entertainment, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Accel Entertainment, Inc. and its subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Restatement of Consolidated Financial Statements

As discussed in note 2 of the consolidated financial statements, the 2018, 2017, and 2016 consolidated financial statements have been restated to correct misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Chicago, Illinois

September 4, 2019

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2018, 2017 and 2016

	2018 (As Restated)	2017 (As Restated)	2016 (As Restated)
Revenues:
Net video gaming	$321,710,501	$240,234,854	$167,991,737
Amusement	4,198,789	3,421,688	2,222,689
ATM fees and other revenue	6,083,402	4,778,377	3,115,539

Total net revenues	331,992,692	248,434,919	173,329,965

Operating expenses:
Video gaming expenses	210,507,050	157,009,640	109,828,870
General and administrative	58,157,368	45,363,684	31,032,801
Depreciation and amortization of property and equipment	20,781,855	16,767,983	12,867,817
Amortization of route and customer acquisition costs and location contracts acquired	14,681,495	9,792,488	5,906,173
Other expenses (income)	2,996,398	1,331,059	(83,639)

Total operating expenses	307,124,166	230,264,854	159,552,022

Operating income	24,868,526	18,170,065	13,777,943
Interest expense	9,643,447	8,105,563	5,386,375

Income before income tax expense	15,225,079	10,064,502	8,391,568
Income tax expense	4,422,415	1,753,781	3,486,488

Net income	$10,802,664	$8,310,721	$4,905,080

Net income per share attributable to Class A and B Common Stock and Class C and D Preferred Stock:
Basic	$3.22	$2.54	$1.37
Diluted	2.99	2.40	1.31
Weighted average number of shares outstanding:
Basic	3,352,306	3,276,676	3,573,673
Diluted	3,617,625	3,456,239	3,756,484

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2018 and 2017

	2018 (As Restated)	2017 (As Restated)
Assets
Current assets:
Cash	$92,229,393	$75,311,109
Prepaid expenses	2,538,119	3,227,851
Income taxes receivable	2,102,322	666,785
Other current assets	5,140,878	3,959,904

Total current assets	102,010,712	83,165,649

Property and equipment, net	92,442,348	81,279,833

Other assets:
Route and customer acquisition costs, net	13,993,806	16,579,026
Location contracts acquired, net	126,038,312	81,624,968
Other assets	689,037	724,750

	140,721,155	98,928,744

Total assets	$335,174,215	$263,374,226

Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$50,000,000	$47,000,000
Current maturities of term loan	12,500,000	9,000,000
Current maturities of capital lease	531,228	3,275,649
Current portion of route and customer acquisition costs payable	1,821,201	2,321,230
Contingent stock consideration	—	3,914,874
Accounts payable	4,492,105	2,828,052
Accrued location gaming expense	1,131,798	3,978,741
Accrued state gaming expense	4,929,053	3,724,011
Other accrued expenses	7,921,316	5,563,658
Current portion of consideration payable	2,555,883	1,351,324

Total current liabilities	85,882,584	82,957,539

Long-term liabilities:
Term loan, less current maturities, net	101,895,286	70,909,524
Contract draw loan	67,000,000	51,000,000
Capital lease, less current maturities	—	531,228
Route and customer acquisition costs payable, less current portion	5,363,593	7,380,084
Consideration payable, less current portion	9,020,178	1,466,322
Deferred income tax liability	8,895,082	4,594,665

Total long-term liabilities	192,174,139	135,881,823

Stockholders’ equity:
Class D Preferred Stock; no par value; 1,500,000 shares authorized; 944,925 shares issued and outstanding at December 31, 2018 and 2017 (aggregate liquidation preference of $32,458,174)	39,590,222	39,590,222
Class C Preferred Stock; no par value; 2,400,000 shares authorized; 1,342,904 shares issued and 1,340,204 shares outstanding at December 31, 2018; 1,342,904 shares issued and outstanding at December 31, 2017	18,146,433	18,146,433
Class B Common Stock; no par value; 1,200,000 shares authorized; 662,228 shares issued and 639,228 shares outstanding at December 31, 2018; 662,228 shares issued and outstanding at December 31, 2017	1,007,216	1,007,216
Class A Common Stock; no par value; 1,700,000 shares authorized; 452,868 shares issued and 402,245 shares outstanding at December 31, 2018; 451,013 shares issued and outstanding at December 31, 2017	15,481,469	15,437,146
Additional paid-in capital	5,926,219	1,626,159
Treasury stock, at cost	(5,832,019)	—
Note receivable, stockholder	—	(3,267,600)
Accumulated deficit	(17,202,048)	(28,004,712)

	57,117,492	44,534,864

Total liabilities and equity	$335,174,215	$263,374,226

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2018, 2017 and 2016

	Class D Preferred Stock		Class C Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-In Capital (As Restated)	Treasury Stock (As Restated)	Note Receivable, Stockholder (As Restated)	Accumulated Deficit (As Restated)	Total Stockholders’ Equity (As Restated)
	Shares	Amount (As Restated)	Shares	Amount (As Restated)	Shares	Amount (As Restated)	Shares	Amount (As Restated)
Balance, December 31, 2015	—	$—	1,709,428	$22,968,992	669,833	$1,007,330	682,778	$2,712,145	$3,076,692	$(325,782)	$—	$(12,891,570)	$16,547,807
Exercise of common stock options	—	—	—	—	—	—	35,880	909,501	—	325,782	—	—	1,235,283
Exercise of warrants	—	—	51,500	916,700	—	—	—	—	—	—	—	—	916,700
Repurchase of common and preferred stock, held in treasury	—	—	—	—	—	—	—	—	—	(217,225)	—	—	(217,225)
Issuance of preferred stock, net of issuance costs	944,925	39,590,222	—	—	—	—	—	—	—	—	—	—	39,590,222
Repurchase of common and preferred stock, cancelled	—	—	(424,924)	(5,755,359)	(7,605)	(114)	(512,396)	(2,499,114)	(3,076,692)	—	—	(28,258,943)	(39,590,222)
Dividends	—	—	—	—	—	—	—	—	—	—	—	(70,000)	(70,000)
Stock option compensation	—	—	—	—	—	—	—	—	821,804	—	—	—	821,804
Net income	—	—	—	—	—	—	—	—	—	—	—	4,905,080	4,905,080

Balance, December 31, 2016	944,925	39,590,222	1,336,004	18,130,333	662,228	1,007,216	206,262	1,122,532	821,804	(217,225)	—	(36,315,433)	24,139,449
Exercise of common stock options	—	—	—	—	—	—	65,291	1,351,147	—	28,625	—	—	1,379,772
Repurchase of common stock	—	—	—	—	—	—	—	—	—	(123,500)	—	—	(123,500)
Exercise of warrants	—	—	6,900	16,100	—	—	—	—	—	188,600	—	—	204,700
Issuance of common stock pursuant to acquisition of business	—	—	—	—	—	—	146,715	10,670,407	—	123,500	—	—	10,793,907
Issuance of note receivable and shares	—	—	—	—	—	—	32,745	2,293,060	—	—	(3,267,600)	—	(974,540)
Stock option compensation	—	—	—	—	—	—	—	—	804,355	—	—	—	804,355
Net income	—	—	—	—	—	—	—	—	—	—	—	8,310,721	8,310,721

Balance, December 31, 2017	944,925	39,590,222	1,342,904	18,146,433	662,228	1,007,216	451,013	15,437,146	1,626,159	—	(3,267,600)	(28,004,712)	44,534,864
Repurchase of common and preferred stock	—	—	—	—	—	—	—	—	—	(3,343,438)	—	—	(3,343,438)
Exercise of common stock options	—	—	—	—	—	—	1,855	44,323	(826,630)	1,178,298	—	—	395,991
Reclassification of contingent stock consideration	—	—	—	—	—	—	—	—	4,673,774	—	—	—	4,673,774
Receipt of stock previously issued pursuant to acquisition into treasury (Note 11)	—	—	—	—	—	—	—	—	—	(399,279)	—	—	(399,279)
Settlement of note receivable issued	—	—	—	—	—	—	—	—	—	(3,267,600)	3,267,600	—	—
Stock option compensation	—	—	—	—	—	—	—	—	452,916	—	—	—	452,916
Net income	—	—	—	—	—	—	—	—	—	—	—	10,802,664	10,802,664

Balance, December 31, 2018	944,925	$39,590,222	1,342,904	$18,146,433	662,228	$1,007,216	452,868	$15,481,469	$5,926,219	$(5,832,019)	$—	$(17,202,048)	$57,117,492

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2018, 2017 and 2016

	2018 (As Restated)	2017 (As Restated)	2016 (As Restated)
Cash flows from operating activities:
Net income	$10,802,664	$8,310,721	$4,905,080
Non-cash items included in net income:
Depreciation and amortization of property and equipment	20,781,855	16,767,983	12,867,817
Amortization of route and customer acquisition costs and location contracts acquired	14,681,495	9,792,488	5,906,173
Amortization of debt issuance costs	394,095	284,472	387,860
Stock option compensation	452,916	804,355	821,804
Loss on disposal of property and equipment	61,307	337,959	201,308
Loss on writeoff of route and customer acquisition costs and route and customer acquisition costs payable	515,833	394,862	256,219
Remeasurement of contingent consideration	852,251	—	(518,890)
Accretion of interest on route and customer acquisition costs payable, contingent consideration and contingent stock consideration	912,475	694,667	521,661
Deferred income taxes	4,300,417	1,518,876	3,191,879
Changes in operating assets and liabilities, net of acquisition of businesses:
Prepaid expenses and other current assets	(491,242)	(3,824,743)	(853,569)
Income taxes receivable	(1,435,537)	(666,785)	—
Route and customer acquisition costs	(3,719,429)	(2,778,401)	(3,554,041)
Route and customer acquisition costs payable	(955,818)	(1,353,576)	(566,991)
Accounts payable	(790,202)	(1,461,256)	(119,539)
Accrued expenses	(1,859,449)	4,682,518	1,430,707
Consideration payable	(196,357)	—	—
Other assets	35,713	(407,046)	(103,319)

Net cash provided by operating activities	44,342,987	33,097,094	24,774,159

Cash flows from investing activities:
Purchase of property and equipment	(23,245,916)	(23,625,758)	(15,821,129)
Proceeds from the sale of property and equipment	1,172,936	259,448	372,270
Payments for location contracts acquired	(80,000)	(2,374,135)	—
Acquisition of businesses, net	(51,393,444)	(45,129,242)	(36,085,054)

Net cash used in investing activities	(73,546,424)	(70,869,687)	(51,533,913)

Cash flows from financing activities:
Payments on capital lease obligation	(3,275,649)	(2,728,754)	(2,403,612)
Net proceeds from line of credit	3,000,000	18,500,000	10,456,568
Net increase in outstanding checks in excess of bank balance	66,921	199,552	192,697
Proceeds from exercise of common stock options and warrants	395,991	1,584,472	2,151,983
Payments for repurchase of common and preferred shares	(3,343,438)	(123,500)	(39,807,447)
Proceeds from issuance of preferred shares	—	—	39,590,222

	2018 (As Restated)	2017 (As Restated)	2016 (As Restated)
Payments on consideration payable	(813,771)	(350,788)	(280,438)
Payments for debt issuance costs	(533,333)	—	(515,300)
Proceeds from term loan	46,250,000	—	45,357,143
Payments on term loan	(11,625,000)	(9,000,000)	(5,357,143)
Proceeds from contract draw line	75,000,000	60,000,000	39,000,000
Payments on contract draw line	(59,000,000)	(9,000,000)	(39,000,000)
Dividends	—	—	(70,000)

Net cash provided by financing activities	46,121,721	59,080,982	49,314,673

Net increase in cash	16,918,284	21,308,389	22,554,919
Cash
Beginning of year	75,311,109	54,002,720	31,447,801

End of year	$92,229,393	$75,311,109	$54,002,720

Supplemental disclosure of cash flow information:
Cash payments for:
Interest	$8,718,521	$6,224,320	$3,192,144

Income taxes paid	$1,593,900	$—	$—

Supplemental schedules of noncash investing and financing activities:
Property and equipment acquired through accounts payable	$2,243,203	$1,049,569	$1,439,682

Property and equipment received and not invoiced	$2,575,206	$890,446	$—

Settlement of shares previously issued	$—	$974,540	$—

Reclassification of contingent stock consideration from liabilities to equity	$4,274,495	$—	$—

Acquisition of businesses:
Total identifiable net assets acquired	$63,745,303	$65,118,575	$40,186,948
Less cash acquired	(3,633,464)	(4,925,702)	(3,911,430)
Less contingent consideration	(5,350,564)	(594,597)	(190,464)
Less promissory note	(3,367,831)	—	—
Less common stock issued to seller	—	(10,793,907)	—
Less contingent stock consideration	—	(3,675,127)	—

Cash purchase price	$51,393,444	$45,129,242	$36,085,054

The accompanying notes are an integral part of these consolidated financial statements

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

References in these footnotes to “Accel,” the “Company,” “we,” “our” or “us” refer to Accel Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Note 1. Description of Business

Accel Entertainment, Inc. is a C corporation. The Company’s wholly owned subsidiary, Accel Entertainment Gaming LLC, is a terminal operator licensed by the State of Illinois Gaming Board. Accel received its license to operate in the State of Illinois on March 15, 2012. The terminal operator license allows the Company to install and operate video gaming terminals in licensed video gaming locations throughout the State of Illinois as approved by individual municipalities. The Company also operates redemption terminals which also function as automated teller machines (“ATMs”) at its licensed video gaming locations and amusement equipment at certain locations. The Company is subject to various federal, state and local laws and regulations in addition to gaming regulations. The terminal operator license, which is not transferable or assignable, requires compliance with applicable regulations and the license is renewable annually unless sooner cancelled or terminated.

The Company operates 7,649 and 6,439 video gaming terminals across 1,686 and 1,442 locations in the State of Illinois as of December 31, 2018 and 2017, respectively.

The Company has a single reportable segment as a result of the operations and management of the organization during the periods presented.

Note 2. Restatement of Previously Issued Financial Statements

The Company has restated the accompanying consolidated financial statements for the years ending December 31, 2018, 2017, and 2016, and as of January 1, 2016 (“the opening balance sheet”), along with certain notes to such restated consolidated financial statements.

The restatements reflect adjustments to correct errors identified both by management and during the course of the Company’s external re-audits, which were conducted in accordance with applicable auditing standards in response to the transaction agreement entered into on June 13, 2019, as discussed in Note 20 to the consolidated financial statements. The restatements reflect adjustments to correct errors in accounting for business acquisitions and subsequent accounting, accounting for route and customer acquisitions costs and related liabilities, classification of items on the consolidated statements of stockholders’ equity and cash flows, accounting for income taxes, and other miscellaneous adjustments. The nature and impact of these adjustments on the Company’s previously issued consolidated financial statements is summarized as follows and the effects by impacted line item are detailed in the tables below. We have restated impacted amounts and associated disclosures within the accompanying notes to the consolidated financial statements.

Business acquisitions

•

Certain of the Company’s business acquisitions included contingent consideration which is initially determined as of the date of acquisition. The Company previously used its weighted average cost of capital (“WACC”) to determine the fair value at the date of acquisition, whereas applicable accounting standards require the use of the internal rate of return to determine the fair value of contingent consideration. As a result, adjustments were made to increase consideration payable liabilities and location contracts acquired fair values at the date of acquisition by an aggregate of $638,568, along with related adjustments to amortization expense for location contracts acquired.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•

Certain contingent consideration liabilities were not appropriately revalued at each balance sheet date. The effect of the revaluation resulted in an increase in consideration payable at December 31, 2018 of $149,043 and a corresponding reduction of pre-tax income during the year ended December 31, 2018.

•

In situations where the Company appropriately revalued contingent consideration liabilities at December 31, 2018, these revaluation amounts were previously recorded as interest expense and restatement reclassifications were made to properly record such amounts within other expenses on the consolidated income statement. The total effect of the reclassifications resulted in a decrease to interest expense during the years ended December 31, 2018 and an increase to other expenses of $197,898, with no impact on income before income tax expense or net income.

•

Over the restated periods, total payments of $196,357 made in excess of the acquisition date fair value of contingent consideration had previously been reflected as investing activities and restatement reclassifications were recorded to present these amounts as operating activities on the consolidated statements of cash flows. Additionally, the Company previously presented amounts due to seller arising from business acquisitions on the statements of cash flow as supplemental noncash investing activities. The Company reclassified amounts due to seller of $3,637,290 in 2018 and $2,054,719 in 2017 within cash flows from investing activities by increasing acquisition of business, net as the amounts were paid by the Company in the near term after the business acquisitions were completed. Certain reclassifications were made to separately present remeasurement of contingent consideration within cash flows from operating activities and also to reclassify amounts between payment of consideration payable within financing activities and accretion of interest on route and customer acquisition costs payable, contingent consideration and contingent stock consideration within operating activities.

•

For the Abraham and TAV business acquisitions discussed in Note 11, at the date of acquisition the Company estimated the number of locations that were operational or expected to be operational during defined periods. In instances where the estimated number of locations changed subsequent to acquisition date, restatement adjustments were recorded to reflect amounts as other expenses on the consolidated statements of income and not as adjustments to the cost basis of location contracts acquired. The effect of the change in number of locations resulted in an increase of other expenses of $470,057 over the restated periods.

•

As discussed in Note 14, the Company entered into a settlement agreement during 2017 related to the 2013 acquisition of Illinois Gold Rush, Inc. that provided for the issuance of shares and a stockholder note receivable. An adjustment was necessary to reflect the executed stockholder note at its collateral value of $3,267,600 and Class A Common Stock outstanding at December 31, 2017. At the time of the settlement, the Company previously decreased its location contract asset and Class A Common Stock by $974,450, which was reversed in the restatement adjustments as these amounts were outstanding as of December 31, 2017. The redemption of these outstanding shares into treasury and the settlement of the note receivable were recorded in the restated consolidated financial statements in 2018. In addition, the Company recorded additional other expenses of $113,260 related to the settlement of all outstanding claims with the seller at the time of the settlement agreement with an offsetting reduction to location contracts.

•

As discussed in Note 11, the Company acquired certain assets of Fair Share whereby the acquisition agreement provided for $15,000,000 of the purchase price to be paid through the issuance of Class A Common stock which was determined to be accounted for incorrectly. Accordingly, restatement adjustments were recorded, included recording a contingent stock consideration liability of $3,675,127 as of the date of acquisition, and for the year ending December 31, 2018 a reversal of a gain recorded of $399,279 and additional interest expense of $359,621. The restated December 31, 2018 balance

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

sheet reflects the restated effects of additional paid-In capital of $4,673,774 and additional treasury stock of $399,279. The restatement entries also resulted in additional interest expense of $239,747 recorded during the year ended December 31, 2017.

•

As discussed in Note 11, the Company acquired certain assets of Family Amusement during 2018 in which the agreement included the settlement of outstanding liabilities that arose from a pre-existing relationship prior to the business acquisition. The Company had accounted for the difference between the settlement amount and the value of the outstanding liabilities as a gain within operating expenses. The effects of the restatement included disposing of the route and customer acquisition cost asset of $3,720,139 and accumulated amortization of $2,194,352 related to Family Amusement and recording the residual amount as a reduction in amortization of route and customer acquisition costs. As a result, other expenses increased $1,915,660 during the year ended December 31, 2018.

•

The total impact on amortization expense of location contracts acquired over the restated periods as a result of the above adjustments was a decrease of $209,736. Amortization expense decreased by $5,024, $115,630 and $89,082 for the years ended December 31, 2018, 2017 and 2016, respectively.

Route and customer acquisition costs

•

At inception of contracts entered into with third parties and licensed video gaming establishments, the Company historically recorded the route and customer acquisition costs and route and customer acquisition costs payable at the net present value of the future payments using a discount rate that was equal to the Company’s WACC. In accordance with applicable accounting standards, the Company should have used a discount rate that approximated its incremental borrowing rate. The Company adjusted its route and customer acquisition costs utilizing the appropriate discount rates, and related restatement adjustments were made to increase amortization expense and accumulated amortization by $437,917 during the restated period.

•

Adjustments were made to record the accretion of interest expense of $687,231 over the restated periods on route and customer acquisition costs payable. Adjustments were made to record losses from disposals of the net route and customer acquisition costs and route and customer acquisition costs payable of $651,081 during the restated period within other expenses.

•

As a result of the Family Amusement business acquisition and related settlement discussed above and in Note 11, a decrease to amortization expense of route and customer acquisition costs of $58,921 was recorded for the year ended December 31, 2018.

•

Adjustments were made on the consolidated statements of cash flows to classify payments of $2,917,211, $6,249,039 and $3,669,339 for the years ended December 31, 2018, 2017 and 2016, respectively, for route and customer acquisition costs as operating cash outflows whereas these amounts were previously classified as investing activities.

Presentation of line of credit and contract draw loan activity

The Company previously reported proceeds and repayments related to its revolving line of credit separately on the consolidated statements of cash flows. As the Company’s obligations under the revolving line of credit are repayable on demand at the Company’s will, and such revolving line of credit is regularly drawn upon and repaid, reclassifications were recorded to reflect proceeds and repayments on a net basis on the consolidated statements of cash flow which reflects the nature of the Company’s use of its revolving line of credit. In addition, the Company had previously included incorrect amounts of gross proceeds and payments related to the contract draw line in the consolidated statements of cash flow. Adjustments were made to present the proper amounts of

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

payments and proceeds for the contract draw line. The impact of these restatement reclassifications within cash flows from financing activities on the consolidated statements of cash flows are reflected in the summary tables below.

Stockholders’ equity

•

We historically had not presented our Class C and Class D preferred stock balances separately on the consolidated balance sheets. The impacts of these reclassifications from Preferred Stock to Class C Preferred Stock and Class D Preferred Stock are reflected in the summary tables below.

•

We historically had not presented our Class A and Class B Common Stock balances separately on the consolidated balance sheets. As of December 31, 2018, we reclassified $15,481,469 and $1,007,216 to Class A and Class B Common Stock, respectively from common stock. As of December 31, 2017, we reclassified $15,437,146 and $1,007,216 to Class A and Class B Common Stock, respectively from common stock.

•	We reclassified $182,000 to increase accumulated deficit and Class D Preferred Stock during the year ended December 31, 2016 related to proceeds received from the issuance of preferred stock.

•	We recorded cumulative adjustments to increase Class C Preferred Stock $42,442 due to treasury stock activity,

•

As discussed above, the settlement with Illinois Gold Rush Inc. provided for the issuance of shares and a stockholder note receivable. An adjustment was necessary to reflect the executed stockholder note at its collateral value of $3,267,600 and Class A Common Stock outstanding at December 31, 2017. At the time of the settlement, the Company previously decreased its location contract asset and Class A Common Stock by $974,450, which was reversed in the restatement adjustments as these amounts were outstanding as of December 31, 2017. The redemption of these outstanding shares into treasury and the settlement of the note receivable were recorded in the restated consolidated financial statements in 2018.

•

We historically had not appropriately presented treasury stock balances and activities. As a result, we recorded adjustments related to treasury stock activity and the cumulative impact of these adjustments to the restated period was an increase to treasury stock by $5,832,019, of which $325,782 related to the opening balance sheet, with a corresponding increase to additional paid-in capital.

•

During the years ended December 31, 2018 and 2017, the Company entered into stock buy-back and cashless option conversion transactions in exchange for non-recourse stockholder notes in the amount of $1,231,279 and $231,400, respectively, for certain officers and employees of the Company. These amounts were previously reported as issuances of Class A Common stock on the statements of stockholders’ equity and the offsetting receivable balances were recorded as a component of stockholders’ equity. Restatement adjustments were made to remove the activity and receivable balances and instead account for the activity as outstanding stock options until the notes are repaid to the Company.

Cash adjustments and reclassifications

•

As a result of reconciliation errors identified, we reduced the amount of recorded uncollected cash in the our video gaming terminals by $2,500,000 related to periods prior to 2016, with a corresponding increase to accumulated deficit as of January 1, 2016.

•

In addition, we had previously recorded negative cash balances as a component of cash, however with no right of offset present, these amounts were reclassified to current liabilities within accounts payable on the accompanying consolidated balance sheets for all periods presented.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•	Within other current assets, we increased receivables related to ATM reimbursements, with a corresponding decrease to cash at December 31, 2018 and 2017.

Miscellaneous adjustments

We recorded various miscellaneous adjustments during the restated periods, which resulting in an increase to total assets of $236,062, an increase to total liabilities of $107,727, and an increase to net income of $833,472.

•

We had not previously capitalized avoidable interest related to construction in progress. As a result, restatement adjustments were made to increase building and improvements within property and equipment, and restatement adjustments were made to reduce interest expense and increase depreciation expense and accumulated depreciation for all restated periods.

•

We recorded adjustments related to our capital lease arrangement discussed in Note 7, increasing the capital lease liability for all restated periods, and decreasing related interest expense during the year ended December 31, 2018 and increasing interest expense during the years ended December 31, 2017 and 2016.

•

We had not previously written off unamortized debt issuance costs related to banks departing the syndicated group in connection with the 2018 Third Amendment to the Amended and Restated Loan and Security Agreement (Note 8). As a result of this and other amortization differences identified, additional amortization expense was recorded during the year ended December 31, 2018.

•

We recorded restatement adjustments to prepaid expenses to reclassify prepaid commission amounts paid but not expected to be realized within a year from the balance sheet dates to long-term other assets. Additionally, adjustments were recorded to reduce prepaid expenses and accounts payable for items that were paid in the following period, as well as improper amortization of prepaid expenses into operating expenses.

•

During the year ended December 31, 2018, the Company began a sweepstakes program and related direct costs were previously recorded within operating expenses. In accordance with applicable accounting literature, direct costs associated with prizes and sweepstakes were reclassified from operating expenses to an offset of net video gaming revenues on the consolidated statement of income for the year ended December 31, 2018.

Income taxes

The Company had not properly recorded deferred income taxes related to income tax credits, certain depreciation adjustments, and the unvested shares outstanding component of stock-based compensation. Additionally, adjustments to income taxes receivable and deferred income tax liability were necessary to reflect the various restatement effects described above. The cumulative impact of income tax effects for the items above resulted in decreases to deferred income tax liability and income tax expense and an increase to net income of $1,200,633 during the restated period.

Opening balance sheet impacts

Certain of the adjustments described in the various categories above, or portions thereof, relate to periods prior to January 1, 2016. The cumulative effect of those restatement adjustments on the opening balance sheet has been reflected as a $2,910,973 increase to accumulated deficit as of December 31, 2015.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following tables represent a summary of the as previously reported balances, adjustments and restated balances on the Company’s consolidated statements of income only for the financial statement line items impacted for the years ended:

Effects on consolidated statement of income for the year ended December 31, 2018:

	As Previously Reported	Restatement Adjustments	As Restated
Revenues:
Net video gaming	$321,901,126	$(190,625)	$321,710,501
Total net revenues	332,183,317	(190,625)	331,992,692
Operating expenses:
General and administrative	60,024,380	(1,867,012)	58,157,368
Depreciation and amortization of property and equipment	20,776,228	5,627	20,781,855
Amortization of route and customer acquisition costs and location contracts acquired	13,848,658	832,837	14,681,495
Gain on settlement of route and customer acquisition costs payable	(1,915,660)	1,915,660	—
Other expenses (income)	—	2,996,398	2,996,398
Total operating expenses	303,240,656	3,883,510	307,124,166
Operating income	28,942,661	(4,074,135)	24,868,526
Interest expense	10,798,824	(1,155,377)	9,643,447
Income before income tax expense	18,143,837	(2,918,758)	15,225,079
Income tax expense	6,360,427	(1,938,012)	4,422,415
Net income	11,783,410	(980,746)	10,802,664

Net income per share attributable to common stockholders:
Basic	$3.52	$(0.30)	$3.22
Diluted	3.26	(0.27)	2.99

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Effects on consolidated statement of income for the year ended December 31, 2017:

	As Previously Reported	Restatement Adjustments	As Restated
Operating expenses:
General and administrative	$46,093,166	$(729,482)	$45,363,684
Depreciation and amortization of property and equipment	16,766,452	1,531	16,767,983
Amortization of route and customer acquisition costs and location contracts acquired	9,499,508	292,980	9,792,488
Other expenses (income)	—	1,331,059	1,331,059
Total operating expenses	229,368,766	896,088	230,264,854
Operating income	19,066,153	(896,088)	18,170,065
Interest expense	7,464,050	641,513	8,105,563
Income before income tax expense	11,602,103	(1,537,601)	10,064,502
Income tax expense	1,404,613	349,168	1,753,781
Net income	$10,197,490	$(1,886,769)	$8,310,721

Net income per share attributable to common stockholders:
Basic	$3.11	$(0.57)	$2.54
Diluted	2.95	(0.55)	2.40

Effects on consolidated statement of income for the year ended December 31, 2016:

	As Previously Reported	Restatement Adjustments	As Restated
Operating expenses:
Amortization of route and customer acquisition costs and location contracts acquired	$7,719,625	$(1,813,452)	$5,906,173
Gain on purchase consideration	(605,372)	605,372	—
Other expenses (income)	—	(83,639)	(83,639)
Total operating expenses	160,843,741	(1,291,719)	159,552,022
Operating income	12,486,224	1,291,719	13,777,943
Interest expense	5,087,143	299,232	5,386,375
Income before income tax expense	7,399,081	992,487	8,391,568
Income tax expense	3,098,277	388,211	3,486,488
Net income	$4,300,804	$604,276	$4,905,080

Net income per share attributable to common stockholders:
Basic	$1.20	$0.17	$1.37
Diluted	1.14	0.17	1.31

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following tables represent a summary of the as previously reported balances, adjustments and restated balances on the Company’s consolidated balance sheets only for the financial statement line items impacted for the years ended:

Effects on consolidated balance sheet as of December 31, 2018:

	As Previously Reported	Restatement Adjustments	As Restated
Current assets:
Cash	$94,826,383	$(2,596,990)	$92,229,393
Prepaid expenses	3,295,681	(757,562)	2,538,119
Other current assets	4,584,718	556,160	5,140,878
Total current assets	104,809,104	(2,798,392)	102,010,712
Property and equipment, net	92,137,761	304,587	92,442,348
Other assets:
Route and customer acquisition costs, net	15,123,158	(1,129,352)	13,993,806
Location contracts acquired, net	127,227,033	(1,188,721)	126,038,312
Other assets	—	689,037	689,037
Total long-term assets	142,350,191	(1,629,036)	140,721,155
Total assets	$339,297,056	$(4,122,841)	$335,174,215

Current liabilities:
Current maturities of capital lease	$530,793	$435	$531,228
Current portion of route and customer acquisition costs payable	1,776,221	44,980	1,821,201
Accounts payable	4,032,935	459,170	4,492,105
Other accrued expenses	7,878,219	43,097	7,921,316
Current portion of consideration payable	2,262,357	293,526	2,555,883
Total current liabilities	85,041,376	841,208	85,882,584
Long-term liabilities:
Term loan, less current maturities, net	101,831,091	64,195	101,895,286
Route and customer acquisition costs payable, less current portion	4,431,230	932,363	5,363,593
Consideration payable, less current portion	9,626,999	(606,821)	9,020,178
Deferred income tax liability	10,142,592	(1,247,510)	8,895,082
Total long-term liabilities	193,031,912	(857,773)	192,174,139

Stockholders’ equity
Preferred stock	57,512,213	(57,512,213)	—
Class D Preferred Stock	—	39,590,222	39,590,222
Class C Preferred Stock	—	18,146,433	18,146,433
Common stock	17,463,293	(17,463,293)	—
Class B Common Stock	—	1,007,216	1,007,216
Class A Common Stock	—	15,481,469	15,481,469
Additional paid-in capital	2,148,198	3,778,021	5,926,219
Treasury stock, at cost	—	(5,832,019)	(5,832,019)
Note receivable, stockholder	(1,462,779)	1,462,779	—
Total stockholders’ equity	61,223,768	(4,106,276)	57,117,492
Total liabilities and equity	339,297,056	(4,122,841)	335,174,215

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Effects on consolidated balance sheet as of December 31, 2017:

	As Previously Reported	Restatement Adjustments	As Restated
Current assets:
Cash	$78,963,568	$(3,652,459)	$75,311,109
Prepaid expenses	4,374,724	(1,146,873)	3,227,851
Income tax receivable	—	666,785	666,785
Other current assets	2,415,196	1,544,708	3,959,904
Total current assets	85,753,488	(2,587,839)	83,165,649
Property and equipment, net	81,074,542	205,291	81,279,833
Route and customer acquisition costs, net	15,777,122	801,904	16,579,026
Other assets	105,626	619,124	724,750
Total long-term assets	97,908,254	1,020,490	98,928,744
Total assets	$264,736,284	$(1,362,058)	$263,374,226

Current liabilities:
Current maturities of capital lease	$2,936,920	338,729	$3,275,649
Current portion of route and customer acquisition costs payable	3,025,798	(704,568)	2,321,230
Contingent stock consideration	—	3,914,874	3,914,874
Accounts payable	2,719,472	108,580	2,828,052
Other accrued expenses	5,135,741	427,917	5,563,658
Current portion of consideration payable	1,490,512	(139,188)	1,351,324
Total current liabilities	79,011,195	3,946,344	82,957,539
Long-term liabilities:
Capital leases, less current maturities	—	531,228	531,228
Route and customer acquisition costs payable, less current portion	6,285,637	1,094,447	7,380,084
Consideration payable, less current portion	1,379,840	86,482	1,466,322
Deferred income tax liability	3,988,012	606,653	4,594,665
Total long-term liabilities	133,563,013	2,318,810	135,881,823

Stockholders’ equity:
Preferred stock	57,738,913	(57,738,913)	—
Class D Preferred Stock	—	39,590,222	39,590,222
Class C Preferred Stock	—	18,146,433	18,146,433
Class B Common Stock	—	1,007,216	1,007,216
Class A Common Stock	—	15,437,146	15,437,146
Additional paid-in capital	1,523,190	102,969	1,626,159
Note receivable, stockholder	(231,400)	(3,036,200)	(3,267,600)
Accumulated deficit	(24,292,013)	(3,712,699)	(28,004,712)
Total stockholders’ equity	52,162,076	(7,627,212)	44,534,864
Total liabilities and equity	$264,736,284	$(1,362,058)	$263,374,226

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following tables represent a summary of the as previously reported balances, adjustments and restated balances on the Company’s consolidated statements of cash flows only for the financial statement line items impacted for the years ended:

Effects on consolidated statement of cash flows for the year ended December 31, 2018:

	As Previously Reported	Restatement Adjustments	As Restated
Cash flows from operating activities:
Net income	$11,783,410	$(980,746)	$10,802,664
Non-cash items included in net income:
Depreciation and amortization of property and equipment	20,776,228	5,627	20,781,855
Amortization of route and customer acquisition costs and location contracts acquired	13,848,658	832,837	14,681,495
Amortization of debt issuance costs	329,900	64,195	394,095
Stock option compensation	625,008	(172,092)	452,916
Cancellation of stock previously issued pursuant to acquisition of a business	(399,279)	399,279	—
Remeasurement of contingent consideration	—	852,251	852,251
Accretion of interest on route and customer acquisition costs and contingent consideration	981,578	(69,103)	912,475
Gain on settlement of route and customer acquisition costs payable	(1,915,660)	1,915,660	—
Deferred income taxes	6,154,580	(1,854,163)	4,300,417
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,082,479)	591,237	(491,242)
Income taxes receivable	(2,102,322)	666,785	(1,435,537)
Route and customer acquisition costs	—	(3,719,429)	(3,719,429)
Route and customer acquisition costs payable	—	(955,818)	(955,818)
Accounts payable	(929,740)	139,538	(790,202)
Accrued expenses	(1,474,629)	(384,820)	(1,859,449)
Consideration payable	—	(196,357)	(196,357)
Other assets	—	35,713	35,713
Net cash provided by operating activities	47,172,393	(2,829,406)	44,342,987
Cash flows from investing activities:
Purchase of property and equipment	(23,285,125)	39,209	(23,245,916)
Payments for route and customer acquisition costs	(261,552)	261,552	—
Payments for route and customer acquisition costs payable	(2,655,659)	2,655,659	—
Payments for location contracts acquired	(431,862)	351,862	(80,000)
Payments on consideration payable	(4,227,881)	4,227,881	—
Payments received on loans receivable, net	97,626	(97,626)	—
Acquisition of businesses, net	(49,456,154)	(1,937,290)	(51,393,444)
Net cash used in investing activities	(79,047,671)	5,501,247	(73,546,424)
Cash flows from financing activities:
Payments on capital lease obligation	(2,406,127)	(869,522)	(3,275,649)
Net proceeds from line of credit	5,250,000	(2,250,000)	3,000,000
Payments on line of credit	(2,250,000)	2,250,000	—
Net increase in outstanding checks in excess of bank balance	—	66,921	66,921
Payments on consideration payable	—	(813,771)	(813,771)
Net cash provided by financing activities	47,738,093	(1,616,372)	46,121,721
Supplemental disclosure of cash flow information:
Cash payments for interest	$10,405,977	$(1,687,456)	$8,718,521
Supplemental schedules of noncash investing and financing activities:
Routes acquired through operator agreements	$2,577,576	$(2,577,576)	$—
Reclassification of contingent stock consideration from liabilities to equity	$—	$4,274,495	$4,274,495
Acquisition of businesses:
Total identifiable net assets acquired	$64,244,684	$(499,381)	$63,745,303
Less contingent consideration	(6,621,861)	1,271,297	(5,350,564)
Less due to seller	(6,233,205)	2,865,374	(3,367,831)
Plus settlement of route and customer acquisition costs payable	1,700,000	(1,700,000)	—
Cash purchase price	$49,456,154	$1,937,290	$51,393,444

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Effects on consolidated statement of cash flows for the year ended December 31, 2017:

	As Previously Reported	Restatement Adjustments	As Restated
Cash flows from operating activities:
Net income	$10,197,490	$(1,886,769)	$8,310,721
Non-cash items included in net income:
Depreciation and amortization of property and equipment	16,766,452	1,531	16,767,983
Amortization of route and customer acquisition costs and location contracts acquired	9,499,508	292,980	9,792,488
Stock option compensation	701,386	102,969	804,355
Loss on writeoff of route and customer acquisition costs and route and customer acquisition costs payable	—	394,862	394,862
Accretion of interest on route and customer acquisition costs, contingent consideration and contingent stock consideration	—	694,667	694,667
Deferred income taxes	1,184,434	334,442	1,518,876
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(3,949,155)	124,412	(3,824,743)
Income taxes receivable	—	(666,785)	(666,785)
Route and customer acquisition costs	—	(2,778,401)	(2,778,401)
Route and customer acquisition costs payable	—	(1,353,576)	(1,353,576)
Accounts payable	(1,177,586)	(283,670)	(1,461,256)
Accrued expenses	4,310,862	371,656	4,682,518
Other assets	—	(407,046)	(407,046)
Net cash provided by operating activities	38,155,822	(5,058,728)	33,097,094
Cash flows from investing activities:
Purchase of property and equipment	(23,478,725)	(147,033)	(23,625,758)
Payments for location contracts acquired	(1,610,421)	(763,714)	(2,374,135)
Payments for route and customer acquisition costs	(4,902,921)	4,902,921	—
Payments for route and customer acquisition costs payable	(1,346,118)	1,346,118	—
Payments on consideration payable	(350,790)	350,790	—
Payments received on loans receivable, net	38,556	(38,556)	—
Acquisition of businesses, net	(43,074,523)	(2,054,719)	(45,129,242)
Net cash used in investing activities	(74,465,494)	3,595,807	(70,869,687)
Cash flows from financing activities:		—
Payments on capital lease obligation	(2,822,721)	93,967	(2,728,754)
Net proceeds from line of credit	60,092,381	(41,592,381)	18,500,000
Payments on line of credit	(41,592,381)	41,592,381	—
Net increase in outstanding checks in excess of bank balance	—	199,552	199,552
Payments on consideration payable	—	(350,788)	(350,788)
Repurchase of stock issued in acquisition	(974,540)	974,540	—
Net cash provided by financing activities	58,163,711	917,271	59,080,982

Supplemental disclosure of cash flow information:
Cash payments for interest	$7,179,578	$(955,258)	$6,224,320

Supplemental schedules of noncash investing and financing activities:
Routes acquired through operator agreements	$661,227	$(661,227)	$—
Settlement of shares previously issued	$—	$974,540	$974,540

Acquisition of businesses:
Total identifiable net assets acquired	$65,788,728	$(670,153)	$65,118,575
Less contingent consideration	(733,784)	139,187	(594,597)
Less due to seller	(2,054,719)	2,054,719	—
Less common stock issued to seller	(15,000,000)	4,206,093	(10,793,907)
Less contingent share consideration	—	(3,675,127)	(3,675,127)

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Effects on consolidated statement of cash flows for the year ended December 31, 2016:

	As Previously Reported	Restatement Adjustments	As Restated
Cash flows from operating activities:
Net income	$4,300,804	$604,276	$4,905,080
Non-cash items included in net income:
Amortization of route and customer acquisition costs and location contracts acquired	7,719,625	(1,813,452)	5,906,173
Loss on disposal of property and equipment	201,312	(4)	201,308
Loss on writeoff of route and customer acquisition costs and route and customer acquisition costs payable	—	256,219	256,219
Gain on settlement of TAV purchase consideration	(605,372)	605,372	—
Remeasurement of contingent consideration	—	(518,890)	(518,890)
Accretion of interest on route and customer acquisition costs payable, contingent consideration and contingent stock consideration	—	521,661	521,661
Deferred income taxes	2,803,578	388,301	3,191,879
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(697,594)	(155,975)	(853,569)
Route and customer acquisition costs	—	(3,554,041)	(3,554,041)
Route and customer acquisition costs payable	—	(566,991)	(566,991)
Accounts payable	(127,920)	8,381	(119,539)
Accrued expenses	1,961,172	(530,465)	1,430,707
Other obligations	(359,401)	359,401	—
Other assets	—	(103,319)	(103,319)
Net cash provided by operating activities	29,273,685	(4,499,526)	24,774,159
Cash flows from investing activities:
Purchase of property and equipment	(15,761,342)	(59,787)	(15,821,129)
Payments for route and customer acquisition costs	(1,350,884)	1,350,884	—
Payments for route and customer acquisition costs payable	(2,318,455)	2,318,455	—
Payments received on loans receivable, net	70,203	(70,203)	—
Net cash used in investing activities	(55,073,262)	3,539,349	(51,533,913)
Cash flows from financing activities:		—
Payments on capital lease obligation	(2,474,465)	70,853	(2,403,612)
Payments on settlement note payable	(249,410)	249,410	—
Payments for repurchase of stock	(217,225)	217,225	—
Net proceeds from line of credit	52,500,000	(42,043,432)	10,456,568
Payments on line of credit	(42,043,432)	42,043,432	—
Net increase in outstanding checks in excess of bank balance	—	192,697	192,697
Payments for repurchase of common and preferred shares	(39,408,222)	(399,225)	(39,807,447)
Proceeds from issuance of preferred shares	39,408,222	182,000	39,590,222
Payments on consideration payable	(487,118)	206,680	(280,438)
Net cash provided by financing activities	48,595,033	719,640	49,314,673

Supplemental disclosure of cash flow information:
Cash payments for interest:	$4,592,140	$(1,399,996)	$3,192,144

Supplemental schedule of noncash investing and financing activities:
Routes acquired through operator agreements	$455,466	$(455,466)	$—

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Summary of Significant Accounting Policies

Basis of presentation and preparation: The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of these consolidated financial statements and accompanying notes is in conformity with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Concentration of credit risk: The Company’s operations are centralized primarily in the State of Illinois. Should there be favorable or unfavorable changes to the Illinois Gaming Act there may be an impact on the Company’s results of operations. Certain municipalities have high concentrations which could impact the Company if these municipalities changes their laws.

Fair value of financial instruments: The Company’s financial instruments consist principally of cash, accounts payable and bank indebtedness.

The Fair Value Measurements and Disclosures Topic of the Accounting Standards Codification (“ASC”) defines fair value, establishes a framework for measuring fair value and expands disclosure requirements around fair value measurements. This topic applies to all financial instruments that are being measured and reported on a fair value basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the various methods including market, income and cost approaches are used. Based on these approaches, certain assumptions are utilized that the market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. Valuation techniques are utilized that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, it is required to provide information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2: Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3: Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The carrying amount of cash, accounts payable and short-term borrowings approximates fair value because of the short-term maturity of these instruments. We estimate the fair value of our debt using level two and level three inputs by discounting the future cash flows using current interest rates at which we could obtain similar borrowings in consideration of the estimated enterprise value of the Company.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Contingent consideration, which is recorded within consideration payable on the accompanying consolidated balance sheets, is measured at fair value on a recurring basis based on Level 3 inputs. The fair value recorded at December 31, 2018 and 2017 was determined using a discounted cash flow analysis. Refer to consideration payable below for disclosure of unobservable Level 3 inputs used. A hypothetical 1% increase in the applicable discount rate would decrease other expenses approximately $136,000 while a hypothetical 1% decrease in the applicable discount rate would increase other expenses approximately $143,000.

Cash: Cash includes bank deposit accounts, uncollected cash in the Company’s video gaming terminals, ATMs, and redemption terminals, and cash in Company vaults.

The Company’s policy is to limit the amount of credit exposure to any one financial institution. The Company maintains its cash in accounts which may at times exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts.

Property and equipment: Property and equipment are stated at cost or fair value at the date of acquisition. Maintenance and repairs are charged to expense as incurred. Major additions, replacements and improvements are capitalized. Spare parts are capitalized when acquired and are expensed when used to repair equipment. Depreciation has been computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease.

Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed. During the years ended December 31, 2018, 2017 and 2016, interest of $104,923, $147,121 and $59,701 was capitalized, respectively.

Estimated useful lives are as follows:

Years
Video game terminals and equipment	5 - 8
Buildings and improvements	7 - 39
Amusement and other equipment	3 - 7
Office equipment and furniture	7
Computer equipment and software	3 - 5
Leasehold improvements	3 - 9
Vehicles	2 - 5

Route and customer acquisition costs: The Company’s route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow the Company to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to the Company’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the estimated life of the contract. The Company records the

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

accretion of interest on route and customer acquisitions costs payable in the consolidated statements of income as a component of interest expense. For locations that close prior to the end of the contractual term, the Company writes-off the net book value of the route and customer acquisition cost and route and customer acquisition cost payable and records a gain or loss in the consolidated statements of income as a component of other expenses (income). The Company’s route and customer acquisition costs also consists of prepaid commission costs to our internal sales force of employees. The commissions paid to internal sales employees are subsequently expensed once the respective licensed video gaming location goes live and the commission is earned by the employee.

Business acquisitions: We account for acquisitions using the acquisition method and record the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date. Recognized intangibles primarily include the value of location contracts. We estimate the fair value of the business acquired using a combination of the cost and income approaches, depending on the specific assets or liabilities acquired. Our valuation approaches for consideration payable and location contracts are discussed below. We estimate the value of property and equipment and other current assets and liabilities acquired based on their cost, which approximates fair value at acquisition.

Location contracts acquired: Location contracts acquired are accounted for as intangible assets and consist of expected cash flows to be generated from location contracts acquired through business acquisitions. Location contracts acquired are amortized on a straight-line basis over the expected useful life of 10 years.

Consideration payable: Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future location performance related to certain business acquisitions (Note 11). Consideration payable, exclusive of contingent consideration, is discounted using the Company’s incremental borrowing rate associated with its long-term debt. The contingent consideration is measured at fair value on a recurring basis. We use a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and update this estimate on a recurring basis. The significant assumptions in our cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of locations that “go live” with the Company during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within the Company’s consolidated statements of income as other expenses (income).

Impairment of long-lived assets: Long-lived assets, which includes property and equipment, net and other assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. Impairment of the assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount of which the carrying amount of the asset exceeds the fair value of the asset. There were no indicators of impairment of long-lived assets in 2018, 2017 or 2016.

Contingent stock consideration: Contingent stock, which is provided as consideration in business acquisitions, is valued based on the fair value of stock issued. The contingent stock consideration is discounted using the Company’s WACC and the Company recorded the accretion of interest in the consolidated statements of income as a component of interest expense.

Revenue recognition: Video gaming terminal revenue is the net cash from gaming activities, which is the difference between gaming wins and losses. Video gaming terminal revenue includes the amounts earned by the licensed video gaming locations and is recognized at the time of gaming play. Additionally, taxes and administrative expenses due to the State of Illinois are recorded as video gaming terminal revenue and video

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

gaming expenses. Amusement revenue represents amounts collected from machines operated at various locations and is recognized at the time the amusement machine is used. ATM fees and other revenue represents fees charged for the withdrawal of funds from the Company’s redemption terminals and stand-alone ATM machines and is recognized at the time of the transaction.

Stock-based compensation: The Company grants common stock options to certain employees and officers. Stock option compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period.

Income taxes: The Company is organized as a C corporation and is taxable at the federal and state level. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the book basis of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax asset, will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in the tax laws and rates as of the date of enactment.

The Company follows ASC 740, Income Taxes, for accounting for uncertainty in income taxes. The consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Company files tax returns in all appropriate jurisdictions, which includes a federal tax return and an Illinois return. Open tax years for the federal and state returns are 2015 to 2018, which statutes expire in 2019 to 2022, respectively. When and if applicable, potential interest and penalty costs are accrued as incurred with expenses recognized in general and administrative expenses in the consolidated statements of income. As of December 31, 2018 and 2017, the Company has not recorded a liability for unrecognized tax benefits.

Comprehensive income: Comprehensive income is a measure of net income and all other changes in equity that result from transactions other than transactions with stockholders. Management has determined that net income is the Company’s only component of comprehensive income. Accordingly, there is no difference between net income and comprehensive income.

Earnings per share: The Company determines earnings per share in accordance with the authoritative guidance in ASC Topic 260, Earnings Per Share. The Company computes basic earnings per share by dividing net income by the weighted average number of shares outstanding for the applicable period. Diluted earnings per share are computed in the same manner as basic earnings per share, except that the number of shares is increased to assume exercise of potentially dilutive stock options using the treasury stock method, unless the effect of such increase would be anti-dilutive. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that the Company has not yet recognized are assumed to be used to repurchase shares.

Debt issuance costs: Debt issuance costs are capitalized and amortized on a straight-line basis, which approximates the effective interest method, over the contractual terms of the related loans and are presented as an offset to the related loans. As of December 31, 2018 and 2017, accumulated amortization was $1,108,080 and $786,145 respectively. For the years ended December 31, 2018, 2017 and 2016, the Company incurred $533,333, $0 and $515,300 of additional debt issuance costs that were capitalized.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Advertising costs: Advertising costs are expensed as incurred and are recorded within general and administrative expense within the accompanying consolidated statements of income. Advertising costs were $2,990,142, $2,792,529 and $2,076,649 for the years ended December 31, 2018, 2017 and 2016, respectively.

Segment information: The Company operates as a single operating segment. The Company’s chief operating decision maker (“CODM”) is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM assesses the Company’s performance and allocates resources based on consolidated results, and this is the only discrete financial information that is regularly reviewed by the CODM.

Use of estimates in the preparation of consolidated financial statements: The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates used by us include, among other things, the useful lives for depreciable and amortizable assets, income tax provisions, the evaluation of the future realization of deferred tax assets, projected cash flows in assessing the initial valuation of intangible assets in conjunction with business acquisitions, the initial selection of useful lives for depreciable and amortizable assets in conjunction with business acquisitions, contingencies, and the expected term of share-based compensation awards, stock price volatility and estimated stock prices when computing share-based compensation expense. Actual results may differ from those estimates.

Recent accounting pronouncements: The FASB has issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). The amendments in this update supersede the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance. The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year, making it effective for annual reporting periods beginning after December 15, 2018. The provisions are effective for the Company on January 1, 2019 at which time the Company will adopt Topic 606 using the modified retrospective approach. The provisions will not be presented in the interim periods for the year ended December 31, 2019, as permitted for companies with Emerging Growth Company status, but will be presented for the year ended December 31, 2019 and for the interim periods beginning the year thereafter.

While the Company is continuing to assess all potential impacts of the standard, the Company’s focus areas include the gross or net presentation of video gaming revenues, evaluating the amortization period associated with costs of obtaining contracts, capitalization of internal commissions, and expanded revenue recognition disclosures.

The Company’s project plan for the implementation of the new standard includes a review of all revenue streams to identify potential differences in the performance obligations, timing, measurement or presentation that would result from applying the new standard. The Company is in the process of implementing appropriate changes to its business processes, systems and controls to support revenue recognition and disclosures under Topic 606.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. In July 2018, the FASB also issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method allowing the standard to be applied at the

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

adoption date. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is assessing impact of the standard on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 requires entities to use a screen test to determine when an integrated set of assets and activities is not a business or if the integrated set of assets and activities needs to be further evaluated against the framework. ASU 2017-01 will be effective for the Company beginning on January 1, 2019. ASU 2017-01 must be applied prospectively. The Company anticipates that the adoption of this standard will not have a significant impact on its consolidated financial statements.

Adopted accounting pronouncements: In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30). ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. Prior to the issuance of the new guidance, debt issuance costs were required to be presented in the balance sheet as an asset. This guidance was effective January 1, 2016 and did not have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent to the consolidated balance sheets. Prior guidance required the deferred taxes for each jurisdiction to be presented as a net current asset or liability and net noncurrent asset or liability. As a result of the new guidance, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. The new guidance does not change the existing requirement that only permits offsetting deferred tax assets and liabilities within a single jurisdiction. Entities had the option to apply the new guidance prospectively or retrospectively. The new guidance was effective January 1, 2018, however the Company early adopted the guidance for the year ended December 31, 2017. The adoption resulted in the reclassification of current deferred tax assets and liabilities to noncurrent asset and liabilities. See Note 17 for the deferred taxes included in the consolidated balance sheets.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. ASU 2016-09 simplifies several aspects of accounting for share-based payment transactions including income tax consequences, classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The guidance was effective for fiscal years beginning after December 15, 2017. The Company adopted ASU 2016-09 effective January 1, 2018. Upon adoption, the Company elected to account for forfeitures as they occur rather than estimate expected forfeitures. Adoption did not have a significant impact on the Company’s consolidated financial statements.

Note 4. Route and Customer Acquisition Costs

The Company enters into contracts with third parties and licensed video gaming locations throughout the State of Illinois which allow the Company to install and operate video gaming terminals. When video gaming operations commence, payments are due monthly. Gross payments due based on the number of live locations as of

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2018 and 2017 are approximately $8,230,000 and $11,442,000, respectively. Payments are due over varying terms of the individual agreements and are discounted at the Company’s incremental borrowing rate associated with its long-term debt at the time the contract is acquired. The net present value of payments due is $7,185,000 and $9,701,000 as of December 31, 2018 and 2017, respectively, of which approximately $1,821,000 and $2,321,000 is included in current liabilities in the accompanying consolidated balance sheets as of December 31, 2018 and 2017, respectively. The route and customer acquisition cost asset is comprised of payments made on the contracts of $18,793,039 and $19,722,130 as of December 31, 2018 and 2017, respectively. The Company has upfront payments of commissions paid to the third parties for the acquisition of the customer contracts that are subject to a claw back provision if the customer cancels the contract prior to completion. The payments subject to a claw back are $2,587,857 and $2,360,281 as of December 31, 2018 and 2017, respectively.

Route and customer acquisition costs consist of the following at December 31, 2018 and 2017:

	2018	2017
Cost	$27,726,239	$30,150,992
Accumulated amortization	(13,732,433)	(13,571,966)

Route and customer acquisition costs, net	$13,993,806	$16,579,026

Each asset is amortized over the contractual term of the respective contract. Amortization of route and customer acquisition costs amounted to $3,873,156, $3,323,680 and $3,216,116 for the years ended December 31, 2018, 2017 and 2016, respectively.

Note 5. Location Contracts Acquired

Location contract assets acquired in business acquisitions are recorded at acquisition at fair value based on an income approach. Location contracts acquired consist of the following at December 31, 2018 and 2017:

	2018	2017
Cost	$147,340,672	$92,118,989
Accumulated amortization	(21,302,360)	(10,494,021)

Location contracts acquired, net	$126,038,312	$81,624,968

Each asset is amortized over the expected useful life of 10 years. Estimated amortization expense related to location contracts acquired for the next five years and thereafter is as follows:

Year ending December 31:
2019	$14,734,067
2020	14,734,067
2021	14,734,067
2022	14,734,067
2023	14,734,067
Thereafter	52,367,977

Total	$126,038,312

Amortization of location contracts acquired, included within operating expenses, was $10,808,339, $6,468,808 and $2,690,057, during the years ended December 31, 2018, 2017 and 2016, respectively.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Property and Equipment

Property and equipment consists of the following at December 31, 2018 and 2017:

	2018	2017
Video game terminals and equipment	$126,043,160	$106,235,579
Amusement and other equipment	12,538,704	9,484,777
Office equipment and furniture	1,827,355	1,435,222
Computer equipment and software	5,092,195	2,711,731
Leasehold improvements	43,960	43,960
Vehicles	7,174,290	4,867,858
Buildings and improvements	9,364,540	3,770,616
Land	882,797	676,684
Construction in progress	1,339,320	3,474,599

Total property and equipment	164,306,321	132,701,026
Less accumulated depreciation and amortization	(71,863,973)	(51,421,193)

Property and equipment, net	$92,442,348	$81,279,833

Depreciation and amortization of property and equipment amounted to $20,781,855, $16,767,983 and $12,867,817 during the years ended December 31, 2018, 2017 and 2016, respectively.

Note 7. Capital Lease

The Company leased certain video game terminals under a capital lease that expired in April 2019. The term of the video gaming terminal lease was six years from the date of delivery of the video game terminal in a licensed establishment. The lease had imputed interest of 13.6% with a bargain purchase option at the end of the lease, which was subsequently exercised. The depreciation expense on these assets is included with depreciation expense on owned assets. The cost of equipment under the capital leases was $12,577,021 and $12,624,565 and accumulated depreciation was $9,697,347 and $7,864,302 at December 31, 2018 and 2017, respectively. As of December 31, 2018, total remaining minimum lease payments to be paid during 2019 amounted to $548,510, of which $17,282 represented interest.

Note 8. Debt

On December 8, 2015, the Company entered into an Amended and Restated Loan and Security Agreement with a syndicated group of banks. Under this agreement term loan availability was $50,000,000, contract draw loan availability was $40,000,000, and revolving line of credit availability was $35,000,000. Interest applicable on the term loan, contract draw loan, and revolving line of credit was payable on unpaid balance at the variable per annum LIBOR plus an applicable margin, as defined, ranging from 2.00% to 3.25% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. On November 15, 2016, the Company entered into a Second Amended and Restated Loan and Security Agreement (“Second Amendment”) with most of the same syndicated group of banks which provided for a total loan facility of $210,000,000 and includes term loan availability, contract draw availability, and line of credit availability. On April 10, 2018, the Company entered into a Third Amended and Restated Loan and Security Agreement (“Third Amendment”) with most of the same syndicated group of banks in prior loan agreements, and increased the loan facility from $210,000,000 to $300,000,000. The Third Amendment extended the agreement maturity date from November 2021 to April 2023.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Under the Second Amendment, interest applicable on all facilities is payable monthly on unpaid balances at the variable per annum LIBOR rate (1.56% at December 31, 2017) plus an applicable margin, as defined, ranging from 1.95% to 3.00% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. As of December 31, 2017, the average interest rate was approximately 4.55%. An unused line fee of 0.30% was payable monthly on the difference between the total availability and the average daily balance of the revolving line of credit and the contract loan draw outstanding.

Under the Third Amendment, interest on all credit facilities is payable monthly on unpaid balances at the variable per annum LIBOR rate (2.51% at December 31, 2018) plus an applicable margin, as defined, ranging from 1.70% to 2.50% depending on the ratio of the Company’s Secured Debt to EBITDA, as defined. As of December 31, 2018, the average interest rate was approximately 4.60%. An unused line fee of 0.25% is payable monthly on the difference between the total availability and the average daily balance of the line of credit and the contract draw loan outstanding.

The Third Amendment increased the term loan availability from $90,000,000 to $125,000,000 and requires quarterly principal payments of $3,125,000 through March 31, 2020, $3,906,250 through March 31, 2022, $4,687,500 through March 31, 2023, and the remaining balance due upon maturity in April 2023. The term loan balance at December 31, 2018 and December 31, 2017 was $115,625,000 and $81,000,000, respectively.

The Third Amendment increased the contract draw availability from $65,000,000 to $90,000,000 and changed from a borrowing draw loan to a revolving facility whereby the Company can borrow and repay throughout the term of the agreement with no required loan repayments until maturity in April 2023. As of December 31, 2018 and 2017, the contract draw loan balance was $67,000,000 and $51,000,000, respectively, and availability on the contract draw loan was $23,000,000 and $14,000,000, respectively.

The Third Amendment increased the maximum line of credit borrowings from $55,000,000 to $85,000,000 subject to a borrowing base which is defined as the sum of 90% of the Company’s vault cash outstanding, as defined; less payables owed to establishment owners, the State of Illinois and the Illinois Gaming Board. Payments can be made on demand at the Company’s election, and are only required if the balance exceeds the lesser of the total line of credit commitment of $85,000,000 or the revolving loan availability. As of December 31, 2018 and 2017, the line of credit balance was $50,000,000 and $47,000,000, respectively.

Additionally, the Company has the ability to utilize letters of credit. The Company had no outstanding letters of credit as of December 31, 2018 and 2017.

The credit facilities are collateralized by substantially all assets of the Company and includes defined financial covenants related to leverage, fixed charge and minimum EBITDA.

Unamortized debt issuance costs related to the facilities were $1,229,714 and $1,090,476 as of December 31, 2018 and 2017, respectively.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The principal maturities of long-term debt as of December 31, 2018 are as follows:

Year ending December 31:
2019	$12,500,000
2020	14,843,750
2021	15,625,000
2022	17,968,750
2023	121,687,500

Total debt	182,625,000
Less current portion	(12,500,000)

Long-term debt	170,125,000
Less unamortized portion of debt issuance costs	(1,229,714)

Net long-term debt	$168,895,286

The fair value of the Company’s debt is estimated based on observable inputs such as the change in yield on comparable indices and unobservable inputs such as the enterprise value. The inputs used to determine the fair value of the Company’s debt were classified as Level 2 and Level 3 in the fair value hierarchy. The carrying value and estimated fair value of our contract draw loan and term loan debt at December 31, 2018 and 2017 was as follows:

	2018	2017
Carrying value	$181,395,286	$130,909,524
Fair value	179,762,728	129,549,429

Note 9. Video Gaming Terminal Fees

In accordance with the Illinois Video Gaming Act, a 30% tax on net terminal income, as defined, is payable to the State of Illinois Gaming Board. Through July 2018, a 0.7275% administrative fee was payable to a third-party at the direction of the State of Illinois Gaming Board (the “Administrative Fee”). Effective July 2018, the administrative fee increased to 0.8513%. Video gaming terminal fees, which consist of the tax and administrative fee, amounted to $99,097,840, $73,818,807 and $51,620,215 for the years ended December 31, 2018, 2017 and 2016, respectively. The net terminal income remaining is split “50/50” between the Company and the licensed video gaming location and amounted to $111,409,210, $83,190,833 and $58,208,655 for the years ended December 31, 2018, 2017 and 2016, respectively. The video gaming terminal fee, administrative fee and the licensed video game location net terminal income share are recorded in video gaming expenses in the accompanying consolidated statements of income.

Note 10. Operating Leases

The Company leases office space under agreements expiring at various dates from May 2019 through December 2021. Total rent expense under these leases approximated $303,000, $370,000 and $297,000 for the years ended December 31, 2018, 2017 and 2016, respectively. The Company recognizes rent expense on a straight-line basis over the life of the leases. Rent expense is recorded in general and administrative expense in the accompanying consolidated statements of income.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Future minimum payments under these leases are as follows:

Years ending December 31:
2019	$198,846
2020	19,101
2021	15,120
2022	—
2023	—

Total	$233,067

Note 11. Business Acquisitions

The following acquisitions were accounted for as business combinations and results of operations subsequent to the date of acquisition are included in the consolidated statements of income. Location contracts acquired for these acquisitions are to be amortized over an expected useful life of 10 years. The Company consummated the TAV, Abraham, Fair Share, Skyhigh, and G3 acquisitions primarily for the purpose of acquiring additional routes from competitors operating in the State of Illinois. The Company consummated the Quad B, Mike’s Amusements and Family Amusement acquisitions primarily to acquire non-gaming amusement equipment and amusement agreements from competitors operating in the State of Illinois. The Company expensed approximately $82,000, $91,000 and $91,000 related to aggregate legal fees incurred for these transactions during the years ended December 31, 2018, 2017 and 2016, respectively. These expenses are included in general and administrative expense on the consolidated statements of income.

2018 Business Acquisitions

The following table summarizes the consideration paid and the estimated fair values of the tangible and intangible assets acquired at the acquisition dates for the Company’s 2018 business acquisitions:

	Quad B	Skyhigh	G3	Mike’s Amusements	Family Amusement	Totals
Cash paid at closing	$610,000	$9,267,618	$36,500,000	$3,500,000	$1,512,000	$51,389,618
Contingent consideration payable	—	4,323,727	1,026,837	—	—	5,350,564
Promissory note	—	—	—	—	3,367,831	3,367,831
Due to seller	—	618,357	3,018,933	—	—	3,637,290

Total consideration	$610,000	$14,209,702	$40,545,770	$3,500,000	$4,879,831	$63,745,303

Cash	$—	$1,125,975	$2,507,489	$—	$—	$3,633,464
Video game terminals and equipment	—	505,743	3,009,344	—	—	3,515,087
Amusement and other equipment	472,189	59,257	204,118	419,505	300,000	1,455,069
Location contracts acquired	137,811	12,518,727	34,824,819	3,080,495	4,579,831	55,141,683

Total assets acquired	610,000	14,209,702	40,545,770	3,500,000	4,879,831	63,745,303

Fair value of net assets acquired	$610,000	$14,209,702	$40,545,770	$3,500,000	$4,879,831	$63,745,303

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Quad B

On September 1, 2018, the Company acquired certain assets of B.B.B.B. Inc. (“Quad B”), an Illinois amusement operator.

The Company acquired 61 locations that are or are expected to become operational. Quad B’s acquired assets generated revenues and net income of $89,623 and $35,646, respectively, for the period from the acquisition date of September 1, 2018, through December 31, 2018.

Skyhigh Gaming

On August 1, 2018, the Company acquired certain assets of Skyhigh Gaming, LLC (“Skyhigh”), an Illinois licensed terminal operator.

The Company initially acquired 23 locations that are or are expected to become operational.

The Company has a contingent consideration payable related to certain locations, as defined, in the acquisition agreement placed in operation during five years after the acquisition date (“the installment period”). The Company will pay Skyhigh 18.44% of the adjusted net terminal income, related to locations in operation during five years after the acquisition date. Payments will be made on a monthly basis for the first two years and every three months for the latter three years, through July 2023. The agreement also provides for a final payment upon the expiration of the installment period equal to 1.75 times the adjusted and defined net terminal income generated by the locations in the twelve-month period ending on the final payment date. The fair value of contingent consideration due as of December 31, 2018 was $4,521,624. The fair value of contingent consideration is included in the consideration payable on the consolidated balance sheet at December 31, 2018. The contingent consideration accrued is measured at fair value on a recurring basis. The maximum amount is determined based on the net terminal income for the related locations.

Skyhigh’s acquired assets generated revenues and net income of $3,857,675 and $1,059,855, respectively, for the period from the acquisition date of August 1, 2018, through December 31, 2018.

G3 Gaming

On October 16, 2018, the Company acquired certain assets of G3 Gaming, LLC (“G3”), an Illinois licensed terminal operator.

The Company initially acquired 87 locations that are or are expected to become operational.

The Company has contingent consideration payable related to locations placed in operation during the three years after the acquisition date whereby the Company will pay G3 a specified percent of the monthly terminal operator revenue less video gaming terminal fees for pending locations, recently added locations, and for a specified group of target establishments through 2022. The fair value of contingent consideration due as of December 31, 2018 was $1,026,837. The remaining contingent consideration is included in the consideration payable on the consolidated balance sheet as of December 31, 2018. The maximum amount is determined based on the net terminal income for the related locations.

G3’s acquired assets generated revenues and net income of $4,254,249 and $785,427, respectively, for the period from the acquisition date of October 16, 2018, through December 31, 2018.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Mike’s Amusements

On October 16, 2018, the Company acquired certain assets of Mike’s Amusements, Inc. (“Mike’s Amusements”), an Illinois amusement operator.

The Company initially acquired 73 locations that are or are expected to become operational. Mike’s Amusement’s acquired assets generated revenues and net income of $209,791 and $95,729, respectively, for the period from the acquisition date of October 16, 2018, through December 31, 2018.

Family Amusement

On October 31, 2018, the Company entered into an agreement to acquire certain assets of Family Amusement, Inc. (“Family Amusement”), an Illinois amusement operator. Concurrent with the agreement, the Company and Family Amusement entered into a settlement agreement to settle outstanding liabilities that arose from a previous agreement between the parties.

The Company initially acquired 139 locations that are or are expected to become operational. Family Amusement’s acquired assets generated revenues and net income of $96,402 and $57,841, respectively, for the period from the acquisition date of October 31, 2018, ending on December 31, 2018.

The Company entered into a promissory note in connection with the acquisition. The promissory note provides for three annual installments of $400,000 from 2019 through 2021, one installment of $700,000 in 2022, and one installment of $2,100,000 in 2023. The first installment was paid upon signing of the promissory note and each subsequent installment shall be paid on or before the anniversary date of the signing of the promissory note. The fair value of the consideration due as of December 31, 2018 was $3,367,831. The consideration is included in the consideration payable on the consolidated balance sheet at December 31, 2018. The Company and Family Amusement had a pre-existing relationship prior to the business acquisition. Under that pre-existing relationship the Company had route and customer acquisition costs payable to Family Amusement. As a result of the business acquisition, the pre-existing route and customer acquisition payables to Family Amusement were settled and cost and accumulated amortization of the existing Family Amusement route and customer acquisition cost assets was disposed, and a $58,921 reduction in amortization of route and customer acquisition costs and location contracts acquired was recorded.

2017 Business Acquisition

Fair Share Gaming

On July 1, 2017, the Company acquired certain assets and assumed certain liabilities of Fair Share Gaming, LLC (“Fair Share”), an Illinois licensed terminal operator.

The Company initially acquired 125 locations that are or will become operational.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the consideration paid and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash paid at closing	$48,000,225
Issuance of common stock to seller	10,793,907
Contingent stock consideration	3,675,127
Due to seller	2,054,719
Contingent consideration	594,597

Total consideration	$65,118,575

Cash	$4,925,702
Video game terminals and equipment	6,363,014
Vehicles	125,501
Amusement and other equipment	1,148,467
Location contracts acquired	52,715,890

Total assets acquired	65,278,574
Accrued expenses assumed	(159,999)

Net assets acquired	$65,118,575

The Company has a contingent consideration payable related to certain locations, as defined in the acquisition agreement, in operation one year after the acquisition date. The Company will pay Fair Share half of the Company’s share of revenue after the state taxes based on the number of locations expected to be in operation one year after the acquisition date. On the one year anniversary of the date the location goes live, monthly payments commence for a period of two years. The fair value of contingent consideration due as of December 31, 2018 and December 31, 2017 was $1,027,311 and $594,597, respectively. The remaining contingent consideration is included in the consideration payable on the consolidated balance sheets. The contingent consideration accrued is measured at fair value on a recurring basis. The maximum amount is determined based on the net terminal income for the related locations.

The purchase agreement provided for $15,000,000 of the purchase price to be paid through the issuance of Class A Common Stock in the Company. The purchase agreement allowed for an adjustment to the $15,000,000 issuance of common stock to the seller fifteen months after the date of acquisition predicated on the estimated value of the Company at September 30, 2018. The fair value of the common stock issued on the acquisition date was $10,793,907. The difference between the $15,000,000 provided for in the purchase agreement and the fair value of the common stock issued was discounted and $3,675,127 was recorded as contingent stock consideration at the acquisition date. The fair value of the contingent stock consideration was $3,914,874 at December 31, 2017. The adjustment was determined based on the difference between estimated Accel Value, as defined, at the acquisition date and actual Accel Value, as defined, as of September 30, 2018. As a result of this adjustment, 3,956 shares of Common Stock A were received back from Fair Share and placed into treasury during the year ended December 31, 2018.

Fair Share’s acquired assets generated revenues and net income of $19,032,683 and $3,287,380, respectively, for the period from the acquisition date of July 1, 2017, through December 31, 2017. Fair Share’s acquired assets generated revenues and net income of $40,783,736 and $7,044,286, respectively, for the year ended December 31, 2018.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2016 and Prior Business Acquisitions

Abraham

On June 1, 2016, the Company acquired certain assets and assumed certain liabilities of Abraham Gaming, LLC (“Abraham”), an Illinois licensed terminal operator. The Company initially acquired 138 locations that are or are expected to become operational.

The following table summarizes the consideration paid and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash paid at closing	$27,996,331
Cash held in escrow	12,000,153
Contingent consideration	190,464

Total consideration	$40,186,948

Cash	$3,911,430
Video game terminals and equipment	6,961,511
Vehicles	154,000
Amusement and other equipment	1,768,091
Land	167,793
Building	568,682
Location contracts acquired	26,663,820

Total assets acquired	40,195,327
Accrued expenses assumed	(8,379)

Net assets acquired	$40,186,948

The Company has a contingent consideration payable related to certain locations in operation two years after these locations go live. The Company will make one payment to Abraham for half of the Company’s share of revenue after the state taxes related to locations in operation within 10 business days after determining the amount owed related to the two years of operations. The fair value of contingent consideration due as of December 31, 2018 and 2017, was $206,706 and $190,464, respectively. The remaining contingent consideration is included in the consideration payable on the consolidated balance sheets. The contingent consideration accrued is measured at fair value on a recurring basis. The maximum amount is determined based on the net terminal income for the related locations.

Abraham’s acquired assets generated revenues and net income of $11,004,794 and $1,937,294, respectively, for the period from the acquisition date of June 1, 2016, through December 31, 2016. Abraham’s acquired assets generated revenues and net income of $19,850,715 and $3,494,538, respectively, for the year ended December 31, 2017. Abraham’s acquired assets generated revenues and net income of $20,822,813 and $3,665,667, respectively, for the year ended December 31, 2018.

TAV Gaming

On December 30, 2014, the Company acquired certain assets and assumed certain liabilities of TAV Gaming, Inc. (“TAV”), an Illinois licensed terminal operator.

The total purchase consideration payable to TAV is subject to earnouts based on actual locations placed in operation and the performance thereof. The Company initially acquired 32 locations that were or would become

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

operational. During 2016, seven of the locations weren’t operational per the terms of the acquisition agreement, resulting in a decrease in the fair value of consideration payable of $605,372. The Company recognized a gain on the decrease of the consideration payable included in other expenses (income) on the accompanying consolidated statements of income. Consideration payable due to TAV in relation to the acquisition was $1,425,752 and $1,771,356 at December 31, 2018 and 2017, respectively, which is included in consideration payable in the accompanying consolidated balance sheets. The Company makes monthly payments of principal and interest due through December 30, 2024.

Consideration Payable

Current and long-term portions of consideration payable consist of the following for the years ended December 31, 2018 and 2017:

	2018		2017
	Current	Long-Term	Current	Long-Term
TAV	$193,835	$1,231,917	$305,034	$1,466,322
Abraham	206,706	—	190,464	—
Fair Share	1,027,311	—	594,597	—
Family Amusement	357,095	3,010,736	261,229	—
Skyhigh	550,310	3,971,314	—	—
G3	220,626	806,211	—	—

Total	$2,555,883	$9,020,178	$1,351,324	$1,466,322

Pro Forma Results

The Company’s unaudited pro forma revenues and net income for the years ended December 31, 2018, 2017 and 2016, assuming the 2018 Quad B, Skyhigh, G3, Mike’s Amusements, and Family Amusement business acquisitions had occurred as of January 1, 2017, are presented for comparative purposes below.

	2018	2017
Revenue	$271,009,854	$201,582,252
Net income	13,670,839	13,420,061

The Company’s unaudited pro forma revenues and net income for the years ended December 31, 2017 and 2016, assuming the 2017 Fair Share business acquisition had occurred as of January 1, 2016, are presented for comparative purposes below.

	2017	2016
Revenue	$266,093,833	$173,329,965
Net income	13,114,601	8,391,568

The Company’s unaudited pro forma revenues and net income for the year ended December 31, 2016, assuming the 2016 Abraham business acquisition had occurred as of January 1, 2015, are presented for comparative purposes below.

2016
Revenue	$182,132,776
Net income	9,941,223

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

These amounts are based on available information of the revenues and expenses of the acquirees prior to the acquisition dates and are not necessarily indicative of what the revenues and expenses would have been had the acquisitions been completed on the aforementioned dates. This unaudited pro forma information does not project revenues and net income post acquisition.

Note 12. Fair Value Measurements

The following tables summarize the Company’s liabilities that are measured at fair value on a recurring basis:

		Fair Value Measurement at Reporting Date Using
	December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Contingent consideration	$6,782,478	$—	$—	$6,782,478

		Fair Value Measurement at Reporting Date Using
	December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Contingent consideration	$785,061	$—	$—	$785,061

The following table provides a roll-forward of the fair value of recurring Level 3 fair value measurements for the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
Liabilities:
Contingent consideration:
Beginning of year balance	$785,061	$190,464	$—
Issuance of contingent consideration in connection with acquisitions	5,350,564	594,597	190,464
Payment of contingent consideration	(386,820)	—	—
Additional accruals included in earnings	1,033,673	—	—

Ending balance	$6,782,478	$785,061	$190,464

Changes in the fair value of contingent consideration liabilities are classified within other expenses (income) on the accompanying consolidated statements of income.

Note 13. Employee Benefit Plans

401(k) Plan

The Company maintains a 401(k) benefit plan for all employees with at least three months of service and 21 years of age. The Company may elect to make a discretionary matching contribution to the Plan. Participants vest 20% a year after the first 2 years of employment and are fully vested after 6 years of employment according to the discretionary plan. During February 2017, the Company added an employer match of 50% of the participants’ contribution up to 5% of their compensation. Participants are fully vested after one year of employment. The Company made contributions of approximately $458,000, $237,000 and $0 in 2018, 2017 and 2016, respectively.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Incentive Compensation Plan

Included in certain employee agreements are provisions for bonuses, which are determined at the discretion of management. Bonus expense amounted to $1,840,323, $1,589,096 and $776,098 for the years ended December 31, 2018, 2017 and 2016, respectively. Accrued bonuses amounted to $1,089,134 and $935,031 at December 31, 2018 and 2017, respectively.

Note 14. Commitments and Contingencies

The Company has operating leases for office space (see discussion in Note 10).

The Company has certain earnouts in periods for future location performance related to certain business acquisitions (see discussion in Note 11).

The Company has certain employment agreements that call for salaries and potential severance upon termination.

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business, including related to employment of professional and non-compete clauses and agreements. Other than settled matters explained as follows, these actions are in various stages, and no judgments or decisions have been rendered. Management, after reviewing matters with legal counsel, believes that the outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

During 2017, the Company entered into a settlement agreement with Illinois Gold Rush, Inc. (“Illinois Gold Rush”), related to a 2013 business acquisition completed by the Company with Illinois Gold Rush. As a result of the settlement, the Company paid $3,500,000, 32,745 additional shares of Class A Common Stock were issued, 4 locations were acquired and the Company issued a stockholder note receivable of $3,267,000 based on the value of the underlying collateral. During the year ended December 31, 2018 the note receivable matured, and was settled and 46,667 shares of Class A Common Stock were placed into treasury. As a result of the settlement agreement the Company decreased its location contract asset and Common Stock A $974,540 during 2017 for the fair value of the shares outstanding prior to the settlement agreement.

During the year ended December 31, 2018, the Company entered into a settlement agreement regarding breach of contract with Family Amusements (see discussion in Note 11). Additionally during the year ended December 31, 2018, the Company entered into settlement agreements related to breach of contract and employment matters for a total of $397,000, which was recorded within general and administrative expenses on the consolidated income statement.

On July 16, 2019, Clairvest (see Note 15) commenced litigation with respect to the June 13, 2019 transaction agreement between TPG Pace Holdings Corp. and the Company (see discussion in Note 20). On August 20, 2019, Clairvest filed a request for voluntary dismissal related to such litigation.

Note 15. Stockholders’ Equity

In December 2010, pursuant to the terms of the Company’s Articles of Incorporation, the Company authorized as available for issuance the following shares and classes of no par value capital stock: i) 1.7 million shares of Class A Common Stock; ii) 1.2 million shares of Class B Common Stock; and iii) 2.4 million shares of Class C Preferred Stock. Pursuant to terms of the Company’s Articles of Incorporation, the shares of Class C Preferred Stock, as originally issued, were designated as preferred shares which included certain rights, privileges and preferences which ranked senior to those of the Class A and B Common shares.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In March 2016, the Company amended its Articles of Incorporation in order to authorize as available for issuance 1.5 million shares of Class D Preferred Stock. On March 9, 2016, pursuant to the terms of the Share Purchase Agreement by and between the Company and Clairvest Equity Partners V Limited Partnership, Clairvest Equity Partners V-A Limited Partnership and CEP V Co-Investment Limited Partnership (collectively, “Clairvest” or “the Class D Shareholder”), the Company issued 944,925 shares of Class D Preferred Stock in exchange for cash consideration. The shares of Class D Preferred Stock were issued at an initial purchase price of $34.35 per share, subject to a final adjustment as defined in the Share Purchase Agreement, such that the final purchase price would not exceed $42.65 per share. Upon determination of the final adjusted share price, the shares of Class D Preferred Stock were issued to the Class D Shareholder at a final purchase price of $42.65. In conjunction with the Class D Preferred Stock financing, the Company raised gross proceeds of $40,483,051, net of associated issuance costs totaling $892,829. The net proceeds raised from the Company’s Class D Preferred Stock issuance were used to repurchase 424,924 shares of Class C Preferred Stock, 512,396 shares of Class A Common Stock and 7,605 shares of Class B Common Stock from existing shareholders. The repurchased shares were cancelled.

In conjunction with and as a term and condition associated with the closing of the Company’s Class D Preferred Stock financing round, the Company amended the Articles of Incorporation to modify the rights, privileges and preferences associated with the Class C Preferred Stock, such that the rights, privileges and preferences associated with the Class C Preferred Stock were commensurate with the Company’s Class A Common Stock.

Pursuant to the terms of the amended Articles of Incorporation, Class C and D Preferred stockholders are not entitled to any cumulative dividends. Any such dividends declared by the Company are discretional, determined annually, and shall be distributed equally and pro rata to each then-outstanding share of Class A Common Stock, Class B Common Stock, Class C Preferred Stock and Class D Preferred Stock. The payment of dividends is restricted by the Third Amended and Restated Loan and Security Agreement. The payment of dividends is also restricted by a shareholder agreement, which provides that Clairvest must approve any dividend payments or distributions to the shareholders other than as already approved by the board of directors.

In the event of liquidation, the Company shall make distributions of its available assets in the following order of priority:

•

First, distributions shall be made to the holders of then-outstanding Class D Preferred shares in equal amounts per share until each Class D Preferred share has received an amount equal to its original purchase price of $34.35 (as adjusted for any stock splits, stock dividend, recapitalizations or similar transaction with respect to such Class D Preferred shares);

•

Second, distributions shall be made to the holders of then-outstanding Class A and Class B Common shares and Class C Preferred shares in equal amount per share, pro rata and pari passu, until each Class A Common share, Class B Common share and Class C Preferred share has received an amount equal to the Class D Preferred share original purchase price, $34.35.

•	Third, all remaining amounts shall be distributed equally and pro rata per share to each Class A Common share, Class B Common share, Class C Preferred share and Class D Preferred share.

The holders of Class A Common shares, Class C Preferred shares and Class D Preferred shares are entitled to one vote per share. The holders of Class B Common shares, however, are entitled to three votes per share. There are no associated conversion or redemption rights associated with the various classes of the Company’s authorized capital stock.

The Company from time to time repurchases shares, at its sole discretion, upon request by shareholders. Such repurchases are based on the estimated fair value of the underlying stock at each date of repurchase. Repurchased shares are held in treasury for future reissuances.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Dividend

During 2016, the Company declared and paid a cash dividend of $70,000 which was evenly distributed to the then-outstanding Class A and Class B Common shares, and Class C and Class D Preferred shares in an equal amount per share.

Warrants

On January 31, 2013, the Company issued 253,575 shares of warrants to certain individual shareholders as compensation for providing a personal guaranty for a revolving loan agreement. The warrants granted their holders the right to purchase the Company’s Class C Preferred shares at the price of $17.80 per share anytime from January 31, 2013 through January 30, 2020. The warrants were classified as an equity instrument. As of December 31, 2018 and 2017, there were 190,575 shares of warrants outstanding. During the year ended December 31, 2017, 11,500 warrants were exercised for proceeds of $204,700. During the year ended December 31, 2016, 51,500 warrants were exercised for proceeds of $916,700.

Treasury Stock

The following presents changes to the Company’s outstanding shares of capital stock, treasury shares and additional paid-in capital for the years ended December 31, 2018, 2017 and 2016:

				Treasury Shares
	Shares of Class C Preferred Stock Outstanding	Shares of Class B Common Stock Outstanding	Shares of Class A Common Stock Outstanding	Shares of Class C Preferred Stock	Shares of Class B Common Stock	Shares of Class A Common Stock	Total Cost
Balance, December 31, 2015	1,709,428	669,833	654,628	—	—	(28,150)	$(325,782)
Exercise of common stock options	—	—	64,030	—	—	28,150	325,782
Exercise of warrants	51,500	—	—	—	—	—	—
Repurchase of common and preferred stock, held in treasury	(4,600)	—	(1,001)	(4,600)	—	(1,001)	(217,225)
Issuance of preferred stock	—	—	—	—	—	—	—
Repurchase and cancellation of common and preferred stock	(424,924)	(7,605)	(512,396)	—	—	—	—

Balance, December 31, 2016	1,331,404	662,228	205,261	(4,600)	—	(1,001)	(217,225)
Exercise of common stock options	—	—	66,292	—	—	1,001	28,625
Repurchase of common stock	—	—	(1,900)	—	—	(1,900)	(123,500)
Exercise of warrants	11,500	—	—	4,600	—	—	188,600
Issuance of common stock pursuant to acquisition of a business	—	—	148,615	—	—	1,900	123,500
Issuance of note receivable and shares	—	—	32,745	—	—	—	—

Balance, December 31, 2017	1,342,904	662,228	451,013	—	—	—	—
Repurchase of common and preferred stock	(2,700)	(23,000)	(14,718)	(2,700)	(23,000)	(14,718)	(3,343,438)
Exercise of common stock options	—	—	16,573	—	—	14,718	1,178,298
Receipt of stock previously issued pursuant to acquisition into treasury	—	—	(3,956)	—	—	(3,956)	(399,279)
Settlement of note receivable issued	—	—	(46,667)	—	—	(46,667)	(3,267,600)

Balance, December 31, 2018	1,340,204	639,228	402,245	(2,700)	(23,000)	(50,623)	$(5,832,019)

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

At December 31, 2018 and 2017, the Company has reserved common and preferred stock for future issuance in relation to the following:

	2018	2017
Class C Preferred Stock warrants issued and outstanding	190,575	190,575
Common stock options issued and outstanding	222,964	239,864
Common stock options available for issuance	104,147	111,324

Common and preferred stock reserved for issuance	517,686	541,763

Note 16. Stock-based Compensation

The Company grants various types of stock-based awards including stock options. Stock compensation awards granted are valued on the date of grant and are expensed over the required service period.

Grant of Options

The Company previously adopted the 2011 Equity Incentive Plan of Accel Entertainment, Inc., and in 2016 the Company adopted the 2016 Equity Incentive Plan of Accel Entertainment, Inc., (collectively, “the Plans”). Under the Plans, the aggregate number of shares of common stock that may be issued or transferred pursuant to options or restricted stock awards under the Plans will not exceed ten percent of the outstanding shares of the Company. Options generally vest over a three to five-year period. The exercise price of stock options shall not be less than 100% of the fair market value per share of common stock on the grant date. The term of the options are a maximum of 10 years from the grant date.

The Company uses the Black-Scholes formula to estimate the fair value of its share-based payments. The volatility assumption used in the Black-Scholes formula is based on the volatility of comparable public companies. The Company determined the share price at grant date used in the Black-Scholes formula based on an internal valuation model.

The fair value assigned to each class of options is estimated on the date of grant using a Black-Scholes-based option valuation model. The expected term of the options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the unit is based on U.S. Treasury yields in effect at the time of grant.

The following assumptions were used in the option valuation model for options granted during the years ended December 31, 2018, 2017 and 2016:

	2018	2017	2016
Expected approximate volatility	35%	35%	35%
Expected dividends	None	None	None
Expected term (in years)	3 - 5	5	5 - 6
Risk-free rate	2.41% - 2.62%	1.81% - 2.18%	1.20% - 2.09%
Stock price	$75 - $90	$58 - $70	$40 - $50

A summary of the options granted and the range in vesting periods based on specific provisions within the option agreements during the years ended December 31, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
Options granted	6,300	35,650	107,586
Vesting period (in years)	3 - 5	5	5 - 6

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of the status of the Company’s outstanding options as of December 31, 2018, 2017 and 2016, and changes during the years then ended is presented below.

Outstanding options	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Outstanding at January 1, 2016	222,350	$8.66	$21.61
Granted	107,586	13.50	40.60
Exercised	(64,030)	9.73	19.50
Forfeited/expired	(3,350)	8.58	13.05

Outstanding at December 31, 2016	262,556	10.38	30.01
Granted	35,650	21.77	63.96
Exercised	(50,442)	10.20	27.80
Forfeited/expired	(7,900)	16.49	46.96

Outstanding at December 31, 2017	239,864	11.93	34.94
Granted	6,300	29.73	87.62
Exercised	(16,560)	6.96	19.71
Forfeited/expired	(6,640)	17.62	50.86

Outstanding at December 31, 2018	222,964	12.57	37.07

A summary of the status of the Company’s nonvested options as of December 31, 2018, 2017 and 2016, and changes during the years then ended is presented below:

Nonvested options	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2016	160,297	$7.88
Granted	107,586	13.50
Vested	(54,393)	9.22
Forfeited	(1,770)	7.33

Nonvested at December 31, 2016	211,720	10.29
Granted	35,650	21.77
Vested	(80,319)	10.34
Forfeited	(7,900)	16.49

Nonvested at December 31, 2017	159,151	12.51
Granted	6,300	29.73
Vested	(60,093)	10.60
Forfeited	(5,897)	18.44

Nonvested at December 31, 2018	99,461	14.13

Total stock option compensation expense recognized during the years ended December 31, 2018, 2017 and 2016, was $452,916, $804,355 and $821,804, respectively. As of December 31, 2018 and 2017, a total of 66,159 and 75,149 Series A common options with a weighted-average remaining contractual term of 3.2 and 2.7 years, respectively, granted to key employees were vested. The fair value of Series A options that vested through 2018, 2017 and 2016 was $636,986, $830,498, and $501,503, respectively. As of December 31, 2018 and 2017, there was approximately $925,000 and $1,769,000, respectively, of unrecognized compensation expense related to time-vesting awards, which is expected to be recognized through 2021. As of December 31, 2018 and 2017, the

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

weighted-average exercise price of the non-vested awards was $43.38 and $40.27, respectively. As of December 31, 2018 and 2017, the weighted-average remaining contractual term of the vested awards was 3.2 and 2.7 years, respectively. As of December 31, 2018 and 2017, the weighted-average remaining contractual term of the outstanding awards was 2.8 and 3.4 years, respectively. The total intrinsic value of options that were exercised during the years ended December 31, 2018, 2017 and 2016 was approximately $4,362,000, $1,672,000 and $1,285,000, respectively.

Note 17. Income Taxes

The Company recognized income tax expense of $4,422,415, $1,753,781 and $3,486,488 during the years ended December 31, 2018, 2017 and 2016, respectively. The provision for income taxes for the years ended December 31, 2018, 2017 and 2016 consists of the following:

	2018	2017	2016
Current provision
Federal	$(99,550)	$172,543	$276,260
State	221,548	62,362	18,349

Total current provision	121,998	234,905	294,609

Deferred provision
Federal	3,256,484	954,659	2,830,408
State	1,043,933	564,217	361,471

Total deferred provision	4,300,417	1,518,876	3,191,879

Total provision for income taxes	$4,422,415	$1,753,781	$3,486,488

A reconciliation of the “expected” income taxes computed by applying the federal statutory income tax rate to the total provision is as follows:

	2018	2017	2016
Computed “expected” tax expense	$3,197,267	$3,421,931	$2,853,133
Increase (decrease) in income taxes resulting from:
State income taxes	1,218,957	1,678	422,181
Net operating loss	—	—	68,246
Valuation allowance	—	—	(12,572)
Permanent items	(264,232)	190,139	127,845
Enacted rate change	—	(1,754,634)	—
Other	270,423	(105,333)	27,655

Total provision for income taxes	$4,422,415	$1,753,781	$3,486,488

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act tax reform legislation. This legislation makes significant changes in U.S. tax law including reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from 35% to 21%. As a result of the enacted law, the Company revalued deferred tax assets and liabilities at the new rate. This revaluation resulted in a benefit of $1,754,634 to 2017 income tax expense in continuing operations and a corresponding reduction in the deferred tax liability. The other provisions of the Tax Cuts and Jobs Act did not have a material impact on the consolidated financial statements.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows at December 31, 2018 and 2017:

	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$4,192,203	$4,045,830
Location contracts acquired	1,886,620	968,386
Other	1,031,745	708,761

	7,110,568	5,722,977

Deferred tax liabilities:
Property and equipment	16,005,650	10,317,642

	16,005,650	10,317,642

	$(8,895,082)	$(4,594,665)

In assessing the ability of the deferred tax assets to be realized, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing the net future deductible amounts become deductible.

The following table summarizes carryforwards of net operating losses as of December 31, 2018 and 2017:

	2018		2017
	Amount	Expiration	Amount	Expiration
Federal net operating losses	$17,942,049	2031 - 2038	$19,265,856	2031 - 2038
State net operating losses	5,654,537	2023 - 2030	—

The Company also has credit carryforwards of approximately $346,000 and $344,000 for the years ended December 31, 2018 and 2017, which are expected to be fully utilized in 2021.

Note 18. Related-Party Transactions

During the years ended December 31, 2018 and 2017, the Company enteresnd into stock buy-back and cashless option conversion transactions in exchange for non-recourse stockholder notes for certain officers and employees of the Company. As of December 31, 2018 and 2017, stockholder notes receivable balance was $1,462,779 and $231,400 respectively. The notes mature at various dates through October 2023 and bear interest at rates from 3% to 5%. These notes are accounted for as outstanding options until the notes are repaid.

During the year ended December 31, 2017, the Company entered into a settlement agreement with Illinois Gold Rush, related to a 2013 business acquisition completed by the Company with Illinois Gold Rush. As a result of the settlement, the Company issued a stockholder note receivable of $3,267,600 based on the value of the underlying shares of Class A Common Stock pledged as collateral, which was recorded as notes receivable, stockholders on the consolidated balance sheet at December 31, 2017. During the year ended December 31, 2018 the note receivable matured, and was settled.

At December 31, 2018 and December 31, 2017, an officer and shareholder owes the Company $502,894 and $352,694, respectively, for federal taxes paid by the Company on the shareholder’s behalf. This balance is recorded within other current assets on the consolidated balance sheets.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Subsequent to the Fair Share and G3 acquisitions, the sellers became employees of the Company. Consideration payable to the Fair Share seller was $1,027,311 and $594,597 as of December 31, 2018 and 2017. There were no payments of consideration payable under the acquisition agreement during the years ended December 31, 2018 or 2017. Consideration payable to the G3 sellers was $1,026,837 as of December 31, 2018, and there were no payments of consideration payable under the acquisition agreement during the year ended December 31, 2018. Subsequent to the Fair Share acquisition, the seller of Fair Share joined the Company’s Board of Directors.

The Company engaged Much Shelist, P.C. (“Much Shelist”), as its legal counsel for general legal and business matters. An attorney at Much Shelist is a related party to management of the Company. For the years ending December 31, 2018, 2017 and 2016, Accel has paid Much Shelist $304,246, $632,179, and $456,575, respectively, which are included in general and administrative expenses within the consolidated statements of income.

Note 19. Earnings Per Share

As of December 31, 2018, the Company has Class A Common shares, Class B Common shares, Class C Preferred shares and Class D Preferred shares outstanding. According to the Articles of Incorporation amended in March 2016, all four classes of shares have the same rights to the Company’s earnings. None of the shares have any prior or senior rights to dividends to other shares.

Basic earnings per share (“EPS”) is computed based on the weighted average number of shares of Class A, Class B, Class C and Class D shares outstanding during the period. Diluted EPS is computed based on the weighted average number of shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and stockholder notes receivable for Class A Common shares and warrants for Class C Preferred shares.

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of basic and diluted EPS were as follows:

	2018	2017	2016
Net income	$10,802,664	$8,310,721	$4,905,080
Net income attributable to preferred shareholders	7,369,580	5,787,979	3,253,604

Net income attributable to common shareholders	$3,433,084	$2,522,742	$1,651,476

Weighted average outstanding shares of Class A Common shares	411,263	332,416	535,730
Weighted average outstanding shares of Class B Common shares	654,099	662,228	667,479
Weighted average outstanding shares of Class C Preferred shares	1,342,019	1,337,107	1,601,580
Weighted average outstanding shares of Class D Preferred shares	944,925	944,925	768,884

Total shares for basic EPS	3,352,306	3,276,676	3,573,673

Dilutive Shares
Dilutive effect of stock-based awards for Class A Common shares	93,377	38,703	49,564
Dilutive effect of stockholder notes receivable for Class A Common shares	23,678	3,085	—
Dilutive effect of warrants for Class C Preferred shares	148,264	137,775	133,247
Weighted average outstanding shares of Class A Common shares	528,318	374,204	585,294
Weighted average outstanding shares of Class B Common shares	654,099	662,228	667,479
Weighted average outstanding shares of Class C Preferred shares	1,490,283	1,474,882	1,734,827
Weighted average outstanding shares of Class D Preferred shares	944,925	944,925	768,884

Total shares for dilutive EPS	3,617,625	3,456,239	3,756,484

Basic earnings per share:
Class A Common	$3.22	$2.54	$1.37
Class B Common	3.22	2.54	1.37
Class C Preferred	3.22	2.54	1.37
Class D Preferred	3.22	2.54	1.37

Diluted earnings per share:
Class A Common	$2.99	$2.40	$1.31
Class B Common	2.99	2.40	1.31
Class C Preferred	2.99	2.40	1.31
Class D Preferred	2.99	2.40	1.31

Anti-dilutive stock-based awards excluded from the calculations of diluted EPS were 25,550, 36,650, and 157,500 shares of stock options for the years ended December 31, 2018, 2017 and 2016, respectively.

Note 20. Subsequent Events

On June 13, 2019, TPG Pace Holdings Corp. (“Pace”) and the Company entered into an agreement (“the transaction agreement”) to acquire all of the issued and outstanding shares of common stock and preferred stock of the Company. The transaction agreement provides for consideration comprised of cash consideration equal to $177 per share for shareholders who make a cash election, as defined, and common stock in Pace for shareholders who do not make a cash election, depending on the number of shares for which a cash election is made.

On July 19, 2019, the Company entered into an agreement to purchase up to $30,000,000 in convertible promissory notes that bear interest at 3% per annum from another terminal operator. The notes mature six months

Accel Entertainment, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

following the satisfaction of certain conditions. At closing, the Company purchased a $5,000,000 note. The Company may elect to purchase another $25,000,000 note no later than October 12, 2019, and, upon purchase, would have the option of converting the notes to common stock of the terminal operator prior to the maturity date.

During 2019, the Company formed Accel Entertainment Gaming (PA), LLC for the purpose of applying to be a terminal operator in the Commonwealth of Pennsylvania and received a conditional gaming license to operate in May 2019.

Governor Pritzker signed the Illinois Gambling Act into law on June 28, 2019. The new gaming legislation led to changes in taxes that are imposed on licensees. The current tax rate imposed on video gaming terminals’ (“VGTs”) net terminal income is 30%. Beginning on July 1, 2019, an additional 3% tax will be imposed on a VGT’s net terminal income (for a total of 33%). Additionally, beginning on July 1, 2020, an additional 1% tax shall be imposed on a VGT’s net terminal income (for a total of 34%). The splits of revenue between the licensed terminal operator and licensed video gaming location will remain the same, with the obligation of the increased tax shared by both parties. With the new legislation any licensed video gaming location, subject to local municipal ordinances and approval, may now operate up to six (6) VGTs. This is an increase from the previous limit of up to five (5) VGTs per location. In addition, the new gaming legislation created an additional category of licensed establishments: Licensed Large Truck Stop Establishments, which will be allowed to operate up to ten (10) VGTs. A licensed large truck stop establishment is required to possess all the same characteristics as a traditional licensed truck stop establishment. Prior to these legislative changes, Illinois Gaming Board (“IGB”) agents were required to be physically present when any services were performed on a VGT. Once IGB rules related to this provision are enacted, the new legislation will permit the performance of certain repairs and modifications without the physical presence of an IGB agent, allowing the Company to more quickly complete repairs and modifications, which may decrease downtime and increase expected earnings. The max betting limit on VGTs will be increased to $4 (previously $2). The maximum cash award is also increased to $1,199 (previously $500). The legislation also creates “In-Location Bonus Jackpots,” which will allow wagers placed on one or more VGTs at a single licensed establishment to contribute to a cumulative maximum jackpot of up to $10,000. The IGB will need to adopt rules to implement these jackpots before they will be seen at locations.

On July 2, 2019 Illinois Gaming Investors, LLC filed a lawsuit against the Company. The lawsuit alleges that a current employee of the Company violated his non-competition agreement with Illinois Gaming Investors, LLC, and together with the Company, wrongfully solicited prohibited licensed video gaming locations. The lawsuit on its face seeks damages of $10,000,000. The Company is in the process of defending this lawsuit, and has not accrued any amounts as losses related to this suit are not probable or reasonably estimable.

On August 22, 2019, the Company entered into the First Amendment to Third Amended and Restated Loan and Security Agreement, which allowed for the contract draw loan availability to increase from $90,000,000 to $170,000,000. This amendment also included changes to borrowing base restrictions, as well as covenant definitions and calculations.

On August 26, 2019, the Company entered into an agreement to acquire all issued and outstanding membership interests in Grand River Jackpot, LLC (“Grand River”), a terminal operator licensed by the State of Illinois Gaming Board. Grand River operates approximately 1,893 video gaming terminals across 451 locations in the State of Illinois. The acquisition is expected to close by the end of September 2019, and the estimated aggregate purchase price of approximately $100,000,000 will be funded through the Company’s existing credit facilities.

Grand River Jackpot, LLC and Subsidiary

Consolidated Balance Sheets

June 30, 2019 and December 31 2018

	(Unaudited) June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$10,634,920	$9,830,118
Receivables	79,693	185,843
Inventories	326,961	271,928
Prepaid expenses and other assets	380,837	458,989

Total current assets	11,422,411	10,746,878

Property and equipment:
Land and land improvements	74,737	86,237
Building and building improvements	901,774	1,005,274
Furniture and equipment	45,754,866	42,994,883
Vehicles	1,583,539	1,458,235

	48,314,916	45,544,629
Less accumulated depreciation	37,671,249	35,498,475

Net property and equipment	10,643,667	10,046,154

Intangible contract rights and noncompete agreements, net of accumulated amortization	2,612,417	3,245,037

	$24,678,495	$24,038,069

Liabilities and Members’ (Deficit)
Current liabilities:
Current maturities of long-term debt	$548,480	$1,500,000
Current maturities of long-term debt for intangible contract rights	46,168	112,822
Accounts payable	1,964,097	1,152,674
Related party accounts payable	608,961	509,313
Accrued expenses	2,970,166	2,537,855

Total current liabilities	6,137,872	5,812,664

Long-term debt, less current maturities, net	48,603,418	48,042,818
Long-term debt for intangible contract rights, less current maturities	108,825	108,825
Other long-term related party payable	4,980,362	4,594,768

	53,692,605	52,746,411

Commitments and contingencies (Note 6)
Members’ (deficit)	(35,151,982)	(34,521,006)

	$24,678,495	$24,038,069

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statements of Operations (Unaudited)

Six-Months Ended June 30, 2019 and 2018

	2019	2018
Net revenue:
Gaming—video gaming terminals	$29,458,013	$27,898,382
Amusement	357,809	348,476
ATM fee income	436,637	382,971

	30,252,459	28,629,829

Expenses:
Salaries and wages	2,235,919	2,019,813
Payroll taxes	183,400	163,612
Employee benefits	218,082	253,429

Personnel costs	2,637,401	2,436,854

Earnout commissions	725,973	909,063
Gaming taxes	8,837,492	8,369,603
Video gaming terminal fees	10,482,079	9,909,649
Amusement	33,322	26,121
Supplies	115,667	110,152
Advertising	171,882	108,821
Contractual services	201,382	224,372
Taxes and license fees	64,037	65,953
Auto fuel and licenses	116,468	121,122
Travel	47,465	35,158
Repairs and maintenance	413,928	300,787
Rent	10,818	6,818
Insurance	156,234	134,421
Utilities and telephone	324,916	317,115
Legal and professional fees	293,895	179,135
Related party management service fee	99,648	99,648
Amortization of intangible assets	916,566	1,246,615
Depreciation	2,297,421	3,664,724
Gain on sale of property and equipment	(62,335)	(731)
Other	52,236	52,468

Other operating expenses	25,299,094	25,881,014

Operating income	2,315,964	311,961

Other (expense):
Amortization of debt issuance costs	(60,600)	(60,600)
Interest	(2,886,340)	(2,777,516)

	(2,946,940)	(2,838,116)

Net (loss)	$(630,976)	$(2,526,155)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statements of Members’ (Deficit) (Unaudited)

Six-Months Ended June 30, 2019 and 2018

Balance, December 31, 2017	$(30,128,790)
Net (loss)	(2,526,155)

Balance, June 30, 2018	$(32,654,945)

Balance, December 31, 2018	$(34,521,006)
Net (loss)	(630,976)

Balance, June 30, 2019	$(35,151,982)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

Six-Months Ended June 30, 2019 and 2018

	2019	2018
Cash flows from operating activities:
Net loss	$(630,976)	$(2,526,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,297,421	3,664,724
Amortization	977,166	1,307,215
(Gain) on sale of property and equipment	(62,335)	(731)
Changes in working capital components:
Receivables	106,150	15,056
Inventories and prepaid expenses	23,119	124,077
Accounts and related party payables and accrued expenses	583,932	(82,665)
Long-term payable for related party earnout	385,594	563,852

Net cash provided by operating activities	3,680,071	3,065,373

Cash flows from investing activities:
Purchase of property and equipment	(2,107,792)	(1,279,273)
Proceeds from sales of property and equipment	34,643	21,409
Purchase of intangible contract rights	(283,946)	(203,613)

Net cash used in investing activities	(2,357,095)	(1,461,477)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	500,000	500,000
Principal payments on long-term debt	(1,018,174)	(1,326,070)

Net cash used in financing activities	(518,174)	(826,070)

Net increase in cash	804,802	777,826
Cash:
Beginning	9,830,118	9,372,403

Ending	$10,634,920	$10,150,229

Supplemental disclosure of cash flow information, cash paid for interest	$2,951,033	$2,777,216

Supplemental disclosure of noncash investing and financing activities, accounts payable incurred for purchases of property and equipment	$1,425,586	$3,945

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: Grand River Jackpot, LLC (Company) is a limited liability company formed under the laws of the state of Illinois. The purpose of the Company is to operate and invest in entities that operate video gaming terminals (VGTs) within the state of Illinois. The state of Illinois legalized the use of video gaming terminals at licensed locations including bars, restaurants, truck stops and fraternal and veterans’ organizations in July 2009.

Grand River Jackpot, LLC owns 100% of the membership interest in Grand River Amusements, LLC. The purpose of Grand River Amusements, LLC is to operate an amusement company in Illinois.

GRE-Illinois, LLC (GRE-IL) was formed in March 2010 and owns an 80% interest in the Company with the minority interest of 20% owned by Grand Enterprises, LLC.

GRE Funding Company, LLC (Fund Co.) was formed in 2016 and owns 100% of the membership interest in GRE-IL. Great River Entertainment, LLC (GRE) owns 100% of the membership interest in Fund Co.

Significant accounting policies:

Principles of consolidation: The Company’s consolidated financial statements include its subsidiary, Grand River Amusements, LLC. All material intercompany accounts and transactions have been eliminated.

Basis of presentation: The consolidated interim financial statements for June 30, 2019 and 2018, are unaudited, and in the opinion of management, contain all adjustments necessary for a fair presentation of the consolidated interim financial statements. Such adjustments consist solely of normal recurring items. Interim results are not necessarily indicative of results for a full year or any subsequent interim period. The consolidated interim financial statements and notes are prepared in accordance with accounting principles generally accepted in U.S. GAAP and do not contain certain information included in the annual consolidated financial statements and accompanying notes of the Company. These consolidated interim financial statements should be read in conjunction with the annual financial statements and accompanying notes for the year ended December 31, 2018.

Accounting estimates: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the estimated useful lives of property and equipment and intangible contract rights.

Concentration of credit risk: The Company maintains cash deposit accounts at financial institutions, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property and equipment: Property and equipment is stated at cost. Depreciation is computed using straight-line methods based on estimated useful lives which range from 3 to 40 years.

Intangible contract rights and noncompete agreements: Intangible contract rights allow the Company exclusive rights to place video gaming machines (VGTs) in licensed establishments. Contract rights are being amortized using the straight-line method over the terms of the contracts. Contract terms currently range from 1 to 10 years. The majority of noncompete agreements are being amortized using the same method and terms as the intangible contract rights.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

The Company evaluates its intangible contract rights and noncompete agreements for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. This analysis is performed by comparing carrying values of these assets to the current and expected future undiscounted cash flows expected to be generated by these assets. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. If such analysis indicates the carrying value of these assets is not recoverable and the fair value of the assets is less than their carrying value, the assets will be written down to their estimated fair value in the period in which this determination is made. The Company completed an evaluation of these assets for the six months ended June 30, 2019 and 2018 and determined there was no impairment of their carrying value.

Minority member earnout commissions: Under the Amended and Restated Operating Agreement dated October 31, 2016 the minority member is entitled to earnout commissions ranging from 1 to 10.5% of the gross revenue from video gaming terminals operated by the Company related to locations contributed by the minority member up to a maximum of $162,500 per quarter with any excess carried forward to quarters for which actual calculations do not exceed the maximum. The total earnout commissions expense under this agreement was $325,000 for both of the six months ended June 30, 2019 and 2018.

Deferred financing fees: Deferred financing fees represent the Company’s share of lender fees, professional fees and closing costs incurred by Fund Co. when Fund Co. refinanced their Senior Debt in October 2016. The Company’s share of these costs was determined based on the percent of proceeds from Senior Debt they received from Fund Co. to pay off the Company’s first and second lien credit agreements. These costs are netted with long-term debt and are being amortized over the terms of that agreement using the straight-line method.

Long-term related party payable: As part of the Amended and Restated Operating Agreement, the majority member (GRE-Illinois, LLC) is entitled to earnout commissions of 10.5% of gross revenue from video gaming terminals operated by the Company related to locations obtained through one asset purchase agreement. Total earnout commissions accrued as of June 30, 2019 and December 31, 2018 were $4,505,875 and $4,205,181, respectively, plus accrued interest at a rate of 4% of $474,487 and $389,587, respectively. Total earnout commissions expense under this agreement for the six months ended June 30, 2019 and 2018 was $300,694 and $494,899, respectively, and related interest expense was $84,900 and $68,953, respectively. As the Company’s former and current credit agreements have restrictions for payments to the majority member, the entire balance is shown as other long term related party payable on the consolidated balance sheet as of June 30, 2019 and December 31, 2018.

Revenue recognition: In accordance with gaming industry practice, gaming revenue from video gaming terminals is recognized as the net win from gaming activities, which is the difference between gaming wins and losses. Revenue from amusement and vending business are recognized at the time the related sale is made.

Advertising costs: Advertising costs are expensed as incurred. Total advertising costs expensed for the six months ended June 30, 2019 and 2018 were approximately $172,000 and $109,000, respectively.

Sales and W2G taxes: Taxes collected from customers and remitted to government agencies for specific revenue-producing transactions are recorded net with no effect on the consolidated statement of operations.

Income taxes: The Company has elected to be taxed as a limited liability company, which provides in lieu of corporation income taxes, the members separately account for their proportionate share of the Company’s income, deductions, losses and credits. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Management evaluated the Company’s tax positions and concluded the Company had taken no uncertain tax positions that require adjustment to the financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal or state tax authorities for years before 2015.

Recent accounting guidance: In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance, including industry specific guidance, when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company will adopt the new guidance using the retrospective with cumulative effect transition method and apply the adjustment to the opening balance of retained earnings. The Company does not expect this adjustment to be material to the financial statements as a whole and is currently evaluating the impact of the new guidance on its financial statement disclosures.

Note 2.	Intangibles

Intangible assets consist of the following:

	June 30, 2019	December 31, 2018
Contract rights and noncompete agreements	$18,824,564	$18,540,618
Less accumulated amortization	(16,212,147)	(15,295,581)

Balance	$2,612,417	$3,245,037

The amortization expense for the six-months ended June 30, 2019 and 2018 were $916,566 and $1,246,615, respectively.

Estimated future amortization expense is as follows:

Six months ending December 31, 2019	$965,655
Years ending December 31:
2020	855,784
2021	253,301
2022	118,564
2023	104,330
Thereafter	314,783

$2,612,417

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 3.	Long-Term Borrowings and Pledged Assets

Long-term debt as of December 31, 2018 and June 30, 2019 consists of the following:

	June 30, 2019	December 31, 2018
Related party financing agreement (A)	$49,434,700	$49,886,220
Less deferred financing fees	(282,802)	(343,402)
Less current maturities	(548,480)	(1,500,000)

	$48,603,418	$48,042,818

(A)

The Company entered into a loan and security agreement with Fund Co. on October 31, 2016 under which they received proceeds of approximately $53,680,000. The principal and interest payments due on this agreement total $7,500,000 per year provided that such amount will be increased so that the minimum principal paid is not less than $1,500,000. Interest on the outstanding balance is variable and is at one-month LIBOR plus an applicable margin based on the current rates being charged on the Senior Debt. The actual rates as of June 30, 2019 and December 31, 2018 were 11.15% and 11.27%, respectively. Total interest paid on related party debt was approximately $2,798,000 and $2,700,000 for the six months ended of June 30, 2019 and June 30, 2018, respectively. The remaining outstanding balance plus any accrued interest is due on October 31, 2021.

The Company’s assets are pledged on the Senior Debt of Fund Co. and the Company is also listed as a guarantor along with Fund Co. and Fund Co.’s other subsidiaries. The outstanding balance of the Senior Debt of Fund Co. was $87,050,000 and $90,550,000 as of June 30, 2019 and December 31, 2018, respectively.

The scheduled maturities of long-term debt are as follows:

Six months ending December 31, 2019	$548,480
Years ending December 31:
2020	1,500,000
2021	47,386,220

$49,434,700

Note 4.	State Gaming Taxes and Video Gaming Terminal Fees

In accordance with the Illinois Video Gaming Act, the Company pays state gaming taxes equal to 30% on net terminal income and an administrative fee, which was 0.7275% and increased to 0.8513% in July 2018, to a third-party. The net remaining terminal income is split 50/50 between the Licensed Terminal Operator (the Company) and the Licensed Video Gaming Location. The total state gaming taxes incurred by the Company were approximately $8,837,000 and $8,370,000 for the six months ended June 30, 2019 and 2018, respectively. Total administrative fees were approximately $125,000 and $101,000 and total amounts paid to Licensed Locations were approximately $10,310,000 and $9,764,000 for the six months ended June 30, 2019 and 2018, respectively. These fees are included with video gaming terminal fees on the statements of operations for the six months ended June 30, 2019 and 2018.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

Note 5.	Employee Benefits

Retirement plan: GRE sponsors a qualified 401(k) profit sharing plan covering eligible employees of GRE and its subsidiaries. The Plan allows employee deferral contributions and also provides discretionary matching contributions equal to a percentage of employee deferral contributions and a discretionary nonelective contribution. The Company’s matching contributions totaled approximately $57,000 and $50,000 for the six months ended June 30, 2019 and 2018, respectively. There were no discretionary nonelective contributions for the six months ended June 30, 2019 and 2018.

Health insurance: As of January 1, 2018, GRE adopted a qualified employee health insurance plan covering all eligible employees of GRE and its subsidiaries. The plan, which is self-funded, requires contributions from the Company and its eligible employees and their dependents. Any unpaid claims or incurred but not reported claims are liabilities of GRE. Total contributions paid to GRE by the Company for the six months ended June 30, 2019 and 2018 were approximately $155,000 and $200,000, respectively.

The Company remits monthly contributions for health insurance to GRE and GRE pays the insurance claims.

Note 6.	Contingencies

The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, in consultation with its legal counsel, the ultimate disposition of these matters will fall within the limits of insurance and/or will not have a material effect on the Company’s future financial position or results of operations.

Note 7.	Subsequent Events

On July 1, 2019 the Company borrowed $1,000,000 from Fund Co. In addition, effective July 1, 2019, the Illinois Gaming Board imposed an additional tax of 3% on net terminal income.

On August 26, 2019, GRE, GRE-IL and the Company entered into a purchase agreement with an unrelated third party to sell their membership interests in the Company for $109,500,000. GRE-IL received proceeds of approximately $100,000,000 upon the closing of the sale on September 16, 2019.

On August 26, 2019, GRE-IL and Grand Enterprises, LLC entered into an agreement whereby GRE-IL would purchase Grand Enterprises, LLC’s 20% membership interest in the Company contingent upon the sale of the Company to an unrelated third party.

The Company has evaluated all subsequent events through September 26, 2019, the date on which the financial statements were available to be issued.

Independent Auditor’s Report

Board of Directors and Members

Grand River Jackpot, LLC

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Grand River Jackpot, LLC and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2018, the related consolidated statements of operations, members’ (deficit) and cash flows for the year then ended, and the related notes to consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grand River Jackpot, LLC and Subsidiary as of December 31, 2018, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Davenport, Iowa

March 28, 2019

Grand River Jackpot, LLC and Subsidiary

Consolidated Balance Sheet

December 31, 2018

Assets
Current assets:
Cash	$9,830,118
Receivables	185,843
Inventories	271,928
Prepaid expenses and other assets	458,989

Total current assets	10,746,878

Property and equipment:
Land and land improvements	86,237
Building and building improvements	1,005,274
Furniture and equipment	42,994,883
Vehicles	1,458,235

45,544,629
Less accumulated depreciation	35,498,475

Net property and equipment	10,046,154

Intangible contract rights and noncompete agreements, net of accumulated amortization	3,245,037

$24,038,069

Liabilities and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$1,500,000
Current maturities of long-term debt for intangible contract rights	112,822
Accounts payable	1,152,674
Related party accounts payable	509,313
Accrued expenses	2,537,855

Total current liabilities	5,812,664

Long-term debt, less current maturities	48,042,818
Long-term debt for intangible contract rights, less current maturities	108,825
Other long-term related party payable	4,594,768

52,746,411

Commitments and contingencies (Note 6)
Members’ deficit	(34,521,006)

$24,038,069

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statement of Operations

Year Ended December 31, 2018

Net revenue:
Gaming—video gaming terminals	$54,754,771
Amusement	665,139
ATM fee income	769,753

56,189,663

Expenses:
Salaries and wages	4,205,769
Payroll taxes	327,267
Employee benefits	451,764

Personnel costs	4,984,800

Earnout commissions	1,762,901
Gaming taxes	16,426,612
Video gaming terminal fees	19,478,481
Amusement	46,630
Supplies	211,498
Advertising	247,317
Contractual services	439,867
Taxes and license fees	100,869
Auto fuel and licenses	254,180
Travel	70,922
Repairs and maintenance	713,075
Rent	15,636
Insurance	269,791
Utilities and telephone	636,284
Legal and professional fees	559,367
Related party management service fee	199,296
Amortization of intangible assets	2,102,017
Depreciation	6,354,531
Gain on sale of property and equipment	(63,478)
Other	102,794

Other operating expenses	49,928,590

Operating income	1,276,273

Other (expense):
Amortization of debt issuance costs	(121,200)
Interest	(5,547,289)

(5,668,489)

Net loss	$(4,392,216)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statement of Members’ Deficit

Year Ended December 31, 2018

Balance, December 31, 2017	$(30,128,790)
Net loss	(4,392,216)

Balance, December 31, 2018	$(34,521,006)

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Consolidated Statement of Cash Flows

Year Ended December 31, 2018

Cash flows from operating activities:
Net loss	$(4,392,216)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,354,531
Amortization	2,223,217
Gain on sale of property and equipment	(63,478)
Changes in working capital components:
Receivables	(110,342)
Inventories and prepaid expenses	9,584
Accounts and related party payables and accrued expenses	562,374
Long-term payable for related party earnout	1,083,803

Net cash provided by operating activities	5,667,473

Cash flows from investing activities:
Purchase of property and equipment	(2,647,926)
Proceeds from sales of property and equipment	95,286
Purchase of intangible contract rights	(672,980)

Net cash used in investing activities	(3,225,620)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt	500,000
Principal payments on long-term debt	(2,484,138)

Net cash used in financing activities	(1,984,138)

Net increase in cash	457,715
Cash:
Beginning	9,372,403

Ending	$9,830,118

Supplemental disclosure of cash flow information, cash paid for interest	$5,620,410

Supplemental disclosures of noncash investing and financing activities:
Accounts payable incurred for purchases of property and equipment	$666,136

Writeoff of intangible asset and related debt	$392,000

See notes to consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: Grand River Jackpot, LLC (Company) is a limited liability company formed under the laws of the state of Illinois. The purpose of the Company is to operate and invest in entities that operate video gaming terminals (VGTs) within the state of Illinois. The state of Illinois legalized the use of video gaming terminals at licensed locations including bars, restaurants, truck stops and fraternal and veterans’ organizations in July 2009.

Grand River Jackpot, LLC owns 100% of the membership interest in Grand River Amusements, LLC. The purpose of Grand River Amusements, LLC is to operate an amusement company in Illinois.

GRE-Illinois, LLC (GRE-IL) was formed in March 2010 and owns an 80% interest in the Company with the minority interest of 20% owned by Grand Enterprises, LLC.

GRE Funding Company, LLC (Fund Co.) was formed in 2016 and owns 100% of the membership interest in GRE-IL. Great River Entertainment, LLC (GRE) owns 100% of the membership interest in Fund Co.

Significant accounting policies:

Principles of consolidation: The Company’s consolidated financial statements include its subsidiary, Grand River Amusements, LLC. All material intercompany accounts and transactions have been eliminated.

Accounting estimates: The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the estimated useful lives of property and equipment and intangible contract rights.

Concentration of credit risk: The Company maintains cash deposit accounts at financial institutions, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Property and equipment: Property and equipment is stated at cost. Depreciation is computed using straight-line methods based on estimated useful lives which range from 3 to 40 years.

Intangible contract rights and noncompete agreements: Intangible contract rights allow the Company exclusive rights to place video gaming machines (VGTs) in licensed establishments. Contract rights are being amortized using the straight-line method over the terms of the contracts. Contract terms currently range from 1 to 10 years. The majority of noncompete agreements are being amortized using the same method and terms as the intangible contract rights.

The Company evaluates its intangible contract rights and noncompete agreements for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. This analysis is performed by comparing carrying values of these assets to the current and expected future undiscounted cash flows expected to be generated by these assets. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. If such analysis indicates the carrying value of these assets is not recoverable and the fair value of the assets is less than their carrying value, the assets will be written down to their estimated fair value in the period in which this determination is made. The Company completed an evaluation of these assets for the year ended December 31, 2018 and determined there was no impairment of their carrying value.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Minority member earnout commissions: Under the Amended and Restated Operating Agreement dated October 31, 2016 the minority member is entitled to earnout commissions ranging from 1 to 10.5% of the gross revenue from video gaming terminals operated by the Company related to locations contributed by the minority member up to a maximum of $162,500 per quarter with any excess carried forward to quarters for which actual calculations do not exceed the maximum. The total earnout commissions expense under this agreement was $650,000 for the year ended December 31, 2018.

Deferred financing fees: Deferred financing fees represent the Company’s share of lender fees, professional fees and closing costs incurred by Fund Co. when Fund Co. refinanced their Senior Debt in October 2016. The Company’s share of these costs was determined based on the percent of proceeds from Senior Debt they received from Fund Co. to pay off the Company’s first and second lien credit agreements. These costs are netted with long-term debt and are being amortized over the terms of that agreement using the straight-line method.

Long-term related party payable: As part of the Amended and Restated Operating Agreement, the majority member (GRE-Illinois, LLC) is entitled to earnout commissions of 10.5% of gross revenue from video gaming terminals operated by the Company related to locations obtained through one asset purchase agreement. Total earnout commissions accrued as of December 31, 2018 was $4,205,181, plus accrued interest at a rate of 4% of $389,587. Total earnout commissions expense under this agreement for the year ended December 31, 2018 was $935,233, and related interest expense was $148,570. As the Company’s former and current credit agreements have restrictions for payments to the majority member, the entire balance is shown as other long term related party payable on the consolidated balance sheet as of December 31, 2018.

Revenue recognition: In accordance with gaming industry practice, gaming revenue from video gaming terminals is recognized as the net win from gaming activities, which is the difference between gaming wins and losses. Revenue from amusement and vending business are recognized at the time the related sale is made.

Advertising costs: Advertising costs are expensed as incurred. Total advertising costs expensed for the year ended December 31, 2018 was approximately $247,000.

Sales and W2G taxes: Taxes collected from customers and remitted to government agencies for specific revenue-producing transactions are recorded net with no effect on the consolidated statement of operations.

Income taxes: The Company has elected to be taxed as a limited liability company, which provides in lieu of corporation income taxes, the members separately account for their proportionate share of the Company’s income, deductions, losses and credits. Therefore, no provision or liability for income taxes has been included in the consolidated financial statements.

Management evaluated the Company’s tax positions and concluded the Company had taken no uncertain tax positions that require adjustment to the financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal or state tax authorities for years before 2015.

Recent accounting guidance: In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance, including industry specific guidance, when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The Company will adopt the new guidance using the retrospective with cumulative effect transition method and apply the adjustment to the opening balance of retained earnings as of January 1, 2019. The Company does not expect this adjustment to be material to the financial statements as a whole and is currently evaluating the impact of the new guidance on its financial statement disclosures.

Note 2.	Intangibles

Intangible assets are summarized as follows:

Contract Rights and Noncompete Agreements
Balance, December 31, 2017	$5,066,074
Additions	672,980
Write-off	(392,000)
Amortization	(2,102,017)

Balance, December 31, 2018	$3,245,037

Estimated future amortization expense is as follows:

Years ending December 31:
2019	$1,713,860
2020	793,498
2021	235,535
2022	100,797
2023	86,563
Thereafter	314,784

$3,245,037

Note 3.	Long-Term Borrowings and Pledged Assets

Long-term debt as of December 31, 2018 consists of the following:

Related party financing agreement (A)	$49,886,220
Less deferred financing fees	343,402
Less current maturities	1,500,000

$48,042,818

(A)

The Company entered into a loan and security agreement with Fund Co. on October 31, 2016 under which they received proceeds of approximately $53,680,000. The principal and interest payments due on this

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Long-Term Borrowings and Pledged Assets (Continued)

agreement total $7,500,000 per year provided that such amount will be increased so that the minimum principal paid is not less than $1,500,000. Interest on the outstanding balance is variable and is at one-month LIBOR plus an applicable margin based on the current rates being charged on the Senior Debt. The actual rates as of December 31, 2018 were 11.27%. Total interest paid on related party debt was approximately $5,460,000 for the year ended December 31, 2018. The remaining outstanding balance plus any accrued interest is due on October 31, 2021.

The Company’s assets are pledged on the Senior Debt of Fund Co. and the Company is also listed as a guarantor along with Fund Co. and Fund Co.’s other subsidiaries. The outstanding balance of the Senior Debt of Fund Co. was $90,550,000 as of December 31, 2018.

The scheduled maturities of long-term debt are as follows:

Years ending December 31:
2019	$1,500,000
2020	1,500,000
2021	46,886,220

$49,886,220

Long-term debt related to intangible contract rights as of December 31, 2018 is as follows:

Location contracts and noncompete agreement (1)	$17,750
Location contracts (2)	8,750
Location contracts (3)	59,450
Location contracts (4)	28,186
Location contracts (5)	4,870
Location contracts (6)	102,641

221,647
Less current maturities	112,822

$108,825

(1)

Location contracts and noncompete: The Company entered into an agreement in the amount of $698,000 for the purchase of 18 VGT location contracts ($26,000 to $51,000 per contract). As part of the agreement they paid $25,000 upon closing. The remaining balance is being incurred at the designated rate per location contract included in the agreement as each location is activated and payments are being made in quarterly installments equal to 1/20th of the contract price. There were eight locations activated under this contract as of December 31, 2018. There is also an option to purchase up to five additional location contracts at prices ranging from $26,000 to $36,000 per contract. There was also a separate noncompete agreement included in this purchase whereby the Company must pay consideration of $20,000 per year in 20 equal quarterly installments. The balances owed on location contracts and the noncompete agreement was $17,750 as of December 31, 2018.

(2)

Location contracts: The Company entered into an agreement in the amount of $1,080,000 for the purchase of 24 VGT location contracts ($40,000 or $45,000 per contract). As part of the agreement they paid $50,000 upon closing. The remaining balance is being incurred at the designated rate per location contract included in the agreement as each location is activated and payments are being made in either 12 or 20 equal quarterly installments of principal and interest at a rate of 8%. There were six locations activated under this agreement as of December 31, 2018.

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 3.	Long-Term Borrowings and Pledged Assets (Continued)

(3)

Location contracts: The Company entered into an agreement to purchase VGT location contracts from an individual at a price of $30,000 each. In order to qualify as a legitimate contract, the contract term must be at least three years. The Company is required to pay $1,000 per executed contract when delivered and then pay the remaining $29,000 per contract in 20 equal quarterly installments of $1,450. There were eight active locations under this agreement as of December 31, 2018.

(4)

Location contracts: The Company entered into an agreement in the amount of $1,325,000 for the purchase of up to 50 VGT location contracts ($25,000 or $30,000 per contract). As part of the agreement they paid $120,000 upon closing. The remaining balance is being incurred at the designated rate per location contract included in the agreement as each location is activated and payments are made in 60 equal quarterly installments. There were ten locations activated under this agreement as of December 31, 2018. There is also an option for the seller to provide up to 50 additional location contracts at a price of $25,000 per contract if all locations are delivered within the time frame noted in the agreement.

(5)

Location contracts: The Company entered into an agreement in the amount of $200,000 for the purchase of up to four VGT location contracts ($50,000 per contract). As part of the agreement they paid $5,000 upon closing. The remaining balance is being incurred at the designated rate per location contract as each location is activated and payments are made in 20 equal quarterly installments of $2,438. There was one location activated under this agreement as of December 31, 2018. There is also an option for the seller to provide up to five additional location contracts at a price of $30,000 per contract if all locations are delivered within the time frame noted in the agreement.

(6)

Location contracts: The Company entered into an amended purchase agreement in May 2013 in the amount of $200,000 for the purchase of nine VGT location contracts. The agreement requires monthly payments of $2,209 including principal and interest at a rate of 6% and matures in May 2023. There were six locations activated under this agreement as of December 31, 2018. There is also an option for the seller to deliver additional contracts at a price of $25,000 per contract.

Other than as specifically noted above, the location contracts do not bear interest on the amounts owed after locations are activated.

The scheduled maturities of long-term debt related to intangible contract rights are as follows:

Years ending December 31:
2019	$112,822
2020	47,871
2021	25,034
2022	25,038
2023	10,882

$221,647

Note 4.	State Gaming Taxes and Video Gaming Terminal Fees

In accordance with the Illinois Video Gaming Act, the Company pays state gaming taxes equal to 30% on net terminal income and an administrative fee, which was 0.7275% and increased to 0.8513% in July 2018, to a third-party. The net remaining terminal income is split 50/50 between the Licensed Terminal Operator (the Company) and the Licensed Video Gaming Location. The total state gaming taxes incurred by the Company were approximately $16,427,000 for the year ended December 31, 2018. Total administrative fees were

Grand River Jackpot, LLC and Subsidiary

Notes to Consolidated Financial Statements

Note 4.	State Gaming Taxes and Video Gaming Terminal Fees (Continued)

approximately $213,000 and total amounts paid to Licensed Locations were approximately $19,170,000 for the year ended December 31, 2018. These fees are included with video gaming terminal fees on the statement of operations for the year ended December 31, 2018.

Note 5.	Employee Benefits

Retirement plan: GRE sponsors a qualified 401(k) profit sharing plan covering eligible employees of GRE and its subsidiaries. The Plan allows employee deferral contributions and also provides discretionary matching contributions equal to a percentage of employee deferral contributions and a discretionary nonelective contribution. The Company’s matching contributions totaled approximately $96,000 for the year ended December 31, 2018. There were no discretionary nonelective contributions for the year ended December 31, 2018.

Health insurance: As of January 1, 2018, GRE adopted a qualified employee health insurance plan covering all eligible employees of GRE and its subsidiaries. The plan, which is self-funded, requires contributions from the Company and its eligible employees and their dependents. Any unpaid claims or incurred but not reported claims are liabilities of GRE. Total contributions paid to GRE by the Company for the year ended December 31, 2018 were approximately $351,000. The Company remits monthly contributions for health insurance to GRE and GRE pays the insurance claims.

Note 6.	Contingencies

The Company is involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, in consultation with its legal counsel, the ultimate disposition of these matters will fall within the limits of insurance and/or will not have a material effect on the Company’s future financial position or results of operations.

Note 7.	Subsequent Events

The Company has evaluated all subsequent events through March 28, 2019, the date on which the financial statements were available to be issued.

Annex A

EXECUTION VERSION

TRANSACTION AGREEMENT

AMONG

TPG PACE HOLDINGS CORP.,

THE SELLERS NAMED HEREIN,

AND

DAVID RUTTENBERG AND GORDON RUBENSTEIN,

as SHAREHOLDER REPRESENTATIVES

Dated as of June 13, 2019

i

ii

EXHIBITS:

Exhibit A – Drag Along Agreement
Exhibit B – Parent Sponsor Support Agreement
Exhibit C – Form of Restricted Stock Agreement
Exhibit D – Waiver Agreement
Exhibit E – Director Letter Agreement
Exhibit F – Forms of Subscription Agreement
Exhibit G – Form of New Accel Warrant Agreement
Exhibit H – Key Holder Support Agreement
Exhibit I – Holder Support Letter Agreements
Exhibit J – Form of Registration Rights Agreement
Exhibit K – Form of Cash Election Agreement
Exhibit L – Form of Letter of Transmittal
Exhibit M – Form of Delaware Certificate of Incorporation of Parent upon Parent Domestication
Exhibit N – Form of Amended and Restated Delaware Certificate of Incorporation of Parent
Exhibit O – Form of Bylaws of Parent upon Parent Domestication
Exhibit P – Form of Option Consent and Acknowledgement

ANNEXURES:

Annexure 1 – Sellers Disclosure Schedule
Annexure 2 – Parent Disclosure Schedule

SCHEDULES:

Schedule 1 – Sellers

iii

INDEX OF DEFINED TERMS

280G Approval	55
Action	16
Actual Fraud	53
Adjusted Cash Component	62
Adjusted Share Consideration	10
Affiliate	62
Aggregate Adjusted Share Consideration	62
Aggregate Cash Election Amount	10
Aggregate Cash Election Share Differential	62
Aggregate Fair Market Value	63
Agreement	1
Alternative Transaction	44
Ancillary Agreements	63
Anti-Corruption Laws	63
Antitrust Authority	49
Antitrust Laws	49
Available Cash	63
Available Debt Proceeds	63
Available Financing Proceeds	63
Bankruptcy Exception	63
Board Nominee	63
Business Combination	63
Business Combination Proposal	48
Business Day	63
Cash Component	64
Cash Election	9
Cash Election Agreement	9
Cash Election Share	6
Cash Election Share Differential	64
Cash Reduction Portion	64
Cash Reduction Ratio	64
Cayman Law	1
Change in Recommendation	48
Closing	4
Closing Date	4
Closing Deadline	9
Code	4
Company	1
Company Board	63
Company By-Laws	11
Company Certificate	11
Company Class A Common Stock	11
Company Class B Common Stock	11
Company Class C Preferred Stock	11
Company Class C(1) Preferred Stock	11
Company Class C(2) Preferred Stock	11
Company Class C(3) Preferred Stock	11
Company Class C(4) Preferred Stock	11
Company Class D Preferred Stock	11
Company Common Stock	11

Company Holders	64
Company Intellectual Property	23
Company IT Systems	24
Company Material Adverse Effect	64
Company Migration	49
Company Options	11
Company Preferred Stock	11
Company Shareholders Agreement	65
Company Stock	11
Company Transaction Expenses	65
Company Warrants	11
Confidentiality Agreement	47
Contract	65
control	62
controlled	62
controlling	62
Credit Agreement	65
DGCL	1
Director Letter Agreement	3
Drag-Along Agreement	1
Election Deadline	9
Election Period	9
employee benefit plan	19
Employee Benefit Plan	19
Encumbrances	65
Environmental Laws	65
Environmental Permits	27
ERISA	19
ERISA Affiliate	65
Exchange Act	65
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	7
Ex-Im Laws	65
Existing Parent Class A Shares	1
Existing Parent Class F Shares	1
Existing Parent Ordinary Shares	34
Express Representations	66
Financial Statements	14
GAAP	14
Government Official	16
Governmental Entity	66
Hazardous Materials	66
Holder Support Letter Agreements	3
HSR Act	66
ICE	23
Indebtedness	66
Indemnified Liabilities	50
Indemnified Persons	50
Integrated Transaction	4

iv

Intellectual Property	66
Intended Tax Treatment	4
intentional breach	61
Investors	3
Key Employees	67
Key Holder Support Agreement	3
Knowledge	67
Law	67
Leakage	67
Leased Real Property	26
Leases	67
Letter of Transmittal	9
Leverage Ratio	68
Losses	68
LTM EBITDA	68
Material Contracts	29
Maximum Cash Component	68
Merger	2
New Accel Warrant Agreement	3
New Parent Class A-1 Stock	1
New Parent Class A-2 Stock	2
New Parent Class F Stock	1
NewCo	2
Non-Recourse Party	78
NYSE	54
NYSE Proposal	48
Obligations	68
OFAC	68
Option Consent and Acknowledgement	8
Organizational Documents	68
Organizational Documents Proposals	48
Outstanding Company Shares	68
Owned Real Property	26
Parachute Payment Waiver	55
Parent	1
Parent Alternative Transaction	45
Parent Articles of Association	68
Parent Board	3
Parent Board Recommendation	48
Parent Closing Price	68
Parent Disclosure Schedule	33
Parent Domestication	1
Parent Material Adverse Effect	69
Parent Ordinary Share Value	69
Parent Preference Shares	34
Parent SEC Documents	36
Parent Shareholder Approval	35
Parent Shareholder Redemption	69
Parent Shareholder Redemption Amount	69
Parent Shareholders Meeting	48
Parent Sponsor	2
Parent Sponsor Indemnified Parties	52

Parent Sponsor Loan	69
Parent Sponsor Support Agreement	2
Parent Transaction Expenses	69
Parent Underwriting Fees	70
Parent Warrants	34
Pennsylvania Gaming Approval	70
Per Share Consideration Amount	70
Permits	70
Permitted Encumbrances	27
Person	70
Personal Information	70
Policies	28
Privacy Laws	70
Private Placement Warrants	34
prohibited transaction	20
Public Warrants	34
Purchaser Group	71
Real Property	26
Registered Intellectual Property	71
Registration Rights Agreement	4
Related Parties	28
Representatives	47
Required Disclosure	52
Restricted Stock Agreement	2
S-4 Registration Statement/Proxy Statement	46
Sanctioned Country	71
Sanctioned Person	71
Sanctions Laws	71
Securities Act	36
Seller	1
Seller Group	71
Sellers	1
Sellers Disclosure Schedule	11
Share Increase Portion	71
Shareholder Action	54
Shareholder Representative	1
Shareholder Representatives	1
Software	71
Stock Purchase	1
Subscription Agreements	3
Subsidiary	71
Surviving NewCo	2
Tax	72
Tax Returns	72
Terminable Breach	61
Termination Date	61
Total Consideration	8
Trade Secrets	72
Transaction Proposals	48
Transfer Taxes	72
Treasury Regulations	72
Trust Account	72

v

Trust Agreement	72
Trustee	72
Unaudited Financial Statements	14

Unvested Company Options	7
Vested Company Option	72
Waiver Agreement	2

vi

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of June 13, 2019 (this “Agreement”), is made by and among , TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”) each of the Persons set forth on Schedule 1 hereto (each, a “Seller” and collectively, the “Sellers”) and David Ruttenberg and Gordon Rubenstein, (each in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”).

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, immediately prior to the Stock Purchase (as defined below) and subject to the conditions of this Agreement, Parent intends to domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Parent Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2018 Revision) (the “Cayman Law”), whereupon, (i) each Class A ordinary share of Parent (“Existing Parent Class A Shares”) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Parent (“New Parent Class A-1 Stock”), (ii) each Class F ordinary share of Parent (“Existing Parent Class F Shares”) shall be converted into one share of Class F common stock, par value $0.0001 per share, of Parent (“New Parent Class F Stock”), and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Parent Domestication;

WHEREAS, as of the date hereof, the Sellers collectively own all of the issued and outstanding Company Stock (as defined below), Company Warrants (as defined below) and Company Options (as defined below) of Accel Entertainment, Inc., an Illinois corporation (the “Company”);

WHEREAS, Parent desires to acquire, directly or indirectly, all of the issued and outstanding Company Stock held by the Sellers on the terms and subject to the conditions set forth herein (the “Stock Purchase”);

WHEREAS, concurrently with the execution of this Agreement, each of the Persons set forth on Schedule 1 hereto who have duly executed and delivered a signature page to this Agreement as of the date hereof is entering into a drag along agreement substantially in the form attached hereto as Exhibit A (the “Drag-Along Agreement”) pursuant to which each such Person shall agree to exercise their drag-along rights pursuant to and in accordance with the Company Certificate and the Company Shareholders Agreement in a manner so as to facilitate consummation of the transactions contemplated by this Agreement;

WHEREAS, each of the Persons set forth on Schedule 1 hereto who has not duly executed and delivered a signature page to this Agreement as of the date hereof, shall, in accordance with such Person’s drag-along obligations as set forth in the Company Certificate and the Company Shareholders Agreement, duly execute and deliver to Parent a joinder to this Agreement substantially in the form attached to the Drag-Along Agreement pursuant to which such Person shall become bound by the terms and conditions of this Agreement as a Seller;

WHEREAS, following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“NewCo”), the separate corporate existence of the Company shall cease and NewCo shall be the surviving company and a direct wholly-owned subsidiary of Parent (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”);

WHEREAS, as of the date of this Agreement, TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (including, as applicable, its successors and assigns), (“Parent Sponsor”), and certain directors of Parent own all of the issued and outstanding Existing Parent Class F Shares;

WHEREAS, concurrently with the execution of this Agreement, Parent Sponsor is entering into a letter agreement substantially in the form attached hereto as Exhibit B (the “Parent Sponsor Support Agreement”) pursuant to which Parent Sponsor shall agree to the following steps: (a) surrender 1,250,000 shares of New Parent Class F Stock to Parent for cancellation, with (i) 7,800,000 of the remaining shares of New Parent Class F Stock that are owned by Parent Sponsor being exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock, and (ii) 2,000,000 of the remaining shares of New Parent Class F Stock that are owned by Parent Sponsor being exchanged for an equal number of validly issued, fully paid and non-assessable shares of Class A-2 common stock, par value $0.0001 per share, of Parent (“New Parent Class A-2 Stock”), which shares shall be subject to the vesting conditions set forth in the restricted stock agreement substantially in the form attached hereto as Exhibit C (the “Restricted Stock Agreement”), (b) surrender additional shares of New Parent Class F Stock to Parent for cancellation if Parent Sponsor’s aggregate ownership of New Parent Class A-1 Stock (excluding Parent Sponsor’s ownership of New Parent Class A-2 Stock and Private Placement Warrants (as defined below)) would exceed 10.25% of the aggregate ownership of New Parent Class A-1 Stock by all holders thereof (after giving pro forma effect to the Stock Purchase (and excluding New Parent Class A-2 Stock and Private Placement Warrants) but prior to any distribution to its members pursuant to the Parent Sponsor Support Agreement), (c) surrender 2,444,444 Private Placement Warrants to Parent for cancellation, (d) contribute 500,000 shares of New Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating, and (e) vote in favor of the transactions contemplated hereby which, in the case of clauses (a) through (c), shall be effective immediately prior to the closing of the Stock Purchase;

WHEREAS, concurrently with the execution of this Agreement, the holders of Existing Parent Class F Shares are entering into a waiver substantially in the form attached hereto as Exhibit D (the “Waiver Agreement”) pursuant to which the holders of Existing Parent Class F Shares shall agree to waive any adjustment to the conversion ratio set forth in the Parent Articles of Association (as defined below) resulting from the transaction contemplated by the Subscription Agreements;

WHEREAS, concurrently with the execution of this Agreement, certain directors of Parent are entering into a letter agreement substantially in the form attached hereto as Exhibit E (the “Director Letter Agreement”) pursuant to which such directors shall agree that, following the Parent Domestication but prior to the effectiveness of the Stock Purchase, 200,000 shares of New Parent Class F Stock owned by such directors shall be exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock;

WHEREAS, following the Closing, any remaining cash in the Trust Account shall be contributed to the capital of Surviving NewCo, with Surviving NewCo using such cash for ongoing corporate purposes (subject to any reserve to pay outstanding Parent Transaction Expenses and any other reasonably anticipated expenses);

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into subscription agreements substantially in the forms attached hereto as Exhibit F (together, the “Subscription Agreements”) with certain subscribers (the “Investors”) pursuant to which such Investors shall agree to subscribe for and purchase, and Parent shall agree to issue and sell to the Investors, on the terms and subject to the conditions and limitations set forth therein, New Parent Class A-1 Stock;

WHEREAS, pursuant to the Stock Purchase, each Company Holder (as defined below) that makes a Cash Election (as defined below) pursuant to Section 2.4 that is in respect of less than 70% of the number of shares of Company Stock owned by such Company Holder shall be entitled to receive its respective share of: (i) 2,444,444 newly issued warrants of Parent, which warrants shall be issued on the terms set forth in the warrant agreement substantially in the form attached hereto as Exhibit G (the “New Accel Warrant Agreement”), and (ii) 3,000,000 New Parent Class A-2 Shares subject to the vesting conditions set forth in the Restricted Stock Agreement, in each case, allocated as described in Section 2.1(a)(ii);

WHEREAS, the board of directors of Parent (the “Parent Board”) unanimously has (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to effect the Parent Domestication in accordance with the DGCL and Cayman Law and to enter into this Agreement providing for the Stock Purchase in accordance with the DGCL, (b) approved this Agreement and the transactions contemplated hereby, including the Stock Purchase in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (c) adopted a resolution recommending the Stock Purchase be approved by the shareholders of Parent;

WHEREAS, as a condition to and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain members of the Company’s management are entering into cash election support agreement with Parent (the “Key Holder Support Agreement”) attached hereto as Exhibit H, pursuant to which each such Person shall agree to make a binding Cash Election which shall not be in respect of more than 20% of the number of shares of Company Stock owned by such Person;

WHEREAS, as a condition to and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into a cash election support agreement with Parent (the “Holder Support Letter Agreements”) attached hereto as Exhibit I, pursuant to which such shareholders shall agree to make a Cash Election with respect to the Company Stock owned by such shareholder;

WHEREAS, for U.S. federal income Tax purposes, each of the parties intends that (i) each of the Parent Domestication and the Company Migration will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (as defined below), (ii) the Stock Purchase and the Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”) and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations (collectively, the “Intended Tax Treatment”); and

WHEREAS, prior to Closing, certain Persons who will be stockholders of Parent immediately following the Stock Purchase shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit J (the “Registration Rights Agreement”), which, in each case, shall be effective as of Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall occur simultaneously with respect to all Sellers and shall take place at 10:00 a.m., New York, New York time, on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), at the offices of Weil, Gotshal & Manges LLP in New York, New York, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

Section 1.2 Closing Deliverables.

(a) At the Closing, the Shareholder Representatives (unless otherwise stated) shall deliver to Parent:

(i) the resignations of each officer, director and manager of the Company and its Subsidiaries set forth on Schedule 1.2(a)(i) of the Sellers Disclosure Schedule;

(ii) a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which the Company or any of its Subsidiaries is party; and

(iii) a certificate from the Company reasonably acceptable to Parent, dated as of the Closing Date, prepared in a manner consistent and in accordance with the requirements in Treasury Regulations Section 1.897-2, and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, United States real property interests, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

(b) At the Closing, Parent shall deliver to the Shareholder Representatives a duly executed counterpart of each Ancillary Agreement to be executed prior to or at the Closing to which Parent is party.

Section 1.3 Closing Transactions. At the Closing, the parties hereto shall cause the consummation of the following transactions in the following order (unless otherwise stated), upon the terms and subject to the conditions of this Agreement:

(a) the holders of the Existing Parent Class F Shares shall waive any adjustment to the conversion ratio set forth in the Parent Articles of Association resulting from the transactions contemplated by the Subscription Agreements pursuant to and in accordance with the terms of the Waiver Agreement, which Waiver Agreement shall remain in full force and effect as of the Closing;

(b) prior to the Closing, the Parent Domestication shall become effective. Upon the Parent Domestication: (i) each Existing Parent Class A Share shall be converted into one share of New Parent Class A-1 Stock, (ii) each Existing Parent Class F Share shall be converted into one share of New Parent Class F Stock, and (iii) the Private Placement Warrants and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Parent Domestication;

(c) the Investors shall purchase, and Parent shall issue and sell to the Investors, the number of shares of New Parent Class A-1 Stock set forth in the Subscription Agreements against payment of the subscription price set forth in the Subscription Agreements;

(d) reasonably promptly following the Closing, Parent shall pay or cause to be paid the Parent Transaction Expenses and shall (on behalf of the Company) pay, or, to the extent the Surviving NewCo has sufficient immediately available funds at such time, instruct the Surviving NewCo to pay, all Company Transaction Expenses that are unpaid as of the Closing by wire transfer of immediately available funds as directed by the Shareholder Representative;

(e) Parent shall deposit (or cause to be deposited) with the Exchange Agent the Exchange Fund;

(f) the Stock Purchase shall be consummated; and

(g) immediately prior to the Stock Purchase, (i) Parent shall accept the 1,250,000 New Parent Class F Stock surrendered by Parent Sponsor for cancellation, (ii) 8,000,000 shares of New Parent Class F Stock shall be exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock, (iii) 2,000,000 shares of New Parent Class F Stock shall be exchanged for an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-2 Stock, which shares shall be subject to the vesting conditions set forth in the Restricted Stock Agreement, (iv) Parent shall accept the 2,444,444 Private Placement Warrants surrender by Parent Sponsor for cancellation, and (v) Parent Sponsor shall distribute all of its shares of New Parent Class A-1 Stock, New Parent Class A-2 Stock and remaining Private Placement Warrants to its members (this clause (v), for the avoidance of doubt, shall occur following the Parent Domestication but prior to the effectiveness of the Stock Purchase).

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Purchase of Company Stock. Pursuant to the Stock Purchase:

(i) Each Seller shall sell to Parent, and Parent shall purchase from each Seller, all of the shares in the capital of the Company held by such Seller for the following consideration: (A) Each share of Company Stock issued and outstanding immediately prior to the effectiveness of the Stock Purchase with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Section 2.4 and Section 2.5 (a “Cash Election Share”) shall be cancelled and exchanged for the right to receive an amount in cash equal to the Per Share Consideration Amount; (B) each share of Company Stock (other than Cash Election Shares) issued and outstanding immediately prior to the effectiveness of the Stock Purchase shall be cancelled and exchanged for the right to receive a number of shares of New Parent Class A-1 Stock equal to the quotient obtained by dividing (x) the Per Share Consideration Amount by (y) the Parent Ordinary Share Value; and (C) each share of Company Stock shall receive additional consideration as described in Section 2.1(a)(ii).

(ii) Each Company Holder that holds (following the application of Section 2.4 and Section 2.5) Cash Election Shares equal to less than 70% of the number of shares of Company Stock owned by such Company Holder as of immediately prior to the effectiveness of the Stock Purchase shall be entitled to receive its allocable share of (i) 2,444,444 newly issued warrants of Parent with terms as set forth in the New Accel Warrant Agreement, and (ii) 3,000,000 shares of New Parent Class A-2 Stock with terms as set forth in the Restricted Stock Agreement, in each case, which shall be issued pro rata to each such Company Holder based on a percentage equal to the quotient obtained by dividing (x) such Company Holder’s Cash Election Share Differential by (y) the Aggregate Cash Election Share Differential.

(iii) Notwithstanding anything to the contrary herein, in the event a Company Holder holds any Cash Election Shares and is party to any Contract(s) with the Company pursuant to which such Company Holder owes any indebtedness to the Company as of the Closing (including, for the avoidance of doubt, any Contract(s) pursuant to Section 5.14), any cash proceeds payable to such Company Holder pursuant to this Article II shall be reduced by an amount equal to the outstanding balance of such indebtedness as of Closing and deemed paid to the Company in satisfaction of such indebtedness.

(b) Treatment of Company Warrants. All Company Warrants which have not been exercised prior to the Election Deadline shall be cancelled, retired and shall cease to exist upon the effectiveness of the Stock Purchase for no consideration.

(c) Treatment of Company Options.

(i) Treatment of Vested Company Options. All Vested Company Options which have not been exercised prior to the Election Deadline shall be cancelled, retired and cease to exist upon the effectiveness of the Stock Purchase for no consideration.

(ii) Treatment of Unvested Company Options. All Company Options which are outstanding immediately prior to the effectiveness of the Stock Purchase and which are not Vested Company Options (such Company Options, “Unvested Company Options”) shall be converted by Parent as set forth herein. Each Unvested Company Option so converted by Parent under this Agreement will continue to have the same terms and conditions as set forth in the Company equity plan and award agreement applicable to the

Unvested Company Options immediately prior to the effectiveness of the Stock Purchase, except that (i) each such Unvested Company Option will be converted into a stock option that will become exercisable in accordance with its terms for that number of whole shares of New Parent Class A-1 Stock equal to the product of (A) the number of shares of Company Stock underlying such Unvested Company Option immediately prior to the effectiveness of the Stock Purchase multiplied by (B) the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of New Parent Class A-1 Stock, and (ii) the per share exercise price for the shares of New Parent Class A-1 Stock underlying such assumed or converted Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Stock underlying such Unvested Company Option immediately prior to the effectiveness of the Stock Purchase by the Exchange Ratio, rounded up to the nearest whole cent. Each converted Unvested Company Option shall be subject to the same vesting schedule following the effectiveness of the Stock Purchase as to which it was subject prior to the effectiveness of the Stock Purchase. For the purposes of this Agreement, the term Exchange Ratio (“Exchange Ratio”) shall be equal to the quotient of (x) the Per Share Consideration Amount divided by (y) the Parent Ordinary Share Value. The foregoing adjustments shall be made in a manner consistent with the requirements of Section 409A of the Code and, if applicable, Section 424 of the Code.

(iii) Required Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Sellers shall cause their respective Board Nominees to (or, if appropriate, use commercially reasonable efforts to cause any committee administering any Company equity plan) to adopt all resolutions and take all other actions as may be necessary (including, without limitation, obtaining from each holder of Company Options an Option Consent and Acknowledgement, in the form attached hereto as Exhibit P (the “Option Consent and Acknowledgement”) or required in accordance with applicable Law, each such Company equity plan or otherwise to effectuate all of the actions contemplated by this Section 2.1(c).

(d) Payment of Total Consideration.

(i) As soon as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly appoint and engage Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the purpose of, among other things, receiving elections and the exchanges and payments described in this Article II.

(ii) Parent shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Section 2.1(d).

(iii) At the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent the cash portion of the Total Consideration and the aggregate amount of the equity portion of the Total Consideration (together, the “Exchange Fund”).

(iv) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the effectiveness of the Stock Purchase shall be delivered to Parent. Any holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of such holder’s Total Consideration, as applicable, upon due surrender of their book entry interests (or affidavits of loss in lieu as set forth below), in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Total Consideration. The aggregate consideration payable with respect to the Stock Purchase (the “Total Consideration”) shall consist of all of the consideration to be paid as set forth in Section 2.1(a).

Section 2.2 Tax Treatment. The parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws.

Section 2.3 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving NewCo and their Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under any applicable Laws. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.4 Election Procedures. Each holder of record of shares of Company Stock to be converted into the right to receive the Total Consideration in accordance with, and subject to, this Article II shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Company Holder may specify in a request made in accordance with the provisions of this Section 2.4 (herein called a “Cash Election”) the number of shares of Company Stock owned by such Company Holder with respect to which such Company Holder desires to make a Cash Election. Holders of record of Company Stock who hold such Company Stock as nominees, trustees or in other representative capacities may submit a separate Form of Cash Election Agreement on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Stock.

(b) Parent shall direct the Exchange Agent to mail or transmit in electronic form the Cash Election Agreement in the form attached hereto as Exhibit K (the “Cash Election Agreement”) and transmittal materials in the form attached hereto as Exhibit L (the “Letter of Transmittal”) within two (2) Business Days (or such later date agreed by the Company and Parent) after the date the S-4 Registration Statement / Proxy Statement is declared effective by the SEC, to the record holders of Company Stock as of the date hereof, and following such date, shall use reasonable best efforts to make available as promptly as practicable the Cash Election Agreement and Letter of Transmittal to any stockholder who requests such Cash Election Agreement and Letter of Transmittal prior to the Election Deadline, which Cash Election Agreement and Letter of Transmittal shall be used by each record holder of shares of Company Stock who wishes to make a Cash Election. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(c) Any Cash Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Cash Election Agreement and Letter of Transmittal properly completed and signed together with any additional documents specified in the procedures set forth in the Cash Election Agreement and Letter of Transmittal. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the earliest practicable date which the parties shall agree, but in any event, no less than ten (10) Business Days after the date on which the S-4 Registration / Proxy Statement is declared effective by the SEC.

(d) Following the Election Deadline, any Company Holder may, at any time no less than five (5) Business Days prior to the Closing (the “Closing Deadline”), or upon the express written consent of Parent, amend or revoke in its entirety such Company Holder’s Cash Election by written notice received by the Exchange Agent prior to the Closing Deadline accompanied by a properly completed and signed revised Cash Election Agreement or by withdrawal prior to the Closing Deadline of such Company Holder’s book entry interests, previously deposited with the Exchange Agent. After a Cash Election is validly made with respect to any shares of Company Stock, such Cash Election must be revoked prior to any subsequent transfer of the shares of Company Stock as to which such Cash Election relates. Notwithstanding anything to the contrary in this Agreement, all Cash Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company that this Agreement has been terminated in accordance with Article VII. The Exchange Agent shall have reasonable discretion to determine if any Cash Election is not properly made with respect to any shares of Company Stock; provided that the Exchange Agent provide reasonably prompt notice of such determination to such Company Holder. In the event the Exchange Agent makes such a determination, such Cash Election shall be deemed to be not in effect, and the shares of Company Stock covered by such Cash Election shall, for purposes hereof, be deemed to have not made a Cash Election, unless a proper Cash Election is thereafter timely made with respect to such shares.

(e) Subject to the terms of this Agreement, the Cash Election Agreement and the Letter of Transmittal, Parent, in the exercise of its reasonable discretion (in consultation with the Company), shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Cash Election Agreement, Letters of Transmittal and compliance by any Company Holder with the Cash Election procedures set forth herein.

Section 2.5 Cash Consideration Proration; Tax Adjustments.

(a) Notwithstanding any other provision contained in this Agreement and subject to Section 2.5(b), if the aggregate amount of cash payments to be made pursuant to Section 2.1(a)(i) determined without regard to this Section 2.5(a) (the “Aggregate Cash Election Amount”) would exceed the Cash Component, then each applicable Company Holder’s Cash Election shall be reduced (rounded down to the nearest whole number) and deemed revoked by a percentage obtained by dividing (x) the Aggregate Cash Election Amount minus the Cash Component by (y) the Aggregate Cash Election Amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, following the application of Section 2.5(a), the aggregate amount of cash payments to be made pursuant to Section 2.1(a)(i) determined without regard to this Section 2.5(b) would exceed the Maximum Cash Component, then (i) the aggregate cash payments made to each Company Holder pursuant to Section 2.1(a)(i) shall be reduced by such Company Holder’s Cash Reduction Portion and (ii) the number of shares issued to each Company Holder pursuant to Section 2.1(a)(i) (each such Company Holder’s “Adjusted Share Consideration”) shall be increased by such Company Holder’s Share Increase Portion.

(c) The Exchange Agent will make all the computations contemplated by this Section 2.5, including the determination of the number of Cash Elections and the Aggregate Cash Election Amount, and all such computations will be conclusive and binding on the Company Holders absent manifest error.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties with respect to the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Shareholder Representatives to Parent on or prior to the date of this Agreement (the “Sellers Disclosure Schedule”), each of the Sellers, severally, and not jointly and severally, make the representations and warranties to Parent with respect to the Company, as follows, in each case as of the date hereof and as of the Closing Date.

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other entity duly incorporated or organized, validly existing and in good standing under the applicable Laws of its respective jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not result in a Company Material Adverse Effect. The Shareholder Representatives, on behalf of the Company, have heretofore made available to Parent true, correct and complete copies of its certificate of incorporation (the “Company Certificate”) and by-laws (the “Company By-Laws”), as well as the similar

Organizational Documents of each Subsidiary of the Company, and the Company Certificate, Company By-Laws and each such Organizational Document is (i) in full force and effect, and (ii) has not been amended in any respect from the copy made available to Parent. The respective jurisdiction of incorporation or organization of the Company and each of its Subsidiaries is identified on Schedule 3.1(a) of the Sellers Disclosure Schedule.

(b) Capital Structure. As of the date hereof: (i) 1,700,000 shares of Class A common stock of the Company, no par value, are authorized and 490,130 are issued and outstanding (the “Company Class A Common Stock”); (ii) 1,200,000 shares of Class B common stock of the Company, no par value, are authorized and 639,228 are issued and outstanding (the “Company Class B Common Stock”, and together with the Company Class A Common Stock, the “Company Common Stock”); (iii) 541,993 shares of Class C(1) preferred stock of the Company, no par value, are authorized and 314,881 are issued and outstanding (the “Company Class C(1) Preferred Stock”); (iv) 832,079 shares of Class C(2) preferred stock of the Company, no par value, are authorized and 637,929 are issued and outstanding (the “Company Class C(2) Preferred Stock”); (v) 548,536 shares of Class C(3) preferred stock of the Company, no par value, are authorized and 482,339 are issued and outstanding (the “Company Class C(3) Preferred Stock”); (vi) 477,392 shares of Class C(4) preferred stock of the Company, no par value, are authorized and 4,280 are issued and outstanding (the “Company Class C(4) Preferred Stock”, and together with the Company Class C(1) Preferred Stock, the Company Class C(2) Preferred Stock, and the Company Class C(3) Preferred Stock, the “Company Class C Preferred Stock”); (vii) 1,500,000 shares of Class D preferred stock of the Company, no par value, are authorized and 944,925 are issued and outstanding (the “Company Class D Preferred Stock”; together with the Company Class C Preferred Stock, the “Company Preferred Stock”; and together with Company Common Stock and the Company Preferred Stock, the “Company Stock”); (viii) warrants to purchase 91,350 shares of Company Class C(2) Preferred Stock for $17.80 per share (the “Company Warrants”); and (ix) options to purchase 148,030 shares of Company Class A Common Stock for various prices per share (the “Company Options”), of which Vested Company Options represent 74,160 shares of Company Class A Common Stock. The Company Stock, on a fully diluted basis, consists of 3,753,092 shares of stock of the Company. All outstanding shares of Company Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Encumbrances. As of the date hereof, there are no outstanding equity securities of the Company other than as described in the first sentence of this Section 3.1(b). Except for the Company Warrants and the Company Options, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any shares of Company Stock or other equity interests in the Company or securities convertible into or exchangeable or exercisable for shares of Company Stock. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances. Except as set forth in this Section 3.1(b), there are no: (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for Company Stock or other voting securities of the Company or any Subsidiary of the Company, (B) stock appreciation rights, profits interests, phantom stock or other equity equivalents or equity based awards or rights or other rights to share in the profits or revenues of the Company, or (C) options, warrants, bonds, debentures, calls, rights (including preemptive rights), puts, commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, bonds, debentures, call, right, put, commitment or agreement. There are not any stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Stock. Schedule 3.1(b) of the Sellers Disclosure Schedule sets forth a true and complete list of all outstanding Company Options as of the date hereof, indicating for each such Company Option: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares subject thereto, (iv) the vesting and exercisability schedules (as applicable), (v) the expiration date and exercise price, and (vi) whether such Company Option is a non-qualified stock option or an incentive stock option. Each Company Option (A) was issued in accordance with the terms of the plan under which it was granted and all applicable Laws and (B) is exempt from Section 409A of the Code.

Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite power and authority to execute and deliver each Ancillary Agreement to which it is a party and, upon the effectiveness of the Stock Purchase, to consummate the transactions contemplated by each Ancillary Agreement. The execution and delivery of each of the Ancillary Agreements to which it is a party by the Company, and, upon the effectiveness of the Stock Purchase, the consummation by the Company of the transactions contemplated by each Ancillary Agreement, have been duly authorized by all necessary corporate action on the part of the Company. When executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to the Bankruptcy Exception.

(ii) The execution and delivery of this Agreement does not, and, upon the effectiveness of the Stock Purchase, the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate, (B) any provision of the comparable Organizational Documents of any of the Company’s Subsidiaries, (C) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, contract, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their respective properties or assets are bound, or (D) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (C) and (D), any such violations, defaults, acceleration, losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the HSR Act, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto; (B) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (C) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.1(c) of the Sellers Disclosure Schedule; and (D) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Information Supplied. None of the information supplied or to be supplied by the Shareholder Representatives or the Sellers on behalf of the Company prior to the Closing Date related to the Company or its Subsidiaries expressly for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time the S-4 Registration Statement / Proxy Statement is declared effective by the SEC and at the date mailed to shareholders of Parent at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement, insofar as it relates to information supplied by the Shareholder Representatives or the Sellers on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Sellers, on behalf of the

Company, make no representations, warranties or covenants with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement or any Parent SEC Documents.

(e) Absence of Certain Changes or Events. Since December 31, 2018, there has not been any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. Since March 31, 2019, (i) there has not been (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP that makes such change mandatory; or (c) any reclassification, combination, split, subdivision or redemption, or purchase, directly or indirectly, of any of the Company Stock, (ii) except as expressly contemplated or permitted by this Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would reasonably be expected to constitute a breach of any of the covenants set forth in Section 4.1. Since December 31, 2018 until March 31, 2019, there has been no Leakage other than as set forth on Schedule 3.1(e).

(f) Financial Statements; No Undisclosed Liabilities.

(i) Schedule 3.1(f) of the Sellers Disclosure Schedule contains true, correct and complete copies of the following financial statements (the “Financial Statements”): (A) the unaudited consolidated balance sheet of the Company and its Subsidiaries for the quarter ended March 31, 2019 and for the quarter ended March 31, 2018 and each of the related unaudited consolidated statements of income, stockholders’ equity and cash flows, together with the notes and schedules thereto (the “Unaudited Financial Statements”); and (B) the audited consolidated balance sheets of the Company and its Subsidiaries as of the years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, stockholders’ equity and cash flows, together with the notes and schedules thereto. The consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the periods indicated, in each case, in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied in all material respects, with only such deviations from such accounting principles or their consistent application as are referred to in the notes to the Financial Statements or otherwise therein and subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end audit adjustments and the absence of notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its Subsidiaries.

(ii) Since March 31, 2019, there have been no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (A) liabilities on the audited consolidated balance sheet of the Company and its Subsidiaries for the year ended December 31, 2018 (including the notes thereto); (B) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2018; (C) liabilities for fees and expenses incurred in connection with the transactions with respect to the Company contemplated by this Agreement; and (D) liabilities which would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial position of the Company and its Subsidiaries, taken as a whole.

(g) Transaction Expenses. Set forth on Schedule 3.1(g) of the Sellers Disclosure Schedule are the estimated Company Transaction Expenses; provided, that, the Shareholder Representatives, on behalf of the Company, may deliver an updated Schedule 3.1(g) (including any updates to the estimated Company Transaction Expenses) to Parent no later than five (5) Business Days prior to Closing.

(h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Certificate or Company By-Laws, or the comparable Organizational Documents of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, contract, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law applicable to the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii) of this Section 3.1(h), for defaults or violations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Compliance with Laws. The Company and its Subsidiaries hold, and during the past three (3) years have held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are, and during the past three (3) years, have been, in compliance with all applicable Laws, Permits and judgments of any Governmental Entity applicable to its businesses or operations, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have not, during the past three (3) years, received any written notice or other written communication alleging a possible breach, non-compliant status or violation by the Company or any of its Subsidiaries of any applicable Law, Permit or judgment of any Governmental Entity applicable to its businesses or operations except where such violation, breach, non-compliant status or violation would not be material to the Company and its Subsidiaries, taken as a whole. No material investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Sellers, threatened, and no such investigations have been conducted by any Governmental Entity in the past three (3) years other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. All owned and leased assets that are used by the Company and its Subsidiaries in connection with any gaming activities comply with all applicable Laws and Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(j) Anti-Corruption Matters. The Company and each of its Subsidiaries, and their respective officers, directors, and employees and any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws. Within the past three (3) years, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees nor, to the Knowledge of the Sellers, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, any public international organization (such as the World Bank or the United Nations) or foreign political party, or to any Person acting on behalf of such government, department, agency, instrumentality, public international organization, or foreign political party (“Government Official”), or to any political official or candidate for political office, in order to influence decisions of such Government Official or political official or candidate, or to induce such Government Official or political official or candidate to take or omit to take any action, to secure any improper advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws), or to any other Person for a prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

(k) International Trade Matters. The Company and each of its Subsidiaries, and their respective officers, directors, and employees, and, to the Knowledge of the Sellers, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws, Ex-Im Laws, and

U.S. anti-boycott Laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury Internal Revenue Service. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor, to the Knowledge of the Sellers, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) operating, conducting business, participating in any transaction, or, to the Knowledge of the Sellers, otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

(l) Litigation. Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole, there is no, and during the past three (3) years there has been no, (i) suit, action, order, writ, injunction, charge, complaint, arbitration, labor dispute or similar proceeding (each, an “Action”) pending, or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries and no such Action has been filed against the Company or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company and its Subsidiaries.

(m) Taxes.

(i) All Tax Returns which are required to be filed by the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Governmental Entity (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and correct in all material respects and prepared in substantial compliance with all applicable Law;

(ii) All material Taxes payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid;

(iii) No outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes has been asserted or assessed by any Governmental Entity;

(iv) No Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to the Company or any of its Subsidiaries;

(v) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries;

(vi) There are no Encumbrances in respect of Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries;

(vii) The Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding and collection of Taxes, and withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party;

(viii) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement;

(ix) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of;

(A) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of any improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(B) an installment sale or open transaction occurring on or prior to the Closing Date;

(C) a prepaid amount received outside the ordinary course of business on or before the Closing Date;

(D) any closing agreement under Section 7121 of the Code, or any similar provision of any applicable Law, executed on or prior to the Closing Date;

(E) an election pursuant to Section 108(i) of the Code made before the Closing; or

(F) an election pursuant to Section 965(h) of the Code.

(x) Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A) of the Code; and

(xi) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A of the Code, or a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transactions under any corresponding or similar Law;

(xii) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization;

(xiii) Neither the Company nor any of its Subsidiaries (i) has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code;

(xiv) The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and each of its Subsidiaries will establish, in the ordinary course of business, adequate reserves for the payment of all Taxes for the period from December 31, 2018 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since December 31, 2018 outside of the ordinary course of business; and

(xv) For purpose of this Section 3.1(m), any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or its Subsidiaries, as applicable.

(n) Compensation; Benefits.

(i) Set forth on Schedule 3.1(n) of the Sellers Disclosure Schedule is a list of all material Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other employee benefit plan, program, policy, contract, arrangement or agreement, including any pension, retirement, profit sharing, savings, bonus, commission, deferred compensation, incentive compensation, equity ownership, incentive equity, equity purchase, equity option, phantom equity, vacation, paid time off, employment, consulting, severance, change of control, separation, retention, disability, death benefit, hospitalization or insurance or health or other welfare plan, program, policy, contract, arrangement or agreement, or other benefit or compensation plan, (A) providing benefits to any present or former director, employee, officer or individual independent contractor of the Company or any of its Subsidiaries, (B) maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or (C) with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation (including on account of an ERISA Affiliate). True, correct and complete copies of each of the following have been made available to Parent with respect to each material Employee Benefit Plan, as applicable,: (i) all current plan documents and related trust and/or insurance documents, including amendments and modifications (or a written description of the material terms and conditions of any such Employee Benefit Plan that is unwritten), (ii) the most recent determination letter or advisory letter received from the Internal Revenue

Service or similar non-US determination, if applicable, (iii) the three most recently filed Form 5500s and accompanying schedules or similar non-US annual report, (iv) the most recent summary plan description and any subsequent summaries of material modifications, (v) any non-routine communications from a Governmental Entity, (vi) any corrections made to an Employee Benefit Plan, voluntary or otherwise, and (vii) compliance testing results for the three most recently completed plan years.

(ii) Each Employee Benefit Plan, including any associated trust or fund, has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreements and with all applicable Law in all material respects. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a current favorable determination letter or is a pre-approved plan that is the subject of an advisory letter, from the Internal Revenue Service, and there are no circumstances which would reasonably be expected to (A) adversely affect the qualification of such Employee Benefit Plan or the ability to rely on such determination letter or advisory letter, as applicable, or (B) result in a material Tax, fine, lien, or penalty.

(iii) Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under an Employee Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.

(iv) No actions, suits, proceedings, audits, investigations, litigation or claims have been asserted, instituted or are currently pending (other than routine claims for benefits) or, to the Knowledge of the Sellers, threatened against, or with respect to, any of the Employee Benefit Plans, and, to the Knowledge of the Sellers, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims. There has been no breach of fiduciary duty (as determined under ERISA) or non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan.

(v) Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole, with respect to each Employee Benefit Plan, (A) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued on the Company’s financial statements.

(vi) There are no unfunded benefit obligations under any Employee Benefit Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto, in each case, in accordance with GAAP.

(vii) No Employee Benefit Plan is, and neither the Company nor any of its Subsidiaries has ever maintained, sponsored, contributed to or has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to, (A) any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (B) any “multiemployer plan” as defined in Section 3(37) of ERISA, (C) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (D) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and neither the Company nor any of its Subsidiaries has or could reasonably be excepted to have any current or contingent liability or obligation under or with respect to any such plan on account of at any time being considered a single employer with any other Person under Section 414 of the Code or (E) any plan or arrangement providing for current or former employees or other service providers located outside of the U.S.

(viii) No Employee Benefit Plan provides, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates have any obligation to provide, any post-termination or post-employment medical, health, life insurance or other welfare benefits to any current or former employee, director, service providers or any other Person, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or comparable state Law and for which the covered Person pays the full cost of coverage for such Person and his or her beneficiaries or dependents.

(ix) Except as set forth on Schedule 3.1(n)(ix) of the Sellers Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (A) give rise to any liability or result in any payment or benefit becoming due to any current or former officer, director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any current or former officer, director, employee, individual independent contractor or other service provider of the Company or its Subsidiaries or their beneficiaries or dependents, or (C) require any contributions or payments to fund any obligations under any Employee Benefit Plans.

(x) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), (i) is and has been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and (ii) is in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder, and no amounts under any such plan, agreement or arrangement are or have been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries have any obligation to gross-up or indemnify any individual with respect to any tax, including under Sections 4999 and 409A of the Code.

(o) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to any labor agreement, memorandum of understanding, collective bargaining agreement, collective bargaining relationship or any other agreement with any union or other labor organization. As of the date of this Agreement, no employees of the Company nor any of its Subsidiaries are represented by any union or other labor organization and there is no pending union representation petition involving employees of the Company or any of its Subsidiaries. To the Knowledge of the Sellers, no union organizing activities are underway or threatened with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past three (3) years.

(ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other labor grievance proceeding against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Sellers, threatened before any Governmental Entity.

(iii) There is no strike, slowdown, work stoppage, lockout or other material labor dispute involving employees of the Company or any of its Subsidiaries that is pending, or, to the Knowledge of the Sellers, threatened, against or involving the Company or any of its Subsidiaries, and no such dispute has occurred within the past three (3) years.

(iv) The execution and delivery of this Agreement and the performance of this Agreement do not require the Company or any of its Subsidiaries to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any unions, labor organizations, or groups of employees of the Company or any of its Subsidiaries, or any Governmental Entity, with respect to any employee of the Company or any of its Subsidiaries.

(v) Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Laws. The Shareholder Representatives, on behalf of the Company, have provided to Parent a true and complete list of employee layoffs, by date and location, implemented by the Company and each of its Subsidiaries in the ninety (90) day period preceding the date hereof.

(vi) Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole, the Company: (i) is and at all times has been in compliance in all material respects with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity, in respect of employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, sexual harassment, worker classification (including the proper classification of employees as exempt and of workers as independent contractors and consultants), plant closing notification, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(vii) Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability of the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors and/or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(viii) The Company has promptly, thoroughly and impartially investigated (to the extent reasonable) all employment discrimination and sexual harassment allegations of, or against, any employee of the Company or any of its Subsidiaries. The Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit. Neither the Company nor any of its Subsidiaries have incurred, and no circumstances exist under which the Company or its Subsidiaries would reasonably be expected to incur, any liability arising from such allegations.

(ix) The current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States. Neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have ever received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(p) Intellectual Property.

(i) Schedule 3.1(p)(i) of the Sellers Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Registered Intellectual Property and material unregistered trademarks owned or purported to be owned by the Company and its Subsidiaries, and a list of the owner of record for each such item, the jurisdictions in which each such item has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, the registration or application date, in each case, as applicable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Intellectual Property authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Intellectual Property set forth on Schedule 3.1(p)(i) of the Sellers Disclosure Schedule in full force and effect. Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries own or have the valid and enforceable right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances, (B) the Company Intellectual Property owned by the Company or any of its Subsidiaries is subsisting, in full force and effect and valid and, to the Knowledge of the Sellers, enforceable and (C) the Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business in the manner in which such business is currently being conducted.

(ii) The use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the businesses of each of the Company and its Subsidiaries does not infringe upon, violate or otherwise misappropriate, and has not in the last three (3) years infringed upon, violated or otherwise misappropriated, any Intellectual Property right of any other Person except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Sellers, threatened legal proceedings either (A) involving a claim of infringement, unauthorized use, misappropriation, dilution or other violation by any person against the Company or any of its Subsidiaries or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

(iii) Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, no Person is infringing upon, violating or otherwise misappropriating, or has in the last three (3) years infringed upon, violated or otherwise misappropriated, any Company Intellectual Property, and no such claims have been made against any Person by the Company or any of its Subsidiaries.

(iv) The Company or its Subsidiaries own or have a valid right to access and use all material computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with their businesses (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the businesses of the Company and its Subsidiaries as currently conducted, without material disruptions, adverse effects on the functionality of the Company IT Systems, or enabling or assisting any Person to access the Company IT Systems without authorization. The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company IT Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, including Personal Information and payment card information) against any unauthorized use, access, interruption, modification or corruption. To the Knowledge of the Sellers, neither the Company nor any of its Subsidiaries have suffered any actual or alleged unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company IT Systems or the information and data stored therein or transmitted thereby, except for where such access, theft or breach of security would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) The Company and its Subsidiaries have at all times complied with all published and internal privacy policies and privacy notices, applicable Privacy Laws and all of their contractual commitments with respect to Personal Information collected by or on behalf of the Company or any of its Subsidiaries, except for where such failure to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have posted such privacy notices on their respective websites, in a manner readily available to individuals whose data is being collected, used, or processed by or on behalf of the Company or its Subsidiaries. To the extent required by applicable Privacy Laws, the Company and its Subsidiaries have at all times ensured that all Persons whose Personal Information is collected, used or processed by or on behalf of the Company or any of its Subsidiaries have been provided accurate and complete disclosure regarding the collection, use, disclosure, transfer, sharing, retention, destruction, disposal of, or other processing of their Personal Information, including providing any type of notice and obtaining any type of consent required by applicable Privacy Laws, and such disclosures have not contained any material omissions or been misleading or deceptive, except for where such failure to do so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries (i) uses and has used commercially reasonable efforts to ensure that Personal Information is protected against loss, damage and unauthorized access, use, modification or other misuse, and (ii) has taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or its Subsidiaries uses the same. The Company and its Subsidiaries have not received written notice of any alleged or actual violation of any Privacy Laws or privacy policies through the date hereof and no Person (including any Governmental Entity) has made any claim or commenced any legal proceeding with respect thereto and, to the Knowledge of the Sellers, there is no reasonable basis for any such claim or legal proceeding. To the Knowledge of the Sellers, there have been no data breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries, in each case, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement comply in all material respect with all Privacy Laws.

(vi) The Company and its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company and its Subsidiaries, which measures are reasonable in the industry in which their businesses operate. No Trade Secret material to the Company’s business as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret, except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole.

(vii) The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their past and present employees, consultants and independent contractors pursuant to which each such Person (A) has presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all material Intellectual Property created or developed for the Company and its Subsidiaries (to the extent such Intellectual Property did not otherwise vest with the Company automatically by operation of Law) and (B) has agreed to hold all material Trade Secrets of the Company and its Subsidiaries in confidence both during and after such Person’s employment or retention, as applicable. To the Knowledge of the Sellers, no party is in material default or breach of any such agreements.

(viii) No open source software or freeware has been incorporated into or used in the development of any Software owned or purported to be owned by the Company or its Subsidiaries in a manner that subjects any source code or related materials for any Software owned or purported to be owned by the Company or its Subsidiaries to any requirement, condition or obligation to disclose, contribute, distribute, license or otherwise make available to any Person including the open source community such source code or related materials. None of the source code or related materials for any Software owned (or purported to be owned) by the Company or its Subsidiaries is in escrow or under any obligation to be deposited in escrow.

(q) Properties.

(i) Set forth on Schedule 3.1(q) of the Sellers Disclosure Schedule is a true, correct and complete list of all real property and interests in real property (x) owned by the Company or its Subsidiaries (“Owned Real Property”) and (y) leased, subleased, or occupied by the Company or its Subsidiaries (“Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”). Except as would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries, as applicable, have good, valid, marketable, insurable and indefeasible fee simple title to all of the Owned Real Property that it or they own. The Company or its Subsidiaries, as applicable, have a good, valid and enforceable leasehold interest in all Leased Real Property that it or they lease, and each such lease constitutes a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company’s or Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under the Leases has not been disturbed and there are no material disputes under the Leases. All such Real Property is free and clear of all Encumbrances, except for (A) statutory liens for current Taxes not yet due and payable or the amount or validity of which are being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (B) defects, exceptions, restrictions, easements, rights of way and non-monetary encumbrances disclosed in policies or commitments of title insurance that do not, individually or in the aggregate, materially impair the existing use, operation or value of, the property or asset affected or constitute a Company Material Adverse Effect, (C) statutory or other inchoate liens securing liabilities incurred in the ordinary course of business consistent with past practice for amounts not yet delinquent or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (x) that are not material to the business, operations and financial condition of the Real Property so encumbered and (y) that are not resulting from a breach, default or violation by the Company or its Subsidiaries of any contract or Law, (D) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided, that, such regulations have not been violated by the current or contemplated use or occupancy of such Real Property, (E) non-perpetual, non-exclusive licenses to Real Property granted in the ordinary course of business consistent with past practice, (F) rights of tenants or other parties in legal possession pursuant to an agreement with the Company or its Subsidiaries and (G) title to any portion of any owned or leased real property within the boundary of any public or private road, easement or right of way (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property) (items (A) through (G) collectively, “Permitted Encumbrances”). The Real Property comprises all of the real property used in connection with the business of the Company and its Subsidiaries as the business is currently conducted. Except as set forth on Schedule 3.1(q) of the Sellers Disclosure Schedule, (i) neither the Company nor its Subsidiaries have leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(ii) The Company has made available to Parent true, correct and complete copies of (i) the most recent deeds, title, policies and/or title reports for the Owned Real Property that are in the possession or control of the Company or its Subsidiaries and (ii) the Leases, together with all amendments, modifications, assignments, guarantees, side letters, and other material agreements thereto, if any, thereto.

(iii) No Governmental Entity having jurisdiction over any Real Property has issued or, to the Knowledge of the Sellers, threatened to issue any notice or order that materially adversely affects the use or operation of any Real Property, or requires the payment or deduction of any money, fee, exaction or property that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) There does not exist any actual or, to the Knowledge of the Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and none of the Company or any Subsidiary has received any notice, oral or written or, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

(v) The Company or its Subsidiaries, as applicable, own or have good and valid title to, free and clear of any and all Encumbrances, except for Permitted Encumbrances, all personal property assets, both tangible and intangible, that it or they own, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(r) Environmental Matters.

(i) Except as would not reasonably be expected to result in the Company and its Subsidiaries, taken as a whole, incurring material liabilities:

(A) The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws (“Environmental Permits”);

(B) The Company and its Subsidiaries are not subject to any unresolved or pending or, to the Knowledge of the Sellers, threatened claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders or proceedings arising under or related to Environmental Laws including with respect to exposure of any Person to Hazardous Materials;

(C) No conditions currently exist with respect to the Real Property, or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries, or any property to which the Company or Subsidiaries arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or its Subsidiaries incurring liabilities or obligations under Environmental Laws; and

(D) Other than as set forth in any Lease, neither the Company nor its Subsidiaries have assumed, provided an indemnity with respect to or otherwise become subject to, any liability of any other Person relating to Environmental Laws.

(ii) No consent, approval or authorization of or registration or filing with any Governmental Entity is required with respect to Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(iii) The Shareholder Representatives, on behalf of the Company and its Subsidiaries, have made available to Parent copies of all material environmental assessments, studies, audits, analyses or reports relating to Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all material, non-privileged documents relating to any material and outstanding liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession, custody, or reasonable control of the Company or its Subsidiaries.

(s) Insurance. The Shareholder Representatives, on behalf of the Company and its Subsidiaries, have made available to Parent copies of all material insurance policies held by the Company and each of its Subsidiaries (the “Policies”). Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Policies is in full force and effect and will remain in full force and effect immediately following Closing. The Policies are legal, binding and sufficient for material compliance with all applicable Laws and all contracts to which the Company or one of its Subsidiaries is a party. There are no pending material claims where coverage has been denied, rejected or disputed by any insurer within the past three (3) years.

(t) Affiliate Transactions. Except as set forth on Schedule 3.1(t) of the Sellers Disclosure Schedule, (i) no officer, director, shareholder, equityholder, member, manager or partner of the Company or any of its Subsidiaries, as applicable, (ii) any immediate family member of any of the foregoing, or (iii) any of their respective Affiliates (collectively, the “Related Parties”) is a party to any Material Contract or has any material interest in any material property used by the Company or any of its Subsidiaries. None of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any material amount to the other, other than pursuant to agreements or promissory notes entered into on an arms’ length basis.

(u) Brokers. Except as set forth on Schedule 3.1(u) of the Sellers Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(v) Material Contracts. Schedule 3.1(v) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of (collectively, the “Material Contracts”):

(i) each Contract to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement;

(ii) any Contract that purports to limit the right of the Company or its Subsidiaries to (A) engage or compete in any line of business or (B) compete with any Person or operate in any location, in the case of each of (A) and (B), that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of the Company or any of its Subsidiaries from soliciting customers or employees;

(iii) any Contract that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or its Subsidiaries, except in each case, for contracts entered into in the ordinary course of operation of the Company and its Subsidiaries;

(iv) any Contract providing for the granting of exclusive rights by the Company or its Subsidiaries;

(v) any customer or supply Contract with a remaining duration of one (1) or more years that involves required payments by or to the Company or any of its Subsidiaries of more than $2,000,000;

(vi) any Contract which contemplates consideration in excess of $5,000,000 with respect to the acquisition or disposition of any Person or line of business, whether by way of merger, acquisition of equity securities or acquisition of assets;

(vii) any Contract with respect to the settlement of any litigation, proceeding or claim involving non-monetary relief or monetary relief in excess of $2,000,000;

(viii) any Contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $5,000,000 or outstanding Indebtedness of more than $10,000,000;

(ix) any Contract entered into (A) for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, rights or capital stock or other equity interests of another Person pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations or (B) outside the ordinary course of business for aggregate consideration under any such Contract in excess of $5,000,000;

(x) any Contract (A) with a Governmental Entity or (B) that is a Lease with an outstanding payment obligation in excess of $2,000,000 over the term of such Lease;

(xi) any Contract that is a limited liability company agreement, or that is related to the formation, governance or operation of any joint venture, partnership or other similar agreement or arrangement, other than any such Contract solely between or among any of the Company and its Subsidiaries;

(xii) any Contract pursuant to which the Company or any of its Subsidiaries grants to any Person, or is granted, any license or other rights with respect to material Intellectual Property but excluding non-exclusive licenses granted by the Company in the ordinary course of business and licenses for commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries for less than $50,000;

(xiii) any material Contract that is a currency or interest hedging arrangement;

(xiv) any material Contract containing a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase securities of another Person;

(xv) any Contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty;

(xvi) all employment, consulting or other similar Contracts which (A) provide for annual base compensation in excess of $150,000, (B) provide for transaction bonuses, change in control payments, retention payments or severance, or (C) otherwise restrict the Company or any of its Subsidiaries’ ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or no reason, in each case other than any such employment, consulting or other similar Contract that is terminable at will, without penalty or Obligation to the Company or any of its Subsidiaries; and

(xvii) any collective bargaining agreement or other Contract with any trade union, works council, or labor organization.

Except as would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company and its Subsidiaries, taken as whole, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of the Sellers, is any other party to any such Material Contract in breach or default thereunder. Except as would not be reasonably likely to result in, individually or in the aggregate, a material liability (of any nature) to the Company or any of its Subsidiaries, as of the date hereof, (A) neither the Company nor any of its Subsidiaries has received any claim or notice of breach of or default under any such Material Contract or any notice of intent to cancel or terminate any Material Contract, and (B) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Material Contract by the Company or any of its Subsidiaries party thereto (in each case, with or without notice or lapse of time or both).

(w) Exclusivity of Representations and Warranties.

(i) Except as otherwise expressly set forth in this Section 3.1 (as modified by the Sellers Disclosure Schedules), any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, the Sellers expressly disclaim any representations or warranties of any kind or nature in respect of the Company, express or implied, including any representations or warranties as to the Company’s Subsidiaries, their respective businesses and affairs or the transactions contemplated by this Agreement.

(ii) Without limiting the generality of the foregoing, except for the representations and warranties in this Section 3.1, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, neither the Sellers nor any other Person has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Company or its Subsidiaries that have been made available to Parent, including due diligence materials, or in any presentation of the business and affairs of the Company or its Subsidiaries by the management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Sellers on behalf of the Company and its representatives, are not and shall not be deemed to be or to include representations or warranties made by the Sellers on behalf of the Company, and are not and shall not be deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby, except, in each such case, to the extent of any representation or warranty provided in this Section 3.1, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements with respect to any such matters.

Section 3.2 Representations and Warranties of the Sellers. Except as set forth on the Sellers Disclosure Schedule, each of the Sellers, severally, and not jointly and severally, make the representations and warranties to Parent as follows, in each case as of the date hereof and as of the Closing Date.

(a) Organization, Standing and Power.

(i) If such Seller is a natural person, such Seller is of sound mind, has the legal capacity to enter into this Agreement and the Ancillary Agreements to which he or she is a party, has entered into or will enter into this Agreement and the Ancillary Agreements to which he or she is a party on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement and the Ancillary Agreements to which he or she is a party.

(ii) If such Seller is not a natural person, such Seller is a corporation, exempted company or limited liability company, as applicable, duly organized or incorporated, validly existing and in good standing under the applicable Laws of its state of incorporation or formation, as applicable, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary. Such Seller has heretofore made available to Parent complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to Parent.

(b) Authority; No Violations, Consents and Approvals.

(i) Such Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the Stock Purchase and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by such Seller, and the consummation by such Seller of the Stock Purchase and the other transactions contemplated hereby and thereby, have, if such Seller is not a natural person, been duly authorized by all necessary corporate or limited liability action, as applicable, on the part of such Seller. This Agreement and, when executed, each applicable Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject, as to enforceability, to the Bankruptcy Exception.

(ii) The execution and delivery of this Agreement does not, and the consummation of the Stock Purchase and other transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, (A) if such Seller is not a natural person, any provision of such Seller’s Organizational Documents or (B) any Law applicable to such Seller.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the Stock Purchase and other transactions contemplated hereby, except for: (A) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; and (B) such filings and approvals as may be required by any securities, corporate or other applicable Laws set forth on Schedule 3.2(b)(ii) of the Sellers Disclosure Schedule.

(c) Ownership and Transfer of Company Stock. Such Seller is the record and beneficial owner of the Company Stock set forth opposite such Seller’s name on Schedule 3.2(c) of the Sellers Disclosure Schedule, free and clear of all Liens (other than any Liens created applicable securities Laws). Such Seller has the power to sell, transfer, assign and deliver its Company Stock as provided in this Agreement, and such delivery will convey to Parent good, valid and marketable title to such Company Stock, free and clear of all Liens (other than any Liens created by applicable securities Laws).

(d) Information Supplied. None of the information supplied or to be supplied by or on behalf of such Seller prior to the Closing Date related to such Seller expressly for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time the S-4 Registration Statement / Proxy Statement is declared effective by the SEC and at the date mailed to shareholders of Parent at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement, insofar as it relates to information supplied by or on behalf of such Seller related to such Seller for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement or any Parent SEC Documents.

(e) Brokers. Except as set forth on Section 3.2(e) of the Sellers Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf such Seller.

Section 3.3 Representations and Warranties of Parent. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Shareholder Representatives on or prior to the date of this Agreement (the “Parent Disclosure Schedule”) and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, Parent makes the representations and warranties to the Sellers, as follows, in each case as of the date hereof and as of the Closing Date.

(a) Organization, Standing and Power. Parent is a corporation or exempted company, as applicable, duly organized or incorporated, validly existing and in good standing under the applicable Laws of its state of incorporation or formation, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Sellers complete and correct copies of its Organizational Documents, each as amended to date, and each such document is (i) in full force and effect and (ii) has not been amended in any respect from the copy made available to the Sellers.

(b) Capital Structure.

(i) As of the date hereof: (A) 200,000,000 Existing Parent Class A Shares , par value $0.0001 per share, are authorized and 45,000,000 shares are issued and outstanding; (B) 20,000,000 Existing Parent Class F Shares, par value $0.0001 per share (Existing Parent Class F Shares together with the Existing Parent Class A Shares, the “Existing Parent Ordinary Shares”), are authorized and 11,250,000 are issued and outstanding; (C) 1,000,000 preference shares of Parent, par value $0.0001 per share (“Parent Preference Shares”) are authorized and 0 are issued and outstanding; (D) 7,333,333 warrants to purchase 7,333,333 Class A Shares (the “Private Placement Warrants”) are outstanding and (E) 15,000,000 warrants to purchase 15,000,000 Class A Shares (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Existing Parent Class A Shares, Existing Parent Class F Shares, Parent Preference Shares, Private Placement Warrants and Public Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights. All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Encumbrances.

(ii) Subject to approval of the Transaction Proposals, the equity portion of the Total Consideration, when delivered, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound.

(c) Authority; No Violations, Consents and Approvals.

(i) Parent has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, other than with respect to Parent the receipt of the Parent Shareholder Approval. This Agreement and, when executed, each Ancillary Agreement, has been duly executed and delivered by Parent, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, subject as to enforceability, to the Bankruptcy Exception.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the Organizational Documents of Parent or any of its respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.3(c)(iii) are duly and timely obtained or made, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other applicable Laws set forth on Schedule 3.3(c) of the Parent Disclosure Schedule; and (E) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to the Transaction Proposals, the following approvals of the existing shareholders of Parent shall be required (the “Parent Shareholder Approval”):

(A) the Business Combination Proposal shall require an ordinary resolution under Cayman Islands law which requires the affirmative vote (in person or proxy) of a simple majority of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting;

(B) the NYSE Proposal shall require the affirmative vote (in person or proxy) of a simple majority of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting;

(C) the Parent Domestication shall require a special resolution under Cayman Islands law which requires the affirmative vote (in person or proxy) of a majority of not less than two-thirds of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting; and

(D) each of the Organizational Documents Proposals shall require a special resolution under Cayman Islands law which requires the affirmative vote (in person or proxy) of a majority of not less than two-thirds of the shareholders of Parent who attend and vote at the Parent Shareholders Meeting.

The Parent Shareholder Approval is the only vote of the holders of any class or series of shares of Parent necessary to approve the transactions contemplated by this Agreement.

(d) Transaction Expenses. Set forth on Schedule 3.3(d) of the Parent Disclosure Schedule are the estimated Parent Transaction Expenses; provided that Parent may deliver an updated Schedule 3.3(d) (including any updates to the estimated Parent Transaction Expenses) to the Shareholder Representative no later than five (5) Business Days prior to Closing.

(e) SEC Documents.

(i) Parent has made available (including via the EDGAR system) to the Sellers a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxies, registration statement and other documents filed by Parent with the SEC since its initial registration of the Existing Parent Ordinary Shares (the “Parent SEC Documents”) and prior to the date of this Agreement. Each of the Parent SEC Documents has been timely filed and, as of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other applicable Law, as the case may be, and the rules and regulations of the SEC thereunder, in each case, to the extent applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has timely filed each report, statement, schedule, prospectus, and registration statement that Parent was required to file with the SEC since its inception. Parent has made available (including via the EDGAR system) to the Sellers all material correspondence between the SEC, on the one hand, and the Sellers or any of its Subsidiaries, on the other hand, since the initial registration of the Existing Parent Ordinary Shares. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Documents. As of the date hereof, (A) none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (B) to the knowledge of Parent, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document.

(ii) The financial statements of Parent included in the Parent SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(iii) There are no liabilities of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP other than (i) liabilities adequately provided for on the unaudited consolidated balance sheet of Parent for the quarter ended March 31, 2019 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2019; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; and (iv) liabilities which would not reasonably be likely to have, individually or in the aggregate, a materially adverse effect on the financial position of Parent and its Subsidiaries, taken as a whole.

(iv) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(f) Information Supplied. None of the information supplied or to be supplied by Parent prior to the Closing expressly for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement will, at the time the S-4 Registration Statement / Proxy Statement is declared effective by the SEC and at the date mailed to shareholders of Parent or at the time of the Parent Shareholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 Registration Statement / Proxy Statement (other than with respect to information supplied by Company for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Shareholder Representatives, the Sellers or the Shareholder Representatives or the Sellers on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement / Proxy Statement.

(g) Absence of Certain Changes or Events. Since December 31, 2018, there has not (i) been any Parent Material Adverse Effect, and (ii) Parent has conducted itself only in the ordinary course of business consistent with past practice.

(h) No Default. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Articles of Association or the comparable charter or organizational documents of any of Parent’s Subsidiaries, or (ii) any Law applicable to Parent or any of its Subsidiaries, except, in each case, for defaults or violations which would not be materially adverse to Parent.

(i) Compliance with Applicable Laws. Since the date of its incorporation or formation, as applicable, Parent has not been in violation of any applicable Law, except for violations which would not be reasonably likely, individually or in the aggregate, to result in material liability to Parent. Since the date of its incorporation, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to Parent.

(j) Litigation. As of the date hereof, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against Parent or any of its Subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

(k) Related Party Agreements. Schedule 3.3(k) of the Parent Disclosure Schedule sets forth a true and complete list of any Contract between Parent or any of its Subsidiaries, on the one hand, and Parent Sponsor, any of Parent Sponsor’s Affiliates or any of Parent’s Affiliates (other than Parent’s Subsidiaries) on the other hand.

(l) Listing. The issued and outstanding Existing Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Existing Parent Ordinary Shares or prohibit or terminate the listing of Existing Parent Ordinary Shares on NYSE. Except as otherwise set forth in this Agreement, Parent has taken no action that is designed to terminate the registration of Existing Parent Ordinary Shares under the Exchange Act.

(m) Trust Account.

(i) As of May 31, 2019, Parent had $461,191,711.70 in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement for the benefit of its public stockholders. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(ii) The Trust Agreement is valid, binding and in full force and effect and enforceable against Parent and, to the Knowledge of Parent, the Trustee in accordance with its terms and has not been amended or modified.

(iii) There are no separate agreements, side letters or other agreements or understandings (whether written or underwritten, express or implied) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Knowledge of Parent, that would entitle any Person (other than the shareholders of Parent who exercise the Parent Shareholder Redemption) to any portion of the proceeds in the Trust Account.

(iv) Prior to the Closing, none of the funds held in the Trust Account will be released except (A) to pay income and franchise Taxes from any interest income earned in the Trust Account, (B) to redeem Existing Parent Class A Shares in accordance with Parent’s Organizational Documents and (C) to fund Parent’s working capital requirements, subject to an annual limit of $750,000.

(n) Exclusivity of Representations and Warranties.

(i) Except as otherwise expressly set forth in this Section 3.3 (as modified by the Parent Disclosure Schedules), any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, Parent expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to its or their Subsidiaries, their respective businesses and affairs or the transactions contemplated by this Agreement, as applicable.

(ii) Without limiting the generality of the foregoing, except for the representations and warranties in this Section 3.3, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements, neither Parent nor any of its respective Affiliates, nor any representative of the foregoing, nor any of their respective employees, officers, directors or equityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of Parent nor any of its respective Subsidiaries, that have been made available to the Sellers or to the Company, including due diligence materials, or in any presentation of the business and affairs of Parent nor any of its respective Subsidiaries, by the management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Sellers or the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by any of Parent and its respective representatives, are not and shall not be deemed to be or to include representations or warranties of Parent, and are not and shall not be deemed to be relied upon by the Sellers or the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby, except, in each such case, to the extent of any representation or warranty provided in this Section 3.3, any certificate delivered pursuant to this Agreement or in any Ancillary Agreements with respect to any such matters.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE TRANSACTION

Section 4.1 Conduct of Business by the Company and its Subsidiaries Pending the Transaction. The Sellers, severally, and not jointly and severally, covenant and agree that, from the date hereof until the Closing, except as set forth on Schedule 4.1 of the Sellers Disclosure Schedule, as expressly contemplated by this Agreement or any Ancillary Agreement, as required by any applicable Laws or as otherwise consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Company to comply with the following:

(a) Ordinary Course. Each of the Company and its Subsidiaries shall conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Permits, maintain all of the assets and properties of, or used by, the Company and the Subsidiaries, in all material respects, in their current condition, ordinary wear and tear excepted, retain its current officers and Key Employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its and its Subsidiaries’ ongoing business shall not be impaired in any material respect at the Closing.

(b) Distributions; Changes in Stock. Except for transactions solely among the Company and its Subsidiaries, the Company shall not and shall not permit any of its Subsidiaries to: (i) split, combine, or reclassify any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in the Company or any Subsidiary of the Company, other than in connection with the forfeiture of equity-based incentive compensation awards outstanding as of the date hereof solely in accordance with the terms of such awards; (iii) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in the Company or any Subsidiary of the Company, other than in connection with the settlement or exercise of any Company Warrants or any equity-based incentive compensation awards outstanding as of the date hereof solely in accordance with the terms of such awards; or (iv) declare, set aside or pay any dividend or make any other distribution.

(c) Governing Documents. The Company shall not amend or propose to amend the Company Certificate and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar or Organizational Documents.

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Permits from or any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly owned Subsidiary or joint venture investment of the Company except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, in each case (A) existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice and not in excess of $500,000 individually or $5,000,000 in the aggregate.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to sell, lease, license, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, any portion of its assets or properties, other than any sale, lease or disposition in the ordinary course of business consistent with past practice or pursuant to agreements existing on the date hereof and set forth on Schedule 4.1 of the Sellers Disclosure Schedule.

(f) No Dissolution. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(g) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their accounting methods or policies, except as required by GAAP.

(h) Tax Matters. The Company shall not (i) make or rescind any Tax election or change any annual accounting period or method of accounting relating to Taxes, (ii) amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, the Company or the Surviving NewCo in respect of any post-closing Tax period, or (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

(i) Related Party Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons (including the Company and its Subsidiaries) or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(j) Compensation and Benefits. The Company shall not, and shall not permit its Subsidiaries to (i) increase in any manner the compensation or benefits of any current or former officer, employee, director or individual independent contractor of the Company, except for increases required by the existing terms of an Employee Benefit Plan in effect on the date hereof or applicable Law, (ii) merge, terminate or amend any Employee Benefit Plan, or establish or adopt any arrangement that would be an Employee Benefit Plan if in effect on the date of this Agreement, (iii) hire, engage or terminate any employee or individual independent contractor, or change the classification or status in respect of any employee or independent contractor, other than (A) terminations for cause and (B) new hires with annual base compensation no greater than $150,000 to fill non-executive vacancies occurring following the date hereof, (iv) loan or advance any money or other property to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (v) grant any severance, bonus, incentive equity or change in control benefits or (vi) take any action to accelerate the vesting or payment of, otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan.

(k) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to (other than draws under the Credit Agreement): (i) incur, create or assume any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) except in the ordinary course of business consistent with past practice, create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances, (iii) cancel or forgive any Indebtedness in excess of $200,000 owed to the Company or any of its Subsidiaries or (iv) make or incur any capital expenditures, except for capital expenditures (A) in the ordinary course of business consistent with past practice or (B) other capital expenditures in an amount not to exceed $500,000 individually or $5,000,000 in the aggregate.

(l) No Modifications. The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any lease of real property or modify or amend any Lease, except in the ordinary course of business consistent with past practice, or (ii) amend in any materially adverse respect or terminate or extend any Material Contract except extensions, renewals and non-renewals of existing Material Contracts in the ordinary course of business consistent with past practice.

(m) Litigation. The Company shall not, and shall not permit its Subsidiaries to, settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its Subsidiaries, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, $500,000, and (ii) would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted or anticipated to be conducted.

(n) Agreements. The Sellers agree to cause the Company not to, and to cause the Company not to permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.1.

Notwithstanding the provisions of this Section 4.1, the Company may take any action that would otherwise be prohibited by clauses (a), (d), (e), (l) or (n) without Parent’s consent to the extent that such action would not require the Company to amend or supplement the S-4 Registration Statement / Proxy Statement.

Section 4.2 Conduct of Business by Parent Pending the Closing. Parent covenants and agrees that, prior to the Closing, except as set forth on Schedule 4.2 of the Parent Disclosure Schedule, as expressly contemplated by this Agreement or any Ancillary Agreement, as required by any applicable Laws or as otherwise consented to by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. Each of Parent and its Subsidiaries shall conduct its businesses in the ordinary course.

(b) Distributions; Changes in Stock. Except for transactions solely among Parent and its Subsidiaries, Parent shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent; or (iii) other than in connection with any Ancillary Agreement or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement.

(c) Issuance of Securities. Other than in respect of issuances in connection with the Subscription Agreements, Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

(d) Governing Documents. Other than pursuant to this Agreement, Parent shall not amend or propose to amend the Organizational Documents of Parent and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e) No Acquisitions. Except as contemplated hereby, Parent shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of Parent, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than Parent or any wholly owned Subsidiary.

(f) Trust Account. Parent shall not, in any material respect, amend the Trust Agreement or any other agreement related to the Trust Account.

(g) No Dissolution. Parent shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up.

(h) Accounting. Parent shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i) Related Party Agreements. Parent shall not enter into or amend any Contract with any former or present director or officer of Parent or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act other than in connection with any Director Letter Agreement or any Parent Sponsor Loan.

(j) Indebtedness. Parent shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Parent or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances or any Parent Sponsor Loan.

(k) Agreements. Parent shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

Section 4.3 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall cause the Company and its respective Subsidiaries not to, and shall use reasonable best efforts to cause their and their respective Subsidiaries’ Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person (other than Parent, its Subsidiaries and their respective Representatives) or other entity or group, concerning any acquisition (whether by purchase of stock or assets or otherwise) of equity interests in the Company or its Subsidiaries or of all or any material portion of the assets of the Company or its Subsidiaries or any other transaction involving a change in ownership, or a debt or equity financing of the Company (a “Company Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Company Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Company Alternative Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3(a). If the Sellers, the Company, their respective Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to a Company Alternative Transaction at any time prior to the Closing, then the Sellers or the Company, as the case may be, shall promptly (and in no event later than twenty-four (24) hours after the Sellers or the Company, as the case may be, become aware of such inquiry or proposal) (A) advise Parent orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide Parent a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Sellers and the Company are subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(a) by any of the Sellers, the Company, their respective Subsidiaries, Affiliates or their or any of their respective Subsidiaries’ or Affiliates’ Representatives shall be deemed to be a breach of this Section 4.3(a) by the Sellers or the Company (as the case may be).

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person (other than the Company, its Subsidiaries and their respective Representatives) or other entity or group, concerning any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding) relating to a Business Combination (as defined in Parent’s Articles of Association) (a “Parent Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Parent Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Parent Alternative Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated by this Agreement shall not be deemed a violation of this Section 4.3(b). If Parent, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to a Parent Alternative Transaction at any time prior to the Closing, then Parent shall promptly (and in no event later than twenty-four (24) hours after Parent becomes aware of such inquiry or proposal) (A) advise the Shareholder Representatives orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Shareholder Representatives a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that Parent is subject to an exclusivity agreement with respect to a Parent Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 4.3(b) by any of Parent, its Subsidiaries, Affiliates or any of their respective Representatives shall be deemed to be a breach of this Section 4.3(b) by Parent.

Section 4.4 Consents. The Sellers shall cause the Company, and shall cause the Company to cause its Subsidiaries, to use their respective reasonable best efforts to obtain any consent that may be required under the Credit Agreement. Parent agrees to take reasonable actions to cooperate with the Sellers, the Shareholder Representatives and the Company in connection with the foregoing, including participating in meetings with the lenders and providing documentation and other information with respect to Parent that is reasonably requested by the lenders pursuant to any “know your customer” and any anti-money laundering rules and regulations, including the Patriot Act.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of S-4 Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable after receipt by Parent from the Shareholder Representatives of all financial and other information relating to the Company (in accordance with Section 5.1(b)) as Parent may reasonably request for its preparation, Parent shall, and the Sellers shall cause the Company to, prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Shareholder Representatives), and Parent shall file with the SEC under the Securities Act, a registration statement on Form S-4 relating to the transactions contemplated by this Agreement (as amended from time to time, the “S-4 Registration Statement / Proxy Statement”) (it being understood that the S-4 Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus and which will be used for the Parent Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent Organizational Documents, applicable Law and any applicable rules and regulations of the SEC and NYSE). Parent shall, and the Sellers shall cause the Company to, use their reasonable best efforts to: (a) cause the S-4 Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (b) promptly notify the other parties hereto of and cooperate with each other with respect to any comments of the SEC or its staff within one (1) Business Day of receipt of such comments, and promptly respond to such comments (and, in any event, within five (5) Business Days); (c) have the S-4 Registration Statement / Proxy Statement declared effective under the Securities Act as soon as reasonably practicable after it is filed with the SEC; (d) within two (2) Business Days after such declaration commence mailing the S-4 Registration Statement / Proxy

Statement to the respective shareholders of each of Parent and the Company; and (e) keep the S-4 Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each of Parent, on the one hand, and the Sellers (who shall cause the Company to), on the other hand, shall, within two (2) Business Days of a request by the other, furnish the other all information concerning such party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1; provided, that, neither Parent, the Shareholder Representatives nor the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (i) such party obtains the prior written consent of the others to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (ii) to the extent that use of such information is required to avoid violation of applicable Law. If Parent, the Sellers, the Shareholder Representatives or the Company become aware of any information that should be disclosed in an amendment or supplement to the S-4 Registration Statement / Proxy Statement, then: (A) such party shall inform the others thereof within one (1) Business Day of becoming so aware; (B) such party shall prepare and mutually agree upon with the others (and its counsel) (such agreement not to be unreasonably withheld, conditioned or delayed by Parent or the Shareholder Representatives), an amendment or supplement to the S-4 Registration Statement / Proxy Statement; (C) Parent shall file such mutually agreed upon amendment or supplement with the SEC; and (D) Parent shall, and the Sellers shall cause the Company to, cooperate, if appropriate and at Parent’s expense, in mailing such amendment or supplement to the shareholders of Parent and the shareholders of the Company. Parent shall promptly advise the Shareholder Representatives and the Company of the time of effectiveness of the S-4 Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the New Parent Class A-1 Stock for offering or sale in any jurisdiction, and Parent shall, and the Sellers shall cause the Company to, use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b) The Sellers shall cause the Company to, within two (2) Business Days of a request by Parent, provide Parent with all information concerning the Company and the management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Parent for inclusion in the S-4 Registration Statement / Proxy Statement.

Section 5.2 Access to Information. The Sellers shall cause the Company to afford Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, advisors and other representatives (collectively, the “Representatives”) reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall furnish reasonably promptly to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent including in connection with the preparation of the S-4 Registration Statement / Proxy Statement. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries. Notwithstanding the foregoing provisions of this Section 5.2, the Sellers shall not be required to cause the Company or any of the Company’s Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law; provided, that, the Sellers shall cause the Company to withhold only that portion of such information that is reasonably required to be withheld in order to preserve such privilege or comply with such applicable Law or Contract. The Confidentiality Agreement, dated as of April 8, 2019, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Sellers, on behalf of the Company, acknowledge that, in connection with the equity financing relating to the transactions contemplated by this Agreement, Parent shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the equity financing sources, which information may include Confidential Information; provided, that, Parent provides the Shareholder Representatives with a reasonable opportunity to review and provide comments to such presentation and the Shareholder Representatives consent to the contents thereof.

Section 5.3 Parent Shareholders’ Meeting. Upon the effectiveness of the S-4 Registration Statement / Proxy Statement, Parent shall: (i) take all action necessary under applicable Law and the Parent Articles of Association to call, give notice of, convene and hold an extraordinary general meeting of Parent (the “Parent Shareholders Meeting”) to seek (A) adoption and approval of this Agreement by the holders of Existing Parent Ordinary Shares in accordance with applicable Law and exchange rules and regulations (the “Business Combination Proposal”), (B) approval of the issuance of New Parent Class A-1 Stock in accordance with applicable Law and exchange rules and regulations in accordance herewith (the “NYSE Proposal”), (C) approval of the Parent Domestication, (D) amendment and restatement of the Parent Organizational Documents, in substantially the forms attached as Exhibits M, N and O to this Agreement (as may be subsequently amended by mutual written agreement of Shareholder Representatives and Parent at any time before the S-4 Registration Statement / Proxy Statement is declared effective by the SEC), (the “Organizational Documents Proposals”) and (E) approval of any other proposals reasonably agreed by Parent and Shareholder Representatives to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals, together, the “Transaction Proposals”), which Parent Shareholders Meeting will be held as promptly as reasonably practicable following the declaration of effectiveness of the S-4 Registration Statement / Proxy Statement by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the Parent Shareholders Meeting. Parent shall, through the Parent Board, include a statement in the S-4 Registration Statement / Proxy Statement to the effect that the Parent Board recommends that the Parent shareholders vote in favor of the Transaction Proposals (the “Parent Board Recommendation”). To the extent that Closing will not occur by or before 30 September 2019, Parent shall, provided that the parties are still working in good faith to consummate the transactions contemplated by this Agreement, take all action reasonably necessary under applicable Law and the Parent Articles of Association to call, give notice of, convene and hold an extraordinary general meeting of Parent to seek an extension to the time periods set out in Article 49.4 of the Parent Articles of Association. The Parent Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Sellers or the Company, the Parent Board Recommendation (a “Change in Recommendation”); provided, that, the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Parent Board of its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent may, with the consent of the Parent Shareholders Meeting, adjourn or postpone the Parent Shareholders Meeting (x) to the extent necessary to ensure that any required supplement or amendment to the S-4 Registration Statement / Proxy Statement is provided to Parent’s shareholders or, if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient Existing Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (y) in order to solicit additional proxies from shareholders of Parent in favor of the adoption of each of the Transaction Proposals.

Section 5.4 Company Migration. The parties hereto agree to discuss in good faith a potential reincorporation of the Company to the State of Delaware (the “Company Migration”) prior to the Closing.

Section 5.5 Antitrust Approvals and Other Approvals; Efforts.

(a) Except for the filings and notifications made pursuant to the HSR Act or other applicable Antitrust Laws to which Sections 5.5(b) and (d), and not this Section 5.5(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously pursue, and shall cooperate fully with each other in the pursuit of, such matters.

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, Parent shall, and the Sellers cause the Company to, make all pre-merger notification filings required under the HSR Act. Each of Parent, on the one hand, and the Sellers (who shall cause the Company to), on the other hand, shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any filings under the HSR Act. Unless otherwise agreed, Parent shall, and the Sellers shall cause the Company to, each use their reasonable best efforts to ensure the prompt expiration of any applicable waiting period, termination of any suspensory obligation or the clearance or approval under the HSR Act. Parent shall, and the Sellers shall cause the Company to, each use their reasonable best efforts to respond to and comply, as advisable, with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any applicable Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “Antitrust Laws”), including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”). Each of Parent, on the one hand, and the Sellers (who shall cause the Company to), on the other hand, shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to any of the foregoing. Unless expressly prohibited by a Governmental Entity, Parent shall, to the extent practicable, permit the Shareholder Representatives to participate in any material meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approval.

(c) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than thirty (30) Business Days following the date of this Agreement, Parent shall and the Sellers shall cause the Company to, make all filings and submissions with the Pennsylvania Gaming Control Board (including, for the avoidance of doubt, all filings required to be made with respect to the Pennsylvania Gaming Approval) and the Illinois Gaming Board, or such successor Governmental Entity, as are required under any Law applicable to such party or any of its Affiliates. The Sellers shall cause the Company to, and Parent shall, keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Pennsylvania Gaming Control Board or Illinois Gaming Board. The Shareholder Representatives and Parent shall jointly direct any proceedings or negotiations with the Pennsylvania Gaming Control Board or the Illinois Gaming Board (or any other similar Governmental Entity) or other Person related to the any of the foregoing. Unless expressly prohibited by a Governmental Entity, the Sharehodler Representatives and Parent shall, to the extent practicable, participate in any material meeting or communication with a Governmental Entity with regard to obtaining the Pennsylvania Gaming Approval.

(d) Subject to the terms and conditions of this Agreement, Parent will, and the Sellers shall cause the Company to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, as determined by them in their reasonable discretion, to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties to the extent required for the consummation of the transactions contemplated hereby, and (iv) execute and deliver additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, that, neither any of the parties hereto nor the Company shall be required to take, or cause to be taken, any actions that are not contingent on the Closing.

(e) Parent shall not, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under the HSR Act with respect to this Agreement.

Section 5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Closing, Parent shall and shall cause the Surviving NewCo, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, subject to the terms hereof, a director or officer of Parent or the Company, or any of their respective Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of Parent or the Company, or any of their respective Subsidiaries, or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Laws but solely to the extent such indemnification is provided for in the organizational documents of Parent, the Company, any employment agreement or indemnification agreement effective as of the date hereof. Any Indemnified Person wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent or the Surviving NewCo, as applicable, (but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.6 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to Parent or the Surviving NewCo, as applicable, any undertaking required by applicable Law.

(b) Parent and the Surviving NewCo shall not amend, repeal or otherwise modify the Organizational Documents of Parent or the Surviving NewCo, or any of their respective Subsidiaries, as applicable, in any manner that would affect adversely the rights thereunder with respect to periods prior to the Closing of individuals who at and at any time prior to the Closing were directors or officers of Parent, the Company or any of their respective Subsidiaries, except to the extent required by Law. Parent shall, and shall cause the Surviving NewCo to, fulfill and honor any indemnification agreements between (i) Parent, on the one hand, and any of its directors, officers or employees existing as of the date hereof, and (ii) the Company, on the one hand, and any of its directors, officers or employees existing as of the date hereof.

(c) The Sellers shall cause the Company to, with respect to the Company’s Indemnified Persons, put in place and fully prepay at or prior to the Closing a “tail” insurance policy with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing; provided, that, if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then the Sellers shall cause the Company to purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate.

(d) Parent will, with respect to its Indemnified Persons, cause to be put in place and shall fully prepay at or prior to the Closing a “tail” insurance policy with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as Parent’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Parent’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing; provided, that, if the aggregate annual premiums for such insurance policies exceed 250% of the per annum rate of premiums currently paid for such insurance policies, then Parent shall purchase and maintain insurance policies or tail insurance providing for the maximum coverage that shall then be available at an annual premium equal to 250% of such rate.

(e) In the event that Parent, the Surviving NewCo or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of such Person shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification pursuant to this Section 5.6.

(f) Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Surviving NewCo hereby agrees to indemnify Parent Sponsor and to hold Parent Sponsor and each of its directors, officers, managers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Sponsor Indemnified Parties”) harmless from and against, and to pay to the applicable Parent Sponsor Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from any actual or threatened Action brought by any equityholder of the Company, or any of their respective directors, officers, managers, employees, Affiliates, equityholders, agents, attorneys, representatives, successors and assigns in connection with any of the transactions contemplated by this Agreement.

Section 5.7 Public Announcements. None of the parties hereto shall, nor shall any of the parties hereto permit any of their representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of Parent, on the one hand, and the Shareholder Representatives, on the other hand (which consent shall not be unreasonably withheld), except as may be required by applicable Law (a “Required Disclosure”). Notwithstanding the foregoing, in the event of a Required Disclosure, to the extent reasonably practicable, the disclosing party will (a) deliver a draft of such press release or public statement to each other party, and shall give each other party reasonable opportunity (but in no event less than twenty-four (24) hours) to comment thereon prior to such disclosure and (b) consider in good faith the reasonable comments of such other party.

Section 5.8 Investigation; No Other Representations or Warranties.

(a) Each of the parties acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon has formed an independent judgment concerning, Parent, the Sellers, the Company and their respective Subsidiaries, and, in each case, their businesses and operations, and each such Person has requested such documents and information from each of the other applicable Persons as each such Person considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each such Person acknowledges and agrees that it has had an opportunity to ask all questions of such other Persons with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(b) Each of the parties agrees that, except for the representations and warranties made with respect to the Company that are expressly set forth in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties made with respect to the Sellers that are expressly set forth in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement, the representations and warranties of Parent that are expressly set forth in Section 3.3 of this Agreement or any certificate delivered pursuant to this Agreement, and any representations and warranties of such Person expressly set forth in any Ancillary Agreement, no party to this Agreement has, and none of their respective Affiliates or Representatives have, made and shall not be deemed to have made any representation or warranty of any kind with respect to the matters contemplated by this Agreement or any materials heretofore or hereafter delivered to or made available to each of the other applicable Persons or their respective representatives or Affiliates.

(c) Without limiting the generality of Section 5.8(b), Parent agrees that none of the Sellers, the Company or any of their Affiliates or Representatives, makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent or any of its Affiliates or Representatives, except to the extent and as expressly covered by a representation and warranty made (i) with respect the Company, and contained in Section 3.1 of this Agreement or any certificate delivered pursuant to this Agreement, or (ii) by the Sellers and contained in Section 3.2 of this Agreement or any certificate delivered pursuant to this Agreement.

(d) Without limiting the generality of Section 5.8(b), the Sellers agree that neither Parent nor any of its respective Affiliates or Representatives, makes or has made any representation or warranty to the Sellers or any of their respective Affiliates or Representatives with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Company or any of its Affiliates or Representatives; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to the Sellers or any of its respective Affiliates or Representatives, except to the extent and as expressly covered by a representation and warranty made by Parent and contained in Section 3.3 of this Agreement or any certificate delivered pursuant to this Agreement.

(e) Nothing in this Agreement (including this Section 5.8) shall relieve any party hereto of any liability for or limit any Person’s ability to seek any remedy in the event of Actual Fraud. For purposes of this Agreement, “Actual Fraud” means, with respect to a party, each of (i) the existence of a false representation or warranty by such party with respect to any Express Representation, (ii) the actual knowledge of the party making the Express Representation in question that such Express Representation was false when made, and (iii) such false representation or warranty would reasonably be expected to induce another party to act or refrain from acting by the making of such false Express Representation.

Section 5.9 NYSE Listing. From the date of this Agreement through the Closing, Parent shall, and the Sellers shall cause the Company to, use reasonable best efforts to ensure that Parent remains listed as a public company on, and for the Existing Parent Ordinary Shares to be tradable over, the New York Stock Exchange (the “NYSE”).

Section 5.10 Transaction Litigation. Subject to the following sentence, each party hereto shall notify the other parties hereto of the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto apprised of any developments with respect to such defense, settlement or prosecution, on a reasonably frequent basis and at such party’s sole cost and expense. Further, the Sellers shall cause the Company to promptly advise Parent orally and in writing of any Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement (such Action, a “Shareholder Action”) and shall keep Parent reasonably informed regarding any such litigation. The Sellers shall cause the Company to give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to Parent’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; provided, that, the Company shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action. Parent shall promptly advise the Shareholder Representatives orally and in writing of any Action brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Shareholder Representatives reasonably informed regarding any such litigation. Parent shall give the Shareholder

Representatives the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to the Shareholder Representatives’ advice, on behalf of the Company, with respect to such litigation and shall not settle any such litigation without the prior written consent of the Shareholder Representatives, such consent not to be unreasonably withheld, delayed or conditioned.

Section 5.11 Section 16 Matters. Prior to the Closing, Parent shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of New Parent Class A-1 Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. Parent shall provide the Sellers with copies of any resolutions proposed to be adopted by the Parent Board in connection with the foregoing prior to such adoption.

Section 5.12 Board of Directors. Promptly following the Closing, Parent shall ensure that the board of directors of Parent at the Closing shall be comprised of seven members, consisting of the individuals set forth on Schedule 5.12.

Section 5.13 280G Approval.

(a) No later than five (5) Business Days prior to the Closing Date, the Sellers shall request a waiver of the right to receive payments and/or benefits that could constitute “parachute payments” under Section 280G of the Code (a “Parachute Payment Waiver”) from each Person who, with respect to the Company or any of its Subsidiaries, would be a “disqualified individual” (within the meaning of Section 280G of the Code) and who might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Sellers shall cause the Company to have delivered each such executed Parachute Payment Waiver so received to Parent before the Closing Date.

(b) To the extent the Company receives any executed Parachute Payment Waivers, then no later than three (3) Business Days prior to the Closing Date, the Sellers shall cause the Company to solicit the approval by the applicable Company Holders necessary to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.13(a) above and the stockholder approval described herein, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason by Section 4999 of the Code.

(c) No later than five (5) Business Days prior to requesting the Parachute Payment Waivers, the Sellers shall cause the Company to provide drafts of such Parachute Payment Waivers, all other stockholder approval materials, and the calculations under Section 280G of the Code to Parent for review and consider in good faith any comments that Parent may provide thereon. To the extent the Company receives any executed Parachute Payment Waivers, then prior to the Closing Date, the Sellers shall cause the Company to deliver to Parent evidence reasonably satisfactory to Parent that a vote of the Company Holders was solicited in accordance with the foregoing provisions of this Section 5.13 and that either (i) the requisite number of votes of the Company Holders was obtained with respect to the amounts waived under the Parachute Payment Waivers (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the amounts waived under the Parachute Payment Waivers shall not be made or provided.

Section 5.14 Repayment of Employee Loans.

(a) Prior to the Closing, the Sellers shall cause the Company to take such action as may be necessary such that, as of the Closing, (i) all agreements between the Company (and its Affiliates) and any director or officer of the Company providing for a loan to such director or officer shall be terminated (including by way of automatic termination in accordance with its terms) and of no further continued force or effect without any obligations or liabilities surviving the Closing, (ii) all accounts payable to either party to such agreements shall be settled and fully discharged with no further obligation or liability to either party, and (iii) all Leakage (if any) has been repaid to the Company in full by any recipients of such Leakage who is either a director or officer of the Company; provided, that, to the extent applicable, any such repayment obligations described in this sentence may be satisfied pursuant to Section 2.1(a)(iii).

(b) Prior to the Closing, the Sellers shall cause the Company to use commercially reasonable efforts to take such action as may be necessary such that, as of the Closing, (i) all agreements between the Company (and its Affiliates) and any employee the Company (other than any directors or officers of the Company) providing for a loan to such employee shall be terminated (including by way of automatic termination in accordance with its terms) and of no further continued force or effect without any obligations or liabilities surviving the Closing, (ii) all accounts payable to either party to such agreements shall be settled and fully discharged with no further obligation or liability to either party, and (iii) all Leakage (if any) has been repaid to the Company in full by any recipients of such Leakage (other than a director or officer of the Company); provided, that, to the extent applicable, any such repayment obligations described in this sentence may be satisfied pursuant to Section 2.1(a)(iii).

Section 5.15 Subscription Agreements. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements.

Section 5.16 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due the Parent Shareholder Redemption Amount, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.17 Pennsylvania Gaming Approval. Unless otherwise agreed in writing by the parties hereto, if the Pennsylvania Gaming Approval is not obtained by September 15, 2019, the parties hereto agree, and the Sellers shall cause the Company to cause its Subsidiaries, to take such actions as are reasonably necessary to consummate the transactions contemplated hereby.

Section 5.18 Post-Closing Merger of the Company. The parties hereto agree that, following the Closing, the Company shall merge with and into NewCo, the separate corporate existence of the Company shall cease and NewCo shall be the surviving company and a direct wholly-owned subsidiary of Parent.

Section 5.19 Sellers’ Board Nominees. Notwithstanding anything to the contrary herein or in any of the Ancillary Agreements, the Sellers shall use commercially reasonable efforts to cause their respective Board Nominees to vote in favor of any action required to cause the Company to take, or not take, any action which the Sellers are required to cause the Company to take, or not take, pursuant to this Agreement or any of the Ancillary Agreements.

Section 5.20 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Parent and the Sellers agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, which obligations shall specifically include the obligation to promptly consummate the transactions contemplated by this Agreement upon the satisfaction of each parties’ applicable conditions set forth in Article VI.

(b) Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

(c) From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Sellers shall, or shall cause the Company to, give prompt notice to Parent, and Parent shall give prompt notice to the Shareholder Representatives and the Company, of (i) any notice or other communication received by such party or parties from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any actions, suits, claims, investigations or other legal proceeding commenced or threatened against, relating to or involving or otherwise affecting such party or its Subsidiaries which relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party or parties contained in this Agreement to be untrue or inaccurate, and (iv) any failure of such party or parties to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.20(c) shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement, (B) limit the remedies available to the party receiving such notice, or (C)  constitute an acknowledgment or admission of breach of this Agreement.

Section 5.21 Capacity of Sellers. Parent acknowledges and agrees that each of the Sellers is entering into this Agreement and any Ancillary Agreement to which such Seller is a party solely in such Seller’s capacity as a shareholder of the Company and not in any other capacity, including as a member of the Company Board or the Company’s management, as applicable; provided, that, this Section 5.21 shall not serve to limit such Seller’s obligations pursuant to this Agreement to cause the Company to take, or not to take, any action which the Sellers are required to cause the Company to take, or not take, pursuant to this Agreement or any of the Ancillary Agreements.

Section 5.22 Stock Certificates. The Sellers shall use reasonable best efforts to cause each Seller to deliver, or cause to be delivered, certificates which represent such Seller’s shares of Company Stock, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction, or written waiver by both Parent and the Sellers, at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(b) Approvals. The applicable waiting periods (and any extension thereof, including any timing agreements with any Antitrust Authority not to consummate the transactions contemplated by this Agreement) under the HSR Act shall have expired or been terminated.

(c) Pennsylvania Gaming Approval. The Pennsylvania Gaming Approval shall have been obtained.

(d) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and no Law shall have been adopted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited.

(e) Effectiveness of S-4 Registration Statement / Proxy Statement. The S-4 Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the S-4 Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remains pending.

(f) Minimum Cash. The amount of Available Cash shall not be less than the Cash Component.

(g) NYSE Listing. The New Parent Class A-1 Stock to be issued pursuant to this Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(h) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining.

Section 6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Parent:

(a) Representations and Warranties with Respect to the Company. (i) Each of the representations and warranties made with respect to the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c)(i) and 3.1(u) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) the representations and warranties made with respect to the Company set forth in the first sentence of Section 3.1(e) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (iii) all other representations and warranties made with respect to the Company in this Agreement shall be true and correct (disregarding any qualifiers as to materiality or Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to result in a Company Material Adverse Effect.

(b) Representations and Warranties of the Sellers. Each of the representations and warranties of the Sellers set forth in Section 3.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date).

(c) Performance of Obligations. The Sellers shall have performed or complied in all material respects with all obligations required to be performed or complied with by the Sellers under this Agreement at or prior to the Closing Date.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a), (c) and (d) have been satisfied.

(f) Documents. The Sellers shall have caused the Company to have delivered to Parent executed copies of all of the documents required to be delivered pursuant to Section 1.2(a).

(g) Lender Consent. Parent shall have received evidence of the Company having obtained any required consent under the Credit Agreement.

Section 6.3 Additional Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by the Company:

(a) Representations and Warranties of Parent. (i) Each of the representations and warranties of Parent set forth in Section 3.3(a) and Section 3.3(c)(i) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (ii) each of the representations and warranties of Parent set forth in Section 3.3(b) of this Agreement shall be true and correct other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), (iii) each of the representations and warranties of Parent set forth in clause (i) of Section 3.3(g) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) all other representations and warranties of Parent in this Agreement shall be true and correct (disregarding any qualifiers as to materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.3(a), (b), and (c) have been satisfied.

(e) Documents. Parent shall have executed and delivered to the Company all of the documents required to be delivered pursuant to Section 1.2(b).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the effectiveness of the Stock Purchase, whether before or after adoption of this Agreement by the shareholders of Parent (by written notice specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party):

(a) by mutual written consent of the Shareholder Representatives and Parent;

(b) by either the Shareholder Representatives or Parent:

(i) if (A) any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or injunction or other action shall have become final and non-appealable or if there shall be adopted any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, that, the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party (x) whose failure to fulfill any obligation or condition under this Agreement proximately caused such conditions set forth in Sections 6.1, 6.2 or 6.3 hereof to not be or not be able to be satisfied on or prior to the Closing, or (y) in the event that the Pennsylvania Gaming Approval has not been obtained on or prior to the Closing, or (B) the Parent Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at the Parent Shareholders Meeting;

(ii) if the Closing shall not have been consummated by September 30, 2019 (the “Termination Date”); provided, that, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof will not be satisfied on or prior to the Closing; provided, further, that, the Termination Date shall automatically be extended to November 15, 2019 if, on the Termination Date, Parent is working in good faith to consummate the transactions contemplated by this Agreement and Parent has obtained any shareholder approval as may be required to consummate the transactions contemplated by this Agreement following the Termination Date;

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided, that, the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; and

(c) by either Parent or the Shareholder Representatives if the amount of Available Cash is less than the amount required to satisfy the condition set forth in Section 6.1(f).

Section 7.2 Effect of Termination; Limitations on Damages. In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the second and third to last sentences of Section 5.2, Section 5.6(f), Section 7.3 and Article VIII; provided, that, no such termination shall relieve any party from liability for damages for a knowing and intentional breach of any representation, warranty or obligation hereunder; provided, that, notwithstanding anything to the contrary contained herein, no party hereto shall be liable under this Agreement for any consequential (including lost profits) damages, punitive or special damages, irrespective of whether such damages are available under applicable Law. For purposes of the foregoing, “intentional breach” shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

Section 7.3 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4 Extension; Waiver. At any time prior to the effectiveness of the Stock Purchase, the parties hereto, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto by the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Cash Component” means the cash payable to Company Holders pursuant to Section 2.1(a)(i) after the application of Section 2.5(a) but without regard to any adjustments pursuant to Section 2.5(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Parent Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with TPG Global, LLC nor shall any portfolio company of any investment fund affiliated with TPG Global, LLC be considered to be an Affiliate of Parent Sponsor.

“Aggregate Adjusted Share Consideration” means an amount equal to the aggregate number of shares of New Parent Class A-1 Stock issuable to Company Holders pursuant to Section 2.1(a)(i) after application of Section 2.5(a) but without regard to any adjustments pursuant to Section 2.5(b).

“Aggregate Cash Election Share Differential” means the sum of all Cash Election Share Differential amounts with respect to all Company Holders that are entitled to additional consideration pursuant to Section 2.1(a)(ii).

“Aggregate Fair Market Value” means and amount equal to the sum of (a) the Adjusted Cash Component plus (b) the product of (i) the Aggregate Adjusted Share Consideration multiplied by (ii) the Parent Closing Price.

“Ancillary Agreements” means the Parent Sponsor Support Agreement, the Subscription Agreements, the New Accel Warrant Agreement, the Key Holder Support Agreement and the Registration Rights Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Available Cash” means, as of the Closing, the amount of funds contained in the Trust Account (net of the Parent Shareholder Redemption Amount), plus the amount of Available Financing Proceeds, minus the Parent Transaction Expenses (which shall be deemed to be $22,500,000 (unless otherwise mutually agreed between the Shareholder Representative and Parent Sponsor), and minus the Company Transaction Expenses (which shall be deemed to be $17,000,000 (unless otherwise mutually agreed between the Shareholder Representative and Parent Sponsor)).

“Available Debt Proceeds” means an amount determined by Parent in its sole discretion upon written notice to the Company at any time prior to the Closing (which amount shall not exceed proceeds which are available under the Credit Agreement on Closing or any alternative credit facility arranged by Parent (which alternative credit facility shall be reasonably acceptable to the Company), provided, that, Parent shall not be obligated to arrange any such alternative credit facility); provided, that, such amount shall not cause Surviving NewCo to exceed the Leverage Ratio unless otherwise mutually agreed between the board of directors of the Company (the “Company Board”) (or relevant committee of the Company Board) and Parent Sponsor.

“Available Financing Proceeds” means, as of the Closing, an amount equal to the Available Debt Proceeds, plus any net cash proceeds to Parent resulting from the Subscription Agreements.

“Bankruptcy Exception” means bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Board Nominee” means, with respect to any Seller, any member, or members, of the Company Board nominated by such Seller and appointed to the Company Board in accordance with the terms of the Company’s Organizational Documents.

“Business Combination” has the meaning set forth in the Parent Articles of Association.

“Business Day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by applicable Laws to close.

“Cash Component” means the lesser of (a) $350,000,000, and (b) the aggregate Cash Election of all Company Holders.

“Cash Election Share Differential” means, with respect to a Company Holder that is entitled to additional consideration pursuant to Section 2.1(a)(ii), the number of shares of Company Stock equal to the difference between (a) the number of shares of Company Stock owned by such Company Holder as of immediately prior to the effectiveness of the Stock Purchase (but following the application of Section 2.4 and Section 2.5) that are not Cash Election Shares minus (b) the number of shares of Company Stock equal to 30% of all the shares of Company Stock owned by such Company Holder as of immediately prior to the effectiveness of the Stock Purchase.

“Cash Reduction Portion” means, with respect to each Company Holder, an amount equal to the product of (a) the aggregate cash payments to be made to such Company Holder pursuant to Section 2.1(a)(i) (after the application of Section 2.6(a) but without regard to any adjustments pursuant to Section 2.5(b)) multiplied by (b) the Cash Reduction Ratio.

“Cash Reduction Ratio” means a fraction, the numerator of which is equal to the difference between (a) the Adjusted Cash Component minus (b) the Maximum Cash Component, and the denominator of which is equal to the Adjusted Cash Component.

“Company Holders” means the holders of Company Stock.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the Stock Purchase contemplated by this Agreement; provided, that, in no event shall any of the following constitute a Company Material Adverse Effect: (a) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States, the markets where the Company and its Subsidiaries operate or worldwide capital markets; (b) any occurrence, condition, change, development, event or effect that affects the industries in which the Company and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (c) the outbreak or escalation of hostilities, the declaration of a national emergency or war, the issuance of health advisories or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (d) any change in applicable Law, or the interpretation or enforcement policy thereof after the date hereof; (e) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses after the date hereof; (f) the announcement or pendency of the transactions contemplated by this Agreement; and (g) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that the exceptions in clauses (a) through (d) shall only apply to the extent that the Company and/or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which the Company and its Subsidiaries operate.

“Company Shareholders Agreement” means that certain Shareholders Agreement dated as of March 9, 2016, by and among the Company and the Company Holders party thereto.

“Company Transaction Expenses” means all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses (which, for the avoidance of doubt, shall include fees of the Raine Group LLC), underwriting and other third-party fees required to consummate the transactions contemplated hereby, in each case, of the Company or any Company Holder as of the Closing, plus (a) the amount of any Transfer Taxes, and (b) the amount of any severance, sales bonus, change of control payment, retention payment or other similar payment payable to any director, officer, contractor or employee of the Company or any of its Subsidiaries in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and not including any such amounts that are solely contingent on a subsequent termination of employment, including the amount of the employer portion of any employment or payroll Taxes incurred in connection with any amount set forth in this clause (b).

“Contract” means any written (or, to the Knowledge of the Sellers, oral) binding contract, agreement, license, lease or other binding instrument, and all amendments, modifications and supplements thereto.

“Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of April 10, 2018, among, inter alios, Accel Entertainment Gaming, LLC, as borrower, the financial institutions party thereto as lenders and CIBC Bank USA, as administrative agent, as in effect on the date hereof and/or as amended in accordance with the terms hereof.

“Encumbrance” means any lien, pledge, charge, encumbrance, claim, mortgage, deed of trust, security interest, restriction, right of first refusal, license, covenant not to sue or assert, defects in title, or any other burden, option or encumbrance of any kind.

“Environmental Laws” means any and all applicable Laws pertaining to employee health or safety, pollution or protection of the environment or natural resources.

“ERISA Affiliate” means any Person that, at a relevant time, would be considered a single employer with the Company or any of its Subsidiaries within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“Express Representations” means (a) the representations and warranties with respect to the Company expressly and specifically set forth in Section 3.1, (b) the representations and warranties of the Sellers expressly and specifically set forth in Section 3.2, and (c) the representations and warranties of Parent expressly and specifically set forth in Section 3.3, in each case, in accordance with the express terms and conditions (including limitations and exclusions and as modified by any matters disclosed in the Sellers Disclosure Schedules or the Parent Disclosure Schedules, as applicable) of this Agreement.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

“Hazardous Materials” means any substance, material or waste that is listed, classified, characterized or otherwise regulated by a Governmental Entity under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including, without limitation mold, or other fungi, asbestos or asbestos containing material, polychlorinated biphenyls or petroleum and petroleum derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), and including all accrued and unpaid interest, prepayment penalties, penalties, premiums or original issue discount associated therewith, (b) any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all Obligations of such Person as lessee that are capitalized in accordance with GAAP, (d) all Obligations under any letters of credit or surety bonds, in each case, to the extent drawn, (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person, (f) the net settlement amount, to the extent resulting in any payment by, or Obligation of, the Company of any currency, interest rate or other hedging arrangements, (g) any accrued obligations to pay severance or termination pay, or termination compensation (including any related payroll Taxes), and (h) any liabilities (of any nature) related to discontinued operations.

“Intellectual Property” means any and all worldwide right, title and interest associated with or arising out of any intellectual property, including: (a) all domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof; (b) all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, and all registrations and applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing; (c) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (d) rights in Software; (e) Trade Secrets; (f) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts; (g) all applications, registrations, issuances and the like with respect to any of the foregoing; and (h) any similar, corresponding or equivalent rights to any of the foregoing.

“Key Employees” means the individuals set forth on Schedule A of the Sellers Disclosure Schedule.

“Knowledge” of the Sellers or Parent, as applicable, means the actual knowledge following reasonable inquiry of the individuals set forth on Schedule A of the Sellers Disclosure Schedule or Schedule A of the Parent

Disclosure Schedule, as applicable, and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

“Leakage” means, without duplication, any of the following that occur or have occurred since March 31, 2019, and prior to the Closing: (a) any dividend or distribution, or any payments in lieu of any dividend or distribution paid or made or any share repurchase or redemption, or directors’ fees, or return of share capital paid, by the Company or any of its Subsidiaries to or for the benefit of any Company Holder, any of its Affiliates or any of its direct or indirect equityholders; (b) any payments made or agreed to be made, or liabilities assumed or indemnities incurred, by the Company or any of its Subsidiaries, in each case other than as expressly required by this Agreement, to, or for the benefit of, any Company Holder and any Tax (excluding Transfer Taxes and the employer portion of any employment and payroll Taxes incurred in connection with any amount set forth in clause (b) of the definition of “Company Transaction Expenses”) incurred, paid or payable by the Company or any of its Subsidiaries in respect of any of the foregoing; (c) the waiver or agreement to waive (whether conditional or not) by the Company or any of its Subsidiaries of any amount owed to such Person by any Company Holder, any of its Affiliates or any of its direct or indirect equityholders; or (d) the agreement, commitment or undertaking by the Company or any of its Subsidiaries to do any of the matters set out in (a), (b) and (c) above that are actually paid; provided, that the term “Leakage” shall not include any payments to a Company Holder solely in respect of such Company Holder’s status as an employee of the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, concessions, and other agreements, written or oral, pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts or instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Leverage Ratio” means a leverage ratio of Surviving NewCo equal to or in excess of 2.5x LTM EBITDA as at September 30, 2019. The following expenses shall be excluded when calculating the Leverage Ratio: (a) Company Transaction Expenses, (b) any capital expenditures prior to Closing not within the ordinary course of the Company’s business, and (c) acquisitions undertaken by the Company prior to the Closing.

“Losses” means losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving the claim of another Person.

“LTM EBITDA” means net income of the Company (on a consolidated basis) measured for the period of the most recent three consecutive fiscal quarters (or 9 months) and Company management’s current quarter estimate ending immediately prior to the effectiveness of the Stock Purchase, as reported in accordance with GAAP adjusted for the following: (a) plus the sum of (i) interest expense; (ii) income tax expense; (iii) depreciation; (iv) amortization; (v) start-up costs related to expansion to new States; (vi) acquisition-related expenses; (vii) stock option expense; (viii) legal settlements; and (ix) non-recurring receivable reserve associated with contracts in Chicago; (b) less the sum of (i) interest income; (ii) non-cash gains/(losses) on liability revaluation; (iii) gains/(losses) on sale of assets; and (iv) non-operating rent income.

“Maximum Cash Component” means an amount equal to the product of (a) sixty percent (60%) multiplied by (b) the Aggregate Fair Market Value.

“Obligations” means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means the articles of incorporation or association, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outstanding Company Shares” means the aggregate number of shares of Company Stock outstanding immediately prior to the effectiveness of the Stock Purchase.

“Parent Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Parent, adopted by special resolution on June 19, 2017 and effective on June 27, 2017.

“Parent Closing Price” means an amount equal to the closing price per share of Existing Parent Class A Shares as reported on the NYSE on the first trading day immediately prior to the Closing Date.

“Parent Material Adverse Effect” means any fact, circumstance, occurrence, condition, change, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Parent and its Subsidiaries, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Parent to consummate the transactions contemplated by this Agreement; provided, that, in no event shall any of the following constitute a Parent Material Adverse Effect: (a) any occurrence, condition, change, development, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, development, event or effect that affects the industries in which Parent and its Subsidiaries operate generally (including changes in commodity prices, general market prices and regulatory changes); (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (d) any change in applicable Law, or the interpretation thereof; (e) any change in accounting requirements or principles imposed upon Parent, its Subsidiaries or their respective businesses after the date hereof; (f) the announcement or pendency of the transactions contemplated by this Agreement; and (g) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flows or cash position; provided, further, that, the exceptions in clauses (a) through (d) shall only apply to the extent that Parent and/or its Subsidiaries are not, or would not reasonably be expected to be, adversely affected in a disproportionate manner relative to other participants in the markets or industries in which Parent and its Subsidiaries operate.

“Parent Ordinary Share Value” means, as of immediately before the Closing, the quotient equal to (a) the aggregate amount of cash on deposit in the Trust Account as of such time (and prior to the Parent Shareholder Redemption), including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding Existing Parent Class A Shares (before giving effect to the Parent Domestication) authorized in connection with Parent’s initial public offering.

“Parent Shareholder Redemption” means the right of the holders of Existing Parent Class A Shares to have all or a portion of such shares redeemed upon the consummation of a Business Combination, for a per share redemption price of cash equal to the Parent Ordinary Share Value, subject to the terms and conditions of the Parent Articles of Association.

“Parent Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Parent of the Parent Shareholder Redemption.

“Parent Sponsor Loan” means any loan made by Parent Sponsor or any of its Affiliates in connection with the transactions contemplated hereby.

“Parent Transaction Expenses” means (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent, and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby (including, for the avoidance of doubt, the Parent Underwriting Fees), in each case, of Parent or its Subsidiaries as of the Closing.

“Parent Underwriting Fees” means the fees of Parent’s underwriters in the amount of $15,750,000.

“Pennsylvania Gaming Approval” means, either (a) a formal action by the Pennsylvania Gaming Control Board or its successor or designee pursuant to Section 3517(A) and other relevant sections of the Pennsylvania Race Horse and Development Act permitting the proposed or contemplated change in ownership as set forth in this Agreement or (b) in the absence of formal action, written confirmation from Pennsylvania Gaming Control Board staff that no such formal action is required to permit the consummation of the transactions contemplated by this Agreement.

“Per Share Consideration Amount” means an amount equal to $177.

“Permits” means permits, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, waivers, orders, licenses or other authorizations with any Governmental Entity.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“Personal Information” means, in addition to any definition for any similar term provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, allows identification of or is otherwise identifiable with an individual person or device, including, to the extent applicable, name, physical address, telephone number, email address, financial account number or government issued identifier (including Social Security number and driver’s license number), date of birth, biometric information or identifiers, Internet Protocol addresses, unique device identifiers or other persistent identifiers, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company or its Subsidiaries with such individual, as so associated. Personal Information may relate to any individual, including a current, prospective or former customer, user of any website, product or service, or employee of any Person. Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” means all Laws, and to the extent applicable, self-regulatory guidelines (including without limitation, the Payment Card Industry Data Security Standard (PCI-DSS) and Laws relating to the collection, use or processing of biometric information or identifiers) relating to privacy, data protection, data security and breach notification, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure, data localization or transfer (including cross-border transfer) of Personal Information.

“Purchaser Group” means Parent, its respective Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees, agents, successors and assigns.

“Registered Intellectual Property” means any and all issued patents, pending patent applications, registered trademarks, pending applications for registration of trademarks, registered copyrights and pending applications for registration of copyrights and Internet domain names and social media accounts owned or purported to be owned by the Company and its Subsidiaries, or filed or applied for by or on behalf of the Company and its Subsidiaries and still pending.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“Seller Group” means each Company Holder, the Company, their respective Subsidiaries and Affiliates, and each of such Person’s respective equityholders, managers, officers, directors, employees and agents.

“Share Increase Portion” means, with respect to each Company Holder, the quotient obtained by dividing (a) such Company Holder’s Cash Reduction Portion by (b) the Parent Ordinary Share Value.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Tax” means (a) any tax, charge, fee, levy, penalty or other assessment of any kind whatsoever and denominated by any name whatsoever imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, capital gains, income, sales, transfer, margin, franchise, gross receipts, value-added, ad valorem, stamp, use, business, withholding, payroll, or other tax, including any interest, penalties or additions attributable thereto, (b) any and all liability for amounts described in (a) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law, and (c) any and all liability for amounts described in (a) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, by assumption, pursuant to any applicable Law, or otherwise.

“Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Trade Secrets” means trade secrets, know-how, and other proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to an in respect of provisions of the Code.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of June 27, 2017 by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” has the meaning set forth in the Trust Agreement.

“Vested Company Option” means a Company Option (or any portion thereof) that, as of the Election Deadline, is vested, outstanding, in-the-money and exercisable.

Section 8.2 Schedule Definitions. All capitalized terms in the Sellers Disclosure Schedule and the Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

Section 8.3 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Closing and any liability for breach or violation thereof shall terminate absolutely, except for the agreements contained in Article II, Section 5.6 and this Article VIII.

Section 8.4 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(a)	if to Parent or, following Closing, to Parent or Surviving NewCo, to:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com; chris.machera@weil.com

(b)	if, to the Sellers or the Shareholder Representatives, to:

David Ruttenberg

Gordon Rubenstein

c/o Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com mshaw@muchlaw.com

with a required copy to (which copy shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com mshaw@muchlaw.com

and a required copy to (which copy shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark Stevens
Ken Myers Scott Behar
Email:	mstevens@fenwick.com kmyers@fenwick.com sbehar@fenwick.com

Section 8.5 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Sellers Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Sellers Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Sellers Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company or Parent, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Sellers Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Sellers Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Sellers Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Sellers Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto; provided, that, no item shall be deemed disclosed against Section 3.1(e) or Section 3.3(g) unless specifically set forth in the relevant corresponding section of the Sellers Disclosure Schedule or Parent Disclosure Schedule.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Sellers Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation”. The words “Seller will cause”, “Seller shall cause” and comparable terms with respect to an action refer to the commercially reasonable efforts of Seller to cause such action to occur. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any references to a contract or agreement shall be to such contract or agreement as amended, modified or supplemented from time to time in accordance with its terms. Any reference to a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

Section 8.6 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of this Section 8.7 and Sections 5.6, 8.11 and 8.12 are intended to be for the benefit of, and shall be enforceable after the Closing by, the Persons referred to therein. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by Seller or the Company, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers or the Company, on the one hand, or Parent, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c) The remedies available to the parties hereto pursuant to this Section 8.8 shall be in addition to any other remedy to which it is entitled at law or in equity. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 8.9 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT

VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.4 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.11 shall be void.

Section 8.12 No-Recourse; Release.

(a) Except to the extent a named party to this Agreement or any Ancillary Agreement, the parties hereto acknowledge and agree that no past, present or future member of the Purchaser Group or the Seller Group (each a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (whether based on law, in equity, in contract, in tort or any other theory) to any party hereto of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and each of the parties hereto (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 8.12.

(b) Effective upon and following the Closing, Parent, on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Seller Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Seller Group; provided, that, nothing in this Section 8.12(b) shall release the Sellers from their obligations under this Agreement or the Ancillary Agreements.

(c) Effective upon and following the Closing, the Sellers and the Company, each on its own behalf and on behalf of each of its Subsidiaries and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each member of the Purchaser Group from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning Parent or any of its Subsidiaries occurring prior to the Closing Date, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the members of the Purchaser Group; provided, that, nothing in this Section 8.12(c) shall release Parent or Parent Sponsor from its obligations under this Agreement or the Ancillary Agreements.

Section 8.13 Amendment. This Agreement may be amended by the parties hereto, at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties hereto.

Section 8.14 Trust Account Waiver. Each Seller and the Company acknowledges, each on behalf of itself, its Subsidiaries and the Seller Group, that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Sellers and the Company further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Sellers and the Company, each on behalf of itself, its Subsidiaries and the Seller Group, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided that (a) nothing herein shall serve to limit or prohibit each Seller’s or the Company’s (or its Subsidiaries’ or the Seller Group’s) right to pursue a claim against Parent pursuant to this Agreement for legal relief against monies or other assets of Parent held outside the Trust Account, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for Actual Fraud and (b) nothing herein shall serve to limit or prohibit any claims that each Seller, the Company (or its Subsidiaries or the Seller Group) may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 8.15 Shareholder Representatives.

(a) Each Seller hereby irrevocably appoints the Shareholder Representatives as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representatives shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement (subject to the foregoing limitation), including, without limitation, the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party;

(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party (it being understood that such Seller shall execute and deliver any such documents which the Shareholder Representatives agree to execute);

(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement and the transactions contemplated hereby; and

(iv) to take all actions which under this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party, and the transactions contemplated hereby or thereby, may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Shareholder Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party, and the transactions contemplated hereby and thereby, as fully and completely as such Seller could do if personally present.

(b) The Shareholder Representatives will not be liable to the Sellers for any action taken or omitted by him as permitted under this Agreement and the transactions contemplated hereby, except if such action is taken or omitted in bad faith, by willful misconduct or due to gross negligence. The Shareholder Representatives will also be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof).

(c) The Sellers agree to indemnify the Shareholder Representatives for, and to hold the Shareholder Representatives harmless against, any loss, liability or expense incurred without willful misconduct, bad faith or gross negligence on the part of the Shareholder Representatives, arising out of or in connection with the Shareholder Representatives carrying out their duties under this Agreement and the transactions contemplated hereby, including costs and expenses of successfully defending the Shareholder Representatives against any claim of liability with respect thereto. The Shareholder Representatives may consult with counsel of their own choice and will have full and complete authorization and protection for any action taken and suffered by them in good faith and in accordance with the opinion of such counsel.

(d) In acting hereunder, the Shareholder Representatives shall act on behalf of all Sellers and not on behalf of any one Seller. All decisions, actions, consents and instructions by the Shareholder Representatives shall be binding upon all of the Sellers, and no Seller or equityholder of the Company shall have the right to object to, dissent from, protest or otherwise contest the same. Any Person, including for the avoidance of doubt, Parent, shall be entitled to unconditionally rely on any decision, action, omission, consent, instruction of, or any document executed by, the Shareholder Representatives under or pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement as being the fully and unconditionally authorized and binding decision, action, omission, consent, instruction or document execution of the Sellers so that they will be legally bound thereby, and each such Person shall have no duty to investigate or inquire as to the authorization of such Shareholder Representatives to so act. Each such Person is hereby relieved from any liability to any other Person for acts done by them in accordance with any such decision, act, consent or instruction of the Shareholder Representatives, and the Shareholder Representatives shall hold any such Person harmless for any liabilities such Person may incur while acting in reliance on any such decision, act, consent or instruction of the Shareholder Representatives.

(e) If either Shareholder Representative becomes unable to serve as a Shareholder Representative, such other Person or Persons as may be designated by a majority of the Sellers, and shall succeed as a Shareholder Representative.

(f) Subject to this Section 8.15, the appointment of each Shareholder Representative hereunder is coupled with an interest and therefore is irrevocable and shall survive the bankruptcy, dissolution or liquidation of any Seller, and any action taken by the Shareholder Representatives pursuant to the authority granted in this Section 8.15 shall be effective and absolutely binding as the action of the Shareholder Representatives; provided, however, that all of the rights and obligations of the Shareholder Representatives hereunder may be assigned by the Shareholder Representatives to any successor-in-interest of the Shareholder Representatives.

Section 8.16 Effectiveness. This Agreement shall become effective (a) upon the execution and delivery hereof by all parties, or (b) if not all the Sellers are executing this Agreement at the same time, upon the execution and delivery hereof by each of Parent and the Shareholder Representatives, and shall be binding on the foregoing parties, and shall be binding with respect to each Seller upon the execution and delivery by such Seller of its counterpart signature page to this Agreement to the other parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Chief Executive Officer and President

SHAREHOLDER REPRESENTATIVES:

/s/ David Ruttenberg

DAVID RUTTENBERG

/s/ Gordon Rubenstein

GORDON RUBENSTEIN

BRADLEY ASSOCIATES TRUST

By:	/s/ Sherwin Jarol
Name: Sherwin Jarol
Title: Trustee

CRILLY COURT TRUST

By:	/s/ Pamela I. Kaji
Name: Pamela I. Kaji
Title: Trustee

BUSH LOUP INVESTMENTS LLC

By:	/s/ Bryan E. Bush III
Name: Bryan E. Bush III
Title: Manager/Member

DAVID W. RUTTENBERG, SOLELY AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE DAVID W. RUTTENBERG REVOCABLE TRUST, AS NOW OR HEREAFTER AMENDED

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: Trustee

EDWARD H. MCDERMOTT, UNDER THE EDWARD AND ELIZABETH MCDERMOTT TRUST, AS NOW AND HEREAFTER AMENDED

By:	/s/ Edward H. McDermott
Name: Edward H. McDermott
Title: Trustee

GENEVA VENTURE INVESTMENTS LLC

By:	/s/ John P. Huber
Name: John P. Huber
Title: Member

FUND INDY LLC

By:	/s/ Gordon Rubenstein
Name: Gordon Rubenstein
Title: Person

GORDON S. RUBENSTEIN AND KRISTA M. RAMONAS JOINT REVOCABLE TRUST

By:	/s/ Gordon Rubenstein
Name: Gordon Rubenstein
Title: Person

JAMES T. BORELLO TRUST

By:	/s/ Jim Borello
Name: Jim Borello
Title: Trustee

NFS LLC IRA FBO JEFFREY C. RUBENSTEIN

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: Mr.

JEFFREY C. RUBENSTEIN, AS TRUSTEE OR HIS SUCCESSORS IN TRUST, OF THE SUSAN RUBENSTEIN FAMILY TRUST

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: Mr.

HARRY R, LLC

By:	/s/ Andrew Rubenstein
Name: Andrew Rubenstein
Title:

GRANT PLACE FUND LLC

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: President, Lakewest, Inc., its manager

LAKEWEST GAMING G.P.

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: Authorized General Partner

BASSMAN FAMILY L.P.

By:	/s/ Bassman Family L.P.

ROTH HOLDINGS

By:	/s/ Mitchell Roth
Name: Mitchell Roth
Title: Manager

STENDER FAMILY LIMITED PARTNERSHIP

By:	/s/ Steven A. Stender
Name: Steven A. Stender
Title: Manager of GP

By:	/s/ Andrew Rubenstein
Andrew Rubenstein

By:	/s/ Brian M. Carroll
Brian M. Carroll

By:	/s/ David Nussbaumer
David Nussbaumer

By:	/s/ Derek Harmer
Derek Harmer

By:	/s/ David Ellis David Ellis

By:	/s/ Gordon Rubenstein
Gordon Rubenstein

By:	/s/ Emily Rubenstein
Emily Rubenstein

By:	/s/ John Hatherly
John Hatherly

By:	/s/ Jeffrey Rubenstein
Jeffrey Rubenstein

By:	/s/ Howard Pizer Howard Pizer

By:	/s/ Howard Ankin Howard Ankin

By:	/s/ Kerry Denny
Kerry Denny

By:	/s/ Michael Pappas
Michael Pappas

By:	/s/ Sherwin Jarol
Sherwin Jarol

By:	/s/ Sam Sallerson
Sam Sallerson

By:	/s/ Steven A. Stender Steven A. Stender

By:	/s/ Abraham Stern
Abraham Stern

SIGNATURE PAGE TO TRANSACTION AGREEMENT

Annex A-1

EXECUTION VERSION

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 1 TO TRANSACTION AGREEMENT, dated as of July 22, 2019 (this “Amendment”), is made by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), each of the Persons set forth on Schedule 1 to the Transaction Agreement (as defined below) (each, a “Seller” and collectively, the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), (each in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, Parent, the Sellers and the Shareholder Representatives are parties to the Transaction Agreement, dated as of June 13, 2019 (the “Transaction Agreement”);

WHEREAS, on June 27, 2019, in accordance with Section 8.15(e) of the Transaction Agreement, the Sellers designated John S. Bakalar to succeed and replace Gordon Rubenstein as a Shareholder Representative;

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

WHEREAS, each of the parties to the Transaction Agreement as at the date hereof agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a) All references to “Gordon Rubenstein” as a Shareholder Representative in the Transaction Agreement are hereby amended to read “John S. Bakalar”.

(b) Part (d) of the ninth recital in the preamble of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(d) contribute 500,000 shares of New Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating (provided that Parent Sponsor may, with the prior written consent of the Company, elect to (i) contribute cash to such donor advised fund in lieu of some or all of the shares of New Parent Class A-1 Stock at a rate of $10.22 per share and (ii) surrender a number of shares of New Parent Class A-1 Stock to Parent for cancellation equal to the amount of cash contributed divided by $10.22 per share), and”

(c) The sixteenth recital in the preamble of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, as a condition to and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain members of the Company’s management are entering into cash election support agreement with Parent (the “Key Holder Support Agreement”) attached hereto as Exhibit H, pursuant to which each such Person shall agree to make a binding Cash Election which shall not be in respect of more than 20% of the number of shares of Company Stock owned by such Person, provided, that, each such Person’s Cash Election shall be calculated on an aggregated basis together with the

Cash Elections of each of its Affiliated entities such that each such Person’s Cash Election shall not be in respect of more than 20% of the number of shares of Company Stock owned by such Person and each of its Affiliated entities on an aggregated basis;”

(d) The nineteenth recital in the preamble of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, prior to the Closing, certain Persons who will be stockholders of Parent immediately following the Stock Purchase, including any Person who (i) will be a stockholder of Parent immediately following the Stock Purchase and (ii) either (A) makes a written request to Parent or (B) will, immediately following the Stock Purchase, be subject to Section (b)(2) of Rule 144 of the Securities Act (as defined below) with respect to such Person’s shares of New Parent Class A-1 Stock, shall be offered the opportunity to enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit J (the “Registration Rights Agreement”), which, in each case, shall be effective as of the Closing.”

(e) Section 1.3(c) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(c) immediately prior to the Stock Purchase, the Investors shall purchase, and Parent shall issue and sell to the Investors, the number of shares of New Parent Class A-1 Stock set forth in the Subscription Agreements against payment of the subscription price set forth in the Subscription Agreements;”

(f) The following text is hereby added as a new Section 1.3(h):

“(h) immediately following the effectiveness of the Stock Purchase, Parent Sponsor shall contribute 500,000 shares of New Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating; provided that Parent Sponsor may, with the prior written consent of the Company, elect to (i) contribute cash to such donor advised fund in lieu of some or all of the shares of New Parent Class A-1 Stock at a rate of $10.22 per share and (ii) surrender a number of shares of New Parent Class A-1 Stock to Parent for cancellation equal to the amount of cash contributed divided by $10.22 per share.”

(g) Part (iii) of Section 4.2(b) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) other than in connection with any Ancillary Agreement or as otherwise required by Parent’s Organizational Documents in order to consummate the transactions contemplated hereby or thereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except (i) as required by the terms of any capital stock of, or other equity interests in, Parent or any of its Subsidiaries outstanding on the date of this Agreement, or (ii) to repurchase the stock of any director of Parent who, due to the ownership of stock of Parent following the Closing, may cause such director to have a conflict or be in violation of applicable Law and any applicable rules and regulations of the SEC and NYSE, in which event, Parent, or Parent Sponsor, shall be permitted to repurchase such director’s stock at a price of $10.22 per share.”

(h) Section 5.12 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“Board of Directors. The parties hereto agree that (i) promptly following the Closing, the board of directors of Parent shall consist of the individuals set forth on Schedule 5.12, (ii) two members of the board of directors of Parent promptly following the Closing shall be members jointly nominated in writing by Parent and the Shareholder Representatives and (iii) any Person (excluding any Person who nominates a member, or is nominated as a member, of the board of directors of Parent pursuant to clause (ii)) who will hold (together with such Person’s Affiliates) at least 8% of the outstanding shares of New Parent Class A-1 Stock immediately following the Stock Purchase shall have a right to nominate an individual to be a member of the board of directors of Parent promptly following the Closing and such nominated individual shall be a member of the board of directors promptly following the Closing (provided that any such individual

A-1-2

designated pursuant to this clause (iii) shall (A) have relevant industry and market expertise, (B) be reasonably acceptable to the Independent Directors (as defined below) set forth on Schedule 5.12 and (C) satisfy the criteria for membership on the board of directors of Parent in effect as of the Closing; provided, further, that any member of the board of directors of the Company as of immediately prior to the Closing shall be deemed to satisfy the criteria set forth in clauses (A) through (C)); provided that, if the operation of clauses (i) through (iii) would result in fewer than a majority of the members of the board of directors of Parent being “independent directors” within the meaning of New York Stock Exchange Listed Company Manual Section 303A.02 (“Independent Directors”), then the members of the board of directors of Parent set forth on Schedule 5.12 shall appoint such number of additional Independent Directors as is required to ensure that a majority of the members of the board of directors of Parent are Independent Directors.”

(i) A new Section 5.23 of the Transaction Agreement is hereby inserted to read as follows (and the Table of Contents of the Transaction Agreement updated accordingly):

“Registration Rights Agreement. The parties hereto agree that, prior to the Closing, certain Persons who will be stockholders of Parent immediately following the Stock Purchase, including any Person who (i) will be a stockholder of Parent immediately following the Stock Purchase and (ii) either (A) makes a written request to Parent or (B) will, immediately following the Stock Purchase, be subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such Person’s shares of New Parent Class A-1 Stock, shall be offered the opportunity to enter into the Registration Rights Agreement, which, in each case, shall be effective as of the Closing.”

(j) Part (ii) of Section 7.1(b) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows.

“(ii) if the Closing shall not have been consummated by November 30, 2019 (the “Termination Date”); provided, that, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof will not be satisfied on or prior to the Closing;”

(k) Section 8.13 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“Amendment. This Agreement may be amended by Parent and the Shareholder Representatives (which shall bind each Seller), at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) by Parent and the Shareholder Representatives (which shall bind each Seller).”

(l) Section 8.15(a)(ii) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement to which the Sellers are or will be a party;”

(m) Section 8.15(e) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(e) If either Shareholder Representative becomes unable to serve as a Shareholder Representative, such other Person or Persons as may be designated by the Sellers who hold a majority of the Company Stock shall succeed as a Shareholder Representative;”

(n) Schedule 5.12 to the Transaction Agreement is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

A-1-3

(o) The definition of “LTM EBITDA” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

““LTM EBITDA” means net income of the Company (on a consolidated basis) measured for the period of the most recent three consecutive fiscal quarters (or 9 months) and Company management’s current quarter estimate ending immediately prior to the effectiveness of the Stock Purchase, as reported in accordance with GAAP adjusted for the following: (a) plus the sum of (i) interest expense; (ii) income tax expense; (iii) depreciation; (iv) amortization; (v) start-up costs related to expansion to new States; (vi) acquisition-related expenses; (vii) stock option expense; (viii) legal settlements; and (ix) non-recurring receivable reserve associated with contracts in Chicago; (b) less the sum of (i) interest income; (ii) non-cash gains/(losses) on liability revaluation; (iii) gains/(losses) on sale of assets; and (iv) non-operating rent income (and shall give pro forma effect to the full year impact of any acquisition closed prior to the effectiveness of the Stock Purchase).”

(p) Exhibit J to the Transaction Agreement is hereby amended and restated as set forth in Exhibit B hereto.

2. The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

3. The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

A-1-4

IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TPG PACE HOLDINGS CORP.

By:
Name: Karl Peterson
Title: Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

SHAREHOLDER REPRESENTATIVES:

DAVID W. RUTTENBERG

JOHN S. BAKALAR

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

ABRAHAM J. STERN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

ANDREW RUBENSTEIN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

BASSMAN FAMILY L.P.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

BRADLEY ASSOCIATES TRUST

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

BRIAN M. CARROLL

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

BUSH LOUP INVESTMENTS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

CRILLY COURT TRUST

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

DAVID NUSSBAUMER

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

DAVID W. RUTTENBERG, SOLELY AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE DAVID W. RUTTENBERG REVOCABLE TRUST, AS NOW OR HEREAFTER AMENDED

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

DAVID ELLIS

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

DEREK HARMER

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

EDWARD H. MCDERMOTT, UNDER THE EDWARD AND ELIZABETH MCDERMOTT TRUST, AS NOW AND HEREAFTER AMENDED

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

EMILY RUBENSTEIN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

FUND INDY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

GENEVA VENTURE INVESTMENTS LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

GORDON RUBENSTEIN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

GORDON S. RUBENSTEIN AND KRISTA M. RAMONAS JOINT REVOCABLE TRUST

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

GRANT PLACE FUND LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

HARRY R, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

HOWARD ANKIN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

HOWARD PIZER

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

JAMES T. BORELLO TRUST

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

JEFFREY C. RUBENSTEIN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

NFS LLC IRA FBO JEFFREY C. RUBENSTEIN

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

JEFFREY C. RUBENSTEIN, AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE SUSAN RUBENSTEIN FAMILY TRUST

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

JOHN HATHERLY

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

JOHN S. BAKALAR, AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE JOHN S. BAKALAR TESTAMENTARY TRUST, AS NOW AND HEREAFTER AMENDED

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

KERRY DENNY

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

LAKEWEST GAMING G.P.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

MICHAEL PAPPAS

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

ROTH HOLDINGS

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

SAM SALLERSON

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

SHERWIN JAROL

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

STENDER FAMILY LIMITED PARTNERSHIP

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

STEVEN A. STENDER

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

Exhibit A

Schedule 5.12 to Transaction Agreement

(See attached.)

Schedule 5.12

Board of Directors

1.	Karl Peterson
2.	Hollie Haynes
3.	Kathleen Philips

Exhibit B

Exhibit J to Transaction Agreement

(See attached.)

Annex A-2

AMENDMENT NO. 2 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 2 TO TRANSACTION AGREEMENT, dated as of October 3, 2019 (this “Amendment”), is made by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), each of the Persons set forth on Schedule 1 to the Transaction Agreement (as defined below) (each, a “Seller” and collectively, the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), (each in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, Parent, the Sellers and the Shareholder Representatives are parties to the Transaction Agreement, dated as of June 13, 2019, as amended by that certain Amendment No. 1, dated as of July 22, 2019 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may be amended by Parent and the Shareholder Representatives (which shall bind each Seller), at any time before or after the receipt of the Parent Shareholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such shareholders without first obtaining such further approval, and the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) by Parent and the Shareholder Representatives (which shall bind each Seller); and

WHEREAS, each of the parties to the Transaction Agreement as at the date hereof agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a) Exhibit C to the Transaction Agreement is hereby amended and restated as set forth in Exhibit A hereto.

(b) Exhibit G to the Transaction Agreement is hereby amended and restated as set forth in Exhibit B hereto.

(c) Exhibit J to the Transaction Agreement is hereby amended and restated as set forth in Exhibit C hereto.

(d) Exhibit M to the Transaction Agreement is hereby amended and restated as set forth in Exhibit D hereto.

(e) Exhibit N to the Transaction Agreement is hereby amended and restated as set forth in Exhibit E hereto.

(f) Exhibit O to the Transaction Agreement is hereby amended and restated as set forth in Exhibit F hereto.

2. The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

3. The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

A-2-1

IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson

Name:	Karl Peterson
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO TRANSACTION AGREEMENT]

A-2-2

SHAREHOLDER REPRESENTATIVES:

/s/ DAVID W. RUTTENBERG
DAVID W. RUTTENBERG

JOHN S. BAKALAR

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO TRANSACTION AGREEMENT]

A-2-3

SHAREHOLDER REPRESENTATIVES:

DAVID W. RUTTENBERG

/s/ JOHN S. BAKALAR
JOHN S. BAKALAR

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO TRANSACTION AGREEMENT]

A-2-4

Exhibit A

Exhibit C to Transaction Agreement

(See attached.)

A-2-5

Exhibit B

Exhibit G to Transaction Agreement

(See attached.)

A-2-6

Exhibit C

Exhibit J to Transaction Agreement

(See attached.)

A-2-7

Exhibit D

Exhibit M to Transaction Agreement

(See attached.)

A-2-8

Exhibit E

Exhibit N to Transaction Agreement

(See attached.)

A-2-9

Exhibit F

Exhibit O to Transaction Agreement

(See attached.)

A-2-10

Annex B

CERTIFICATE OF INCORPORATION

OF

TPG PACE HOLDINGS CORP.

1.	In this Certificate of Incorporation the following terms shall have the following meanings:

a)

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (i) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations.

b)

“Ordinary Resolution” means a resolution passed by a simple majority of the holders of the Company’s capital stock as, being entitled to do so, vote in person, and includes a unanimous written resolution.

c)

“Trust Fund” means the trust account established by the Company upon the consummation of its initial public offering of securities (“IPO”) and into which a certain amount of the net proceeds of the IPO, together with the proceeds of the private placement of the warrants simultaneously with the closing date of the IPO, was deposited.

2.	The name of the company is TPG Pace Holdings Corp. (“Company”).

3.

The Registered Office of the Company shall be at the offices of Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, in the City of Wilmington, County of New Castle County, State of Delaware, 19807 and the Registered Agent of the Company at such address is Maples Fiduciary Services (Delaware) Inc.

4.	The purposes for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any purpose not prohibited by the laws of the State of Delaware.

5.	The liability of each holder of capital stock of the Company is limited to the amount unpaid on such holder’s capital stock of the Company.

6.

The share capital of the Company is US$22,100 divided into 200,000,000 Class A common stock of a par value of US$0.0001 each (“Class A Shares”), 20,000,000 Class F common stock of a par value of US$0.0001 each (“Class F Shares”) and 1,000,000 preferred shares of a par value of US$0.0001 each.

7.

For accounting and tax purposes only, the Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the State of Delaware and to be deregistered in the State of Delaware.

8.

Following the initial appointment of directors by the incorporator and prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class F Shares appoint any person to be a director of the Company or may by Ordinary Resolution remove any director of the Company. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any director of the Company.

9.	The name and mailing address of the sole incorporator of the Company are as follows:

Name	Address
[●]	TPG Global, LLC 301 Commerce St., Suite 3300 Fort Worth, TX 76102

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this [●] day of [●], 2019.

[●]
Incorporator

[Signature Page to Certificate of Incorporation of TPG Pace Holdings Corp.]

Annex C

AGREED FORM

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TPG PACE HOLDINGS CORP.

TPG Pace Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The present name of the Corporation is “TPG Pace Holdings Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [●], 2019 (the “Original Certificate”) under the same name.

2.

This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which both amends and restates the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	Pursuant to Sections 242 and 245 of the DGCL, the text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Accel Entertainment, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 4001 Kennett Pike, Suite 302, in the City of Wilmington, County of New Castle County, State of Delaware, 19807, and the name of the Corporation’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●]1, consisting of (a) [●]

[1]	Note to Draft: Share numbers to be filled in during the interim period pending finalization of the pro forma cap table.

shares of common stock (the “Common Stock”), including three separate series of Common Stock consisting of (i) [●] shares of Class A-1 Common Stock (the “Class A-1 Common Stock”), (ii) [●] shares of Class A-2 Common Stock (the “Class A-2 Common Stock”) and (iii) [●] shares of Class F Common Stock (the “Class F Common Stock”) and (b) [●] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2    Preferred Stock.

(a)    Designation. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

(b)    Authorized Shares. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding shares of Class A-1 Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Amended and Restated Certificate, including any Preferred Stock Designation.

Section 4.3    Common Stock.

(a)    Class A-1 Common Stock.

(i)    Voting.

(1)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Class A-1 Common Stock shall exclusively possess all voting power with respect to the Corporation.

(2)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Class A-1 Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A-1 Common Stock are entitled to vote.

(3)    Except as otherwise required by law or this Amended and Restated Certificate (including as set forth in any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A-1 Common Stock, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(ii)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock and except as otherwise set forth herein, the holders of shares of Class A-1

Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.

(iii)    Liquidation, Dissolution or Winding Up of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to applicable law and to the rights, if any, of the holders of outstanding Preferred Stock in respect thereof, the holders of shares of Class A-1 Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A-1 Common Stock held by them.

(b)    Class A-2 Common Stock. The holders of the Class A-2 Common Stock shall have no voting rights, except for such rights as may be required by law. The number of authorized shares of Class A-2 Common Stock may be increased or decreased (but not below the number of shares of Class A-2 Common Stock then outstanding or reserved for issuance) by the affirmative vote or written consent of the holders of a majority of the Class A-1 Common Stock without a vote or action by holders of the Class A-2 Common Stock. Shares of Class A-2 Common Stock shall automatically be exchanged for shares of Class A-1 Common Stock without action on the part of any person, including the Corporation, upon the terms set forth in that certain Restricted Stock Agreement, dated as of [●], 2019, by and between the Corporation and the other parties named therein. Upon such exchange such shares of Class A-2 Common Stock will be cancelled and the number of authorized shares of Class A-2 Common Stock shall be reduced by a corresponding number.

(c)    At any time when there are no longer any shares of Class A-2 Common Stock outstanding, Section 4.3(b) and this Section 4.3(c) shall be of no further force or effect.

(d)    Class F Common Stock. Following the filing of this Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Filing”) and immediately prior to the effectiveness of the Corporation’s business combination contemplated by that certain Transaction Agreement, dated as of June 13, 2019, by and between the Corporation and the other parties named therein: (i) 1,250,000 shares of Class F Common Stock plus any shares of Class F Common Stock necessary to ensure that TPG Pace II Sponsor, LLC’s ownership of shares of Class A-1 Common Stock does not exceed 10.25% of the aggregate ownership of all shares of Class A-1 Common Stock will be surrendered to the Corporation for cancellation, (ii) up to 8,000,000 shares of Class F Common Stock will be exchanged for an equal number of shares of Class A-1 Common Stock and cancelled and (iii) 2,000,000 shares of Class F Common Stock will be exchanged for an equal number of shares of Class A-2 Common Stock and cancelled, and concurrently with such exchanges and cancellations, the number of authorized shares of Class F Common Stock shall be reduced to zero.

(e)    At any time when there are no longer any shares of Class F Common Stock outstanding, Section 4.3(d) and this Section 4.3(e) shall be of no further force or effect.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Term. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. The Board shall be comprised of directors divided into three classes (Class 1, Class 2 and Class 3), as nearly equal in number as the then total number of directors constituting the entire Board permits. The Board shall be permitted to determine which directors it will place into the three classes. Each director shall serve a staggered three-year term, and the initial directors in Class 1 shall be appointed to hold office until the first annual meeting of stockholders occurring after the date of the Filing, the initial directors in Class 2 shall be appointed to hold office until the second annual meeting of stockholders occurring after the date of the Filing and the initial directors in Class 3 shall be appointed to hold office until the third annual meeting of stockholders occurring after the date of the Filing. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the date of the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been duly elected and qualified subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal. Subject to Section 5.2, Section 5.5 and Section 7.4(b) hereof and except as otherwise required by this Amended and Restated Certificate, by and among the Corporation and the other parties named therein, any or all of the directors may be removed from office at any time for cause by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5    Preferred Stock Directors. Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred

Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE V unless expressly provided by such terms.

Section 5.6    Election. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

GAMING AND REGULATORY MATTERS

Section 7.1    Definitions. For the purposes of this ARTICLE VII, the following terms shall have the meaning specified below:

(a)    “Affiliate” (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b -2 promulgated by the SEC under the Exchange Act.

(b)    “Affiliated Company” shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

(c)    “Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b -2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

(d)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(e)    “Fair Market Value” means, with respect to the shares of capital stock being redeemed pursuant to this ARTICLE VII: (i) the volume weighted average closing sales price of such shares during the 10-day period immediately preceding the Redemption Date, as quoted on the New York Stock Exchange, or such other stock exchange upon which such shares of capital stock are then listed or (ii) if such shares are not listed on any stock exchange, the average closing bid quotation with respect to such shares during the 10-day period immediately preceding the Redemption Date on any quotation system then in use; or (iii) if no such quotations are available, the fair market value of such shares on the Redemption Date, as determined in good faith by the Board.

(f)    “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

(g)    “Gaming Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

(h)    “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Corporation or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

(i)    “Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

(j)    “Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

(k)    “Interest” shall mean the capital stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

(l)    “Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d -3 or Rule 16a -1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

(m)    “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(n)    “Redemption Date” shall mean the date set forth in the Redemption Notice by which the Unsuitable Person or an Affiliate of an Unsuitable Person is to be paid for the Securities Owned or Controlled by such Unsuitable Person or Affiliate of an Unsuitable Person that were subject to redemption by the Corporation, which redemption date shall be determined in the sole and absolute discretion of the Board but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gaming Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45 -day period, the Unsuitable Person shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of by the selling Unsuitable Person) and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person, or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Person or its Affiliate upon (1) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (2) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.

(o)    “Redemption Notice” shall mean that notice of redemption delivered by the Corporation pursuant to this ARTICLE VII to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Corporation, or if the Board deems it necessary or advisable, to redeem such Unsuitable Person’s or Affiliate’s Securities. Each Redemption Notice shall set forth (i) that the redemption is effective as of the date of the notice, (ii) that the Corporation has either irrevocably deposited or set aside sufficient funds to pay the Redemption Price as of delivery of the Redemption Notice; (iii) that the Corporation covenants to pay the Redemption Price by the Redemption Date, (iv) the number and type of Securities to be redeemed, (v) the Redemption Price and the manner of payment therefor, (vi) if applicable, the place where any certificates for such Securities shall be surrendered for payment, and (vii) if applicable, any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

(p)    “SEC” shall mean the U.S. Securities and Exchange Commission.

(q)    “Securities” shall mean the capital stock of the Corporation (including the Common Stock).

(r)    “Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

(s)    “Unsuitable Person” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non -renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non -appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Board, to (1) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held or desired to be held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company.

Section 7.2    Compliance with Gaming Laws. All Securities shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported Transfer thereof in violation of such requirements shall be void ab initio.

Section 7.3    Ownership Restrictions. Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Securities shall promptly notify the Corporation of such fact. In addition, any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities may be required by Gaming Law to (a) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (b) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities. In the event any Person who Owns or Controls any of the Corporation’s Securities fails to comply with their obligations under this Section 7.3, then the Corporation may (i) redeem, in accordance with this ARTICLE VII, such number of the Corporation’s Securities which such Person Owns or Controls, but only in the amount necessary to reduce such Person’s Ownership or Control of the Corporation’s Securities to a level to cause such Person to be in compliance with, or not subject to, Gaming Law or the regulatory requirements of the Gaming Authorities (as the case may be) or (ii) prohibit the Transfer of such Person’s Securities of the Corporation until such time as such Person has complied with their obligations pursuant to this Section 7.3.

Section 7.4    Finding of Unsuitability.

(a)    The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board, in which event the Corporation shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affiliated Companies to purchase the Securities by the Redemption Date in accordance with Section 7.5 hereof. From and after delivery of the Redemption Notice, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a stockholder, member, partner or owner, as applicable, of the Corporation with respect to such Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed.

(b)    From and after delivery of the Redemption Notice, such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Corporation entitled to vote, or (iii) receive any remuneration that may be due to such Person, accruing after the date of delivery of such Redemption Notice, in any form from the Corporation for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner or director of the Corporation or any Affiliated Company.

Section 7.5    Redemption.

(a)    The redemption price of the shares to be redeemed pursuant to this Section 7.5 will be equal to the Fair Market Value of such shares, or such other redemption price (if any) as may be required by the Gaming Authority making a finding of unsuitability (the “Redemption Price”);

(b)    Subject to the Corporation’s surplus requirements under Delaware law and Section 7.8 hereof, the Redemption Price will be paid, at the Corporation’s election in its sole discretion, in cash or other immediately available funds;

(c)    If less than all the shares held by the Unsuitable Persons are to be redeemed, the shares to be redeemed will be selected in a manner determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board;

(d)    From and after delivery of the Redemption Notice, any and all rights of whatever nature, which may be held by the Unsuitable Persons of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares), will cease and terminate and thenceforth the Unsuitable Person will be entitled only to receive the Redemption Price payable upon redemption; and

Section 7.6    Notices. All notices given by the Corporation pursuant to this ARTICLE VII, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service, overnight courier, first -class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Corporation.

Section 7.7    Injunctive Relief. The Corporation shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE VII and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this ARTICLE VII will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation shall be entitled to injunctive or other equitable relief to enforce the provisions of this ARTICLE VII.

Section 7.8    Non -Exclusivity of Rights. The right of the Corporation to redeem Securities pursuant to this ARTICLE VII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement or provision of the bylaws of the Corporation. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable in the sole discretion of the Board, to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

Section 7.9    Further Actions. Nothing contained in this ARTICLE VII shall limit the authority of the Board to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of the Corporation or any of its Affiliated Companies. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this ARTICLE VII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this ARTICLE VII. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the transfer agent, if any, of the Corporation and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

Section 7.10    Authority of the Board. The Board shall have exclusive authority and power to administer this ARTICLE VII and to exercise all rights and powers specifically granted to the Board, or as may be necessary or advisable in the administration of this ARTICLE VII. All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, that the Board may delegate all or any portion of its duties and powers under this ARTICLE VII to a committee of the Board as it deems necessary or advisable.

Section 7.11    Severability. If any provision of this ARTICLE VII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE VII.

Section 7.12    Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this

ARTICLE VII in any instance in which and to the extent the Board determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this ARTICLE VII shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

Section 7.13    Legend. The restrictions set forth in this ARTICLE VII shall be noted conspicuously on any certificate evidencing the Securities in accordance with the requirements of the DGCL and any applicable Gaming Laws.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.1    Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 8.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for any liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 9.1 by the stockholders of the Corporation or by law shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 9.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2(a) or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

INSOLVENCY; SALE, LEASE OR EXCHANGE OF ASSETS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE XII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate or Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this ARTICLE XII.

ARTICLE XIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and except as set forth in ARTICLE IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XIII.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate has been executed by a duly authorized officer of the Corporation as of the date set forth below.

By:
Name:	[●]
Title:	[●]
Date:	[●], 2019

Annex D

AGREED FORM

BYLAWS

OF

TPG PACE HOLDINGS CORP.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or the Secretary pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order for each class of stock and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), then such list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a document authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that any such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination, shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates appointed by the Board are able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution adopted by a majority of the Whole Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors by the stockholders of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2 provided, in the case of a special meeting, that the Board has determined that directors shall be elected at such special meeting.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b), a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person, (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board, such determination by the Board to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each director in accordance with Section 9.3, at such times and places (within or without the State of Delaware), as shall be designated by the Chairman of the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, in each case except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or any committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 4.7. Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Company (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board shall have a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee, and the Board may by resolution of the Board designate one or more additional committees, with each additional committee to consist of one or more of the directors of the Corporation. The Board shall adopt a charter for each committee which shall govern the duties and actions of such committee. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and provided in the charter for such committee or by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it, but no such committee shall have the power or authority to (i) approve, adopt or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval (other than recommending the election or removal of directors) or (ii) adopt, amend or repeal any Bylaw of the Corporation. Unless the charter for such committee or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 4.7 above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(iii) The Secretary may designate one or more Assistant Secretaries who shall have such of the authority and perform such of the duties of the Secretary as may be assigned to them by the Board, the Chief Executive Officer, the President or the Secretary.

(e) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. Pursuant to and in accordance with the Certificate of Incorporation, if the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation or any other authorized officers of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of cash, any tangible or intangible property or any benefit to the Corporation, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser (as such term is defined in Section 8-303 of the Uniform Commercial Code as adopted by the State of Delaware); (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares; provided, however, that no restrictions so imposed shall be binding with respect to shares of the Corporation issued prior to the adoption of the restriction unless the holders of such shares are parties to an agreement or voted in favor of the restriction.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this ARTICLE VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may secure insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This ARTICLE VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this ARTICLE VIII with respect to the indemnification and advancement of expenses of Indemnitees under this ARTICLE VIII.

Section 8.7. Amendments. Any repeal or amendment of this ARTICLE VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this ARTICLE VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this ARTICLE VIII shall require the affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this ARTICLE VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this ARTICLE VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing, given by hand delivery, or sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation. A notice to a stockholder shall be deemed given as follows: (i) if mailed, when the notice is deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (C) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission 2 consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

(c) Definitions. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, 1 or more electronic networks or databases (including 1 or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information). “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice or single electronic transmission to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then-current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board. Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, incapacity, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Section 9.16. Severability. If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of these Bylaws shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Annex E

EXECUTION VERSION

PARENT SPONSOR SUPPORT AGREEMENT

This PARENT SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company, (“Parent Sponsor”), TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative under the Transaction Agreement.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the persons set forth on Schedule 1 to the Transaction Agreement (each a “Seller”, and collectively the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into the Transaction Agreement (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which, among other things, Parent shall acquire, directly or indirectly, all of the issued and outstanding Company Stock of Accel Entertainment, Inc., an Illinois corporation (the “Company”), held by the Sellers (the “Stock Purchase”), and following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent.

B. Immediately prior to the effectiveness of the Stock Purchase and subject to the conditions of the Transaction Agreement, Parent intends to domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Parent Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2018 Revision), whereupon, (i) each Class A ordinary share, par value $0.0001 per share, of Parent shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Parent (such Class A ordinary shares, prior to the Parent Domestication, and such Class A-1 common stock, after the Parent Domestication, being referred to herein as “Parent Class A-1 Stock”), (ii) each Class F ordinary share, par value $0.0001, of Parent shall be converted into one share of Class F common stock, par value $0.0001 per share, of Parent (such Class F ordinary shares, prior to the Parent Domestication, and such Class F common stock, after the Parent Domestication, being referred to herein as “Parent Class F Stock”), and (iii) the Private Placement Warrants (as defined below) and Public Warrants, in each case, shall entitle the holder to acquire a corresponding number of shares of Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Parent Domestication.

C. Parent Sponsor agrees to enter into this Agreement with respect to (a) all Parent Class A-1 Stock and Parent Class F Stock that Parent Sponsor owns, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, (b) any security convertible or exchangeable into Parent Class A-1 Stock or Parent Class F Stock (together with Parent Class A-1 Stock and Parent Class F Stock, the “Subject Securities”), and (c) any additional shares of Subject Securities that Parent Sponsor may hereinafter acquire.

D. Parent Sponsor is the beneficial or record owner of, and has either sole or shared voting power over, such number of shares of Subject Securities as are indicated on Schedule A attached hereto.

E. As a condition and inducement to the Shareholder Representatives’ willingness to enter into the Transaction Agreement, the Shareholder Representatives desire that Parent Sponsor agrees, and Parent Sponsor is willing to agree, on the terms and conditions set forth herein, (i) not to Transfer (as defined below) any of its Subject Securities, (ii) to vote all of its Subject Securities in a manner so as to facilitate consummation of the

Mergers, (iii) to surrender 1,250,000 shares of Parent Class F Stock to Parent for cancellation, with (1) 7,800,000 of the remaining shares of Parent Class F Stock that are owned by Parent Sponsor being exchanged for an equal number of validly issued, fully paid and non-assessable shares of Parent Class A-1 Stock, and (2) 2,000,000 of the remaining shares of Parent Class F Stock that are owned by Parent Sponsor being exchanged for an equal number of validly issued, fully paid and non-assessable shares of Class A-2 common stock, par value $0.0001 per share, of Parent (“Parent Class A-2 Stock”), which shares shall be subject to the vesting conditions set forth in the Restricted Stock Agreement substantially in the form attached to the Transaction Agreement, (iv) to surrender additional shares of Parent Class F Stock to Parent for cancellation if Parent Sponsor’s aggregate ownership of Parent Class A-1 Stock (excluding Parent Sponsor’s ownership of Parent Class A-2 Stock and warrants to purchase 7,333,333 Class A ordinary shares, par value $0.0001 per share, of Parent (“Private Placement Warrants”)) would exceed 10.25% of the aggregate ownership of Parent Class A-1 Stock by all holders thereof (after giving pro forma effect to the Stock Purchase (and excluding Parent Class A-2 Stock and Private Placement Warrants) but prior to any Transfer (as defined below) of any Parent Class A-1 Stock and Private Placement Warrants by Parent Sponsor to the members of Parent Sponsor or their respective assigns), (v) to surrender 2,444,444 Private Placement Warrants to Parent for cancellation, and (vi) to contribute 500,000 shares of Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement and the Transaction Agreement.

2. Agreement to Retain the Subject Securities.

2.1 No Transfer of Subject Securities. Except with respect to the transactions contemplated by Sections 4, 5 and 6, from the date hereof until the earliest to occur of (a) the Closing, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms (the “Expiration Time”), Parent Sponsor agrees, with respect to any Subject Securities currently or hereinafter beneficially owned or owned of record by it, not to (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy or power of attorney with respect thereto; provided, that, Parent Sponsor may Transfer any such Subject Securities to any of its members or their respective assigns if the transferee of such Subject Securities evidences in a writing reasonably satisfactory to the Shareholder Representatives such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as Parent Sponsor.

2.2 Additional Purchases. Parent Sponsor agrees that any Subject Securities that it purchases or otherwise hereinafter acquires or with respect to which it otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Subject Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Securities set forth on Schedule A attached hereto.

2.3 Void Transfers. Any Transfer or attempted Transfer of any Subject Securities, including New Subject Securities, in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Vote and Approve; No Redemption. Parent Sponsor irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Time (the “Voting Period”), at any meeting of the shareholders of Parent or any adjournment or postponement thereof, or in connection with any action by written consent of the shareholders of Parent, it shall (a) appear at each such meeting or otherwise cause all Subject Securities, including New Subject Securities, beneficially owned or owned of record by Parent Sponsor to be counted as present thereat for purposes of calculating a quorum, and (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, the Subject Securities, including New Subject Securities, beneficially owned or owned of record by Parent Sponsor, (i) in favor of the approval of (A) the adoption of the Transaction Agreement and the approval of the Stock Purchase and the other transactions contemplated thereby, (B) any proposal to adjourn a meeting to solicit additional votes in favor of the foregoing, and (C) any other proposals necessary or desirable to consummate the Stock Purchase and the other transactions contemplated by the Transaction Agreement or the Ancillary Agreements ((A) to (C) collectively, the “Transaction Proposals”), (ii) against any Parent Alternative Transaction with any Person other than with the Shareholder Representatives, (iii) against any action that would be a breach of Parent’s representations, warranties, covenants or agreements in the Transaction Agreement, and (iv) against any other action or proposal that could reasonably be expected to prevent, impede, interfere with, postpone or adversely affect the transactions contemplated by the Transaction Agreement. For the avoidance of doubt, Parent Sponsor shall retain at all times the right to vote any Subject Securities, including New Subject Securities, beneficially owned or owned of record by it in its sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 3 that are at any time or from time to time presented for consideration to Parent’s shareholders.

4. Surrender and Exchange of Shares of Parent Class F Stock and Private Placement Warrants.

4.1 Surrender of shares of Parent Class F Stock. Parent Sponsor hereby agrees to surrender to Parent for cancellation, immediately prior to the effectiveness of the Stock Purchase, 1,250,000 shares of Parent Class F Stock owned by Parent Sponsor, and Parent hereby agrees that such shares of Parent Class F Stock shall be cancelled upon receipt.

4.2 Surrender of Private Placement Warrants. Parent Sponsor hereby agrees to surrender to Parent for cancellation, immediately prior to the effectiveness of the Stock Purchase, 2,444,444 Private Placement Warrants owned by Parent Sponsor, and Parent hereby agrees that such Private Placement Warrants shall be cancelled upon receipt.

4.3 Exchange of shares of Parent Class F Stock. Parent Sponsor and Parent hereby agree that, immediately prior to the effectiveness of the Stock Purchase, (a) Parent Sponsor shall exchange 7,800,000 of the remaining shares of Parent Class F Stock that are owned by Parent Sponsor for, and Parent shall issue to Parent Sponsor, an equal number of validly issued, fully paid and non-assessable shares of Parent Class A-1 Stock, and (b) Parent Sponsor shall exchange 2,000,000 of the remaining shares of Parent Class F Stock that are owned by Parent Sponsor for, and Parent shall issue to Parent Sponsor, an equal number of validly issued, fully paid and non-assessable shares of Parent Class A-2 Stock, which Parent Class A-2 Stock shall be subject to the vesting conditions set forth in the Restricted Stock Agreement substantially in the form attached to the Transaction Agreement.

5. Contribution to Donor Advised Fund. After giving effect to Section 4 above, and following the effectiveness of the Stock Purchase, Parent Sponsor shall contribute 500,000 shares of Parent Class A-1 Stock to a donor advised fund selected by parent Sponsor, for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating.

6. Surrender of Additional Shares of Parent Class F Stock. If, after giving pro forma effect to the Stock Purchase, but prior to any Transfer of any Parent Class A-1 Stock and Private Placement Warrants by Parent Sponsor to the members of Parent Sponsor or their respective assigns in accordance with the proviso set forth in Section 2.1, Parent Sponsor’s aggregate ownership of Parent Class A-1 Stock exceeds 10.25% of the aggregate ownership of Parent Class A-1 Stock by all holders thereof (excluding Parent Sponsor’s ownership of Parent Class A-2 Stock and Private Placement Warrants), Parent Sponsor shall surrender an additional number shares of Parent Class F Stock owned by Parent Sponsor to Parent for cancellation such that Parent Sponsor’s aggregate ownership of Parent Class A-1 Stock shall not exceed 10.25% of the aggregate ownership of Parent Class A-1 Stock by all holders thereof (excluding Parent Sponsor’s ownership of Parent Class A-2 Stock and Private Placement Warrants).

7. Representations and Warranties of Parent Sponsor. Parent Sponsor hereby represents and warrants to the Shareholder Representatives as follows:

7.1 Authority; Binding Obligation. Parent Sponsor has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by Parent Sponsor of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required limited liability company action on the part of Parent Sponsor, and no other proceedings on the part of Parent Sponsor are required to authorize this Agreement or to perform Parent Sponsor’s obligations hereunder. This Agreement has been duly executed and delivered by Parent Sponsor and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of Parent Sponsor, enforceable against Parent Sponsor in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

7.2 Ownership of the Subject Securities. As of the date hereof, Parent Sponsor (a) is the beneficial or record owner of the Subject Securities indicated on Schedule A hereto, free and clear of any and all mortgages, pledges, security interests, charges, claims or restrictions, other than those created by this Agreement, and (b) has sole voting power over all of the Subject Securities beneficially owned or owned of record by it. As of the date hereof, Parent Sponsor does not own, beneficially or of record, any capital stock or other securities of Parent other than the Subject Securities set forth on Schedule A. As of the date hereof, Parent Sponsor does not own, beneficially or of record, any other rights to purchase or acquire any shares of capital stock or other securities of Parent.

7.3 No Inconsistent Agreement. As of the date hereof, Parent Sponsor (a) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement) with respect to any of the Subject Securities indicated on Schedule A hereto, (b) has not granted a proxy, consent or power of attorney with respect to any such Subject Securities, and (c) has not taken any action that would reasonably be expected to constitute a breach hereof, make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

7.4 No Defaults or Conflicts. Neither the execution and delivery of this Agreement, or the performance by Parent Sponsor of its obligations hereunder (a) results in any violation of the applicable organizational documents of Parent Sponsor, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which Parent Sponsor is a party or by which it is bound or to which the Subject Securities owned of record or beneficially by Parent Sponsor is subject, or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over Parent Sponsor or the Subject Securities owned of record or beneficially by Parent Sponsor.

7.5 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by Parent Sponsor in connection with the due execution, delivery and performance by Parent Sponsor of this Agreement.

7.6 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent Sponsor, threatened against Parent Sponsor, before any Governmental Entity that would prevent, impair or delay Parent Sponsor from performing its obligations hereunder.

8. Exclusivity. During the period from the date of the Transaction Agreement until the earlier of (a) the First Merger Effective Time, or (b) the date on which the Transaction Agreement is terminated, other than in connection with the consummation of the transactions contemplated thereby, Parent Sponsor agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or any of its Subsidiaries’ Affiliates or Representatives to, directly or indirectly, in each case in the foregoing Representatives’ capacity in such role with the applicable entity, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Parent Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Parent Alternative Transaction, or (iii) commence, continue or renew any due diligence investigation regarding any Parent Alternative Transaction. If Parent Sponsor, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to a Parent Alternative Transaction at any time prior to the First Merger Effective Time, then Parent Sponsor shall promptly (and in no event later than twenty-four (24) hours after Parent Sponsor becomes aware of such inquiry or proposal) (A) advise the Shareholder Representatives orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Shareholder Representatives a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that Parent Sponsor is subject to an exclusivity agreement with respect to any Parent Alternative Transaction that prohibits them from considering such inquiry or proposal.

9. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (a) the mutual agreement of the parties hereto, or (b) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

10. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Parent Sponsor and the Shareholder Representatives and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Shareholder Representatives any direct or indirect ownership or incidence of ownership of or with respect to Parent Sponsor’s shares of Subject Securities. All rights, ownership and economic benefits of and relating to any of Parent Sponsor’s shares of Subject Securities shall remain vested in and belong to Parent Sponsor. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including with the Shareholder Representatives or any other Person, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

12. Tax Treatment. The parties hereto intend that, for United States federal (and applicable state and local) income tax purposes, the transactions described in Section 4 hereof be treated as a recapitalization exchange pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties hereto agree to report the transactions for Tax purposes in a manner consistent with such intended tax treatment and not to take an inconsistent position upon audit, in any other administrative or judicial proceeding or otherwise absent a final determination (as defined in Section 1313(a)(1) of the Code). The members of Parent Sponsor and their respective assigns who receive Parent Class A-1 Stock and Private Placement Warrants pursuant to a Transfer in accordance with the proviso set forth in Section 2.1 shall be express third party beneficiaries of this Section 13.

13. Miscellaneous.

13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 14.2 shall be void.

13.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

13.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

13.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Shareholder Representatives, to:
[David Ruttenberg] [Gordon Rubenstein] with a required copy to (which copy shall not constitute notice): Much Shelist, P.C. 191 North Wacker Drive, Suite 1800 Chicago, IL 60606
Attention:	Jeffrey C. Rubenstein Michael B. Shaw
Email:	jrubenstein@muchlaw.com mshaw@muchlaw.com

(b) if to Parent or Parent Sponsor, to c/o TPG Pace II Sponsor, LLC 301 Commerce St., Suite 3300 Fort Worth, TX 76102
Attention:	General Counsel
Email:	OfficeofGeneralCounsel@tpg.com
with a required copy to (which copy shall not constitute notice): Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attention:	Douglas Warner; Christopher Machera
Email:	doug.warner@weil.com; chris.machera@weil.com

13.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 14.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 14.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

13.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of Parent Sponsor and Parent, and its respective successors and permitted assigns, with respect to the obligations of the Shareholder Representatives under this Agreement, and for the benefit of the Shareholder Representatives, and their respective successors and permitted assigns, with respect to the obligations of Parent Sponsor and Parent under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right whatsoever. Notwithstanding anything to the contrary herein, the Sellers shall be express third party beneficiaries of this Agreement.

13.9 Entire Agreement. This Agreement (including Schedule A attached hereto (which is deemed for all purposes to be part of this Agreement)), the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Schedule A attached hereto) or the Transaction Agreement.

13.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

13.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

13.14 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

13.15 Expenses. Except as set forth in the Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT SPONSOR TPG Pace II Sponsor, LLC

By:	/s/ Michael LaGatta
Name: Michael LaGatta Title: Vice President

[Signature Page to Parent Sponsor Support Agreement]

PARENT TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson Title: Chief Executive Officer and President

[Signature Page to Parent Sponsor Support Agreement]

SHAREHOLDER REPRESENTATIVES:

/s/ David Ruttenberg
DAVID RUTTENBERG

GORDON RUBENSTEIN

[Signature Page to Parent Sponsor Support Agreement]

SHAREHOLDER REPRESENTATIVES:

DAVID RUTTENBERG

/s/ Gordon Rubenstein
GORDON RUBENSTEIN

[Signature Page to Parent Sponsor Support Agreement]

SCHEDULE A

Name	Parent Class A-1 Stock	Parent Class F Stock	Private Placement Warrants
TPG Pace II Sponsor, LLC	0	11,050,000	7,333,333
TOTALS	0	11,050,000	7,333,333

Annex E-1

AMENDMENT NO. 1 TO PARENT SPONSOR SUPPORT AGREEMENT

This AMENDMENT NO. 1 TO PARENT SPONSOR SUPPORT AGREEMENT, dated as of July 22, 2019 (this “Amendment”), is made by and among TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company, (“Parent Sponsor”), TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and each of David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), (each in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Parent Sponsor Support Agreement (as defined below).

WHEREAS, Parent Sponsor, Parent and the Shareholder Representatives are parties to that certain Parent Sponsor Support Agreement, dated as of June 13, 2019 (the “Parent Sponsor Support Agreement”);

WHEREAS, pursuant to Section 13.3 of the Parent Sponsor Support Agreement, the Parent Sponsor Support Agreement may be amended, modified or supplemented at any time only by written agreement of the parties thereto; and

WHEREAS, each of the parties to the Parent Sponsor Support Agreement as of the date hereof agrees to amend the Parent Sponsor Support Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Effective as of the date of this Amendment, the Parent Sponsor Support Agreement is hereby amended as follows:

(a) All references to “Gordon Rubenstein” as a Shareholder Representative in the Parent Sponsor Support Agreement are hereby amended to read “John S. Bakalar”.

(b) Part (vi) of recital E in the Parent Sponsor Support Agreement is hereby amended and restated in its entirety to read as follows:

“(vi) to contribute 500,000 shares of Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating (provided that Parent Sponsor may, with the prior written consent of the Company, elect to (i) contribute cash to such donor advised fund in lieu of some or all of the shares of Parent Class A-1 Stock at a rate of $10.22 per share and (ii) surrender a number of shares of Parent Class A-1 Stock to Parent for cancellation equal to the amount of cash contributed divided by $10.22 per share), and”

(c) Section 5 of the Parent Sponsor Support Agreement is hereby amended and restated in its entirety to read as follows:

“Contribution to Donor Advised Fund. After giving effect to Section 4 above, and following the effectiveness of the Stock Purchase, Parent Sponsor shall contribute 500,000 shares of Parent Class A-1 Stock to a donor advised fund selected by Parent Sponsor for purposes of participation in charitable efforts in the communities in which Parent Sponsor and its Affiliates operate, or anticipate operating (provided that Parent Sponsor may, with the prior written consent of the Company, elect to (i) contribute cash to such donor advised fund in lieu of some or all of the shares of Parent Class A-1 Stock at a rate of $10.22 per share and (ii) surrender a number of shares of Parent Class A-1 Stock to Parent for cancellation equal to the amount of cash contributed divided by $10.22 per share), and”

E-1-1

2. The parties hereto hereby agree that, except as specifically provided in this Amendment, the Parent Sponsor Support Agreement shall remain in full force and effect without any other amendments or modifications.

3. The provisions of Section 13 of the Parent Sponsor Support Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

[The remainder of this page is intentionally left blank.]

E-1-2

IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT SPONSOR: TPG PACE II SPONSOR, LLC

By:	/s/ Michael LaGatta

Name: Michael LaGatta
Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO PARENT SPONSOR SUPPORT AGREEMENT]

E-1-3

PARENT: TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name: Karl Peterson Title: Chief Executive Officer and President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO PARENT SPONSOR SUPPORT AGREEMENT]

E-1-4

SHAREHOLDER REPRESENTATIVES:

/s/ David W. Ruttenberg
DAVID W. RUTTENBERG

JOHN S. BAKALAR

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO PARENT SPONSOR SUPPORT AGREEMENT]

E-1-5

SHAREHOLDER REPRESENTATIVES:

DAVID W. RUTTENBERG

/s/ John S. Bakalar
JOHN S. BAKALAR

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO PARENT SPONSOR SUPPORT AGREEMENT]

E-1-6

Annex F

AGREED FORM

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT is dated as of [●], 2019 (this “Agreement”), by and between TPG Pace Holdings Corp., a Delaware corporation (the “Company”), TPG Pace II Sponsor Successor, LLC (“Pace Sponsor”), a Delaware limited liability company and a continuation of the Initial Sponsor (as defined below), TPG Pace Governance, LLC, a Cayman Islands limited liability company (“Pace Governance”), Karl Peterson (“KP”) and the individuals set forth on Schedule A (collectively, the “Company Holders”). Pace Sponsor, Pace Governance, KP and the Company Holders are collectively referred to herein as the “Restricted Stockholders” and each a “Restricted Stockholder”. Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement.

W I T N E S S E T H:

WHEREAS, the Company, each of David Ruttenberg and Gordon Rubenstein (in their capacity as the Shareholder Representatives) and the sellers named therein entered into that certain Transaction Agreement, dated as of June 13, 2019 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, concurrently with the execution of the Transaction Agreement, TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (the “Initial Sponsor”) entered into a letter agreement substantially in the form attached as Exhibit A to the Transaction Agreement, pursuant to which, among other things, the Initial Sponsor agreed to exchange 2,000,000 shares of Class F common stock, par value $0.0001 per share, of the Company for an equal number of validly issued, fully paid and non-assessable shares of Class A-2 common stock, par value $0.0001 per share, of the Company (“Class A-2 Shares”) with terms as set forth herein;

WHEREAS, following the Parent Domestication but immediately prior to the Closing, the Initial Sponsor distributed [●] Class A-2 Shares to Pace Sponsor, [●] Class A-2 Shares to Pace Governance and [●] Class A-2 Shares to KP;

WHEREAS, in connection with the Integrated Transactions and pursuant to the Stock Purchase, each Company Holder that made a Cash Election pursuant to Section 2.4 of the Transaction Agreement that was in respect of less than 70% of the number of shares of Company Stock owned by such Company Holder became entitled to, among other things, its pro rata share (based upon the number of shares of Company Stock with respect to which such Company Holder did not make a Cash Election in excess of 30% of the number of shares of Company Stock owned by such Company Holder) of 3,000,000 Class A-2 Shares with terms as set forth herein; and

WHEREAS, the Conversion (as defined below) of the Class A-2 Shares held by the Restricted Stockholders is subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.    Definitions.

(a)    “Accel” means Accel Entertainment, Inc., an Illinois corporation.

(b)    “Acceleration Event” means a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner

F-1

of, directly or indirectly, more than fifty percent (50%) of the total voting power of the equity securities of the Company, or more than fifty percent (50%) of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries) of the Company.

(c)    “Beneficial Ownership Limitation” shall be 4.99% of the total number of shares of Company Class A-1 Common Stock issued and outstanding immediately after giving effect to the issuance of shares of Company Class A-1 Common Stock issuable upon Conversion of Class A-2 Shares held by the applicable Restricted Stockholder.

(d)    “Board” has the meaning set forth in Section 3(a).

(e)    “Closing Sale Price” of the Company Class A-1 Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the New York Stock Exchange (or such other securities exchange or market on which the Company Class A-1 Common Stock is then listed or quoted).

(f)    “Company Class A-1 Common Stock” means the validly issued, fully-paid and non-assessable shares of Class A-1 common stock, par value $0.0001 per share, of the Company.

(g)    “Company Holder’s Pro Rata Percentage” means, with respect to each Company Holder, the percentage set forth opposite such Company Holder’s name on Schedule A attached hereto.

(h)    “Conversion”, “Convert” or “Converting” means, with respect to each Restricted Stockholder, the exchange of such Restricted Stockholder’s Class A-2 Shares for, and the issue by the Company to such Restricted Stockholder of, an equal number of shares of Company Class A-1 Common Stock.

(i)    “Dispute Notice” has the meaning set forth in Section 4(b).

(j)    “Earnout Statement” means the audited consolidated financial statements of the Company for the Tranche I Measurement Periods, the Tranche II Measurement Periods or the Tranche III Measurement Periods, as applicable, consisting of a balance sheet and related consolidated statements of operations, income and cash flows, as reported in the Company’s Form 10-K or Form 10-Q, as applicable, as filed with the SEC, together with (i) the Company’s good faith calculation of LTM EBITDA for the Tranche I Measurement Periods, the Tranche II Measurement Periods or the Tranche III Measurement Periods, as applicable, and good faith determination as to whether the Tranche I Condition, Tranche II Condition or Tranche III Condition, as applicable, has been satisfied and (ii) reasonable detail and calculations supporting the Company’s computations described in the foregoing clause (i).

(k)    “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by the Company and its Subsidiaries.

(l)    “Gaming Authority” means any governmental agency that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Company or its Subsidiaries within each of their respective jurisdictions.

(m)    “Initial Sponsor” has the meaning set forth in the Recitals.

(n)    “KP” has the meaning set forth in the Preamble.

(o)    “LTM EBITDA” means the net income of Accel (on a consolidated basis) measured for the period of the most recent four consecutive fiscal quarters (or 12 months), as reported in accordance with GAAP

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adjusted for the following: (a) plus the sum of (i) interest expense; (ii) income tax expense; (iii) depreciation; (iv) amortization; (v) start-up costs related to expansion to new States; (vi) acquisition-related expenses; (vii) stock option expense; (viii) legal settlements; and (ix) non-recurring receivable reserve associated with contracts in Chicago; (b) less the sum of (i) interest income; (ii) non-cash gains/(losses) on liability revaluation; (iii) gains/(losses) on sale of assets; and (iv) non-operating rent income.

(p)    “Measurement Period” means any of the Tranche I Measurement Periods, Tranche II Measurement Periods or Tranche III Measurement Periods.

(q)    “Pace Governance” has the meaning set forth in the Preamble.

(r)    “Pace Sponsor” has the meaning set forth in the Preamble.

(s)    “Permitted Transferee” of a Restricted Stockholder means any Person in which the Restricted Stockholder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same Person or Persons that control the Restricted Stockholder or is an Affiliate of such Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise

(t)    “SEC” means the United States Securities and Exchange Commission.

(u)    “Trading Day” shall mean a day during which trading in the Company Class A-1 Common Stock generally occurs on the New York Stock Exchange (or such other securities exchange or market on which the Company Class A-1 Common Stock is then listed or quoted) or, if the Company Class A-1 Common Stock is not listed on a U.S. national or regional securities exchange or market, on the principal other market on which the Company Class A-1 Common Stock is then listed or admitted for trading. If the Company Class A-1 Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(v)    “Tranche Condition” means any of the Tranche I Condition, Tranche II Condition or Tranche III Condition.

(w)    “Tranche I Condition” has the meaning set forth in Section 2(a).

(x)    “Tranche I Conversion” has the meaning set forth in Section 2(a).

(y)    “Tranche I Measurement Date” means each of December 31, 2021, March 31, 2022 and June 30, 2022.

(z)    “Tranche I Measurement Periods” means the most recent four consecutive fiscal quarters (or 12 months) as measured from each of the Tranche I Measurement Dates.

(aa)    “Tranche II Condition” has the meaning set forth in Section 2(b).

(bb)    “Tranche II Conversion” has the meaning set forth in Section 2(b).

(cc)    “Tranche II Measurement Date” means each of December 31, 2022, March 31, 2023 and June 30, 2023.

(dd)    “Tranche II Measurement Periods” means the most recent four consecutive fiscal quarters (or 12 months) as measured from each of the Tranche II Measurement Dates.

(ee)    “Tranche III Condition” has the meaning set forth in Section 2(c).

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(ff)    “Tranche III Conversion” has the meaning set forth in Section 2(c).

(gg)    “Tranche III Measurement Date” means each of December 31, 2023, March 31, 2024 and June 30, 2024.

(hh)    “Tranche III Measurement Periods” means the most recent four consecutive fiscal quarters (or 12 months) as measured from each of the Tranche III Measurement Dates.

(ii)    “Transferred” means, with respect to the Class A-2 Shares, any and every absolute or conditional method of transferring a legal or equitable, record or beneficial, direct or indirect ownership (including through the transfer of capital stock of any Person that holds, or controls any Person that holds, such interest) of such Class A-2 Shares, or a part thereof, whether voluntarily, involuntarily, or by operation of Law (including a change in beneficiaries or trustees of a trust) and including directly or indirectly selling, assigning, transferring, conveying, giving away, pledging, mortgaging, or otherwise creating, incurring or assuming any encumbrance with respect to, such interest.

2.    Conversion of Class A-2 Shares. A Restricted Stockholder’s Class A-2 Shares shall Convert in accordance with the terms set forth in this Section 2.

(a)    Tranche I Conversion. If either (i) (A) LTM EBITDA as of a Tranche I Measurement Date equals or exceeds $120,000,000.00 or (ii) following the Closing, the Closing Sale Price equals or exceeds $12.00 for at least twenty (20) Trading Days in any consecutive thirty (30) Trading Day period (the “Tranche I Condition”), then (I) in the case of Pace Sponsor, [●] Class A-2 Shares shall Convert, (II) in the case of Pace Governance, [●] Class A-2 Shares shall Convert, (III) in the case of KP, [●] Class A-2 Shares shall Convert and (IV) in the case of a Company Holder, such number of Class A-2 Shares equal to the product obtained by multiplying (A) 1,000,000 by (B) the Company Holder’s Pro Rata Percentage shall Convert (the “Tranche I Conversion”).

(b)    Tranche II Conversion. If either (i) (A) LTM EBITDA as of a Tranche II Measurement Date equals or exceeds $140,000,000.00 or (ii) following the Closing, the Closing Sale Price equals or exceeds $14.00 for at least twenty (20) Trading Days in any consecutive thirty (30) Trading Day period (the “Tranche II Condition”) then (I) in the case of Pace Sponsor, [●] Class A-2 Shares shall Convert, (II) in the case of Pace Governance, [●] Class A-2 Shares shall Convert, (III) in the case of KP, [●] Class A-2 Shares shall Convert and (IV) in the case of a Company Holder, such number of Class A-2 Shares equal to the product obtained by multiplying (A) 1,000,000 by (B) the Company Holder’s Pro Rata Percentage shall Convert (the “Tranche II Conversion”).

(c)    Tranche III Conversion. If either (i) (A) LTM EBITDA as of a Tranche III Measurement Date equals or exceeds $160,000,000.00 or (ii) following the Closing, the Closing Sale Price equals or exceeds $16.00 for at least twenty (20) Trading Days in any consecutive 30 Trading Day period (the “Tranche III Condition”), then (I) in the case of Pace Sponsor, [●] Class A-2 Shares shall Convert, (II) in the case of Pace Governance, [●] Class A-2 Shares shall Convert, (III) in the case of KP, [●] Class A-2 Shares shall Convert and (IV) in the case of a Company Holder, such number of Class A-2 Shares equal to the product obtained by multiplying (A) 1,000,000 by (B) the Company Holder’s Pro Rata Percentage shall Convert (the “Tranche III Conversion”).

(d)    Accelerated Conversion of Class A-2 Shares. Notwithstanding the Tranche Conditions, each Class A-2 Share held by a Restricted Stockholder shall, if not previously Converted pursuant to a Tranche Condition, Convert immediately prior to the consummation of an Acceleration Event; provided that the satisfaction of the applicable Tranche Condition cannot be determined at such time.

(e)    Limitation on Conversions. Except as provided in Section 2(f), no Conversion of Class A-2 Shares into shares of Company Class A-1 Common Stock shall be effected, and a Restricted Stockholder shall

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not be required to Convert any portion of the Class A-2 Shares into shares of Company Class A-1 Common Stock if, (x) prior to giving effect to the Conversions set forth in this Section 2, such Restricted Stockholder beneficially owns less than the Beneficial Ownership Limitation, and, (y) after giving effect to the Conversions set forth in this Section 2, such Restricted Stockholder would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of clause (y) of the foregoing sentence, the number of shares of Company Class A-1 Common Stock beneficially owned by such Restricted Stockholder shall include the number of shares of Company Class A-1 Common Stock issuable upon Conversion of the Class A-2 Shares with respect to which such determination is being made, but shall exclude the number of shares of Company Class A-1 Common Stock which are issuable upon (i) Conversion of the remaining, unconverted Class A-2 Shares beneficially owned by such Restricted Stockholder and (ii) exercise or conversion (or deemed exercise or conversion) of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Restricted Stockholder. For purposes of this Section 2(e), in determining the number of issued and outstanding shares of Company Class A-1 Common Stock, a Restricted Stockholder may rely on the number of outstanding shares of Company Class A-1 Common Stock as stated in the most recent of the following: (i) the Company’s most recent Form 10-K or Form 10-Q filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company setting forth the number of shares of Company Class A-1 Common Stock issued and outstanding. Additionally, upon the written request of a Restricted Stockholder, the Company shall within two (2) Trading Days confirm in writing to such Restricted Stockholder the number of shares of Company Class A-1 Common Stock then issued and outstanding. In any case, the number of issued and outstanding shares of Company Class A-1 Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Conversion of the Class A-2 Shares into shares of Company Class A-1 Common Stock, since the date as of which such number of issued and outstanding shares of Company Class A-1 Common Stock was reported. For purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

(f)    Regulatory Approval. Notwithstanding the Conversion limitation set forth in Section 2(e), if and when a Restricted Stockholder has obtained all required Gaming Approvals from the applicable Gaming Authorities permitting such Restricted Stockholder to beneficially own shares of Company Class A-1 Common Stock in an amount that is in excess of the Beneficial Ownership Limitation, then the Class A-2 Shares held by such Restricted Stockholder shall immediately Convert without regard to the Beneficial Ownership Limitation. Such Restricted Stockholder shall promptly provide to the Company written copies of (i) all such Gaming Approvals upon the issuance of such Gaming Approvals by the applicable Gaming Authorities, and (ii) any modification, amendment, restriction, limitation, termination, revocation or other change to any such Gaming Approvals.

3.    Adjustments, Other. Notwithstanding anything in this Agreement to the contrary:

(a)    LTM EBITDA and the LTM EBITDA thresholds as set forth in Sections 2(a), (b) and (c) shall be reasonably adjusted upwards or downwards, as applicable, by the “Independent Directors” (within the meaning of the listing rules of the New York Stock Exchange) of the board of directors of the Company (the “Board”) from time to time following the Closing to take into account the anticipated effect of any acquisitions or dispositions that are, individually or in the aggregate, in excess of $40,000,000.00 during any Measurement Period and otherwise materially different from the annual forecast presented to the Company’s investors at the Closing and consummated by the Company or its Subsidiaries. Any such adjustment to LTM EBITDA or the LTM EBITDA thresholds in Sections 2(a), (b) and (c) shall be made in a manner that is consistent with the anticipated impact to EBITDA that is modeled by or on behalf of the Company or its Subsidiaries in connection with the applicable acquisition or disposition, but shall not in any event take into account any impact of synergies; and

(b)    the Closing Sale Price thresholds for the Company Class A-1 Common Stock as set forth in Sections 2(a), (b) and (c) shall be reasonably adjusted by the “Independent Directors” (within the meaning of the listing rules of the New York Stock Exchange) of the Board from time to time following the Closing in good

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faith to take into account the anticipated effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, merger, business combination or other similar transaction or event.

4.    Earnout Statements; Disputes.

(a)    The Company shall deliver an Earnout Statement to the Shareholder Representatives, Pace Sponsor, Pace Governance and KP with respect to the Tranche I Conversion, the Tranche II Conversion or the Tranche III Conversion, as applicable, no later than ten (10) days following the Company’s filing of its Form 10-K or Form 10-Q, as applicable, for the Tranche I Measurement Periods, the Tranche II Measurement Periods or the Tranche III Measurement Periods, as applicable, with the SEC, provided, that the Company shall be relieved of its obligation to deliver an Earnout Statement to the Shareholder Representatives, Pace Sponsor, Pace Governance and KP with respect to a Measurement Period if the Tranche Condition for such period has been satisfied.

(b)    If the Shareholder Representatives, Pace Sponsor, Pace Governance or KP disagrees with any calculation set forth in an Earnout Statement, as soon as practicable, and in any event within thirty (30) days after the Shareholder Representatives’, Pace Sponsor’s, Pace Governance’s or KP’s receipt of such Earnout Statement, the Shareholder Representatives, Pace Sponsor, Pace Governance or KP, as applicable, shall return to the Company a written report containing any proposed changes to such Earnout Statement and an explanation of any such changes and the reasons therefor (a “Dispute Notice”). The Company shall make available to the Shareholder Representatives, Pace Sponsor, Pace Governance and KP such information and records of the Company and its Subsidiaries to the extent reasonably necessary for the Shareholder Representatives, Pace Sponsor, Pace Governance and KP to verify the calculations set forth in such Earnout Statement. The Shareholder Representatives, Pace Sponsor, Pace Governance or KP, as applicable, and the Company shall work together in good faith to resolve any matters addressed in a Dispute Notice

5.    Duties.

(a)    Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, from and after the Closing, the Company shall have sole discretion with respect to owning, developing, operating and/or maintaining the assets of the Company and its Subsidiaries and shall have no duties and/or obligations, expressed or implied with respect to owning, developing, operating and/or maintaining the assets of the Company and its Subsidiaries hereunder, including any duty and/or obligation to (i) try to achieve the EBITDA thresholds described in Sections 2(a), (b) or (c) or (ii) maximize the Closing Sale Price of the Company Class A-1 Common Stock.

(b)    This Agreement is strictly a contractual relationship between the Company and the Restricted Stockholders, and does not create any express or implied fiduciary or special relationship or any express or implied fiduciary, special or other duties.

6.    Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

7.    Entire Agreement; Waiver; Amendments. This Agreement and the Transaction Agreement and any exhibits, schedules or other documents referred to herein or therein, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements, term sheets, presentations and communications, whether oral or written, with respect to the specific subject matter hereof. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided, that notice of any such waiver shall be given to each party hereto as set forth in Section 11 hereto. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company, Pace

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Sponsor, Pace Governance, KP and Company Holders representing at least 90% of the Class A-2 Shares issued to the Company Holders, provided, that no provision of this Agreement may be amended or modified unless any and each Company Holder adversely affected by such amendment or modification in a manner different than the other Company Holders has expressly consented in writing to such amendment or modification.

8.    Assignment; Transfer; Third Party Beneficiaries; Binding Effect. Class A-2 Shares may not be Transferred, other than to a Permitted Transferee. The rights and obligations of each party under this Agreement may not be assigned to any other Person or entity, provided, that such rights and obligations may be transferred to any Permitted Transferee of a Restricted Stockholder to which Class A-2 Shares are Transferred. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person or entity other than the parties to this Agreement, and their respective successors and assigns. This Agreement shall be binding upon the Company, each Restricted Stockholder and their respective heirs, successors, legal representatives and permitted assigns.

9.    Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable Law, such provision shall be void and ineffectual. In the event that applicable Law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

10.    Injunctive Relief. Each of the parties to this Agreement hereby acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at Law. Each of the parties therefore agrees that, in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

11.    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

If to the Company, Pace Sponsor, Pace Governance or KP, to:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

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with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com;
chris.machera@weil.com

If to the Restricted Stockholders (except for Pace Sponsor, Pace Governance and KP), to the address set forth for such Restricted Stockholder on Schedule A attached hereto with a copy (which shall not constitute notice) to:

Much	Shelist, P.C.
191	North Wacker Drive, Suite 1800
Chicago,	IL 60606
Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com
mshaw@muchlaw.com

and a copy (which shall not constitute notice) to:

Fenwick & West LLP

902 Broadway, Suite 14

New York, NY 10010

Attention:	Mark Stevens
Ken Myers
Scott Behar
Email:	mstevens@fenwick.com
kmyers@fenwick.com
sbehar@fenwick.com

12.    Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without application of the conflict of Laws principles thereof.

13.    Venue; Waiver of Jury Trial.

(a)    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR

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PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13(B).

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

TPG PACE II SPONSOR SUCCESSOR, LLC

By:
Name:
Title:

TPG PACE GOVERNANCE, LLC

By:
Name:
Title:

KARL PETERSON

By:

[SIGNATURE PAGE TO RESTRICTED STOCK AGREEMENT]

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[COMPANY HOLDERS:]

Name:

Name:

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Schedule A

Company Holders

Name and Address	Company Holder’s Pro Rata Percentage

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Annex G

EXECUTION VERSION

WAIVER AGREEMENT

This WAIVER AGREEMENT (this “Waiver Agreement”) is entered into as of June 13, 2019, by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and each holder (each, a “Class F Holder” and, collectively, the “Class F Holders”) of the issued and outstanding Class F ordinary shares, par value $0.0001 per share, of Parent (the “Existing Parent Class F Shares”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, concurrently with the execution of this Waiver Agreement, Parent, each of the persons set forth on Schedule 1 to the Transaction Agreement (each a “Seller”, and collectively the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, will enter into that certain Transaction Agreement, to be dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (the “Company”) held by the Sellers, and following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent (the “Transaction”);

WHEREAS, concurrently with the execution of this Waiver Agreement, in connection with the Transaction, Parent will enter into those certain Subscription Agreements, to be dated as of the date hereof, pursuant to which the investors named therein will purchase an aggregate of 4,403,131 Class A-1 common stock, par value $0.0001 per share, of Parent (“New Parent Class A-1 Stock”, and together with the Existing Parent Class F Shares (each of which, upon the Parent Domestication, shall be converted into one share of New Parent Class F Stock), the “New Parent Stock”) for an aggregate purchase price of $45,000,000 (the “New Issuance”), which funds will be used to finance the Transaction in part;

WHEREAS, (i) Article 17.1 of Pace’s Amended and Restated Memorandum and Articles of Association, effective as of June 27, 2017 (the “Amended and Restated Articles”), provides that each Existing Parent Class F Share (or, on and from the Parent Domestication, each share of New Parent Class F Stock) shall automatically convert into one share of New Parent Class A-1 Stock (the “Initial Conversion Ratio”) on the business day following the closing of a Business Combination (as defined in the Amended and Restated Articles), and (ii) Article 17.2 of the Amended and Restated Articles provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of New Parent Class A-1 Stock are issued in excess of the amounts offered in Parent’s initial public offering of securities such that the Class F Holders shall continue to own 20% of the issued and outstanding shares of New Parent Stock after giving effect to such issuance (the “Adjustment Provision”);

WHEREAS, the Transaction constitutes a Business Combination under the Amended and Restated Articles and the New Issuance would result in an Adjustment to the Initial Conversation Ratio pursuant to the Adjustment Provision; and

WHEREAS, in connection with the Transaction, the parties hereto desire to enter into this Waiver Agreement so that each Class F Holder may irrevocably waive his, her or its rights, as applicable, under Article 17.2 of the Amended and Restated Articles to receive additional shares of New Parent Class A-1 Stock upon conversion of the Existing Parent Class F Shares (or, on and from the Parent Domestication, shares of New Parent Class F Stock) held by him, her or it, as applicable, in connection with the Transaction as a result of the Adjustment to the Initial Conversion Ratio caused by the New Issuance.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Waiver.

(a) Each Class F Holder hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights such Class F Holder has or will have under Article 17.2 of the Amended and Restated Articles to receive shares of New Parent Class A-1 Stock in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) upon conversion of the Existing Parent Class F Shares (or, on and from the Parent Domestication, shares of New Parent Class F Stock) held by him, her or it, as applicable, in connection with the Transaction as a result of any Adjustment caused by the New Issuance.

(b) Each Class F Holder acknowledges and agrees that, to the extent such Class F Holder receives any Excess Shares as a result of any Adjustment caused by the New Issuance, such Class F Holder shall promptly surrender such shares to Parent for cancellation, and no consideration shall be payable to such Class F Holder in connection therewith.

Section 2. Successors and Assigns. Each Class F Holder acknowledges and agrees that the terms of this Waiver Agreement are binding on and shall inure to the benefit of such Class F Holder’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Class F Holder also understands that this Waiver Agreement, once executed, is irrevocable and binding, and if a Class F Holder transfers, sells or otherwise assigns any Existing Parent Class F Shares (or, on and from the Parent Domestication, shares of New Parent Class F Stock) held by him, her or it, as applicable, as of the date of this Agreement, the transferee of such Existing Parent Class F Shares (or, on and from the Parent Domestication, shares of New Parent Class F Stock) shall be bound by the terms of this Waiver Agreement as if such transferee were a party hereto. Any Class F Holder that desires to transfer, sell or otherwise assign any Existing Parent Class F Shares (or, on and from the Parent Domestication, shares of New Parent Class F Stock) shall, in addition to any other existing obligations or restrictions applicable to such proposed transfer, sale or assignment that may exist, provide the proposed transferee with a copy of this Waiver Agreement and obtain from such proposed transferee a written acknowledgment that such proposed transferee acknowledges and agrees to the Waiver and the other matters set forth in this Waiver Agreement.

Section 3. Authorization; Enforcement. Each of the parties hereto represents that (a) it has the requisite corporate power or legal capacity, as applicable, and authority to enter into, deliver and perform its obligations under this Waiver Agreement, (b) this Waiver Agreement has been duly authorized, executed and delivered by such party, and (c) this Waiver Agreement is enforceable against it in accordance with its terms.

Section 4. Effect of this Waiver Agreement on Amended and Restated Articles. The Amended and Restated Articles, as affected hereby, shall remain in full force and effect. The Waiver contained in this Waiver Agreement shall not constitute a waiver of any other provision of the Amended and Restated Articles, except as expressly provided herein with respect to Article 17.2.

Section 5. Counterparts. This Waiver Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6. Governing Law; Venue; Waiver of Jury Trial.

(a) This Waiver Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Waiver Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Waiver Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS WAIVER AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS WAIVER AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS WAIVER AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN SUCH MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WAIVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WAIVER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS WAIVER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS WAIVER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver Agreement as of the date first written above.

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
	Name:	Karl Peterson
	Title:	Chief Executive Officer and President

SIGNATURE PAGE TO WAIVER AGREEMENT

TPG PACE II SPONSOR, LLC

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

SIGNATURE PAGE TO WAIVER AGREEMENT

CHAD LEAT

/s/ Chad Leat

KATHLEEN PHILIPS

ROBERT SUSS

PAUL WALSH

KNEELAND YOUNGBLOOD

SIGNATURE PAGE TO WAIVER AGREEMENT

CHAD LEAT

KATHLEEN PHILIPS

/s/ Kathleen Philips

ROBERT SUSS

PAUL WALSH

KNEELAND YOUNGBLOOD

SIGNATURE PAGE TO WAIVER AGREEMENT

CHAD LEAT

KATHLEEN PHILIPS

ROBERT SUSS

/s/ Robert Suss

PAUL WALSH

KNEELAND YOUNGBLOOD

SIGNATURE PAGE TO WAIVER AGREEMENT

CHAD LEAT

KATHLEEN PHILIPS

ROBERT SUSS

PAUL WALSH

/s/ Paul Walsh

KNEELAND YOUNGBLOOD

SIGNATURE PAGE TO WAIVER AGREEMENT

CHAD LEAT

KATHLEEN PHILIPS

ROBERT SUSS

PAUL WALSH

KNEELAND YOUNGBLOOD

/s/ Kneeland Youngblood

SIGNATURE PAGE TO WAIVER AGREEMENT

Annex H

EXECUTION VERSION

June 13, 2019

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Director Letter Agreement

WHEREAS, reference is made to that certain Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), by and among TPG Pace Holdings Corp. (“Parent”), and certain other parties thereto;

WHEREAS, immediately prior to the effectiveness of the Stock Purchase (as defined in the Transaction Agreement) and subject to the conditions of the Transaction Agreement, Parent intends to domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Parent Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (2018 Revision), whereupon, (i) each Class A ordinary share, par value $0.0001 per share, of Parent shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of Parent (“New Parent Class A-1 Stock”), (ii) each Class F ordinary share, par value $0.0001, of Parent (“Existing Parent Class F Shares”) shall be converted into one share of Class F common stock, par value $0.0001 per share, of Parent (“New Parent Class F Stock”), and (iii) the Private Placement Warrants (as defined below) and Public Warrants (as defined in the Transaction Agreement), in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Parent Domestication;

WHEREAS, this Director Letter Agreement (this “Letter Agreement”) is being entered into by Parent and the person named as Shareholder on the signature page hereto (the “Shareholder”); and

WHEREAS, the Shareholder agrees to enter into this Letter Agreement with respect to all Existing Parent Class F Shares (and, on and from the Parent Domestication, shares of New Parent Class F Stock) that such Shareholder owns, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

1.    Exchange of Shares of Parent Class F Stock. The Shareholder and Parent hereby agree that, upon the effectiveness of the Stock Purchase (as defined in the Transaction Agreement), the Shareholder shall exchange all of the shares of New Parent Class F Stock that shall be owned by the Shareholder on and from the Parent Domestication (upon the conversion of the Existing Parent Class F Shares held by the Shareholder to New Parent Class F Shares) as set forth on the Shareholder’s signature page hereto for, and Parent shall issue to the Shareholder, an equal number of validly issued, fully paid and non-assessable shares of New Parent Class A-1 Stock.

2.    Termination. This Letter Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Letter Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, (ii) the termination of the Transaction Agreement in accordance with its terms, and (iii) the consummation of the transactions contemplated by the Transaction Agreement.

3.    Tax Treatment. The parties hereto intend that, for United States federal (and applicable state and local) income tax purposes, the transaction described in Section 1 hereof be treated as a recapitalization exchange pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties hereto agree to report the transactions for Tax purposes in a manner consistent with such intended tax treatment and not to take an inconsistent position upon audit, in any other administrative or judicial proceeding or otherwise absent a final determination (as defined in Section 1313(a)(1) of the Code).

4.    Entire Agreement. This Letter Agreement and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Letter Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement. Each party acknowledges and agrees that, in entering into this Letter Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Letter Agreement or the Transaction Agreement.

5.    Governing Law. This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance of this Letter Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Letter Agreement or as an inducement to enter this Letter Agreement), shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

6.    Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Letter Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Letter Agreement and to cure breaches of this Letter Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Letter Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:
TPG PACE HOLDINGS CORP.

By:
Name:
Title:

SHAREHOLDER:

[●]

By:
Name:
Title:

Annex I

AGREED FORM

NEW ACCEL WARRANTS AGREEMENT

THIS NEW ACCEL WARRANTS AGREEMENT, effective as of [●], 2019 (as it may from time to time be amended, this “Agreement”), is entered into by and between TPG Pace Holdings Corp., a Delaware corporation (the “Company”), and [●], (the “Holder”).

WHEREAS, the Company is party to that certain Transaction Agreement, dated as of June 13, 2019, by and among the Company, each of the persons set forth on Schedule 1 thereto (collectively, the “Sellers”), and each of David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), each in their capacity as a Shareholder Representative (as defined in the Transaction Agreement) (as it may from time to time be amended, the “Transaction Agreement”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Business Combination”), the Company shall issue to the Holder its pro rata share of 2,444,444 warrants (subject to rounding to avoid fractional warrants), each entitling the Holder to purchase one share of Class A-1 common stock of the Company, par value $0.0001 per share (each, a “Share”) at an exercise price of $11.50 per Share (the “New Accel Warrants”).

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby, intending legally to be bound, agree as follows:

AGREEMENT

Section 1. Authorization, Issuance; Terms of the New Accel Warrants.

A. Authorization of the New Accel Warrants. The Company has duly authorized the issuance of the New Accel Warrants to the Holder, including the authorization to issue Shares that may need to be issued in respect of the New Accel Warrants.

B. Issuance of the New Accel Warrants. In connection with the Integrated Transaction (as defined in the Transaction Agreement) and pursuant to the Stock Purchase (as defined in the Transaction Agreement) and in accordance with the terms hereof, the Company shall issue to the Holder its pro rata share of 2,444,444 New Accel Warrants in accordance with the allocation schedule set forth on Exhibit A.

C. Terms of the New Accel Warrants. Each New Accel Warrant shall have the terms set forth in that certain Warrant Agreement, dated as of [●], 2019, by and between the Company and Continental Stock Transfer & Trust Company, a copy of which is attached hereto as Exhibit B (as it may from time to time be amended, the “Warrant Agreement”).

Section 2. Representations and Warranties of the Company. As a material inducement to the Holder to enter into this Agreement, the Company hereby represents and warrants to the Holder that:

A. Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement and the Warrant Agreement.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement and the New Accel Warrants have been duly authorized by the Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Upon issuance in accordance with, and payment pursuant to, the terms of the Warrant Agreement and this Agreement, the New Accel Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

(ii) The execution and delivery by the Company of this Agreement and the New Accel Warrants, the issuance of the New Accel Warrants, the issuance of the Shares upon exercise of the New Accel Warrants and the fulfillment, of and compliance with, the respective terms hereof and thereof by the Company, do not and will not as of the Closing Date (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s share capital or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the certificate of incorporation of the Company (in effect on the date hereof or as may be amended prior to completion of the contemplated Public Offering), or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

C. Title to Securities. Upon issuance in accordance with, and payment pursuant to the terms hereof and the Warrant Agreement, the Shares issuable upon exercise of the New Accel Warrants will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof and the Warrant Agreement, the Holder will have good title to the New Accel Warrants purchased by it and the Shares issuable upon exercise of such New Accel Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Holder.

D. Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

Section 3. Representations and Warranties of the Holder. As a material inducement to the Company to enter into this Agreement and issue the New Accel Warrants to the Holder, the Holder hereby represents and warrants to the Company that:

A. Organization and Requisite Authority. The Holder possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorization; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Holder of this Agreement and the fulfillment of and compliance with the terms hereof by the Holder does not and shall not as of the Closing Date conflict with or result in a breach by the Holder of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Holder is subject.

C. [Investment Representations.

(i) The Holder is acquiring the New Accel Warrants and, upon exercise of the New Accel Warrants, the Shares issuable upon such exercise (collectively, the “Securities”), for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act (as defined below).

(ii) The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iii) The Holder understands that the Securities are being offered and will be sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Securities.

(iv) The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(v) The Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of the Company. The Holder understands that its investment in the Securities involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Securities.

(vi) The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(vii) The Holder understands that: (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) except as specifically set forth in that certain Registration Rights Agreement, dated as of [●], 2019, by and among the Company and the other parties identified therein, neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Holder understands that the Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a Business Combination, are deemed to be “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 adopted pursuant to the Securities Act would not be available for resale transactions of the Securities despite technical compliance with the requirements of such Rule, and the Securities can be resold only through a registered offering or in reliance upon another exemption from the registration requirements of the Securities Act.

(viii) The Holder has such knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Holder can afford a complete loss of its investments in the Securities.]

Section 4. Termination. This Agreement shall terminate on the Expiration Date (as defined in the Warrant Agreement).

Section 5. Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the Closing Date.

Section 6. Definitions. Terms used but not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Transaction Agreement.

Section 7. Miscellaneous.

A. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the Company may not assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law, merger or otherwise) without the prior written consent of Holder.

B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

C. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

D. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

E. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York.

F. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

G. Specific Performance. Unless this Agreement has been terminated, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause the other party irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

COMPANY:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

[Signature page to New Accel Warrants Agreement]

HOLDER:

[●]

By:
Name:
Title:
Address:

[Signature page to New Accel Warrants Agreement]

EXHIBIT A

PRO RATA ALLOCATION OF COMPANY WARRANTS

Holder	Number of Company Warrants
[●]	[●]

EXHIBIT B

WARRANT AGREEMENT

See attached.

Annex J

Agreed Form

TPG PACE HOLDINGS CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

WARRANT AGREEMENT

Dated as of [●], 2019

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [●], 2019, is by and between TPG Pace Holdings Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company is party to that certain Transaction Agreement, dated as of June 13, 2019, by and among each of the persons set forth on Schedule 1 to the Transaction Agreement, and each of David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein), each in their capacity as a shareholder representative (as it may from time to time be amended, restated or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Business Combination”), the Company shall issue to certain shareholders of the Company (each, an “Accel Holder”) its pro rata share of 2,444,444 warrants (subject to rounding to avoid fractional warrants), each entitling the Holder to purchase one share of Class A-1 common stock of the Company, par value $0.0001 per share (the “Class A-1 Stock”) at an exercise price of $11.50 per share, subject to adjustment as described herein and bearing the legend set forth in Exhibit B hereto (the “New Accel Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the New Accel Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the New Accel Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the New Accel Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the New Accel Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the New Accel Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.    New Accel Warrants.

2.1    Form of New Accel Warrant. Each New Accel Warrant shall be issued in registered form only.

2.2    Effect of Countersignature. If a physical certificate in the form annexed hereto as Exhibit A is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a New Accel Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3    Registration.

2.3.1    New Accel Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the New Accel Warrants. Upon the initial issuance of the New Accel Warrants in book-entry form, the Warrant Agent shall issue and register the New Accel Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any New Accel Warrant shall have ceased to serve in the capacity in which such person signed the New Accel Warrant before such New Accel Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2    Registered Holder. Prior to due presentment for registration of transfer of any New Accel Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such New Accel Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such New Accel Warrant and of each New Accel Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4    No Fractional Warrants. The Company shall not issue fractional New Accel Warrants and the Company shall round down to the nearest whole number the number of New Accel Warrants to be issued to such holder.

2.5    New Accel Warrants. So long as the New Accel Warrants are held by the Accel Holder or any of its Permitted Transferees (as defined below) the New Accel Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the date of this Agreement, and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the New Accel Warrants and any Class A-1 Stock held by the Accel Holder or any of its Permitted Transferees and issued upon exercise of the New Accel Warrants may be transferred by the holders thereof:

(a)    to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Accel Holder, or any affiliates of the Accel Holder,

(b)    in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c)    in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d)    in the case of an individual, pursuant to a qualified domestic relations order;

(e)    in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A-1 Stock for cash, securities or other property subsequent to the completion of the Company’s Business Combination; provided, however, that, in the case of clauses (a) through (d), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.    Terms and Exercise of New Accel Warrants.

3.1    New Accel Warrant Price. Each New Accel Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such New Accel Warrant and of this Agreement, to purchase from the Company the number of Class A-1 Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “New Accel Warrant Price” as used in this Agreement shall mean the price per share at which Class A-1 Stock may be purchased at the time a New Accel Warrant is exercised. The Company in its sole discretion may lower the New Accel Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) business days (other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”)), provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the New Accel Warrants and, provided further that any such reduction shall be identical among all of the New Accel Warrants.

3.2    Duration of New Accel Warrants. A New Accel Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the date of this Agreement and terminating at 5:00 p.m., New York City time on the earlier to occur of: (a) the date that is five (5) years after the date of this Agreement, (b) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, or (c) the Alternative Redemption Date (as defined below) (the “Expiration Date”); provided, however, that the exercise of any New Accel Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Subject to Section 6.5 hereof, except with respect to the right to receive the Redemption Price (as defined below) or the Alternative Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each New Accel Warrant (other than in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the New Accel Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the New Accel Warrants and, provided further that any such extension shall be identical in duration among all the New Accel Warrants.

3.3    Exercise of New Accel Warrants.

3.3.1    Payment. Subject to the provisions of the New Accel Warrant and this Agreement, a New Accel Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such New Accel Warrants and (ii) payment in full of the New Accel Warrant Price for each full Ordinary Share as to which the New Accel Warrant is exercised and any and all applicable taxes due in connection with the exercise of the New Accel Warrant, the exchange of the New Accel Warrant for the Class A-1 Stock and the issuance of such Class A-1 Stock, as follows:

(a)    in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b)    in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the New Accel Warrants to exercise such New Accel

Warrants on a “cashless basis,” by surrendering the New Accel Warrants for that number of Class A-1 Stock equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Stock underlying the New Accel Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the exercise price of the New Accel Warrants by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b), Section 6.2 and Section 6.4, the “Fair Market Value” shall mean the average reported last sale price of the Class A-1 Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the New Accel Warrants, pursuant to Section 6 hereof;

(c)    so long as such New Accel Warrant is held by the Accel Holder or a Permitted Transferee, by surrendering the New Accel Warrant for that number of Class A-1 Stock equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Stock underlying the New Accel Warrant, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(c)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Class A-1 Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the New Accel Warrant is sent to the Warrant Agent; or

(d)    as provided in Section 7.4 hereof.

3.3.2    Issuance of Class A-1 Stock on Exercise. As soon as practicable after the exercise of any New Accel Warrant and the clearance of the funds in payment of the New Accel Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such New Accel Warrant a book-entry position or certificate, as applicable, for the number of full Class A-1 Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such New Accel Warrant shall not have been exercised in full, a new book-entry position or countersigned New Accel Warrant, as applicable, for the number of shares as to which such New Accel Warrant shall not have been exercised. No New Accel Warrant shall be exercisable and the Company shall not be obligated to issue Class A-1 Stock upon exercise of a New Accel Warrant unless the Class A-1 Stock issuable upon such New Accel Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the New Accel Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a New Accel Warrant, the holder of such New Accel Warrant shall not be entitled to exercise such New Accel Warrant and such New Accel Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any New Accel Warrant. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any New Accel Warrant would be entitled, upon the exercise of such New Accel Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Class A-1 Stock to be issued to such holder.

3.3.3    Valid Issuance. All Class A-1 Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4    Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Class A-1 Stock is issued shall for all purposes be deemed to have become the holder of record of such Class A-1 Stock on the date on which the New Accel Warrant, or book-entry position representing such New Accel Warrant, was surrendered and payment of the New Accel Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated New Accel Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5    Limitation on Exercise. Except as provided in subsection 3.3.6, no New Accel Warrant may be exercised if, (x) prior to giving effect to the exercise, the holder of such New Accel Warrant beneficially owns less than the 4.99% of the total number of shares of Class A-1 Stock issued and outstanding at such time (the “Beneficial Ownership Limitation”), and, (y) after giving effect to such exercise, the holder of such New

Accel Warrant would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of clause (y) of the foregoing sentence, the number of shares of Class A-1 Stock beneficially owned by such holder shall include the number of shares of Class A-1 Stock issuable upon the exercise of the New Accel Warrant with respect to which such determination is being made, but shall exclude the number of shares of Class A-1 Stock which are issuable upon (a) exercise of the remaining, unexercised New Accel Warrants beneficially owned by such holder of New Accel Warrants and (b) exercise or conversion (or deemed exercise or conversion) of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder of New Accel Warrants. For purposes of this subsection 3.3.5, in determining the number of issued and outstanding shares of Class A-1 Stock, a holder of New Accel Warrants may rely on the number of outstanding shares of Class A-1 Stock as stated in the most recent of the following: (i) the Company’s most recent Form 10-K or Form 10-Q filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company setting forth the number of shares of Class A-1 Stock issued and outstanding. Additionally, upon the written request of a holder of New Accel Warrants, the Company shall within two (2) Trading Days confirm in writing to such holder the number of shares of Class A-1 Stock then issued and outstanding. In any case, the number of issued and outstanding shares of Class A-1 Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the exercise of New Accel Warrants into shares of Class A-1 Stock, since the date as of which such number of issued and outstanding shares of Class A-1 Stock was reported. For purposes of this subsection 3.3.5, (x) beneficial ownership is calculated in accordance with Section 13(d) of the Exchange Act, and (y) the term “Trading Day” shall mean a day during which trading in the Class A-1 Stock generally occurs on the New York Stock Exchange (or such other securities exchange or market on which the Class A-1 Stock is then listed or quoted) or, if the Class A-1 Stock is not listed on a U.S. national or regional securities exchange market, on the principal other market on which the Class A-1 Stock is then listed or admitted for trading.

3.3.6    Regulatory Approval. Notwithstanding the limitation set forth in subsection 3.3.5, if and when a holder of New Accel Warrants has obtained all required Gaming Approvals from the applicable Gaming Authorities permitting such holder to beneficially own shares of Class A-1 Stock in an amount that is in excess of the Beneficial Ownership Limitation, then the New Accel Warrants held by such holder shall immediately be exercisable without regard to the Beneficial Ownership Limitation. Such holder shall promptly provide the Company with written copies of (a) all such Gaming Approvals upon the issuance of such Gaming Approvals by the applicable Gaming Authorities, and (b) any modification, amendment, restriction, limitation, termination, revocation or other change to any such Gaming Approvals. For purposes of this subsection 3.3.6, (x) the term “Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by the Company and its subsidiaries, and (y) the term “Gaming Authority” shall mean any governmental agency that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Company or its subsidiaries within each of their respective jurisdictions.

3.3.7    Maximum Percentage. A holder of a New Accel Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.7; however, no holder of a New Accel Warrant shall be subject to this subsection 3.3.7 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s New Accel Warrant, and such holder shall not have the right to exercise such New Accel Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Class A-1 Stock issued and outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A-1 Stock beneficially owned by such person and its affiliates shall include the number of Class A-1 Stock issuable upon exercise of the New Accel Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A-1 Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the New Accel Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the New Accel Warrant, in determining the number of issued and outstanding Class A-1 Stock, the holder may rely on the number of issued and outstanding Class A-1 Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Class A-1 Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the New Accel Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A-1 Stock then issued and outstanding. In any case, the number of issued and outstanding Class A-1 Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Class A-1 Stock was reported. By written notice to the Company, the holder of a New Accel Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.    Adjustments.

4.1    Share Dividends.

4.1.1    Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Class A-1 Stock is increased by a capitalization of Class A-1 Stock, or by a split-up of Class A-1 Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A-1 Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Class A-1 Stock. A rights offering to holders of Class A-1 Stock entitling holders to purchase Class A-1 Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Class A-1 Stock equal to the product of (i) the number of Class A-1 Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A-1 Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Class A-1 Stock, in determining the price payable for Class A-1 Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A-1 Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2    Extraordinary Dividends. If the Company, at any time while the New Accel Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A-1 Stock on account of such Class A-1 Stock (or other shares of the Company’s share capital into which the New Accel Warrants are convertible), other than (a) as described in subsection 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the New Accel Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A-1 Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the New Accel Warrant Price or to the number of Class A-1 Stock issuable on exercise of each New Accel Warrant) does not exceed $0.50.

4.2    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Class A-1 Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A-1 Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A-1 Stock issuable on exercise of each New Accel Warrant shall be decreased in proportion to such decrease in issued and outstanding Class A-1 Stock.

4.3    Adjustments in Exercise Price. Whenever the number of Class A-1 Stock purchasable upon the exercise of the New Accel Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the New Accel Warrant Price shall be adjusted (to the nearest cent) by multiplying such New Accel Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A-1 Stock purchasable upon the exercise of the New Accel Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A-1 Stock so purchasable immediately thereafter.

4.4    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Class A-1 Stock (other than a change under Section 4.1. or Section 4.2 hereof or that solely affects the par value of such Class A-1 Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A-1 Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the New Accel Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Accel Warrants and in lieu of the Class A-1 Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Accel Warrants would have received if such holder had exercised his, her or its New Accel Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that (i) if the holders of the Class A-1 Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each New Accel Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A-1 Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A-1 Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A-1 Stock, the holder of a New Accel Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such New Accel Warrant holder had exercised the New Accel Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A-1 Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Class A-1 Stock in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the New Accel Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the New Accel Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the New Accel Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a New Accel Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the New Accel Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A-1 Stock consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Class A-1 Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the New Accel Warrant Price be reduced to less than the par value per share issuable upon exercise of such New Accel Warrant.

4.5    Notices of Changes in New Accel Warrant. Upon every adjustment of the New Accel Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the New Accel Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A-1 Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Class A-1 Stock upon the exercise of New Accel Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any New Accel Warrant would be entitled, upon the exercise of such New Accel Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Class A-1 Stock to be issued to such holder.

4.7    Form of New Accel Warrant. The form of New Accel Warrant need not be changed because of any adjustment pursuant to this Section 4, and New Accel Warrants issued after such adjustment may state the same New Accel Warrant Price and the same number of shares as is stated in the New Accel Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of New Accel Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any New Accel Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding New Accel Warrant or otherwise, may be in the form as so changed.

4.8    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the New Accel Warrants in order to (i) avoid an adverse impact on the New Accel Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the New Accel Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the New Accel Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.    Transfer and Exchange of New Accel Warrants.

5.1    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding New Accel Warrant upon the Warrant Register, upon surrender of such New Accel Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new New Accel Warrant representing an equal aggregate number of New Accel Warrants shall be issued and the old New Accel Warrant shall be cancelled by the Warrant Agent. The New Accel Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2    Procedure for Surrender of New Accel Warrants. New Accel Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the New Accel Warrants so surrendered, representing an equal aggregate number of New Accel Warrants; provided, however, that in the event that a New Accel Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such New Accel Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4    Service Charges. No service charge shall be made for any exchange or registration of transfer of the New Accel Warrants.

5.5    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the New Accel Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with the New Accel Warrants duly executed on behalf of the Company for such purpose.

6.    Redemption.

6.1    Redemption of New Accel Warrants for Cash. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding New Accel Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the New Accel Warrants, as described in Section 6.3 below, at the price of $0.01 per New Accel Warrant (the “Redemption Price”), provided that the last sales price of the Class A-1 Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Class A-1 Stock issuable upon exercise of the New Accel Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the New Accel Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.2    Redemption of New Accel Warrants for Class A-1 Stock. Subject to Sections 6.5 and 6.6 hereof, not less than all of the outstanding New Accel Warrants may be redeemed, at the option of the Company, ninety (90) days after they are first exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the New Accel Warrants, as described in Section 6.3 below, at a price equal to a number of Class A-1 Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the New Accel Warrants) and the “Fair Market Value” (as such term is defined in subsection 3.3.1(b)) (the “Alternative Redemption Price”), provided that the last sales price of the Class A-1 Stock reported has been at least $10.00 per share (subject to adjustment in compliance with Section 4 hereof), on the trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the Class A-1 Stock issuable upon exercise of the New Accel Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the New Accel Warrants on a “cashless basis” pursuant to subsection 3.3.1.

	Fair Market Value of Class A-1 Stock ($)
Redemption Date
(period to expiration of the New Accel Warrants)	10	11	12	13	14	15	16	17	18
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Class A-1 Stock to be issued for each New Accel Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365-day year.

6.3    Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the New Accel Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). In the event that the Company elects to redeem all of the New Accel Warrants pursuant to Section 6.2, the Company shall fix a date for redemption (the “Alternative Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the New Accel Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4    Exercise After Notice of Redemption. The New Accel Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of Class A-1 Stock to be received upon exercise of the New Accel Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the New Accel Warrants shall have no further rights except to receive, upon surrender of the New Accel Warrants, the Redemption Price or the Alternative Redemption Price, as applicable.

6.5    Redemption Exclusions. The Company agrees that the redemption rights provided in this Section 6.1 and 6.2 shall not apply to the New Accel Warrants if at the time of the redemption such New Accel Warrants continue to be held by the Accel Holder or its Permitted Transferees. However, once such New Accel Warrants are transferred (other than to Permitted Transferees under Section 2.6), the Company may redeem the New Accel Warrants pursuant to Section 6.1 or 6.2, provided that the criteria for redemption are met, including the opportunity of the holder of such New Accel Warrants to exercise the New Accel Warrants prior to redemption pursuant to Section 6.4.

7.    Other Provisions Relating to Rights of Holders of New Accel Warrants.

7.1    No Rights as Shareholder. A New Accel Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2    Lost, Stolen, Mutilated, or Destroyed New Accel Warrants. If any New Accel Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated New Accel Warrant, include the surrender thereof), issue a new New Accel Warrant of like denomination, tenor, and date as the New Accel Warrant so lost, stolen, mutilated, or destroyed. Any such new New Accel Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed New Accel Warrant shall be at any time enforceable by anyone.

7.3    Reservation of Class A-1 Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A-1 Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4    Registration of Class A-1 Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the date of this Agreement, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Class A-1 Stock issuable upon exercise of the New Accel Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New Accel Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the date of this Agreement, holders of the New Accel Warrants shall have the right, during the period beginning on the 61st Business Day after the date of this Agreement and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A-1 Stock issuable upon exercise of the New Accel Warrants, to exercise such New Accel Warrants on a “cashless basis,” by exchanging the New Accel Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of Class A-1 Stock equal to the quotient obtained by dividing (x) the product of the number of Class A-1 Stock underlying the New Accel Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the exercise price of the New Accel Warrants by (y) the Fair Market Value. Solely for purposes of this Section 7.4, “Fair Market Value” shall mean the volume weighted average price of the Class A-1 Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such New Accel Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. For the avoidance of any doubt, unless and until all of the New Accel Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8.    Concerning the Warrant Agent and Other Matters.

8.1    Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A-1 Stock upon the exercise of the New Accel Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the New Accel Warrants or such shares.

8.2    Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a New Accel Warrant (who shall, with such notice, submit his, her or its New Accel Warrant for inspection by the Company), then the holder of the New Accel Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A-1 Stock not later than the effective date of any such appointment.

8.2.3    Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3    Fees and Expenses of Warrant Agent.

8.3.1    Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4    Liability of Warrant Agent.

8.4.1    Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the Chief Financial Officer or the Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2    Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of the New Accel Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or the New Accel Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A-1 Stock to be issued pursuant to this Agreement or the New Accel Warrant or as to whether any Class A-1 Stock shall, when issued, be valid and fully paid and nonassessable.

8.5    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to the New Accel Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A-1 Stock through the exercise of the New Accel Warrants.

8.6    Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.    Miscellaneous Provisions.

9.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of the New Accel Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

TPG Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Office of the General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of the New Accel Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

9.3    Applicable Law. The validity, interpretation, and performance of this Agreement and of the New Accel Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the New Accel Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the New Accel Warrants.

9.5    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of the New Accel Warrant. The Warrant Agent may require any such holder to submit such holder’s New Accel Warrant for inspection by the Warrant Agent.

9.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8    Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the New Accel Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding holder of public warrants of the Company. Notwithstanding the foregoing, the Company may lower the New Accel Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Warrant Certificate

Exhibit B Legend — New Accel Warrants

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

TPG PACE HOLDINGS CORP.

A Delaware Corporation

CUSIP G89827 110

Warrant Certificate

This Warrant Certificate certifies that                 , or registered assigns, is the registered holder of                  warrant(s) evidenced hereby (the “New Accel Warrants” and each, a “New Accel Warrant”) to purchase Class A-1 common stock, $0.0001 par value (“Class A-1 Stock”), of TPG Pace Holdings Corp., a Delaware corporation (the “Company”). Each New Accel Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Class A-1 Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each New Accel Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of Class A-1 Stock issuable upon exercise of the New Accel Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any New Accel Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the New Accel Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such New Accel Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The New Accel Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of New Accel Warrants entitling the holder on exercise to receive                Class A-1 Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [●], 2019 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the New Accel Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

New Accel Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of New Accel Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of New Accel Warrants evidenced hereby the number of New Accel Warrants exercised shall be less than the total number of New Accel Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of New Accel Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no New Accel Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Class A-1 Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A-1 Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Class A-1 Stock issuable upon exercise of the New Accel Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a New Accel Warrant, the holder thereof would be entitled to receive a fractional interest in a Class A-1 Stock, the Company shall, upon exercise, round down to the nearest whole number of Class A-1 Stock to be issued to the holder of the New Accel Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of New Accel Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of New Accel Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the New Accel Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                  Class A-1 Stock and herewith tenders payment for such shares to the order of TPG Pace Holdings Corp. (the “Company”) in the amount of $                 in accordance with the terms hereof. The undersigned requests that a certificate for such Class A-1 Stock be registered in the name of                 , whose address is                                   and that such Class A-1 Stock be delivered to                  whose address is                 . If said number of Class A-1 Stock is less than all of the Class A-1 Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A-1 Stock be registered in the name of                 , whose address is                                  , and that such Warrant Certificate be delivered to                 , whose address is                                  .

In the event that the New Accel Warrant has been called for redemption by the Company pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Class A-1 Stock that this New Accel Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the New Accel Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Class A-1 Stock that this New Accel Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the New Accel Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Class A-1 Stock that this New Accel Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the New Accel Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A-1 Stock that this New Accel Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A-1 Stock. If said number of Class A-1 Stock is less than all of the Class A-1 Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A-1 Stock be registered in the name of                 , whose address is                                  , and that such Warrant Certificate be delivered to                 , whose address is                                  .

Date: , 20	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG TPG PACE HOLDINGS CORP. (THE “COMPANY”), TPG PACE II SPONSOR, LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE RECITALS OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A-1 STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

Annex K

EXECUTION VERSION

KEY HOLDER SUPPORT AGREEMENT

This KEY HOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among (i) TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”, and together with Parent, the “Parent Parties”), on the one hand and (ii) the Persons named as Shareholders on the signature pages hereto (the “Shareholders”), on the other hand.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the persons set forth on Schedule 1 thereto (each, a “Seller” and collectively, the “Sellers”) and David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into a Transaction Agreement (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which upon the terms and subject to the conditions set forth therein, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (the “Company”) held by the Sellers, and, following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent (the “Transaction”);

B. The Shareholders agree to enter into Section 2 of this Agreement with respect to (a) the shares in all common and preferred stock, no par value per share, of the Company (the “Company Stock”) that the Shareholders own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, (b) any security convertible or exchangeable into Company Stock (together with Company Stock, the “Subject Securities”), and (c) any additional Subject Securities that the Shareholders may hereinafter acquire.

C. The Shareholders are the beneficial or record owners of, and have either sole or shared voting power over, such number of Subject Securities as are indicated on Schedule 1 attached hereto.

D. As a condition and inducement to the Parent Parties’ willingness to enter into the Transaction Agreement, the Parent Parties desire that the Shareholders agree, and the Shareholders are willing to agree, on terms and conditions set forth herein, not to Transfer (as defined below) any of their Subject Securities, and to vote all of their Subject Securities in a manner so as to facilitate consummation of the Transaction.

E. The Shareholders have agreed to accept certain restrictions as set forth in this Agreement in connection with the Transaction in order to induce the Parent Parties to enter into the Transaction Agreement and consummate the Transaction, and the Parent Parties would not enter into the Transaction Agreement absent the Shareholders’ agreement to the restrictions set forth in this Agreement.

F. The Shareholders are holders of Company Stock and, pursuant to the Transaction Agreement and by virtue of the Transaction, each Shareholder will directly or indirectly receive substantial payment and other valuable consideration from the Parent Parties in exchange for Company Stock as specified in the Transaction Agreement.

G. Each of the Parent Parties and the Shareholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Share Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of December 22, 2015, by and among the Company and certain additional persons party thereto.

“Subsidiary” shall have the meaning set forth in the Transaction Agreement and, for the avoidance of doubt, upon the Closing, Surviving NewCo and its Subsidiaries shall be direct or indirect Subsidiaries of Parent for all purposes hereunder.

“Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement and the Transaction Agreement.

2. Agreement to Retain the Subject Securities.

2.1 No Transfer of Subject Securities. From the date hereof until the earliest to occur of (a) the Closing, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms (the “Expiration Time”), each Shareholder agrees, with respect to any Subject Securities currently or hereinafter beneficially owned or owned of record by it, not to (a) Transfer any such Subject Securities (except as may be required pursuant to Section 2.08 of the Share Purchase Agreement), or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy or power of attorney with respect thereto; provided, that, each Shareholder may Transfer any such Subject Securities to any of its Affiliates if the transferee of such Subject Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Shareholder.

2.2 Additional Purchases. Each Shareholder agrees that any Subject Securities that it purchases or otherwise hereinafter acquires or with respect to which it otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Subject Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Securities set forth on Schedule 1 attached hereto.

2.3 Void Transfers. Any Transfer or attempted Transfer of any Subject Securities, including New Subject Securities, in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Make a Cash Election. Concurrently with the execution of this Agreement, each Shareholder is delivering to Parent a final, binding and irrevocable Cash Election Form substantially in the form attached hereto as Exhibit A (the “Cash Election Form”) setting forth a Cash Election equal to the percentage portion of Subject Securities owned by such Shareholder set forth in Schedule 1 attached hereto.     Notwithstanding anything else contained herein or pursuant to the Transaction Agreement, the Cash Election Form or otherwise, each Shareholder agrees that it will not change such Shareholder’s Cash Election, that such Shareholder hereby waives any rights to withdraw or change such Shareholder’s Cash Election Form, and that such Shareholder’s Cash Election as set forth in such Shareholder’s Cash Election Form shall be final, binding and irrevocable in all respects.

4. Agreement to Enter into the Registration Rights Agreement. Prior to Closing, each Shareholder who will be stockholders of Parent immediately following the consummation of the Transaction agrees to enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) which shall be effective as of Closing.

5. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Parent Parties as follows:

5.1 Authority; Binding Obligation. If such Shareholder is an entity, such Shareholder has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Shareholder of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required limited partnership or similar corporate action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are required to authorize this Agreement or to perform such Shareholder’s obligations hereunder. If such Shareholder is an individual, such Shareholder has all requisite legal capacity, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

5.2 Ownership of the Subject Securities. As of the date hereof, each Shareholder (a) is the beneficial or record owner of the Subject Securities indicated on Schedule 1 hereto, free and clear of any and all mortgages, pledges, security interests, charges, claims or restrictions, other than those created by this Agreement or as disclosed on Schedule 1, and (b) has sole voting power over all of the Subject Securities beneficially owned or owned of record by it. As of the date hereof, no Shareholder owns, beneficially or of record, any capital stock or other securities of the Company or any of its Subsidiaries other than the Subject Securities set forth on Schedule 1. As of the date hereof, no Shareholder owns, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of the Company except as set forth on Schedule 1.

5.3 No Inconsistent Agreement. As of the date hereof, such Shareholder (a) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement) with respect to any of the Subject Securities indicated on Schedule 1 hereto, (b) has not granted a proxy, consent or power of attorney with respect to any such Subject Securities, and (c) has not taken any action that would reasonably be expected to constitute a breach hereof, make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

5.4 No Defaults or Conflicts. Neither the execution and delivery of this Agreement, or the performance by such Shareholder of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Shareholder, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Shareholder is a party or by which it is bound or to which the Subject Securities owned of record or beneficially by such Shareholder is subject; or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Shareholder or the Subject Securities owned of record or beneficially by such Shareholder.

5.1 Accredited Investor; Sophisticated Investor. Such Shareholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended. Such Shareholder (i) is a sophisticated investor, able to fend for himself, herself or itself, as applicable, in the transactions contemplated by the Transaction Agreement and this Agreement, (ii) has such knowledge and experience in financial and business matters that he, she or it, as applicable, is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Agreement and this Agreement, (iii) is capable of bearing the economic risks of the transactions contemplated by the Transaction Agreement and this Agreement, (iv) has, or has access to, such information as he, she or it, as applicable, deems necessary and appropriate under the circumstances concerning, among other things, the businesses, financial condition and prospects of Parent and Surviving NewCo to make an informed decision regarding the transactions contemplated by the Transaction Agreement and this Agreement, (v) has independently and without reliance on any other party or representation, the existence and materiality of which, except as expressly set forth herein, is disclaimed, and based on such information as he, she or it, as applicable, has deemed necessary and appropriate, made his, her or its, as applicable, own analysis and decision to enter into this Agreement (and to consummate the transactions contemplated by the Transaction Agreement and this Agreement), except that he, she or it, as applicable, has relied on the express representations and warranties contained herein, and (vi) has a substantive preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Shareholder to be aware of the character, business acumen and financial circumstances of such persons.

5.2 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Shareholder in connection with the due execution, delivery and performance by such Shareholder of this Agreement.

5.3 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder, before any Governmental Entity that would prevent, impair or delay such Shareholder from performing their obligations hereunder.

6. Representations and Warranties of the Parent Parties. Each of the Parent Parties hereby represents and warrants to the Shareholders as follows:

6.1 Authority; Binding Obligation. Such Parent Party has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Parent Party of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required corporate action on the part of such Parent Party, and no other proceedings on the part of such Parent Party are required to authorize this Agreement or to perform such Parent Party’s obligations hereunder. This Agreement has been duly executed and delivered by such Parent Party and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Parent Party enforceable against such Parent Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

6.2 No Inconsistent Agreement. As of the date hereof, such Parent Party has not taken any action that would reasonably be expected to constitute a breach hereof or make any of its representations or warranties contained herein untrue or incorrect.

6.3 No Defaults or Conflicts. Neither the execution and delivery of this Agreement or the performance by such Parent Party of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Parent Party, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Parent Party is a party, or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Parent Party.

6.4 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Parent Party in connection with the due execution and delivery by such Parent Party of this Agreement.

7. Registration Rights.

7.1 Parent agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), Parent will file with the Securities and Exchange Commission (the “Commission”) (at Parent’s sole cost and expense) a registration statement registering the resale of the shares of New Parent Class A-1 Stock issued to the Shareholders pursuant to the Transaction Agreement (the “Acquired Shares” and such registration statement, the “Registration Statement”), and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies Parent that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date Parent is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, that, Parent’s obligations to include the Acquired Shares in the Registration Statement are contingent upon the Shareholders furnishing in writing to Parent such information regarding each such Shareholder, the securities of Parent held by such Shareholder and the intended method of disposition of the Acquired Shares as shall be reasonably requested by Parent to effect the registration of the Acquired Shares, and each Shareholder shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations, including providing that Parent shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by Parent to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Parent of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

7.2 In the case of the registration, qualification, exemption or compliance effected by Parent pursuant to this Agreement, Parent shall, upon reasonable request, inform such Shareholder as to the status of such registration, qualification, exemption and compliance. At its expense, Parent shall:

(a) except for such times as Parent is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Parent determines to obtain, continuously effective with respect to the Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Shareholders cease to hold any Acquired Shares, (ii) the date all Acquired Shares held by the Shareholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Parent to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which Parent is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”

(b) advise the Shareholders within five (5) business days:

(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising the Shareholders of such events, provide the Shareholders with any material, nonpublic information regarding Parent other than to the extent that providing notice to the Shareholders of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding Parent;

(c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d) upon the occurrence of any event contemplated above, except for such times as Parent is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Parent shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Parent have been listed; and

(f) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable the Shareholders to sell the Acquired Shares under Rule 144.

7.3 Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Parent or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Parent’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Parent in the Registration Statement of material information that Parent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Parent’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, that, Parent may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Parent of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Shareholder agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Shareholder receives copies of a supplemental or amended prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Parent that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by law or subpoena. If so directed by Parent, each Shareholder will deliver to Parent or, in such Shareholder’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in such Shareholder’s possession; provided, that, this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent such Shareholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

7.4 Each Shareholder may deliver written notice (including via email) (an “Opt-Out Notice”) to Parent requesting that such Shareholder not receive notices from Parent otherwise required by this Section 7; provided, that, such Shareholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Shareholder (unless subsequently revoked), (i) Parent shall not deliver any such notices to such Shareholder and such Shareholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Shareholder’s intended use of an effective Registration Statement, such Shareholder will notify Parent in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7.4) and the related suspension period remains in effect, Parent will so notify such Shareholder, within one (1) business day of such Shareholder’s notification to Parent, by delivering to such Shareholder a copy of such previous notice of Suspension Event, and thereafter will provide such Shareholder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

8. Exclusivity. During the period from the date of the Transaction Agreement until the earlier of (x) the Closing or (y) the date on which the Transaction Agreement is terminated, other than in connection with the consummation of the transactions contemplated thereby, each Shareholder agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or any of its Subsidiaries’ Affiliates or Representatives to, directly or indirectly, in each case in the foregoing Representatives’ capacity in such role with the applicable entity, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or its Subsidiaries or any of the outstanding equity interests in the Company or its Subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than with Parent Parties and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. If such Shareholder, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Shareholder shall promptly (and in no event later than twenty-four (24) hours after such Shareholder becomes aware of such inquiry or proposal) (A) advise the Parent Parties orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Parent Parties a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits them from considering such inquiry or proposal.

9. General Waiver and Release. Each Shareholder does hereby, on behalf of itself and its Affiliates, successors and assigns and any other Person or entity claiming by, through or under any of the foregoing (collectively, the “Releasing Parties”), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge the Company, Parent, NewCo, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, stockholders, partners, Subsidiaries and Affiliates (collectively, the “Company Parties”) from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from such Releasing Party’s actual or purported ownership of Company Stock or the Transaction including arising from such Releasing Party’s status on or prior to the closing of the transactions contemplated by the Transaction Agreement as a stockholder, equity interest holder, investor, lender, debtor, representative or Affiliate of the Company, including, without limitation, in connection with the adoption by the board of directors of the Company and the shareholders thereof of the Transaction Agreement (the “Released Claims”); provided, that, in no event shall the Released Claims be deemed to include a release or discharge of (a) any of such Releasing Party’s rights expressly set forth in this Agreement, the Transaction Agreement or the exhibits thereto, or the Ancillary Agreements, (b) any rights to indemnification, exculpation, reimbursement, contribution, payment or advancement of expenses, or hold harmless and liability exculpation covenants, agreements and obligations of the Company or any of its Subsidiaries that such Releasing Party may have as a director, officer or employee of the Company or any of its Subsidiaries, or any of their respective successors under or pursuant to (i) any contract of insurance covering directors and officers of the Company or its Subsidiaries prior to the Closing, or in the case of such Affiliate’s capacity as a director or officer of the Company or its Subsidiaries prior to the Closing, under the indemnification provisions of the Company (or any such Subsidiary’s) certificate of incorporation or bylaws, (ii) under applicable Law or (iii) as otherwise set forth in the Transaction Agreement, or (c) any rights to receive unpaid compensation or benefits as an employee of any Company Party. Each Shareholder represents and warrants that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) such Shareholder has not transferred or otherwise alienated any such claims or causes of action, and (z) such Shareholder is fully authorized and entitled to give the releases specified herein.

10. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, or (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

11. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholders and the Parent Parties and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or NewCo prior to the Closing any direct or indirect ownership or incidence of ownership of or with respect to the Shareholders’ Subject Securities. Subject to the terms of the Transaction Agreement and the consummation of the Transaction, all rights, ownership and economic benefits of and relating to any of the Shareholders’ Subject Securities shall remain vested in and belong to the Shareholders prior to the Closing. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including with Parent, NewCo or any of the Shareholders or any other Person, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

13. Miscellaneous.

13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 13.2 shall be void.

13.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

13.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

13.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Parties, to

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-6064

Attention:	Douglas Warner;
Christopher Machera
Facsimile:	(210) 310-8007
Email:	doug.warner@weil.com;
chris.machera@weil.com

(b)	if to the Shareholder, to

the address set forth on the signature page hereto

with a copy to (which shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com
mshaw@muchlaw.com

and a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark Stevens;
Ken Myers;
Scott Behar

Email:	mstevens@fenwick.com;
kmyers@fenwick.com;
sbehar@fenwick.com

13.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 13.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 13.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.    IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON

ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

13.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of the Shareholder, and their respective successors and permitted assigns, with respect to the obligations of Parent and NewCo under this Agreement, and for the benefit of Parent and NewCo, and their respective successors and permitted assigns, with respect to the obligations of the Shareholders under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

13.9 Entire Agreement. This Agreement (including Schedule 1 attached hereto (which is deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Schedule 1 attached hereto) or the Transaction Agreement.

13.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

13.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

13.14 This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

13.15 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

13.16 Expenses. Except as set forth in the Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:
TPG PACE HOLDINGS CORP.
By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Chief Executive Officer and President

[Signature Page to Key Holder Support Agreement]

NEWCO:
NEW PACE LLC
By:	/s/ Eduardo Tamraz
Name: Eduardo Tamraz
Title: President and Secretary

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
BRIAN M. CARROLL

By:	/s/ Brian M. Carroll
Name: Brian M. Carroll
Title:

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
FUND INDY LLC

By:	/s/ Gordon Rubenstein

Name: Gordon Rubenstein
Title: Person

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
GORDON S. RUBENSTEIN AND KRISTA M. RAMONAS JOINT REVOCABLE TRUST

By:	/s/ Gordon Rubenstein
Name: Gordon Rubenstein
Title: Person

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
DEREK HARMER

By:	/s/ Derek Harmer
Name: Derek Harmer
Title: Individual

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
HARRY R, LLC

By:	/s/ Andrew Rubenstein
Name: Andrew Rubenstein
Title: Mgr

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
NFS LLC IRA FBO JEFFREY C. RUBENSTEIN

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: mr

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
JEFFREY C. RUBENSTEIN

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: mr

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
JEFFREY C. RUBENSTEIN, AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE SUSAN RUBENSTEIN FAMILY TRUST

By:	/s/ Jeffrey Rubenstein
Name: Jeffrey Rubenstein
Title: mr

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
MICHAEL PAPPAS

By:	/s/ Michael Pappas
Name: Michael Pappas
Title:

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
ANDREW RUBENSTEIN

By:	/s/ Andrew Rubenstein
Name: Andrew Rubenstein
Title:

[Signature Page to Key Holder Support Agreement]

SHAREHOLDERS:
GORDON RUBENSTEIN
By:	/s/ Gordon Rubenstein
Name: Gordon Rubenstein
Title: Person

[Signature Page to Key Holder Support Agreement]

Schedule 1

See attached.

	Shares Issued and Outstanding														Options Issued and Outstanding			Warrants Issued and Outstanding
Name	Class A	Class B	Class C (1)	Class C (2)	Class C (3)	Class C (4)	Class D	Total	% Ownership	Total Diluted Shares	% Ownership for Deal Calculation	% Voting	To be Contacted	Signatures	Options	Strike Price	Total	Warrants	Strike Price	Total
Ankin, Howard	43,128			16,872	20,000			80,000	2.28%	80,000	2.13%	1.67%	Y	Y		—			$17.80	—
Bassman, Gershon				23,625				23,625	0.67%	23,625	0.63%	0.49%	Y	Y					$17.80	—
Bassman Family L.P.,			6,557	5,618	13,549			25,724	0.73%	25,724	0.69%	0.54%	Y	Y		—				—
Bradley Associates Trust			6,531	11,236	6,390			24,157	0.69%	24,157	0.64%	0.50%	Y	Y		—				—
Bush Loup Investements LLC, Bryan Bush					20,800			20,800	0.59%	20,800	0.55%	0.43%	Y	Y		—				—
Crilly Court Trust			36,782	24,580	37,175			98,537	2.80%	98,537	2.63%	2.06%	Y	Y		—				—
Denny, Kerry				135,112	13,000			148,112	4.22%	179,612	3.95%	3.09%	Y	Y		—		31,500	$17.80	31,500
Edward H. McDermott, under the Edward and Elizabeth McDermott Trust, as now and hereafter amended	—		8,163		15,000			23,163	0.66%	23,163	0.62%	0.48%	Y	Y		—				—
Ellis, David				11,236	19,933			31,169	0.89%	31,169	0.83%	0.65%	Y	Y		—				—
Geneva Venture Investments LLC			6,871	16,854	9,316			33,041	0.94%	33,041	0.88%	0.69%	Y	Y		—				—
Grant Place Fund LLC, (Ruttenberg)			36,781	24,580	37,174			98,535	2.80%	98,535	2.63%	2.06%	Y	Y		—				—
Hatherly, John			1,245	14,045	6,573			21,863	0.62%	34,463	0.58%	0.46%	Y	Y		—		12,600	$17.80	12,600
James T. Borello Trust			122,449	42,135				164,584	4.68%	164,584	4.39%	3.43%	Y	Y		—				—
Jarol, Sherwin				11,236	3,933			15,169	0.43%	15,169	0.40%	0.32%	Y	Y		—				—
John S. Bakalar, as Trustee, or his successors in trust, of the John S. Bakalar Testamentary Trust, as now and hereafter amended				14,045	15,000			29,045	0.83%	29,045	0.77%	0.61%	Y	Y		—				—
Lakewest Gaming G.P. (Ruttenberg)			31,692	10,311	15,353			57,356	1.63%	57,356	1.53%	1.20%	Y	Y		—				—
Nussbaumer, David				13,004	15,014			28,018	0.80%	43,768	0.75%	0.58%	Y	Y		—		15,750	$17.80	15,750
Pizer, Howard					16,250			16,250	0.46%	16,250	0.43%	0.34%	Y	Y		—				—
Roth Holdings				19,111	3,933			23,044	0.66%	23,044	0.61%	0.48%	Y	Y		—			$17.80	—
Rubenstein, Emily	—			12,802	50,000			62,802	1.79%	62,802	1.67%	1.31%	Y	Y		—		—	$17.80	—
Ruttenberg, David				30,500				30,500	0.87%	30,500	0.81%	0.64%	Y	Y		—				—
Sallerson, Sam				26,705	2,739			29,444	0.84%	29,444	0.78%	0.61%	Y	Y		—		—	$17.80	—
Stender Family Limited Partnership				17,255	—			17,255	0.49%	17,255	0.46%	0.36%	Y	Y		—				—
Stender, Steven A.				2,465	—			2,465	0.07%	2,465	0.07%	0.05%	Y	Y		—				—
Stern, Abraham J.			6,557	29,243	13,549			49,349	1.40%	49,349	1.31%	1.03%	Y	Y		—			$17.80	—
Carroll, Brian M.										15,000	0.00%		Y	Y	15,000	$40.00	17,500
										1,250	0.00%		Y	Y	1,250	$70.00				—
										1,250	0.00%		Y	Y	1,250	$90.00
	16,000							16,000	0.46%	16,000	0.43%	0.33%	Y	Y						—
Harmer, Derek									0.00%	1,326	0.00%	0.00%	Y	Y	1,326	$17.80	20,326			—
									0.00%	15,000	0.00%	0.00%	Y	Y	15,000	$40.00				—
									0.00%	2,000	0.00%	0.00%	Y	Y	2,000	$70.00
	8,674							8,674	0.25%	10,674	0.23%	0.18%	Y	Y	2,000	$90.00
Jeffrey C. Rubenstein (IRA)				2,809				2,809	0.08%	2,809	0.07%	0.06%	Y	Y		—				—
Jeffrey C. Rubenstein				20,000				20,000	0.57%	20,000	0.53%	0.42%	Y	Y		—				—
Jeffrey C. Rubenstein, as trustee, or his successors in trust, of the Susan Rubenstein Family Trust	—	182,903		—				182,903	5.21%	182,903	4.87%	11.45%	Y	Y		—				—
Pappas, Michael	144,659							144,659	4.12%	144,659	3.85%	3.02%	Y	Y

	Shares Issued and Outstanding														Options Issued and Outstanding			Warrants Issued and Outstanding
Name	Class A	Class B	Class C (1)	Class C (2)	Class C (3)	Class C (4)	Class D	Total	% Ownership	Total Diluted Shares	% Ownership for Deal Calculation	% Voting	To be Contacted	Signatures	Options	Strike Price	Total	Warrants	Strike Price	Total
Rubenstein, Andrew									0.00%	15,750	0.00%	0.00%	Y	Y	—	$17.80	60,000	15,750	$17.80	15,750
									0.00%	—	0.00%	0.00%	Y	Y	—	$25.00
									0.00%	10,000	0.00%	0.00%	Y	Y	10,000	$34.35
									0.00%	50,000	0.00%	0.00%	Y	Y	50,000	$40.00
									0.00%	—	0.00%	0.00%	Y	Y	—	$—
	176,814	62,246		8,427	28,050	2,140		277,677	7.90%	277,677	7.40%	8.39%	Y	Y	—	—
Harry R, LLC,		224,000						224,000	6.38%	224,000	5.97%	14.02%	Y	Y
Rubenstein, Gordon		20,275				—		20,275	0.58%	20,275	0.54%	1.27%	Y	Y		—				—
Gordon S. Rubenstein and Krista M. Ramonas Joint Revocable Trust,	—	29,725		—				29,725	0.85%	29,725	0.79%	1.86%	Y	Y		—				—
Fund Indy LLC,		120,079						120,079	3.42%	120,079	3.20%	7.52%	Y	Y

Voting Shares	490,130	1,917,684	314,881	637,929	482,339	4,280	944,925	4,792,168
												Drag Count		58.64%
												Vote Percentage		73%

Exhibit A

Cash Election Form

See attached.

AGREED FORM

CASH ELECTION FORM

With respect to shares of Company Stock of Accel Entertainment, Inc.

ELECTION DEADLINE IS 5:00 P.M. NEW YORK CITY, NEW YORK TIME ON THE DATE THAT IS TEN (10) BUSINESS DAYS AFTER THE DATE ON WHICH THE S-4 REGISTRATION STATEMENT / PROXY STATEMENT IS DECLARED EFFECTIVE BY THE SEC.

PLEASE COMPLETE THIS ELECTION FORM AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

This Cash Election Form (the “Election Form”) is being delivered in connection with the Transaction Agreement (the “Agreement”), by and among TPG Pace Holdings Corp. (“Parent”), each of the persons set forth on Schedule 1 thereto (each, a “Seller” and collectively, the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative (as defined therein), pursuant to which, upon the terms and subject to the conditions set forth therein, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (“Accel”), held by the Sellers, and, following the Closing, Accel shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as the surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of the Parent (the “Transaction”).

Pursuant to the terms of the Agreement, if you do not make an election to receive cash with respect to some or all of your Company Stock, the default type of consideration will be shares of Class A-1 common stock of Parent, par value $0.0001 per share (“Parent Class A-1 Stock”). This Election Form permits you to make an election to receive cash with respect to some or all of your Company Stock in connection with the Transaction. However, to the extent you elect to receive cash consideration with respect to less than 70% of your Company Stock, you will be eligible to receive a pro-rata share of additional earn-out shares and warrants (based upon the number of shares of Company Stock with respect to which you do not elect to receive cash consideration in excess of 30% of Company Stock). Please note that any election you make will be subject to proration and adjustment as set forth in the Agreement to ensure that Accel stockholders do not elect more than $350 million in cash proceeds in the aggregate. As a result, we cannot assure you that you will receive the full amount of cash you elect to receive.

To make a valid cash election, this Election Form together with a completed Letter of Transmittal and share certificate(s), if any, representing all of your Company Stock, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Accel must be received by the exchange agent, Continental Stock Transfer & Trust Company (“Continental”), no later than 5:00 p.m., New York City, New York time, on the date that is ten (10) business days after the date on which the S-4 Registration Statement / Proxy Statement is declared effective by the SEC, unless extended (the “Election Deadline”).

With respect to Company Stock held in book-entry form, this Election Form must be received by Continental, together with a confirmation of book-entry transfer, no later than the Election Deadline.

There can be no assurance as to the closing of the Transaction or as to whether Issuer or Accel will receive the requisite stockholder approval. Moreover, the relevant regulatory approvals in connection with the Transaction may not be received at all, may not be received in a timely fashion and/or may contain conditions on the closing of the Transaction.

This Election Form governs the type of consideration that you, as a shareholder of Accel, will receive if the Transaction is completed. As a result, this Election Form may also affect the tax consequences of the Transaction for you.

Your Accel Stock Certificates:

Please locate and surrender the listed certificates.

Name(s) and Address(es) of Registered Owner (s)	Certificate Number	Number of Shares	Certificate Number	Number of Shares

Total Certificate Shares	Shares Held By Us	Total Shares

Complete the box(es) on the page marked “ELECTION OPTIONS” to make an election to receive, without interest and subject to any required withholding of taxes, for each share of Company Stock so elected, “Cash Consideration” equal to $177.00. To the extent a valid cash election is not made with respect to any shares of Company Stock, each such share of Company Stock will receive “Stock Consideration” equal to a number of shares of Parent Class A-1 Stock equal to (a) $177 divided by (b) the quotient of (i) aggregate amount of cash on deposit in the Trust Account divided by (ii) number of then- outstanding shares of Parent Class A-1 Stock. In addition, to the extent you elect to receive cash consideration with respect to less than 70% of your Company Stock, you will be eligible to receive a pro-rata share of additional earn-out shares and warrants (based upon the number of shares of Company Stock with respect to which you do not elect to receive cash consideration in excess of 30% of your Company Stock). As of the date of the mailing of this Election Form, the Stock Consideration to be received for each share of Company Stock that does not make a cash election or fails to make a valid cash election is equal to approximately 17.27 shares of Parent Class A-1 Stock (subject to certain adjustments as further described in the Agreement and the S-4 Registration Statement / Proxy Statement and provided that no fractional shares of Parent Class A-1 Stock shall be issued in connection with the Transaction).

The undersigned understands and acknowledges that the election pursuant to this Election Form is subject to the terms, conditions and limitations set forth in the Agreement and this Election Form. In particular, elections to receive any cash consideration are subject to proration and adjustment as described in the Agreement. Accordingly, there is no assurance that you will receive solely cash consideration, even if you validly elect such cash consideration as your sole election choice in this Election Form. Refer to the Agreement and the S-4 Registration Statement / Proxy Statement for more information about the potential proration and adjustment of the cash consideration.

Additional Information About the Transaction and Where to Find It

This Election Form does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This Election Form is being made in respect of the proposed Transaction involving Parent and wholly- owned subsidiaries of Parent and Accel. The proposed issuance of shares of Parent Class A-1 Stock in connection with the proposed Transaction will be submitted to the stockholders of Parent for their consideration, and the proposed Transaction will be submitted to the stockholders of Accel for their

consideration. In connection therewith, Parent filed with the SEC on [            ] a Registration Statement on Form S-4 that included a preliminary proxy statement/prospectus, and each of Parent and Accel may be filing with the SEC other documents regarding the proposed Transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document which Parent or Accel may file with the SEC. Parent will mail the definitive proxy statement/prospectus to the stockholders of Parent when it is available.

BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITYHOLDERS OF PARENT AND/OR ACCEL ARE URGED TO READ THE DEFINITIVE S-4 REGISTRATION STATEMENT / PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive S-4 Registration Statement / Proxy Statement, any amendments or supplements thereto and other documents containing important information about each of Parent and Accel, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. [Copies of the documents filed with the SEC by Parent will be available free of charge under the “Investors” section of Parent’s website located at [            ] or by contacting Parent’s Investor Relations Department at [Phone Number] or [Email].]1

Participants in the Solicitation

Parent and Accel, and their respective directors and executive officers, certain other members of their respective management and certain of their respective employees, will be participants in the solicitation of proxies in connection with the proposed Transaction. Information about the directors and executive officers of Parent is set forth in the S-4 Registration Statement/Proxy Statement that included a preliminary proxy statement/prospectus, which was filed with the SEC on [            ], and its annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 13, 2019, which can be obtained for free from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

If you fail to make a valid election for any reason, you will be deemed to have not made an election with respect to any of your Company Stock and will therefore receive Stock Consideration with respect to all of your Company Stock.

[1]	NTD: Details to be confirmed.

ELECTION OPTIONS

I hereby elect to receive cash consideration with respect to the following Company Stock, without interest and subject to any required withholding of taxes (in each case as applicable) subject to proration and adjustment procedures set forth in the Agreement. Mark only ONE box per election.

ELECTION OF CASH CONSIDERATION (consisting of an amount of cash equal to $177.00 for EACH share of Company Stock)

☐   Mark this box to elect the CASH CONSIDERATION with respect to the following number of your shares of Company Stock. Please fill in the number of shares in the boxes to the right for which you would like to elect the CASH CONSIDERATION.

NO ELECTION (no election will result in receiving Stock Consideration for EACH share of Company Stock)

☐	Mark this box to make no election with respect to your Company Stock

You will be deemed to have made a “NO ELECTION” if:

A.	You fail to follow the instructions on the Election Form or otherwise fail to properly make an election;
B.

A properly completed Election Form together with a completed Letter of Transmittal and either (i) your share certificate(s), if any, or (ii) your confirmation of book-entry transfer, is not actually received by Continental prior to the Election Deadline;

C.	You properly and timely revoke a prior election without making a new election; or
D.	You check the “No Election” box above.

IMPORTANT: The aggregate amount of cash to be paid to Accel stockholders pursuant to the Agreement is fixed at $350 million. Each share of Company Stock with respect to which an Accel stockholder does not make a cash election, and each share of Company Stock held by an Accel stockholder who fails to make any valid election with respect to such stockholder’s shares of Company Stock, will receive approximately 17.27 shares of Parent Class A-1 Stock (subject to certain adjustments as further described in the Agreement and the S-4 Registration Statement / Proxy Statement and provided that no fractional shares of Parent Class A-1 Stock shall be issued in connection with the Transaction). Each share of Company Stock with respect to which an Accel stockholder makes a cash election will receive $177 in cash. However, if the elections of all Accel stockholders electing to receive cash consideration result in an oversubscription of the aggregate amount of cash available to be paid by Parent to Accel stockholders as consideration, the aggregate amount of cash payable by Parent in the Transaction will not be increased. Rather, Continental will allocate cash to Accel stockholders in the manner described in the Agreement to ensure that the total amount of cash paid in the Transaction is no more than $350 million. Accordingly, there is no assurance that an Accel stockholder that has made a valid election to receive cash consideration will receive the full amount of cash consideration elected with respect to the Company Stock held by such stockholder. Therefore, the value of the consideration when received may be different than its estimated value at the time each Accel stockholder makes an election with respect to the Company Stock held by such stockholder. Each Accel stockholder should consult his, her or its tax advisor as to the specific tax consequences of the Transaction in light of each Accel stockholder’s particular circumstances before making an election.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

This Election Form must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instructions B.1 and B.2.

By signing below, the undersigned represents and warrants that the undersigned has full power and authority to surrender, submit, sell, assign and transfer the above described Company Stock, in certificated or book-entry form (or covered by a guarantee of delivery) and that when accepted for exchange by Parent, Parent will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints Continental as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange Company Stock, including any certificates representing such shares together with accompanying evidence of transfer and authenticity, for shares of Parent Class A-1 Stock or cash, as set forth in the Agreement. Delivery of any enclosed certificate(s) shall be effected, and the risk of loss and title to such certificate(s) shall pass, only upon proper delivery thereof, to Continental. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

Please also sign and provide your tax ID number on the Substitute Form W-9 provided herein or complete the appropriate Internal Revenue Service Form W-8, as applicable.

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instructions B.6 and B.7.

Required only if Special Payment and Delivery Form is completed or this form is completed by someone other than the registered shareholder.

Authorized Signature	Name of Firm

Address of Firm – Please Print

SPECIAL PAYMENT AND DELIVERY FORM

The consideration for your Company Stock will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

Special Payment and Issuance Instructions (See Instructions B.1, B.2, and B.6)
To be completed ONLY if the consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.

Issue ☐ Check to:
Issue ☐ Shares to:

Name(s):
(Please Print)

Address:

Telephone Number:

Special Delivery Instructions (See Instruction B.2, B.4 and B.6)

To be completed ONLY if the consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):
(Please Print)

Address:

Telephone Number:

INSTRUCTIONS

A.	Special Conditions

1.

Time in which to Make an Election. To be effective, a properly completed Election Form must be received by Continental no later than 5:00 p.m. New York City, New York time, on the date that is ten (10) business days after the date on which the S-4 Registration Statement / Proxy Statement is declared effective by the SEC (the “Election Deadline”). There can be no assurance as to the closing of the Transaction or as to whether Parent or Accel will receive the requisite stockholder approval. Moreover, the regulatory approvals required in connection with the Transaction may not be received at all, may not be received in a timely fashion and/or may contain conditions on the closing of the Transaction.

Holders of Company Stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their Company Stock to which the Election Form relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Accel, no later than the Election Deadline. Holders of Company Stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return a completed Election Form together with a confirmation of book-entry transfer and a completed Letter of Transmittal no later than the Election Deadline. Holders of Company Stock who do not properly and timely make an election as provided in the preceding sentences or who properly and timely revoke a prior election without making a new election will be deemed to have elected to receive stock consideration with respect to their Company Stock (see Instruction A.7 below). You understand and acknowledge that you will not receive the consideration unless and until the Transaction are complete and Continental has received from you all necessary documentation.

2.	Certificates and Shares held by the Exchange Agent. The Election Form will indicate the number of shares of Company Stock you hold either in certificated form or in electronic, book-entry form.

3.

Election Options. On page 4 of the Election Form, under “Election Options,” indicate whether you would like to make a cash election with respect to (i) all of your Company Stock, (i) only a portion of your Company Stock, or (iii) none of your Company Stock. The Agreement limits the amount of cash that can be paid in connection with the Transaction, and it thus may not be possible for all elections to be honored in full.

4.

Change or Revocation of Election. Any election may be revoked prior to the Election Deadline with respect to all or any portion of the Company Stock subject to such election. To revoke an election, a written notice of revocation must (1) specify the name of the holder of Company Stock having made the election to be revoked and (2) be signed by the stockholder in the same manner as the original signature on the Election Form by which such election was made. A new election may be made by submitting a new Election Form prior to the Election Deadline.

5.

Joint Forms of Election. Holders of Company Stock who make a joint election will be considered to be a single holder of such shares. An Election Form including such a joint election (“Joint Election Form”) may be submitted only by persons submitting certificates registered in different forms of the same name (e.g., “John Smith” on one certificate and “J. Smith” on another). If the Election Form is submitted as a Joint Election Form, each record holder of Company Stock covered thereby must properly sign the Election Form in accordance with Instruction B.1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a Joint Election Form are eligible to do so.

6.

Forms of Election for Nominees. Any record holder of Company Stock who is a nominee may submit one or more Election Forms, indicating on the form or forms a combination of elections covering up to the aggregate number of shares of Company Stock owned by such record holder. However, upon the request of Parent, any such record holder will be required to certify to the satisfaction of Parent that such record holder holds such Company Stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is so submitted will be treated as a separate stockholder of Accel for purposes of allocation of Parent Class A-1 Stock and cash payments to be issued upon consummation of the Transaction.

7.

Shares as to Which No Election is Made. Holders of Company Stock who mark the “No Election” box on the Election Form, or fail to submit a properly completed Election Form together with (i) any certificate(s) representing their Company Stock, if any, or (ii) a confirmation of book-entry transfer, by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a properly completed Election Form together with any certificate(s) representing their Company Stock (each of the foregoing, a “Non-Electing Shareholder”), shall have their Company Stock converted into the right to receive stock consideration in accordance with the Agreement.

8.

Termination of Agreement. In the event of termination of the Agreement, Continental will promptly return certificates representing the Company Stock after being notified of such termination by Parent and Accel. In such event, certificates representing Company Stock shall be promptly returned by (a) first class mail under a blanket surety bond or (b) registered mail insured separately for the value of such Company Stock. If Company Stock surrendered were surrendered through a book-entry transfer, Continental will promptly return Company Stock through a book- entry transfer for shares held in street name.

9.

Method of Delivery for Certificated Company Stock. Your Election Form, together with the certificate(s) representing all Company Stock to which this Election Form relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Accel, may be sent to Continental at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by Continental prior to the Election Deadline.

If delivering by U.S. mail: Continental Stock Transfer & Trust Company Address 1 State Street — 30th Floor New York, NY 10004 Attn: Corporate Actions — Accel Cash Election	If delivering by courier: 1 State Street — 30th Floor New York, NY 10004 Attn: Corporate Actions — Accel Cash Election

10.	Method of Delivery for Book-Entry Shares. Your Election Form, together with your confirmation of book-entry transfer, must be sent or delivered to Continental at one of the addresses above.

Do not send your election materials to Parent, Accel, or Morrow Sodali, in its capacity as Proxy Solicitor for Parent, because they will not be forwarded to Continental, and your election will be invalid. The method of delivery is at the option and risk of the electing shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

B.	General

1.

Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a Joint Election Form is submitted) on the Election Form must correspond exactly with the name(s) as written on the face of the certificate(s) or book-entry account unless the Company Stock described on this Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s) or book-entry account. If the Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on the Election Form must be guaranteed by an Eligible Institution (as defined in B.6 below). If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election

Form. The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of the FINRA or is a commercial bank or trust company in the United States.

2.

Special Payment and Issuance Instructions. If checks are to be payable or shares of Parent Class A-1 Stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in B.6 below), and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution (defined in B.6 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

3.

Stock Transfer Taxes. It will be a condition to the issuance of any check or shares of Parent Class A-1 Stock in any name(s) other than the name(s) in which the Company Stock are registered that the person(s) requesting the issuance of such check or shares of Parent Class A-1 Stock either pay to Continental any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of Continental that such tax has been paid or is not applicable.

4.

Special Delivery Instructions. If checks or certificates representing shares of Parent Class A-1 Stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

5.	Lost Certificate. If your certificate(s) representing Company Stock has (have) been lost, stolen or destroyed, contact Accel at [Phone/Email] prior to submitting the Election Form.

6.

Guarantee of Signatures. No signature guarantee is required on this Election Form if (a)(i) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and (ii) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). If the Company Stock surrendered with this Election Form are registered in the name of a person other than the person signing this Election Form, or if the issuance of Parent Class A-1 Stock is to be made to a person other than the person signing this Election Form or if the issuance of Parent Class A-1 Stock is to be made to a person other than the registered owner(s) of the Company Stock, then the shares surrendered with this Election Form must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners or names that appear on such stock power(s) or with stock power(s) guaranteed by an Eligible Institution as provided herein.

7.

Book-entry Shares. If your Company Stock have been issued through Accel’s book-entry system that records share ownership in place of traditional share certificates, you are still required to complete and deliver the Election Form should you wish to participate in the election.

8.

Substitute Form W-9. Under the federal income tax laws, a non-exempt shareholder is required to provide Continental with such shareholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering Accel stockholder to federal income tax withholding on the payment of any cash. The surrendering Accel stockholder must check the box in Part III if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If an Accel stockholder has applied for a TIN and Continental is not provided with a TIN before payment is made, Continental will withhold on all payments to such surrendering stockholder of any cash consideration due for such stockholder’s former Company Stock. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details of what TIN to give Continental. Exempt Accel stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt shareholder should indicate its exempt status on Substitute Form W-9. See the enclosed Substitute Form W-9 guidelines for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt from U.S. federal withholding tax and backup withholding, such person must submit an appropriate IRS Form W-8 signed under penalties of perjury attesting to such exempt status. Such form can be obtained from Continental.

GUARANTEE

The undersigned, a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch or agency in the United States, hereby guarantees to deliver to the Exchange Agent certificates or book-entry shares representing the Shares surrendered hereby, in proper form for transfer (or surrender Shares pursuant to the procedure for book-entry transfer into the Exchange Agent’s account at The Depository Trust Company), together with (i) a properly completed and duly executed Election Form (or facsimile thereof) with any required signature guarantees, and (ii) any other required document, by 5:00 p.m. New York City, New York time on the second trading day after the Election Deadline.

Name of Firm:
Address(es):
(Including Zip Code)
Area Code and Telephone Number:

Authorized Signature:
Name:
(Please Type or Print)
Title:

Dated:

This form is not to be used to guarantee signatures. If a signature on the Election Form requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Election Form. If you have any questions regarding the election materials, please call Continental Stock Transfer & Trust Company at (917) 262-2378.

Exhibit B

Form of Registration Rights Agreement

See attached.

Annex L

EXECUTION VERSION

HOLDER SUPPORT AGREEMENT

This HOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among (i) TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), and New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”, and together with Parent, the “Parent Parties”), on the one hand and (ii) the Persons named as Shareholders on the signature pages hereto (the “Shareholders”), on the other hand.

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the persons set forth on Schedule 1 thereto (each, a “Seller” and collectively, the “Sellers”) and David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into a Transaction Agreement (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which upon the terms and subject to the conditions set forth therein, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (the “Company”) held by the Sellers, and, following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent (the “Transaction”);

B. The Shareholders agree to enter into Section 2 of this Agreement with respect to (a) the shares in all common and preferred stock, no par value per share, of the Company (the “Company Stock”) that the Shareholders own, beneficially (as defined in Rule 13d-3 under the Securities Exchange Act) or of record, (b) any security convertible or exchangeable into Company Stock (together with Company Stock, the “Subject Securities”), and (c) any additional Subject Securities that the Shareholders may hereinafter acquire.

C. The Shareholders are the beneficial or record owners of, and have either sole or shared voting power over, such number of Subject Securities as are indicated on Schedule 1 attached hereto.

D. Concurrently with the execution and delivery of this Agreement, the Shareholders have delivered Cash Election Agreements to Parent setting forth a Cash Election with respect to the Subject Securities owned by such Shareholder.

E. As a condition and inducement to the Parent Parties’ willingness to enter into the Transaction Agreement, the Parent Parties desire that the Shareholders agree, and the Shareholders are willing to agree, on terms and conditions set forth herein, not to Transfer (as defined below) any of their Subject Securities, and to vote all of their Subject Securities in a manner so as to facilitate consummation of the Transaction.

F. The Shareholders have agreed to accept certain restrictions as set forth in this Agreement in connection with the Transaction in order to induce the Parent Parties to enter into the Transaction Agreement and consummate the Transaction, and the Parent Parties would not enter into the Transaction Agreement absent the Shareholders’ agreement to the restrictions set forth in this Agreement.

G. The Shareholders are holders of Company Stock and, pursuant to the Transaction Agreement and by virtue of the Transaction, each Shareholder will directly or indirectly receive substantial payment and other valuable consideration from the Parent Parties in exchange for Company Stock as specified in the Transaction Agreement.

H. Each of the Parent Parties and the Shareholders has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Share Purchase Agreement” shall mean that certain Share Purchase Agreement, dated as of December 22, 2015, by and among the Company and certain additional persons party thereto.

“Subsidiary” shall have the meaning set forth in the Transaction Agreement and, for the avoidance of doubt, upon the Closing, Surviving NewCo and its Subsidiaries shall be direct or indirect Subsidiaries of Parent for all purposes hereunder.

“Transfer” shall mean any direct or indirect offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement and the Transaction Agreement.

2. Agreement to Retain the Subject Securities.

2.1 No Transfer of Subject Securities. From the date hereof until the earliest to occur of (a) the Closing, and (b) such date and time as the Transaction Agreement shall have been terminated validly in accordance with its terms (the “Expiration Time”), each Shareholder agrees, with respect to any Subject Securities currently or hereinafter beneficially owned or owned of record by it, not to (a) Transfer any such Subject Securities (except as may be required pursuant to the Share Purchase Agreement), or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy or power of attorney with respect thereto; provided, that, each Shareholder may Transfer any such Subject Securities to any of its Affiliates if the transferee of such Subject Securities evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such Shareholder.

2.2 Additional Purchases. Each Shareholder agrees that any Subject Securities that it purchases or otherwise hereinafter acquires or with respect to which it otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Subject Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Securities set forth on Schedule 1 attached hereto.

2.3 Void Transfers. Any Transfer or attempted Transfer of any Subject Securities, including New Subject Securities, in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio.

3. Agreement to Make a Cash Election. Concurrently with the execution of this Agreement, each Shareholder is delivering to Parent a Cash Election Form substantially in the form attached hereto as Exhibit A (the “Cash Election Form”) setting forth such Shareholder’s Cash Election in respect of the Subject Securities owned by such Shareholder.

4. Agreement to Enter into the Registration Rights Agreement. Prior to the Closing, each Shareholder who will be stockholders of Parent immediately following the consummation of the Closing and who will receive newly issued warrants of Parent and shares of New Parent Class A-2 Stock pursuant to Section 2.1(b)(iii) of the Transaction Agreement agrees to enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) which shall be effective as of Closing.

5. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to the Parent Parties as follows:

5.1 Authority; Binding Obligation. If such Shareholder is an entity, such Shareholder has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Shareholder of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required limited partnership or similar corporate action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are required to authorize this Agreement or to perform such Shareholder’s obligations hereunder. If such Shareholder is an individual, such Shareholder has all requisite legal capacity, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Shareholder and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

5.2 Ownership of the Subject Securities. As of the date hereof, each Shareholder (a) is the beneficial or record owner of the Subject Securities indicated on Schedule 1 hereto, free and clear of any and all mortgages, pledges, security interests, charges, claims or restrictions, other than those created by this Agreement or as disclosed on Schedule 1, and (b) has sole voting power over all of the Subject Securities beneficially owned or owned of record by it. As of the date hereof, no Shareholder owns, beneficially or of record, any capital stock or other securities of the Company or any of its Subsidiaries other than the Subject Securities set forth on Schedule 1. As of the date hereof, no Shareholder owns, beneficially or of record, any rights to purchase or acquire any shares of capital stock or other securities of the Company except as set forth on Schedule 1.

5.3 No Inconsistent Agreement. As of the date hereof, such Shareholder (a) has not entered into any voting agreement, voting trust or similar agreement (other than this Agreement) with respect to any of the Subject Securities indicated on Schedule 1 hereto, (b) has not granted a proxy, consent or power of attorney with respect to any such Subject Securities, and (c) has not taken any action that would reasonably be expected to constitute a breach hereof, make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling it from performing any of its obligations under this Agreement.

5.4 No Defaults or Conflicts. Neither the execution and delivery of this Agreement, or the performance by such Shareholder of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Shareholder, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Shareholder is a party or by which it is bound or to which the Subject Securities owned of record or beneficially by such Shareholder is subject; or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Shareholder or the Subject Securities owned of record or beneficially by such Shareholder.

5.5 Accredited Investor; Sophisticated Investor. Such Shareholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended. Such Shareholder is a sophisticated investor, able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Agreement. Such Shareholder has a substantive preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Shareholder to be aware of the character, business acumen and financial circumstances of such persons.

5.6 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Shareholder in connection with the due execution, delivery and performance by such Shareholder of this Agreement.

5.7 Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of such Shareholder, threatened against such Shareholder, before any Governmental Entity that would prevent, impair or delay such Shareholder from performing their obligations hereunder.

6. Representations and Warranties of the Parent Parties. Each of the Parent Parties hereby represents and warrants to the Shareholders as follows:

6.1 Authority; Binding Obligation. Such Parent Party has all requisite organizational power and authority to execute, deliver and perform this Agreement. The execution by such Parent Party of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all required corporate action on the part of such Parent Party, and no other proceedings on the part of such Parent Party are required to authorize this Agreement or to perform such Parent Party’s obligations hereunder. This Agreement has been duly executed and delivered by such Parent Party and assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of such Parent Party enforceable against such Parent Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by the bankruptcy, reorganization, insolvency, moratorium and similar Laws of general application relating to or affecting the enforcement of rights of creditors and general principles of equity.

6.2 No Inconsistent Agreement. As of the date hereof, such Parent Party has not taken any action that would reasonably be expected to constitute a breach hereof or make any of its representations or warranties contained herein untrue or incorrect.

6.3 No Defaults or Conflicts. Neither the execution and delivery of this Agreement or the performance by such Parent Party of its obligations hereunder (a) results in any violation of the applicable organizational documents of such Parent Party, (b) conflicts with, or results in a breach of any of the terms or provisions of, or constitutes a default under any material agreement or instrument to which such Parent Party is a party, or (c) violates any existing applicable Law, judgment, order or decree of any Governmental Entity having jurisdiction over such Parent Party.

6.4 No Governmental or other Authorization Required; Consents. Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or any other person will be required to be obtained or made by such Parent Party in connection with the due execution and delivery by such Parent Party of this Agreement.

7. Registration Rights.

7.1 Parent agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), Parent will file with the Securities and Exchange Commission (the “Commission”) (at Parent’s sole cost and expense) a registration statement registering the resale of the shares of New Parent Class A-1 Stock issued to the Shareholders pursuant to the Transaction Agreement (the “Acquired Shares” and such registration statement, the “Registration Statement”), and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies Parent that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date Parent is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be

“reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, that, Parent’s obligations to include the Acquired Shares in the Registration Statement are contingent upon the Shareholders furnishing in writing to Parent such information regarding each such Shareholder, the securities of Parent held by such Shareholder and the intended method of disposition of the Acquired Shares as shall be reasonably requested by Parent to effect the registration of the Acquired Shares, and each Shareholder shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations, including providing that Parent shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by Parent to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Parent of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

7.2 In the case of the registration, qualification, exemption or compliance effected by Parent pursuant to this Agreement, Parent shall, upon reasonable request, inform such Shareholder as to the status of such registration, qualification, exemption and compliance. At its expense, Parent shall:

(a) except for such times as Parent is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Parent determines to obtain, continuously effective with respect to the Shareholders, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) the Shareholders cease to hold any Acquired Shares, (ii) the date all Acquired Shares held by the Shareholders may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Parent to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which Parent is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”

(b) advise the Shareholders within five (5) business days:

(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Parent shall not, when so advising the Shareholders of such events, provide the Shareholders with any material, nonpublic information regarding Parent other than to the extent that providing notice to the Shareholders of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding Parent;

(c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d) upon the occurrence of any event contemplated above, except for such times as Parent is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Parent shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by Parent have been listed; and

(f) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable the Shareholders to sell the Acquired Shares under Rule 144.

7.3 Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Shareholders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Parent or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Parent’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Parent in the Registration Statement of material information that Parent has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Parent’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, that, Parent may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Parent of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Shareholder agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Shareholder receives copies of a supplemental or amended prospectus (which Parent agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Parent that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Parent unless otherwise required by law or subpoena. If so directed by Parent, each Shareholder will deliver to Parent or, in such Shareholder’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in such Shareholder’s possession; provided, that, this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent such Shareholder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

7.4 Each Shareholder may deliver written notice (including via email) (an “Opt-Out Notice”) to Parent requesting that such Shareholder not receive notices from Parent otherwise required by this Section 7; provided, that, such Shareholder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Shareholder (unless subsequently revoked), (i) Parent shall not deliver any such notices to such Shareholder and such Shareholder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Shareholder’s intended use of an effective Registration Statement, such Shareholder will notify Parent in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7.4) and the related suspension period remains in effect, Parent will so notify such Shareholder, within one (1) business day of such Shareholder’s notification to Parent, by delivering to such Shareholder a copy of such previous notice of Suspension Event, and thereafter will provide such Shareholder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

8. Exclusivity. During the period from the date of the Transaction Agreement until the earlier of (x) the Closing or (y) the date on which the Transaction Agreement is terminated, other than in connection with the consummation of the transactions contemplated thereby, each Shareholder agrees that it will not, and will not authorize or permit any of its Subsidiaries or any of its or any of its Subsidiaries’ Affiliates or Representatives to, directly or indirectly, in each case in the foregoing Representatives’ capacity in such role with the applicable entity, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or its Subsidiaries or any of the outstanding equity interests in the Company or its Subsidiaries, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or its Subsidiaries, other than with Parent Parties and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. If such Shareholder, its Subsidiaries or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Shareholder shall promptly (and in no event later than twenty-four (24) hours after such Shareholder becomes aware of such inquiry or proposal) (A) advise the Parent Parties orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof), (B) provide the Parent Parties a copy of such inquiry or proposal, if in writing, and (C) notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company or its Subsidiaries that prohibits them from considering such inquiry or proposal.

9. General Waiver and Release. Each Shareholder does hereby, on behalf of itself and its Affiliates, successors and assigns and any other Person or entity claiming by, through or under any of the foregoing (collectively, the “Releasing Parties”), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge the Company, Parent, NewCo, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, stockholders, partners, Subsidiaries and Affiliates (collectively, the “Company Parties”) from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from such Releasing Party’s actual or purported ownership of Company Stock or the Transaction including arising from such Holder Party’s status on or prior to the closing of the transactions contemplated by the Transaction Agreement as a stockholder, equity interest holder, investor, lender, debtor, representative or Affiliate of the Company, including, without limitation, in connection with the adoption by the board of directors of the Company and the shareholders thereof of the Transaction Agreement (the “Released Claims”), provided in no event shall the Released Claims be deemed to include a release or discharge of (a) any of such Releasing Party’s rights expressly set forth in this Agreement, the Transaction Agreement or the exhibits thereto, the Ancillary Agreements, (b) any rights to indemnification, exculpation, reimbursement, contribution, payment or advancement of expenses, or hold harmless and liability exculpation covenants, agreements and obligations of the Company or any of its Subsidiaries that such Holder Party may have as a director, officer or employee of the Company or any of its Subsidiaries, or any of their respective successors under or pursuant to (i) any contract of insurance covering directors and officers of the Company or its Subsidiaries prior to the Closing, or in the case of such Affiliate’s capacity as a director or officer of the Company or its Subsidiaries prior to the Closing, under the indemnification provisions of the Company (or any such Subsidiary’s) certificate of incorporation or bylaws, (ii) under applicable Law or (iii) as otherwise set forth in the Transaction Agreement, or (c) any rights to receive unpaid compensation or benefits as an employee of any Company Party. Each Shareholder represents and warrants that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) such Shareholder has not transferred or otherwise alienated any such claims or causes of action, and (z) such Shareholder is fully authorized and entitled to give the releases specified herein.

10. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, or (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

11. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholders and the Parent Parties and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or NewCo prior to the Closing any direct or indirect ownership or incidence of ownership of or with respect to the Shareholders’ Subject Securities. Subject to the terms of the Transaction Agreement and the consummation of the Transaction, all rights, ownership and economic benefits of and relating to any of the Shareholders’ Subject Securities shall remain vested in and belong to the Shareholders prior to the Closing. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including with Parent, NewCo or any of the Shareholders or any other Person, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable law.

13. Miscellaneous.

13.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 13.2 shall be void.

13.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

13.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

13.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Parties, to

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-6064

Attention:          Douglas Warner;

                           Christopher Machera

Facsimile:          (210) 310-8007

Email:                doug.warner@weil.com;

                            chris.machera@weil.com

(b)	if to the Shareholder, to

the address set forth on the signature page hereto

with a copy to (which shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:          Jeffrey C. Rubenstein

                            Michael B. Shaw

Email:                jrubenstein@muchlaw.com

                            mshaw@muchlaw.com

and a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:          Mark Stevens;

                           Ken Myers;

                           Scott Behar

Email:                mstevens@fenwick.com;

                            kmyers@fenwick.com;

                           sbehar@fenwick.com

13.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 13.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 13.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

13.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of the Shareholder, and their respective successors and permitted assigns, with respect to the obligations of Parent and NewCo under this Agreement, and for the benefit of Parent and NewCo, and their respective successors and permitted assigns, with respect to the obligations of the Shareholders under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

13.9 Entire Agreement. This Agreement (including Schedule 1 attached hereto (which is deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Schedule 1 attached hereto) or the Transaction Agreement.

13.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

13.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

13.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

13.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

13.14 This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

13.15 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

13.16 Expenses. Except as set forth in the Transaction Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:

TPG PACE HOLDINGS CORP

By:	/s/ Karl Peterson
Name: Karl Peterson
Title: Chief Executive Officer and President

[Signature Page to Holder Support Agreement]

NEWCO:

NEW PACE LLC

By:	/s/ Eduardo Tamraz
Name: Eduardo Tamraz
Title: President and Secretary

[Signature Page to Holder Support Agreement]

HOWARD ANKIN

By:	/s/ Howard Ankin
Name: Howard Ankin
Title: Attorney

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

BASSMAN FAMILY L.P.

By:	/s/ Abe Stern
Name: Abe Stern
Title: POA

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

BUSH LOUP INVESTMENTS LLC

By:	/s/ Bryan E. Bush III
Name: Bryan E. Bush III
Title: Manager/member

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

CRILLY COURT TRUST

By:	/s/ Pamela I. Kaji
Name: Pamela I. Kaji
Title: Trustee

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

KERRY DENNY

By:	/s/ Kerry Denny
Name: Kerry Denny
Title: Shareholder member

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

EDWARD H. MCDERMOTT, UNDER THE EDWARD AND ELIZABETH MCDERMOTT TRUST, AS NOW AND HEREAFTER AMENDED

By:	/s/ Edward H. McDermott
Name: Edward H. McDermott
Title: Trustee

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

DAVID ELLIS

By:	/s/ David Ellis
Name: DAVID ELLIS
Title: Investor

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

GENEVA VENTURE INVESTMENTS LLC

By:	/s/ John P. Huber
Name: John P. Huber
Title: Member

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

GRANT PLACE FUND LLC

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: President, Lakewest, Inc., its manager

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

JOHN HATHERLY

By:	/s/ John Hatherly
Name: John Hatherly
Title: Mr

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

JAMES T. BORELLO TRUST

By:	/s/ Jim Borello
Name: Jim Borello
Title: Trustee

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

JOHN S. BAKALAR, AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE JOHN S. BAKALAR TESTAMENTARY TRUST, AS NOW AND HEREAFTER AMENDED

By:	/s/ John S. Bakalar
Name: John S. Bakalar
Title: Trustee

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

LAKEWEST GAMING G.P.

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: Authorized General Partner

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

DAVID NUSSBAUMER

By:	/s/ David Nussbaumer
Name: David Nussbaumer
Title: Mr. Individual. Stockholder

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

HOWARD PIZER

By:	/s/ Howard Pizer
Name: Howard Pizer
Title: NA

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

EMILY RUBENSTEIN

By:	/s/ Emily Rubenstein
Name: Emily Rubenstein
Title: Dr.

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

DAVID W. RUTTENBERG, SOLELY AS TRUSTEE, OR HIS SUCCESSORS IN TRUST, OF THE DAVID W. RUTTENBERG REVOCABLE TRUST, AS NOW OR HEREAFTER AMENDED

By:	/s/ David W. Ruttenberg
Name: David W. Ruttenberg
Title: Trustee

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

STENDER FAMILY LIMITED PARTNERSHIP

By:	/s/ Steven A. Stender
Name: Steven A. Stender
Title: Manager of GP

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

STEVEN A. STENDER

By:	/s/ Steven A. Stender
Name: Steven A. Stender
Title: Individually

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

ABRAHAM J. STERN

By:	/s/ Abraham J. Stern
Name: Abraham J. Stern
Title: Individual

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

BRADLEY ASSOCIATES TRUST

By:	/s/ Sherwin Jarol
Name: Sherwin Jarol
Title: Trustee

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

ROTH HOLDINGS

By:	/s/ Mitchell Roth
Name: Mitchell Roth
Title: Manager

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

SAM SALLERSON

By:	/s/ Sam Sallerson
Name: Sam Sallerson
Title: Mr

[Signature Page to Holder Support Agreement]

SHAREHOLDERS:

SHERWIN JAROL

By:	/s/ Sherwin Jarol
Name: Sherwin Jarol
Title:

[Signature Page to Holder Support Agreement]

Schedule 1

See attached.

	Shares Issued and Outstanding														Options Issued and Outstanding			Warrants Issued and Outstanding
Name	Class A	Class B	Class C (1)	Class C (2)	Class C (3)	Class C (4)	Class D	Total	% Ownership	Total Diluted Shares	% Ownership for Deal Calculation	% Voting	To be Contacted	Signatures	Options	Strike Price	Total	Warrants	Strike Price	Total
Ankin, Howard	43,128			16,872	20,000			80,000	2.28%	80,000	2.13%	1.67%	Y	Y		—			$17.80	—
Bassman, Gershon				23,625				23,625	0.67%	23,625	0.63%	0.49%	Y	Y					$17.80	—
Bassman Family L.P.,			6,557	5,618	13,549			25,724	0.73%	25,724	0.69%	0.54%	Y	Y		—				—
Bradley Associates Trust			6,531	11,236	6,390			24,157	0.69%	24,157	0.64%	0.50%	Y	Y		—				—
Bush Loup Investements LLC, Bryan Bush					20,800			20,800	0.59%	20,800	0.55%	0.43%	Y	Y		—				—
Crilly Court Trust			36,782	24,580	37,175			98,537	2.80%	98,537	2.63%	2.06%	Y	Y		—				—
Denny, Kerry				135,112	13,000			148,112	4.22%	179,612	3.95%	3.09%	Y	Y		—		31,500	$17.80	31,500
Edward H. McDermott, under the Edward and Elizabeth McDermott Trust, as now and hereafter amended	—		8,163		15,000			23,163	0.66%	23,163	0.62%	0.48%	Y	Y		—				—
Ellis, David				11,236	19,933			31,169	0.89%	31,169	0.83%	0.65%	Y	Y		—				—
Geneva Venture Investments LLC			6,871	16,854	9,316			33,041	0.94%	33,041	0.88%	0.69%	Y	Y		—				—
Grant Place Fund LLC, (Ruttenberg)			36,781	24,580	37,174			98,535	2.80%	98,535	2.63%	2.06%	Y	Y		—				—
Hatherly, John			1,245	14,045	6,573			21,863	0.62%	34,463	0.58%	0.46%	Y	Y		—		12,600	$17.80	12,600
James T. Borello Trust			122,449	42,135				164,584	4.68%	164,584	4.39%	3.43%	Y	Y		—				—
Jarol, Sherwin				11,236	3,933			15,169	0.43%	15,169	0.40%	0.32%	Y	Y		—				—
John S. Bakalar, as Trustee, or his successors in trust, of the John S. Bakalar Testamentary Trust, as now and hereafter amended.				14,045	15,000			29,045	0.83%	29,045	0.77%	0.61%	Y	Y		—				—
Lakewest Gaming G.P. (Ruttenberg)			31,692	10,311	15,353			57,356	1.63%	57,356	1.53%	1.20%	Y	Y		—				—
Nussbaumer, David				13,004	15,014			28,018	0.80%	43,768	0.75%	0.58%	Y	Y		—		15,750	$17.80	15,750
Pizer, Howard					16,250			16,250	0.46%	16,250	0.43%	0.34%	Y	Y		—				—
Roth Holdings				19,111	3,933			23,044	0.66%	23,044	0.61%	0.48%	Y	Y		—			$17.80	—
Rubenstein, Emily	—			12,802	50,000			62,802	1.79%	62,802	1.67%	1.31%	Y	Y		—			$17.80	—
Ruttenberg, David				30,500				30,500	0.87%	30,500	0.81%	0.64%	Y	Y		—				—
Sallerson, Sam				26,705	2,739			29,444	0.84%	29,444	0.78%	0.61%	Y	Y		—			$17.80	—
Stender Family Limited Partnership				17,255	—			17,255	0.49%	17,255	0.46%	0.36%	Y	Y		—				—
Stender, Steven A.				2,465	—			2,465	0.07%	2,465	0.07%	0.05%	Y	Y		—				—
Stern, Abraham J.			6,557	29,243	13,549			49,349	1.40%	49,349	1.31%	1.03%	Y	Y		—			$17.80	—
Carroll, Brian M.										15,000	0.00%		Y	Y	15,000	$40.00	17,500
										1,250	0.00%		Y	Y	1,250	$70.00				—
										1,250	0.00%		Y	Y	1,250	$90.00
	16,000							16,000	0.46%	16,000	0.43%	0.33%	Y	Y						—
Harmer, Derek									0.00%	1,326	0.00%	0.00%	Y	Y	1,326	$17.80	20,326			—
									0.00%	15,000	0.00%	0.00%	Y	Y	15,000	$40.00				—
									0.00%	2,000	0.00%	0.00%	Y	Y	2,000	$70.00
	8,674							8,674	0.25%	10,674	0.23%	0.18%	Y	Y	2,000	$90.00
Jeffrey C. Rubenstein (IRA)				2,809				2,809	0.08%	2,809	0.07%	0.06%	Y	Y		—				—
Jeffrey C. Rubenstein				20,000				20,000	0.57%	20,000	0.53%	0.42%	Y	Y		—				—
Jeffrey C. Rubenstein, as trustee, or his successors in trust, of the Susan Rubenstein Family Trust	—	182,903		—				182,903	5.21%	182,903	4.87%	11.45%	Y	Y		—				—
Pappas, Michael	144,659							144,659	4.12%	144,659	3.85%	3.02%	Y	Y

	Shares Issued and Outstanding														Options Issued and Outstanding			Warrants Issued and Outstanding
Name	Class A	Class B	Class C (1)	Class C (2)	Class C (3)	Class C (4)	Class D	Total	% Ownership	Total Diluted Shares	% Ownership for Deal Calculation	% Voting	To be Contacted	Signatures	Options	Strike Price	Total	Warrants	Strike Price	Total
Rubenstein, Andrew									0.00%	15,750	0.00%	0.00%	Y	Y	—	$17.80	60,000	15,750	$17.80	15,750
									0.00%	—	0.00%	0.00%	Y	Y	—	$25.00
									0.00%	10,000	0.00%	0.00%	Y	Y	10,000	$34.35
									0.00%	50,000	0.00%	0.00%	Y	Y	50,000	$40.00
									0.00%	—	0.00%	0.00%	Y	Y	—	$—
	176,814	62,246		8,427	28,050	2,140		277,677	7.90%	277,677	7.40%	8.39%	Y	Y	—	—
Harry R, LLC,		224,000						224,000	6.38%	224,000	5.97%	14.02%	Y	Y
Rubenstein, Gordon		20,275				—		20,275	0.58%	20,275	0.54%	1.27%	Y	Y		—				—
Gordon S. Rubenstein and Krista M. Ramonas Joint Revocable Trust,	—	29,725		—				29,725	0.85%	29,725	0.79%	1.86%	Y	Y		—				—
Fund Indy LLC,		120,079						120,079	3.42%	120,079	3.20%	7.52%	Y	Y

Voting Shares	490,130	1,917,684	314,881	637,929	482,339	4,280	944,925	4,792,168
												Drag Count		58.64%
												Vote Percentage		73%

Exhibit A

Cash Election Form

See attached.

AGREED FORM

CASH ELECTION FORM

With respect to shares of Company Stock of Accel Entertainment, Inc.

ELECTION DEADLINE IS 5:00 P.M. NEW YORK CITY, NEW YORK TIME ON THE DATE THAT IS TEN (10) BUSINESS DAYS AFTER THE DATE ON WHICH THE S-4 REGISTRATION STATEMENT / PROXY STATEMENT IS DECLARED EFFECTIVE BY THE SEC.

PLEASE COMPLETE THIS ELECTION FORM AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

This Cash Election Form (the “Election Form”) is being delivered in connection with the Transaction Agreement (the “Agreement”), by and among TPG Pace Holdings Corp. (“Parent”), each of the persons set forth on Schedule 1 thereto (each, a “Seller” and collectively, the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative (as defined therein), pursuant to which, upon the terms and subject to the conditions set forth therein, Parent shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (“Accel”), held by the Sellers, and, following the Closing, Accel shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as the surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of the Parent (the “Transaction”).

Pursuant to the terms of the Agreement, if you do not make an election to receive cash with respect to some or all of your Company Stock, the default type of consideration will be shares of Class A-1 common stock of Parent, par value $0.0001 per share (“Parent Class A-1 Stock”). This Election Form permits you to make an election to receive cash with respect to some or all of your Company Stock in connection with the Transaction. However, to the extent you elect to receive cash consideration with respect to less than 70% of your Company Stock, you will be eligible to receive a pro-rata share of additional earn-out shares and warrants (based upon the number of shares of Company Stock with respect to which you do not elect to receive cash consideration in excess of 30% of Company Stock). Please note that any election you make will be subject to proration and adjustment as set forth in the Agreement to ensure that Accel stockholders do not elect more than $350 million in cash proceeds in the aggregate. As a result, we cannot assure you that you will receive the full amount of cash you elect to receive.

To make a valid cash election, this Election Form together with a completed Letter of Transmittal and share certificate(s), if any, representing all of your Company Stock, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Accel must be received by the exchange agent, Continental Stock Transfer & Trust Company (“Continental”), no later than 5:00 p.m., New York City, New York time, on the date that is ten (10) business days after the date on which the S-4 Registration Statement / Proxy Statement is declared effective by the SEC, unless extended (the “Election Deadline”).

With respect to Company Stock held in book-entry form, this Election Form must be received by Continental, together with a confirmation of book-entry transfer, no later than the Election Deadline.

There can be no assurance as to the closing of the Transaction or as to whether Issuer or Accel will receive the requisite stockholder approval. Moreover, the relevant regulatory approvals in connection with the Transaction may not be received at all, may not be received in a timely fashion and/or may contain conditions on the closing of the Transaction.

This Election Form governs the type of consideration that you, as a shareholder of Accel, will receive if the Transaction is completed. As a result, this Election Form may also affect the tax consequences of the Transaction for you.

Your Accel Stock Certificates:

Please locate and surrender the listed certificates.

Name(s) and Address(es) of Registered Owner (s)	Certificate Number	Number of Shares	Certificate Number	Number of Shares

Total Certificate Shares	Shares Held By Us	Total Shares

Complete the box(es) on the page marked “ELECTION OPTIONS” to make an election to receive, without interest and subject to any required withholding of taxes, for each share of Company Stock so elected, “Cash Consideration” equal to $177.00. To the extent a valid cash election is not made with respect to any shares of Company Stock, each such share of Company Stock will receive “Stock Consideration” equal to a number of shares of Parent Class A-1 Stock equal to (a) $177 divided by (b) the quotient of (i) aggregate amount of cash on deposit in the Trust Account divided by (ii) number of then- outstanding shares of Parent Class A-1 Stock. In addition, to the extent you elect to receive cash consideration with respect to less than 70% of your Company Stock, you will be eligible to receive a pro-rata share of additional earn-out shares and warrants (based upon the number of shares of Company Stock with respect to which you do not elect to receive cash consideration in excess of 30% of your Company Stock). As of the date of the mailing of this Election Form, the Stock Consideration to be received for each share of Company Stock that does not make a cash election or fails to make a valid cash election is equal to approximately 17.27 shares of Parent Class A-1 Stock (subject to certain adjustments as further described in the Agreement and the S-4 Registration Statement / Proxy Statement and provided that no fractional shares of Parent Class A-1 Stock shall be issued in connection with the Transaction).

The undersigned understands and acknowledges that the election pursuant to this Election Form is subject to the terms, conditions and limitations set forth in the Agreement and this Election Form. In particular, elections to receive any cash consideration are subject to proration and adjustment as described in the Agreement. Accordingly, there is no assurance that you will receive solely cash consideration, even if you validly elect such cash consideration as your sole election choice in this Election Form. Refer to the Agreement and the S-4 Registration Statement / Proxy Statement for more information about the potential proration and adjustment of the cash consideration.

Additional Information About the Transaction and Where to Find It

This Election Form does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This Election Form is being made in respect of the proposed Transaction involving Parent and wholly- owned subsidiaries of Parent and Accel. The proposed issuance of shares of Parent Class A-1 Stock in connection with the proposed Transaction will be submitted to the stockholders of Parent for their consideration, and the proposed Transaction will be submitted to the stockholders of Accel for their consideration. In connection therewith, Parent filed with the SEC on [            ] a Registration Statement on Form S-4 that included a preliminary proxy statement/prospectus, and each of Parent and Accel may be filing with the SEC other documents regarding the proposed Transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document which Parent or Accel may file with the SEC. Parent will mail the definitive proxy statement/prospectus to the stockholders of Parent when it is available.

BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITYHOLDERS OF PARENT AND/OR ACCEL ARE URGED TO READ THE DEFINITIVE S-4 REGISTRATION STATEMENT / PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive S-4 Registration Statement / Proxy Statement, any amendments or supplements thereto and other documents containing important information about each of Parent and Accel, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. [Copies of the documents filed with the SEC by Parent will be available free of charge under the “Investors” section of Parent’s website located at [            ] or by contacting Parent’s Investor Relations Department at [Phone Number] or [Email].]1

Participants in the Solicitation

Parent and Accel, and their respective directors and executive officers, certain other members of their respective management and certain of their respective employees, will be participants in the solicitation of proxies in connection with the proposed Transaction. Information about the directors and executive officers of Parent is set forth in the S-4 Registration Statement / Proxy Statement that included a preliminary proxy statement/prospectus, which was filed with the SEC on [             ], and its annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 13, 2019, which can be obtained for free from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

If you fail to make a valid election for any reason, you will be deemed to have not made an election with respect to any of your Company Stock and will therefore receive Stock Consideration with respect to all of your Company Stock.

[1]	NTD: Details to be confirmed.

ELECTION OPTIONS

I hereby elect to receive cash consideration with respect to the following Company Stock, without interest and subject to any required withholding of taxes (in each case as applicable) subject to proration and adjustment procedures set forth in the Agreement. Mark only ONE box per election.

ELECTION OF CASH CONSIDERATION (consisting of an amount of cash equal to $177.00 for EACH share of Company Stock)

☐   Mark this box to elect the CASH CONSIDERATION with respect to the following number of your shares of Company Stock. Please fill in the number of shares in the boxes to the right for which you would like to elect the CASH CONSIDERATION.

NO ELECTION (no election will result in receiving Stock Consideration for EACH share of Company Stock)

☐    Mark this box to make no election with respect to your Company Stock

You will be deemed to have made a “NO ELECTION” if:

A.	You fail to follow the instructions on the Election Form or otherwise fail to properly make an election;
B.

A properly completed Election Form together with a completed Letter of Transmittal and either (i) your share certificate(s), if any, or (ii) your confirmation of book-entry transfer, is not actually received by Continental prior to the Election Deadline;

C.	You properly and timely revoke a prior election without making a new election; or
D.	You check the “No Election” box above.

IMPORTANT: The aggregate amount of cash to be paid to Accel stockholders pursuant to the Agreement is fixed at $350 million. Each share of Company Stock with respect to which an Accel stockholder does not make a cash election, and each share of Company Stock held by an Accel stockholder who fails to make any valid election with respect to such stockholder’s shares of Company Stock, will receive approximately 17.27 shares of Parent Class A-1 Stock (subject to certain adjustments as further described in the Agreement and the S-4 Registration Statement / Proxy Statement and provided that no fractional shares of Parent Class A-1 Stock shall be issued in connection with the Transaction). Each share of Company Stock with respect to which an Accel stockholder makes a cash election will receive $177 in cash. However, if the elections of all Accel stockholders electing to receive cash consideration result in an oversubscription of the aggregate amount of cash available to be paid by Parent to Accel stockholders as consideration, the aggregate amount of cash payable by Parent in the Transaction will not be increased. Rather, Continental will allocate cash to Accel stockholders in the manner described in the Agreement to ensure that the total amount of cash paid in the Transaction is no more than $350 million. Accordingly, there is no assurance that an Accel stockholder that has made a valid election to receive cash consideration will receive the full amount of cash consideration elected with respect to the Company Stock held by such stockholder. Therefore, the value of the consideration when received may be different than its estimated value at the time each Accel stockholder makes an election with respect to the Company Stock held by such stockholder. Each Accel stockholder should consult his, her or its tax advisor as to the specific tax consequences of the Transaction in light of each Accel stockholder’s particular circumstances before making an election.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent

This Election Form must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instructions B.1 and B.2.

By signing below, the undersigned represents and warrants that the undersigned has full power and authority to surrender, submit, sell, assign and transfer the above described Company Stock, in certificated or book-entry form (or covered by a guarantee of delivery) and that when accepted for exchange by Parent, Parent will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints Continental as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange Company Stock, including any certificates representing such shares together with accompanying evidence of transfer and authenticity, for shares of Parent Class A-1 Stock or cash, as set forth in the Agreement. Delivery of any enclosed certificate(s) shall be effected, and the risk of loss and title to such certificate(s) shall pass, only upon proper delivery thereof, to Continental. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

Please also sign and provide your tax ID number on the Substitute Form W-9 provided herein or complete the appropriate Internal Revenue Service Form W-8, as applicable.

Signature of owner	Signature of co- owner, if any	Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instructions B.6 and B.7.

Required only if Special Payment and Delivery Form is completed or this form is completed by someone other than the registered shareholder.

Authorized Signature	Name of Firm

Address of Firm – Please Print

SPECIAL PAYMENT AND DELIVERY FORM

The consideration for your Company Stock will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

Special Payment and Issuance Instructions (See Instructions B.1, B.2, and B.6)
To be completed ONLY if the consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.

Issue ☐ Check to:
Issue ☐ Shares to:

Name(s):
(Please Print)

Address:

Telephone Number:

Special Delivery Instructions (See Instruction B.2, B.4 and B.6)

To be completed ONLY if the consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):
(Please Print)

Address:

Telephone Number:

INSTRUCTIONS

A.	Special Conditions

1.

Time in which to Make an Election. To be effective, a properly completed Election Form must be received by Continental no later than 5:00 p.m. New York City, New York time, on the date that is ten (10) business days after the date on which the S-4 Registration Statement / Proxy Statement is declared effective by the SEC (the “Election Deadline”). There can be no assurance as to the closing of the Transaction or as to whether Parent or Accel will receive the requisite stockholder approval. Moreover, the regulatory approvals required in connection with the Transaction may not be received at all, may not be received in a timely fashion and/or may contain conditions on the closing of the Transaction.

Holders of Company Stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their Company Stock to which the Election Form relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Accel, no later than the Election Deadline. Holders of Company Stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return a completed Election Form together with a confirmation of book-entry transfer and a completed Letter of Transmittal no later than the Election Deadline. Holders of Company Stock who do not properly and timely make an election as provided in the preceding sentences or who properly and timely revoke a prior election without making a new election will be deemed to have elected to receive stock consideration with respect to their Company Stock (see Instruction A.7 below). You understand and acknowledge that you will not receive the consideration unless and until the Transaction are complete and Continental has received from you all necessary documentation.

2.	Certificates and Shares held by the Exchange Agent. The Election Form will indicate the number of shares of Company Stock you hold either in certificated form or in electronic, book-entry form.

3.

Election Options. On page 4 of the Election Form, under “Election Options,” indicate whether you would like to make a cash election with respect to (i) all of your Company Stock, (i) only a portion of your Company Stock, or (iii) none of your Company Stock. The Agreement limits the amount of cash that can be paid in connection with the Transaction, and it thus may not be possible for all elections to be honored in full.

4.

Change or Revocation of Election. Any election may be revoked prior to the Election Deadline with respect to all or any portion of the Company Stock subject to such election. To revoke an election, a written notice of revocation must (1) specify the name of the holder of Company Stock having made the election to be revoked and (2) be signed by the stockholder in the same manner as the original signature on the Election Form by which such election was made. A new election may be made by submitting a new Election Form prior to the Election Deadline.

5.

Joint Forms of Election. Holders of Company Stock who make a joint election will be considered to be a single holder of such shares. An Election Form including such a joint election (“Joint Election Form”) may be submitted only by persons submitting certificates registered in different forms of the same name (e.g., “John Smith” on one certificate and “J. Smith” on another). If the Election Form is submitted as a Joint Election Form, each record holder of Company Stock covered thereby must properly sign the Election Form in accordance with Instruction B.1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a Joint Election Form are eligible to do so.

6.

Forms of Election for Nominees. Any record holder of Company Stock who is a nominee may submit one or more Election Forms, indicating on the form or forms a combination of elections covering up to the aggregate number of shares of Company Stock owned by such record holder. However, upon the request of Parent, any such record holder will be required to certify to the satisfaction of Parent that such record holder holds such Company Stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is so submitted will be treated as a separate stockholder of Accel for purposes of allocation of Parent Class A-1 Stock and cash payments to be issued upon consummation of the Transaction.

7.

Shares as to Which No Election is Made. Holders of Company Stock who mark the “No Election” box on the Election Form, or fail to submit a properly completed Election Form together with (i) any certificate(s) representing their Company Stock, if any, or (ii) a confirmation of book-entry transfer, by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a properly completed Election Form together with any certificate(s) representing their Company Stock (each of the foregoing, a “Non-Electing Shareholder”), shall have their Company Stock converted into the right to receive stock consideration in accordance with the Agreement.

8.

Termination of Agreement. In the event of termination of the Agreement, Continental will promptly return certificates representing the Company Stock after being notified of such termination by Parent and Accel. In such event, certificates representing Company Stock shall be promptly returned by (a) first class mail under a blanket surety bond or (b) registered mail insured separately for the value of such Company Stock. If Company Stock surrendered were surrendered through a book-entry transfer, Continental will promptly return Company Stock through a book-entry transfer for shares held in street name.

9.

Method of Delivery for Certificated Company Stock. Your Election Form, together with the certificate(s) representing all Company Stock to which this Election Form relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Accel, may be sent to Continental at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by Continental prior to the Election Deadline.

If delivering by U.S. mail: Continental Stock Transfer & Trust Company Address 1 State Street – 30th Floor New York, NY 10004 Attn: Corporate Actions – Accel Cash Election	If delivering by courier: 1 State Street – 30th Floor New York, NY 10004 Attn: Corporate Actions – Accel Cash Election

10.	Method of Delivery for Book-Entry Shares. Your Election Form, together with your confirmation of book-entry transfer, must be sent or delivered to Continental at one of the addresses above.

Do not send your election materials to Parent, Accel, or Morrow Sodali, in its capacity as Proxy Solicitor for Parent, because they will not be forwarded to Continental, and your election will be invalid. The method of delivery is at the option and risk of the electing shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

B.	General

1.

Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a Joint Election Form is submitted) on the Election Form must correspond exactly with the name(s) as written on the face of the certificate(s) or book-entry account unless the Company Stock described on this Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s) or book-entry account. If the Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on the Election Form must be guaranteed by an Eligible Institution (as defined in B.6 below). If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form. The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of the FINRA or is a commercial bank or trust company in the United States.

2.

Special Payment and Issuance Instructions. If checks are to be payable or shares of Parent Class A-1 Stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in B.6 below), and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution (defined in B.6 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

3.

Stock Transfer Taxes. It will be a condition to the issuance of any check or shares of Parent Class A-1 Stock in any name(s) other than the name(s) in which the Company Stock are registered that the person(s) requesting the issuance of such check or shares of Parent Class A-1 Stock either pay to Continental any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of Continental that such tax has been paid or is not applicable.

4.

Special Delivery Instructions. If checks or certificates representing shares of Parent Class A-1 Stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

5.	Lost Certificate. If your certificate(s) representing Company Stock has (have) been lost, stolen or destroyed, contact Accel at [Phone/Email] prior to submitting the Election Form.

6.

Guarantee of Signatures. No signature guarantee is required on this Election Form if (a)(i) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and (ii) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). If the Company Stock surrendered with this Election Form are registered in the name of a person other than the person signing this Election Form, or if the issuance of Parent Class A-1 Stock is to be made to a person other than the person signing this Election Form or if the issuance of Parent Class A-1 Stock is to be made to a person other than the registered owner(s) of the Company Stock, then the shares surrendered with this Election Form must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners or names that appear on such stock power(s) or with stock power(s) guaranteed by an Eligible Institution as provided herein.

7.

Book-entry Shares. If your Company Stock have been issued through Accel’s book-entry system that records share ownership in place of traditional share certificates, you are still required to complete and deliver the Election Form should you wish to participate in the election.

8.

Substitute Form W-9. Under the federal income tax laws, a non-exempt shareholder is required to provide Continental with such shareholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Substitute Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering Accel stockholder to federal income tax withholding on the payment of any cash. The surrendering Accel stockholder must check the box in Part III if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If an Accel stockholder has applied for a TIN and Continental is not provided with a TIN before payment is made, Continental will withhold on all payments to such surrendering stockholder of any cash consideration due for such stockholder’s former Company Stock. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional details of what TIN to give Continental. Exempt Accel stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt shareholder should indicate its exempt status on Substitute Form W-9. See the enclosed Substitute Form W-9 guidelines for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt from U.S. federal withholding tax and backup withholding, such person must submit an appropriate IRS Form W-8 signed under penalties of perjury attesting to such exempt status. Such form can be obtained from Continental.

GUARANTEE

The undersigned, a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office, branch or agency in the United States, hereby guarantees to deliver to the Exchange Agent certificates or book-entry shares representing the Shares surrendered hereby, in proper form for transfer (or surrender Shares pursuant to the procedure for book-entry transfer into the Exchange Agent’s account at The Depository Trust Company), together with (i) a properly completed and duly executed Election Form (or facsimile thereof) with any required signature guarantees, and (ii) any other required document, by 5:00 p.m. New York City, New York time on the second trading day after the Election Deadline.

Name of Firm:
Address(es):
(Including Zip Code)
Area Code and Telephone Number:

Authorized Signature:
Name:
(Please Type or Print)
Title:

Dated:

This form is not to be used to guarantee signatures. If a signature on the Election Form requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Election Form. If you have any questions regarding the election materials, please call Continental Stock Transfer & Trust Company at (917) 262-2378.

Exhibit B

Form of Registration Rights Agreement

See attached.

Annex M

AGREED FORM

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2019 (the “Effective Date”), by and among TPG Pace Holdings Corp., a Delaware Corporation (the “Company”), TPG Pace II Sponsor Successor, LLC (“Pace Sponsor”), a Delaware limited liability company and a continuation of the Initial Sponsor (as defined below), TPG Pace Governance, LLC, a Cayman Islands limited liability company (“Pace Governance”), Karl Peterson (“KP”), the parties set forth on Schedule A (collectively, the “Accel Founders”), the parties set forth on Schedule B (collectively, the “Accel Management”), the parties set forth on Schedule C (collectively, the “Significant Accel Stockholders”) and the parties set forth on Schedule D (collectively, the “Restricted Accel Stockholders” and, collectively with the Accel Founders, the Accel Management and the Significant Accel Stockholders, the “Major Accel Stockholders”), the Initial Holders (as defined herein) and each other person who has executed and delivered a joinder hereto (collectively with Pace Sponsor, Pace Governance, KP, the Major Accel Stockholders and the Initial Holders, the “Holders,” and each individually, a “Holder”).

RECITALS

WHEREAS, the Company, each of David Ruttenberg and Gordon Rubenstein (in their capacity as representatives of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”)) and the sellers named therein entered into that certain Transaction Agreement, dated as of June 13, 2019 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”);

WHEREAS, immediately prior to Closing (as defined below), the Company domesticated (or transferred by way of continuation as a matter of Cayman Islands law) as a Delaware corporation in accordance with Section 388 of the DGCL and the Cayman Islands Companies Law (2018 Revision) (the “Domestication”);

WHEREAS, following the Domestication but immediately prior to Closing, TPG Pace II Sponsor, LLC, a Cayman Islands limited liability company (the “Initial Sponsor”) exchanged (i) 7,800,000 shares of Class F common stock, par value $0.0001 per share, of the Company (“Class F Common Stock”) for an equal number of shares of Class A-1 common stock, par value $0.0001 per share, of the Company (“Shares”) and (ii) 2,000,000 shares of Class F Common Stock for an equal number of shares of Class A-2 common stock, par value $0.0001 per share, of the Company (“Class A-2 Common Stock”), as set forth in the Transaction Agreement (the “TPG Exchange”);

WHEREAS, following the Domestication but immediately prior to Closing, the Initial Holders exchanged 200,000 shares of Class F Common Stock for an equal number of Shares, as set forth in the Transaction Agreement (the “Initial Holders Exchange” and, together with the TPG Exchange, the “Exchange”);

WHEREAS, following the Exchange but immediately prior to Closing, the Initial Sponsor distributed all of its Shares and shares of Class A-2 Common Stock to Pace Sponsor, Pace Governance and KP, as set forth in the Transaction Agreement;

WHEREAS, following the Closing, Accel merged with and into New Pace LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“NewCo”), and the separate corporate existence of Accel ceased with NewCo surviving as a direct wholly owned subsidiary of the Company;

WHEREAS, the Company’s Shares are listed on the NYSE;

WHEREAS, the Company, the Initial Sponsor and the Initial Holders previously entered into that certain Registration Rights Agreement dated as of June 27, 2017 (the “Initial Agreement”), pursuant to which the Company granted to the Initial Sponsor and the Initial Holders registration rights with respect to the shares of the Company held by such parties;

WHEREAS, in connection with the Closing and upon entry into this Agreement, the Initial Agreement and all rights and obligations created pursuant thereto will be terminated;

WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement to replace the Initial Agreement and to set forth the further rights and obligations created hereby; and

WHEREAS, the Company wishes to grant registration rights to certain Holders, including the Restricted Accel Stockholders, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accel” has the meaning set forth in the Recitals.

“Accel Founders” has the meaning set forth in the Preamble.

“Accel Management” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; provided, that no Holder shall be deemed an Affiliate of the Company or any of its Subsidiaries for the purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.5.

“Block Trade Notice” has the meaning set forth in Section 2.5.

“Block Trade Offer Notice” has the meaning set forth in Section 2.5.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class A-2 Common Stock” has the meaning set forth in the Recitals.

“Class F Common Stock” has the meaning set forth in the Recitals.

“Closing” means the closing of the transactions contemplated by the Transaction Agreement.

“Company” has the meaning set forth in the Preamble.

“Demand Registration” has the meaning set forth in Section 2.1.

“Demand Registration Notice” has the meaning set forth in Section 2.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.

“Demanding Holder” has the meaning set forth in Section 2.1(i).

“Demanding Takedown Holder” has the meaning set forth in Section 2.3(iii).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Domestication” has the meaning set forth in the Recitals.

“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Shares Lock-up Period” means the period ending on the earlier of (i) one year following the Effective Date, (ii) subsequent to the Effective Date, if the last sale price of the Shares equals or exceeds $15.00 per Share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Effective Date and (iii) the date following the Effective Date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Shares for cash, securities or other property.

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Agreement” has the meaning set forth in the Recitals.

“Initial Holders” means Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood.

“Initial Holders Exchange” has the meaning set forth in the Recitals.

“Initial Sponsor” has the meaning set forth in the Recitals.

“KP” has the meaning set forth in the Preamble.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable governmental entity.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Major Accel Stockholders” has the meaning set forth in the Preamble.

“NewCo” has the meaning set forth in the Recitals.

“NYSE” means the New York Stock Exchange.

“Offer Notice” has the meaning set forth in Section 2.1.

“Opt-Out Notice” has the meaning set forth in Section 4.2.

“Pace Governance” has the meaning set forth in the Preamble.

“Pace Sponsor” has the meaning set forth in the Preamble.

“Permitted Transferee” of a Holder means any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person.

“Piggyback Holder” has the meaning set forth in Section 3.2.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pro Rata Percentage” means, with respect to a Major Accel Stockholder, the percentage obtained by dividing the number of Shares held by such Major Accel Stockholder, as applicable, by the total aggregate number of Shares held by Pace Sponsor, Pace Governance, KP and all of the Major Accel Stockholders.

“Registrable Shares” means, with respect to any Holder, the Shares held by such Holder in the Company or any successor to the Company (including Shares acquired on or after the Effective Date or issuable upon the exercise of Warrants or conversion, exchange or redemption of any other security therefor), excluding any such Shares that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement, or (iii) have ceased to be of a class of securities of the Company that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 with no volume or other restrictions or limitations under Rule 144.

“Registration Expenses” means all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; (ix) printer, messenger, telephone and delivery expenses; and (x) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration.

“Registration Statement” and “Prospectus” refer, as applicable, to the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Restricted Accel Stockholders” has the meaning set forth in the Preamble.

“Rule 144” has the meaning set forth in Section 2.1.

“S-3 Registration” has the meaning set forth in Section 2.3(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Shelf Registration” has the meaning set forth in Section 2.3(i).

“Significant Accel Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to a specified person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified person controls the management.

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Offer Notice” has the meaning set forth in Section 2.3(iv).

“Takedown Request Notice” has the meaning set forth in Section 2.3(iv).

“TPG Exchange” has the meaning set forth in the Recitals.

“Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

“Transfer” means, with respect to any Shares, every absolute or conditional method of transferring a legal or equitable, record or beneficial, direct or indirect ownership (including through the transfer of capital stock of any person that holds, or controls any person that holds, such interest) of such Shares, or a part thereof, whether voluntarily, involuntarily, or by operation of Law (including a change in beneficiaries or trustees of a trust) and including directly or indirectly selling, assigning, transferring, conveying, giving away, pledging, mortgaging, or otherwise creating, incurring or assuming any encumbrance with respect to, such interest.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.3(iii).

“Warrants” means the Company’s warrants exercisable for Shares.

SECTION 2. DEMAND REGISTRATION RIGHTS

2.1 Demand Rights.

(i) Subject to Sections 4.1 and 11.16 below, at any time, and from time to time after the Effective Date, if any of Pace Sponsor, Pace Governance, the Accel Founders or the Restricted Accel Stockholders (A) (together with each of their respective Affiliates) then holds not less than $10 million of Registrable Shares (as determined by reference to the volume weighted average price for such Registrable Shares on the NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date) or (B) is subject to Section b(2) of Rule 144 of the Securities Act with respect to such Holder’s Registrable Shares, then such Holder (the “Demanding Holder”) may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its request to have some or all of its Registrable Shares registered for sale (such request, a “Demand Registration”). Upon receipt of the Demand Registration Notice, if the Company has not already caused the Registrable Shares to be registered on a Shelf Registration that the Company then has on file with, and has been declared effective by, the SEC and which remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its commercially reasonable efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than forty-five (45) calendar days (or thirty (30) calendar days in the case of an S-3 Registration pursuant to Section 2.3(ii)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder, and any other Holders that elect to register their Registrable Shares as provided below, of all of the Registrable Shares requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use commercially reasonable efforts to cause the Demand Registration Statement to be declared effective by the SEC (i) with respect to the first such Demand Registration Statement, within six (6) months after the Effective Date, and (ii) with respect to subsequent Demand Registration Statements, upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Shares as soon as practicable (but in no event less than five (5) calendar days before the anticipated filing date), and such notice shall offer such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Shares as each such Holder may request. Holders who wish to include their Registrable Shares in the Demand Registration Statement must notify the Company in writing within three (3) calendar days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earlier of (i) the date on which all of the Registrable Shares held by the Holders that are registered for resale under the Demand Registration Statement are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) under the Securities Act (“Rule 144”) without volume or other restrictions or limitations under Rule 144 and (ii) the date on which the Holders consummate the sale of all of the Registrable Shares registered for resale under the Demand Registration Statement. Notwithstanding the foregoing, for a period of 24 months from the date hereof, no Demand Registration may be made pursuant to this Section 2.1(i)

unless such Holder intends to distribute the Registrable Shares covered by the Demand Registration Notice by means of an underwritten offering pursuant to Section 2.1(ii); provided, further, that the Company is not obligated to take any action upon receipt of a Demand Registration Notice delivered within ninety (90) days of a prior Demand Registration Notice.

(ii) If a Demanding Holder intends to distribute the Registrable Shares covered by the Demand Registration Notice by means of an underwritten offering, it shall so advise the Company as a part of the Demand Registration Notice. Notwithstanding any other provision of this Section 2, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the registering Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Shares on a pro rata basis based on the relative number of Registrable Shares requested by each such Holder to be included in such Demand Registration; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Shares to be included in such underwritten offering shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Shares excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2 Withdrawal of Exercise of Demand Rights. If, at any time after delivering a Demand Registration Notice and prior to the effective date of the Demand Registration Statement filed in connection with such Demand Registration, the Demanding Holder shall determine for any reason not to proceed with the proposed Demand Registration, such Demanding Holder may at its election give written notice of such determination to the Company and the Holders and thereupon the Company shall be relieved of its obligation to register any Registrable Shares in connection with such Demand Registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

2.3 Shelf Registration.

(i) A Demanding Holder shall be permitted to request that any registration under this Section 2 be made on a form of registration permitting the offer and sale of Registrable Shares under Rule 415 under the Securities Act (such registration, a “Shelf Registration”). The Company shall use its commercially reasonable efforts to effect such Shelf Registration and to keep it continuously effective until such date on which the Shares covered by such Shelf Registration are no longer Registrable Shares. During the period that the Shelf Registration is effective, the Company shall supplement or make amendments to the Shelf Registration, if required by the Securities Act or if reasonably requested by a Demanding Holder or an underwriter of Registrable Shares to be sold pursuant thereto, including to reflect any specific plan of distribution or method of sale, and shall use its reasonable best efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing. Notwithstanding the foregoing, for a period of 24 months from the date hereof, a Demanding Holder may only use a Shelf Registration in connection with an Underwritten Shelf Takedown pursuant to Section 2.3(iii) or a Block Trade pursuant to Section 2.5.

(ii) With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration. In such event, the Company shall be required to effect an S-3 Registration in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering.

(iii) At any time and from time to time after the effectiveness of a Shelf Registration or S-3 Registration, any Holder (other than the Initial Holders and each of their Permitted Transferees) with Registrable

Shares included on such Shelf Registration or S-3 Registration (a “Demanding Takedown Holder”) may request to sell all or any portion of its Registrable Shares included thereon in an underwritten offering that is registered pursuant to such Shelf Registration or S-3 Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Demanding Takedown Holder(s) will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $10 million. Notwithstanding the foregoing, the Company is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of a prior Underwritten Shelf Takedown.

(iv) Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Shares to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders (other than the Initial Holders and each of their Permitted Transferees) and, subject to the provisions of Section 2.3(v) hereof, shall include in the Underwritten Shelf Takedown all Registrable Shares with respect to which the Company has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(v) Notwithstanding any other provision of this Section 2.3, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Shares on a pro rata basis based on the relative number of Registrable Shares requested by each such Holder to be included in such Underwritten Shelf Takedown; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Shares to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.4 Selection of Underwriter. The Company shall have the right to select the underwriter or underwriters to administer any underwritten Demand Registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration or S-3 Registration.

2.5 Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Shares in an underwritten transaction requiring the involvement of the Company but not involving (i) any “road show” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Demanding Holder or Demanding Takedown Holder, as applicable, shall (i) give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s) from the Approved Underwriter List (as defined below); and (2) the Company shall cooperate with such requesting Holder or Holders, to the extent it is reasonably able to, to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Shares as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade on a pro rata basis by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $10 million in expected gross proceeds. The Company shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Shares being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade from the Approved

Underwriter List. The “Approved Underwriter List” shall mean the list of nationally recognized investment banking firms agreed to by the Company for the purpose of Block Trades.1

SECTION 3. INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1 Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (A) a Demand Registration Statement (in which case the ability of a Holder to participate in such Demand Registration Statement shall be governed by Section 2) or (B) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its Subsidiaries or (iii) relating to a transaction pursuant to Rule 145 of the Securities Act, the Company shall give written notice of the proposed registration to all Holders holding Registrable Shares at least five (5) calendar days prior to the filing of the Registration Statement. Subject to Section 11.16 below, each Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be contained in the Registration Statement by giving written notice to the Company within three (3) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 3.2, 3.3 and 6.2 the Company will include all such Registrable Shares requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Shares are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.” For the purposes of clarity, any registration effected pursuant to this Section 3.1 shall not be counted as a registration pursuant to a Demand Registration.

3.2 Withdrawal of Exercise of Piggy-Back Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, the Company or any other holder of securities that initiated such registration (a “Piggyback Holder”) shall determine for any reason not to proceed with the proposed registration, the Company may at its election (or the election of such Piggyback Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3 Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Shares and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (i) first, all of the securities the Company proposes to sell for its own account, if any, provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; and (ii) second, such number of Registrable Shares requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated on a pro rata basis based on the relative number of Registrable Shares requested by each such Holder to be included in such offering.

3.4 Selection of Underwriter. Except to the extent Section 2.4 applies, Registrable Shares proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Shares shall be sold to prospective underwriters selected by the Company and on the terms

[1]	Note to Draft: Deutsche Bank Securities, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC to be included on the Approved Underwriter List.

and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Holders participating in such offering and any other Holders demanding registration and the prospective underwriters.

SECTION 4. LIMITATIONS ON REGISTRATION RIGHTS

4.1 Limitations on Registration Rights. Each Holder, together with all Permitted Transferees of such Holder, shall be entitled, collectively, to continue to exercise the registration rights under Section 2 of this Agreement until such Holder (and its Permitted Transferees) no longer holds Registrable Shares representing at least $5 million (as determined with reference to the volume weighted average price for such Registrable Shares on the NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date), and each such exercise of a registration right under this Agreement shall be with respect to a minimum of $5 million (based on the anticipated aggregate gross proceeds) of the outstanding Registrable Shares of the Company (or all of the Registrable Shares of such Holder or Holders, if less than $5 million of the outstanding Registrable Shares of the Company are held by such Holder or Holders), as determined by reference to the volume weighted average price for such Registrable Shares on the NYSE (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date.

4.2 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Demand Registration Statement pursuant to Section 2.1, the withdrawal of any Demand Registration Statement pursuant to Section 2.2, the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.2, any Suspension Event pursuant to Section 5.1, or any communications between the Holders pursuant to Section 11.17; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (i) the Company shall not deliver any such notice to such Holder pursuant to Sections 2.1, 2.2, 3.1, 3.2, 5.1 or 11.17, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.2 and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

SECTION 5. SUSPENSION OF OFFERING

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or Section 3, the Company shall be entitled to postpone the effectiveness of the Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors (“Board”) reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the

Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by Law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Holder’s possession. In the event the Company provides written notice of a Suspension Event to the Holders, the Company agrees to concurrently provide a copy of such written notice to ControlRoom@tpg.com.

SECTION 6. REGISTRATION PROCEDURES

6.1 Obligations of the Company. When the Company is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall:

(i) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (C) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (A) to keep such Registration Statement effective and (B) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(iii) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv) promptly notify the Holders: (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (C) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(vi) until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (A) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (B) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii) if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (A) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix) if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than ten (10) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(x) in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such

Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its Subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(xii) cooperate with the Holders who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Shares is declared effective by the SEC, the Company shall deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Shares (with copies to the Holders whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(xiii) enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part, provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by Law. The Company shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request, provided that the Company shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross proceeds of less than $50 million; provided, further that the Company and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Shares (including any Block Trade) reasonably requested by the Holders and/or the managing underwriter without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(xiv) furnish, at the request of a Holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (B) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(xv) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Securities Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(xvi) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Shares pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (i) agrees to sell his, her or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (i) and (ii) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other person or entity that is party to such underwriting arrangements, then the Company shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy (with written confirmation to the Company of such destruction), all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5 Lockup. Subject to Section 11.16, in connection with any underwritten public offering of securities of the Company, each Holder (other than the Initial Holders) agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by the Company or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of the Company are bound by and have entered into substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such persons are released, then all Holders shall also be released to the same extent on a pro rata basis. In the event that all or any portion of the provisions of this Section 6.5 are waived with respect to any of Pace Sponsor, Pace Governance, KP or the Accel Founders, such provisions of this Section 6.5 shall also be waived with respect to all such Holders.

SECTION 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable Law, each Holder and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities Law;

(iii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of the Company (which consent shall not be unreasonably withheld or delayed); and

(iv) against any and all expense whatsoever reasonably incurred (including reasonable fees and disbursements of counsel to such Holders) in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above; provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package

(or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by Law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2 Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii) against any and all expense whatsoever reasonably incurred (including reasonable fees and disbursements of counsel) in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to the Company by such Holder expressly for use in the Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by Law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided, further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4 Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

(iii) Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act shall have the same rights to contribution as the Company.

SECTION 8. EXPENSES

8.1 Expenses. The Company will pay all Registration Expenses in connection with each registration of Registrable Shares pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel that are not Registration Expenses, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Registration Statement or otherwise.

SECTION 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Securities Exchange Act, the Company agrees to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by the Company;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements);

(iii) furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (A) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(iv) provide notice in writing to each Holder that, at such time, has one or more designees on the Board of the beginning and ending of any “blackout period” in connection with the Company’s publicly available issuances from time to time of earnings releases for fiscal quarters or fiscal years.

SECTION 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the Effective Date) constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it should such Holder or the Company be advised by its counsel that such disclosure or delivery is required by Law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

SECTION 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party or parties against whom such waiver is sought to be enforced (provided, where such waiver is sought to be enforced against parties representing a class of interests, no such waiver shall be effective unless made in a written instrument duly executed by at least 90% of the holders of such class of interests), and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) Business Days after the date of mailing to the address set forth on Schedule E attached to this Agreement or to such other address or addresses as the applicable person may hereafter designate by notice given hereunder.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by Law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by Law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with the Company prior to making any such disclosure.

11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Initial Agreement. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof, and supersedes any prior agreements or understandings concerning the subject matter hereof. From and after the Closing, the provisions of the Initial Agreement are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Shares; provided, further, that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than the other Holders has expressly consented in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Shares pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Shares, provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable Law, such provision shall be void and ineffectual. In the event that applicable Law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable Laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without application of the conflict of Laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of New York and (iv) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S.

registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.13 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v) the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(vi) the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.15 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Shares remain outstanding or issuable pursuant to outstanding Warrants.

11.16 Restriction on Transfer After Closing.

(i) Unless waived by the Accel Founders or their Permitted Transferees, Pace Sponsor, Pace Governance, KP and the Initial Holders agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of any other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (including the Warrants), in each case, prior to the expiration of the Founder Shares Lock-up Period.

(ii) Unless waived by Pace Governance or its Permitted Transferees, each Major Accel Stockholder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (including the Warrants), in each case, during the one hundred eighty (180) calendar day period after the Closing. In the event that all or any portion of the provisions of this Section 11.16(ii) are waived with respect to the Accel Founders, such provisions of this Section 11.16(ii) shall also be waived with respect to the Accel Management, the Significant Accel Stockholders and the Restricted Accel Stockholders, provided, that the terms of this Section 11.16(ii) may be waived in whole or in part with respect to the Significant Accel Stockholders and/or the Restricted Accel Stockholders in connection with an underwritten offering upon approval by the Board and Pace Governance.

(iii) For so long as this Agreement remains in effect with respect to such Holder, each Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares, and not to effect any sale or distribution of other securities of the Company or of any securities convertible into or exchangeable or exercisable for any other securities of the Company (including the Warrants), in each case, if such sale or distribution would or would reasonably be expected to constitute or result in a “change of control” or similar event, as defined under the Company’s or its subsidiaries’ loan, credit or other debt facilities in place on the Effective Date or that may be entered into from time to time, provided that any such future loan, credit or other debt facilities contain substantially similar change of control definitions as those in the loan, credit or other debt facilities in place on the Effective Date. In the event that all or any portion of the provisions of this Section 11.16(iii) are waived with respect to the Accel Founders, Pace Sponsor, Pace Governance or KP, such provisions of this Section 11.16(iii) shall also be waived with respect to all other Holders.

11.17 Notice. Each Holder agrees and acknowledges that it, he or she shall provide reasonable notice of, communicate in advance, and consult in good faith, with each other Holder and the Company with respect to:

(i) any communication with any future or potential investors in the Company;

(ii) any action required of such Holder in connection with the transactions contemplated by this Agreement; and

(iii) for a period of 24 months following the date hereof, any Transfers of Shares by such Holder, including such Holder’s proposed Transfer of Shares to any Person, notwithstanding any other provision of this Agreement to the contrary, including, without limitation, Section 2.1, Section 2.3, Section 2.5 and Section 3.1.

Other than as provided in clauses (i) to (iii) above, and subject to the other terms of this Agreement, each party hereto may purchase or otherwise acquire, or sell or otherwise dispose of Shares of the Company in its sole discretion.

11.18 No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Shares so that such Holders of such Registrable Shares shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TPG PACE HOLDINGS CORP.

By:
Name: [●]
Title: [●]

TPG PACE II SPONSOR SUCCESSOR, LLC

By:
Name: [●]
Title: [●]

TPG PACE GOVERNANCE, LLC

By:
Name: [●]
Title: [●]

KARL PETERSON

By:

[ACCEL FOUNDERS:]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[ACCEL MANAGEMENT]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[SIGNIFICANT ACCEL STOCKHOLDERS]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[REGISTRATION RIGHTS AGREEMENT]

[RESTRICTED ACCEL STOCKHOLDERS]

By:
Name:
Title: [●]

By:
Name:
Title: [●]

[INITIAL HOLDERS]:

[●]

[REGISTRATION RIGHTS AGREEMENT]

SCHEDULE A

Accel Founders

1. [●]

SCHEDULE B

Accel Management

2. [●]

SCHEDULE C

Significant Accel Stockholders

3. [●]2

[2]	Note to Draft: To include any Accel shareholder who will hold at least 1 million shares of New Parent Class A-1 Stock immediately following the Stock Purchase.

SCHEDULE D

Restricted Accel Stockholders3

[3]

Note to Draft: To include any Accel shareholder who (A) makes a written request to Parent to enter into the Registration Rights Agreement, or (B) will be subject to Section (b)(2) of Rule 144 of the Securities Act.

SCHEDULE E

COMPANY:

If to the Company:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com;
chris.machera@weil.com

TPG:

If to Pace Sponsor, Pace Governance or KP:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com;
chris.machera@weil.com

[ACCEL FOUNDERS]:

If to the [Accel Founders]:

[●]

[ACCEL MANAGEMENT]:

If to the [Accel Management]:

[●]

[SIGNIFICANT ACCEL STOCKHOLDERS]:

If to the [Significant Accel Stockholders]:

[●]

[RESTRICTED ACCEL STOCKHOLDERS]:

If to the [Restricted Accel Stockholders]:

[●]

[INITIAL HOLDERS]:

If to the [Initial Holders]:

[●]

Annex N

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 13th day of June, 2019, by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (the “Issuer”), and [●] (“Subscriber”).

WHEREAS, immediately prior to the Closing (as defined below) and subject to the conditions of the Transaction Agreement (as defined below), the Issuer intends to domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Issuer Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2018 Revision), whereupon, (i) each Existing Parent Class A Share (as defined below) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of the Issuer (“New Parent Class A-1 Stock), (ii) each Existing Parent Class F Share (as defined below) shall be converted into one share of Class F common stock, par value $0.0001 per share, of the Issuer and (iii) the Private Placement Warrants (as defined below) and Public Warrants (as defined below), in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Issuer Domestication;

WHEREAS, the Issuer, each of the persons set forth on Schedule 1 to the Transaction Agreement (collectively, the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, entered into that certain Transaction Agreement, dated as of June 13, 2019 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”) pursuant to which upon the terms and subject to the conditions set forth therein, the Issuer shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (“Accel”) held by the Sellers, following the Closing, Accel shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Issuer (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of the Issuer (the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the New Parent Class A-1 Stock, set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.22 per share, or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below); and

WHEREAS, in connection with the Transaction, certain other “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)), have entered into subscription agreements with the Issuer substantially similar to this Subscription Agreement, pursuant to which such investors have agreed to purchase on the Closing Date [●] shares of New Parent Class A-1 Stock, in the aggregate, at the Purchase Price (the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur immediately prior thereto. Not less than five (5) business days prior to the scheduled closing date of the Transaction (the “Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of such Closing Date. Subscriber shall deliver to the Issuer at least one (1) business day prior to the Closing Date, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

b. On the Closing Date, the Issuer shall deliver to Subscriber (i) the Acquired Shares in certificated or book entry form (at the Issuer’s election), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and (ii) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date. In the event the Transaction does not occur within one (1) business day of the Closing, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than two (2) business days thereafter) returned to the Issuer.

c. The Closing shall be subject to the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Issuer and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

(iii) the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition; and

(v) all conditions precedent to the closing of the Transaction, including the approval of the Issuer’s shareholders, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to satisfaction of such conditions as of the closing of the Transaction).

d. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3. Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

e. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.

f. The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 8(n) of this Subscription Agreement; (v) those required by the New York Stock Exchange (the “NYSE”), including with respect to obtaining stockholder approval, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

h. The authorized capital shares of the Issuer immediately prior to the Issuer Domestication consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share (“Existing Parent Class A Shares”); (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share (“Existing Parent Class F Shares”); and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof: (i) no

Preference Shares are issued and outstanding; (ii) 45,000,000 Existing Parent Class A Shares are issued and outstanding; (iii) 11,250,000 Existing Parent Class F Shares are issued and outstanding; (iv) 7,333,333 warrants to purchase 7,333,333 Existing Parent Class A Shares (the “Private Placement Warrants”) are outstanding; and (v) 15,000,000 warrants to purchase 15,000,000 Existing Parent Class A Shares (the “Public Warrants”) are outstanding.

i. The Issuer has not received any written communication since December 31, 2018, from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation, would not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

j. The issued and outstanding Existing Parent Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “TPGH”. Except as otherwise disclosed by the Issuer in the SEC Documents (as defined below), there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Existing Parent Class A Shares or prohibit or terminate the listing of the Existing Parent Class A Shares on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Existing Parent Class A Shares under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber.

l. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

m. The Issuer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Issuer other than the Other Subscription Agreements relating to the issuance and sale by the Issuer of New Parent Class A-1 Stock at the Purchase Price.

n. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission since its initial registration of the Existing Parent Class A Shares (the “SEC Documents”) and prior to the date of this Subscription Agreement. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transaction or any other information relating to Accel or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

o. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, charge, complaint, arbitration, labor dispute or similar proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

p. The Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate of the Issuer.

4. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber and any of its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities

Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, (“ERISA”) as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Accel and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i. Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates (the ”Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.

o. Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

5. Registration Rights.

a. The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 5.

b. The Issuer further agrees that, in the event that (i) the Registration Statement has not been declared effective by the Commission by the Effectiveness Date, (ii) after such Registration Statement is declared effective by the Commission, (A) such Registration Statement ceases for any reason (including by reason of a stop order, or the Issuer’s failure to update the Registration Statement), to remain continuously effective as to all Acquired Shares for which it is required to be effective or (B) Subscriber is not permitted to utilize the Registration Statement to resell the Acquired Shares (in each case of (A) and (B), (x) other than within the time period(s) permitted by this Subscription Agreement and (y) excluding by reason of a post-effective amendment required in connection with the Issuer’s filing of an amendment thereto (a “Special Grace Period”) (which Special Grace Period shall not be treated as a Registration Default (as defined below)), or (iii) after the date six months following the Closing Date, and only in the event the Registration Statement is not effective or available to sell all Acquired Shares, the Issuer fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which Subscribers who are not affiliates of the Issuer are unable to sell the Acquired Shares without restriction under Rule 144 (or any successor thereto) (each such event referred to in clauses (i) through (iii), a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights Subscriber may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the applicable Registration Default shall not have been cured by such date) until the applicable Registration Default is cured, the Issuer shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.5% of the aggregate Purchase Price paid by Subscriber pursuant to this Subscription Agreement for any Acquired Shares held by Subscriber on the Default Date; provided, however, that if Subscriber fails to provide the Issuer with any information requested by the Issuer that is required to be provided in such Registration Statement with respect to Subscriber as set forth herein, then, for purposes of this Section 5, the Filing Date or Effectiveness Date, as applicable, for a Registration Statement with respect to Subscriber shall be extended until two (2) business days following the date of receipt by the Issuer of such required information from Subscriber; and in no event shall the Issuer be required hereunder to pay to Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 5.0% of the aggregate Purchase Price paid by Subscriber for its Acquired Shares. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. The Issuer shall deliver the cash payment to Subscriber with respect to any Liquidated Damages by the fifth business day after the date payable. If the Issuer fails to pay said cash payment to Subscriber in full by the fifth business day after the date payable, the Issuer will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 5 in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to Subscriber with respect to any period during which all of such Subscriber’s Acquired Shares may be sold by Subscriber without volume or manner of sale restrictions under Rule 144 and the Issuer is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

c. In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Acquired Shares or (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) advise Subscriber within five (5) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Issuer;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by the Issuer have been listed; and

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144.

d. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the

Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

e. Subscriber may deliver written notice (including via email in accordance with Section 8(l)) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(e)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement.

7. Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated June 27, 2017 (the “Prospectus”), available at

www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public shareholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

8. Miscellaneous.

a. Subscriber acknowledges that the Issuer and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b. Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned.

d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e. The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

k. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

l. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: officeofgeneralcounsel@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

m. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(m).

n. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) the filing of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to Subscriber, (iii) in a press release or marketing materials of the Issuer in connection with the Transaction in a manner acceptable to Subscriber and (iv) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of the NYSE, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iv).

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

Date:                 , 2019

Signature Page to

Subscription Agreement

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date:            , 2019

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address: If there are joint investors, please check one: ☐ Joint Tenants with Rights of Survivorship ☐ Tenants-in-Common ☐ Community Property

Subscriber’s EIN: Business Address-Street: City, State, Zip: Attn: Telephone No.: Facsimile No.:	Joint Subscriber’s EIN: Mailing Address-Street (if different): City, State, Zip: Attn: Telephone No.: Facsimile No.:

Signature Page to

Subscription Agreement

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $                 .

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Number of Acquired Shares subscribed for and Aggregate Purchase Price as of                 , 2019 accepted and agreed to as of this day of                 , 2019, by:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

Signature of Subscriber:

[●]

By:
Name:
Title:

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-1

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii); or

☐	Any entity in which all of the equity owners are accredited investors.

Schedule A-2

Annex O

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 13th day of June, 2019, by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (the “Issuer”), and [●] (“Subscriber”).

WHEREAS, immediately prior to the Closing (as defined below) and subject to the conditions of the Transaction Agreement (as defined below), the Issuer intends to domesticate (or transfer by way of continuation as a matter of Cayman Islands law) as a Delaware corporation (the “Issuer Domestication”) in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Law (2018 Revision), whereupon, (i) each Existing Parent Class A Share (as defined below) shall be converted into one share of Class A-1 common stock, par value $0.0001 per share, of the Issuer (“New Parent Class A-1 Stock), (ii) each Existing Parent Class F Share (as defined below) shall be converted into one share of Class F common stock, par value $0.0001 per share, of the Issuer and (iii) the Private Placement Warrants (as defined below) and Public Warrants (as defined below), in each case, shall entitle the holder to acquire a corresponding number of shares of New Parent Class A-1 Stock on the same terms as in effect immediately prior to the effective time of the Issuer Domestication;

WHEREAS, the Issuer, each of the persons set forth on Schedule 1 to the Transaction Agreement (collectively, the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, entered into that certain Transaction Agreement, dated as of June 13, 2019 (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”) pursuant to which upon the terms and subject to the conditions set forth therein, the Issuer shall acquire, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel Entertainment, Inc., an Illinois corporation (“Accel”) held by the Sellers, following the Closing, Accel shall merge with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Issuer (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of the Issuer (the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of the New Parent Class A-1 Stock, set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.22 per share, or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below); and

WHEREAS, in connection with the Transaction, certain other “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)), have entered into subscription agreements with the Issuer substantially similar to this Subscription Agreement, pursuant to which such investors have agreed to purchase on the Closing Date [●] shares of New Parent Class A-1 Stock, in the aggregate, at the Purchase Price (the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur immediately prior thereto. Not less than five (5) business days prior to the scheduled closing date of the Transaction (the “Closing Date”), the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of such Closing Date. Subscriber shall deliver to the Issuer at least one (1) business day prior to the Closing Date, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

b. On the Closing Date, the Issuer shall deliver to Subscriber (i) the Acquired Shares in certificated or book entry form (at the Issuer’s election), free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable and (ii) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date. In the event the Transaction does not occur within one (1) business day of the Closing, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than two (2) business days thereafter) returned to the Issuer.

c. The Closing shall be subject to the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all representations and warranties of the Issuer and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Issuer and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

(iii) the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition; and

(v) all conditions precedent to the closing of the Transaction, including the approval of the Issuer’s shareholders, shall have been satisfied or waived (other than those conditions that may only be satisfied at the closing of the Transaction, but subject to satisfaction of such conditions as of the closing of the Transaction).

d. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3. Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

e. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date.

f. The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 8(n) of this Subscription Agreement; (v) those required by the New York Stock Exchange (the “NYSE”), including with respect to obtaining stockholder approval, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

h. The authorized capital shares of the Issuer immediately prior to the Issuer Domestication consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share (“Existing Parent Class A Shares”); (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share (“Existing Parent Class F Shares”); and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof: (i) no

Preference Shares are issued and outstanding; (ii) 45,000,000 Existing Parent Class A Shares are issued and outstanding; (iii) 11,250,000 Existing Parent Class F Shares are issued and outstanding; (iv) 7,333,333 warrants to purchase 7,333,333 Existing Parent Class A Shares (the “Private Placement Warrants”) are outstanding; and (v) 15,000,000 warrants to purchase 15,000,000 Existing Parent Class A Shares (the “Public Warrants”) are outstanding.

i. The Issuer has not received any written communication since December 31, 2018, from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

j. The issued and outstanding Existing Parent Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “TPGH”. Except as otherwise disclosed by the Issuer in the SEC Documents (as defined below), there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Existing Parent Class A Shares or prohibit or terminate the listing of the Existing Parent Class A Shares on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Existing Parent Class A Shares under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber.

l. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

m. The Issuer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Issuer other than the Other Subscription Agreements relating to the issuance and sale by the Issuer of New Parent Class A-1 Stock at the Purchase Price.

n. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission since its initial registration of the Existing Parent Class A Shares (the “SEC Documents”) and prior to the date of this Subscription Agreement. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the proxy statement to be filed by the Issuer with respect to the Transaction or any other information relating to Accel or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

o. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, charge, complaint, arbitration, labor dispute or similar proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

p. The Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any shareholder or affiliate of the Issuer.

4. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of Subscriber and any of its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates or book-entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities

Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

g. Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, (“ERISA”) as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

h. In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, Accel and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i. Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m. Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National

as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates (the ”Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares.

o. Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

5. Registration Rights.

a. The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 5.

b. In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Acquired Shares or (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three years from the Effective Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period.”

(ii) advise Subscriber within five (5) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Issuer;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Existing Parent Class A Shares issued by the Issuer have been listed; and

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144.

c. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

d. Subscriber may deliver written notice (including via email in accordance with Section 8(l)) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(d)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement.

7. Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated June 27, 2017 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public shareholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

8. Miscellaneous.

a. Subscriber acknowledges that the Issuer and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b. Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c. Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement; provided, that, such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall update Schedule B to provide the information required therein.

d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e. The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

k. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

l. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: officeofgeneralcounsel@tpg.com

with a required copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Douglas Warner; Christopher Machera

Email: doug.warner@weil.com; chris.machera@weil.com

m. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED

STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(m).

n. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) the filing of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to Subscriber, (iii) in a press release or marketing materials of the Issuer in connection with the Transaction in a manner acceptable to Subscriber and (iv) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of the NYSE, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iv).

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

Date:                , 2019

Signature Page to

Subscription Agreement

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

[●]

By:	By:
Name:	Name:
Title:	Title:

Date: , 2019

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please Print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN: _______________	Joint Subscriber’s EIN:________________

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Signature Page to

Subscription Agreement

Aggregate Number of Acquired Shares subscribed for:

[●]

Aggregate Purchase Price: $[●].

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Number of Acquired Shares subscribed for and Aggregate Purchase Price as of                 , 2019, accepted and agreed to as of this        day of                 , 2019, by:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

Signature of Subscriber:

[●]

By:
Name:
Title:

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We/I are/am an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We/I are/am not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:

is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-1

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii); or

☐	Any entity in which all of the equity owners are accredited investors.

Schedule A-2

SCHEDULE B

SCHEDULE OF TRANSFERS

Subscriber’s Subscription was in the amount of [●] shares of New Parent Class A-1 Stock. The following transfers of a portion of the Subscription have been made:

Date of Transfer or Reduction	Transferee	Number of Transferee Acquired Shares Transferred or Reduced	Subscriber Revised Subscription Amount

Schedule B as of                 , 20        , accepted and agreed to as of this              day of                 , 20         by:

TPG PACE HOLDINGS CORP.

By:
Name:
Title:

Signature of Subscriber:

[●]

By:
Name:
Title:

Schedule B-1

Annex P

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 13, 2019, by and among TPG Pace Holdings Corp., a Cayman Islands exempted company (“Parent”) and Accel Entertainment, Inc., an Illinois corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, each of the Persons set forth on Schedule 1 to the Transaction Agreement (each a “Seller”, and collectively the “Sellers”), and each of David Ruttenberg and Gordon Rubenstein, each in their capacity as a Shareholder Representative, are entering into a Transaction Agreement substantially in the form attached hereto as Exhibit A (as the same may be amended from time to time, the “Transaction Agreement”) pursuant to which, among other things, Parent shall acquire, directly or indirectly, all of the issued and outstanding Company Stock of the Company held by the Sellers (the “Stock Purchase”), and following the Closing, the Company shall merge with and into New Pace LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“NewCo”), with NewCo surviving such merger (the “Merger”) (NewCo, in its capacity as surviving company of the Merger, is sometimes referred to as the “Surviving NewCo”), as a result of which, Surviving NewCo will become a direct wholly-owned subsidiary of Parent.

B. The Sellers are holders of Company Stock and, pursuant to the Transaction Agreement and by virtue of the transactions contemplated by the Transaction Agreement, each Seller will directly or indirectly receive substantial payment and other valuable consideration from Parent in exchange for Company Stock as specified in the Transaction Agreement, and the Company desires to assist the Sellers to consummate the transactions contemplated by the Transaction Agreement and realize such valuable consideration by entering into this Agreement.

C. Each of Parent and the Company has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Support. The Company shall use its commercially reasonable efforts to assist the Sellers in their compliance with the covenants as set forth in Articles I, II, IV and V of the Transaction Agreement.

2. Expense Reimbursement.

2.1 Agreement to Pay Parent Expense Reimbursement. Notwithstanding Section 7.3(a) of the Transaction Agreement, in the event that (a) there is a valid termination of the Transaction Agreement by Parent pursuant to Section 7.1(b)(iii) of the Transaction Agreement, or (b) there is a valid termination of the Transaction Agreement by the Shareholder Representatives pursuant to Section 7.1(b)(ii) of the Transaction Agreement and Parent may have validly terminated the Transaction Agreement pursuant to Section 7.1(b)(iii) of the Transaction Agreement, the Company shall pay to Parent an expense reimbursement fee equal to one hundred percent (100%) of the Parent Transaction Expenses documented and actually incurred by Parent and its Affiliates up to a maximum amount of $1,000,000 (the “Parent Expense Reimbursement”).

2.2 Agreement to Pay Company Expense Reimbursement. Notwithstanding Section 7.3(a) of the Transaction Agreement, in the event that there is a valid termination of the Transaction Agreement either (x) by

(i) the Shareholder Representatives pursuant to Section 7.1(b)(iii) of the Transaction Agreement, or (ii) either the Shareholder Representatives or Parent for any reason and the Shareholder Representatives may have validly terminated this Agreement pursuant to Section 7.1(b)(iii) of the Transaction Agreement then Parent shall pay an expense reimbursement equal to one hundred percent (100%) of the Company Transaction Expenses documented and actually incurred by the Company, its Subsidiaries and their respective Affiliates up to a maximum amount of $1,000,000, or (y) by (i) the Shareholder Representatives pursuant to Section 7.1(c) of the Transaction Agreement, or (ii) either the Shareholder Representatives or Parent for any reason and the Shareholder Representatives may have validly terminated this Agreement pursuant to Section 7.1(c) of the Transaction Agreement, then Parent shall pay an expense reimbursement equal to one hundred percent (100%) of the Company Transaction Expenses documented and actually incurred by the Company, its Subsidiaries and their respective Affiliates up to a maximum amount of $3,000,000 (such payment pursuant to either clause (x) or (y), the “Company Expense Reimbursement” and each of the Company Expense Reimbursement and the Parent Expense Reimbursement, an “Expense Reimbursement”); provided, that Parent shall not be required to pay the Company Expense Reimbursement pursuant to clause (y) of this Section 2.2 if the Company has failed to use its reasonable best efforts to (i) cause the Company’s audit which is being undertaken in connection with the filing of the S-4 Registration Statement / Proxy Statement to be completed as soon as possible, or (ii) assist Parent in the preparation and filing of the S-4 Registration Statement / Proxy Statement.

2.3 Terms of Payment of Expense Reimbursement. The applicable Expense Reimbursement shall be paid within ten (10) Business Days after the party required to pay such Expense Reimbursement receives the documented Company Transaction Expenses or Parent Transaction Expenses, as applicable, by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such Expense Reimbursement. Notwithstanding anything to the contrary in the Transaction Agreement (other than Section 5.6(f) thereof), the parties expressly acknowledge and agree that, with respect to any termination of the Transaction Agreement in circumstances where an Expense Reimbursement is payable, the payment of the Expense Reimbursement shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the recipient(s) of the Expense Reimbursement would otherwise be entitled to assert against the liable party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to the Transaction Agreement and the transactions contemplated thereby and shall constitute the sole and exclusive remedy available to such parties. Except for nonpayment of the Expense Reimbursement (and as set forth in Section 5.6(f) of the Transaction Agreement), the parties hereby agree that, upon termination of the Transaction Agreement in circumstances where the Expense Reimbursement is payable, in no event shall the other parties (a) seek to obtain any recovery or judgment against the party liable for the Expense Reimbursement or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders or (b) be entitled to seek or obtain any other damages of any kind, including consequential, indirect or punitive damages; provided, that, the foregoing shall not (i) relieve any party from liability for Actual Fraud prior to termination of the Transaction Agreement or (ii) limit the right of any party to seek specific performance or other injunctive relief in lieu of terminating the Transaction Agreement.

3. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect upon (i) the mutual agreement of the parties hereto, or (ii) the termination of the Transaction Agreement in accordance with its terms. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any deliberate breach of this Agreement prior to its termination.

4. Litigation. Subject to the following sentence, each party hereto shall notify the other party hereto of the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the Transaction Agreement or the transactions contemplated hereby or thereby, and shall keep the other party hereto apprised of any developments with respect to such defense, settlement or prosecution, on a reasonably frequent basis and at such party’s sole cost and expense. Further, to the extent that the Company becomes aware of any Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the Transaction Agreement or the transactions contemplated by this Agreement or the Transaction Agreement, the Company shall promptly advise Parent orally and in writing of such Action and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation, and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

5. Miscellaneous.

5.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

5.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 5.2 shall be void.

5.3 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the parties.

5.4 Specific Performance; Injunctive Relief. The parties acknowledge that the rights of each party set forth herein are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

5.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to

c/o TPG Pace Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: General Counsel

Email: OfficeofGeneralCounsel@tpg.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153-6064

Attention:	Douglas Warner;
Christopher Machera
Email:	doug.warner@weil.com;
chris.machera@weil.com

(b)	if to the Company, to

Accel Entertainment, Inc.

140 Tower Drive

Burr Ridge, IL 60527

Attention:	Derek Harmer, General Counsel
Email:	DerekH@accelentertainment.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:	Mark Stevens;
Ken Myers;
Scott Behar
Email:	mstevens@fenwick.com;
kmyers@fenwick.com;
sbehar@fenwick.com

with a copy to (which shall not constitute notice):

Much Shelist, P.C.

191 North Wacker Drive, Suite 1800

Chicago, IL 60606

Attention:	Jeffrey C. Rubenstein
Michael B. Shaw
Email:	jrubenstein@muchlaw.com
mshaw@muchlaw.com

5.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

5.7 Consent to Jurisdiction and Service of Process. Each party hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Action shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period an Action that is filed in accordance with this Section 5.7 is pending before a court, all actions, suits or proceedings with respect to such Action or any other Action, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Action, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 5.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH ACTION IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH ACTION A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

5.8 No Third Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is exclusively for the benefit of Parent, and its respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

5.9 Entire Agreement. This Agreement (including Exhibit A attached hereto (which are deemed for all purposes to be part of this Agreement)) and the Transaction Agreement and the other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including Exhibit A attached hereto) or the Transaction Agreement.

5.10 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing, and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

5.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

5.12 Headings. The Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

5.13 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and (v) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

5.14 This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

5.15 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.

5.16 Expenses. Except as set forth in the Transaction Agreement and in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PARENT:

TPG PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title: Chief Executive Officer and President

[Signature Page to Support Agreement]

COMPANY:

ACCEL ENTERTAINMENT, INC.

By:	/s/ Andrew Rubenstein
Name:	Andrew Rubenstein
Title:

[Signature Page to Support Agreement]

Exhibit A

Transaction Agreement

See attached.

PART II INFORMATION OF REGISTRATION STATEMENT

Item 20. Indemnification of Officers and Directors

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant’s Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the accompanying Exhibit Index for the list of Exhibits beginning on page II-4 of this registration statement, which list of Exhibits is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchasers:

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on

Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1**	Transaction Agreement, dated as of June 13, 2019, by and among TPG Pace Holdings Corp., the Sellers, David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) as Shareholder Representatives (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2**	Form of Amendment No. 1 to Transaction Agreement, dated as of July 22, 2019, by and among TPG Pace Holdings Corp., the Sellers, David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) as Shareholder Representatives (included as Annex A-1 to the proxy statement/prospectus forming a part of this Registration Statement).

2.3*	Form of Amendment No. 2 to Transaction Agreement, dated as of October 3, 2019, by and among TPG Pace Holdings Corp., the Sellers, David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) as Shareholder Representatives (included as Annex A-2 to the proxy statement/prospectus forming a part of this Registration Statement).

3.1*	Proposed Delaware Certificate of Incorporation of TPG Pace Holdings Corp. (included as Annex B to the proxy statement/prospectus forming a part of this Registration Statement).

3.2*	Proposed Amended and Restated Certificate of Incorporation of TPG Pace Holdings Corp. (included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement).

3.3*	Proposed Amended and Restated Bylaws of TPG Pace Holdings Corp. (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement)

5.1†	Form of Opinion of Weil, Gotshal & Manges LLP regarding legality of securities being registered.

8.1*	Form of Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. tax matters.

8.2*	Form of Opinion of Maples and Calder regarding certain Cayman Islands tax matters.

10.1**	Pace Sponsor Support Agreement, dated as of June 13, 2019, by and among Pace Sponsor, Pace and the Shareholder Representative (included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement).

10.2**	Amendment No. 1 to Pace Sponsor Support Agreement, dated as of July 22, 2019, by and among Pace Sponsor, Pace and the Shareholder Representative (included as Annex E-1 to the proxy statement/prospectus forming a part of this Registration Statement).

10.3*	Form of Restricted Stock Agreement (included as Annex F to the proxy statement/prospectus forming a part of this Registration Statement).

10.4**	Waiver Agreement (included as Annex G to the proxy statement/prospectus forming a part of this Registration Statement).

10.5**	Form of Director Letter Agreements (included as Annex H to the proxy statement/prospectus forming a part of this Registration Statement).

10.6*	Form of New Pace Warrant Agreement (included as Annex I to the proxy statement/prospectus forming a part of this Registration Statement).

10.7*	Form of New Continental Warrant Agreement (included as Annex J to the proxy statement/prospectus forming a part of this Registration Statement).

10.8**	Key Holder Support Agreement (included as Annex K to the proxy statement/prospectus forming a part of this Registration Statement).

10.9**	Holder Support Agreement (included as Annex L to the proxy statement/prospectus forming a part of this Registration Statement).

Exhibit No.	Description

10.10*	Form of Registration Rights Agreement (included as Annex M to the proxy statement/prospectus forming a part of this Registration Statement).

10.11**	Form of Subscription Agreement with General Investors (included as Annex N to the proxy statement/prospectus forming a part of this Registration Statement).

10.12**	Form of Subscription Agreement with Pace Affiliate (included as Annex O to the proxy statement/prospectus forming a part of this Registration Statement).

10.13**	Form of Support Agreement (included as Annex P to the proxy statement/prospectus forming a part of this Registration Statement).

10.14*	Third Amended and Restated Loan and Security Agreement, dated as of April 10, 2018, among, inter alios, Accel Entertainment Gaming, LLC, as borrower, the financial institutions party thereto as lenders and CIBC Bank USA, as administrative agent.

10.15*	First Amendment to Third Amended and Restated Loan and Security Agreement, dated as of August 22, 2019, among Accel Entertainment Gaming, LLC, Accel, and the lenders party thereto.

10.16*	Employment Agreement by and between Accel Entertainment Gaming, LLC and Andrew Rubenstein, dated as of January 28, 2013, as amended by First Amendment to Employment Agreement, dated December 13, 2016, and Second Amendment to Employment Agreement, dated as of January 31, 2019.

10.17*	Employment Agreement by and between Accel Entertainment Gaming, LLC and Brian Carroll, dated as of March 18, 2014, as amended by First Amendment to Employment Agreement, dated November 9, 2017, and Second Amendment to Employment Agreement, dated as of July 9, 2018.

10.18*	Employment Agreement by and between Accel Entertainment Gaming, LLC and Derek Harmer, dated as of July 9, 2012, as amended by First Amendment to Employment Agreement, dated November 8, 2017, and Second Amendment to Employment Agreement, dated as of July 9, 2018.

23.1*	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1 of this Registration Statement).

23.2*	Consent of Maples and Calder (included in Exhibit 8.2 of this Registration Statement).

23.3*	Consent of KPMG LLP, independent registered accounting firm for TPG Pace Holdings Corp.

23.4*	Consent of KPMG LLP, independent registered accounting firm for Accel Entertainment, Inc.

23.5*	Consent of RSM US LLP, independent registered accounting firm for Grand River Jackpot, LLC.

24.1**	Power of Attorney (included on the signature page to this Registration Statement)

99.1*	Form of Proxy Card for Extraordinary General Meeting

99.2*	Consent of Andrew Rubenstein, as designee to TPG Pace Holdings Corp. board of directors.

99.3*	Consent of Karl Peterson, as designee to TPG Pace Holdings Corp. board of directors.

99.4*	Consent of Gordon Rubenstein, as designee to TPG Pace Holdings Corp. board of directors

99.5*	Consent of Kathleen Philips, as designee to TPG Pace Holdings Corp. board of directors.

99.6*	Consent of David W. Ruttenberg, as designee to TPG Pace Holdings Corp. board of directors.

99.7*	Consent of Eden Godsoe, as designee to TPG Pace Holdings Corp. board of directors.

99.8†	Consent of [●], as designee to TPG Pace Holdings Corp. board of directors.

*	Filed herewith
**	Previously filed
†	To be filed upon amendment

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 7, 2019.

TPG Pace Holdings Corp.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following person in the capacities and on the dates indicated:

	Signature	Title	Date

	/s/ Karl Peterson Karl Peterson	President and Chief Executive Officer, Director (Principal Executive Officer)	October 7, 2019

	* Martin Davidson	Chief Financial Officer (Principal Financial and Accounting Officer)	October 7, 2019

	/s/ Eduardo Tamraz Eduardo Tamraz	Executive Vice President of Corporate Development, Secretary	October 7, 2019

	* David Bonderman	Chairman	October 7, 2019

	* Chad Leat	Director	October 7, 2019

	* Kathleen Philips	Director	October 7, 2019

	* Robert Suss	Director	October 7, 2019

	* Paul Walsh	Director	October 7, 2019

	* Kneeland Youngblood	Director	October 7, 2019

*By:	/s/ Eduardo Tamraz
Name: Eduardo Tamraz Title: Attorney-in-Fact

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, TPG Pace Holdings Corp. has duly caused this Amendment No. 1 to the Registration Statement to be signed by the following duly authorized representative in the United States on October 7, 2019:

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Chief Executive Officer